As filed with the Securities and Exchange Commission on February 2, 2024

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________

GOLDEN ARROW MERGER CORP.

(Exact name of registrant as specified in its charter)

_____________________

Delaware	6770	85-3115899
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10 E. 53rd Street, 13th Floor
New York, NY 10022
Telephone: (212) 430-2214
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________

Timothy Babich
Chief Executive Officer and Chief Financial Officer
Golden Arrow Merger Corp.
10 E. 53rd Street, 13th Floor
New York, NY 10022
Telephone: (212) 430-2214
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________

Copies to:

Alan I. Annex, Esq. Jason T. Simon, Esq. Greenberg Traurig, LLP 1750 Tysons Boulevard Suite 1000 McLean, VA 22102 Tel: (703) 749-1300	Jim Morrone, Esq. Haim Zaltzman, Esq. Drew Capurro, Esq. Nima Movahedi, Esq. Latham & Watkins LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111 Tel: (415) 391-0600

_____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

____________

*    Upon the closing of the business combination referred to in the proxy statement/prospectus within this registration statement, the name of the registrant is expected to change to Bolt Projects Holdings, Inc.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2024

PROXY STATEMENT FOR THE SPECIAL MEETING OF
GOLDEN ARROW MERGER CORP.

PROSPECTUS FOR
UP TO 25,895,674 SHARES OF COMMON STOCK
OF
GOLDEN ARROW MERGER CORP.

(WHICH WILL BE RENAMED BOLT PROJECTS HOLDINGS, INC.)

Dear Golden Arrow Merger Corp. Stockholders:

On October 4, 2023, Golden Arrow Merger Corp., a Delaware corporation (“GAMC”) entered into a Business Combination Agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”) with Beam Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of GAMC (“Merger Sub”) and Bolt Threads, Inc., a Delaware corporation (“Bolt Threads”). If the Business Combination Agreement and the transactions contemplated thereby are adopted and approved by Bolt Threads’ stockholders and GAMC’s stockholders and upon satisfaction or waiver of certain other customary conditions, the parties will consummate a business combination transaction pursuant to which Merger Sub will merge with and into Bolt Threads, with Bolt Threads surviving the merger as a wholly-owned subsidiary of GAMC (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination” and the closing of the Business Combination, the “Closing”). In connection with the Closing, GAMC will be renamed “Bolt Projects Holdings, Inc.” (GAMC immediately upon the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement is referred to herein as the “Post-Combination Company.”)

The aggregate equity consideration to be paid to Bolt Threads’ security holders in the Business Combination will be equal to the quotient of (i) $250,000,000 (the “Equity Value”) divided by (ii) $10.00. Immediately prior to the Closing, (i) all of the outstanding principal and accrued interest under the Company Convertible Notes (as defined in the Business Combination Agreement) will be converted into shares of Bolt Threads common stock and (ii) all of the shares of Bolt Threads preferred stock will be converted into shares of Bolt Threads common stock. At the Closing, each share of Bolt Threads common stock that is issued and outstanding immediately prior to the Effective Time of the Merger and following the conversion of the Company Convertible Notes and Bolt Threads preferred stock (other than Dissenting Shares, Treasury Shares and shares of Bolt Threads capital stock subject to Company Share Awards, each as defined in the Business Combination Agreement) will be cancelled and converted into the right to receive a number of shares of the Post-Combination Company’s common stock equal to an exchange ratio determined by dividing the number of shares of common stock of the Post-Combination Company, par value $0.0001 per share (the “Post-Combination Company Common Stock”), constituting the Aggregate Transaction Consideration, by the Aggregate Fully Diluted Company Common Stock (as defined in the Business Combination Agreement) (the “Exchange Ratio”).

At the Closing, each option to purchase Bolt Threads common stock, whether or not exercisable and whether or not vested, will automatically be converted into an option to purchase a number of shares of the Post-Combination Company Common Stock in the manner set forth in the Business Combination Agreement.

At the Closing, each award of restricted stock units relating to a share of Bolt Threads Common Stock granted under Bolt Threads’ existing equity plans will automatically be converted into an award of restricted stock units covering the number of shares of the Post-Combination Company Common Stock in the manner set forth in the Business Combination Agreement.

At the Closing, unless otherwise exercised into Bolt Threads capital stock prior to the Effective Time of the Merger, each warrant to purchase Bolt Threads preferred stock issued and outstanding immediately prior to the Closing will, by virtue of the Merger and upon the terms and subject to the conditions set forth in the Business

Combination Agreement, be assumed by GAMC, and will automatically be converted into a warrant to purchase shares of Post-Combination Company Common Stock in the manner set forth in the Business Combination Agreement.

At the Closing, each share of Class B common stock of GAMC, par value $0.0001 per share (“GAMC Class B Common Stock”), that is issued and outstanding immediately prior to the Effective Time of the Merger will automatically be converted into and exchanged for a number of validly issued, fully paid and nonassessable shares of Class A common stock of GAMC, par value $0.0001 per share (“GAMC Class A Common Stock”), equal to the Class B Conversion Ratio (as defined in the Business Combination Agreement), and each share of GAMC Class A Common Stock will be reclassified into a share of Post-Combination Company Common Stock.

GAMC has also entered into subscription agreements, pursuant to which certain investors have agreed to purchase at Closing an aggregate of 2,787,457 shares of GAMC Class A Common Stock (the “PIPE Shares”), for a price of $10.00 per share for an aggregate purchase price of $27,874,570 (the “PIPE Transaction”). The Sponsor has agreed to purchase 800,000 of the PIPE Shares at a purchase price of $10.00 per share for an aggregate purchase price of $8,000,000. However, the number of subscribed shares to be purchased thereunder by the Sponsor will be reduced by the number of shares of GAMC Class A Common Stock that have not been elected for redemption as of the expiration of the redemption period related to the Closing and that are held by certain individuals mutually agreed upon by GAMC and Bolt Threads at any time from the date of the execution of the agreement up to immediately prior to the expiration of such redemption period.

It is anticipated that, following the Business Combination and as described further in this proxy statement/prospectus, Bolt Threads’ existing securityholders, GAMC’s public stockholders (“Public Stockholders”), GAMC’s Sponsor and holders of shares of GAMC Class B Common Stock (and any shares of GAMC Class A Common Stock issued upon the conversion thereof), issued prior to GAMC’s initial public offering (the “Initial Stockholders”), will own approximately 73.0%, 0% and 23.3%, respectively, of the issued and outstanding Post-Combination Company Common Stock if all outstanding public shares of GAMC are redeemed in connection with the Business Combination and 71.8%, 1.7% and 22.9%, respectively, of the issued and outstanding Post-Combination Company Common Stock if none of the outstanding public shares of GAMC are redeemed in connection with the Business Combination. An aggregate of 28,172,063 public shares of GAMC were previously redeemed in March 2023 and December 2023, respectively, in connection with votes by GAMC’s stockholders to extend the deadline by which GAMC must consummate an initial business combination.

GAMC is holding a special meeting in order to obtain the stockholder approvals necessary to complete the Business Combination. At the GAMC special meeting of stockholders, which will be held in a virtual format on [•], 2024, at [•], Eastern time, unless postponed or adjourned to a later date, GAMC will ask its stockholders to adopt the Business Combination Agreement, thereby approving the Business Combination and approve the other proposals described in this proxy statement/prospectus.

As described in this proxy statement/prospectus, certain stockholders of Bolt Threads are parties to a stockholder support agreement with GAMC whereby such stockholders agreed to vote to adopt and approve, upon the registration statement on Form S-4 being declared effective, the Business Combination Agreement and all other documents and transactions contemplated thereby and to subject their shares to certain transfer restrictions.

After careful consideration, the GAMC board of directors has unanimously approved the Business Combination Agreement, the Business Combination and the other proposals described in this proxy statement/prospectus, and has determined that it is advisable to consummate the Business Combination. The board of directors of GAMC recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus.

More information about GAMC, Bolt Threads and the Business Combination is contained in this proxy statement/prospectus. GAMC and Bolt Threads urge you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 34 OF THIS PROXY STATEMENT/PROSPECTUS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

__________, 2024	Jacob Doft Chairman of the Board of Directors

This proxy statement/prospectus is dated __________, 2024 and is first being mailed to the stockholders of GAMC on or about that date.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

GOLDEN ARROW MERGER CORP.

10 E. 53rd Street, 13th Floor
New York, NY 10022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON __________, 2024

To the Stockholders of Golden Arrow Merger Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”) of Golden Arrow Merger Corp., a Delaware corporation (“GAMC,” “we,” “our” or “us”), which will be held in virtual format on __________, 2024, at __________, Eastern time. The special meeting can be accessed by visiting [https://            ], where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the special meeting by dialing [•] (toll-free within the U.S. and Canada) or [•] (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [•], but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the special meeting by means of remote communication.

You are cordially invited to attend the special meeting, which will be held for the following purposes:

(1)    Proposal No. 1 — The “Business Combination Proposal” — to consider and vote on a proposal to approve and adopt the Business Combination Agreement, dated as of October 4, 2023 (as it may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among GAMC, Bolt Threads, Inc. (“Bolt Threads”) and Beam Merger Sub, Inc. (“Merger Sub”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Bolt Threads, with Bolt Threads surviving the merger and becoming a wholly-owned direct subsidiary of GAMC (collectively with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”);

(2)    Proposal No. 2 — The “Charter Amendment Proposal” — to consider and vote on a proposal to adopt the proposed second amended and restated certificate of incorporation of GAMC attached as Annex B to the proxy statement/prospectus (the “Charter Amendment Proposal”);

(3)    Proposal Nos. 3A-3G — The “Governance Proposals” — to consider and vote on, on a non-binding advisory basis, seven separate governance proposals relating to the following material differences between GAMC’s current amended and restated certificate of incorporation and the proposed second amended and restated certificate of incorporation (collectively, the “Governance Proposals”):

(a)     change the name of GAMC to “Bolt Projects Holdings, Inc.” from the current name of “Golden Arrow Merger Corp.” (Proposal No. 3A);

(b)    increase the number of shares of (i) common stock GAMC is authorized to issue from 220,000,000 shares to 500,000,000 shares and (ii) preferred stock GAMC is authorized to issue from 1,000,000 shares to 50,000,000 shares (Proposal No. 3B);

(c)     increase the required voting thresholds to approve amendments to the bylaws and to certain provisions of the proposed amended and restated certificate of incorporation of (Proposal No. 3C);

(d)    require a supermajority vote for the removal of directors for cause (Proposal No. 3D);

(e)     remove the provision renouncing the corporate opportunity doctrine (Proposal No. 3E);

(f)     eliminate the rights and privileges of GAMC Class B common stock and to redesignate GAMC Class A common stock and GAMC Class B common stock as common stock (after giving effect to the conversion of each outstanding share of GAMC Class B common stock immediately prior to the Closing into one share of GAMC Class A common stock) (Proposal No. 3F); and

(g)    eliminate certain provisions related to related to GAMC’s status as a special purpose acquisition company that will no longer be relevant following the closing of the Business Combination (the “Closing”) (Proposal No. 3G).

(4)    Proposal No. 4 — The “Election of Directors Proposal” — to consider and vote on a proposal to elect, effective at Closing, seven directors to serve staggered terms on the board of directors until the first, second and third annual meetings of stockholders after the Closing of the Business Combination, respectively, and until their respective successors are duly elected and qualified;

(5)    Proposal No. 5 — The “Incentive Plan Proposal” — to consider and vote on a proposal to approve and adopt the incentive plan established to be effective after the Closing of the Business Combination;

(6)    Proposal No. 6 — The “ESPP Proposal” — to consider and vote on a proposal to approve and adopt the employee stock purchase plan established to be effective after the Closing of the Business Combination;

(7)    Proposal No. 7 — The “Nasdaq Proposal” — to consider and vote on a proposal to issue GAMC Class A common stock to the Bolt Threads stockholders in the Business Combination and to the PIPE Subscribers and as described herein; and

(8)    Proposal No. 8 — The “Adjournment Proposal” — to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC at (800) 662-5200; banks and brokers can call collect at (203) 658-9400.

All GAMC stockholders are cordially invited to attend the special meeting in virtual format. GAMC stockholders may attend, vote and examine the list of GAMC stockholders entitled to vote at the special meeting by visiting [https://            ] and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. The special meeting will be held in virtual meeting format only. You will not be able to attend the special meeting physically. To ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,

__________, 2024	Jacob Doft Chairman of the Board of Directors

If you return your signed proxy without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

All holders (the “Public Stockholders”) of shares of GAMC Class A common stock issued in GAMC’s initial public offering (the “Public Shares”) have the right to have their Public Shares redeemed for cash in connection with the proposed Business Combination. Public Stockholders are not required to affirmatively vote for or against the Business Combination Proposal, to vote on the Business Combination Proposal at all, or to be holders of record on the record date in order to have their shares redeemed for cash. This means that any Public Stockholder holding Public Shares may exercise redemption rights regardless of whether they are even entitled to vote on the Business Combination Proposal.

To exercise redemption rights, holders must tender their stock to Continental Stock Transfer & Trust Company, GAMC’s transfer agent, no later than two (2) business days prior to the originally scheduled date of the special meeting. You may tender your stock by either delivering your stock certificate to the transfer agent or by delivering your shares electronically using the Depository Trust Company’s Deposit Withdrawal at Custodian System. If the Business Combination is not completed, then these shares will not be redeemed for cash, though such shares may still be redeemed in the event of an alternative business combination or GAMC’s liquidation. If you hold the shares in street name, you will need to instruct your bank or broker to withdraw the shares from your account in order to exercise your redemption rights. See “Special Meeting of GAMC Stockholders — Redemption Rights” for more specific instructions.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC, by GAMC (File No. 333-[•]) (the “Registration Statement”), constitutes a prospectus of GAMC under Section 5 of the Securities Act, with respect to the securities to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting in lieu of the 2024 annual meeting of GAMC stockholders at which GAMC stockholders will be asked to consider and vote on a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

MARKET, INDUSTRY AND OTHER DATA

This proxy statement/prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms or other independent sources and our own estimates based on our management’s knowledge of and experience in the market sectors in which we compete.

Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. GAMC does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

FREQUENTLY USED TERMS

In this document:

“2024 Incentive Plan” means the Bolt Project Holdings, Inc. 2024 Incentive Award Plan, attached to this proxy statement prospectus as Annex H and described in “Proposal No. 5 — The Incentive Plan Proposal.”

“Aggregate Transaction Consideration” means the aggregate transaction consideration to be paid to Bolt Threads’ stockholders, option holders, holders of Bolt Threads RSUs and warrant holders in the Business Combination.

“ASC” means Accounting Standards Codification.

“ASU” means Accounting Standards Update.

“Bolt Threads” means Bolt Threads, Inc., a Delaware corporation.

“Bolt Threads Board of Directors” means the board of directors of Bolt Threads.

“Bolt Threads Capital Stock” means Bolt Threads’ Common Stock and Bolt Threads’ Preferred Stock.

“Bolt Threads Common Stock” means Bolt Threads’ common stock, par value $0.0001 per share.

“Bolt Threads Founders” means, collectively, Daniel Widmaier and David Breslauer.

“Bolt Threads Options” means all outstanding options to purchase shares of Bolt Threads Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Bolt Threads stock incentive plans or otherwise.

“Bolt Threads Preferred Stock” means the outstanding shares of Bolt Threads’ preferred stock, consisting of Bolt Threads Series A Preferred Stock, Bolt Threads Series B Preferred Stock, Bolt Threads Series C Preferred Stock, Bolt Threads Series D Preferred Stock and Bolt Threads Series E Preferred Stock.

“Bolt Threads RSUs” means all outstanding restricted stock units relating to shares of Bolt Threads Common Stock immediately prior to the Closing under the Bolt Threads stock incentive plans or otherwise.

“Bolt Threads Series A Preferred Stock” means preferred stock of Bolt Threads, par value $0.0001 per share, designated as Series A convertible preferred stock.

“Bolt Threads Series B Preferred Stock” means preferred stock of Bolt Threads, par value $0.0001 per share, designated as Series B convertible preferred stock.

“Bolt Threads Series C Preferred Stock” means preferred stock of Bolt Threads, par value $0.0001 per share, designated as Series C convertible preferred stock.

“Bolt Threads Series D Preferred Stock” means preferred stock of Bolt Threads, par value $0.0001 per share, designated as Series D convertible preferred stock.

“Bolt Threads Series E Preferred Stock” means preferred stock of Bolt Threads, par value $0.0001 per share, designated as Series E convertible preferred stock.

“Bolt Threads Stockholders” means the holders of Bolt Threads Capital Stock.

“broker non-vote” means the failure of an GAMC stockholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“BTIG” means BTIG, LLC.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of October 4, 2023, as it may be amended and/or restated from time to time, by and among GAMC, Bolt Threads and Merger Sub.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Convertible Notes” means, collectively, the convertible promissory notes issued by Bolt Threads to certain holders.

“DGCL” means the Delaware General Corporation Law.

“DTC” means The Depository Trust Company.

“DWAC System” means The Depository Trust Company’s Deposit/Withdrawal at Custodian System.

“Effective Time” means the date the Merger becomes effective.

“ESPP” means the Bolt Project Holdings, Inc. 2024 Employee Stock Purchase Plan, attached to this proxy statement/prospectus as Annex J and described in “Proposal No. 6 — The ESPP Proposal.”

“Equity Value” means the equity value of Bolt Threads at the time of Closing, which has been designated as $250,000,000.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the ratio used to determine the number of shares of the Post-Combination Company’s Common Stock that the designated Bolt Threads Common Stock and Bolt Threads Preferred Stock will be converted into, as contemplated by the Business Combination Agreement, and will be calculated pursuant to the terms of the Business Combination Agreement as the quotient obtained by dividing the number of shares of common stock of the Post-Combination Company constituting the Aggregate Transaction Consideration by the number of shares of Aggregate Fully Diluted Company Common Stock (as defined in the Business Combination Agreement).

“Existing Certificate of Incorporation” means GAMC’s current amended and restated certificate of incorporation.

“Extended Date” means the date that is up to nine months after the Second Termination Date.

“Extension Notes” means the First Extension Note and the Second Extension Note.

“Extension Payment” means payments by the Sponsor (or its affiliates or permitted designees) into the Trust Account for each one-month extension of the initial business combination date.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

“FIRRMA” means the Foreign Investment Risk Review Modernization Act of 2018, as amended.

“First Extension” means the election by GAMC to extend the date to consummate an initial business combination.

“First Extension Note” means the unsecured promissory note issued by GAMC to the Sponsor on March 17, 2023.

“First Termination Date” means March 19, 2023.

“Founder Shares” means the shares of GAMC Class B Common Stock initially purchased by the Sponsor in a private placement in January 2021, 7,047,500 of which the Sponsor voluntarily converted to shares of GAMC Class A Common Stock in March 2023 but which, unlike the Public Shares, are not subject to redemption.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means accounting principles generally accepted in the United States.

“GAMC” means Golden Arrow Merger Corp., a Delaware corporation.

“GAMC Board” means the board of directors of GAMC.

“GAMC Class A Common Stock” means GAMC’s Class A common stock, par value $0.0001 per share.

“GAMC Class B Common Stock” means GAMC’s Class B common stock, par value $0.0001 per share.

“GAMC Common Stock” means GAMC Class A Common Stock and GAMC Class B Common Stock.

“GAMC Proposals” means the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Charter Amendment Proposal, the Election of Directors Proposal or any other any proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination.

“GAMC Unit” means one share of GAMC Class A Common Stock and one-third GAMC Warrant.

“GAMC Warrant Agreement” means the warrant agreement, dated as of March 16, 2021, by and between GAMC and Continental Stock Transfer & Trust Company, governing GAMC’s outstanding warrants.

“GAMC Warrants” means warrants to purchase shares of GAMC Class A Common Stock as contemplated under the GAMC Warrant Agreement, with each whole warrant exercisable for one share of GAMC Class A Common Stock at an exercise price of $11.50 per whole share.

“Ginkgo” means Ginkgo Bioworks, Inc.

“Ginkgo Note Purchase Agreement” means the agreement between Bolt Threads and Ginkgo, dated October 14, 2022.

“Ginkgo Note Purchase Agreement Amendment” means the amendment, dated December 29, 2023, to the Ginkgo Note Purchase Agreement.

“GMP” means voluntary good manufacturing practices that the FDA has historically recommended.

“Greenberg Traurig” means Greenberg Traurig, LLP.

“Guides” means the FTC Guides Concerning the Use of Endorsements and Testimonials in Advertising.

“Holders” means the Sponsor, certain stockholders of GAMC, and certain securityholders of Bolt Threads, who will enter into the Registration Rights and Lock-Up Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Stockholders” means GAMC’s Sponsor and holders of shares of GAMC Class B Common Stock (and any shares of GAMC Class A Common Stock issued upon the conversion thereof), issued prior to GAMC’s initial public offering.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means GAMC’s initial public offering of units, consummated on March 19, 2021.

“IR Act” means the Inflation Reduction Act, as amended.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Key Bolt Threads Stockholders” means certain of the Bolt Threads’ stockholders whose names appear on the signature pages of the Stockholder Support Agreement dated October 4, 2023.

“Laurus Bio” means Laurus Bio Private Limited.

“LOI” means the letter of intent executed by GAMC and Bolt Threads, dated August 13, 2023.

“Merger” means the merging of Merger Sub with and into Bolt Threads, with Bolt Threads surviving the Merger as a wholly-owned subsidiary of GAMC.

“Merger Sub” means Beam Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of GAMC.

“Merger Sub Common Stock” means Merger Sub’s common stock, par value $0.01 per share.

“MoCRA” means the Modernization of Cosmetics Regulation Act of 2022, as amended.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Nasdaq Deadline” means March 19, 2024.

“NOLs” means net operating losses.

“Payment Spreadsheet” means the payment spreadsheet setting forth (i) the calculation of Aggregate Transaction Consideration, (ii) the allocation of the Aggregate Transaction Consideration among the holders of Bolt Threads Common Stock, (iii) the portion of Aggregate Transaction Consideration payable to each holder of Bolt Threads Common Stock and (iv) the number of shares of Post-Combination Company Common Stock that will be subject to each Rollover Option, Rollover RSU and Converted Warrants (each as defined in the Business Combination Agreement), in each case, prepared in good faith by Bolt Threads.

“PCAOB” means the Public Company Accounting Oversight Board.

“PIPE Shares” means an aggregate of up to 2,787,457 shares of GAMC Class A Common Stock to be issued to the PIPE Subscribers in the PIPE Transaction.

“PIPE Subscribers” means the purchasers of the PIPE Shares.

“PIPE Transaction” means the sale of the PIPE Shares to the PIPE Subscribers, for a purchase price of $10.00 per share and an aggregate purchase price of $27,874,570, in a private placement.

“Post-Combination Board” means the board of directors of the Post-Combination Company.

“Post-Combination Company” means GAMC immediately upon the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement.

“Post-Combination Company Bylaws” means the GAMC amended and restated bylaws that are attached to this proxy statement/prospectus as Annex C.

“Post-Combination Company Common Stock” means shares of common stock, par value $0.0001 per share, of the Post-Combination Company.

“Private Placement Warrants” means the warrants to purchase shares of GAMC Class A Common Stock issued to the Sponsor in a private placement simultaneously with the closing of the IPO.

“Proposed Certificate of Incorporation” means the GAMC amended and restated certificate of incorporation that is attached to this proxy statement/prospectus as Annex B.

“Public Shares” means shares of GAMC Class A Common Stock issued as part of the units sold in the IPO.

“Public Stockholders“ means the holders of shares of GAMC Class A Common Stock.

“Public Warrants” means the warrants included in the units sold in the IPO, each of which is exercisable for one share of GAMC Class A Common Stock, in accordance with its terms.

“Registration Rights and Lock-Up Agreement” means the Amended and Restated Registration Rights Agreement of GAMC to be entered into in connection with the Closing by the Post-Combination Company, certain stockholders of Bolt Threads, independent directors of GAMC, and Sponsor.

“Registration Statement” means the Registration Statement on Form S-4, initially filed with the SEC by GAMC (File No. 333-[•]), of which this proxy statement/prospectus forms a part.

“ROU” means right-of-use.

“RSUs” means restricted stock units.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Extension” means the election by GAMC to extend the date to consummate an initial business combination.

“Second Extension Note” means the unsecured promissory note issued by GAMC to the Sponsor on December 12, 2023.

“Second Termination Date” means December 19, 2023.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Secured Notes” means senior secured notes issued by Bolt Threads and sold to Ginkgo on October 14, 2022, pursuant to the terms of the Ginkgo Note Purchase Agreement.

“Severance Policy” means the severance policy maintained by Bolt Threads.

“special meeting” means the special meeting of the stockholders of GAMC that is the subject of this proxy statement/prospectus.

“Sponsor” means Golden Arrow Sponsor, LLC, a Delaware limited liability company.

“Sponsor Earn-Out Shares” means the 1,437,500 Sponsor Shares that Sponsor agreed will be unvested and subject to forfeiture as of the Closing and will only vest if, during the five-year period following the Closing, (i) the price of the Post-Combination Company Common Stock equals or exceeds $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a period of 30 consecutive trading days or (ii) there is a change of control of the Post-Combination Company during such five-year period. Any Sponsor Shares that remain unvested after the fifth anniversary of the Closing will be forfeited and canceled. The Sponsor Support Agreement will terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Business Combination Agreement in accordance with its terms and (iii) the effective date of a written agreement of the parties terminating the Sponsor Support Agreement.

“Sponsor Support Agreement” means the sponsor support agreement by and between the Sponsor, GAMC, and Bolt Threads, dated October 4, 2023.

“Stockholder Support Agreement” means the Stockholder Support Agreement, dated as of October 4, 2023, by and among GAMC and the Key Bolt Threads Stockholders.

“Subscription Agreements” means the PIPE subscription agreements.

“Surviving Corporation” means the entity surviving the Merger as a wholly-owned subsidiary of GAMC.

“SRLY” means separate-return-limitation-year.

“Treasury” means the U.S. Department of the Treasury.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Warrants.

“Trust Agreement” means the Investment Management Trust Agreement, by and between GAMC and Continental Stock Transfer & Trust Company, dated as of March 16, 2021.

“warrants” means the Public Warrants together with the Private Placement Warrants.

“Warrant Agreement” means the Warrant Agreement, dated March 16, 2021, by and between GAMC and Continental Stock Transfer & Trust Company, as warrant agent.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of GAMC stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to GAMC stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and Answers About the Special Meeting of GAMC’s Stockholders and the Related Proposals

Q.     Why am I receiving this proxy statement/prospectus?

A.     GAMC has entered into the Business Combination Agreement with Merger Sub and Bolt Threads, pursuant to which Merger Sub will be merged with and into Bolt Threads, with Bolt Threads surviving the Merger as a wholly-owned subsidiary of GAMC. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. GAMC stockholders are being asked to consider and vote on the Business Combination Proposal to approve the adoption of the Business Combination Agreement and approve the Business Combination, among other proposals.

There currently are 7,765,437 shares of GAMC Common Stock issued and outstanding, consisting of 577,937 Public Shares and 7,187,500 Founder Shares. In addition, there currently are 14,583,333 GAMC Warrants issued and outstanding, consisting of 9,583,333 Public Warrants and 5,000,000 Private Placement Warrants. Each whole GAMC Warrant entitles the holder thereof to purchase one share of GAMC Class A Common Stock at a price of $11.50 per share. The GAMC Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation. The Private Placement Warrants, however, are non-redeemable so long as they are held by the Sponsor or its permitted transferees. Under its current amended and restated certificate of incorporation, GAMC must provide all Public Stockholders with the opportunity to have their Public Shares redeemed for cash upon the consummation of GAMC’s initial business combination in conjunction with a stockholder vote.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus with respect to the Post-Combination Company Common Stock issuable in connection with the Business Combination.

Q.     What matters will stockholders consider at the special meeting?

A.     At the special meeting, GAMC will ask its stockholders to vote in favor of the following proposals:

•        The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and the Business Combination.

•        The Charter Amendment Proposal — a proposal to adopt the proposed second amended and restated certificate of incorporation of GAMC attached as Annex B to this proxy statement/prospectus.

•        The Governance Proposals — to approve, on a non-binding advisory basis, separate governance proposals relating to certain material differences between GAMC’s current amended and restated certificate of incorporation and the proposed second amended and restated certificate of incorporation.

•        The Election of Directors Proposal — a proposal to elect, effective at Closing, seven directors to serve staggered terms on the board of directors until the first, second and third annual meetings of stockholders after the Closing of the Business Combination, as applicable, and until their respective successors are elected and qualified.

•        The Incentive Plan Proposal — a proposal to approve and adopt the incentive plan established to be effective after the Closing of the Business Combination.

•        The ESPP Proposal — a proposal to approve and adopt the employee stock purchase plan established to be effective after the Closing of the Business Combination.

•        The Nasdaq Proposal — a proposal to issue GAMC Class A Common Stock to the Bolt Threads stockholders in the Merger pursuant to the Business Combination Agreement and to the investors in the PIPE.

•        The Adjournment Proposal — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Q.     Are any of the proposals conditioned on one another?

A.     The Charter Amendment Proposal, Incentive Plan Proposal, ESPP Proposal and Nasdaq Proposal are all conditioned on the approval of the Business Combination Proposal. The Election of Directors Proposal, Governance Proposals and the Adjournment Proposal are not conditioned on, and therefore do not require the approval of, the Business Combination Proposal and Business Combination to be effective. It is important for you to note that in the event that any of the Business Combination Proposal, Charter Amendment Proposal, Election of Directors Proposal, Incentive Plan Proposal, ESPP Proposal or Nasdaq Proposal is not approved, then GAMC will not consummate the Business Combination. If GAMC does not consummate the Business Combination and fails to complete an initial business combination by the Extended Date, then GAMC will be required to dissolve and liquidate. See “Information About GAMC — The Second Extension.”

Q.     What will happen upon the consummation of the Business Combination?

A.     On the Closing Date, Merger Sub will merge into Bolt Threads, whereupon Merger Sub will cease to exist and Bolt Threads will continue as the Surviving Corporation and become a wholly-owned subsidiary of GAMC. The Merger will have the effects specified under Delaware law. The aggregate equity consideration to be paid to Bolt Threads’ stockholders, option holders, holders of Bolt Threads RSUs and warrant holders in the Business Combination will be a number of shares of Post-Combination Company Common Stock equal to the quotient of (i) $250,000,000 (the “Equity Value”) divided by (ii) $10.00.

Q.     Why is GAMC proposing the Business Combination Proposal?

A.     GAMC was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. GAMC is not limited to any particular industry or sector.

GAMC received $287,500,000 from its IPO (including net proceeds from the exercise by the underwriters of their over-allotment option) and sale of the Private Placement Warrants, which was placed into the Trust Account immediately following the IPO.

On March 15, 2023, GAMC’s stockholders approved an amendment to GAMC’s amended and restated certificate of incorporation and an amendment to the trust agreement. The amendments enabled GAMC to extend the period of time it had to consummate an initial business combination from March 19, 2023 (the “First Termination Date”) to December 19, 2023, by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time after the First Termination Date, until December 19, 2023 or a total of up to nine months after the First Termination Date, or such earlier date as determined by the GAMC Board (the “First Extension”), unless the closing of GAMC’s initial business combination shall have occurred, provided that the Sponsor (or its affiliates or permitted designees) had deposited into the Trust Account an amount determined by multiplying $0.03 by the number of Public Shares then outstanding, up to a maximum of $105,000 for each such one-month extension unless the closing of GAMC’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. In connection with the votes to approve the First Extension, the holders of 26,649,519 shares of GAMC Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.16 per share, for an aggregate redemption amount of approximately $270.8 million, leaving approximately $21.3 million in the Trust Account immediately following redemptions.

On December 12, 2023, GAMC’s stockholders approved an additional amendment to GAMC’s amended and restated certificate of incorporation to extend the period of time it had to consummate an initial business combination from December 19, 2023 (the “Second Termination Date”) to September 19, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time after the Second Termination Date, until September 19, 2024 or a total of up to nine months after the Second Termination Date, or such earlier date as determined by the GAMC Board (the “Second Extension” and such later date, the “Extended Date”), unless the closing of GAMC’s initial business combination shall have occurred, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.02 by the number of Public Shares then outstanding, up to a maximum of $20,000 for each such one-month extension, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination (each, an “Extension Payment”). In connection with the votes to approve the Second Extension, the holders of 1,522,544 shares of GAMC Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.71 per share, for an aggregate redemption amount of approximately $16.3 million, leaving approximately $6.2 million in the Trust Account immediately following redemptions.

As of December 12, 2023, GAMC had approximately $6.2 million in the Trust Account (including an aggregate of $567,130 of Extension Payments deposited into the Trust Account).

There currently are 7,765,437 shares of GAMC Common Stock issued and outstanding, consisting of 577,937 Public Shares and 7,187,500 Founder Shares. In addition, there currently are 14,583,333 GAMC Warrants issued and outstanding, consisting of 9,583,333 Public Warrants and 5,000,000 Private Placement Warrants. Each whole GAMC Warrant entitles the holder thereof to purchase one share of GAMC Class A Common Stock at a price of $11.50 per share. The GAMC Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation. The Private Placement Warrants, however, are non-redeemable so long as they are held by their initial purchasers or their permitted transferees.

Under GAMC’s amended and restated certificate of incorporation, GAMC must provide all Public Stockholders with the opportunity to have their Public Shares redeemed for cash upon the consummation of GAMC’s initial business combination in conjunction with a stockholder vote.

In accordance with GAMC’s amended and restated certificate of incorporation, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”

Q.     Who is Bolt Threads?

Bolt Threads is built on a biomaterials platform that aims to disrupt and transform high-volume consumer goods industries. Bolt Threads is a pioneer in the consumer biomaterials space. Its key product, b-silk, is a fully biodegradable, non-toxic, and versatile ingredient for the beauty industry that has been on the market since 2019. Its intellectual property portfolio is anchored by 52 granted patents and 176 pending patent applications. Bolt Threads more than 13 years of development behind it and more than $300 million invested in the platform’s research and product development.

In the years ended December 31, 2022 and 2021, Bolt Threads incurred net losses of $51.7 million and $38.5 million, respectively, and in the nine months ended September 30, 2023, incurred a net loss of $50.1 million. As of September 30, 2023, Bolt Threads’ accumulated deficit was $388.7 million. Prior to the Business Combination, Bolt Threads’ history of losses and negative cash flows from operations and need for substantial capital raise substantial doubt about its ability to continue as a going concern. See “Information About Bolt Threads,” “Risk Factors,” “Bolt Threads Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Bolt Threads’ financial statements included elsewhere in this proxy statement/prospectus.

Q.     How much dilution may non-redeeming GAMC stockholders experience in connection with the Business Combination and what equity stake will current GAMC stockholders and Bolt Threads Stockholders have in the Post-Combination Company after the Closing?

A.     GAMC’s Public Stockholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders. The Business Combination Agreement does not include any closing condition relating to a minimum amount of cash proceeds available to the Post-Combination Company following redemptions. The PIPE Subscribers’ obligations under the Subscription Agreements are subject to the aggregate gross proceeds (x) under the Note Purchase Agreement, (y) under the Subscription Agreements and (z) remaining in the Trust Account at the Closing following redemptions being no less than $32.0 million (less any amounts that GAMC is entitled to withdraw from the Trust Account to pay tax obligations owed by GAMC as of the Closing Date in excess of $140,000 in the aggregate). The gross proceeds actually raised under the Note Purchase Agreement and the gross proceeds committed under the Subscription Agreements are $34.9 million, such that GAMC and Bolt Threads expect this condition to be satisfied even if all of GAMC’s outstanding Public Shares are redeemed in connection with the Business Combination.

If a Public Stockholder exercises its redemption rights, such exercise will not result in the loss of any Public Warrants that it may hold. GAMC cannot predict the ultimate value of the GAMC Warrants following the consummation of the Business Combination, but based on the price per Public Warrant of $[•] on [•], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the 9,583,333 retained outstanding Public Warrants would have an aggregate value of $[•]. In addition, on [•], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the price per share of GAMC Class A Common Stock closed at $[•]. If the shares of GAMC Class A Common Stock are trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to the non-redeeming Public Stockholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming Public Stockholders.

The following table illustrates varying ownership levels in the Post-Combination Company following the Closing, assuming no redemptions of any of GAMC’s Public Shares in connection with the special meeting and the redemption of all of GAMC’s outstanding Public Shares in connection with the Business Combination:

	Assuming No Redemptions		Assuming Maximum Redemptions
Stockholder	Shares	Percentage	Shares	Percentage
Public Stockholders	577,937	1.7%	—	—
Sponsor and GAMC Independent Directors(1)	7,987,500	22.9%	7,987,500	23.3%
Former Bolt Threads Securityholders(2)(3)	25,017,307	71.8%	25,017,307	73.0%
Other(4)	1,250,000	3.6%	1,250,000	3.7%
Total	34,832,744	100%	34,254,807	100%

____________

(1)      Amount includes 140,000 Founder Shares held by GAMC’s independent directors, and assumes the purchase by the Sponsor of 800,000 PIPE Shares. However, the number of PIPE Shares to be purchased by the Sponsor will be reduced by the number of shares of GAMC Class A Common Stock that have not been elected for redemption as of the expiration of the redemption period related to the Closing and that are held by certain individuals mutually agreed upon by GAMC and Bolt Threads at any time up to immediately prior to the expiration of such redemption period.

(2)      Amount includes the purchase of 1,987,457 PIPE Shares by current securityholders of Bolt Threads.

(3)      Based on shares of Bolt Threads capital stock outstanding as of December 31, 2023, and an assumed exchange ratio of 0.4825, an estimated 23,029,850 shares of Post-Combination Company Common Stock would be issued to Bolt Threads securityholders pursuant to the Business Combination Agreement at Closing. The actual number of outstanding shares of Post-Combination Company Common Stock held by former Bolt Threads securityholders at Closing will vary depending on the number of shares of Bolt Threads capital stock outstanding immediately prior to Closing.

(4)      Consists of (i) 600,000 shares of the Post-Combination Company to be issued to the landlord of Bolt Threads’ Berkeley lease, pursuant to a lease termination agreement upon Closing or shortly thereafter; (ii) 150,000 shares of the Post-Combination Company to be issued to Bolt Threads’ vendor, pursuant to a vendor termination agreement upon Closing or shortly thereafter; and (iii) 500,000 shares of shares of Post-Combination Company Common Stock to be issued to BTIG as partial compensation in lieu of the deferred cash underwriting commission otherwise due to BTIG at the Closing for underwriting GAMC’s IPO. The number of shares issuable to BTIG will be equivalent to the greater of (i) 500,000 shares of Post-Combination Company Common Stock, or (ii) the number of shares calculated by dividing (x) $5,000,000 by (y) the volume-weighted average price of the Post-Combination Company Common Stock over the three trading days immediately preceding the initial filing of the registration statement relating to the resale of such shares, provided that clause (y) shall not be less than $8.00 per share. In no event will the number of shares issuable to BTIG be greater than 625,000.

Stockholders will experience additional dilution to the extent the Post-Combination Company issues additional shares after the Closing. The tables above do not include (i) up to 9,583,333 shares of Post-Combination Company Common Stock that will be issuable upon exercise of the Public Warrants, which have an initial exercise price of $11.50 per share (subject to adjustment in accordance with the Warrant Agreement), (ii) up to 5,000,000 shares of Post-Combination Company Common Stock that will be issuable upon exercise of the Private Placement Warrants, which have an initial exercise price of $11.50 per share (subject to adjustment in accordance with the Warrant Agreement), (iii) shares of Post-Combination Company Common Stock that will be available for issuance under the 2024 Incentive Plan, which will initially be equal to 15% of the fully-diluted shares as of the Closing or (iv) shares of Post-Combination Company Common Stock that will be available for issuance under the ESPP, which will initially be equal to 2% of the fully-diluted shares as of the Closing.

The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares.

	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	Percentage	Shares	Percentage
Total estimated shares of Post-Combination Company Common Stock outstanding (as reflected in preceding table)	34,832,744	[•]	34,254,807	[•]
Shares underlying Public Warrants	9,583,333	[•]	9,583,333	[•]
Shares underlying Private Placement Warrants	5,000,000	[•]	5,000,000	[•]
Shares initially reserved for issuance under the 2024 Incentive Plan(1)	[•]	[•]	[•]	[•]
Shares initially reserved for issuance under the ESPP(1)	[•]	[•]	[•]	[•]
Total	[•]	[•]	[•]	[•]

____________

(1)      The number of shares of Post-Combination Company Common Stock available for issuance under the 2024 Incentive Plan and the ESPP will be annually increased on January 1 of each calendar year beginning in 2025 and ending in 2034 by amounts described in the sections entitled “Proposal No. 5 — The Incentive Plan Proposal” and “Proposal No. 6 — The ESPP Proposal” elsewhere in this proxy statement/prospectus.

Additionally, subject to the rules of Nasdaq and the Post-Combination Company’s organizational documents, the board of directors of the Post-Combination Company will retain broad authority after the Closing to issue additional capital stock without obtaining stockholder approval.

Q.     Who will be the officers and directors of GAMC if the Business Combination is consummated?

A.     The Business Combination Agreement provides that, immediately following the consummation of the Business Combination, the board of directors of the Post-Combination Company (the “Post-Combination Board”) will be comprised of seven individuals designated as provided in the Business Combination Agreement, who are currently expected to include Daniel Widmaier, David Breslauer, and [•]. The directors of the Post-Combination Board shall be designated as follows: (A) two directors shall be designated by Bolt Threads, who shall be the founders of Bolt Threads, (B) one director shall be designated by the Sponsor, who shall be reasonably acceptable to Bolt Threads, and (C) four directors shall be designated by the Chief Executive Officer of Bolt Threads in good faith consultation with GAMC and who shall each qualify as an “independent director” as such term is defined in Nasdaq Listing Rule 5605(a)(2). Immediately following the consummation of the Business Combination, we expect that the following will be the officers of the Post-Combination Company: Daniel Widmaier, David Breslauer, Randy Befumo, Cintia Nardi and Paul Slattery. See “Management of the Post-Combination Company Following the Business Combination.”

Q.     What conditions must be satisfied to complete the Business Combination?

A.     There are a number of closing conditions in the Business Combination Agreement, including that GAMC’s stockholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing.”

Q.     What happens if I sell my shares of GAMC Class A Common Stock before the special meeting of stockholders?

A.     The record date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of GAMC Class A Common Stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders.

Q.     What vote is required to approve the proposals presented at the special meeting of stockholders?

A.     The approval of the Business Combination Proposal, Governance Proposals (on an advisory basis), Incentive Plan Proposal, ESPP Proposal, Nasdaq Proposal and Adjournment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of the then outstanding shares of GAMC Common Stock present and entitled to vote at the special meeting. Accordingly, an GAMC stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders or a broker non-vote will have no effect on these proposals. An abstention will have the same effect as a vote against these proposals.

The approval of the Charter Amendment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of all then outstanding shares of GAMC Common Stock entitled to vote thereon at the special meeting. Accordingly, a GAMC stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against the Charter Amendment Proposal.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of a majority of the holders of shares of GAMC Class B Common Stock.

Q.     How do GAMC’s initial stockholders intend to vote on the proposals?

A.     The Initial Stockholders are entitled to vote an aggregate of 90.8% of the outstanding shares of GAMC Common Stock. The Sponsor and GAMC’s directors and officers have agreed to vote any Founder Shares and any Public Shares held by them as of the record date in favor of each of the proposals presented at the special meeting.

Q.     Do Bolt Threads’ stockholders need to approve the Business Combination?

A.     Bolt Threads has agreed to solicit and obtain approval of the adoption of the Business Combination Agreement and the transactions contemplated thereby from Bolt Threads Stockholders, and such approval is a condition to the closing of the Business Combination. For a summary of the approval that must be obtained from Bolt Threads Stockholders, see the section entitled “The Business Combination Agreement — GAMC Stockholders’ Meetings; Bolt Threads’ Stockholder’s Written Consent.”

Q.     May GAMC or GAMC’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.     In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor and GAMC’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase Public Shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed for cash in conjunction with the Business Combination for a per share pro rata portion of the Trust Account without the prior written consent of Bolt Threads. None of the Sponsor, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from GAMC stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares for cash. The purpose of these purchases would be to increase the amount of cash available to GAMC for use in the Business Combination.

Any shares purchased by the Sponsor or GAMC’s directors, officers, advisors or their affiliates would be purchased at a price no higher than the per share pro rata portion of the Trust Account. Any shares so purchased would not be voted in favor of the Business Combination Proposal at the special meeting and would not be redeemable by the Sponsor or GAMC’s directors, officers, advisors or their affiliates.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. GAMC will file a Current Report on Form 8-K to disclose arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of shares or warrants purchased, the purchase price, the purpose of the purchase, the impact, if any, that such purchases would have on the likelihood that the Business Combination Proposal will be approved, the identity (if not purchased in the open market) or nature of the security holders who sold to the Sponsor or GAMC’s directors, officers, advisors or their affiliates, and the number of Public Shares then redeemed.

Q.     How many votes do I have at the special meeting of stockholders?

A.     GAMC’s stockholders are entitled to one vote at the special meeting for each share of GAMC Common Stock held as of the record date. As of the close of business on the record date, there were 7,765,437 outstanding shares of GAMC Common Stock. This is comprised of 7,187,500 Founder Shares and 577,937 Public Shares remaining after the redemption of an aggregate of 28,172,063 Public Shares (or approximately 98.0% of Public Shares issued in the IPO) in connection with the votes to approve the First Extension and the Second Extension (each as described herein).

Q.     What interests do GAMC’s current officers and directors have in the Business Combination?

A.     GAMC’s directors and officers may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include:

•        the beneficial ownership of the Sponsor, officers and directors of 7,187,500 Founder Shares, which were acquired prior to the IPO for an aggregate purchase price of approximately $25,000, as well as the 5,000,000 Private Placement Warrants that were acquired simultaneously with the IPO and over-allotment exercise by the Sponsor for a purchase price of $7,500,000;

•        all of the shares and warrants described in the preceding bullet would become worthless if GAMC does not complete a business combination within the applicable time period, as the Sponsor has waived any liquidation rights with respect to these shares. The Sponsor did not receive any consideration in exchange for such waiver. Such shares and warrants have an aggregate market value of approximately $[•] and $[•], respectively, based on the closing price of GAMC Class A Common Stock of $[•] and the closing price of GAMC Warrants of $[•] on Nasdaq on [•], 2024, the most recent practicable date before the date of this proxy statement/prospectus;

•        in connection with the IPO, the Sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by GAMC for services rendered, contracted for or products sold to GAMC;

•        the GAMC Board will not receive reimbursement for any out-of-pocket expenses incurred by them on GAMC’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•        as of December 31, 2023, the Sponsor has loaned to GAMC an aggregate of $1,878,689, which was evidenced by unsecured promissory notes, payable without interest upon consummation of a business combination. In the event that GAMC does not complete an initial business combination, GAMC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account may be used for such repayment. Accordingly, GAMC will most likely be unable to repay the loan if a business combination is not completed;

•        the Sponsor has entered into a Subscription Agreement to purchase 800,000 shares of GAMC Class A Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $8,000,000, such PIPE Shares to be reduced by the number of shares of GAMC Class A Common Stock that have not been elected for redemption as of the expiration of the redemption period related to the Closing and that are held by certain individuals mutually agreed upon by GAMC and Bolt Threads at any time from the date of the execution of the agreement up to immediately prior to the expiration of such redemption period; and

•        the continued indemnification of current directors and officers of GAMC and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence GAMC’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should also read the section entitled “The Business Combination — Interests of GAMC’s Directors and Officers in the Business Combination.”

Q.     Did the GAMC Board obtain a third-party valuation or fairness opinion in determining whether to proceed with the Business Combination?

A.     The GAMC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The GAMC Board determined, without seeking a valuation from a financial advisor, that Bolt Threads’ fair market value was at least 80% of GAMC’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of the GAMC Board as described above in valuing Bolt Threads’ business and assuming the risk that the GAMC Board may not have properly valued such business.

Q.     What happens if the Business Combination Proposal is not approved?

A.     If the Business Combination Proposal is not approved and GAMC does not consummate a business combination by the Extended Date, or amend its amended and restated certificate of incorporation to extend the date by which GAMC must consummate an initial business combination, GAMC will be required to dissolve and liquidate the Trust Account.

Q.     Do I have redemption rights?

A.     If you are a holder of Public Shares, you have the right to demand that GAMC redeem your Public Shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the IPO, calculated as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. We refer to these rights to demand redemption of the Public Shares as “redemption rights.” Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor and each of GAMC’s officers and directors have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares that they may have acquired during or after the IPO, in connection with the completion of GAMC’s initial business combination. These shares will be excluded from the pro rata calculation used to determine the per share conversion price. For illustrative purposes, based on funds in the Trust Account of approximately $6.2 million on December 12, 2023, the estimated per share conversion price would have been approximately $10.71. This is greater than the $10.00 IPO price of GAMC Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest will be net of taxes payable by GAMC), in connection with the liquidation of the Trust Account.

Q.     Will how I vote affect my ability to exercise redemption rights?

A.     No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q.     How do I exercise my redemption rights?

A.     A holder of Public Shares may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a holder of Public Shares on the record date. If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that GAMC redeem your Public Shares into cash, and deliver your Public Shares to Continental Stock Transfer & Trust Company, GAMC’s transfer agent, physically or electronically using The Depository Trust Company’s (“DTC”) Deposit/Withdrawal at Custodian System (“DWAC System”) no later than two (2) business days prior to the originally scheduled date of the special meeting. Any holder of Public Shares seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account, less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. As of December 31, 2023, GAMC recorded an accrual of approximately $650,000 for estimated federal income taxes payable for 2023.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time prior to the closing of the Business Combination. If you deliver your shares for redemption to GAMC’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that GAMC’s transfer agent return the shares (physically or electronically). You may make such request by contacting GAMC’s transfer agent at the address listed under the question “Who can help answer my questions?” below.

Any written demand of redemption rights must be received by GAMC’s transfer agent at least two (2) business days prior to the originally scheduled date of the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

If you are a holder of Public Shares (including through the ownership of GAMC Units) and you exercise your redemption rights, it will not result in the loss of any GAMC Warrants that you may hold (including those contained in any GAMC Units you hold). Your GAMC Warrants will become exercisable to purchase one share of Post-Combination Company Common Stock for a purchase price of $11.50 beginning 30 days after consummation of the Business Combination.

Q.     What are the U.S. federal income tax consequences of exercising my redemption rights?

A.     The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. It is possible that you may be treated as selling your public shares for cash and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of public shares that you own or are deemed to own (including through the ownership of public warrants). See the section entitled “Material U.S. Federal Income Tax Considerations of the Redemption Rights and the Business Combination.”

Q.     If I hold GAMC Warrants, can I exercise redemption rights with respect to my warrants?

A.     No. Holders of GAMC Warrants do not have any redemption rights with respect to such warrants.

Q.     Do I have appraisal rights if I object to the proposed Business Combination?

A.     No. There are no appraisal rights available to holders of shares of GAMC Class A Common Stock in connection with the Business Combination.

Q.     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) GAMC stockholders who properly exercise their redemption rights and (ii) expenses incurred by Bolt Threads and GAMC in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for general corporate purposes of the Post-Combination Company following the Business Combination.

Q.     What happens if the Business Combination is not consummated?

A.     There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, GAMC is unable to complete a business combination by the Extended Date or obtain the approval of GAMC stockholders to extend the deadline for GAMC to consummate an initial business combination, GAMC’s amended and restated certificate of incorporation provides that GAMC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to GAMC but net of taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of GAMC’s remaining stockholders and the GAMC Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to GAMC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the sections entitled “Risk Factors — GAMC may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate” and “— GAMC’s stockholders may be held liable for claims by third parties against GAMC to the extent of distributions received by them.” The Sponsor has waived any right to any liquidation distribution with respect to the Founder Shares. The Sponsor did not receive any consideration in exchange for such waiver.

In the event of liquidation, there will be no distribution with respect to outstanding GAMC Warrants. Accordingly, the GAMC Warrants will expire worthless.

Q.     When is the Business Combination expected to be completed?

A.     It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing.”

Q.     What do I need to do now?

A.     You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.     How do I vote?

A.     If you were a holder of record of GAMC Common Stock on [•], 2024, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals in person via the virtual meeting platform at the special meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail.    By signing the proxy card and returning it in the enclosed postage-paid envelope, you are authorizing the individuals named on the proxy card to vote your shares of GAMC Common Stock at the special meeting in the manner you indicate. GAMC encourages you to sign and return the proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by [•] Eastern Time on [•], 2024.

Voting at the Special Meeting via the Virtual Meeting Platform.    If you attend the special meeting and plan to vote in person via the virtual meeting platform, you will be provided with explicit instructions on how to vote in person via the virtual meeting platform. If your shares of GAMC Common Stock are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the special meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. For additional information, please see the section entitled “The Special Meeting of GAMC Stockholders.”

Q.     What will happen if I abstain from voting or fail to vote at the special meeting?

A.     At the special meeting of stockholders, GAMC will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will have the same effect as a vote “against” the Business Combination Proposal, Charter Amendment Proposal, Governance Proposals, Election of Directors Proposal, Incentive Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and Adjournment Proposal. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting will have the same effect as a vote “against” the Charter Amendment Proposal and will have no effect on the other proposals.

Q.     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.     Signed and dated proxies received by GAMC without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q.     Do I need to attend the special meeting of stockholders to vote my shares?

A.     No. You are invited to attend the special meeting virtually to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. GAMC encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.     If I am not going to attend the special meeting of stockholders virtually, should I return my proxy card instead?

A.     Yes. Whether you plan to attend the special meeting virtually or not, please read and consider the information contained in this proxy statement/prospectus carefully and vote your shares of GAMC Common Stock by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the GAMC Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will not be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be converted in connection with the proposed Business Combination.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. You may change your vote by sending a later-dated, signed proxy card to GAMC’s secretary at the address listed below prior to the vote at the special meeting of stockholders, or attend the special meeting and vote in person virtually. You also may revoke your proxy by sending a notice of revocation to GAMC’s secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.     What should I do if I receive more than one set of voting materials?

A.     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.     What is the quorum requirement for the special meeting of stockholders?

A.     A quorum will be present at the special meeting of stockholders if a majority of the GAMC Common Stock outstanding and entitled to vote at the meeting is represented in person (which would include presence at a virtual meeting) or by proxy.

As of the record date for the special meeting, [•] shares of GAMC Common Stock would be required to achieve a quorum. As of the record date for the special meeting, the Sponsor holds [•] shares of GAMC Common Stock, representing [•]% of the shares outstanding as of such date.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person (which would include presence at a virtual meeting) at the special meeting of stockholders. Abstentions will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.     What happens to the GAMC Warrants I hold if I vote my shares of GAMC Common Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.     Properly exercising your redemption rights as a GAMC stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your GAMC Warrants, and if GAMC does not otherwise consummate an initial business combination by the Extended Date or obtain the approval of GAMC stockholders to extend the deadline for GAMC to consummate an initial business combination, GAMC will be required to dissolve and liquidate, and your GAMC Warrants will expire worthless.

Q.     Who will solicit and pay the cost of soliciting proxies?

A.     GAMC will pay the cost of soliciting proxies for the special meeting. GAMC has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. GAMC has agreed to pay Morrow Sodali LLC a fee of $[•]. GAMC will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. GAMC also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of GAMC Common Stock for their expenses in forwarding soliciting materials to beneficial owners of GAMC Common Stock and in obtaining voting instructions from those owners. GAMC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Who can help answer my questions?

A.     If you have questions about the stockholder proposals, or if you need additional copies of this proxy statement/prospectus, the proxy card or the consent card you should contact our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Telephone: (800) 662-5200
Banks and brokers can call collect at: (203) 658-9400
Email: info@investor.morrowsodali.com

You may also contact GAMC at:

Golden Arrow Merger Corp.
10 E. 53rd Street, 13th Floor
New York, New York 10022
(212) 430-2214
Attention: Timothy Babich, Chief Executive Officer

To obtain timely delivery, GAMC’s stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about GAMC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding conversion and deliver your stock (either physically or electronically) to GAMC’s transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the originally scheduled date of the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this proxy statement/prospectus carefully and in its entirety, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

Golden Arrow Merger Corp.

GAMC is a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, referred to throughout this proxy statement/prospectus as its initial business combination. GAMC may pursue its initial business combination in any business, industry or geographic region. Upon the Closing, we intend to change our name from “Golden Arrow Merger Corp.” to “Bolt Projects Holdings, Inc.”

GAMC Class A Common Stock, GAMC Warrants and GAMC Units, consisting of one share of GAMC Class A Common Stock and one-third GAMC Warrant, are traded on Nasdaq under the ticker symbols “GAMC,” “GAMCW” and “GAMCU,” respectively. We intend to apply to continue the listing of the Post-Combination Company Common Stock and Post-Combination Company warrants on Nasdaq under the symbols “BSLK” and “BSLK-WT,” respectively, upon the Closing. The GAMC Units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

The mailing address of GAMC’s principal executive office is 10 E. 53rd Street, 13th Floor, New York, NY 10022, and its telephone number is (212) 430-2214.

Beam Merger Sub, Inc.

Merger Sub is a Delaware corporation and a direct, wholly-owned subsidiary of GAMC. Merger Sub was formed on September 19, 2023 for the purpose of consummating the Business Combination and has not carried on any activities other than in connection with the Business Combination.

The mailing address of Merger Sub’s principal executive office is 10 E. 53rd Street, 13th Floor, New York, NY 10022, and its telephone number is (212) 430-2214.

Bolt Threads

Bolt Threads is built on a biomaterials platform that aims to disrupt and transform high-volume consumer goods industries. Bolt Threads is a pioneer in the consumer biomaterials space. Its key product, b-silk, is a fully biodegradable, non-toxic, and versatile ingredient for the beauty industry that has been on the market since 2019. Its intellectual property portfolio is anchored by 52 granted patents and 176 pending patent applications. Bolt Threads has more than 13 years of development behind it and more than $300 million invested in the platform’s research and product development.

In the years ended December 31, 2022 and 2021, Bolt Threads incurred net losses of $51.7 million and $38.5 million, respectively, and in the nine months ended September 30, 2023, incurred a net loss of $50.1 million. As of September 30, 2023, Bolt Threads’ accumulated deficit was $388.7 million. Prior to the Business Combination, Bolt Threads’ history of losses and negative cash flows from operations and need for substantial capital raise substantial doubt about its ability to continue as a going concern.

For more information about Bolt Threads, see the sections entitled “Information About Bolt Threads” and “Bolt Threads Management’s Discussion and Analysis of Financial Condition and Results of Operation.” For more information about the risks and uncertainties Bolt Threads faces, see the section entitled “Risk Factors”.

The Business Combination

The Business Combination Agreement

On October 4, 2023, GAMC, Bolt Threads and Merger Sub entered into the Business Combination Agreement, pursuant to which Merger Sub will be merged with and into Bolt Threads, with Bolt Threads surviving the Merger as a wholly-owned subsidiary of GAMC. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Merger and the other transactions contemplated thereby.

Merger Consideration

The aggregate transaction consideration (the “Aggregate Transaction Consideration”) to be paid to Bolt Threads’ stockholders, option holders, holders of Bolt Threads RSUs and warrant holders in the Business Combination will be the number of shares of Post-Combination Company Common Stock equal to the quotient of (i) $250,000,000 (the “Equity Value”) divided by (ii) $10.00. Immediately prior to the Effective Time (as defined below), (i) all of the outstanding principal and accrued interest under the convertible promissory notes issued by Bolt Threads (the “Convertible Notes”) will be converted into shares of Bolt Threads Common Stock and (ii) all of the outstanding shares of Bolt Threads Preferred Stock will be converted into shares of Bolt Threads Common Stock.

The Merger will become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “Effective Time”). The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date to be specified by GAMC and Bolt Threads, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the third business day after the satisfaction or, if permissible, waiver, of each of the conditions to the completion of the Business Combination (or on such other date, time or place as GAMC and Bolt Threads may mutually agree).

Immediately prior to the Effective Time, each share of Bolt Threads Preferred Stock that is issued and outstanding immediately prior to such Effective Time will be converted into an equal number of shares of Bolt Threads Common Stock, subject to certain adjustments, and each converted share of Bolt Threads Preferred Stock will no longer be outstanding and will cease to exist, such that each holder of Bolt Threads Preferred Stock will thereafter cease to have any rights with respect to such Bolt Threads Preferred Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of GAMC, Merger Sub, Bolt Threads or the holders of any of Bolt Threads’ securities:

•        Each share of Bolt Threads Common Stock that is issued and outstanding immediately prior to the Effective Time and following the conversion of Bolt Threads’ Convertible Notes and the Bolt Threads Preferred Stock (other than Dissenting Shares, Treasury Shares and shares of Bolt Threads capital stock subject to Company Share Awards, each as defined in the Business Combination Agreement) will be canceled and converted into the right to receive a number of shares of Post-Combination Company Common Stock equal to an exchange ratio determined by dividing the number of shares of Post-Combination Company Common Stock constituting the Aggregate Transaction Consideration under the Business Combination Agreement by the Aggregate Fully Diluted Company Common Stock (as defined in the Business Combination Agreement).

•        Each share of Bolt Threads Common Stock and Bolt Threads Preferred Stock held in the treasury of Bolt Threads will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

•        Each option to purchase Bolt Threads Common Stock, whether or not exercisable and whether or not vested, granted under Bolt Threads equity plans or otherwise, that is outstanding immediately prior to the Closing, will automatically be converted into an option to purchase a number of shares of Post-Combination Company Common Stock in the manner set forth in the Business Combination Agreement.

•        Each award of restricted stock units relating to a share of Bolt Threads Common Stock granted under Bolt Threads’ equity plans or otherwise, that is outstanding immediately prior to the Closing, will automatically be converted into an award of restricted stock units covering the number of shares of Post-Combination Company Common Stock in the manner set forth in the Business Combination Agreement.

•        Unless otherwise exercised into Bolt Threads capital stock prior to the Effective Time, each warrant to purchase Bolt Threads Preferred Stock issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger and upon the terms and subject to the conditions set forth in the Business Combination Agreement, be assumed by GAMC, and will automatically be converted into a warrant to purchase shares of Post-Combination Company Common Stock in the manner set forth in the Business Combination Agreement.

•        Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time will be automatically converted into and exchanged for one validly issued, fully paid and nonassessable share of Post-Combination Company Common Stock.

•        Each share of GAMC Class B Common Stock that is issued and outstanding immediately prior to the Effective Time will automatically be converted into and exchanged for a number of validly issued, fully paid and nonassessable shares of GAMC Class A Common Stock equal to the Class B Conversion Ratio (as defined in the Business Combination Agreement), and each share of GAMC Class A Common Stock will be reclassified into one share of Post-Combination Company Common Stock.

All shares of GAMC Common Stock (including those issued pursuant to the Subscription Agreements) and GAMC Warrants will remain outstanding.

Not less than five business days prior to the Effective Time, Bolt Threads will deliver to GAMC a schedule (the “Payment Spreadsheet”) setting forth (i) the calculation of Aggregate Transaction Consideration and the Exchange Ratio, (ii) the allocation of the Aggregate Transaction Consideration among the holders of Bolt Threads Common Stock, (iii) the portion of Aggregate Transaction Consideration payable to each holder of Bolt Threads Common Stock and (iv) the number of shares of Post-Combination Company Common Stock that will be subject to each Rollover Option, Rollover RSU and Converted Warrants (each as defined in the Business Combination Agreement), in each case, prepared in good faith by Bolt Threads.

For more information about the Business Combination Agreement and the Business Combination and other transactions contemplated thereby, see the sections entitled “Proposal No. 1 — The Business Combination Proposal” and “The Business Combination Agreement.”

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of the parties, which will terminate and be of no further force and effect as of the Closing.

Covenants

The Business Combination Agreement contains customary covenants of the parties, including, among others, covenants providing for (i) certain limitations on the operation of the parties’ respective businesses prior to consummation of the Business Combination, (ii) the parties’ efforts to satisfy conditions to consummation of the Business Combination, including by obtaining necessary approvals from governmental agencies, (iii) prohibitions on the parties soliciting alternative transactions, (iv) the parties preparing and GAMC filing a registration statement on Form S-4 with the SEC and taking certain other actions to obtain the requisite approval of GAMC’s stockholders to vote in favor of certain matters, including the adoption and approval of the Business Combination Agreement and the Business Combination, at the special meeting, (v) Bolt Threads taking certain actions to obtain the requisite approval of Bolt Threads’ stockholders to vote in favor of the adoption and approval of the Business Combination Agreement and the Business Combination and (vi) the protection of, and access to, confidential information of the parties.

Conditions to Closing

Under the Business Combination Agreement, the consummation of the Business Combination is subject to customary and other conditions, including: (i) approval by GAMC’s and Bolt Threads’ respective stockholders, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) no law, regulation, judgment, decree, executive order or award entered by any governmental authority enjoining or prohibiting the consummation of the Merger, (iv) receipt of approval for listing on the Nasdaq (or such other national securities exchange mutually acceptable to GAMC and Bolt Threads) of the shares of the Post-Combination Company Common Stock to be issued in connection with the Business Combination, (v) the effectiveness of the registration statement on Form S-4 under the Securities Act and (vi) the accuracy of the parties’ respective representations and warranties (subject to specified materiality thresholds) and the material performance of the parties’ respective covenants and other obligations.

For more information, see the section entitled “The Business Combination — Conditions to Closing.”

Termination

The Business Combination Agreement is subject to termination prior to the Effective Time as follows:

•        by mutual written consent of GAMC and Bolt Threads;

•        by either GAMC or Bolt Threads (a) if the Effective Time has not occurred on or before July 4, 2024, (b) if any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling that is final and non-appealable and has the effect of making the consummation of the Business Combination, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Business Combination, including the Merger, (c)(1) if any of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Charter Amendment Proposal, the Election of Directors Proposal or any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination (the “GAMC Proposals”) fail to receive the requisite vote for approval at the special meeting or any adjournment thereof or (2) if Bolt Threads does not obtain approval of the Business Combination by the requisite holders of its capital stock within five business days after the registration statement on Form S-4 is deemed effective by the SEC or (d) in the event of certain uncured breaches by the other party; or

•        by Bolt Threads, by written notice to GAMC, (1) following a modification in recommendation by the GAMC Board to the stockholders of GAMC in connection with the approval of the above proposals at the special meeting or (2) if GAMC cannot effect an extension of the date by which it must consummate its initial business combination and, as a result, GAMC must liquidate.

If the Business Combination Agreement is terminated, the Business Combination Agreement will become null and void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

For more information, see the section entitled “The Business Combination Agreement — Termination.”

Amendments to the Charter

Pursuant to the Business Combination Agreement, at the Effective Time, GAMC’s amended and restated certificate of incorporation will be further amended and restated to:

•        change GAMC’s name to “Bolt Projects Holdings, Inc.”;

•        increase the total number of authorized shares of GAMC Common Stock to 500,000,000 and the number of authorized shares of GAMC’s preferred stock to 50,000,000 shares;

•        increase the required voting thresholds to approve amendments to the bylaws of the Post-Combination Company (“Post-Combination Company Bylaws”) and to certain provisions of the Proposed Certificate of Incorporation;

•        require a supermajority vote for the removal of directors for cause;

•        remove the provision renouncing the corporate opportunity doctrine;

•        eliminate the rights and privileges of GAMC Class B Common Stock and redesignate the GAMC Class A Common Stock and GAMC Class B Common Stock as common stock (after giving effect to the conversion of each outstanding share of GAMC Class B Common Stock immediately prior to the Closing into one share of GAMC Class A Common Stock); and

•        eliminate certain provisions related to related to GAMC’s status as a special purpose acquisition company that will no longer be relevant following the Closing.

For more information about these amendments to GAMC’s amended and restated certificate of incorporation, see the sections entitled “Proposal No. 2 — The Charter Amendment Proposal” and “Proposal Nos. 3A-3G — The Governance Proposals.”

Certain Agreements Related to the Business Combination Agreement

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, on October 4, 2023, GAMC entered into a sponsor support agreement (the “Sponsor Support Agreement”) with the Sponsor and Bolt Threads. Pursuant to the Sponsor Support Agreement, the Sponsor, among other things, agreed to vote all of its shares of GAMC Common Stock in favor of the approval and adoption of the Business Combination Agreement and any other proposal submitted for approval by the stockholders of GAMC in connection with the Business Combination. In addition, the Sponsor agreed that 1,437,500 Sponsor Shares (the “Sponsor Earn-Out Shares”) will be unvested and subject to forfeiture as of the Closing and will only vest if, during the five-year period following the Closing, (i) the price of the Post-Combination Company Common Stock equals or exceeds $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a period of 30 consecutive trading days or (ii) there is a change of control of the Post-Combination Company during such five-year period. Any Sponsor Shares that remain unvested after the fifth anniversary of the Closing will be forfeited and canceled. The Sponsor Support Agreement will terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Business Combination Agreement in accordance with its terms and (iii) the effective date of a written agreement of the parties terminating the Sponsor Support Agreement.

For more information about the Sponsor Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Sponsor Support Agreement.”

Stockholder Support Agreement

In connection with the execution of the Business Combination Agreement, on October 4, 2023, GAMC entered into a support agreement (the “Stockholder Support Agreement”) with Bolt Threads and certain stockholders of Bolt Threads pursuant to which such stockholders, among other things, agreed to vote in favor of the approval and adoption of the Business Combination Agreement and all other documents and transactions contemplated thereby, following the date that the registration statement on Form S-4 is declared effective, and to subject their shares to certain transfer restrictions. The Stockholder Support Agreement will terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Business Combination Agreement in accordance with its terms, and (iii) the effective date of a written agreement of the parties terminating the Stockholder Support Agreement.

For more information about the Stockholder Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Stockholder Support Agreement.”

Registration Rights and Lock-Up Agreement

In connection with the Business Combination, the Post-Combination Company, the Sponsor, certain stockholders of GAMC, and certain securityholders of Bolt Threads, (the “Holders” and each, a “Holder”) will enter into an amended and restated registration rights and lock-up agreement (the “Registration Rights and Lock-Up Agreement”) at Closing.

Pursuant to the terms of the Registration Rights and Lock-Up Agreement, the Post-Combination Company will be obligated to file a registration statement to register the resale of certain securities of the Post-Combination Company held by the Holders. The Registration Rights and Lock-Up Agreement further provides for (a) the shares of Post-Combination Company Common Stock held by the Holders to be locked-up for a period of six months following the Closing Date and (b) the Private Placement Warrants or any shares of common stock issued or issuable upon the exercise of the Private Placement Warrants for a period of 30 days following the Closing Date, subject to certain exceptions, including that the Sponsor and certain stockholders of GAMC party thereto will be permitted to sell up to $2,875,000 of the Post-Combination Company Common Stock during such period to cover any excise tax liability of GAMC for 2023 under Section 4501 of the Code arising from redemptions of shares of GAMC Class A Common Stock by GAMC’s stockholders.

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights and Lock-Up Agreement.”

Subscription Agreements

Substantially concurrently with the execution of the Business Combination Agreement, certain investors (the “PIPE Subscribers”), including the Sponsor, entered into Subscription Agreements pursuant to which the PIPE Subscribers have committed to purchase in a private placement up to 2,787,457 PIPE Shares at a purchase price of $10.00 per share and an aggregate purchase price of up to $27,874,570. The purchase of the PIPE Shares is conditioned upon, among other things, the consummation of the Business Combination occurring on or before July 4, 2024 and will be consummated immediately prior to or substantially concurrently with the Closing. The shares of GAMC Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act and will be issued in reliance on the availability of an exemption from such registration.

Pursuant to the Subscription Agreement executed by the Sponsor, the Sponsor has agreed to purchase 800,000 shares of GAMC Class A Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $8,000,000. However, the number of subscribed shares to be purchased thereunder by the Sponsor will be reduced by the number of shares of GAMC Class A Common Stock that have not been elected for redemption as of the expiration of the redemption period related to the Closing and that are held by certain individuals mutually agreed upon by GAMC and Bolt Threads at any time from the date of the execution of the Subscription Agreement up to immediately prior to the expiration of such redemption period.

For more information about the Subscription Agreements for the PIPE, see the section entitled “Certain Agreements Related to the Business Combination — Subscription Agreements.”

Reasons for the Approval of the Business Combination

After careful consideration, the GAMC Board recommends that GAMC’s stockholders vote “FOR” each GAMC Proposal being submitted to a vote of the GAMC stockholders at the special meeting.

For a description of GAMC’s reasons for the approval of the Business Combination and the recommendation of the GAMC Board, see the section entitled “The Business Combination — GAMC Board’s Reasons for the Approval of the Business Combination.”

Redemption Rights

Under GAMC’s amended and restated certificate of incorporation, holders of Public Shares may redeem all or a portion of the shares of GAMC Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) in connection with the GAMC Proposals.

If a holder exercises its redemption rights and the Business Combination is consummated, then GAMC will redeem such holder’s Public Shares for a pro rata portion of funds deposited in the Trust Account and such holder will no longer own these shares following the Business Combination. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to GAMC’s transfer agent in accordance with the procedures described herein.

See the section entitled “The Special Meeting of GAMC Stockholders — Redemption Rights” for the procedures to be followed if you wish to convert your Public Shares into cash.

Ownership of the Post-Combination Company After the Closing

It is anticipated that, upon the completion of the Business Combination, the ownership of the Post-Combination Company will be as follows:

•        current Bolt Threads Stockholders will own 25,017,307 shares of Post-Combination Company Common Stock (including shares such holders have agreed to purchase in the PIPE), representing approximately 71.8% of the total shares outstanding;

•        the Public Stockholders will own 577,937 shares of Post-Combination Company Common Stock, representing approximately 1.7% of the total shares outstanding;

•        the Initial Stockholders will own 7,987,500 shares of Post-Combination Company Common Stock (including the maximum 800,000 shares the Sponsor has agreed to purchase in the PIPE), representing approximately 22.9% of the total shares outstanding;

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that none of the Public Stockholders exercise their redemption rights and that Bolt Threads does not issue any additional equity securities prior to the Business Combination. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account (i) a total of up to 1,375,000 shares of Post-Combination Company Common Stock to be issued to a former landlord of Bolt Threads, a former vender of Bolt Threads and an advisor of GAMC following the Closing, (ii) potential future exercises of GAMC Warrants or (iii) shares issuable upon the exercise of outstanding Bolt Threads options or warrants or settlement of outstanding Bolt Threads RSUs.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Recommendation of the GAMC Board

The GAMC Board has unanimously determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of GAMC and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the special meeting on the date and at the time and place set forth in this proxy statement/prospectus. The GAMC Board unanimously recommends that GAMC’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Governance Proposals, “FOR” the Election of Directors Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal, if presented. See “The Business Combination — Recommendation of the GAMC Board” and “The Business Combination — GAMC Board’s Reasons for the Approval of the Business Combination.”

GAMC’s Special Meeting of Stockholders

See “Questions and Answers About the Special Meeting of GAMC’s Stockholders and the Related Proposals” above and “The Special Meeting of GAMC Stockholders” below for information regarding the special meeting.

The Sponsor and GAMC’s Directors and Officers Have Financial Interests in the Business Combination

In considering the recommendation of GAMC’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•        the beneficial ownership of the Sponsor, officers and directors of 7,187,500 Founder Shares, which were acquired prior to the IPO for an aggregate purchase price of approximately $25,000, as well as the 5,000,000 Private Placement Warrants that were acquired simultaneously with the IPO and over-allotment exercise by the Sponsor for a purchase price of $7,500,000;

•        all of the shares and warrants described in the preceding bullet would become worthless if GAMC does not complete a business combination within the applicable time period, as the Sponsor has waived any liquidation rights with respect to these shares. The Sponsor did not receive any consideration in exchange for such waiver. Such shares and warrants have an aggregate market value of approximately $[•] and $[•], respectively, based on the closing price of GAMC Class A Common Stock of $[•] and the closing price of GAMC Warrants of $[•] on Nasdaq on [•], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus;

•        in connection with the IPO, the Sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by GAMC for services rendered, contracted for or products sold to GAMC;

•        the GAMC Board will not receive reimbursement for any out-of-pocket expenses incurred by them on GAMC’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•        as of December 31, 2023, the Sponsor has loaned to GAMC an aggregate of $1,878,689, which was evidenced by unsecured promissory notes, payable without interest upon consummation of a business combination. In the event that GAMC does not complete an initial business combination, GAMC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account may be used for such repayment. Accordingly, GAMC will most likely be unable to repay the loan if a business combination is not completed;

•        the Sponsor has entered into a Subscription Agreement to purchase 800,000 shares of GAMC Class A Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $8,000,000, such PIPE Shares to be reduced by the number of shares of GAMC Class A Common Stock that have not been elected for redemption as of the expiration of the redemption period related to the Closing and that are held by certain individuals mutually agreed upon by GAMC and Bolt Threads at any time from the date of the execution of the agreement up to immediately prior to the expiration of such redemption period; and

•        the continued indemnification of current directors and officers of GAMC and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence GAMC’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal.

Regulatory Approvals Required for the Business Combination

Under the HSR Act and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. GAMC and Bolt Threads are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination. Due to the size of the transaction, no HSR filing was required.

Appraisal Rights

Holders of GAMC Common Stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

Material U.S. Federal Income Tax Consequences

For a discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations of the Redemption Rights and the Business Combination.” The consequences of a redemption to any particular holder of Public Shares will depend on that holder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state and local and non-U.S. income and other tax laws in light of your particular circumstances.

Accounting Treatment of the Business Combination

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, GAMC, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Bolt Threads will be treated as the accounting acquirer. Bolt Threads has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:

•        Bolt Threads stockholders will hold a majority of the voting power of the Post-Combination Company;

•        Bolt Threads’ senior management will comprise substantially all of the senior management of the Post-Combination Company;

•        The Board of Directors of the Post-Combination Company will consist of two directors designated by Bolt Threads, one director designated by the Sponsor, and four directors designated by the CEO of the Post-Combination Company; and

•        Bolt Threads’ operations will comprise the ongoing operations of the Post-Combination Company.

Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which Bolt Threads is issuing stock in exchange for the net assets of GAMC. The net assets of GAMC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to merger will be those of Bolt Threads.

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors”. Such risks include, but are not limited to:

•        Risks related to Bolt Threads, including:

•        Bolt Threads has a history of net losses and may not be able to achieve or maintain profitability in the future;

•        Bolt Threads’ operating results may fluctuate significantly as a result of a variety of factors, including, but not limited to, end market demand, timing of regulatory actions and variation in manufacturing costs, many of which are outside of its control;

•        Bolt Threads may incur significant expenses and capital expenditures in the future to execute its business plan and may be unable to adequately control its expenses or raise additional capital on favorable terms, if at all;

•        Prior to the Business Combination, Bolt Threads’ history of losses and negative cash flows from operations and need for substantial capital raise substantial doubt about its ability to continue as a going concern;

•        Bolt Threads may not be able to generate sufficient cash to service all of its debt obligations, and may be forced to take other actions to satisfy its obligations under its debt obligations, which may not be successful;

•        Bolt Threads may be able to incur more debt in the future, which could further exacerbate the risks of leverage, including the ability to service its indebtedness;

•        Bolt Threads revenue is primarily generated from sales of its b-silk product, and it is therefore highly dependent on the success of this product;

•        b-silk and future biomaterial product candidates may not achieve market success. If Bolt Threads’ products do not achieve market success, it may be unable to generate significant revenues;

•        Bolt Threads may be unable to manage growth effectively, and its ability to successfully implement its business plan will depend on a number of factors outside of its control;

•        Bolt Threads currently relies on a single manufacturing partner and manufacturing facility for the production of b-silk and in the future intend to rely on a small number of manufacturing partners and manufacturing facilities both in the U.S. and internationally;

•        Pricing and availability for b-silk and Bolt Threads’ future products may be impacted by factors out of its control, including, but not limited to, end market demand, variation in manufacturing costs, and supplier availability;

•        If Bolt Threads’ costs of producing b-silk materially increase, it would have to raise its prices, which could negatively impact its ability to gain new customers and keep existing customers;

•        Bolt Threads has limited experience in marketing and selling b-silk, and if it is unable to gain market acceptance from consumer product companies and others, its business may be adversely affected;

•        Bolt Threads may not be able to protect adequately its patents and other intellectual property assets, which could adversely affect its competitive position and reduce the value of its products, and litigation to protect its patents and intellectual property assets may be costly; and

•        Government regulations and private party actions relating to the marketing and advertising of cosmetic products that include b-silk or other products Bolt Threads develops may restrict, inhibit or delay its ability to sell such products and harm its business.

•        Risks related to the Business Combination, including that:

•        GAMC stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

•        There can be no assurance that the Post-Combination Company Common Stock will be approved for listing on the Nasdaq or that the Post-Combination Company will be able to comply with the continued listing standards of the Nasdaq.

•        If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of GAMC’s securities or, following the Closing, the Post-Combination Company’s securities, may decline.

•        Following the consummation of the Business Combination, the Post-Combination Company will incur significantly increased expenses and administrative burdens as a public company.

•        The unaudited pro forma financial information included herein may not be indicative of what the Post-Combination Company’s actual financial position or results of operations would have been.

•        The GAMC Board did not obtain a fairness opinion in determining whether to proceed with the Business Combination and whether the terms of the Business Combination are fair from a financial point of view to the Public Stockholders.

•        GAMC’s directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other GAMC Proposals.

•        Risks related to ownership of the Post-Combination Company Common Stock following the Business Combination, including that:

•        The Post-Combination Company second amended and restated certificate of incorporation will contain anti-takeover provisions that could adversely affect the rights of our stockholders.

•        Because the Post-Combination Company has no current plans to pay cash dividends on Post-Combination Company Common Stock for the foreseeable future, you may not receive any return on investment unless you sell GAMC Class A Common Stock for a price greater than that which you paid for it.

•        Future issuances by the Post-Combination Company of any equity securities may dilute the interests of GAMC stockholders and decrease the trading price of the Post-Combination Company Common Stock

•        Risks related to redemption of Public Shares, including that:

•        GAMC will require Public Stockholders who wish to redeem their shares of GAMC Class A Common Stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

•        There is uncertainty regarding the federal income tax consequences of the redemption to the holders of GAMC Class A Common Stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team’s, Bolt Threads’ and Bolt Threads’ management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        our ability to consummate the Business Combination;

•        the expected benefits of the Business Combination;

•        expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•        Bolt Threads’ future capital requirements and sources and uses of cash;

•        Bolt Threads’ ability to obtain funding for its operations;

•        Bolt Threads’ business, expansion plans and opportunities;

•        the expected U.S. federal income tax impact of the Business Combination; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the risk that the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of the Post-Combination Company’s securities;

•        the risk that the Business Combination may not be completed by GAMC’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by GAMC;

•        the failure to satisfy the conditions to the consummation of the Business Combination, including the adoption of the Business Combination Agreement by the stockholders of GAMC and Bolt Threads, the receipt of certain governmental and regulatory approvals, and the PIPE;

•        the lack of a third party valuation in determining whether to pursue the Business Combination;

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;

•        the effect of the announcement or pendency of the Business Combination on Bolt Threads’ business relationships, performance, and business generally;

•        the outcome of any legal proceedings that may be instituted against Bolt Threads or against GAMC related to the Business Combination Agreement or the Business Combination;

•        the ability to maintain the listing of GAMC’s securities on the Nasdaq;

•        the price of GAMC’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which Bolt Threads plans to operate, variations in performance across competitors, changes in laws and regulations affecting Bolt Threads’ business and changes in the combined capital structure;

•        the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;

•        the risk of downturns and the possibility of rapid change in the highly competitive industry in which Bolt Threads operates;

•        the risk that Bolt Threads and its current and future collaborators are unable to successfully develop and commercialize Bolt Threads’ products or services, or experience significant delays in doing so;

•        the risk that Bolt Threads may never achieve or sustain profitability;

•        the risk that Bolt Threads will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

•        the risk that the Post-Combination Company experiences difficulties in managing its growth and expanding operations;

•        the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations;

•        the risk of product liability or regulatory lawsuits or proceedings relating to Bolt Threads’ products and services;

•        the risk that Bolt Threads is unable to secure or protect its intellectual property;

•        the risk that the Post-Combination Company’s securities will not be approved for listing on the Nasdaq or if approved, maintain the listing; and

•        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the special meeting. Certain of the following risk factors apply to the business and operations of Bolt Threads and will also apply to the business and operations of the Post-Combination Company following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of the Post-Combination Company following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by GAMC and Bolt Threads that later may prove to be incorrect or incomplete. GAMC and Bolt Threads may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair the business or financial condition of the Post-Combination Company.

Unless the context requires otherwise, references to “Bolt Threads,” “we,” “us,” “our” and “the company” in this section are to the business and operations of Bolt Threads prior to the Business Combination and the business and operations of the Post-Combination Company as directly or indirectly affected by Bolt Threads by virtue of the Post-Combination Company’s ownership of the business of Bolt Threads following the Business Combination.

Risks Related to Bolt Threads’ Financial Position

We have a history of net losses and may not be able to achieve or maintain profitability in the future.

In the years ended December 31, 2022 and 2021, we incurred net losses of $51.7 million and $38.5 million, respectively, and in the nine months ended September 30, 2023, we incurred a net loss of $50.1 million. As of September 30, 2023, our accumulated deficit was $388.7 million. Since our inception, we have been engaged primarily in research and development and early-stage commercial activities. Because we have a limited history of commercial operations and we operate in a rapidly evolving industry, we cannot be certain that we will generate sufficient revenue to achieve or maintain profitability.

Our ability to generate revenue in the near-term is highly dependent on the successful commercialization of our current and future biomaterials products, including b-silk, and the decrease in costs of producing such products, both of which are subject to many risks and uncertainties as described below. In particular, we expect that it will take time for b-silk production to ramp up to a more economical scale thereby decreasing our cost of producing. As a result, we may have significant losses and negative cash flow as we work to expand our market share for at least the next few years, as we incur additional costs and expenses for the continued development and expansion of our business, including the costs of establishing capacity with our manufacturing partners and ongoing expenses of research, product development, and commercialization. The amount we spend will impact our ability to become profitable and this will depend, in part, on the number of new products that we attempt to develop and the costs of further commercializing our existing products. We may not achieve any or all of these goals and, thus, we cannot provide assurances that we will ever be profitable. Even if we can successfully produce and sell b-silk and our other products, whether we will be able to generate a profit on any of these products is highly uncertain and depends on a number of factors including the cost of production, the price we are able to charge for these products, further market adoption of our products, and the emergence of competing products.

Our operating results may fluctuate significantly as a result of a variety of factors, including, but not limited to, end market demand, timing of regulatory actions and variation in manufacturing costs, many of which are outside of its control.

We are subject to, among other things, the following factors that may negatively affect our operating results:

•        the announcement or introduction of new products by our competitors;

•        fluctuating prices of biomaterials due to availability of raw materials, skepticism of silicone elastomer substitutes, and uncertain rise and fall of current market demands;

•        changing availability of and prices from contract manufacturers, as well as potential modest capital expenditures depending on the infrastructure of various contract manufacturers;

•        our ability to upgrade and develop our systems and infrastructure to accommodate growth;

•        our ability to secure adequate fermentation capacity with our manufacturing partners;

•        our ability to secure production of b-silk and any future biomaterial products at scale;

•        our ability to attract and retain key personnel in a timely and cost-effective manner;

•        our ability to attract new customers, retain existing customers, and maintain or increase order volume from existing customers;

•        technical difficulties;

•        the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure;

•        our ability to identify and enter into relationships with appropriate and qualified third-party providers of necessary testing and manufacturing services;

•        regulation by federal, state or local governments; and

•        general economic conditions, as well as economic conditions specific to the cosmetics and personal care industry.

As a result of our limited operating history and the nature of the markets in which we compete, it is difficult for us to forecast our revenues or earnings accurately. We have based our anticipated future expense levels largely on our investment plans and estimates of future events, although certain of our expense levels will, to a large extent, become fixed. As a strategic response to changes in the competitive environment, we may from time to time make certain decisions concerning expenditures, pricing, service or marketing that could have a material and adverse effect on our business, results of operations and financial condition, either for a number of periods or more generally.

We may incur significant expenses and capital expenditures in the future to execute our business plan and we may be unable to adequately control our expenses or raise additional capital on favorable terms, if at all. Prior to the Business Combination, our history of losses and negative cash flows from operations and need for substantial capital raise substantial doubt about our ability to continue as a going concern.

We plan to make capital expenditures following the Business Combination and related transactions and may incur significant capital expenditures in the future as we expand our research and business. In addition, cash requirements relate primarily to working capital needed to operate and grow our business, including funding operating expenses, growth in working capital requirements to support increased revenue, continued expansion of our markets, continued development and expansion of our products, expanding fermentation capacity with our manufacturing partners, and the possible repayment or refinancing of any long-term debt that may be incurred. Our ability to meet future liquidity needs and capital requirements will depend upon numerous factors, including the amount of net proceeds we receive from the Business Combination and related transactions, the timing and quantity of product orders and shipments; attaining and expanding positive gross margins for b-silk and future biomaterial products; the timing and amount of our operating expenses; the timing and costs of working capital needs; the timing and costs of expanding our research and development teams; the ability of our customers to continue to order products from us; our ability to obtain financing arrangements to support our operations, including financing arrangements to repay or refinance any long-term debt that may be incurred, and the terms of such agreements that may require us to pledge or restrict substantial amounts of our cash to support these financing arrangements; the timing and costs of hiring and training necessary personnel; the extent to which our products gain more market acceptance; the timing and costs of product development and introductions; the extent of our ongoing and new research and development initiatives; and changes in our strategy or our planned activities. In addition, if we are unable to fund our operations with the proceeds from the Business Combination and related transactions and cash flows from operations, and cannot obtain external financing on favorable terms or at all, we may not be able to sustain future operations which could cause us to delay, reduce or cease operations and could have a material adverse effect on our business, results of operations and financial condition.

In Note 2 to our consolidated financial statements included in this proxy statement/prospectus, we disclose that there is substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm issued an explanatory paragraph in its report on our consolidated financial statements as of, and for the year ended, December 31, 2022. If we are unable to obtain sufficient funding, we could be forced to delay, reduce or eliminate all of our research and development programs, future research and development efforts and ongoing preclinical studies and clinical trials, and our financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. After the completion of the Business Combination, future financial statements may disclose substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all. Additionally, even if we raise sufficient capital through additional equity or debt financings, strategic alternatives or otherwise, there can be no assurance that the revenue or capital infusion will be sufficient to enable us to develop our business to a level where it will be profitable or generate positive cash flow. Any equity securities issued subsequent to the Business Combination and related transactions may provide for rights, preferences or privileges senior to those of holders of Bolt Threads Common Stock. If we raise funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of Bolt Threads Common Stock and a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. The terms of any debt securities issued could also impose significant restrictions on our operations.

We may not be able to generate sufficient cash to service all of our debt obligations, and may be forced to take other actions to satisfy our obligations under our debt obligations, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt service obligations and other obligations depends on our ability to generate cash in the future and our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our debt. As of December 31, 2023, and after giving effect to the Business Combination and related transactions, we have estimated principal and interest payments on debt due in the next twelve months of nil and $1.4 million, respectively.

If our cash flows and capital resources are insufficient to fund our debt service and other obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, or to seek additional capital or restructure or refinance our debt. These alternative measures may not be successful and may not permit us to meet our scheduled debt obligations. If our operating results and available cash are insufficient to meet our debt service and other obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds sought from them, and these proceeds may not be adequate to meet any debt service or other obligations then due. Further, we may need to refinance all or a portion of our debt on or before maturity, and we cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

We may be able to incur more debt in the future, which could further exacerbate the risks of leverage, including the ability to service our indebtedness.

We may need to incur additional debt in the future to further our research and development into products, marketing, or working capital. Although the covenants contained in our current indebtedness instruments may impose some limits on our ability to incur new debt, these agreements may permit the incurrence of significant additional debt if we satisfy certain conditions or such debt instruments may be amended in the future to do so. If we incur new debt, the risks related to being in a highly leveraged company that we now face could intensify, including our ability to service such indebtedness.

We are subject to a number of restrictive debt covenants under the Ginkgo Note Purchase Agreement.

On December 29, 2023, we entered into an amendment (the “Ginkgo Note Purchase Agreement Amendment”) to our note purchase agreement, dated October 14, 2022 (the “Ginkgo Note Purchase Agreement”) with Ginkgo Bioworks, Inc. (“Ginkgo”) to modify our outstanding senior secured notes (the “Senior Secured Notes”) held by Ginkgo. As amended, the Ginkgo Note Purchase Agreement contains customary affirmative covenants and also contains restrictive covenants, including, among others, limitations on: the incurrence of additional debt, liens or other encumbrances on property, acquisitions and investments, loans and guarantees, mergers, consolidations, liquidations and dissolutions, asset sales, dividends and other payments in respect of our capital stock, prepayments of certain debt, transactions with affiliates and changes to our type of business, management of the business, control of the business or business locations. Additionally, the Ginkgo Note Purchase Agreement contains subjective acceleration clauses to accelerate the maturity date of the Senior Secured Notes in the event that a material adverse change has occurred within the business, operations, or financial condition of the Company.

Our ability to generate sufficient cash from operations to meet our debt obligations will depend upon our future operating performance, which will be affected by general economic, financial, competitive, business and other factors beyond our control. A breach of any of these covenants or restrictions, as applicable, or any inability to pay interest on, or principal of, our outstanding debt as it becomes due could result in an event of default. Upon an event of default, if not waived by our lenders, our lenders may declare all amounts outstanding as due and payable. Such an acceleration of the maturity of our indebtedness may, among other things, prevent or limit us from engaging in transactions that benefit us, including responding to changing business and economic conditions and taking advantage of attractive business opportunities.

Our ability to use net operating losses to offset future taxable income will be subject to certain limitations as a result of the Business Combination and related transactions.

As of December 31, 2022, we had federal net operating loss (“NOL”) carryforwards of $289.1 million of which $73.3 million will begin to expire in 2030 and $215.8 million of which can be carried forward indefinitely. As of December 31, 2022, we had state NOL carryforwards of $207.1 million which begin to expire in various amounts in 2030. We may have generated additional NOLs since then. A portion of these NOL carryforwards could expire unused and be unavailable to offset future taxable income. In addition, in general, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. For these purposes, an ownership change generally occurs where the aggregate stock ownership of one or more stockholders or groups of stockholders who own at least 5% of a corporation’s stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a specified testing period. Our existing NOLs could be subject to limitation under Sections 382 and 383 of the Code if we have undergone, or undergo in the future, any ownership changes for purposes of these provisions. The Business Combination and related transactions, if consummated, are expected to constitute such an ownership change. Our NOLs may also be impaired under state law. A portion of our existing NOLs are also subject to the so called separate-return-limitation-year (“SRLY”) rules that apply to consolidated tax groups.

The ability of the Post-Combination Company to utilize our NOLs following the Business Combination and related transactions is also conditioned upon the combined company attaining profitability and generating U.S. federal and state taxable income. As described under “— We have a history of net losses and may not be able to achieve or maintain profitability in the future,” we have incurred significant net losses in the past, and it is anticipated that we will continue to incur significant losses in the future; therefore, we do not know whether or when the combined company will generate the U.S. federal or state taxable income necessary to utilize our NOL carryforwards, even to the extent they are not subject to limitation by Sections 382 and 383 of the Code or the SRLY rules.

Risks Related to Bolt Threads’ Products and Operations

Our revenue is primarily generated from sales of our b-silk product, and we are therefore highly dependent on the success of this product.

To date, substantially all of our revenue has been derived, and we expect it to continue to be substantially derived, from sales of b-silk. We began commercializing b-silk in direct-to-consumer products in 2018 and in business-to-business products in 2020, but our commercialization of b-silk to date has still been limited. Customer awareness of, and experience with, b-silk has been and is currently limited. As a result, b-silk has limited product and brand recognition within the beauty and personal care market as a substitute for silicone elastomers. We do not have a long history operating as a commercial company, and the novelty of b-silk, together with our limited commercialization experience, makes it difficult to evaluate our current business and predict our future prospects with precision. These factors also make it difficult for us to forecast our financial performance and future growth, and such forecasts are subject to a number of uncertainties, including those outside of our control.

b-silk and future biomaterial product candidates may not achieve market success. If our products do not achieve market success, we may be unable to generate significant revenues.

We currently have limited customer commitments for commercial quantities of our b-silk. Some prospective customers are currently evaluating and testing b-silk prior to making large-scale purchase decisions. The successful commercialization of b-silk is also dependent on additional customers’ ability to commercialize the end-products that they make from b-silk, which may never gain market acceptance.

Market acceptance of b-silk and future biomaterial product candidates will depend on numerous factors, many of which are outside of our control, including among others:

•        public acceptance of b-silk and future biomaterial product candidates;

•        our ability to produce b-silk with consistent quality that offers functionality comparable or superior to existing or new silicone elastomers or silicone elastomer alternatives;

•        our ability to produce b-silk and future biomaterial product candidate to fit their intended purposes;

•        our ability to demonstrate the benefits of b-silk in terms of safety and efficacy, as well as meet “clean beauty” standards such as biodegradability and environmental friendliness;

•        our ability to maintain and obtain further necessary regulatory approvals for b-silk;

•        the speed at which potential customers qualify b-silk for use in their products, including any required third party testing;

•        our ability to produce new products or customizations of existing products to match changes in public demand;

•        the time it takes for our commercial-scale volume to be established;

•        the pricing of b-silk and future biomaterial product candidates compared to competitive products, including silicone-based elastomers;

•        the effectiveness of our market strategy;

•        ease of administration of our products;

•        the strategic reaction of companies that market competitive products;

•        our reliance on third party manufacturing partners to produce b-silk;

•        our reliance on third parties who support or control distribution channels; and

•        general market conditions including fluctuating demand for b-silk and our future biomaterial product candidates.

We may be unable to manage rapid growth effectively, and our ability to successfully implement our business plan will depend on a number of factors outside of our control.

Any failure by us to manage growth effectively could have a material and adverse effect on our business, results of operations and financial condition. We anticipate that a period of significant expansion will be required following the Business Combination to address potential growth, including expanding the production of b-silk and research activities. This expansion will place a significant strain on our management, operational and financial resources. To manage the expected growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures and controls and must establish a qualified finance, administrative and operations staff. Our management may be unable to hire, train, retain and manage the necessary personnel or to identify, manage and exploit potential strategic relationships and market opportunities.

We currently rely on a single manufacturing partner and manufacturing facility for the production of b-silk and in the future intend to rely on a small number of manufacturing partners and manufacturing facilities both in the U.S. and internationally.

While we expect to enter into manufacturing agreements with multiple manufacturers to increase the supply of b-silk and limit our reliance on any one manufacturing partner, we currently rely on a single manufacturing partner, Laurus Bio, and a single manufacturing facility of Laurus Bio (the “Laurus Bio Facility”) to produce b-silk. The Laurus Bio services agreement is set to expire by its terms in August 2024. While we expect to extend the services agreement with Laurus Bio, there can be no assurances that we will be able to extend or that the terms will be favorable to us. Additionally, adverse changes or developments affecting our relationship with Laurus Bio or the Laurus Bio Facility could impair our ability to produce b-silk. Any shutdown or period of reduced production at the Laurus Bio Facility or the manufacturing facilities of future manufacturing partners, which may be caused by regulatory noncompliance or other issues, as well as other factors beyond our control, such as severe weather conditions, natural disaster, fire, power interruption, work stoppage, disease outbreaks or pandemics, acts of war, political unrest, equipment failure, delay in supply delivery, or shortages of material, equipment, decreased fermentation capacity, or labor, would significantly disrupt our ability to product b-silk in a timely manner, meet our contractual obligations and operate our business. Performance guarantees may not be sufficient to cover damages or losses, or the guarantors under such guarantees may not have the ability to pay. Any insurance coverage we have may not cover or be sufficient to fully cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

Pricing and availability for b-silk and our future products may be impacted by factors out of our control, including, but not limited to, end market demand, variation in manufacturing costs, and supplier availability.

Pricing and availability of b-silk can be volatile due to numerous factors beyond our control, including general, domestic and international economic conditions, labor costs, production levels, competition for fermentation capacity and consumer demand. This volatility could significantly affect the availability and cost of b-silk for us, and may therefore have a material adverse effect on our business, results of operations and financial condition. We believe pricing and availability of any of our future biomaterial products may be similarly volatile.

We outsource the production of b-silk to third party manufacturing partners. Our contract manufacturing partners secure all of the necessary raw materials. Due to the high rate of growth in the silicone elastomer replacement market, the demand for raw materials used in our products may outpace supply, which could result in price increases and deficits in the supply necessary to meet customer demand. If we are unable to secure the required quantities of third-party raw materials, we may not be able to achieve fulfill customer demand or any forecasts or guidance we provide to the public.

If our costs of producing b-silk materially increase, we would have to raise our prices, which could negatively impact our ability to gain new customers and keep existing customers.

We rely solely on manufacturing partners to produce b-silk. The price we pay our contract manufacturing partners for b-silk has depended in part on the fluctuating cost of the raw materials used in the manufacturing processes, particularly urea costs. While we have negotiated fixed prices with certain contract manufacturers for upcoming production runs, we may not be able to secure such agreements in the future. We have faced, and could continue to face, resistance from some customers in accepting any increase in our prices as a result of market acceptance and the cost of producing b-silk. Some multi-year contracts and non-contractual pricing arrangements with customers may permit limited price adjustments to reflect increased costs. However, such adjustments may not occur quickly enough, or be sufficient enough, to prevent a materially adverse effect on net income and cash flow. Furthermore, any price adjustments may not cover all input costs, and these adjustments are not present in many of our customer contracts. In the event we experience increased b-silk costs, we may have to raise our prices, which could affect our ability to gain new customers or retain existing customers. Further, our inability to raise our prices to mitigate the effects of these increased input costs could have a material adverse effect on our financial results.

We may also experience material increases in customer cancellations or reductions in the future on account of the macroeconomic environment, especially in the event of a prolonged recession or a worsening of current conditions as a result of many factors, including inflation. As a result, we may have to make changes to our pricing model to address these dynamics, any of which could adversely affect our business, results of operations and financial condition.

There can be no assurance our manufacturing suppliers will provide the quality needed by us in the quantities requested or at a reasonable price. Because we do not control the actual production of b-silk, we are also subject to delays caused by interruption in production including but not limited to those resulting from conditions outside of our control, such as pandemics, weather, transportation interruptions, labor shortages, strikes, terrorism, natural disasters, and other catastrophic events.

We have limited experience in marketing and selling b-silk, and if we are unable to gain market acceptance from consumer product companies and others, our business may be adversely affected.

We sell b-silk through our own direct sales force, and we have limited experience in marketing and selling b-silk. Our future sales will depend in large part on our ability to increase our marketing efforts and adequately address our customers’ needs. The beauty and personal care market is a large and diverse market, and competition for sales and marketing personnel is intense. We may not be able to attract and retain sufficient personnel to maintain an effective sales and marketing force. In addition, if we choose in the future to use distribution partners, we will likely have less control over the sales and marketing personnel of our distribution partners. The personnel at such distribution partners may therefore not be adequately trained with respect to our products or may not be sufficiently incentivized to sell b-silk. If we are unable to successfully market our products and adequately address our customers’ needs, it could negatively impact sales and market acceptance of our products and we may never generate sufficient revenue to achieve or sustain profitability.

A limited number of customers, distributors and collaboration partners account for a material portion of our revenue and they may continue to do so for the foreseeable future. The loss of major customers, distributors or collaboration partners could harm our operating results.

Our revenues have varied materially from quarter to quarter and are dependent on sales to, and collaborations with, a limited number of customers, distributors and/or collaboration partners. For example, for the year ended December 31, 2022 and the nine months ended September 30, 2023, our top four customers accounted for 99% of our total revenue. We cannot be certain that customers, distributors and/or collaboration partners that have accounted for material revenues in past periods, individually or as a group, will continue to generate similar revenues in any future period. If we fail to renew with, or if we lose a major customer, distributor or collaboration partner, our revenues could decline if we are unable to replace the lost revenues with revenues from other sources. Furthermore, if we lose one or more of our distributors and cannot replace the distributor in a timely manner or at all, our business, results of operation and financial condition may be materially adversely affected.

Our estimated contracted revenues vary from purchase orders on an “as needed” basis to contracts with minimum purchase obligations, and the failure of our customers to continue placing orders or to abide by their contracts could have a material adverse effect on our operations and financial results.

In 2022, none of our product revenue was derived from purchase orders made by customers on an as-needed basis, and all orders occurred under specified multi-year minimum contractual purchase obligations. However, going forward, we expect to encounter a mixture of multi-year contractual purchase commitments and as-needed purchase orders. As a result, our manufacturing volume will continue to be based on estimates and forecasts that can be incorrect. Additionally, customers issuing purchase orders can cancel purchase orders or reduce or delay orders at any time. Incorrect estimates and projections or the cancellation, delay, or reduction of customer purchase orders, or customers’ failure to fulfill their minimum purchase obligations could result in reduced sales, excess inventory, unabsorbed overhead, and reduced income from operations.

We often schedule internal production levels and place orders for b-silk with our manufacturing partners before receiving firm orders from our customers. Therefore, if we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products to deliver to our customers. Factors that could affect our ability to accurately forecast demand for our products include the following:

•        an increase or decrease in consumer demand for b-silk or for the products of our competitors;

•        our failure to accurately forecast consumer acceptance of new product candidates;

•        delays in the production of b-silk, or the unsatisfactory performance of manufacturing partners;

•        delays in the ability of b-silk to meet certain customer performance requirements and other specifications;

•        new product introductions by us or our competitors;

•        changes in our relationships with our customers;

•        changes in general market conditions or other factors, which may result in cancellations of orders or a reduction or increase in the rate of reorders placed by retailers;

•        changes in laws and regulations applicable to our products or the manner in which we sell b-silk; and

•        weak economic conditions or consumer confidence, which could reduce demand for b-silk.

Inventory levels in excess of consumer demand may result in inventory write-downs and the sale of excess inventory at discounted prices, which could have an adverse effect on our business, results of operations and financial condition. Any overestimation of the demand for b-silk will result in a decline in forecasted revenue. Additionally, if we underestimate or are otherwise unable to produce enough b-silk from manufacturing partners to meet the demand for b-silk, we may not be able to meet customer demand, resulting in delays in the shipment of products and lost revenue, and damage to our reputation and customer and consumer relationships. We may not be able to manage inventory levels successfully to meet future order and reorder requirements.

We may face challenges selling b-silk and future biomaterial products at commercial scale and at commercially viable cost, and we may not be able to commercialize b-silk or future biomaterial products to the extent necessary to make a profit or sustain and grow our current business.

To commercialize b-silk and future biomaterial products, we must be successfully produce at commercial scale or at a commercially viable cost. If we cannot achieve commercially viable production economics with our manufacturing partners for enough b-silk or our future biomaterial products to support our business plan, including through establishing and maintaining sufficient production scale and volume, we will be unable to achieve a sustainable products business. Our production costs depend on many factors that could have a negative effect on our ability to offer our planned products at competitive prices, including, in particular, our ability to establish and maintain sufficient production scale and volume, exchange rates and contract manufacturing costs.

To reduce per-unit production costs to be able to reliably sell b-silk with positive margins, we must increase the amount of b-silk we purchase from our manufacturing partners to achieve economies of scale and optimize the manufacturing process to make the manufacturing process more efficient. However, if we do not sell production output in a timely manner or in sufficient volumes, our investment in production will lead to higher working capital costs, which harm our cash position and could generate losses. Additionally, we may incur added storage costs as well as supply chain delays and disruptions, all of which can adversely affect the value of such products. Since achieving competitive product prices generally requires increased production volumes and cash flows from sales are in their early stages, we have had to produce and sell b-silk at a loss in the past, and we may continue to do so as we build our business. If we are unable to achieve adequate revenues from a combination of b-silk sales and other sources such as future biomaterial products, we may not be able to invest in production and we may not be able to pursue our business plans.

Certain contracts granting exclusivity rights to customers may limit our ability to sell products in certain markets.

We may enter into certain agreements with customers, which, subject to the terms therein, grant these customers the exclusive right with respect to certain limited applications to purchase certain products from us for a contractually specified period of time. These arrangements could prevent us from selling products to certain prospective customers, which could have a material and adverse impact on our potential revenues and our ability more generally to expand our customer base and product lines.

We may face substantial competition from incumbent materials as well as other new entrants, and if we are unable to continue developing innovative products and technologies and/or scale our production of b-silk, we may fail to gain, or may lose, market share to our competitors.

We face and will face substantial competition from a variety of companies in the cosmetic ingredients segment. Some competitors’ products are suitable for a range of uses at a price that may be lower than our product offerings. Many of these companies have longer operating histories, greater name recognition, larger customer bases, and significantly greater financial, sales and marketing, manufacturing, technical, and other resources than us. Our competitors may be able to adapt more quickly to new or emerging technologies, changes in customer requirements and changes in laws and regulations. In addition, current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers or other third parties. Accordingly, new competitors or alliances among competitors could emerge and rapidly acquire significant market share. There can be no assurance that we can develop products that are more effective or achieve greater market acceptance than competitive products, or that our competitors will not succeed in developing products and technologies that are more effective than those being developed by us and that would therefore render our products and technologies less competitive or even obsolete. We cannot assure you that we will be able to compete successfully against current or new competitors. We believe our ability to compete successfully in designing, engineering, and manufacturing our products at significantly reduced cost to customers does and will depend on a number of factors, which may change in the future due to increased competition, our ability to develop new technologies and to meet our customers’ needs and the availability of our offerings. If we are unable to compete successfully, our business, results of operations and financial condition would be adversely affected.

If we are unable to coordinate with our current manufacturing partner and future manufacturing partners to successfully commence, scale up or sustain production of b-silk at existing and planned manufacturing facilities, our customer relationships, business and results of operations may be adversely affected.

A substantial component of our planned production capacity in the near-and long-term depends on successful operations at our existing and potential large-scale manufacturing partners. We may partner with additional manufacturing facilities which we expect will allow us to increase production capacity. However, there can be no assurances that we will be able to commence operations or contract additional production capacity on our expected timeline, if at all. Delays or problems in the start-up or operation of facilities could cause delays in our ramp-up of production and hamper our ability to reduce our production and logistics costs. Delays could occur due to a variety of factors, including regulatory requirements and our ability to fund commissioning costs.

Once each production, purification, and downstream processing source is secured, they must perform as we expect. If our suppliers encounter significant delays in financing, cost overruns, engineering issues, contamination problems, equipment or raw material supply constraints, unexpected equipment maintenance requirements, safety issues, work stoppages or other serious challenges in bringing these facilities online for our products and operating them at commercial scale, including as a result of the impacts of the COVID-19 pandemic, we may be unable to supply our renewable products in the time frame and at the cost we have planned. It is difficult to predict the effects of scaling up production of industrial fermentation to commercial scale, as it involves various risks to the quality and consistency of our molecules. In addition, in order to produce molecules at existing and potential future plants, suppliers have been and may in the future be required to perform thorough transition activities and modify the design of plants. Any modifications to the manufacturing facility could cause complications in the operations of the plant, which could result in delays or failures in production. If we are unable to contract additional manufacturing capacity necessary to meet existing and potential customer demand, we may need to continue to use, or increase our use of, existing contract manufacturing sources, which may not be available on terms acceptable to us, if at all, and generally entail greater cost to us and would therefore reduce our anticipated gross margins. Further, if our efforts to increase (or commence, as the case may be) contracted production are not successful, our existing partners may decide not to work with us to develop additional production capacity, demand more favorable terms or delay their commitment to invest capital in our production. If we are unable to increase and sustain manufacturing capacity and operations sufficient to satisfy the existing and potential demand of our customers and partners, our business and results of operations may be adversely affected.

Our financial results could vary materially from quarter to quarter and are difficult to predict.

Our revenues and results of operations could vary materially from quarter to quarter because of a variety of factors, many of which are outside of our control. As a result, comparing our results of operations on a period-to-period basis may not be meaningful. Factors that could cause our quarterly results of operations to fluctuate include:

•        achievement, or failure, with respect to technology, product development or manufacturing milestones needed to allow us to enter identified markets on a cost-effective basis or obtain milestone-related payments from collaboration partners;

•        delays or greater than anticipated expenses associated with the use of new manufacturing partners;

•        the cost of conducting research and development activities to optimize b-silk and future biomaterial products;

•        impairment of assets based on shifting business priorities and working capital limitations;

•        disruptions in the production process at any manufacturing facility, including disruptions due to outbreak of disease, contamination, safety or other technical difficulties, or scheduled downtime as a result of transitioning equipment to the production b-silk;

•        losses of, or the inability to secure new customers, collaboration partners, contract manufacturers, suppliers or distributors;

•        losses associated with producing our products as we ramp to commercial production levels;

•        the timing and size of b-silk sales to customers;

•        increases in price or decreases in availability of b-silk;

•        the unavailability of contract manufacturing capacity altogether or at reasonable cost;

•        exit costs associated with terminating contract manufacturing relationships;

•        fluctuations in foreign currency exchange rates;

•        change in the fair value of debt and derivative instruments;

•        fluctuations in the price of and demand for silicone elastomers and other products for which b-silk is an alternative;

•        variability in sales of b-silk;

•        competitive pricing pressures, including decreases in average selling prices of b-silk;

•        unanticipated expenses or delays associated with changes in governmental regulations and environmental, health, labor and safety requirements;

•        departure of executives or other key management employees resulting in transition and severance costs;

•        our ability to use our net operating loss carryforwards to offset future taxable income;

•        business interruptions such as pandemics or natural disasters like earthquakes and tsunamis;

•        our ability to integrate businesses that we may acquire in the future;

•        our ability to successfully collaborate with joint venture partners;

•        risks associated with the international aspects of our business; and

•        changes in general economic, industry and market conditions, both domestically and in our foreign markets, including rising interest rates, taxes and inflation.

Due to the factors described above, among others, the results of any quarterly or annual period may not meet our expectations or the expectations of our investors and may not be meaningful indications of our future performance.

We depend on key personnel.

We depend greatly on our executive officers and other employees. Our success will depend, in part, upon our ability to attract and retain additional skilled personnel. There can be no assurance that we will be able to find, attract and retain additional qualified employees, directors, and advisors having the skills necessary to operate, develop and grow our business. Our inability to hire qualified personnel, the loss of services of any of our executive officers, or the loss of services of other key employees, or advisors that may be hired in the future, may have a material and adverse effect on our business.

Our management has limited experience in operating a public company.

Our executive officers have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage their new roles and responsibilities. The transition to being a public company subjects us to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, results of operations and financial condition.

An increase in our shipping and freight costs could have a material adverse effect on our financial results because we may not be able to pass through all of these increased costs to our customers.

We currently rely upon third-party transportation providers for a significant portion of our product shipments. Our utilization of delivery services for shipments is subject to risks, including increases in fuel prices and container costs, which would increase our shipping costs, increased labor costs and employee strikes, disease outbreaks or pandemics (such as COVID-19), and inclement weather, which may impact the ability of providers to provide delivery services that adequately meet our shipping needs, if at all. In the past, we have seen our shipping and freight costs fluctuate substantially, particularly during COVID-19. While we presently transfer all shipping and freight costs to customers, we may not always be able to secure such terms and will continue to have shipping and freight costs associated with our business development activities. To the extent we are not able to transfer an increase in freight and shipping costs to our customers, it may have a negative impact on our profitability.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in, and the value of, our common stock.

As a privately held company, we have not been required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act. As a public company, however, our management will be required to establish and maintain internal control over financial reporting. If we are unable to establish or maintain appropriate internal control over financial reporting or implement these additional requirements in a timely manner or with adequate compliance, it could result in material misstatements in our consolidated financial statements, failure to meet our reporting obligations on a timely basis, increases in compliance costs, and subject us to adverse regulatory consequences, all of which may adversely affect investor confidence in, and the value of, our common stock.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

In connection with the preparation of our interim unaudited condensed consolidated financial statements for the nine months ended September 30, 2023 and 2022 and the audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified included the Company having an insufficient number of personnel with an appropriate degree of accounting and internal controls knowledge, experience, and training to appropriately analyze, record and disclose accounting matters commensurate with our accounting and reporting requirements. In addition, due to an insufficient number of personnel, we did not design and maintain appropriate control activities to support segregation of duties.

We have begun the process of, and are focused on, designing and implementing effective internal controls measures to improve our internal control over financial reporting and remediate these material weaknesses. Our efforts include several actions:

•        We have engaged consultants to provide additional depth and breadth in our technical accounting and financial reporting capabilities.

•        We have engaged consultants to assist with the financial statement close process and segregating duties among accounting personnel to enable adequate review controls.

Although our management intends to complete these remediation efforts as quickly as practicable, it cannot at this time estimate how long it will take. The primary costs associated with these remediation efforts are corresponding recruiting and additional salary and consulting costs, which are difficult to estimate at this time but which may be significant. These additional resources and procedures are intended to enable us to broaden the scope and quality of our internal review of underlying information related to financial reporting and to formalize and enhance our internal control procedures. However, while we are designing and implementing measures to remediate our existing material weaknesses, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business, personnel, IT systems and applications, or other factors. If we fail to remediate our existing material weaknesses or identify new material weaknesses in our internal controls over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if we are unable to conclude that our internal controls over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when required to do so, it is possible that a material misstatement of our financial statements would not be prevented or detected on a timely basis, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of the Post-Combination Company Common Stock could be negatively affected.

Risks Related to Intellectual Property and Information Technology

We may not be able to protect adequately our patents and other intellectual property assets, which could adversely affect our competitive position and reduce the value of our products, and litigation to protect our patents and intellectual property assets may be costly.

Our commercial success may depend in part on our ability to obtain patent protection for technologies and products we develop, to preserve trade secrets and to operate without infringing the proprietary rights of others. There can be no assurance that any patents or patent applications that we own, obtain or file or are able to obtain or license from third parties will afford any competitive advantages or will not be challenged or circumvented by third parties. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by us. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before any of our potential products can be commercialized, any related patents may expire or may have only a brief remaining life span following commercialization, thus reducing any advantage of the patents.

If we are not able to obtain patent coverage or defend the patent protection for our technologies, then we will not be able to exclude competitors from developing or marketing competing technologies, and we may not generate enough revenue from product sales to justify the cost of development of our technologies and to achieve or maintain profitability. The patents currently in the portfolio have expiration dates ranging from 2034 to 2040 and any patents resulting from pending patent applications are expected to have durations that will expire between 2034 and 2044.

Our patent position involves complex legal and factual questions. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. Patents may not be issued for any pending or future pending patent applications owned by or licensed to us, and claims allowed under any issued patent or future issued patent owned or licensed by us may not be valid or sufficiently broad to protect our technologies. Moreover, we may be unable to protect certain of our intellectual property in the United States or in foreign countries. Foreign jurisdictions may not afford the same protections as U.S. law, and we cannot ensure that foreign patent applications will have the same scope as the U.S. patents. There will be many countries in which we will choose not to file or maintain patents because of the costs involved. Competitors may also design around our technology or develop competing technologies.

Additionally, any issued patents owned by or licensed to us now or in the future may be challenged, invalidated or circumvented. To the extent competitors or other third parties develop and market products or procedures that we believe infringe our patents and proprietary rights, we may be compelled to initiate lawsuits to protect and enforce our intellectual property rights. Such litigation is typically expensive, time-consuming and uncertain as to outcome, and may involve opponents who have much more extensive financial resources than we do. An unfavorable outcome of any such litigation could have a material adverse effect on our business and results of operations.

Third parties may claim that we infringe on their proprietary rights and may prevent us from commercializing and selling our products.

We may be required to defend against challenges to the validity of our patents and against claims relating to the alleged infringement of patent or proprietary rights of third parties.

Litigation initiated by a third-party claiming patent invalidity or patent infringement could:

•        require us to incur substantial litigation expense, even if we are successful in the litigation;

•        require us to divert significant time and effort of our management;

•        result in the loss of our rights to develop, manufacture or market our products; and

•        require us to pay substantial monetary damages or royalties in order to license proprietary rights from third parties or to satisfy judgments or to settle actual or threatened litigation.

Although patent and intellectual property disputes may be settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include the long-term payment of royalties. Furthermore, the required licenses may not be made available to us on acceptable terms. Accordingly, an adverse determination in a judicial or administrative proceeding or a failure to obtain necessary licenses could prevent us from manufacturing and selling our products or increase our costs to market our products.

We rely in part on trade secrets to protect our technology, and our failure to obtain or maintain trade secret protection could limit our ability to compete.

We rely on trade secrets to protect some of our technology and proprietary information, especially where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. Litigating a claim that a third party had illegally obtained and was using our trade secrets would be expensive and time consuming, and the outcome would be unpredictable. Moreover, if our competitors independently develop similar knowledge, methods and know-how, it will be difficult for us to enforce our rights and our business could be harmed.

If we experience a significant disruption in our information technology systems, including security breaches, or if we fail to implement new systems and software successfully, our business operations and financial condition could be adversely affected.

We depend on information technology systems to, among other functions, process orders and bills, collect and make payments, interact with customers and suppliers, manage inventory, coordinate research & development, store scientific and regulatory data, facilitate communication and project management internally and with partners, and otherwise conduct business. We also depend on these systems to respond to customer inquiries, contribute to our overall internal control processes, maintain records of our property, plant and equipment and record and pay amounts due to vendors and other creditors. The failure of our information technology systems to perform as we anticipate could disrupt our business and could result in transaction errors, processing inefficiencies and the loss of sales and customers. As we upgrade or change systems, we may also experience interruptions in service, loss of data or reduced functionality and other unforeseen material issues which could adversely impact our ability to provide quotes, take customer orders and otherwise run our business in a timely manner. In addition, if our new systems fail to provide accurate and increased visibility into pricing and cost structures, it may be difficult to improve or maximize our profit margins. As a result, our results of operations could be adversely affected.

In addition, cyber-attacks or security breaches could compromise confidential, business critical information, cause a disruption in our operations or harm our reputation. Our information technology systems are subject to potential disruptions, including significant network or power outages, cyberattacks, computer viruses, other malicious codes and/or unauthorized access attempts, any of which, if successful, could result in data leaks or otherwise compromise our confidential or proprietary information and disrupt our operations. Despite our efforts to protect sensitive information and comply with and implement data security measures, there can be no assurance that any controls and procedures that we have in place will be sufficient to protect us. Further, as cyber threats are continually evolving, our controls and procedures may become inadequate and we may be required to devote additional resources to modify or enhance our systems in the future. We may also be required to expend resources to remediate cyber-related incidents or to enhance and strengthen our cyber security. Any such disruptions to our information technology systems, breaches or compromises of data, and/or misappropriation of information could result in violation of privacy and other laws, litigation, fines, negative publicity, lost sales or business delays, any of which could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Government Regulation

Government regulations and private party actions relating to the marketing and advertising of cosmetic products that include b-silk or other products we develop may restrict, inhibit or delay our ability to sell such products and harm our business.

A variety of federal, state, and foreign government authorities regulate the advertising and promotion of cosmetic products, including the marketing claims that can be made regarding their properties and benefits. In the United States, the Food and Drug Administration (“FDA”) regulates the marketing of cosmetic products. While cosmetic products and labeling do not require pre-market approval and the FDA does not have a list of approved or accepted claims, cosmetic labeling and claims must be truthful and not misleading. In addition, a cosmetic product may not be marketed with claims regarding the treatment or prevention of diseases or conditions or an effect on the structure or function of the body, which would cause such products to meet the definition of a drug and be subject to the requirements applicable to drug products. The FDA has issued warning letters to companies marketing their cosmetic products or ingredients for improper drug claims, including, for example, product claims regarding anti-aging properties and barrier defense to protect the skin.

In addition, consumer protection laws and regulations governing our business continue to expand. In some states such as California, class-action lawsuits may be based on similar standards regarding false and misleading advertising and other increasingly novel theories of liability. There is a degree of subjectivity in determining whether a labeling or marketing claim is appropriate under these standards. While we believe our product claims are truthful, not misleading, and would not cause our products to be regulated as drugs, there is always a risk that the FDA may determine otherwise, issue us a warning letter or untitled letter, require us to modify our product claims or take other enforcement action, or that we may be subject to consumer protection litigation. In addition, plaintiffs’ lawyers have filed class action or false advertising lawsuits against cosmetic companies based on their marketing claims. Federal and state consumer protection agencies are expected to continue their active enforcement of applicable laws and regulations. Any inquiry into the regulatory status of our products and any related interruption in the marketing and sale of these products could damage our reputation and image in the marketplace.

Other regulatory authorities, such as the U.S. Federal Trade Commission (“FTC”), typically require adequate and reliable scientific substantiation to support marketing claims. This standard for substantiation can vary widely from market to market and there is no assurance that the research and development efforts that we undertake to support our claims will be deemed adequate for any particular product or claim. The FTC also has issued Guides Concerning the Use of Endorsements and Testimonials in Advertising (“Guides”), under which product testimonials must come from “bona fide” users of a product and otherwise reflect the honest opinions, beliefs, or experience of the endorser. Additionally, companies must disclose material connections between themselves and their endorsers and are subject to liability for false or unsubstantiated statements regarding its products made by endorsers including, for example, marketing atypical results of using a product. The FTC actively investigates online product reviews and may bring enforcement actions against a company for failure to comply with applicable requirements for testimonials. If we fail to comply with the Guides or make improper product claims, the FTC could bring an enforcement action against us and we could be fined and/or forced to alter our marketing materials.

If our products are not manufactured in compliance with applicable legal requirements, do not meet quality and cosmetic constituent standards, or otherwise result in adverse health effects in consumers, it could result in reputational harm, remedial costs, or governmental authority enforcement.

In the United States, the Federal Food, Drug and Cosmetic Act, administered and enforced by the FDA, prohibits the introduction, or delivery for introduction, into interstate commerce of cosmetics that are adulterated or misbranded. The FDA has historically recommended (but not required) certain voluntary good manufacturing practices (“GMPs”) designed to reduce the risk of violating this prohibition. However, recent legislation expanded the FDA’s authority to regulate cosmetics, including their manufacturing. Specifically, in December 2022, President Biden signed into law the Consolidated Appropriations Act, 2023, which included the Modernization of Cosmetics Regulation Act of 2022 (“MoCRA”). MoCRA established, among other things, new FDA authority over cosmetics, including requirements to register manufacturing facilities and list cosmetic products and ingredients, report serious adverse events, substantiate safety of the cosmetic, label cosmetics with certain information, and maintain certain records. The FDA now also has authority to enforce, and is required to issue, regulations governing GMPs for cosmetics, a proposed rule for which is required under the law to be issued by December 2024.

While many of MoCRA’s provisions apply directly to the entities whose name appears on the label of the finished cosmetic, and we do not produce any finished cosmetics, our customers will be required to comply with MoCRA, and may contractually impose certain of these requirements on us. Until cosmetic GMPs are promulgated, adherence to recommended GMPs can reduce the risk that the FDA finds such products have been rendered adulterated or misbranded in violation of applicable law. The FDA’s draft guidance on cosmetic GMPs, most recently updated in June 2023, provides recommendations related to process documentation, recordkeeping, building and facility design, equipment maintenance and personnel. The FDA also recommends that manufacturers maintain product complaint and recall files and voluntarily report adverse events to the agency. In addition, FDA regulations prohibit or otherwise restrict the use of certain ingredients in cosmetic products. If our third party suppliers fail to manufacture our products in compliance with voluntary GMPs, or mandatory GMPs when promulgated and if imposed, we or our customers could be subject to regulatory enforcement action, and we could be deemed in breach of our contractual arrangements with our customers, which could have a material adverse impact on our business. Such failures could also lead to customer complaints, adverse events, product withdrawal or recall, or increase the likelihood that our products are rendered adulterated or misbranded, any of which could result in negative publicity, remedial costs, or regulatory enforcement that could impact our ability to continue selling certain products.

If our products are found to be defective or unsafe we may be subject to various product liability claims, which could harm our reputation and business.

Our success depends, in part, on the quality and safety of our products. If our products are found to be defective, unsafe, or otherwise fail to meet our customers’ expectations or if our product claims are found to be unfair or deceptive, our relationships with customers could suffer, the appeal of one or more of our products could be diminished and we could lose sales, any of which could result in an adverse effect on our business.

We may be subject to product liability claims, including that our products fail to meet quality or manufacturing specifications, contain contaminants, include inadequate instructions as to their proper use, include inadequate warnings concerning side effects and interactions with other substances, or cause adverse reactions or side effects. Product liability claims could increase our costs, and adversely affect our business and financial results.

Changes in government regulation may require us to modify our operations, including formulations that we utilize in our products.

Several intergovernmental organizations, countries and other political subdivisions of countries have enacted, or are considering enacting, laws and regulations designed to encourage or mandate the increased use of sustainable alternatives to plastics, or to dictate how much water, power, or other inputs may be used to manufacture products. These laws and regulations could require us to modify our manufacturing operations and processes, product designs, and/or product formulations to comply with these laws and regulations. Our inability or failure to comply with these laws and regulations could negatively affect our ability to manufacture and supply products, and/or the demand for, and marketability of, our products, which would have an adverse impact on our financial results.

General Risk Factors

Global economic and financial market conditions, including severe market disruptions and the potential for a significant and prolonged global economic downturn, could impact our business operations in a number of ways, including, but not limited to, reduced demand in key customer end-markets, such as cosmetics and personal care products.

The global economy can be negatively impacted by a variety of factors such as the spread or fear of spread of contagious diseases in locations where end-products utilizing b-silk or any of our other future biomaterial products are sold, man-made or natural disasters, actual or threatened war, terrorist activity, political unrest, civil strife and other geopolitical uncertainty. Such adverse and uncertain economic conditions may impact retail, specifically cosmetics and personal care products, and other customer and consumer demand for our products. In addition, our ability to manage normal commercial relationships with our suppliers, manufacturing partners, customers, consumers and creditors may suffer. Our results of operations depend upon, among other things, the financial health and strength of our customers as well as our suppliers, manufacturing partners, or other third parties on which we rely, our ability to maintain and increase sales volume with our existing customers, our ability to attract new customers, and our ability to provide products that fulfill our customers’ needs at the right price. Decreases in demand for our products without a corresponding decrease in costs would put downward pressure on margins and would negatively impact our financial results. Prolonged unfavorable economic conditions or uncertainty may have an adverse effect on our sales and profitability.

Changes in the U.S. and global social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment could also adversely affect our business. If global economic conditions remain volatile for a prolonged period or experience further disruptions, our business, results of operations and financial condition could be adversely affected.

The market price of shares of our common stock may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

The trading price of our common stock following the Business Combination is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in this section and the following:

•        the impact of the COVID-19 pandemic on our financial condition and the results of operations;

•        our operating and financial performance and prospects;

•        our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•        conditions that impact demand for our b-silk or our future biomaterial products;

•        future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

•        the public’s reaction to our press releases, other public announcements and filings with the SEC;

•        the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”);

•        the size of our public float;

•        coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•        market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•        strategic actions by us or our competitors, such as acquisitions or restructurings;

•        changes in laws or regulations which adversely affect our industry or us;

•        privacy and data protection laws, privacy or data breaches, or the loss of data;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        changes in senior management or key personnel;

•        issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•        changes in our dividend policy;

•        adverse resolution of new or pending litigation against us; and

•        changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low. As a result, you may suffer a loss on your investment.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from our business regardless of the outcome of such litigation.

We may acquire or invest in companies, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions.

We may evaluate and consider potential strategic transactions, including acquisitions of, or investments in, businesses, technologies, services, products, and other assets in the future. An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel, or operations of the acquired companies. Key personnel of the acquired companies may choose not to work for us, their software may not be easily adapted to work with ours, or we may have difficulty retaining the customers of any acquired business due to changes in ownership, management, or otherwise. We may also experience difficulties integrating personnel of the acquired company into our business and culture. Acquisitions may also disrupt our business, divert our resources and require significant management attention that would otherwise be available for development of our existing business. The anticipated benefits of any acquisition, investment, or business relationship may not be realized or we may be exposed to unknown risks or liabilities.

Negotiating these transactions can be time-consuming, difficult, and expensive, and our ability to close these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close. For one or more of those transactions, we may:

•        issue additional equity securities that would dilute our stockholders;

•        use cash that we may need in the future to operate our business;

•        incur debt on terms unfavorable to us or that we are unable to repay;

•        incur large charges or substantial liabilities;

•        encounter difficulties retaining key employees of the acquired company or integrating diverse software codes or business cultures; and

•        become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges.

Future litigation or similar legal proceedings could have a material adverse effect on our business and results of operations.

Lawsuits and other administrative or legal proceedings may arise in the course of our operations. We may also face heightened regulatory or other public scrutiny as a result of going public via a transaction with a special purpose acquisition company. These sorts of lawsuits or proceedings can involve substantial costs, including the costs associated with investigation, litigation and possible settlement, judgment, penalty or fines. In addition, lawsuits and other legal proceedings may be time-consuming and may require a commitment of management and personnel resources that will be diverted from our normal business operations. Although we generally maintain insurance to mitigate certain costs, there can be no assurance that costs associated with lawsuits or other legal proceedings will not exceed the limits of insurance policies. Moreover, we may be unable to continue to maintain our existing insurance at a reasonable cost, if at all, or to secure additional coverage, which may result in costs associated with lawsuits and other legal proceedings being uninsured. Our business, financial condition, and results of operations could be adversely affected if a judgment, penalty or fine is not fully covered by insurance.

You will be diluted by the future issuance of Bolt Threads Common Stock, Post-Combination Company preferred stock or securities convertible into Bolt Threads Common Stock or Post-Combination Company preferred stock, in connection with the exercise of GAMC Warrants and Public Warrants, or issuances under our incentive plans, for acquisitions, for capital raises or otherwise.

Holders of Post-Combination Company Common Stock may be subject to further dilution upon issuance of the shares reserved for issuance upon exercise of GAMC Warrants and Public Warrants, or under the 2024 Incentive Plan and the ESPP. Additionally, in the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, or debt securities convertible into equity or shares of preferred stock. Issuing additional shares of our capital stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of Post-Combination Company Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Shares of Post-Combination Company preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Post-Combination Company Common Stock. Our decision to issue securities in the future will depend on market conditions and other factors beyond our control.

Concentration of ownership among our existing directors, executive officers and principal stockholders may prevent new investors from influencing significant corporate decisions.

Following the consummation of the Business Combination and related transactions, the Post-Combination Company directors and executive officers and their affiliates, in the aggregate, will beneficially own approximately [•]% of our outstanding stock, assuming no redemptions by holders of GAMC Common Stock, or [•]% of our outstanding stock, assuming maximum redemptions by holders of GAMC Common Stock as described elsewhere in this proxy statement/prospectus. Subject to any fiduciary duties owed to our other stockholders under Delaware law, these stockholders may be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have some control over our management and policies. Some of these persons or entities may have interests that are different from yours. For example, these stockholders may support proposals and actions with which you may disagree or which are not in your best interests. The concentration of ownership could delay or prevent a change in control of us, or otherwise discourage a potential acquirer from attempting to obtain control of us, which in turn could reduce the price of our stock.

In addition, these stockholders could use their voting influence to maintain our existing management and directors in office or support or reject other management and board of directors proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business and we do not expect to declare or pay any dividends in the foreseeable future. Moreover, the terms of our term loan agreement may restrict our ability to pay dividends, and any additional debt we may incur in the future may include similar restrictions. As a result, stockholders must rely on sales of their Post-Combination Company Common Stock after price appreciation as the only way to realize any future gains on their investment.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Post-Combination Company, its business, or its market, or if they change their recommendations regarding the Post-Combination Company’s securities adversely, the price and trading volume of the Post-Combination Company’s securities could decline.

The trading market for the Post-Combination Company’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Post-Combination Company, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the Post-Combination Company. If no securities or industry analysts commence coverage of the Post-Combination Company, the Post-Combination Company’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Post-Combination Company change their recommendation regarding the Post-Combination Company’s shares of common stock adversely, or provide more favorable relative recommendations about the Post-Combination Company’s competitors, the price of the Post-Combination Company’s shares of common stock would likely decline. If any analyst who may cover the Post-Combination Company were to cease coverage of the Post-Combination Company or fail to regularly publish reports on it, the Post-Combination Company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, the requirements of the Sarbanes-Oxley Act and the requirements of Nasdaq, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we are subject to laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and the requirements of Nasdaq, which we were not required to comply as a private company. As a newly public company, complying with these statutes, regulations and requirements occupies a significant amount of time of our board of directors and management and significantly increases our costs and expenses. For example, we have had to institute a more comprehensive compliance function, comply with rules promulgated by Nasdaq, prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws, establish new internal policies, such as those relating to insider trading. We have also had to retain and rely on outside counsel and accountants to a greater degree in these activities. In addition, being subject to these rules and regulations has made it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officer.

Following the Business Combination and related transactions, we will qualify as an “emerging growth company”, and the reduced public company reporting requirements applicable to emerging growth companies may make our securities less attractive to investors.

Following the Business Combination and related transactions, we will qualify as an “emerging growth company,” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to public companies that are not emerging growth companies. These provisions include, but are not limited to: an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements and proxy statements; and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We intend to take advantage of the exemptions discussed above. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies or that are not taking advantage of such exemptions.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year following the fifth anniversary of the closing of GAMC’s IPO, (ii) the first fiscal year after our annual gross revenue exceed $1.235 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.00 billion in non-convertible debt securities, or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700.0 million as of the end of the second quarter of that fiscal year.

We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our securities, and the market price of our securities may be more volatile.

Risks Related to GAMC and the Business Combination

Unless the context otherwise requires, all references in this subsection to “we,” “us,” or “our” refer to GAMC.

GAMC stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of the Post-Combination Company Common Stock to Bolt Threads Stockholders in connection with the Business Combination, current Public Stockholders’ percentage ownership will be diluted. The percentage of the Post-Combination Company Common Stock that will be owned by Public Stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. It is anticipated that, following the Business Combination and related transactions, (1) the GAMC Stockholders will own approximately 1.7% of the outstanding Post-Combination Company Common Stock, (2) Bolt Threads Stockholders will own approximately 71.8% of the outstanding Post-Combination Company Common Stock (including PIPE Shares purchased by such holders), (3) the Initial Stockholders will collectively own approximately 22.9% of the outstanding Post-Combination Company Common Stock (including the assumed purchase of 800,000 PIPE Shares by the Sponsor), and (4) Bolt Threads’ former landlord and vendor, which will be issued Post-Combination Company Common Stock in connection with settlement agreements, and BTIG, which will be issued Post-Combination Company Common Stock as partial compensation in lieu of deferred cash underwriting compensation otherwise due to BTIG at closing for underwriting GAMC’s IPO, will collectively hold approximately 3.6% of the outstanding Post-Combination Company Common Stock. These percentages assume that no Public Stockholders exercise their redemption rights in connection with the Business Combination. To the extent that any additional shares are issued, GAMC Stockholders’ percentage ownership of Post-Combination Company Common Stock will be further diluted. Because of this, Public Stockholders, as a group, will have less influence on the board of directors, management and policies of the Post-Combination Company than they now have on the board of directors, management and policies of GAMC.

The Second Extension contravenes Nasdaq rules and, as a result, may lead Nasdaq to suspend trading in our securities or lead our securities to be delisted from Nasdaq.

The GAMC Class A Common Stock, GAMC Units and Public Warrants are listed on Nasdaq. Nasdaq IM-5101-2 requires that a special purpose acquisition company complete one or more business combinations within 36 months of the effectiveness of its registration statement for its initial public offering, which, in the case of GAMC, would be March 19, 2024 (the “Nasdaq Deadline”). On December 12, 2023, GAMC’s stockholders approved the Second Extension which allows GAMC to extend GAMC’s termination date to up September 19, 2024, which is beyond the Nasdaq Deadline. As a result, the Second Extension does not comply with Nasdaq rules. There is a risk that trading in GAMC’s securities may be suspended and GAMC may be subject to delisting by Nasdaq if GAMC does not complete the Business Combination by the Nasdaq Deadline. We cannot assure you that Nasdaq will not delist GAMC in such event, or that we will be able to obtain a hearing with Nasdaq’s Hearings Panel to appeal the delisting determination, or that GAMC’s securities will not be suspended pending the Hearing Panel’s decision. In addition, GAMC is subject to compliance with Nasdaq’s continued listing requirements in order to maintain the listing of its securities on Nasdaq. Such continued listing requirements for the GAMC Class A Common Stock include, among other things, the requirement to maintain at least 300 public holders.

GAMC expects that if the GAMC Class A Common Stock fails to meet Nasdaq’s continued listing requirements, the GAMC Units and Public Warrants will also fail to meet Nasdaq’s continued listing requirements for those securities. If GAMC’s securities do not meet Nasdaq’s continued listing requirements, Nasdaq may delist GAMC’s securities from trading on its exchange. If Nasdaq delists any of GAMC’s securities from trading on its exchange and GAMC is not able to list such securities on another national securities exchange, we expect such securities could be quoted on an over-the-counter market. If this were to occur, GAMC could face significant material adverse consequences, including, among other things an inability to complete the Business Combination.

There can be no assurance that the Post-Combination Company’s common stock will be approved for listing on Nasdaq or that the Post-Combination Company will be able to comply with the continued listing standards of Nasdaq.

In connection with the closing of the Business Combination, we intend to list the Post-Combination Company Common Stock on Nasdaq under the symbol “BSLK”. The Post-Combination Company’s continued eligibility for listing may be impacted on the number of our shares that are redeemed in connection with the Business Combination. If, after the Business Combination, Nasdaq delists the Post-Combination Company’s shares from trading on its exchange for failure to meet the listing standards, the Post-Combination Company and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for the Post-Combination Company Common Stock;

•        reduced liquidity for the Post-Combination Company Common Stock;

•        a determination that the Post-Combination Company Common Stock is a “penny stock” which will require brokers trading in the Post-Combination Company Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Post-Combination Company Common Stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Subsequent to the consummation of the Business Combination, the Post-Combination Company may be required to take write-downs or write-offs, or the Post-Combination Company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the Post-Combination Company’s financial condition, results of operations and the price of the Post-Combination Company’s securities, which could cause you to lose some or all of your investment.

Although GAMC has conducted due diligence on Bolt Threads, this diligence may not surface all material issues that may be present with Bolt Threads’ business. Factors outside of Bolt Threads’ and outside of GAMC’s control may, at any time, arise. As a result of these factors, the Post-Combination Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in the Post-Combination Company reporting losses. Even if GAMC’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the Post-Combination Company’s liquidity, the fact that the Post-Combination Company reports charges of this nature could contribute to negative market perceptions about the Post-Combination Company or its securities. In addition, charges of this nature may cause the Post-Combination Company to be unable to obtain future financing on favorable terms or at all.

The trading market for the Post-Combination Company Common Stock following the Business Combination, and particularly immediately after the Business Combination, may be limited.

As of the record date for the special meeting, there were [[•]] shares of GAMC Common Stock outstanding, [•] of which will be subject to lock-up or vesting conditions following the Business Combination. Additionally, of the approximately [•] shares of Public Company Common Stock to be issued to Bolt Threads securityholders pursuant to the Business Combination Agreement, approximately [•] are expected to be subject to lock-up restrictions under the Registration Rights and Lock-up Agreement, and none of the shares to be issued in the PIPE will be freely tradeable until a resale registration statement is filed with the SEC and declared effective following the Business Combination. As a result, GAMC and Bolt Threads expect that a limited trading market may exist for the Post-Combination Company Common Stock following the Business Combination, and particularly immediately after the Business Combination.

Future issuances by the Post-Combination Company of any equity securities may dilute the interests of GAMC stockholders and decrease the trading price of the Post-Combination Company Common Stock.

Any future issuance by the Post-Combination Company of equity securities could dilute the interests of GAMC stockholders and could substantially decrease the trading price of Post-Combination Company Common Stock. The Post-Combination Company may issue equity or equity-linked securities in connection with the Business Combination or in the future, including any offering of equity securities, for a number of reasons, including to finance the Post-Combination Company’s operations and business strategy (including in connection with acquisitions and other transactions), to adjust the Post-Combination Company’s ratio of debt to equity, to satisfy its obligations upon the exercise of then-outstanding options or other equity-linked securities, if any, or for other reasons.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of GAMC’s securities or, following the Closing, the Post-Combination Company’s securities, may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of GAMC’s securities prior to the Closing may decline. The market values of the Post-Combination Company’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which GAMC’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of the Post-Combination Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Bolt Threads Capital Stock. Accordingly, the valuation ascribed to Bolt Threads may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for the Post-Combination Company’s securities develops and continues, the trading price of the Post-Combination Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Post-Combination Company’s control. Any of the factors listed below could have a material adverse effect on your investment in the Post-Combination Company’s securities and the Post-Combination Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Post-Combination Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Post-Combination Company’s securities may include:

•        actual or anticipated fluctuations in the Post-Combination Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        changes in the market’s expectations about the Post-Combination Company’s operating results;

•        success of competitors;

•        the Post-Combination Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Post-Combination Company or the transportation industry in general;

•        operating and share price performance of other companies that investors deem comparable to the Post-Combination Company;

•        the Post-Combination Company’s ability to market new and enhanced products and technologies on a timely basis;

•        changes in laws and regulations affecting the Post-Combination Company’s business;

•        the Post-Combination Company’s ability to meet compliance requirements;

•        commencement of, or involvement in, litigation involving the Post-Combination Company;

•        changes in the Post-Combination Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of the Post-Combination Company’s shares of common stock available for public sale;

•        any major change in the Post-Combination Board or management;

•        sales of substantial amounts of the Post-Combination Company’s shares of common stock by the Post-Combination Company’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Post-Combination Company’s securities irrespective of the Post-Combination Company’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Post-Combination Company’s securities, may not be predictable. Additionally, companies that have gone public via a business combination with a special purpose acquisition company have often experienced particularly extreme price and volume fluctuations. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Post-Combination Company could depress the Post-Combination Company’s share price regardless of the Post-Combination Company’s business, prospects, financial conditions or results of operations. A decline in the market price of the Post-Combination Company’s securities also could adversely affect the Post-Combination Company’s ability to issue additional securities and the Post-Combination Company’s ability to obtain additional financing in the future.

The Post-Combination Company will qualify as an “emerging growth company” as well as a “smaller reporting company” within the meaning of the Securities Act, and if the Post-Combination Company takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, it could make the Post-Combination Company’s securities less attractive to investors and may make it more difficult to compare the Post-Combination Company’s performance to the performance of other public companies.

The Post-Combination Company will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, the Post-Combination Company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The Post-Combination Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of the Post-Combination Company’s common stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2026, the last day of the fiscal year following the fifth anniversary of the date of the first sale of GAMC Class A Common Stock in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Post-Combination Company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, the Post-Combination Company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find GAMC Class A Common Stock less attractive because the Post-Combination Company will rely on these exemptions, which may result in a less active trading market for the Post-Combination Company and its price may be more volatile.

Additionally, the Post-Combination Company will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Post-Combination Company will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the Post-Combination Company’s common stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of the Post-Combination Company’s common stock held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent the Post-Combination Company takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

The unaudited pro forma financial information included herein may not be indicative of what the Post-Combination Company’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what the Post-Combination Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

GAMC’s Sponsor, executive officer and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Unlike many other blank check companies in which the founders, executive officer and directors agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, GAMC’s Sponsor, executive officer and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with GAMC, to vote any shares of GAMC Common Stock held by them in favor of the Business Combination. Furthermore, in connection with the execution of the Business Combination Agreement, on October 4, 2023, GAMC’s Sponsor entered into a sponsor support agreement (the “Sponsor Support Agreement”) with GAMC and Bolt Threads, agreeing, among other things, to vote all of its shares of GAMC Common Stock in favor of the approval and adoption of the Business Combination Agreement and any other proposal submitted for approval by the stockholders of GAMC in connection with the Business Combination. We expect that GAMC’s Sponsor, executive officer and directors (and their permitted transferees) will own at least approximately 92.6% of the issued and outstanding shares of GAMC Common Stock at the time of any such stockholder vote.

GAMC may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.

Pursuant to GAMC’s Existing Certificate of Incorporation, GAMC must complete its initial business combination by the Extended Date. GAMC may not be able to consummate an initial business combination within such time period. However, GAMC’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein.

If GAMC is unable to consummate its initial business combination within the required time period, unless extended by stockholder vote, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the GAMC Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no distribution from the Trust Account with respect to GAMC Warrants, which will expire worthless in the event GAMC winds up.

GAMC’s Sponsor, directors, executive officer, advisors or their affiliates may elect to purchase shares from Public Stockholders, which may limit the number of redemptions in the Business Combination and reduce the public “float” of the GAMC Class A Common Stock.

GAMC’s Sponsor, directors, executive officer, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of GAMC’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, or GAMC’s directors, executive officer, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to limit the number of Public Shares electing to redeem, thereby increasing the amount of cash available to GAMC for use in the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of GAMC Class A Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of GAMC’s securities on a national securities exchange. Any Public Shares purchased by the Sponsor or GAMC’s directors, executive officer, advisors or their affiliates would be purchased at a price no higher than the per share pro rata portion of the Trust Account. Any Public Shares so purchased would not be voted in favor of the Business Combination Proposal at the special meeting and would not be redeemable by the Sponsor or GAMC’s directors, executive officer, advisors or their affiliates.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. GAMC will file a Current Report on Form 8-K to disclose arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of shares or warrants purchased, the purchase price, the purpose of the purchase, the impact that such purposes would have on the likelihood that the Business Combination Proposal will be approved, the identity (if not purchased in the open market) or nature of the security holders who sold to the Sponsor or GAMC’s directors, executive officer, advisors or their affiliates, and the number of Public Shares then redeemed.

GAMC’s ability to successfully effect the Business Combination and the Post-Combination Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Bolt Threads. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

GAMC’s ability to successfully effect the Business Combination and the Post-Combination Company’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Bolt Threads. It is possible that Bolt Threads will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Post-Combination Company. Furthermore, following the Closing, certain of the key personnel of Bolt Threads may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the Post-Combination Company to have to expend time and resources helping them become familiar with such requirements.

The GAMC Board did not obtain a fairness opinion in determining whether to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

In analyzing the Business Combination, GAMC’s management conducted significant due diligence on Bolt Threads. For a complete discussion of the factors utilized by the GAMC Board in approving the Business Combination, see the section entitled, “The Business Combination — The GAMC Board’s Reasons for the Approval of the Business Combination.” The GAMC Board believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Bolt Threads’ fair market value was at least 80% of GAMC’s net assets (excluding any taxes payable on interest earned).

Notwithstanding the foregoing, the GAMC Board did not obtain a fairness opinion to assist it in its determination. The GAMC Board may be incorrect in its assessment of the Business Combination.

Unlike many blank check companies, GAMC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for GAMC to consummate the Business Combination even if a substantial majority of GAMC’s stockholders do not agree.

Since GAMC has no specified percentage threshold for redemption contained in its amended and restated certificate of incorporation, its structure is different in this respect from the structure used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company’s public shares voted against a proposed business combination and elected to convert or redeem more than a specified maximum percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the amount of shares voted by their public stockholders electing conversion or redemption exceeded the maximum conversion or redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, GAMC may be able to consummate the Business Combination even if a substantial majority of the Public Stockholders do not agree with the Business Combination and have redemption their shares.

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their securities, potentially at a loss.

Public Stockholders will be entitled to receive funds from the Trust Account only (i) in the event of a redemption to Public Stockholders prior to any winding up in the event GAMC does not consummate its initial business combination or its liquidation, (ii) if they redeem their shares in connection with an initial business combination that GAMC consummates or, (iii) if they redeem their shares in connection with a stockholder vote to amend GAMC’s amended and restated certificate of incorporation (A) to modify the substance or timing of GAMC’s obligation to redeem 100% of the Public Shares if GAMC does not complete its initial business combination by the Extended Date or (B) with respect to any other provision relating to GAMC’s pre-business combination activity and related stockholders’ rights. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their securities, potentially at a loss.

If GAMC consummates the Business Combination, there is no guarantee that the GAMC Warrants will ever be in the money, and they may expire worthless and the terms of the GAMC Warrants may be amended.

The exercise price for the GAMC Warrants is $11.50 per share of GAMC Class A Common Stock. There is no guarantee that the GAMC Warrants will ever be in the money following the Business Combination and prior to their expiration, and as such, the GAMC Warrants may expire worthless. In addition, the terms of the GAMC Warrants may be amended under certain circumstances. See the risk factor titled “GAMC may amend the terms of the GAMC Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding GAMC Warrants.”

There is no guarantee that a Public Stockholder’s decision to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

GAMC can give no assurance as to the price at which a Public Stockholder may be able to sell its GAMC Class A Common Stock in the future following the completion of the Business Combination or following any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the price of Post-Combination Company Common Stock, and may result in a lower value realized now than a Public Stockholder might realize in the future had the stockholder not redeemed its shares. Similarly, if a Public Stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Post-Combination Company Common Stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its Post-Combination Company Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Stockholder should consult its own financial advisor for assistance on how this may affect his, her or its individual situation.

The nominal purchase price paid by the Initial Stockholders for the Founder Shares may significantly dilute the implied value of the Public Shares upon completion of the Business Combination. In addition, the value of the Founder Shares will be significantly greater than the amount the Initial Stockholders paid to purchase such shares in the event GAMC completes an initial business combination, even if the Business Combination causes the trading price of the Post-Combination Company Common Stock to materially decline.

GAMC’s Initial Stockholders invested an aggregate of $7,525,000 in GAMC, comprised of the $25,000 purchase price for the Founder Shares and the $7,500,000 purchase price for the Private Placement Warrants purchased by the Sponsor. As a result of stockholder redemptions in connection with the First Extension and the Second Extension, the amount held in Trust Account was $6.2 million as of December 12, 2023 (which includes $567,130 of Extension Payments funded by amounts drawn from the First Extension Note to the Sponsor, payable upon closing of an initial business combination), implying a value of $0.80 per Public Share.

The following table shows the Public Stockholders’ and Initial Stockholders’ investment per share and how these compare to the implied value of one share of the Post-Combination Company Common Stock upon the completion of the Business Combination. The following table assumes that (i) GAMC’s valuation is $6.2 million (which is the amount GAMC held in the Trust Account as of December 12, 2023, which includes $567,130 of

Extension Payments funded by amounts drawn from the Extension Notes to the Sponsor, payable upon closing of an initial business combination), (ii) no additional interest is earned on the funds held in the Trust Account, (iii) no additional Public Shares are redeemed in connection with the Business Combination and (iv) all Founder Shares are held by the Initial Stockholders upon completion of the Business Combination and no Founder Shares have been forfeited, and does not take into account other potential impacts on GAMC’s valuation at the time of the Business Combination such as (a) the value of GAMC Warrants, (b) the trading price of GAMC Class A Common Stock, (c) the Business Combination transaction costs, (d) any equity issued or cash paid in the Business Combination, (e) any shares of Bolt Threads that may be issued to PIPE Subscribers or upon conversion of the Bridge Notes, (f) any equity issued to other third party investors, or (g) Bolt Threads’ business itself.

Public Shares held by Public Stockholders	577,937
Founder Shares held by Initial Stockholders	7,187,500
Total shares of GAMC Common Stock	7,765,437
Total funds in Trust Account as of December 12, 2023	$6,188,125
Public Stockholders’ investment per Public Shares(1)	$10.00
Sponsor’s investment per Founder Share(2)	$0.003
Implied value per share of the Post-Combination Company Common Stock upon the initial business combination	$0.80

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(1)      While the Public Stockholders’ investment is in both the Public Shares and the Public Warrants, for purposes of this table the full investment amount is ascribed to the Public Shares only.

(2)      The Initial Stockholders’ total investment in the equity of GAMC, inclusive of the Founder Shares and Private Placement Warrants and exclusive of the PIPE, is $7,525,000. For purposes of this table, the full investment amount is ascribed to the Founder Shares only.

Based on these assumptions, each share of Post-Combination Company Common Stock would have an implied value of $0.80 per share upon completion of the Business Combination, representing a 92% decrease from the initial implied value of $10.00 per Public Share. While the implied value of $0.80 per share upon completion of the Business Combination would represent a dilution to the Public Stockholders, this would represent an increase in value for the Sponsor relative to the price it paid for each Founder Share. At $0.80 per share, the 7,187,500 shares of Post-Combination Company Common Stock that the Initial Stockholders holding Founder Shares would own upon completion of the Business Combination would have an aggregate implied value of $5,750,000. As a result, even if the trading price of the Post-Combination Company Common Stock declines, the value of the Founder Shares held by the other Initial Stockholders will be greater than the amount the Initial Stockholders paid to purchase such shares. In addition, the Initial Stockholders could potentially recoup their entire investment, inclusive of the Sponsor’s investment in the Private Placement Warrants, even if the trading price of the Post-Combination Company Common Stock after the initial business combination is as low as $1.04 per share. As a result, the Sponsor and the independent directors holding Founder Shares are likely to earn a profit on their investment in GAMC upon disposition of shares of the Post-Combination Company Common Stock even if the trading price of the Post-Combination Company Common Stock declines after the completion of the Business Combination. The Initial Stockholders holding Founder Shares may therefore be economically incentivized to complete an initial business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the Public Stockholders, rather than liquidating GAMC. This dilution would increase to the extent that Public Stockholders seek redemptions from the Trust Account for their Public Shares.

GAMC Warrants will become exercisable for Post-Combination Company Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to GAMC stockholders.

If the Business Combination is completed, 9,583,333 Public Warrants and 5,000,000 Private Placement Warrants will become exercisable for shares of Post-Combination Company Common Stock in accordance with the terms of the GAMC Warrant Agreement. These GAMC Warrants will become exercisable 30 days after the Closing, with an exercise price of $11.50 per share of Post-Combination Company Common Stock. To the extent such warrants are exercised, additional shares of Post-Combination Company Common Stock will be issued, which will result in dilution to the then existing holders of Post-Combination Company Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Post-Combination Company Common Stock. However, there is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

If third parties bring claims against GAMC, the proceeds held in the Trust Account could be reduced and the per share conversion amount received by stockholders may be less than $10.00 per share.

GAMC’s placing of funds in the Trust Account may not protect those funds from third-party claims against GAMC. Although GAMC has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with GAMC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against GAMC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, GAMC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to GAMC than any alternative.

Examples of possible instances where GAMC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where GAMC is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon conversion of our Public Shares, if GAMC is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a conversion right in connection with its initial business combination, GAMC will be required to provide for payment of claims of creditors that were not waived that may be brought against GAMC within the 10 years following conversion. Accordingly, the per share conversion amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to GAMC if and to the extent any claims by a third party (other than GAMC’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which GAMC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay GAMC’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under GAMC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. GAMC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of GAMC and, therefore, the Sponsor may not be able to satisfy those obligations. GAMC has not asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for GAMC’s initial business combination and conversions could be reduced to less than $10.00 per Public Share. In such event, GAMC may not be able to complete its initial business combination, and its stockholders would receive such lesser amount per share in connection with any conversion of their Public Shares. None of GAMC’s officers or directors will indemnify GAMC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

GAMC’s directors may decide not to enforce indemnification obligations against the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below $10.00 per Public Share and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, GAMC’s independent directors would determine whether to take legal action against the Sponsor to enforce such indemnification obligations. It is possible that GAMC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If GAMC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Public Stockholders may be reduced below $10.00 per Public Share.

GAMC’s stockholders may be held liable for claims by third parties against GAMC to the extent of distributions received by them.

GAMC’s amended and restated certificate of incorporation provides that GAMC may continue in existence up to September 19, 2024. As promptly as reasonably possible following the redemptions GAMC is required to make to the Public Stockholders in such event, subject to the approval of GAMC’s remaining stockholders and board of directors, GAMC would dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. GAMC cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, GAMC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of GAMC’s stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, GAMC cannot assure you that third parties will not seek to recover from our stockholders’ amounts owed to them by GAMC.

If GAMC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against GAMC which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by GAMC’s stockholders. Furthermore, because GAMC intends to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after expiration of the time GAMC has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from GAMC’s assets. Furthermore, GAMC’s board of directors may be viewed as having breached their fiduciary duties to GAMC’s creditors and/or may have acted in bad faith, and thereby exposing itself and GAMC to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. GAMC cannot assure you that claims will not be brought against GAMC for these reasons.

GAMC’s Sponsor, executive officer and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering the GAMC Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, GAMC’s stockholders should be aware that certain of GAMC’s Sponsor, executive officer and directors have interests in the Business Combination that may be different from, or in addition to, the interests of GAMC’s stockholders. These interests include:

•        the beneficial ownership of the Sponsor, officers and directors of 7,187,500 Founder Shares, which were acquired prior to the IPO for an aggregate purchase price of approximately $25,000, as well as the 5,000,000 Private Placement Warrants that were acquired simultaneously with the IPO and over-allotment exercise by the Sponsor for a purchase price of $7,500,000;

•        all the shares and warrants described in the preceding bullet would become worthless if GAMC does not complete a business combination within the applicable time period, as the Sponsor has waived any liquidation rights with respect to these shares. The Sponsor did not receive any consideration in exchange for such waiver. Such shares and warrants have an aggregate market value of approximately $[•] and $[•], respectively, based on the closing price of GAMC Class A Common Stock of $[•] and the closing price of GAMC Warrants of $[•] on Nasdaq on [•], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus;

•        in connection with the IPO, the Sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by GAMC for services rendered, contracted for or products sold to GAMC;

•        the GAMC Board will not receive reimbursement for any out-of-pocket expenses incurred by them on GAMC’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•        as of December 31, 2023, the Sponsor has loaned to GAMC an aggregate of $1,878,689, which was evidenced by unsecured promissory notes, payable without interest upon consummation of a business combination. In the event that GAMC does not complete an initial business combination, GAMC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account may be used for such repayment. Accordingly, GAMC will most likely be unable to repay the loan if a business combination is not completed;

•        the Sponsor has entered into a Subscription Agreement to purchase 800,000 shares of GAMC Class A Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $8,000,000, such PIPE Shares to be reduced by the number of shares of GAMC Class A Common Stock that have not been elected for redemption as of the expiration of the redemption period related to the Closing and that are held by certain individuals mutually agreed upon by GAMC and Bolt Threads at any time from the date of the execution of the agreement up to immediately prior to the expiration of such redemption period; and

•        the continued indemnification of current directors and officers of GAMC and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may have influenced GAMC’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

GAMC may amend the terms of the GAMC Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding GAMC Warrants.

The GAMC Warrants were issued in registered form under the GAMC Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The GAMC Warrant Agreement provides that the terms of the GAMC Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the GAMC Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the GAMC Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the GAMC Warrants, convert the GAMC Warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of an GAMC Warrant.

The Post-Combination Company may redeem your unexpired GAMC Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your GAMC Warrants worthless.

The Post-Combination Company will have the ability to redeem outstanding GAMC Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Post-Combination Company Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Post-Combination Company gives notice of redemption. If and when the GAMC Warrants become redeemable by the Post-Combination Company, the Post-Combination Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding GAMC Warrants could force you (i) to exercise your GAMC Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your GAMC Warrants at the then-current market price when you might otherwise wish to hold your GAMC Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding GAMC Warrants are called for redemption, is likely to be substantially less than the market value of your GAMC Warrants. None of the Private Placement Warrants will be redeemable by the Post-Combination Company so long as they are held by their initial purchasers or their permitted transferees.

In addition, the Post-Combination Company has the ability to redeem the outstanding GAMC Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of Post-Combination Company Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of Post-Combination Company Common Stock determined based on the redemption date and the fair market value of Post-Combination Company Common Stock. The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 shares of Post-Combination Company Common Stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

Following the Business Combination, the Post-Combination Company currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Post-Combination Board and will depend on its financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

There is uncertainty regarding the federal income tax consequences to holders of GAMC Class A Common Stock who exercise their redemption rights.

There is some uncertainty regarding the federal income tax consequences to holders of GAMC Class A Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and whether the redemption results in a distribution, potentially taxable as ordinary income, or a sale, taxable as capital gain. Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain, will depend largely on whether the holder owns (or is deemed to own) any shares of GAMC Class A Common Stock following the redemption, and if so, the total number of shares of GAMC Class A Common Stock held by the holder both before and after the redemption relative to all shares of GAMC Class A Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a distribution, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in GAMC or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personalized and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to how a holder who elects to exercise its redemption rights will be taxed on proceeds from the redemption. See the section entitled “Material U.S. Federal Income Tax Considerations of the Redemption Rights and the Business Combination.”

A new 1% U.S. federal excise tax could be imposed on GAMC in connection with redemptions by GAMC of its shares.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax.

On December 27, 2022, the Treasury released Notice 2023-2, which provides taxpayers with interim guidance on the excise tax that may be relied upon until the IRS issues proposed Treasury regulations on such matter. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of other aspects of the excise tax remain unclear, and such interim operating rules are subject to change.

The extent of the excise tax that we may incur would depend on a number of factors, including the fair market value of the Post-Combination Company Common Stock redeemed, the extent such redemptions could be treated as dividends and not repurchases, and the content of any forthcoming regulations and other guidance from the Treasury that may be issued and applicable to such redemptions. In addition, the amount of excise tax imposed with respect to repurchases of stock by a repurchasing corporation may be reduced by the fair market value of stock issued by the repurchasing corporation during the same taxable year. Absent the issuance of applicable guidance to the contrary, we currently expect that this reduction would be available with respect to the issuance of Post-Combination Company Common Stock by us to stockholders in connection with the Business Combination. It is possible, however, that applicable guidance is issued that would prevent or limit the potential application of this rule to such issuance and redemptions or that the applicable fair market values are such that such issuance may not be able to fully offset the redemptions for purposes of this rule.

GAMC may not be able to complete an initial business combination with a U.S. target company if such initial business combination is subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

The Sponsor is a Delaware limited liability company, and is not controlled by, nor has substantial ties with any non-U.S. person. GAMC does not expect that it will be considered a “foreign person” under the regulations administered by CFIUS. However, if its initial business combination with a U.S. business is subject to CFIUS review, the scope of which was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business, FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If its Proposed Business Combination or another initial business combination falls within CFIUS’s jurisdiction, GAMC may determine that GAMC is required to make a mandatory filing or that GAMC will submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay its initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order GAMC to divest all or a portion of a U.S. business of the combined company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent GAMC from pursuing certain initial business combination opportunities that GAMC believes would otherwise be beneficial to GAMC and its stockholders. As a result, the pool of potential targets with which GAMC could complete an initial business combination may be limited and GAMC may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues.

Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and GAMC have limited time to complete its initial business combination. If GAMC cannot complete its initial business combination by the Extended Date because the review process drags on beyond such timeframe or because its initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, GAMC may be required to liquidate. If GAMC liquidates, its Public Stockholders may only receive an amount per share that will be determined by when GAMC liquidates, and its warrants will expire worthless. This will also cause you to lose the investment opportunity in the Business Combination and the chance of realizing future gains on your investment through any price appreciation in the Post-Combination Company.

If GAMC is deemed to be an investment company for purposes of the Investment Company Act of 1940, as amended (the “Investment Company Act”), GAMC would be required to institute burdensome compliance requirements and its activities would be severely restricted and, as a result, GAMC may abandon its efforts to consummate an initial business combination and liquidate.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, and it is possible that a claim could be made that GAMC have been operating as an unregistered investment company. If GAMC is deemed to be an investment company under the Investment Company Act, its activities would be severely restricted. In addition, GAMC would be subject to burdensome compliance requirements. GAMC does not believe that its principal activities will subject it to regulation as an investment company under the Investment Company Act. However, if GAMC is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, GAMC would be subject to additional regulatory burdens and expenses for which GAMC have not allotted funds. As a result, unless GAMC is able to modify its activities so that GAMC would not be deemed an investment company, GAMC would expect to abandon its efforts to complete an initial business combination and instead to liquidate. If GAMC is required to liquidate, its stockholders would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of its stock and warrants following such a transaction, and its warrants would expire worthless.

To mitigate the risk that GAMC could be deemed to be an investment company for purposes of the Investment Company Act, following the First Extension, GAMC instructed the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of a Business Combination or its liquidation. Following the liquidation of securities in the Trust Account, GAMC may receive less interest on the funds held in the Trust Account than the interest GAMC would have received pursuant to its original Trust Account investments, which could reduce the dollar amount its Public Stockholders would receive upon any redemption or liquidation of GAMC.

Until March 2023, the funds in the Trust Account had, since its IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of GAMC being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, following the First Extension, GAMC instructed the trustee with respect to the Trust Account to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of consummation of an initial business combination or liquidation of GAMC. Following such liquidation, GAMC may receive less interest on the funds held in the Trust Account than the interest GAMC would have received pursuant to its original Trust Account investments; however, interest previously earned on the funds held in the Trust Account still may be released to GAMC to pay its taxes. Consequently, the transfer of the funds in the Trust Account to an interest-bearing demand deposit account at a bank could reduce the dollar amount its Public Stockholders would receive upon any redemption or liquidation of GAMC.

The Proposed Certificate of Incorporation will contain anti-takeover provisions that could adversely affect the rights of GAMC’s stockholders.

The Proposed Certificate of Incorporation will contain provisions to limit the ability of others to acquire control of the Post-Combination Company or cause it to engage in change-of-control transactions, including, among other things:

•        provisions that authorize its board of directors, without action by its stockholders, to issue additional shares of or the Post-Combination Company Common Stock and preferred stock with preferential rights determined by its board of directors;

•        provisions that permit only a majority of its board of directors, the chairperson of the board of directors or the chief executive officer to call stockholder meetings and therefore do not permit stockholders to call special meetings of the stockholders;

•        provisions limiting stockholders’ ability to act by written consent; and

•        a staggered board whereby our directors are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis.

These provisions could have the effect of depriving GAMC’s stockholders of an opportunity to sell their or the Post-Combination Company Common Stock at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. With its staggered board of directors, at least two annual or special meetings of stockholders will generally be required in order to effect a change in a majority of its directors. GAMC’s staggered board of directors can discourage proxy contests for the election of its directors and purchases of substantial blocks of its shares by making it more difficult for a potential acquirer to gain control of its board of directors in a relatively short period of time.

The Proposed Certificate of Incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

The Proposed Certificate of Incorporation will require, to the fullest extent permitted by law, that (i) derivative actions brought in the Post-Combination Company’s name, (ii) asserting a claim of breach of fiduciary duty owed by any director, officer or stockholder of the Post-Combination Company, (iii) actions asserting a claim pursuant to the DGCL, the Proposed Certificate of Incorporation and the bylaws of the Post-Combination Company, or (iv) any actions asserting claims governed by the internal affairs doctrine, may be brought only in the Court of Chancery in the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware). Subject to the preceding sentence, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the second amended and restated certificate of incorporation will provide that the federal district courts of the United States of America will have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. GAMC’s stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in shares of GAMC or the Post-Combination Company’s capital stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Certificate of Incorporation.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

GAMC is providing the following unaudited pro forma condensed combined financial information to assist in your evaluation of the Business Combination.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives pro forma effect to the Business Combination and Additional Events (as detailed below) as if they had been consummated as of that date. The unaudited pro forma condensed combined statements of operations and comprehensive loss for the nine months ended September 30, 2023 and for the year ended December 31, 2022 give pro forma effect to the Business Combination and Additional Events as if they had occurred as of January 1, 2022. This information should be read together with Bolt Threads’ and GAMC’s respective audited and unaudited financial statements and related notes, “Bolt Threads Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “GAMC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 has been prepared using the following:

•        Bolt Threads’ unaudited condensed consolidated balance sheet as of September 30, 2023, as included elsewhere in this proxy statement/prospectus; and

•        GAMC’s unaudited condensed balance sheet as of September 30, 2023, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations and comprehensive loss for the nine months ended September 30, 2023 has been prepared using the following:

•        Bolt Threads’ unaudited condensed consolidated statement of operations and comprehensive loss for the nine months ended September 30, 2023, as included elsewhere in this proxy statement/prospectus; and

•        GAMC’s unaudited condensed statement of operations for the nine months ended September 30, 2023, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations and comprehensive loss for the year ended December 31, 2022 has been prepared using the following:

•        Bolt Threads’ audited consolidated statement of operations and comprehensive loss for the year ended December 31, 2022, as included elsewhere in this proxy statement/prospectus; and

•        GAMC’s audited statement of operations for the year ended December 31, 2022, as included elsewhere in this proxy statement/prospectus.

Description of the Transaction

On October 4, 2023, GAMC entered into the Business Combination Agreement with Merger Sub and Bolt Threads. Pursuant to the terms of the Business Combination Agreement, the parties will consummate a business combination transaction pursuant to which Merger Sub will merge with and into Bolt Threads, with Bolt Threads surviving the merger as a wholly owned subsidiary of GAMC. In connection with the Closing, GAMC will be renamed “Bolt Projects Holdings, Inc.”

Concurrently with the execution of the Business Combination Agreement: (i) Bolt Threads entered into a Note Purchase Agreement pursuant to which it issued and sold an aggregate of $7.0 million of Bolt Threads’ Convertible Notes, along with warrants to purchase Bolt Threads Common Stock, and (ii) GAMC entered into the Subscription Agreements with the PIPE Subscribers relating to the issuance and sale of up to 2,787,457 PIPE Shares at a purchase price of $10.00 per share, the closing of which will occur substantially concurrently with the Closing. The Sponsor was among the PIPE Subscribers and invested $2.0 million pursuant to the Note Purchase Agreement and will purchase up to 800,000 PIPE Shares. The number of PIPE Shares to be purchased by the Sponsor will be reduced by the number of shares of GAMC Class A Common Stock that have not been elected for redemption as of the expiration of the redemption period related to the Closing and that are held by certain individuals mutually agreed upon by GAMC and Bolt Threads at any time from the date of the execution of the agreement up to immediately prior to the expiration of such redemption period. In addition, the Sponsor agreed that 1,427,500 Sponsor Earn-Out Shares will be unvested and subject to forfeiture as of the Closing, and will vest if during a five-year period following the Closing (i) the price of the Post-Combination Company Common Stock exceeds $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a period of 30 consecutive trading days, or (ii) there is any change of control of the Post-Combination Company during such five-year period. Any Sponsor Shares that remain unvested after the fifth anniversary of the Closing will be forfeited and canceled.

The aggregate equity consideration to be paid to Bolt Threads’ security holders in the Business Combination will be equal to the quotient of (i) $250,000,000 divided by (ii) $10.00. Immediately prior to the Closing: (i) all of the outstanding principal and accrued interest under Bolt Threads’ Convertible Notes will be converted into shares of Bolt Threads Common Stock and (ii) all of the shares of Bolt Threads Preferred Stock will be converted into shares of Bolt Threads Common Stock. At the Closing, each share of Bolt Threads Common Stock that is issued and outstanding immediately prior to the effective time of the Merger and following the conversion of the Convertible Notes and the Bolt Threads Preferred Stock will be cancelled and converted into the right to receive a number of shares of the Post-Combination Company’s common stock equal to the Exchange Ratio.

Additionally, at the Closing:

•        each outstanding option to purchase Bolt Threads common stock, whether or not exercisable and whether or not vested, will automatically be converted into an option to purchase a number of shares of the Post-Combination Company Common Stock;

•        each outstanding award of restricted stock units relating to a share of Bolt Threads Common Stock will automatically be converted into an award of restricted stock units covering a number of shares of the Post-Combination Company Common Stock; and

•        unless otherwise exercised into Bolt Threads Common Stock prior to the effective time of the Merger, each outstanding warrant to purchase Bolt Threads Preferred Stock will automatically be converted into a warrant to purchase shares of the Post-Combination Company Common Stock.

At the Closing, each outstanding share of GAMC Class B Common Stock will automatically be converted into and exchanged for a share of GAMC Class A Common Stock, and each outstanding share of GAMC Class A Common Stock will be reclassified into a share of Post-Combination Company Common Stock.

Additional Events

GAMC Redemptions and Extension Payments

In December 2023, in connection with the Second Extension, the holders of 1,522,544 shares of GAMC Class A common stock exercised their right to redeem their shares for cash at a redemption price of $10.71 per share, for an aggregate redemption amount of $16.3 million. The unaudited pro forma condensed combined financial information includes this transaction as an Additional Event adjustment.

Concurrently with the Second Extension, the Sponsor agreed to deposit into the GAMC Trust Account an amount determined by multiplying $0.02 by the number of Public Shares outstanding following any redemptions of Public Shares, up to a maximum of $20,000, for each one-month extension until the extended date to consummate a business combination of September 19, 2024, unless the closing of the business combination shall have occurred earlier. In exchange, the Sponsor will receive a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. No pro forma adjustment was recorded as a result of these extension payments, as such payments made by the Sponsor will have a net zero impact as they will be repaid to the Sponsor by GAMC upon the consummation of a business combination.

Modification of Ginkgo Debt

On December 29, 2023, Bolt Threads entered into an agreement to modify the senior secured note purchase agreement with Ginkgo Bioworks, Inc. (the notes amended thereunder, the “Amended Senior Secured Notes”). Under the terms of the modification, $10.0 million of outstanding principal was exchanged for an equal amount of Bolt Threads’ Convertible Notes with the same terms as the Note Purchase Agreement entered into by the PIPE Subscribers. The remaining $20.0 million of outstanding principal was exchanged for Amended Senior Secured Notes of $11.8 million and a nonexclusive right to license certain of Bolt Threads’ intellectual property. The interest rate of the Amended Senior Secured Notes was amended from the existing rate of treasury rate plus 6.00% per annum to 12.00% per annum, and the maturity date of the Amended Senior Secured Notes was extended from the existing maturity date of October 14, 2024, to December 31, 2027. The unaudited pro forma condensed combined financial information includes this transaction as an Additional Event adjustment.

Joint Venture

In December 2023, Bolt Threads entered into a nonbinding term sheet with a joint venture partner through which Bolt Threads expects to have the opportunity to monetize its intellectual property, equipment, and inventory related to Mylo, a leather alternative made from mycelium, the root structure of mushrooms. The final terms of the joint venture are still being negotiated. The unaudited pro forma condensed combined financial information makes no adjustment for this transaction as the terms are nonbinding.

Expected Accounting Treatment for the Business Combination

Bolt Threads is deemed the accounting acquirer and GAMC is deemed the accounting acquiree under both the no additional redemptions and maximum redemption pro forma scenarios described below. Under this method of accounting, GAMC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the transaction will be treated as the equivalent of Bolt Threads issuing stock for the net assets of GAMC, accompanied by a recapitalization and thus the Business Combination will be treated as a reverse recapitalization in accordance with GAAP. The net assets of GAMC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination and Additional Events, are factually supportable, and as it relates to the unaudited pro forma condensed combined statement of operations and comprehensive loss, are expected to have a continuing impact on the results of the Post-Combination Company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the Post-Combination Company upon consummation of the Business Combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the Post-Combination Company will experience. Bolt Threads and GAMC have not had any historical relationship prior to the merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by GAMC’s Public Stockholders of GAMC’s Public Shares for cash equal to their pro rata share of the aggregate amount on deposit (calculated as of two business days prior to the consummation of the Business Combination) in the Trust Account:

•        Scenario 1 — Assuming no additional redemptions:    This presentation assumes that none of GAMC’s Public Stockholders exercise redemption rights with respect to their Public Shares in connection with the Business Combination. An aggregate of 28,172,063 Public Shares were previously redeemed in March 2023 and December 2023, respectively, in connection with the First Extension and Second Extension.

•        Scenario 2 — Assuming maximum redemptions:    This presentation assumes that all of GAMC’s outstanding Public Shares are redeemed in connection with the Business Combination. The Business Combination Agreement does not include any closing condition relating to a minimum amount of cash proceeds available to the Post-Combination Company following redemptions. The PIPE Subscribers’ obligations under the Subscription Agreements are subject to the aggregate gross proceeds under: (i) the Note Purchase Agreement, (ii) the Subscription Agreements, and (iii) remaining in the Trust Account at the Closing following redemptions being no less than $32.0 million (less any amounts that GAMC is entitled to withdraw from the Trust Account to pay tax obligations owed by GAMC as of the Closing Date in excess of $140,000 in the aggregate). The gross proceeds actually raised under the Note Purchase Agreement and the gross proceeds committed under the Subscription Agreements are $34.9 million, such that GAMC and Bolt Threads expect this condition to be satisfied even if all of GAMC’s outstanding Public Shares are redeemed in connection with the Business Combination.

Upon the Closing, the expected ownership of the Post-Combination Company is expected to be as follows under the two redemption scenarios:

	Assuming No Additional Redemptions (Scenario 1)		Assuming Maximum Redemptions (Scenario 2)
	Shares	Percentage	Shares	Percentage
Public Stockholders	577,937	1.7%	—	0%
Sponsor and GAMC Independent Directors(1)	7,987,500	22.9%	7,987,500	23.3%
Former Bolt Threads Securityholders(2)	25,017,307	71.8%	25,017,307	73.0%
Other(3)	1,250,000	3.6%	1,250,000	3.7%
Total Post-Combination Company Common Stock	34,832,744	100%	34,254,807	100%

____________

(1)      Amount includes 140,000 Founder Shares held by GAMC’s independent directors, and assumes the purchase by the Sponsor of 800,000 PIPE Shares. However, the number of PIPE Shares to be purchased by the Sponsor will be reduced by the number of shares of GAMC Class A Common Stock that have not been elected for redemption as of the expiration of the redemption period related to the Closing and that are held by certain individuals mutually agreed upon by GAMC and Bolt Threads at any time up to immediately prior to the expiration of such redemption period.

(2)      Amount includes the purchase of 1,987,457 PIPE Shares by current securityholders of Bolt Threads. Also includes 23,029,850 shares of Post-Combination Company Common Stock assumed to be issued to Bolt Threads securityholders pursuant to the Business Combination Agreement at Closing, an estimate based on shares of Bolt Threads capital stock outstanding as of December 31, 2023. The actual number of outstanding shares of Post-Combination Company Common Stock held by former Bolt Threads securityholders at Closing will vary depending on the number of shares of Bolt Threads capital stock outstanding immediately prior to Closing.

(3)      Consists of (i) 600,000 shares of the Post-Combination Company to be issued to the landlord of Bolt Threads’ Berkeley lease, pursuant to a lease termination agreement upon Closing or shortly thereafter; (ii) 150,000 shares of the Post-Combination Company to be issued to Bolt Threads’ vendor, pursuant to a vendor termination agreement upon Closing or shortly thereafter; and (iii) 500,000 shares of shares of Post-Combination Company Common Stock to be issued to BTIG as partial compensation in lieu of the deferred cash underwriting commission otherwise due to BTIG at the Closing for underwriting GAMC’s IPO. The number of shares issuable to BTIG will be equivalent to the greater of (i) 500,000 shares of Post-Combination Company Common Stock, or (ii) the number of shares calculated by dividing (x) $5,000,000 by (y) the volume-weighted average price of the Post-Combination Company Common Stock over the three trading days immediately preceding the initial filing of the registration statement relating to the resale of such shares, provided that clause (y) shall not be less than $8.00 per share. In no event will the number of shares issuable to BTIG be greater than 625,000.

For the purposes of calculating earnings per share, as well as comparative per share data, the following adjustments were made to the Post-Combination Company share count in order to align with pro forma adjustments:

	Assuming No Additional Redemptions (Scenario 1)	Assuming Maximum Redemptions (Scenario 2)
	Shares	Shares
Total Post-Combination Company Common Stock	34,832,744	34,254,807
Vesting of Bolt Threads’ RSU shares(4)	852,304	852,304
Sponsor Earn-Out Shares(5)	(1,437,500)	(1,437,500)
Total Post-Combination Company Common Stock used to determine pro-forma EPS and Comparative Per Share Data	34,247,548	33,669,611

____________

(4)      Represents the Bolt Threads’ RSU Awards that would have vested had the Business Combination occurred on January 1, 2022, which equates to 852,304 shares of the Post-Combination Company after the application of the Exchange Ratio.

(5)      Represents Sponsor Earn-Out Shares, which are subject to forfeiture, and therefore excluded from earnings-per-share data.

Additionally, subject to the rules of Nasdaq, the Board of Directors of the Post-Combination Company will retain broad authority after the Closing to issue additional capital stock without obtaining stockholder approval.

The figures in the table above are presented only as illustrative examples and are based on the scenarios described above, which may be different from the actual number of redemptions in connection with the Business Combination.

The Public Warrants issued in connection with the GAMC initial public offering and the Private Placement Warrants have been historically recognized as liabilities in accordance with Accounting Standards Codification Topic 815, Derivatives and Hedging. The warrants will remain liability-classified and recognized at fair value each reporting period subsequent to the Business Combination, with changes in fair value recognized as a component of earnings.

The unaudited pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that the Post-Combination Company will record a valuation allowance against the total deferred tax assets as the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.

We currently expect the 1,437,500 Sponsor Earn-Out Shares to remain equity classified. Accordingly, no adjustment has been made to the unaudited pro forma condensed combined balance sheet. The Sponsor Earn-Out Shares do not contractually entitle the holder of such shares to participate in nonforfeitable dividends and do not contractually obligate the holders of such shares to participate in losses. The unaudited pro forma condensed combined statements of operations and comprehensive loss reflects a net loss for the periods presented and no loss amounts have been allocated to the Sponsor Earn-Out Shares. The Sponsor Earn-Out Shares have also been excluded from the denominator of basic and diluted pro forma net loss per share attributable to common stockholders as such shares of Post-Combination Company Common Stock are contingently forfeitable upon the fifth anniversary of the Closing, unless the price of the Post-Combination Company Common Stock exceeds $12.50 (adjusted for stock splits, dividends, and the like) for any 20 trading days within a period of 30 consecutive trading days in the five years following the Closing, or there is any change of control of the Post-Combination Company in the five years following the Closing.

Unaudited Pro Forma Condensed Combined Balance Sheets

As of September 30, 2023

(in thousands)

					Assuming No Additional Redemptions			Assuming Maximum Redemptions
	Bolt Threads	GAMC	Additional Events Adjustments		Transaction Adjustments		Pro Forma Combined	Transaction Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$339	$80	$(1,000)	p	$6,969	a	$25,112	$(5,959)	h	$19,153
					5	d
					27,875	f
					(13,700)	g
					5,970	k
					(1,300)	n
					(126)	s
Restricted cash, current	81						81			81
Prepaid expenses and other current assets	3,505	88					3,593			3,593
Total Current Assets	3,925	168					28,786			22,827
Investments held in Trust Account	—	22,276	(16,306)	m	(5,970)	k	—			—
Other non-current assets	8,686		(4,617)	j			4,069			4,069
Total Assets	$12,611	$22,444					$32,855			$26,896

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$1,608	$1,027					$2,635			$2,635
Income taxes payable		396					396			396
Promissory note – related party		126			(126)	s	—			—
Convertible notes – related party		1,300			6,969	a	—			—
					137	b
					(7,106)	c
					(1,300)	n
Share-based lease termination liability	4,842				(4,842)	q	—			—
Accrued expenses and other current liabilities	2,361						2,361			2,361
Operating lease liabilities, current	365						365			365
Total current liabilities	9,176	2,849					5,757			5,757
Deferred underwriting fee payable		10,063			(10,063)	o	—			—
Operating lease liabilities, non-current	2,060						2,060			2,060
Long-term debt, non-current	29,843		(18,078)	j			11,765			11,765
Warrant liability	204	583			(204)	r	583			583
Total liabilities	41,283	13,495					20,165			20,165

Common shares subject to possible redemption		22,265	(16,306)	m	(5,959)	l	—			—
Bolt Convertible Preferred Stock	339,233				(339,233)	e	—			—

					Assuming No Additional Redemptions			Assuming Maximum Redemptions
	Bolt Threads	GAMC	Additional Events Adjustments		Transaction Adjustments		Pro Forma Combined	Transaction Adjustments		Pro Forma Combined
GAMC Class A Common Stock	—	1			(1)	l	—			—
Bolt Common Stock	1				4	e	5			5
Additional paid-in capital	20,803		10,000	j	5	d	403,672	(5,959)	h	397,713
			1,211	p	339,229	e
					(7,357)	l
					7,106	c
					27,875	f
					8,454	i
					(13,700)	g
					5,000	o
					4,842	q
					204	r
Accumulated deficit	(388,738)	(13,317)	3,461	j	(137)	b	(391,016)			(391,016)
			(2,211)	p	(8,454)	i
					13,317	l
					5,063	o
Accumulated other comprehensive income	29						29			29
Total stockholders’ equity (deficit)	(367,905)	(13,316)					12,690			6,731
Total liabilities and stockholders’ equity (deficit)	$12,611	$22,444					$32,855			$26,896

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheets as of September 30, 2023

a — Represents the receipt of $7.0 million, net of issuance costs, in Bolt Threads Convertible Notes issued in connection with the execution of the Business Combination Agreement which were closed subsequent to September 30, 2023. The Bolt Threads Convertible Notes will convert into Bolt Threads Common Stock immediately prior to the consummation of the Business Combination.

b — Represents the accrual of interest on the Bolt Threads Convertible Notes prior to conversion, which is added to the principal balance.

c — Represents the conversion of the Bolt Threads Convertible Notes, plus accrued interest, into Bolt Threads Common Stock immediately prior to the consummation of the Business Combination, as well as the exchange of these shares into the Post-Combination Company Common Stock upon Closing pursuant to the terms of the Business Combination Agreement.

d — Represents the automatic exercise of warrants issued in connection with the issuance of the Bolt Threads Convertible Notes into Bolt Threads Common Stock, as well as the exchange of these shares into the Post-Combination Company Common Stock upon Closing pursuant to the terms of the Business Combination Agreement.

e — Represents the conversion of Bolt Threads Preferred Stock into Bolt Threads Common Stock immediately prior to the consummation of the Business Combination, as well as the exchange of these shares of Bolt Threads Common Stock into shares of the Post-Combination Company upon the Closing of the Merger.

f — Represents estimated proceeds of $27.9 million expected to be received from the sale and issuance of 2,787,457 PIPE Shares at a purchase price of $10.00 per share under the PIPE Transaction.

g — Reflects the settlement of GAMC and Bolt Threads’ estimated transaction costs related to the Business Combination. As a result of the Business Combination being an in-substance capital transaction, qualifying transaction costs incurred by Bolt Threads are treated as an equivalent to equity issuance costs, and therefore reflected as a reduction in additional paid-in capital rather than an expense. Costs incurred by GAMC are expensed as incurred, and reclassified to additional paid-in capital as a result of the elimination of GAMC’s historical accumulated deficit as part of the reverse recapitalization.

h — Represents the redemption of 577,937 Public Shares of GAMC, which is the number of redeemable GAMC shares remaining after the redemption of 26,649,519 and 1,522,544 shares in March 2023 and December 2023, respectively, in connection with the First Extension and Second Extension.

i — Represents the additional stock-based compensation charge expected to be incurred related to Bolt Threads’ RSU Awards that will vest had the Business Combination occurred on January 1, 2022, which equates to an estimated 852,304 shares of Post-Combination Company Common Stock after the application of an illustrative Exchange Ratio.

j — Represents the modification of Bolt Threads’ senior secured note purchase agreement with Ginkgo Bioworks, Inc. (“Ginkgo”) which resulted in $10.0 million of outstanding principal being exchanged for $10.0 million in a convertible note with the same terms as the Bolt Threads Convertible Notes purchased by the PIPE Subscribers (which will be converted into Post-Combination Company equity concurrent with completing the Business Combination). The remaining $20.0 million was exchanged for $11.8 million of amended senior secured notes, a reduction of Bolt Threads’ prepaid services with Ginkgo of $4.6 million, and a nonexclusive right to license certain of Bolt Threads’ intellectual property, which resulted in a gain of $3.5 million (net of unamortized issuance costs on the original senior secured notes that were accelerated as a result of the transaction). This debt restructuring was discussed among the parties to the transaction and is being contemplated as part of Business Combination; as such, it was considered appropriate to include this information in the unaudited pro forma financial information.

k — Represents the reclassification of net cash held in the Trust Account that becomes available for general use following the Business Combination.

l — Represents the effect of the reverse recapitalization, whereby each share of GAMC’s common stock outstanding immediately prior to the Business Combination will be converted into shares of Post-Combination Company Common Stock, in addition to the elimination of the historical of accumulated deficit of GAMC of $13.3 million.

m — Represents the election by the holders of 1,522,544 shares of Class A common stock of GAMC in December 2023 to redeem their shares for cash at a redemption price of approximately $10.71 per share for an aggregate redemption amount of approximately $16.3 million.

n — Represents the repayment of $1.3 million of GAMC working capital loans, which are expected to be repaid in cash upon the Closing.

o — As part of the Merger, GAMC and Bolt Threads have agreed with the underwriters of GAMC’s IPO to settle a $10.1 million underwriting fee payable through a payment of $0.5 million (which is included within the transaction costs adjustment within tickmark g above), as well as shares of Post-Combination Company Common Stock. The number of shares issuable will be equivalent to the greater of (i) 500,000 shares of Post-Combination Company Common Stock, or (ii) the number of shares calculated by dividing (x) $5,000,000 by (y) the volume-weighted average price of the Post-Combination Company Common Stock over the three trading days immediately preceding the initial filing of the registration statement relating to the resale of such shares, provided that clause (y) shall not be less than $8.00. In no event will the number of shares issuable be greater than 625,000. For the purposes of the pro forma, the Company has assumed that 500,000 shares will be issued at a price of $10.00 per share.

p — On July 13, 2023, Bolt Threads early terminated a vendor mycelium supply contract, and reached a final settlement agreement with the counterparty on October 19, 2023. Under the terms of the final settlement agreement, Bolt Threads will make a one-time payment of $1.0 million and issue to the counterparty 150,000 shares of Post-Combination Company Common Stock subsequent to the Closing. The pro forma reflects a $1.0 million contractual early termination cash payment, as well as the fair value of 150,000 shares of the Post-Combination Company Common Stock at the time the settlement agreement was executed, which is initially recognized as a liability prior to the Closing, and reclassified to equity after this share payment is settled upon the Closing, or shortly thereafter.

q — In September 2023, Bolt Threads negotiated an early termination of a lease in Berkeley, California. Under the terms of the lease termination agreement, Bolt Threads agreed to issue 600,000 shares of Post-Combination Company Common Stock to the landlord, subsequent to the Closing, or shortly thereafter. As of September 30, 2023, Bolt Threads recognized a liability of approximately $4.8 million, which reflects the fair value of Bolt Threads’ Common Stock required to settle this termination penalty, on an as-converted basis into 600,000 shares of Post-Combination Company Common Stock. This pro forma adjustment reflects the settlement of this liability, through the issuance of 600,000 shares of the Post-Combination Company.

r — Represents the reclassification of Bolt Threads convertible preferred stock warrants from liability classification to equity classification, as upon the Merger, the Convertible Preferred Stock Warrants will become warrants to purchase Post-Combination Company Common Stock, which is permanent equity classified, rather than warrants to purchase Bolt Threads Convertible Preferred Stock, which is mezzanine equity classified.

s — Represents the repayment of GAMC’s related party promissory note, which becomes due on the date of the consummation of the Merger.

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss
For the Year Ended December 31, 2022
(in thousands, except share and per share data)

			Assuming No Additional Redemptions			Assuming Maximum Redemptions
	Bolt Threads	GAMC	Transaction Adjustments		Pro Forma Combined	Transaction Adjustments	Pro Forma Combined
Revenue	$346	$—			$346		$346
Cost of goods sold	734	—			734		734
Gross profit (loss)	(388)	—			(388)		(388)

Operating expenses:
Research and development	15,857	—			15,857		15,857
Sales and marketing	1,699	—			1,699		1,699
General and administrative	35,105	—	2,898	cc	38,003		38,003
Formation and operational costs	—	1,344			1,344		1,344
Total operating expenses	52,661	1,344			56,903		56,903
Loss from operations	(53,049)	(1,344)			(57,291)		(57,291)

Other income (expense)
Interest income (expense)	(914)	—	(137)	aa	(1,051)		(1,051)
Remeasurement of preferred stock warrant liability	1,032	—	(1,032)	bb	—		—
Change in fair value of warrant liabilities	—	7,139			7,139		7,139
Change in fair value of convertible notes	—	811	(811)	ff	—		—
Interest earned on investment held in Trust Account	—	4,000	(4,000)	ee	—		—
Other income (expense), net	1,230	—	3,461	dd	2,480		2,480
			(2,211)	gg
Total other income	1,348	11,950			8,568		8,568
Income (loss) before provision for income taxes	(51,701)	10,606			(48,723)		(48,723)
Provision for income taxes	—	(760)			(760)		(760)
Net (loss) income	$(51,701)	$9,846			$(47,963)		$(47,963)

Other comprehensive gain (loss)
Reporting currency translation	7	—			7		7
Comprehensive loss	(51,694)	9,846			(47,956)		(47,956)

Weighted-average common shares outstanding
Basic	10,439,510	—			34,247,548		33,669,611
Diluted	10,511,817	—			34,247,548		33,669,611
Net (loss) income per share
Basic	$(4.95)	$—			$(1.40)		$(1.42)
Diluted	$(4.97)	$—			$(1.40)		$(1.42)
GAMC Class A Common Stock
Weighted-average common shares outstanding
Basic		28,750,000
Diluted		28,750,000
Net (loss) income per share
Basic		$0.27
Diluted		$0.27
GAMC Class B Common Stock
Weighted-average common shares outstanding
Basic		7,187,500
Diluted		7,187,500
Net (loss) income per share
Basic		$0.27
Diluted		$0.27

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss
For the Nine Month Period Ended September 30, 2023
(in thousands, except share and per share data)

			Assuming No Additional Redemptions			Assuming Maximum Redemptions
	Bolt Threads	GAMC	Transaction Adjustments		Pro Forma Combined	Transaction Adjustments	Pro Forma Combined
Revenue	$2,032	$—			$2,032		$2,032
Cost of goods sold	3,698	—			3,698		3,698
Gross profit (loss)	(1,666)	—			(1,666)		(1,666)
Operating expenses:
Research and development	6,213	—			6,213		6,213
Sales and marketing	236	—			236		236
General and administrative	16,321	—	5,556	cc	21,877		21,877
Restructuring costs	3,927	—			3,927		3,927
Formation and operational costs	—	1,698			1,698		1,698
Total operating expenses	26,697	1,698			33,951		33,951
Loss from operations	(28,363)	(1,698)			(35,617)		(35,617)

Other income (expense)
Long-lived asset impairment	(19,289)				(19,289)		(19,289)
Loss on lease termination	(319)				(319)		(319)
Leases impairment	(2,278)				(2,278)		(2,278)
Interest income (expense)	(2,626)	7	(137)	aa	(2,756)		(2,756)
Remeasurement of preferred stock warrant liability	126	—	(126)	bb	—		—
Intercompany IS	—	—			—		—
Transaction costs allocated from initial public offering	—	—			—		—
Change in fair value of warrant liabilities	—	(438)			(438)		(438)
Interest earned on investment held in Trust Account	—	2,982	(2,982)	ee	—		—
Other income (expense), net	2,699	—	3,461	dd	3,949		3,949
			(2,211)	gg
Total other income (expense)	(21,687)	2,551			(21,131)		(21,131)
Income (loss) before provision for income taxes	(50,050)	853			(56,748)		(56,748)
Provision for income taxes	—	(596)			(596)		(596)
Net (loss) income	$(50,050)	$257			$(56,152)		$(56,152)

Other comprehensive gain (loss)	—	—			—		—
Reporting currency translation	22	—			22		22
Comprehensive loss	(50,028)	257			(56,130)		(56,130)

Common Stock
Weighted-average common shares outstanding
Basic	10,470,533	—			34,247,548		33,669,611
Diluted	10,470,533	—			34,247,548		33,669,611
Net (loss) income per share
Basic	$(4.78)	$—			$(1.64)		$(1.67)
Diluted	$(4.78)	$—			$(1.64)		$(1.67)
GAMC Class A Common Stock
Weighted-average common shares outstanding
Basic		8,403,714
Diluted		8,403,714
Net (loss) income per share
Basic		$0.02
Diluted		$0.02
GAMC Class B Common Stock
Weighted-average common shares outstanding
Basic		1,975,557
Diluted		1,975,557
Net (loss) income per share
Basic		$0.02
Diluted		$0.02

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss for the Year Ended December 31, 2022 and Nine Month Period Ended September 30, 2023

aa — Represents interest expense on the $7.0 million Bolt Threads Convertible Notes issued in connection with the Business Combination.

bb — Represents the reversal of Bolt Threads Preferred Stock warrant liability fair value adjustments during the pro forma period, as the Bolt Threads Preferred Stock warrants will become warrants to purchase Post-Combination Company Common Stock upon completion of the Business Combination, and therefore are classified as equity with no subsequent remeasurement to fair value.

cc — Pursuant to the Business Combination Agreement, at the Closing Date, each outstanding award of restricted stock units relating to a share of Bolt Threads Common Stock (“Bolt Threads RSU Awards”) will automatically be converted into an award of restricted stock units covering a number of shares of the Post-Combination Company Common Stock, on substantially similar terms and conditions as were applicable under such Bolt Threads RSU Awards, after applying Exchange Ratio. Pursuant to the Bolt Threads RSU Awards, certain awards that met service and/or performance vesting requirements will become fully vested 180 days after a liquidity event. Accordingly, this adjustment reflects the compensation expense related to Bolt Threads RSU Awards that would have become fully vested during the pro forma period.

dd — Represents the modification of the senior secured note purchase agreement with Ginkgo which resulted in $10.0 million of outstanding principal being exchanged for $10.0 million in a convertible note with the same terms as the Bolt Threads Convertible Notes purchased by the PIPE Subscribers (which will be converted into shares of Post-Combination Company Common Stock concurrent with completing the Business Combination). The remaining $20.0 million was exchanged for $11.8 million of amended senior secured notes, a reduction of Bolt Threads’ prepaid services with Ginkgo of $4.6 million, and a nonexclusive right to license certain of Bolt Threads’ intellectual property, which resulted in a gain of $3.5 million (net of unamortized issuance costs on the original senior secured notes that were accelerated as a result of the transaction). This debt restructuring was discussed among the parties to the transaction and is being contemplated as part of Business Combination; as such, it was considered appropriate to include this information in the unaudited pro forma financial information.

ee — Represents the elimination of interest income on the Trust Account assets during the pro forma period presented that would have not been earned had the Business Combination been consummated on January 1, 2022.

ff — To eliminate the change in fair value of Bolt Threads Convertible Notes which will be converted into Post-Combination Company Common Stock in conjunction with the Business Combination.

gg — Represents the termination penalty of a mycelium supply contract, which is comprised of a one-time payment of $1.0 million as well as the fair value of 150,000 shares of Post-Combination Company Common Stock at the time the settlement agreement was executed.

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA
COMPARATIVE PER SHARE DATA OF BOLT THREADS AND GAMC

The following table sets forth as of and for the nine months ended September 30, 2023 and the year ended December 31, 2022, selected per share information for GAMC Class A Common Stock and Bolt Threads Common Stock on a historical basis and for the combined company on a pro forma basis after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•        Scenario 1 — Assuming no additional redemptions:    This presentation assumes that none of GAMC’s Public Stockholders exercise redemption rights with respect to their Public Shares in connection with the Business Combination. An aggregate of 28,172,063 Public Shares were previously redeemed in March 2023 and December 2023, respectively, in connection with the First Extension and Second Extension.

•        Scenario 2 — Assuming maximum redemptions:    This presentation assumes that all of GAMC’s outstanding Public Shares are redeemed in connection with the Business Combination. The Business Combination Agreement does not include any closing condition relating to a minimum amount of cash proceeds available to the Post-Combination Company following redemptions. The PIPE Subscribers’ obligations under the Subscription Agreements are subject to the aggregate gross proceeds under: (i) the Note Purchase Agreement, (ii) the Subscription Agreements, and (iii) remaining in the Trust Account at the Closing following redemptions being no less than $32.0 million (less any amounts that GAMC is entitled to withdraw from the Trust Account to pay tax obligations owed by GAMC as of the Closing Date in excess of $140,000 in the aggregate). The gross proceeds actually raised under the Note Purchase Agreement and the gross proceeds committed under the Subscription Agreements are $34.9 million, such that GAMC and Bolt Threads expect this condition to be satisfied even if all of GAMC’s outstanding Public Shares are redeemed in connection with the Business Combination.

			Pro Forma Combined
	Bolt Threads	GAMC	Assuming No Redemptions	Assuming Maximum Redemptions
As of September 30, 2023
Book value per share of common stock(1)	$(35.14)	(1.28)	$0.37	$0.20
For the nine months ended September 30, 2023
Weighted average common shares outstanding – basic	10,470,533	n/a	34,247,548	33,669,611
Weighted average common shares outstanding – diluted	10,470,533	n/a	34,247,548	33,669,611
Net income (loss) per common share – basic	$(4.78)	n/a	$(1.64)	$(1.67)
Net income (loss) per common share – diluted	$(4.78)	n/a	$(1.64)	$(1.67)
Basic and diluted average shares outstanding of Class A common stock	n/a	8,403,714	n/a	n/a
Basic and diluted net income (loss) per share, Class A common stock	n/a	$0.02	n/a	n/a
Basic and diluted average shares outstanding of Class B common stock	n/a	1,975,557	n/a	n/a
Basic and diluted net income (loss) per share, Class B common stock	n/a	$0.02	n/a	n/a

			Pro Forma Combined
	Bolt Threads	GAMC	Assuming No Redemptions	Assuming Maximum Redemptions
For the year ended December 31, 2022
Weighted average common shares outstanding – basic	10,439,510	n/a	34,247,548	33,669,611
Weighted average common shares outstanding – diluted	10,511,817	n/a	34,247,548	33,669,611
Net income (loss) per common share – basic	$(4.95)	n/a	$(1.40)	$(1.42)
Net income (loss) per common share – diluted	$(4.97)	n/a	$(1.40)	$(1.42)
Basic and diluted average shares outstanding of Class A common stock	n/a	28,750,000	n/a	n/a
Basic and diluted net income (loss) per share, Class A common stock	n/a	$0.27	n/a	n/a
Basic and diluted average shares outstanding of Class B common stock	n/a	7,187,500	n/a	n/a
Basic and diluted net income (loss) per share, Class B common stock	n/a	$0.27	n/a	n/a

____________

(1)      Historical book value per share is computed by dividing the total stockholders’ equity (deficit) balance by the aggregate number of all shares of common stock outstanding at the end of the period.

The pro forma combined company net loss per share for the nine months ended September 30, 2023 and the year ended December 31, 2022 includes the combined net loss per share of Bolt Threads and GAMC on a pro forma basis as if the Business Combination was consummated on January 1, 2022 and, with respect to net book value per share of common stock, on September 30, 2023 (after giving effect to the Second Extension).

The pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Business Combination had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this proxy statement/prospectus.

THE SPECIAL MEETING OF GAMC STOCKHOLDERS

The GAMC Special Meeting

GAMC is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting of stockholders to be held on [ • ], 2024, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being mailed on or about [ • ], 2024 to all GAMC stockholders of record as of [ • ], 2024, the record date for the special meeting. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

The special meeting will be held via live webcast at https://[ • ], on [ • ], 2024, at [ • ], or such other date, time and place to which such special meeting may be adjourned or postponed. The special meeting can be accessed by visiting https://[ • ], where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the special meeting by dialing [ • ] (toll-free within the U.S. and Canada) or [ • ] (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [ • ], but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the special meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the transfer agent, Continental Stock Transfer & Trust Company, at [ • ] or by e-mail at [ • ].

Purpose of the Special Meeting

At the GAMC special meeting of stockholders, GAMC will ask the GAMC stockholders to vote in favor of the following proposals:

•        The Business Combination Proposal — a proposal to approve the adoption of the Business Combination Agreement and the Business Combination (Proposal No. 1).

•        The Charter Amendment Proposal — a proposal to adopt the proposed second amended and restated certificate of incorporation of GAMC attached as Annex B to this proxy statement/prospectus (Proposal No. 2).

•        The Governance Proposals — to approve, on a non-binding advisory basis, separate governance proposals relating to certain material differences between GAMC’s current amended and restated certificate of incorporation and the proposed second amended and restated certificate of incorporation (Proposal Nos. 3A-3G).

•        The Election of Directors Proposal — a proposal to elect, effective at Closing, seven directors to serve staggered terms on the board of directors until the first, second and third annual meetings of stockholders after the Closing of the Business Combination, as applicable, and until their respective successors are elected and qualified (Proposal No. 4).

•        The Incentive Plan Proposal — a proposal to approve and adopt the incentive plan established to be effective after the Closing of the Business Combination (Proposal No. 5).

•        The ESPP Proposal — a proposal to approve and adopt the employee stock purchase plan established to be effective after the Closing of the Business Combination (Proposal No. 6).

•        The Nasdaq Proposal — a proposal to issue GAMC Class A Common Stock to the Bolt Threads Stockholders in the Merger pursuant to the Business Combination Agreement and to the PIPE Subscribers (Proposal No. 7).

•        The Adjournment Proposal — a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or Public Stockholders have elected to convert an amount of Public Shares such that the minimum available cash condition to the obligation to Closing of the Business Combination would not be satisfied (Proposal No. 8).

Recommendation of the GAMC Board

The GAMC Board believes that each of the proposals to be presented at the special meeting of stockholders is in the best interests of GAMC and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of GAMC’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of GAMC’s board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        the beneficial ownership of the Sponsor, officers and directors of 7,187,500 Founder Shares, which were acquired prior to the IPO for an aggregate purchase price of approximately $25,000, as well as the 5,000,000 Private Placement Warrants that were acquired simultaneously with the IPO and over-allotment exercise by the Sponsor for a purchase price of $7,500,000;

•        all of the shares and warrants described in the preceding bullet would become worthless if GAMC does not complete a business combination within the applicable time period, as the Sponsor has waived any liquidation rights with respect to these shares. The Sponsor did not receive any consideration in exchange for such waiver. Such shares and warrants have an aggregate market value of approximately $[ • ] and $[ • ], respectively, based on the closing price of GAMC Class A Common Stock of $[ • ] and the closing price of GAMC Warrants of $[ • ] on Nasdaq on [ • ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus;

•        in connection with the IPO, the Sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by GAMC for services rendered, contracted for or products sold to GAMC;

•        the GAMC Board will not receive reimbursement for any out-of-pocket expenses incurred by them on GAMC’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•        as of December 31, 2023, the Sponsor has loaned to GAMC an aggregate of $1,878,689, which was evidenced by unsecured promissory notes, payable without interest upon consummation of a business combination. In the event that GAMC does not complete an initial business combination, GAMC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account may be used for such repayment. Accordingly, GAMC will most likely be unable to repay the loan if a business combination is not completed;

•        the Sponsor has entered into a Subscription Agreement to purchase 800,000 shares of GAMC Class A Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $8,000,000, such PIPE Shares to be reduced by the number of shares of GAMC Class A Common Stock that have not been elected for redemption as of the expiration of the redemption period related to the Closing and that are held by certain individuals mutually agreed upon by GAMC and Bolt Threads at any time from the date of the execution of the agreement up to immediately prior to the expiration of such redemption period; and

•        the continued indemnification of current directors and officers of GAMC and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of GAMC Common Stock at the close of business on [ • ], 2024, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of GAMC Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 7,765,437 shares of GAMC Common Stock outstanding. This is comprised of 7,187,500 Founder Shares and 577,937 Public Shares remaining after the redemption of an aggregate of 28,172,063 Public Shares (or approximately 98.0% of Public Shares sold in the IPO) in connection with the votes to approve the First Extension and the Second Extension (each as described herein).

The Sponsor and GAMC’s directors and officers have agreed to vote all of their Founder Shares and any Public Shares acquired by them in favor of the Business Combination Proposal. The issued and outstanding GAMC Warrants do not have voting rights at the special meeting of stockholders.

Voting Your Shares

Each share of GAMC Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of GAMC Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of GAMC Common Stock at the special meeting of stockholders:

•        Voting by Mail.    You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of GAMC Common Stock will be voted as recommended by the GAMC Board. GAMC encourages you to sign and return the proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting.

•        Voting at the Special Meeting via the Virtual Meeting Platform.    You can attend the special meeting and vote in person via the virtual meeting platform. The special meeting can be accessed by visiting https:// [ • ], where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the special meeting by [ • ] (toll-free within the U.S. and Canada) or [ • ] (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is [ • ], but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the special meeting by means of remote communication. If your shares of GAMC Common Stock are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the special meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. Please have your control number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the transfer agent.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of GAMC Common Stock, you may contact our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Telephone: [ • ]
Banks and brokers can call collect at: [ • ]
Email: [ • ].info@investor.morrowsodali.com

Quorum and Vote Required for the GAMC Proposals

A quorum of GAMC’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the GAMC Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. As of the record date, the Sponsor and independent directors beneficially owned an aggregate of approximately [ • ]% of the outstanding shares of GAMC Common Stock. The Sponsor has agreed to vote all of its Founder Shares and any Public Shares acquired by it in favor of the Business Combination Proposal.

The approval of the Business Combination Proposal, Governance Proposals, Incentive Plan Proposal, ESPP Proposal, Nasdaq Proposal and Adjournment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of the then outstanding shares of GAMC Common Stock present and entitled to vote at the special meeting.

The approval of the Charter Amendment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of all then outstanding shares of GAMC Common Stock entitled to vote thereon at the special meeting.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of Election of each director will require the affirmative vote of a majority of the holders of shares of GAMC Class B Common Stock.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. GAMC believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions will be counted for purposes of determining the presence of a quorum at the special meeting of GAMC stockholders. For purposes of approval, abstentions will have the same effect as a vote “against” the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposals, the Election of Directors Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Adjournment Proposal, if presented. Broker non-votes will have the same effect as a vote “against” the Charter Amendment Proposal and will have no effect on the remaining GAMC Proposals.

Revocability of Proxies

If you are a stockholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify GAMC’s secretary in writing before the annual meeting that you have revoked your proxy; or

•        you may attend the special meeting virtually and submit a ballot through the virtual meeting platform during the special meeting, as indicated above.

If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote.

Redemption Rights

Any holder of Public Shares may demand that GAMC convert such shares into cash in connection with the Business Combination at the applicable conversion price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to GAMC to pay its franchise and income tax obligations, by (b) the total number of shares of GAMC Common Stock included as part of the GAMC Units issued in the IPO.

Holders of Public Shares are not required to affirmatively vote on the Business Combination Proposal or be holders of Public Shares on the record date in order to exercise redemption rights with respect to such Public Shares. If a holder exercises its redemption rights and the Business Combination is consummated, then GAMC will convert such holder’s Public Shares into a pro rata portion of funds deposited in the Trust Account and such holder will no longer own these shares following the Business Combination.

The Sponsor and GAMC’s officers and directors will not have redemption rights with respect to any shares of GAMC Common Stock owned by them, directly or indirectly.

GAMC stockholders who seek to have their Public Shares redeemed must deliver their shares, either physically or electronically using DTC’s DWAC System, to Continental Stock Transfer & Trust Company, GAMC’s transfer agent, no later than two (2) business days prior to the originally scheduled date of the special meeting at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

If you hold the Public Shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming GAMC stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their Public Shares. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is GAMC’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, GAMC does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be converted.

Any request to have such Public Shares redeemed, once made, may be withdrawn at any time prior to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its conversion and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically). You may make such request by contacting GAMC’s transfer agent at the phone number or address listed above.

If the Business Combination is not approved or completed for any reason, then GAMC’s Public Stockholders who elected to exercise their redemption rights will not be entitled to have their Public Shares redeemed. In such case, GAMC will promptly return any shares delivered by Public Stockholders.

The closing price of the GAMC Class A Common Stock on [ • ], 2024, the record date, was $[ • ]. The cash held in the Trust Account on such date less taxes payable was approximately $[ • ] ($[ • ] per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of GAMC Class A Common Stock as they may receive higher proceeds from the sale of their GAMC Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the conversion price. GAMC cannot assure its stockholders that they will be able to sell their GAMC Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If you exercise your redemption rights, your shares of GAMC Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including interest not previously released to GAMC to pay its franchise and income tax obligations. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination Proposal is not approved and GAMC does not consummate an initial business combination by the Extended Date or obtain the approval of GAMC stockholders to extend the deadline for GAMC to consummate an initial business combination, it will be required to dissolve and liquidate and the GAMC Warrants will expire worthless.

Redemption rights are not available to holders of GAMC Warrants in connection with the Business Combination.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of GAMC Class A Common Stock or GAMC Warrants in connection with the Business Combination.

Solicitation of Proxies

GAMC will pay the cost of soliciting proxies for the special meeting. GAMC has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. GAMC has agreed to pay Morrow Sodali LLC a fee of $[ • ]. GAMC will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. GAMC also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of GAMC Common Stock for their expenses in forwarding soliciting materials to beneficial owners of GAMC Common Stock and in obtaining voting instructions from those owners. GAMC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the record date, the Sponsor and independent directors beneficially owned an aggregate of approximately [ • ]% of the outstanding shares of GAMC Common Stock, including all of the outstanding shares of GAMC Class B Common Stock. The Sponsor has agreed to vote all of its Founder Shares and any Public Shares acquired by it in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor has not acquired any Public Shares.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

THE BUSINESS COMBINATION

The Background of the Business Combination

The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of GAMC and Bolt Threads. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions.

GAMC is a blank check company formed under the laws of the State of Delaware on December 31, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While GAMC may pursue an acquisition opportunity in any business, industry, sector, or geography, it initially focused its search on identifying a prospective target business in the healthcare or healthcare-related infrastructure industries in the United States and other developed countries. GAMC’s management considered a variety of factors in evaluating prospective target businesses, including, but not limited to, the following:

•        financial condition and results of operation;

•        growth potential and outlook;

•        attractiveness of the business model;

•        innovative product and/or service offerings;

•        experience and skill of management;

•        capital requirements;

•        competitive position;

•        barriers to entry;

•        stage of development of the products, processes or services;

•        existing distribution and potential for expansion;

•        degree of current or potential market acceptance of the products, processes or services;

•        proprietary aspects of products and the extent of intellectual property or other protection for products or formulas;

•        impact of regulation on the business;

•        regulatory environment of the industry;

•        costs associated with effecting the business combination;

•        ability to benefit from long-term sponsorship;

•        ability to benefit from being a public company;

•        industry leadership, sustainability of market share and attractiveness of market industries in which a target business participates; and

•        macro competitive dynamics in the industry within which the target company competes.

The Business Combination with Bolt Threads is a result of an extensive search for a potential transaction utilizing GAMC management’s relationships with management teams of public and private companies, investment professionals at private equity firms, family offices and other financial sponsors, owners of private businesses, investment bankers, consultants and attorneys.

On March 19, 2021, GAMC completed its initial public offering of 25,000,000 GAMC Units, generating gross proceeds of $250,000,000. Each GAMC Unit consists of one share of GAMC Class A Common Stock and one-third of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of GAMC Class A Common Stock at an exercise price of $11.50 per share. Simultaneously with the consummation of the IPO, GAMC consummated the private placement of 4,500,000 Private Placement Warrants to the Sponsor at a price of $1.50 per Private Placement Warrant, generating total gross proceeds of $6,750,000. On May 6, 2021, the underwriters exercised their over-allotment option in full, resulting in GAmC’s issuance of an additional 3,750,000 GAMC Units at a public offering price of $10.00 per unit. In addition, GAMC consummated the sale of an additional 500,000 Private Placement Warrants at $1.50 per Private Placement Warrant, generating gross proceeds of $750,000. After giving effect to the exercise and close of the option, an aggregate of 28,750,000 GAMC Units were issued in the IPO, with aggregate gross proceeds of $287,500,000. A total of $287,500,000 (or $10.00 per unit sold in our IPO) of the net proceeds from the IPO and the private placement was placed in the Trust Account.

On March 15, 2023, GAMC’s stockholders approved an amendment to GAMC’s certificate of incorporation which extended the date by which GAMC had to consummate a business combination from the First Termination Date to up to December 19, 2023 by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time after the First Termination Date, until December 19, 2023 or a total of up to nine months after the First Termination Date, or such earlier date as determined by the GAMC Board, unless the closing of the initial business combination shall have occurred, provided that the Sponsor (or its affiliates or permitted designees) had deposited into the Trust Account an amount determined by multiplying $0.03 by the number of public shares then outstanding, up to a maximum of $105,000 for each such one-month extension unless the closing of GAMC’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.

On December 12, 2023, GAMC’s stockholders approved a second amendment to GAMC’s amended and restated certificate of incorporation to extend the period of time it has to consummate an initial business combination from the December 19, 2023 to September 19, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time after December 19, 2023, until September 19, 2024 or a total of up to nine months after December 19, 2023, or such earlier date as determined by the GAMC Board, unless the closing of GAMC’s initial business combination shall have occurred, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.02 by the number of Public Shares then outstanding, up to a maximum of $20,000 for each such one-month extension, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to GAMC to pay taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of GAMC’s initial business combination and the redemption of 100% of its Public Shares if GAMC is unable to consummate a business combination by the Extended Date.

Prior to the consummation of the IPO, neither GAMC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with GAMC.

From the date of the IPO through the signing of the Business Combination Agreement with Bolt Threads on October 4, 2023, members of GAMC’s management reviewed self-generated ideas, contacted, and were contacted by, a number of individuals and entities with respect to hundreds of business combination opportunities. As part of this process, representatives of GAMC considered and evaluated over 100 potential acquisition targets in a wide variety of industry sectors and engaged in discussions with owners or management team members of over 50 such potential targets. From the date of the IPO through October 4, 2023, representatives of GAMC submitted non-binding letters of intent to two potential acquisition targets following evaluation of, and discussions with, each such potential acquisition target. The first acquisition target was in the aerospace and defense industry. Negotiations ultimately terminated due to market conditions that did not support a capital raise sufficient to meet the target’s requirements. Through March 2023, management discussed this target with the board on five occasions. The second acquisition target was in the quantum encryption industry. Through April 2023, management discussed this target with the board on one occasion. GAMC decided not to pursue a business combination with this target for a number of reasons, including a substantial gap between GAMC and the target on transaction structure and valuation.

Representatives of GAMC engaged in significant due diligence and detailed discussions directly with the senior executives and/or shareholders of each of the two potential business combination targets that received non-binding letters of intent from GAMC. GAMC did not pursue a potential transaction with the other potential acquisition targets for a variety of factors, including GAMC’s views of industry, sector and/or business prospects, the target companies’ preparedness to become publicly listed, and divergent expectations on timing and valuation.

GAMC decided to pursue a combination with Bolt Threads because it determined that Bolt Threads represented a compelling opportunity based upon Bolt Threads’ proprietary technologies and processes that management believes are on the cusp of enabling the company to become a leading platform for sustainable materials development.

In July 2023, BTIG contacted GAMC management to introduce Bolt Threads, and the team held an introductory call to explore a potential business combination. There was no interaction between GAMC and Bolt Threads prior to July 2023.

On July 26, 2023, GAMC and Bolt Threads entered into a confidentiality agreement after which Bolt Threads shared additional information, including a corporate presentation and financial documents, and Daniel Widmaier (CEO of Bolt Threads), David Breslauer (CTO of Bolt Threads), Randy Befumo (Interim CFO of Bolt Threads), and Cintia Nardi (COO of Bolt Threads) were introduced to GAMC management.

Over the ensuing three months, the management teams of GAMC and Bolt Threads spoke regularly to discuss Bolt Threads’ business and the transaction, and answer preliminary diligence questions. On August 9, 2023, Jacob Doft (Chairman of the GAMC Board) traveled with two members of the GAMC team to meet with Bolt Threads management in person and tour their facility and on August 13, 2023, GAMC and Bolt Threads executed a letter of intent (“LOI”) which contemplated a pre-money enterprise value of Bolt Threads of $250 million, an earnout structure with respect to the shares to be issued to the Sponsor as transaction consideration, the lock-up applicable to Bolt Threads’ stockholders, and the terms under which Bolt Threads could raise additional capital upon signing of a transaction agreement. The LOI also included additional customary terms including an exclusivity period from the date of execution of the LOI until the earlier of (a) the date that is 60 days after the date of execution of the LOI, (b) execution and delivery of the transaction documents or (c) such date that GAMC notifies Bolt Threads that it no longer wishes to pursue the proposed transaction.

On August 14, 2023, the management teams set up daily diligence calls that included both management teams, BTIG, as well as legal representatives to discuss the diligence topics focusing on Bolt Threads’ history, operational and financial performance, and evolving industry and market dynamics. Over the next six weeks, these calls evolved from diligence discussions through technicalities related to the Business Combination Agreement and financial goals.

Greenberg Traurig, LLP (“Greenberg Traurig”) represented GAMC during this time and engaged in extensive legal diligence of Bolt Threads. Latham & Watkins, LLP (“Latham”) represented Bolt Threads.

BTIG, LLC, who served as the underwriter in GAMC’s IPO, acted as financial advisor to Bolt Threads in connection with the Business Combination.

On August 21, 2023, GAMC engaged CohnReznick LLP to assist in performing tax and financial due diligence and to assess the risks and opportunities of the proposed transaction. CohnReznick performed substantial work reviewing financial statements, legal documents, and other relevant material as well as interviewing management.

The parties began initial conversations relating to the Business Combination Agreement in August 2023. Over the next six weeks (“Negotiation Period”) Bolt Threads and GAMC and each of their representatives engaged in lengthy negotiations regarding the terms of the Business Combination Agreement and other ancillary transaction documents, including, but not limited to, the Sponsor Support Agreement, the Stockholder Support Agreement, the Registration Rights Agreement, the Subscription Agreements and the Bridge Financing Agreement (the “Ancillary Agreements”). Greenberg Traurig and Latham exchanged proposed drafts of the aforementioned transaction agreements and other ancillary agreements during the Negotiation Period.

On August 21, 2023, Greenberg Traurig circulated the initial draft of the Business Combination Agreement to Latham, which incorporated the material terms set forth in the LOI and the preliminary transaction structure of the Business Combination discussed between the legal advisors. The initial draft contemplated (a) the effect of the Merger in Bolt Threads’ common stock and treatment of Bolt Thread’s options, warrants and restricted stock unit after the Merger; (b) customary representations and warranties based on GAMC’s and Bolt Threads’ businesses; (c) the exchange procedures for payment of the transaction consideration to Bolt Threads’ stockholders; (d) the appraisal rights procedure applicable to Bolt Threads’ stockholders pursuant to Delaware law; and (e) the terms under which the parties could raise additional capital (“PIPE Financing”), including the fact that a portion of such PIPE Financing would be funded by certain investors of Bolt Threads and the Sponsor as a bridge financing to Bolt Threads (“Bridge Financing Agreement”) pursuant to which, among other things, each investor would agree to purchase from Bolt Threads a convertible promissory note. The initial draft also provided that GAMC and certain securityholders of GAMC after the consummation of the Business Combination, would execute an amended and restated Registration Rights and Lock-up Agreement pursuant to which, among other matters, (i) GAMC would agree to register for resale certain shares of GAMC and other equity securities that are held by the parties from time to time and (ii) certain Bolt Threads stockholders and the Sponsor would be subject to certain restrictions on transfer with respect to the shares of Post-Combination Company Common Stock for 180 days, subject to certain exceptions.

On August 23, 2023, Latham circulated to Greenberg Traurig initial drafts of the Bridge Financing Agreement and related documentation, Subscription Agreements, and Registration Rights Agreement.

On August 28, 2023, Greenberg Traurig circulated to Latham initial drafts of the Sponsor Support Agreement and Stockholder Support Agreement. Over the Negotiation Period, Bolt Threads, GAMC, and each of their representatives engaged in negotiations regarding the Ancillary Agreements.

On August 31, 2023, Latham circulated a revised draft of the Business Combination Agreement, including an obligation of GAMC to cause Sponsor to increase the Sponsor’s PIPE Financing to the extent GAMC’s transaction expenses exceeded $3 million (“GAMC Transaction Expenses Cap”).

On September 6, 2023, GAMC engaged Dr. Robert Bianchini, an executive consultant for leading consumer brands, ingredient suppliers, and investors focusing on skin care, hair care, and OTC medicines, to perform business due diligence on Bolt Threads. Dr. Bianchini holds a Ph.D. in Chemistry, Pharmacology, and Biology. Dr. Bianchini reviewed Bolt Threads’ material and conducted calls with Bolt Threads’ management, customers, and partners to assess Bolt Threads’ strengths, weaknesses, opportunities, and threats as well as to opine on suggested next steps for Bolt Threads.

September 12, 2023, Greenberg Traurig circulated to Latham a revised draft of the Business Combination Agreement, including deleting the concept of GAMC Transaction Expenses Cap and the obligation of Sponsor to increase its financing in the event GAMC’s transaction expenses exceed such amount.

On September 13, 2023, Latham sent to Greenberg Traurig an initial draft of Bolt Threads’ disclosure schedule based on the representations and warranties set forth in the Business Combination Agreement and on September 20, 2023, Greenberg Traurig sent to Latham a revised draft based on the legal due diligence process conducted.

During the remainder of September and continuing through early October, Greenberg Traurig and Latham negotiated and finalized various terms of the Business Combination Agreement (and related disclosure schedules), as well as the terms of the Ancillary Agreements and resolved the remaining significant open points, including, among other things: (a) assumption of the fees related to the Nasdaq approval in the event the Business Combination was terminated; (b) deductions to be made to the fully diluted share count for purposes of the definition of the Aggregate Fully Diluted Company Common Stock; (c) the terms of GAMC’s equity incentive plan to be effective as of Closing of the Business Combination; and (d) the cap applicable to the annual premium for GAMC’s D&O tail policy.

On September 21, 2023, the GAMC Board considered the terms of the proposed transaction. All members of the GAMC Board were present. Also in attendance were members of GAMC’s management team and representatives of Greenberg Traurig. A representative of Greenberg Traurig reviewed with the directors their fiduciary duties under Delaware law generally and how those fiduciary duties applied in the context of considering the potential Business Combination. GAMC’s management then gave a presentation about the finance and business due diligence conducted on Bolt Threads and a representative of Greenberg Traurig gave a presentation about the legal due diligence conducted and reviewed the terms of the Business Combination Agreement and the Ancillary Agreements. At the meeting, members of the GAMC Board discussed the key terms of the Business Combination and voted unanimously to approve and declare advisable the Business Combination Agreement and the Ancillary Agreements and the transactions contemplated thereby.

Due to market conditions, the execution of the definitive agreements was postponed and the parties made some amendments to the Business Combination Agreement, PIPE Subscription Agreements and Bridge Financing Agreement. On October 2, 2023, the GAMC Board considered the terms of the updated transaction documents and voted unanimously to approve and declare advisable the updated Business Combination Agreement and other ancillary agreements.

On October 4, 2023, the parties to each of the Business Combination Agreement and Ancillary Agreements executed such agreements and issued a joint press release announcing the execution of the Business Combination Agreement.

The GAMC Board’s Reasons for the Approval of the Business Combination

As described under “Background of the Business Combination” above, the GAMC Board, in evaluating the Business Combination, consulted with GAMC’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the GAMC Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the combination, the GAMC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The GAMC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of GAMC’s reasons for the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination, the GAMC Board determined not to obtain a fairness opinion. The officers and directors of GAMC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with experience and sector expertise of GAMC’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination.

The GAMC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•        Large addressable product market within both ingredients and global beauty & personal care;

•        Bolt Threads’ differentiated patent-protected product and proprietary IP, which offers a highly compelling value proposition;

•        Bolt Threads’ deep pipeline of branded customer relationships developed over many years;

•        A highly experienced and multi-faceted leadership team;

•        The attractive financial profile of the company, which can be driven by scale and innovation; and

•        Numerous growth opportunities for new molecules and materials.

The GAMC Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•        Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Redemption Risk. The risk that a significant number of GAMC’s stockholders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to GAMC’s existing charter, which may potentially make the Business Combination more difficult to complete;

•        GAMC Stockholders Receiving a Minority Position. The fact that GAMC’s stockholders will hold a minority position in the combined company;

•        Fees and Expenses. The significant fees and expenses associated with completing the Business Combination and the substantial time and effort of GAMC’s management required to complete the Business Combination;

•        No Third Party Valuation. The risk that GAMC did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination;

•        Interests of GAMC’s Directors and Officers. The interests of GAMC’s directors and officers in the Business Combination (see “Interests of Certain Persons in the Business Combination”); and

•        Other Risk Factors. Various other risk factors associated with Bolt Thread’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this document.

The GAMC Board also considered the Business Combination in light of the investment criteria set forth in GAMC’s final prospectus for its IPO including, without limitation, that based upon GAMC’s analyses and due diligence, Bolt Threads’ strong competitive position, innovative product offering, potential for significant growth and experienced management team all of which the GAMC Board believed have a strong potential to create meaningful stockholder value following the consummation of the Business Combination.

The above discussion of the material factors considered by the GAMC Board is not intended to be exhaustive but does set forth the principal factors considered by the GAMC Board.

Interests of GAMC’s Directors and Officers in the Business Combination

When you consider the recommendation of GAMC’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of GAMC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder or warrant holder. These interests include, among other things:

•        the beneficial ownership of the Sponsor, officers and directors of 7,187,500 Founder Shares, which were acquired prior to the IPO for an aggregate purchase price of approximately $25,000, as well as the 5,000,000 Private Placement Warrants that were acquired simultaneously with the IPO and over-allotment exercise by the Sponsor for a purchase price of $7,500,000;

•        all of the shares and warrants described in the preceding bullet would become worthless if GAMC does not complete a business combination within the applicable time period, as the Sponsor has waived any liquidation rights with respect to these shares. The Sponsor did not receive any consideration in exchange for such waiver. Such shares and warrants have an aggregate market value of approximately $[ • ] and $[ • ], respectively, based on the closing price of GAMC Class A Common Stock of $[ • ] and the closing price of GAMC Warrants of $[ • ] on Nasdaq on [ • ], 2024, the most recent practicable date prior to the date of this proxy statement/prospectus;

•        in connection with the IPO, the Sponsor agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by GAMC for services rendered, contracted for or products sold to GAMC;

•        the GAMC Board will not receive reimbursement for any out-of-pocket expenses incurred by them on GAMC’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•        as of December 31, 2023, the Sponsor has loaned to GAMC an aggregate of $1,878,689, which was evidenced by unsecured promissory notes, payable without interest upon consummation of a business combination. In the event that GAMC does not complete an initial business combination, GAMC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account may be used for such repayment. Accordingly, GAMC will most likely be unable to repay the loan if a business combination is not completed;

•        the Sponsor has entered into a Subscription Agreement to purchase 800,000 shares of GAMC Class A Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $8,000,000, such PIPE Shares to be reduced by the number of shares of GAMC Class A Common Stock that have not been elected for redemption as of the expiration of the redemption period related to the Closing and that are held by certain individuals mutually agreed upon by GAMC and Bolt Threads at any time from the date of the execution of the agreement up to immediately prior to the expiration of such redemption period; and

•        the continued indemnification of current directors and officers of GAMC and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Potential Actions to Secure Requisite Stockholder Approvals

In connection with the stockholder vote to approve the Business Combination, the Sponsor and GAMC’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of GAMC Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Sponsor or GAMC’s board of directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of GAMC Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or GAMC’s board of directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to GAMC for use in the Business Combination.

Regulatory Approvals Required for the Business Combination

Under the HSR Act and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. GAMC and Bolt Threads are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination. Due to the size of the transaction, no HSR filing was required.

Accounting Treatment of the Business Combination

The Merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, GAMC, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Bolt Threads will be treated as the accounting acquirer. Bolt Threads has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:

•        Bolt Threads stockholders will hold a majority of the voting power of the Post-Combination Company;

•        Bolt Threads’ senior management will comprise substantially all of the senior management of the Post-Combination Company;

•        The Board of Directors of the Post-Combination Company will consist of two directors designated by Bolt Threads, one director designated by the Sponsor, and four directors designated by the CEO of the Post-Combination Company; and

•        Bolt Threads’ operations will comprise the ongoing operations of the Post-Combination Company.

Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which Bolt Threads is issuing stock in exchange for the net assets of GAMC. The net assets of GAMC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to merger will be those of Bolt Threads.

THE BUSINESS COMBINATION AGREEMENT

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about GAMC, Bolt Threads or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that GAMC and Merger Sub, on the one hand, and Bolt Threads, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While GAMC and Bolt Threads do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about GAMC or Bolt Threads, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between GAMC, Merger Sub and Bolt Threads and are modified by the disclosure schedules.

General; Structure of the Business Combination

On October 4, 2023, GAMC, Bolt Threads and Merger Sub entered into the Business Combination Agreement, pursuant to which Merger Sub will be merged with and into Bolt Threads, with Bolt Threads surviving the Merger as a wholly-owned subsidiary of GAMC. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Merger and the other transactions contemplated thereby.

The aggregate transaction consideration (the “Aggregate Transaction Consideration”) to be paid to Bolt Threads’ stockholders, option holders, holders of Bolt Thread RSUs and warrant holders in the Business Combination will be the number of shares of Post-Combination Company Common Stock equal to the quotient of (i) $250,000,000 (the “Equity Value”) divided by (ii) $10.00. Immediately prior to the Effective Time (as defined below), (i) all of the outstanding principal and accrued interest under the Convertible Notes will be converted into shares of Bolt Threads Common Stock and (ii) all of the outstanding shares of Bolt Threads Preferred Stock will be converted into shares of Bolt Threads Common Stock.

The Merger will become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “Effective Time”). The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date to be specified by GAMC and Bolt Threads, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the third business day after the satisfaction or, if permissible, waiver, of each of the conditions to the completion of the Business Combination (or on such other date, time or place as GAMC and Bolt Threads may mutually agree).

Conversion of Securities

Immediately prior to the Effective Time, all of the outstanding principal and accrued interest under the Convertible Notes will be converted into shares of Bolt Threads Common Stock and each share of Bolt Threads Preferred Stock that is issued and outstanding immediately prior to such Effective Time will be converted into an equal number of shares of Bolt Threads Common Stock, subject to certain adjustments, and each converted share of Bolt Threads Preferred Stock will no longer be outstanding and will cease to exist, such that each holder of Bolt Threads Preferred Stock will thereafter cease to have any rights with respect to such Bolt Threads Preferred Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of GAMC, Merger Sub, Bolt Threads or the holders of any of Bolt Threads’ securities:

•        Each share of Bolt Threads Common Stock that is issued and outstanding immediately prior to the Effective Time and following the conversion of the Convertible Notes and the Bolt Threads Preferred Stock (other than Dissenting Shares, Treasury Shares and shares of Bolt Threads capital stock subject to Company Share Awards, each as defined in the Business Combination Agreement) will be canceled and converted into the right to receive a number of shares of Post-Combination Company Common Stock equal to an exchange ratio determined by dividing the number of shares of Post-Combination Company Common Stock constituting the Aggregate Transaction Consideration by the Aggregate Fully Diluted Company Common Stock (as defined in the Business Combination Agreement) (the “Exchange Ratio”).

•        Each share of Bolt Threads Common Stock and Bolt Threads Preferred Stock held in the treasury of Bolt Threads will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

•        Each option to purchase Bolt Threads Common Stock, whether or not exercisable and whether or not vested, granted under Bolt Threads equity plans or otherwise, that is outstanding immediately prior to the Closing, will automatically be converted into an option to purchase a number of shares of Post-Combination Company Common Stock in the manner set forth in the Business Combination Agreement.

•        Each award of restricted stock units relating to a share of Bolt Threads Common Stock granted under Bolt Threads’ equity plans or otherwise, that is outstanding immediately prior to the Closing, will automatically be converted into an award of restricted stock units covering the number of shares of Post-Combination Company Common Stock in the manner set forth in the Business Combination Agreement.

•        Unless otherwise exercised into Bolt Threads capital stock prior to the Effective Time, each warrant to purchase Bolt Threads Preferred Stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and upon the terms and subject to the conditions set forth in the Business Combination Agreement, be assumed by GAMC, and will automatically be converted into a warrant to purchase shares of Post-Combination Company Common Stock in the manner set forth in the Business Combination Agreement.

•        Each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time will be automatically converted into and exchanged for one validly issued, fully paid and nonassessable share of Post-Combination Company Common Stock.

•        Each share of GAMC Class B Common Stock that is issued and outstanding immediately prior to the Effective Time will automatically be converted into and exchanged for a number of validly issued, fully paid and nonassessable shares of GAMC Class A Common Stock equal to the Class B Conversion Ratio (as defined in the Business Combination Agreement), and each share of GAMC Class A Common Stock will be reclassified into one share of Post-Combination Company Common Stock.

All shares of GAMC Common Stock (including those issued pursuant to the Subscription Agreements) and GAMC Warrants will remain outstanding.

Not less than five business days prior to the Effective Time, Bolt Threads will deliver to GAMC a schedule (the “Payment Spreadsheet”) setting forth (i) the calculation of Aggregate Transaction Consideration, (ii) the allocation of the Aggregate Transaction Consideration among the holders of Bolt Threads Common Stock, (iii) the portion of Aggregate Transaction Consideration payable to each holder of Bolt Threads Common Stock and (iv) the number of shares of Post-Combination Company Common Stock that will be subject to each Rollover Option, Rollover RSU and Converted Warrants (each as defined in the Business Combination Agreement), in each case, prepared in good faith by Bolt Threads.

Closing

Unless the Business Combination Agreement is earlier terminated, the Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the closing conditions.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of Bolt Threads, GAMC and Merger Sub relating to, among other things, their respective ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects, are modified by the disclosure schedules and expire at the Closing. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.

The representations and warranties made by Bolt Threads to GAMC and Merger Sub relate to a number of matters, including the following:

•        organization and qualification to do business, subsidiaries;

•        certification of incorporation and bylaws;

•        capitalization;

•        authority to enter into the Business Combination Agreement;

•        absence of conflicts with organizational documents, applicable laws or certain other agreements, and required filings and consents;

•        permits and compliance with applicable law;

•        financial statements;

•        absence of changes or events;

•        absence of litigation;

•        employee benefit plans;

•        labor and employment matters;

•        real property and title to assets;

•        intellectual property;

•        data protection;

•        taxes;

•        environmental matters;

•        material contracts;

•        insurance;

•        approval by the Bolt Threads board and stockholders;

•        anti-corruption compliance; certain business practices;

•        sanctions and export control compliance;

•        interested party transactions;

•        Exchange Act; and

•        brokers.

The representations and warranties made by each of GAMC and Merger Sub to Bolt Threads relate to a number of matters, including the following:

•        corporate organization;

•        certification of incorporation and bylaws;

•        capitalization;

•        authority to enter into the Business Combination Agreement;

•        absence of conflicts with organizational documents, applicable laws or certain other agreements, and required filings and consents;

•        compliance with applicable law;

•        proper filing of documents with the SEC, financial statements and compliance with the Sarbanes-Oxley Act;

•        absence of certain changes or events;

•        absence of litigation;

•        approval by the GAMC board and stockholders and approval by the Merger Sub board and sole stockholder;

•        no prior operations of Merger Sub;

•        brokers;

•        the Trust Account;

•        employees;

•        taxes;

•        the listing and registration of GAMC Common Stock, GAMC Warrants and GAMC Units;

•        investigation and reliance;

•        certain business practices;

•        Investment Company Act; and

•        takeover statutes and charter provisions.

Conduct of Business Pending the Merger

Bolt Threads has agreed that, prior to the Effective Time or termination of the Business Combination Agreement, it, and each of its subsidiaries, will conduct its business in the ordinary course of business and in a manner consistent with past practice. Bolt Threads has also agreed that it and each of its subsidiaries will use its commercially reasonable efforts to preserve substantially intact its respective current business organization, keep available the services of its respective current officers and key employees, and preserve substantially intact the existing relationships of Bolt Threads and each of its subsidiaries with customers, suppliers and other persons with which Bolt Threads or any of its subsidiaries has significant business relations.

In addition to the general covenants above, Bolt Threads has agreed that prior to the Effective Time or termination of the Business Combination, subject to specified exceptions, it, and each of its subsidiaries, will not, directly or indirectly, without the prior written consent of GAMC (which consent may not be unreasonably conditioned, withheld or delayed):

•        amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

•        form or create any subsidiaries;

•        other than in connection with the conversion of the Convertible Notes, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of capital stock of Bolt Threads or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Bolt Threads or any of its subsidiaries; provided that none of (i) the exercise or settlement of any Bolt Threads Options or Bolt Threads RSUs in accordance with their terms or (ii) the grants of certain specified Bolt Threads Options, Bolt Threads RSUs or Bolt Threads Warrants will be subject to the restrictions in this paragraph; or (b) any material assets of Bolt Threads;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests;

•        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees, directors or contractors upon the terms set forth in the applicable Bolt Threads equity plans and/or underlying agreements governing such equity securities or other equity interests;

•        acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof;

•        incur any indebtedness for borrowed money, other than in the ordinary course of business, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business;

•        except as required by law or pursuant to the terms of any existing material benefit plan or an agreement in effect on October 4, 2023, (a) grant any material increase in the compensation or benefits payable or to become payable to any current or former director, officer, employee or consultant of Bolt Threads or any of its subsidiaries, other than increases in compensation and/or benefits that do not exceed, in the aggregate, $200,000, (b) enter into any new, or materially amend any existing, severance or termination agreement with or grant any change of control or retention payments or benefits to, in each case, any current employee of Bolt Threads or any of its subsidiaries holding a position of Vice President or greater, (c) take any action that will result in the acceleration of vesting or payment timing, or acceleration of the requirement for funding, of any compensation or benefits to any current or former director, officer, employee or consultant of Bolt Threads or any of its subsidiaries or (d) hire, engage or terminate (other than for cause or due to death or disability) any director, officer, employee, or consultant, other than individuals with annual compensation that does not exceed $200,000 or employees with positions below Vice President;

•        voluntarily recognize a labor union or similar organization or enter into a collective bargaining agreement or other labor union contract;

•        adopt, amend and/or terminate any material employee benefit plan except as may be required by applicable law or, in the event of annual renewals of health and welfare programs, in the ordinary course and consistent with past practice;

•        other than as required by law, pursuant to the terms of a material benefit plan or an agreement in effect on October 4, 2023, or in the ordinary course of business, grant any severance or termination pay to any director, officer or other employee of Bolt Threads or any of its subsidiaries;

•        except in the ordinary course of business, make any material tax election, amend any income tax return or other material tax return or settle or compromise any material United States federal, state, local or non-United States income tax liability, in each case, that could reasonably be expected to have an adverse and material impact on Bolt Threads or any of its subsidiaries;

•        materially amend, or materially modify or terminate (excluding any expiration in accordance with its terms) any material contract or amend, waive, modify or terminate (excluding any expiration in accordance with its terms) of Bolt Threads’ or any of its subsidiaries’ material rights thereunder, in each case in a manner that is adverse to Bolt Threads or any of its subsidiaries, taken as a whole, except in the ordinary course of business;

•        permit any material item of Bolt Threads intellectual property to lapse or to be abandoned, invalidated, or permit to enter into the public domain any material trade secrets included in Bolt Threads intellectual property, fail to pay all required fees and taxes required to maintain and protect Bolt Threads’ interest in any material item of Bolt Threads intellectual property, or sell, assign, license or sublicense (other than nonexclusive licenses and sublicenses of Bolt Threads intellectual property granted in the ordinary course of business) any material item of Bolt Threads intellectual property;

•        if in place, modify any privacy policy, or the operation or security of any business systems, except as reasonably determined by Bolt Threads to be required by privacy/data security laws;

•        acquire any fee interest in real property;

•        waive, release, compromise, settle or satisfy any pending or threatened material action or proceeding or compromise or settle any liability, other than in the ordinary course of business; or

•        enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

GAMC has agreed that, prior to the Effective Time or termination of the Business Combination Agreement, it and Merger Sub will conduct their respective businesses in the ordinary course of business. In addition, GAMC and Merger Sub have agreed that prior to the Effective Time or termination of the Business Combination Agreement, subject to specified exceptions, they will not, without the written consent of Bolt Threads (which consent may not be unreasonably withheld, conditioned or delayed):

•        amend or otherwise change the organizational documents of GAMC or Merger Sub, or form any subsidiary of GAMC other than Merger Sub;

•        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to GAMC’s organizational documents;

•        other than in connection with the Subscription Agreements, reclassify, combine, split, subdivide, redeem, or purchase or otherwise acquire, directly or indirectly, any of the GAMC Common Stock or GAMC Warrants except for redemptions from the Trust Account that are required pursuant to GAMC’s organizational documents;

•        issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of GAMC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of GAMC or Merger Sub;

•        acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•        other than GAMC’s working capital loans, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GAMC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to October 4, 2023, as agreed to by its independent accountants;

•        make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability, except in the ordinary course consistent with past practice;

•        (a) enter into, adopt or amend any benefit plan (other than the adoption of the 2024 Incentive Plan and ESPP), or enter into any collective bargaining or similar agreement, (b) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of GAMC or Merger Sub, or (C) hire or engage any employee or any other individual to provide services to GAMC or Merger Sub following the Closing;

•        liquidate, dissolve, reorganize or otherwise wind up the business and operations of GAMC or Merger Sub;

•        amend the Trust Agreement or any other agreement related to the Trust Account;

•        enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of GAMC or Merger Sub, or (b) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; or

•        enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements

Proxy Statement; Registration Statement

As promptly as practicable, after the date of the Business Combination Agreement and receipt of the required financials, (a) GAMC and Bolt Threads agreed to jointly prepare, and further agreed that GAMC will file with the SEC, this proxy statement/prospectus to be sent to GAMC’s stockholders relating to the special meeting of GAMC’s stockholders to be held to consider approval and adoption of the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposals, the Election of Directors Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, and any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination and (b) GAMC and Bolt Threads agreed to jointly prepare, and further agreed that GAMC will file with the SEC the Registration Statement, in which this proxy statement will be included as a prospectus, in connection with the registration under the Securities Act of shares of Post-Combination Company Common Stock to be issued to Bolt Threads’ stockholders pursuant to the Business Combination Agreement.

GAMC Stockholders’ Meetings; Bolt Threads’ Stockholder’s Written Consent

GAMC has agreed to call and hold the special meeting as promptly as practicable after the date on which the Registration Statement becomes effective, cause the proxy statement to be disseminated to its stockholders in compliance with applicable law and give notice of and convene and hold a meeting of its stockholders (no later than 30 business days after the date on which this proxy statement/prospectus is declared effective). GAMC has agreed, through the GAMC Board, to recommend to its stockholders that they approve the GAMC Proposals contained in this proxy statement/prospectus and shall include the recommendation of the GAMC Board in this proxy statement/prospectus.

Bolt Threads has agreed to solicit and obtain the Bolt Threads stockholder approval in the form of an irrevocable written consent promptly following the time at which the Registration Statement becomes effective and in any case, within two business days after it becomes effective and is delivered or otherwise made available to stockholders.

Exclusivity

GAMC has agreed that until the Effective Time or prior termination of the Business Combination Agreement, GAMC shall not take, nor shall it permit any of its affiliates or representatives to (a) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information, whether publicly or otherwise, any inquiries with respect to, or the making of, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “business combination proposal”)), (b) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to a business combination proposal, (c) enter into, engage in and maintain discussions or negotiations with respect to any business combination proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (d) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of GAMC, (e) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any business combination proposal, (f) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any business combination proposal, or (g) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its representatives to take any such action. GAMC will instruct its representatives to immediately cease any solicitations, discussions or negotiations with any person (other than the parties to the Business Combination Agreement and their respective representatives) in connection with a business combination proposal.

Stock Exchange Listing

GAMC will use its reasonable best efforts to cause the shares of Post-Combination Company Common Stock to be issued in connection with the Business Combination to be approved for listing on Nasdaq, or such other national securities exchange mutually acceptable to GAMC and Bolt Threads, at Closing. Until the Closing, GAMC will use its reasonable best efforts to continue the listing of the GAMC Units, GAMC Class A Common Stock and GAMC Warrants on Nasdaq.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including covenants related to:

•        Bolt Threads and GAMC providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•        Certain employee benefit matters, including the establishment of an incentive plan and employee stock purchase plan to be effective after the Closing;

•        Director and officer indemnification;

•        Prompt notification of certain matters;

•        Bolt Threads and GAMC using reasonable best efforts to consummate the Business Combination;

•        Public announcements relating to the Business Combination;

•        Agreements relating to the intended tax treatment of the Business Combination;

•        Cooperation regarding any filings required under the HSR Act;

•        The delivery by Bolt Threads of the required financials as promptly as possible following the date of the Business Combination Agreement; and

•        GAMC making disbursements from the Trust Account for benefit of the Post-Combination Company.

Conditions to Closing

Mutual

The obligations of Bolt Threads, GAMC and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)     The Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposals, the Election of Directors Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination shall have been approved and adopted by the requisite affirmative vote of GAMC’s stockholders in accordance with this proxy statement/prospectus, the DGCL, GAMC’s organizational documents and the rules and regulations of Nasdaq;

(b)    The Business Combination Agreement and the Business Combination shall have been approved and adopted by the Bolt Threads stockholders;

(c)     No governmental authority shall have entered any law, regulation, judgment, decree, executive order or award enjoining or prohibiting consummation of the Merger and no law shall have been adopted after the date of the Business Combination Agreement that would result in the consummation of the Business Combination, including the Merger, being illegal or otherwise prohibited;

(d)    All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder have been obtained;

(e)     The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or threatened by the SEC; and

(f)     The Post-Combination Company Common Stock to be issued pursuant to the Business Combination Agreement shall have been approved for listing on Nasdaq, or such other national securities exchange mutually acceptable to GAMC and Bolt Threads, subject only to official notice of issuance thereof.

GAMC and Merger Sub

The obligations of GAMC and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing, of the following additional conditions:

(a)     The representations and warranties of Bolt Threads contained in the sections of the Business Combination Agreement titled (i) Organization and Qualification; Subsidiaries, (ii) Authority Relative to this Agreement, (iii) Absence of Certain Changes or Events and (iv) Brokers will be each true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Bolt Threads contained in the section titled Capitalization in the Business Combination Agreement will be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. All other representations and warranties of Bolt Threads contained in the Business Combination Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” (as defined in the Business Combination Agreement) or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect;

(b)    Bolt Threads will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)     Bolt Threads will have delivered to GAMC a customary officer’s certificate, dated as of the date of the Closing, certifying as to the satisfaction of certain conditions;

(d)    No Company Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing Date that is continuing as of the Closing Date;

(e)     Other than those persons identified as continuing directors prior to Closing, all members of the Bolt Threads Board of Directors will have executed written resignations effective as of immediately prior to the Effective Time;

(f)     All parties to the Registration Rights and Lock-Up Agreement (other than GAMC and the holders of equity securities of GAMC prior to the Closing contemplated to be party thereto) shall have delivered, or cause to be delivered, to GAMC copies of the Registration Rights and Lock-Up Agreement duly executed by all such parties;

(g)    On or prior to the Closing, Bolt Threads will have delivered to GAMC a properly executed certification that Bolt Threads is not a United States real property holding corporation within the meaning of the Code and that shares of Bolt Threads Common Stock and Bolt Threads Preferred Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under the Code, together with a notice to the IRS (which will be filed by Bolt Threads with the IRS following the Closing) in accordance with the provisions of the Treasury Regulations; and

(h)    Bolt Threads will have delivered to GAMC the Payment Spreadsheet.

Bolt Threads

The obligations of Bolt Threads to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)     The representations and warranties of GAMC contained in the sections of the Business Combination Agreement titled (i) Corporate Organization, (ii) Authority Relative to this Agreement, (iii) Absence of Certain Changes or Events and (iv) Brokers are each true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. The representations and warranties of GAMC contained in the section titled Capitalization in the Business Combination Agreement shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. All other representations and warranties of GAMC contained in the Business Combination Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “GAMC Material Adverse Effect” (as defined in the Business Combination Agreement) or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a GAMC Material Adverse Effect;

(b)    GAMC and Merger Sub will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)     GAMC will have delivered to Bolt Threads a customary officer’s certificate, dated as of the date of the Closing, certifying as to the satisfaction of certain conditions;

(d)    No GAMC Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing Date;

(e)     GAMC and the holders of equity securities of GAMC prior to the Closing contemplated to be a party thereto shall have delivered a copy of the Registration Rights and Lock-Up Agreement duly executed by GAMC;

(f)     Other than those persons identified as continuing directors prior to Closing, the officers of GAMC and the members of the GAMC Board shall have executed written resignations effective as of immediately prior to the Effective Time.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the Bolt Threads Stockholders or GAMC stockholders, respectively, as follows:

(a)     By mutual written consent of GAMC and Bolt Threads;

(b)    By either GAMC or Bolt Threads, by written notice to the other party, if the Effective Time has not occurred prior to July 4, 2024 (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated by or on behalf of any party pursuant to this provision if such party’s breach of any of its obligations under the Business Combination Agreement is the principal cause of the failure of the Effective Time to have occurred before the Outside Date;

(c)     By either GAMC or Bolt Threads, by written notice to the other party, if any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination, including the Merger; provided, that the governmental authority issuing such injunction, order, decree or ruling has jurisdiction over the parties with respect to the Business Combination; provided, further, that the right to terminate the Business Combination Agreement will not be available to a party if such party’s breach of any of its obligations under the Business Combination Agreement is the principal cause of the existence or occurrence of any fact or circumstance but for the existence or occurrence of which the consummation of the Business Combination, including the Merger, would not be illegal or otherwise prevented or prohibited;

(d)    By either GAMC or Bolt Threads, by written notice to the other party, if (i) any of the Business Combination Proposal, the Charter Amendment Proposal, the Election of Directors Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, or any other proposals the parties to the Business Combination Agreement deem necessary to effectuate the Business Combination fail to receive the requisite vote for approval at the special meeting or any adjournment or postponement thereof or (ii) the approval and adoption of the Bolt Threads stockholders of the Business Combination Agreement and the Business Combination is not obtained within five business days after the Registration Statement is declared effective under the Securities Act;

(e)     By Bolt Threads, by written notice to GAMC, if the GAMC Board shall withdraw, amend, qualify or modify its recommendation to the stockholders of GAMC that they vote in favor of the GAMC Proposals;

(f)     By Bolt Threads, by written notice to GAMC, if GAMC fails to obtain the necessary approval from the GAMC stockholders to extend the business combination deadline beyond December 19, 2023, and GAMC must liquidate in accordance with the GAMC organizational documents;

(g)    By Bolt Threads, upon a breach of any representation, warranty, covenant or agreement on the part of GAMC and Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of GAMC and Merger Sub shall have become untrue, in either case such that certain conditions to closing set forth in the Business Combination Agreement would not be satisfied (“Terminating GAMC Breach”); provided that Bolt Threads has not waived such Terminating GAMC Breach and Bolt Threads is not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating GAMC Breach is curable by GAMC and Merger Sub, Bolt Threads may not terminate the Business Combination Agreement for so long as GAMC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Bolt Threads to GAMC; or

(h)    By GAMC, upon a breach of any representation, warranty, covenant or agreement on the part of Bolt Threads set forth in the Business Combination Agreement, or if any representation or warranty of Bolt Threads will have become untrue, in either case such that certain conditions to closing set forth in the Business Combination Agreement would not be satisfied (“Terminating Company Breach”); provided that GAMC has not waived such Terminating Company Breach and GAMC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Company Breach is curable by Bolt Threads, GAMC may not terminate the Business Combination Agreement for so long as Bolt Threads continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by GAMC to Bolt Threads.

Effect of Termination

If the Business Combination Agreement is terminated, the Business Combination Agreement will become null and void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

Vote Required for Approval

The Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted if the holders of a majority of the outstanding shares of GAMC Common Stock represented in person (which would include presence at a virtual meeting) or by proxy at the special meeting vote “FOR” the Business Combination Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting and broker non-votes will have no effect on the vote. Abstentions will have the same effect as a vote “against” the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

Recommendation of the GAMC Board

the GAMC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Business Combination Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, on October 4, 2023, GAMC entered into a Sponsor Support Agreement with the Sponsor and Bolt Threads. Pursuant to the Sponsor Support Agreement, the Sponsor, among other things, agreed to vote all of its shares of GAMC Common Stock in favor of the approval and adoption of the Business Combination and any other proposal submitted for approval by the stockholders of GAMC in connection with the Business Combination. In addition, the Sponsor agreed that 1,437,500 Sponsor Shares will be unvested and subject to forfeiture as of the Closing and will only vest if, during the five-year period following the Closing, (i) the price of the Post-Combination Company Common Stock equals or exceeds $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a period of 30 consecutive trading days or (ii) there is a change of control of the Post-Combination Company during such five-year period. Any Sponsor Shares that remain unvested after the fifth anniversary of the Closing will be forfeited and canceled. The Sponsor Support Agreement will terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Business Combination Agreement in accordance with its terms, and (iii) the effective date of a written agreement of the parties terminating the Sponsor Support Agreement.

Stockholder Support Agreement

In connection with the execution of the Business Combination Agreement, on October 4, 2023, GAMC entered into a Stockholder Support Agreement with Bolt Threads and certain stockholders of Bolt Threads pursuant to which such stockholders, among other things, agreed to vote in favor of the approval and adoption, following the date that the registration statement on Form S-4 is declared effective, the Business Combination Agreement and all other documents and transactions contemplated thereby and to subject their shares to certain transfer restrictions. The Stockholder Support Agreement will terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Business Combination Agreement in accordance with its terms, and (iii) the effective date of a written agreement of the parties terminating the Stockholder Support Agreement.

Registration Rights and Lock-Up Agreement

In connection with the Business Combination, the Post-Combination Company, the Sponsor, certain stockholders of GAMC, including certain GAMC independent directors, and certain stockholders of Bolt Threads, will enter into the Registration Rights and Lock-Up Agreement at Closing.

Pursuant to the terms of the Registration Rights and Lock-Up Agreement, the Post-Combination Company will be obligated to file a registration statement to register the resale of certain securities of the Post-Combination Company held by the Holders. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $25 million. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

The Registration Rights and Lock-Up Agreement further provides for (a) the shares of Post-Combination Company Common Stock held by the Holders to be locked-up for a period of six months following the Closing Date and (b) the Private Placement Warrants or any shares of common stock issued or issuable upon the exercise of the Private Placement Warrants for a period of 30 days following the Closing Date, subject to certain exceptions, including that the Sponsor and certain stockholders of GAMC party thereto will be permitted to sell up to $2,875,000 of the Post-Combination Company Common Stock during such period to cover the excise tax liability of GAMC for 2023 under Section 4501 of the Code arising from redemptions of shares of GAMC Class A Common Stock by GAMC’s stockholders.

Subscription Agreements

Substantially concurrently with the execution of the Business Combination Agreement, the PIPE Subscribers, including the Sponsor, entered into Subscription Agreements pursuant to which the PIPE Subscribers have committed to purchase in a private placement up to 2,787,457 PIPE Shares at a purchase price of $10.00 per share and an aggregate purchase price of up to $27,874,570. The purchase of the PIPE Shares is conditioned upon, among other things, the consummation of the Business Combination occurring on or before July 4, 2024, and will be consummated immediately prior to or substantially concurrently with the Closing. The shares of GAMC Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act and will be issued in reliance on the availability of an exemption from such registration.

Pursuant to the Subscription Agreement executed by the Sponsor, the Sponsor has agreed to purchase 800,000 shares of GAMC Class A Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $8,000,000. However, the number of subscribed shares to be purchased thereunder by the Sponsor will be reduced by the number of shares of GAMC Class A Common Stock that have not been elected for redemption as of the expiration of the redemption period related to the Closing and that are held by certain individuals mutually agreed upon by GAMC and Bolt Threads at any time from the date of the execution of the Subscription Agreement up to immediately prior to the expiration of such redemption period.

The closing of the sales of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. The purpose of the sales of the PIPE shares is to raise additional capital for use in connection with the Business Combination and for use by the Post-Combination Company following the Closing.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION RIGHTS AND THE BUSINESS COMBINATION

The following is a discussion of the material U.S. federal income tax consequences for holders of GAMC Class A Common Stock that elect to have their GAMC Class A Common Stock converted into cash by exercising their redemption rights if the Business Combination is completed. This discussion applies only to shares of GAMC Class A Common Stock or Post-Combination Company Common Stock held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, with respect to the conversion of GAMC Class A Common Stock, the discussion is applicable only to holders who purchased GAMC Class A Common Stock in the IPO.

This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons subject to the alternative minimum tax;

•        persons holding GAMC Class A Common Stock or Post-Combination Company Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•        banks, insurance companies and other financial institutions;

•        brokers, dealers or traders in securities;

•        “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•        tax-exempt organizations or governmental organizations;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to GAMC Class A Common Stock or Post-Combination Company Common Stock being taken into account in an applicable financial statement;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        regulated investment companies (RICs) or real estate investment trusts (REITs);

•        tax-qualified retirement plans; and

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of GAMC Class A Common Stock or Post-Combination Company Common Stock, as the case may be, who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States,

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•        an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of GAMC Class A Common Stock or Post-Combination Company Common Stock, as the case may be, who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Tax Considerations of the Conversion of GAMC Class A Common Stock into Cash due to the Exercise of Redemption Rights to the Holders of GAMC Class A Common Stock

The following does not purport to be a complete analysis of all potential tax effects stemming from the completion of the Business Combination that are associated with certain conversions of GAMC Class A Common Stock into cash due to the exercise of redemption rights. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. GAMC has not sought and will not seek any rulings from the IRS regarding the matters discussed below. GAMC did not obtain a tax opinion regarding the U.S. federal income tax consequences of the Business Combination, including the conversion of GAMC Class A Common Stock. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

Holders of GAMC Class A Common Stock who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their GAMC Class A Common Stock as described in this section.

U.S. Holders

Conversion of GAMC Class A Common Stock.    In the event that a U.S. holder’s GAMC Class A Common Stock is converted pursuant to the conversion provisions described in the section entitled “The Special Meeting of GAMC Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the conversion qualifies as a sale of the GAMC Class A Common Stock under Section 302 of the Code. If the conversion qualifies as a sale of the GAMC Class A Common Stock, the U.S. holder will be treated as described under “— U.S. Holders — Gain or Loss on Conversion Treated as a Sale of GAMC Class A Common Stock” below. If the conversion does not qualify as a sale of the GAMC Class A Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “— U.S. Holders — Taxation of Conversion Treated as a Distribution.”

Whether a conversion qualifies for sale treatment will depend largely on whether the U.S. holder owns any of GAMC’s stock following the conversion (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of shares of GAMC Class A Common Stock held by the U.S. holder both before and after the conversion (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all of shares of GAMC Class A Common Stock outstanding both before and after the conversion. The conversion of GAMC Class A Common Stock generally will be treated as a sale of the GAMC Class A Common Stock (rather than as a corporate distribution) if the conversion (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in GAMC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of GAMC Class A Common Stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include GAMC Class A Common Stock that could be acquired pursuant to the exercise of the warrants. Moreover, any GAMC Class A Common Stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the conversion.

In order to meet the substantially disproportionate test, the percentage of GAMC’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the conversion of GAMC Class A Common Stock must, among other requirements, be less than 80% of the percentage of GAMC’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the conversion (taking into account both conversions by other holders of GAMC Class A Common Stock and the shares of GAMC Class A Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of GAMC’s capital stock actually and constructively owned by the U.S. holder are converted or (ii) all of the shares of GAMC’s capital stock actually owned by the U.S. holder are converted, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The conversion of GAMC Class A Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s conversion results in a “meaningful reduction” of the U.S. holder’s proportionate interest in GAMC. Whether the conversion will result in a meaningful reduction in a U.S. holder’s proportionate interest in GAMC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a conversion.

If none of the foregoing tests is satisfied, then the conversion will be treated as a corporate distribution, and the tax effects will be as described under “— U.S. Holders — Taxation of Conversion Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the converted GAMC Class A Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Conversion Treated as a Sale of GAMC Class A Common Stock.    If the conversion qualifies as a sale of GAMC Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the conversion and the U.S. holder’s adjusted tax basis in its disposed of GAMC Class A Common Stock. The amount realized is the sum of the amount of cash and the fair market value of any property received and a U.S. holder’s adjusted tax basis in its GAMC Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the GAMC Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the GAMC Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Conversion Treated as a Distribution.    If the conversion does not qualify as a sale of GAMC Class A Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in GAMC Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the GAMC Class A Common Stock as described under “— U.S. Holders — Gain or Loss on Conversion Treated as a Sale of GAMC Class A Common Stock” above.

Dividends (including constructive dividends paid pursuant to a conversion of GAMC Class A Common Stock) GAMC pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions including, but not limited to, dividends (including constructive dividends paid pursuant to a conversion of GAMC Class A Common Stock) treated as investment income for purposes of investment interest deduction limitations, and provided that certain holding period requirements are met, dividends GAMC pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the GAMC Class A Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding.    In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a conversion of GAMC Class A Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of GAMC Class A Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Conversion of GAMC Class A Common Stock.    The characterization for U.S. federal income tax purposes of the conversion of a Non-U.S. holder’s GAMC Class A Common Stock pursuant to the conversion provisions described in the section entitled “The Special Meeting of GAMC Stockholders — Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a conversion of a U.S. holder’s GAMC Class A Common Stock, as described under “U.S. Holders — Conversion of GAMC Class A Common Stock” above, and the consequences of the conversion to the Non-U.S. holder will be as described below under “Non-U.S. Holders — Gain on Conversion Treated as a Sale of GAMC Class A Common Stock” and “Non-U.S. Holders — Taxation of Conversion Treated as a Distribution,” as applicable.

Gain on Conversion Treated as a Sale of GAMC Class A Common Stock.    A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a conversion treated as a sale of GAMC Class A Common Stock unless:

•        the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the conversion and certain other requirements are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held GAMC Class A Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of GAMC Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of GAMC Class A Common Stock (GAMC would be treated as a buyer with respect to a conversion of GAMC Class A Common Stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. GAMC believes that it is not, and has not been at any time since our formation, a United States real property holding corporation and GAMC does not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Taxation of Conversion Treated as a Distribution.    If the conversion does not qualify as a sale of GAMC Class A Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from GAMC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of GAMC’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in GAMC Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the GAMC Class A Common Stock and will be treated as described under “Non-U.S. Holders — Gain on Conversion Treated as a Sale of GAMC Class A Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding.    Payments of dividends (including constructive dividends received pursuant to a conversion of GAMC Class A Common Stock) on GAMC Class A Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on GAMC Class A Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of GAMC Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of GAMC Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.    Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a conversion of stock) on GAMC Class A Common Stock to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and “non-financial foreign entities” unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution or a non-financial foreign entity generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a conversion of GAMC Class A Common Stock.

PROPOSAL NO. 2 — THE CHARTER AMENDMENT PROPOSAL

Overview

In connection with the Business Combination, GAMC is asking its stockholders to approve the adoption of the proposed amended and restated certificate of incorporation (the “Proposed Certificate of Incorporation”) in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of the GAMC Board, is necessary to adequately address the needs of the Post-Combination Company. If the Business Combination is consummated and the Charter Amendment Proposal is approved, GAMC will replace its current amended and restated certificate of incorporation (the “Existing Certificate of Incorporation”) with the Proposed Certificate of Incorporation.

The Charter Amendment Proposal is conditioned upon the approval of the Business Combination Proposal and the Closing. Accordingly, if the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect, even if approved by GAMC’s stockholders. Approval of the Charter Amendment Proposal is a condition to the Closing. If the Charter Amendment Proposal is not approved, the Business Combination will not occur.

Summary of the Charter Amendments

The following is a summary of the material changes to be effected by the Proposed Certificate of Incorporation relative to the Existing Certificate of Incorporation, as well as the reasons of the GAMC Board for proposing these changes. Each of these proposed changes were negotiated as part of the Business Combination. This summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.

•        Change of name.    Currently, GAMC’s name is “Golden Arrow Merger Corp.” If the Charter Amendment Proposal is approved, GAMC’s name will be changed to “Bolt Projects Holdings, Inc.” The GAMC Board believes the name of the Post-Combination Company should more closely align with the operating business of the Post-Combination Company and therefore has proposed this name change. In addition, the GAMC Board believes that using the “Bolt Projects Holdings, Inc.” name will strengthen the company’s reputation, brand, and, as a result, stockholder value.

•        Increase the total number of authorized shares of all classes of capital stock.    The Existing Certificate of Incorporation authorizes the issuance of 221,000,000 shares of capital stock, each with a par value of $0.0001 per share, consisting of (a) 220,000,000 shares of common stock, including (i) 200,000,000 shares of GAMC Class A Common Stock and (ii) 20,000,000 shares of GAMC Class B Common Stock, and (b) 1,000,000 shares of preferred stock. The Proposed Certificate of Incorporation authorizes the issuance of 550,000,000 shares of capital stock, each with a par value of $0.0001 per share, consisting of (a) 500,000,000 shares of common stock and (b) 50,000,000 shares of preferred stock. The GAMC Board believes that the greater number of authorized shares of capital stock is important and desirable for the Post-Combination Company (i) to have sufficient shares to issue to the Bolt Threads equityholders as consideration for the Business Combination and (ii) to have additional authorized shares available to support the Post-Combination Company’s growth and to provide flexibility for future corporate needs, including as part of financing for future acquisitions or forming strategic partnerships and alliances, capital-raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

•        Increase the required voting thresholds to approve amendments to the Post-Combination Company Bylaws and to certain provisions of the Proposed Certificate of Incorporation.    The Existing Certificate of Incorporation requires the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of GAMC capital stock entitled to vote generally in the election of directors, voting together as a single class, for stockholders to adopt, amend, alter or repeal GAMC’s current bylaws and the Existing Certificate of Incorporation. The Proposed Certificate of Incorporation will increase the required voting thresholds to at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class, to approve amendments to the Post-Combination Company Bylaws and amendments to certain provisions of the Proposed Certificate of Incorporation. The GAMC Board believes that requiring the approval by the affirmative vote of holders of at least two-thirds of the voting power of the Post-Combination Company’s then-outstanding shares of capital stock entitled to vote in an election of directors to make any amendment to the Post-Combination Company Bylaws or to certain provisions of the Proposed Certificate of Incorporation is intended to protect key provisions of the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws, respectively, from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

•        Require a supermajority vote for the removal of directors for cause.    The Existing Certificate of Incorporation requires the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of GAMC capital stock entitled to vote generally in the election of directors, voting together as a single class, for stockholders to remove a director for cause. The Proposed Certificate of Incorporation will require a supermajority vote consisting of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Post-Combination Company entitled to vote generally in the election of directors, voting together as a single class, to remove a director for cause. The GAMC Board believes that a supermajority voting requirement for the removal of directors for cause is appropriate to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the GAMC Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of the Post-Combination Company common stock following the Business Combination. The GAMC Board further believes that, going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the Post-Combination Company Board to reach terms that are appropriate for all stockholders.

•        Remove the provision renouncing the corporate opportunity doctrine.    The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. Section 122(17) of the DGCL expressly permits Delaware corporations, such as GAMC, to renounce any interest or expectancy of the corporation in certain business opportunities. Under the Existing Certificate of Incorporation, the corporate opportunity doctrine does not apply with respect to GAMC or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. This provision renouncing the corporate opportunity doctrine is removed from the Proposed Certificate of Incorporation. The GAMC Board believes that the removal of the provision renouncing the corporate opportunity doctrine ensures that directors, officers and controlling stockholders may not take advantage of opportunities beneficial to the Post-Combination Company for themselves without first disclosing the opportunity to the Post-Combination Company Board and giving the Post-Combination Company Board the opportunity to pursue or decline the opportunity on behalf of the Post-Combination Company.

•        Eliminate the rights and privileges of GAMC Class B Common Stock and redesignate the GAMC Class A Common Stock and GAMC Class B Common Stock as Common Stock.    Under the Existing Certificate of Incorporation, all shares of GAMC Class B Common Stock automatically convert concurrently with or immediately following the Closing on a one-for-one basis into shares of GAMC Class A Common Stock. The Proposed Certificate of Incorporation eliminates the rights and privileges of the GAMC Class B Common Stock set forth in the Existing Certificate of Incorporation and redesignates all shares of GAMC Class A Common Stock and GAMC Class B Common Stock as common stock. The GAMC Board believes that the elimination of the rights and privileges of GAMC Class B Common Stock and the redesignation of GAMC Class A Common Stock and GAMC Class B Common Stock as common stock is desirable because the automatic conversion provisions of the GAMC Class B Common Stock set forth in the Existing Certificate of Incorporation demonstrate an intention for the series of GAMC Class A Common Stock and series of GAMC Class B Common Stock to be a single class of common stock concurrently or immediately following the consummation of the Closing.

•        Eliminate certain provisions related to GAMC’s status as a special purpose acquisition company.    The GAMC Board has determined that it is in the best interest of GAMC to eliminate certain provisions of the Existing Certificate of Incorporation that are related to GAMC’s status as a special purpose acquisition company. Removal of these provisions is desirable because these provisions that relate to the operation of GAMC as a special purpose acquisition company prior to the consummation of its initial business combination will not be applicable to the Post-Combination Company following the Closing, and many of these provisions cease to apply upon the consummation of GAMC’s initial business combination. For example, these proposed amendments remove the obligation of GAMC to dissolve and liquidate if a business combination is not consummated within a certain period of time.

Vote Required for Approval

The Charter Amendment Proposal will be approved and adopted if the holders of a majority of the shares of GAMC Common Stock outstanding vote “FOR” the Charter Amendment Proposal.

The Charter Amendment Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect even if approved by our stockholders. Approval of the Charter Amendment Proposal is a condition to the Closing of the Business Combination.

A copy of the Proposed Certificate of Incorporation, as will be in effect assuming approval of the Charter Amendment Proposal, upon Closing of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

If the Charter Amendment Proposal is not approved, the Business Combination will not occur.

Recommendation of the GAMC Board

the GAMC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL NOS. 3A-3G — THE GOVERNANCE PROPOSALS

Overview

You are also being asked to vote on seven separate proposals with respect to certain governance provisions in the Proposed Certificate of Incorporation, which are separately being presented in order to give GAMC stockholders the opportunity to present their separate views on important corporate governance procedures and which will be voted upon on a non-binding advisory basis. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, GAMC and Bolt Threads intend that the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex B will take effect at the Closing of the Business Combination, assuming approval of the Charter Amendment Proposal (Proposal No. 2). In the judgment of the GAMC Board, these provisions are necessary to adequately address the needs of the Post-Combination Company.

Proposal 3A: Change of name

See “Proposal No. 2 — The Charter Amendment Proposal — Change of name” for a description and reasons for the amendment to change the name of GAMC to “Bolt Projects Holdings, Inc.” from the current name of “Golden Arrow Merger Corp.”

Proposal 3B: Increase the total number of authorized shares of all classes of capital stock

See “Proposal No. 2 — The Charter Amendment Proposal — Increase the total number of authorized shares of all classes of capital stock” for a description and reasons for the amendment to increase the number of shares of (i) common stock GAMC is authorized to issue from 220,000,000 shares to 500,000,000 shares and (ii) preferred stock GAMC is authorized to issue from 1,000,000 shares to 50,000,000 shares.

Proposal 3C: Increase the required voting thresholds to approve amendments to the Post-Combination Company Bylaws and to certain provisions of the Proposed Certificate of Incorporation

See “Proposal No. 2 — The Charter Amendment Proposal — Increase the required voting thresholds to approve amendments to the Post-Combination Company Bylaws and to certain provisions of the Proposed Certificate of Incorporation” for a description and reasons for the amendment to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to adopt, amend or repeal the Post-Combination Company Bylaws or certain provisions of the Proposed Certificate of Incorporation.

Proposal 3D: Require a supermajority vote for the removal of directors for cause

See “Proposal No. 2 — The Charter Amendment Proposal — Require a supermajority vote for the removal of directors for cause.” for a description and reasons for the amendment to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to remove a director for cause.

Proposal 3E: Remove the provision renouncing the corporate opportunity doctrine

See “Proposal No. 2 — The Charter Amendment Proposal — Remove the provision renouncing the corporate opportunity doctrine” for a description of and reasons for the amendment to remove the provision renouncing the corporate opportunity doctrine.

Proposal 3F: Eliminate the Rights and Privileges of GAMC Class B Common Stock and Redesignate the GAMC Class A Common Stock and GAMC Class B Common Stock as GAMC Common Stock

See “Proposal No. 2 — The Charter Amendment Proposal — Eliminate the rights and privileges of GAMC Class B Common Stock and redesignate the GAMC Class A Common Stock and GAMC Class B Common Stock as Common Stock” for a description of and reasons for the amendment to eliminate the rights and privileges of GAMC Class B Common Stock and to redesignate GAMC Class A Common Stock and GAMC Class B Common Stock as GAMC Common Stock.

Proposal 3G: Eliminate certain provisions related to related to GAMC’s status as a special purpose acquisition company

See “Proposal No. 2 — The Charter Amendment Proposal — Eliminate certain provisions related to related to GAMC’s status as a special purpose acquisition company” for a description of and reasons for the amendment to eliminate certain provisions of the Existing Certificate of Incorporation related to GAMC’s status as a special purpose acquisition company that will no longer be relevant following the Closing.

Vote Required for Approval

Approval of the Governance Proposals requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of GAMC Common Stock present and entitled to vote at the special meeting.

The Business Combination is not conditioned upon the approval of the Governance Proposals.

As discussed above, a vote to approve each of the Governance Proposals is an advisory vote, and therefore, is not binding on GAMC, Bolt Threads or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, GAMC and Bolt Threads intend that the Proposed Certificate of Incorporation, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted above, will take effect at the Closing of the Business Combination, assuming approval of the Charter Amendment Proposal (Proposal No. 2).

Recommendation of the GAMC Board

the GAMC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE GOVERNANCE PROPOSALS.

PROPOSAL NO. 4 — THE ELECTION OF DIRECTORS PROPOSAL

Overview

Pursuant to the Existing Certificate of Incorporation, the GAMC Board is currently divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The Proposed Certificate of Incorporation also provides that the Post-Combination Company Board will be divided into three classes, designated as Class I directors, Class II directors and Class III directors. In addition, the Proposed Certificate of Incorporation provides that each director shall serve until his or her successor shall be duly elected at the Post-Combination Company’s annual meeting of stockholders held in the third year following the year of their election (subject to the earlier term limits described in the paragraph below) and qualified or until his or her earlier resignation, removal from office, death or incapacity.

Assuming the Business Combination Proposal, the Charter Amendment Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposal are approved at the special meeting, you are being asked to elect seven directors to the board, effective upon the Closing, with each Class I director having a term that expires at the Post-Combination Company’s first annual meeting of stockholders following the Closing, which meeting is expected to be held in 2025, each Class II director having a term that expires at the Post-Combination Company’s second annual meeting of stockholders following the Closing, which meeting is expected to be held in 2026, and each Class III director having a term that expires at the Post-Combination Company’s third annual meeting of stockholders following the Closing, which meeting is expected to be held in 2027, or, in each case, until their respective successors are elected and qualified, or until their earlier resignation, removal, death or incapacity. The election of these directors is contingent upon approval of the Business Combination Proposal, the Charter Amendment Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposal.

The Business Combination Agreement provides that two directors shall be designated by Bolt Threads, who shall be (A) the founders of Bolt Threads, (B) one director shall be designated by the Sponsor, who shall be reasonably acceptable to Bolt Threads and (C) four directors shall be designated by the Chief Executive Officer of Bolt Threads in good faith consultation with GAMC and who shall each qualify as an “independent director” as such term is defined in Nasdaq Listing Rule 5605(a)(2).

The GAMC Board has nominated [•] to serve as Class I directors, [•] to serve as Class II directors and [•] to serve as Class III directors. Information regarding each nominee is set forth in the section entitled “Management of the Post-Combination Company Following the Business Combination.”

Vote Required for Approval

Election of each director will require the affirmative vote of a majority of the holders of shares of GAMC Class B Common Stock.

The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting, but the Business Combination is not conditioned on the approval of the Election of Directors Proposal.

Recommendation of the GAMC Board

THE GAMCS BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE ELECTION OF DIRECTORS PROPOSAL.

PROPOSAL NO. 5 — THE INCENTIVE PLAN Proposal

Overview

As discussed in this proxy statement/prospectus, GAMC is asking its stockholders to approve the Bolt Project Holdings, Inc. 2024 Incentive Award Plan (the “2024 Incentive Plan”), which provides for awards to certain eligible service providers. The GAMC Board approved and adopted the 2024 Incentive Plan, subject to shareholder approval. If the GAMC stockholders approve this proposal, the 2024 Incentive Plan will become effective upon the closing of the Business Combination.

The 2024 Incentive Plan is described in more detail below. A copy of the 2024 Incentive Plan is attached to this proxy statement/prospectus as Annex H.

Purpose of the 2024 Incentive Plan

The purpose of the 2024 Incentive Plan is to enhance Post-Combination Company’s and its subsidiaries’ ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in Post-Combination Company and providing a means of recognizing their contributions to Post-Combination Company’s success. The GAMC Board believes that equity ownership opportunities and/or equity-linked compensatory opportunities are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help Post-Combination Company meet its goals.

Summary of the 2024 Incentive Plan

The following summarizes the material terms of the 2024 Incentive Plan. This summary is qualified in its entirety by reference to the full text of the 2024 Incentive Plan.

Administration.    The Board, or any committee or committees of officers of Post-Combination Company to whom the Board delegates such power or authority (subject to limitations imposed under Section 16 of the Exchange Act of 1934, as amended, and other applicable law and regulation), will serve as the plan administrator of the 2024 Incentive Plan. The plan administrator has full authority to take all actions and to make all determinations required or provided for under the 2024 Incentive Plan and any award granted thereunder. The plan administrator also has full authority to determine who may receive awards under the 2024 Incentive Plan, the type, terms, and conditions of an award, the number of shares of Post-Combination Company common stock subject to the award or to which an award relates, and to make any other determination and take any other action that the plan administrator deems necessary or desirable for the administration of the 2024 Incentive Plan.

Share Reserve.    The aggregate number of shares of Post-Combination Company common stock that may be issued pursuant to awards granted under the 2024 Incentive Plan will be the sum of: (i) 15% of the fully-diluted shares of common stock as of the closing of the Business Combination; and (ii) an annual increase on January 1 of each calendar year (commencing with January 1, 2025 and ending on and including January 1, 2034) equal to a number of shares equal to 5% of the aggregate shares of Post-Combination Company common stock outstanding as of December 31 of the immediately preceding calendar year (or such lesser number of shares as is determined by the Board), subject to adjustment by the plan administrator in the event of certain changes in Post-Combination Company’s corporate structure, as described below. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options (“ISOs”), under the 2024 Incentive Plan will be [___] shares of Post-Combination Company Common Stock.

If an award (or part of an award) under the 2024 Incentive Plan is forfeited, expires, lapses or is terminated, is exchanged for or settled for cash, surrendered, repurchased or cancelled, without having been fully exercised/settled or forfeited, in any case, in a manner that results in Post-Combination Company acquiring the shares covered by the award (at a price no greater than the price paid by the participant for such shares) or that results in Post-Combination

Company not issuing shares under the award, any unused shares subject to such award will, as applicable, become or again be available for new grants under the 2024 Incentive Plan. The payment of dividend equivalents in cash in conjunction with any awards under the 2024 Incentive Plan will not reduce the shares available for grant under the 2024 Incentive Plan. However, the following shares may not be used again for grant under the 2024 Incentive Plan: (i) shares subject to stock appreciation rights (“SARs”), that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options and (iii) shares tendered or withheld to satisfy the exercise or purchase price or tax withholding obligation for any award granted under the 2024 Incentive Plan.

Awards granted under the 2024 Incentive Plan in substitution for any equity or equity-based awards granted by an entity before such entity’s merger or consolidation with Post-Combination Company or Post-Combination Company’s acquisition of such entity’s property or equity securities will not reduce the shares available for grant under the 2024 Incentive Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The 2024 Incentive Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $350,000 (or, with respect to the first fiscal year of Post-Combination Company during which a non-employee director first serves as a non-employee director, $500,000).

Eligibility.    Post-Combination Company’s directors, employees and consultants, and employees and consultants of Post-Combination Company’s subsidiaries, will be eligible to receive awards under the 2024 Incentive Plan; however, ISOs may only be granted to employees of Post-Combination Company or Post-Combination Company’s parent or subsidiary corporations. Following the closing of the Business Combination, Post-Combination Company is expected to have approximately 7 directors, 13 employees and 4 consultants who will be eligible to receive awards under the 2024 Incentive Plan.

Types of Awards.    The 2024 Incentive Plan allows for the grant of awards in the form of: (i) ISOs; (ii) non-qualified stock options (“NSOs”); (iii) SARs; (iv) restricted stock; (v) restricted stock units (“RSUs”); (vi) dividend equivalents; and (vii) other stock and cash based awards.

•        Stock Options and SARs.    The plan administrator may determine the number of shares to be covered by each option and/or SAR, the exercise price and such other terms, conditions, and limitations, including the vesting, exercise, term and forfeiture provisions, applicable to each option and/or SAR as it deems necessary or advisable. Stock options provide for the purchase of shares of Post-Combination Company common stock in the future at an exercise price set on the grant date. Options granted under the 2024 Incentive Plan may be either ISOs or NSOs. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Internal Revenue Code of 1986, as amended (the “Code”) are met. SARs entitle their holder, upon exercise, to receive from Post-Combination Company an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of an option or SAR is determined by the plan administrator at the time of grant but shall not be less than 100% of the fair market value of the underlying shares on the grant date, or in the case of ISOs granted to an employee who owns more than 10% of Post-Combination Company, 110% of the fair market value of the underlying shares on the day of such grant. Stock options and SARs may have a maximum term of ten years, or, in the case of ISOs granted to an employee who owns more than 10% of Post-Combination Company, five years from the date of grant. No dividends or dividend equivalents will be payable with respect to stock options or SARs.

•        Restricted Stock.    Restricted stock is an award of shares of Post-Combination Company common stock that are subject to certain vesting conditions and other restrictions and that are nontransferable prior to vesting. The plan administrator may determine the terms and conditions of restricted stock awards, including the number of shares awarded, the purchase price, if any, to be paid by the recipient, the applicable vesting conditions, and any rights to acceleration thereof. The 2024 Incentive Plan provides that dividends payable with respect to restricted stock prior to the vesting of such restricted stock instead will be paid out to the participant only as and to the extent that the applicable vesting conditions of the underlying award are subsequently satisfied and the restricted stock vests. Dividends payable with respect to the portion of a restricted stock award that fails to vest will be forfeited.

•        RSUs.    RSUs are contractual promises to deliver cash or shares of Post-Combination Company common stock in the future, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the 2024 Incentive Plan.

•        Other Stock or Cash Based Awards.    Other stock or cash based awards are awards of cash, fully vested shares of Post-Combination Company common stock and other awards valued wholly or partially by reference to, or otherwise based on, shares of Post-Combination Company common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

•        Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of Post-Combination Company common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Under the 2024 Incentive Plan, dividend equivalents payable with respect to an award shall only be paid to a participant to the extent that the vesting conditions of the underlying award are subsequently satisfied and the award vests. Dividend equivalents payable with respect to the portion of the award that fails to vest will be forfeited.

Adjustments; Corporate Transactions.    In the event of certain changes in Post-Combination Company’s corporate structure, including any dividend, distribution, combination, merger, recapitalization or other corporate transaction, the plan administrator may make appropriate adjustments to the terms and conditions of outstanding awards under the 2024 Incentive Plan to prevent dilution or enlargement of the benefits or intended benefits under the 2024 Incentive Plan, to facilitate the transaction or event or to give effect to applicable changes in law or accounting standards. In addition, in the event of certain non-reciprocal transactions with the Post-Combination Company’s stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2024 Incentive Plan and outstanding awards granted thereunder.

Effect of Non-Assumption in Change in Control.    Unless otherwise determined by the Board of Directors of Post-Combination Company in its sole discretion, in the event a change in control (as defined in the 2024 Incentive Plan) occurs and a participant’s award is not continued, converted, assumed or replaced by Post-Combination Company or a successor entity with an award (which may include, without limitation, a cash-based award) with substantially the same value as and vesting terms that are no less favorable than those applicable to the underlying award, in each case, as of immediately prior to the change in control, and provided the participant remains in continuous service through such change in control, the award will become fully vested and exercisable, as applicable, and all forfeiture, repurchase and other restrictions on such award will lapse, in which case such award, to the extent in the money, will be cancelled upon the consummation of the change in control in exchange for the right to receive the consideration payable in the change in control.

Repricings.    The plan administrator may, without shareholder approval, reduce the exercise price of any stock option or SAR, cancel any stock option or SAR with an exercise price that is less than the fair market value of a share of Post-Combination Company common stock in exchange for cash, or cancel any stock option or SAR in exchange for options, SARs or other awards with an exercise price per share that is less than the exercise price per share of the stock options or SARs for which such new stock options or SARS are exchanged.

Amendment and Termination.    The Post-Combination Company Board may amend, suspend, or terminate the 2024 Incentive Plan at any time; provided that no amendment (other than an amendment that increases the number of shares reserved for issuance under the 2024 Incentive Plan, is permitted by the applicable award agreement or is made pursuant to applicable law) may materially and adversely affect any outstanding awards under the 2024 Incentive Plan without the affected participant’s consent. Stockholder approval will be required for any amendment to the 2024 Incentive Plan to increase the aggregate number of shares of Post-Combination Company common stock that may be issued under the 2024 Incentive Plan (other than due to adjustments as a result of share dividends, reclassifications, share splits, consolidations or other similar corporate transactions), to the extent necessary to comply with applicable laws or for any amendment to increase the limitation on the sum of cash compensation and the aggregate fair value of awards granted to a non-employee director during any fiscal year. An ISO may not be granted under the 2024 Incentive Plan after ten (10) years from the earlier of the date the GAMC Board adopted the 2024 Incentive Plan or the date on which GAMC’s shareholders approve the 2024 Incentive Plan.

Foreign Participants, Clawback Provisions and Transferability.    The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards granted under the 2024 Incentive Plan will be subject to any Post-Combination Company clawback policy as set forth in such clawback policy or the applicable award agreement. Awards under the 2024 Incentive Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2024 Incentive Plan. This summary deals with the general United States federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options.    If an optionee is granted an NSO under the 2024 Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in Post-Combination Company common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of Post-Combination Company common stock on the date the optionee exercises such option. Any subsequent gain or loss should be taxable as a long-term or short-term capital gain or loss. Post-Combination Company or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income, subject to Code limitations.

Incentive Stock Options.    A participant receiving ISOs should not recognize taxable income upon grant or at the time of exercise. However, the excess of the fair market value of the shares of Post-Combination Company common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock should be treated as a long-term capital gain or loss, and Post-Combination Company should not be entitled to any deduction. If the holding period requirements are not met, the ISO should be treated as one that does not meet the requirements of the Code for ISOs and the participant should recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. Post-Combination Company and its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares, subject to Code limitations.

Restricted Stock Units.    A participant generally will not recognize taxable income upon grant of restricted stock units. When cash or shares of common stock are delivered under the terms of the award, the participant should recognize ordinary income equal to the cash payment or the fair market value of the shares delivered, as the case may be, less any amount (if any) paid by the participant for such shares, and Post-Combination Company and its subsidiaries or affiliates generally should be entitled to a corresponding deduction at that time, subject to Code limitations.

Other Awards.    The current federal income tax consequences of other awards authorized under the 2024 Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election); dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. Post-Combination Company and its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income, subject to Code limitations.

Section 409A of the Code

Certain types of awards under the 2024 Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2024 Incentive Plan and awards granted under the 2024 Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from the requirements of Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2024 Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Plan Benefits

The benefits or amounts that may be received or allocated to participants under the 2024 Incentive Plan will be determined at the discretion of the plan administrator and are not currently determinable. The closing price of GAMC Class A Common Stock as of [ • ], 2024 was $[ • ] per share.

Vote required for approval

The approval of the Incentive Plan Proposal, under Delaware law, requires the affirmative vote of a majority of the GAMC Common Stock represented in person or by proxy and entitled to vote thereon and who vote at the special meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the special meeting.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, that the 2024 Incentive Plan, including the authorization of the initial share reserve under the 2024 Incentive Plan, be approved in all respects.”

Recommendation of the GAMC Board

the gamc board UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE incentive plan PROPOSAL.

PROPOSAL NO. 6 — THE ESPP PROPOSAL

Overview

As discussed in this proxy statement/prospectus, GAMC is asking its shareholders to approve the Bolt Project Holdings, Inc. 2024 Employee Stock Purchase Plan (the “ESPP”). The GAMC Board approved and adopted the ESPP, subject to shareholder approval. If the GAMC shareholders approve this proposal, the ESPP will become effective upon the closing of the Business Combination.

The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex J.

Purpose of the ESPP

The purpose of the ESPP is to provide the Post-Combination Company’s and its participating subsidiaries’ employees with the opportunity to purchase shares of Post-Combination Company Common Stock through accumulated payroll deductions. The Post-Combination Company believes that the ESPP is a key factor in retaining its existing employees, recruiting and retaining new employees and aligning the interests of its employees with those of the Post-Combination Company’s stockholders.

Summary of the ESPP

The following summarizes the material terms of the ESPP. This summary is qualified in its entirety by reference to the full text of the ESPP.

The ESPP is comprised of two distinct components in order to provide increased flexibility to grant purchase rights under the ESPP to U.S. and any non-U.S. employees. Specifically, the ESPP authorizes (i) the grant of purchase rights to U.S. employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”) and (ii) the grant of purchase rights that are not intended to be tax-qualified under Section 423 of the Code to facilitate participation for any employees located outside of the United States who do not benefit from favorable U.S. tax treatment and to provide flexibility to comply with non-U.S. law and other considerations (the “Non-Section 423 Component”). Where possible under local law and custom, the Post-Combination Company expects that the Non-Section 423 Component generally will be operated and administered on terms and conditions similar to the Section 423 Component.

Administration.    The compensation committee of the Post-Combination Company’s Board of Directors, or any other committee to whom the Board of Directors delegates such power or authority, will serve as the administrator of the ESPP. The plan administrator may delegate administrative tasks under the ESPP to agents or employees to assist in the administration of the ESPP. Subject to the terms and conditions of the ESPP, the plan administrator has the authority to determine when rights to purchase shares will be offered and the provisions of each offering under the ESPP, to determine which subsidiaries will participate as “designated subsidiaries” in the ESPP (including in the Non-Section 423 and the Section 423 Components), and to make all other determinations and to take all other actions necessary or advisable for the administration of the ESPP. The plan administrator is also authorized to establish, amend or revoke rules relating to administration of the ESPP and to adopt annexes or sub-plans that apply to certain participating subsidiaries or jurisdictions.

Share Reserve.    The aggregate number of shares of Post-Combination Company Common Stock that may be issued pursuant to rights granted under the ESPP will equal 2% of the number of fully-diluted shares of Post-Combination Company’ Common Stock outstanding at the closing of the Business Combination. In addition, on the first day of each fiscal year beginning on January 1, 2025 and ending on (and including) January 1, 2034, the number of shares available for issuance under the ESPP will be increased by a number of shares equal to the lesser of (i) 1% of the outstanding shares of Post-Combination Company Common Stock on the final day of the immediately preceding calendar year, and (ii) such smaller number of shares as determined by the Board. If any right granted under the ESPP terminates for any reason without having been exercised, the shares subject thereto that are not purchased under such right will again be available for issuance under the ESPP. Notwithstanding the foregoing, no more than [___] shares of Post-Combination Company Common Stock may be issued under the Section 423 Component of the ESPP.

Eligible Employees.    Employees who are employed by the Post-Combination Company or one of its designated subsidiaries on the first trading day of the offering period, or the enrollment date, are generally eligible to participate in the ESPP for a given offering. However, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all classes of the Post-Combination Company or one of its subsidiaries’ stock will not be allowed to participate in the ESPP (unless otherwise required under applicable law). In addition, the plan administrator may provide that an employee may not be eligible to participate in an offering under the Section 423 Component if the employee is a citizen or resident of a non-U.S. jurisdiction and the grant of a right to purchase shares would be prohibited under applicable law or would cause the Section 423 Component (or any offering thereunder) to violate the requirements of Section 423 of the Code. Additionally, the plan administrator may provide that certain highly compensated, seasonal and/or part-time employees may not be eligible to participate in an offering or, with respect to offerings under the Non-Section 423 Component, that only certain employees are eligible to participate in such offerings (regardless of the foregoing rules).

Following the closing of the Business Combination, the Post-Combination Company is expected to have approximately 13 employees who are eligible to participate in the ESPP.

Participation.    Eligible employees may become participants in the ESPP for an offering period by completing a subscription agreement prior to the enrollment date of the applicable offering period, which (except as otherwise determined by the plan administrator) will designate a whole percentage of the eligible employee’s compensation to be withheld as payroll deductions under the ESPP during the offering period.

Offerings; Purchase Periods

•        Offerings; Purchase Periods.    Under the ESPP, participants are offered the right to purchase shares of Post-Combination Company Common Stock at a discount during a series of offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to twenty-seven (27) months long. Accumulated payroll deductions will be used to purchase shares of Post-Combination Company Common Stock on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering will be established by the plan administrator, but in no event will any purchase period exceed six (6) months in the absence of a contrary designation by the plan administrator. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offerings.

•        Enrollment and Contributions.    The ESPP permits participants to purchase Post-Combination Company Common Stock through payroll deductions of either a whole percentage of their eligible compensation or a whole dollar amount, in either case, which may not be less than 1% and may be up to a maximum percentage of such compensation determined by the plan administrator (which, in the absence of a contrary designation, will be 15% of eligible compensation). The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period, which, in the absence of a contrary designation, will be 12,000 shares of Post-Combination Company Common Stock for an offering period and 3,000 shares of Post-Combination Company Common Stock for a purchase period. In addition, a participant may not, with respect to the Section 423 Component, subscribe for more than $25,000 worth of shares under the ESPP per calendar year in which such rights to purchase stock are outstanding (considered together with any other ESPP maintained by the Post-Combination Company or certain parent or subsidiary entities) based on the fair market value of the shares at the time the purchase right is granted.

•        Purchase Rights.    On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of Post-Combination Company Common Stock. Unless a participant has previously withdrawn his or her participation in, or has otherwise become ineligible to participate in, the ESPP prior to any applicable purchase date, the option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. The participant will purchase the maximum number of whole shares of Post-Combination Company Common Stock that his or her accumulated payroll deductions will buy at the purchase price, subject to the participation limitations described above, and any fractional shares will be credited to the participant’s account and carried forward and applied toward the purchase of whole shares on the next purchase date.

•        Purchase Price.    The purchase price for each offering period will be designated by the plan administrator in the applicable offering document (which purchase price, for purposes of the Section 423 Component, will not be less than 85% of the closing trading price of a share of Post-Combination Company Common Stock on the enrollment date or purchase date of the applicable offering period, whichever is lower) or, in the absence of a designation by the plan administrator, the purchase price will be the lower of 85% of the closing trading price per share of Post-Combination Company Common Stock on the enrollment date of the applicable offering period or 85% of the closing trading price per share on the applicable purchase date, which will be the last trading day of each purchase period.

•        Payroll Deduction Changes; Withdrawals; Terminations of Employment.    Unless otherwise provided for in an offering document, a participant may decrease (but not increase) the percentage of compensation designated as payroll deductions in the participant’s subscription agreement or suspend his or her payroll deductions, in either case, twice during any offering period. In addition, a participant may withdraw his or her participation from the ESPP at any time by submitting written notice to the Post-Combination Company at least two weeks prior to the end of the then-current purchase period for the offering in which such participant is enrolled. Upon any withdrawal, the participant will receive a refund of the participant’s account balance in cash, and his or her payroll deductions shall cease. Participation in the ESPP ends automatically upon a participant’s termination of employment.

Transfer Restrictions.    A participant may not transfer (other than by will or the laws of descent and distribution) any right granted under the ESPP and, during a participant’s lifetime, purchase rights granted under the ESPP shall be exercisable only by such participant.

Adjustments; Changes in Capitalization.    In the event of certain transactions or events affecting Post-Combination Company Common Stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the ESPP administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control or change in applicable law or accounting principles, the ESPP administrator may, in order to prevent the dilution or enlargement of intended benefits under the ESPP or facilitate or give effect to such transactions, events or changes, provide for one or more of the following: (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase shares of Post-Combination Company Common Stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.

Amendment and Termination.    The plan administrator may amend, suspend or terminate the ESPP at any time, subject to stockholder approval to increase the number (or change the type) of securities that may be issued under the ESPP or as otherwise required under Section 423 of the Code.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to participation in the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Section 423 Component.    The Section 423 Component of the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

For federal income tax purposes, a participant in the Section 423 Component of the ESPP generally will not recognize taxable income on the grant or exercise of an option under the ESPP, nor will Post-Combination Company or its subsidiaries or affiliates be entitled to any deduction at that time.

If shares acquired upon exercise of an option acquired under the Section 423 Component of the ESPP are held for a minimum of two (2) years from the date of grant and one (1) year from the date of exercise, the participant (or the participant’s estate) will recognize ordinary income at the time of disposition of the shares measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) the excess of the fair market value of the shares on the date the option was granted over the purchase price. Any additional gain will be treated as long-term capital gain.

If the holding period requirements are not met, the participant will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares on the date the option is exercised over the purchase price, with any remaining gain or loss being treated as capital gain or capital loss. However, if the holding period requirements are not met and the amount realized at the time of disposition is less than the fair market value of the shares at the time of exercise, the participant will recognize ordinary income to the extent of the excess of the fair market value of such shares on the date the option was exercised over the purchase price for such shares, and a capital loss to the extent the fair market value of such shares on the exercise date exceeds the amount realized upon disposition.

Post-Combination Company or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares, subject to Code limitations.

Non-Section 423 Component.    The Non-Section 423 Component of the ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, certain tax benefits available to participants in a Section 423 plan are not available under the Non-Section 423 Component of the ESPP.

For federal income tax purposes, a participant in the Non-Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will Post-Combination Company or its subsidiaries or affiliates be entitled to any deduction at that time. Upon the exercise of an ESPP option, a participant will recognize ordinary income, and Post-Combination Company or its subsidiaries or affiliates will be entitled to a corresponding deduction, in an amount equal to the difference between the fair market value of the shares of common stock on the exercise date and the purchase price paid for the shares. A participant’s basis in shares of common stock received on exercise, for purposes of determining the participant’s gain or loss on subsequent disposition of such shares of Post-Combination Company’ Common Stock, generally, will be the fair market value of the shares of Post-Combination Company Common Stock on the date the participant exercises his or her option.

Upon the subsequent sale of the shares acquired upon the exercise of an option acquired under the Non-Section 423 Component of the ESPP, the participant will recognize capital gain or loss (long-term or short-term, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them).

The Post-Combination Company or its subsidiaries or affiliates will generally be entitled to a federal income tax deduction upon the exercise of the option to the extent that the participant recognizes ordinary income, subject to Code limitations.

Plan Benefits

Because the number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and on the fair market value of Post-Combination Company’ Common Stock at various future dates, the actual number of shares that may be purchased by any individual under the ESPP cannot currently be determined.

Vote required for approval

The ESPP Proposal, under Delaware law, requires the affirmative vote of a majority of the GAMC Common Stock represented in person or by proxy and entitled to vote thereon and who vote at the special meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the special meeting.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, that the ESPP, including the authorization of the initial share reserve under the ESPP, be approved in all respects.”

Recommendation of the GAMC Board

the gamc board UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL NO. 7 — THE Nasdaq PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing):

•        the issuance, pursuant to the Business Combination Agreement, of up to 25,895,674 shares of the Post-Combination Company Common Stock to the Bolt Threads Stockholders in the Business Combination;

•        the issuance of an aggregate of up to 2,787,457 shares of GAMC Class A Common Stock to the PIPE Subscribers, which will be consummated concurrently with the Closing; and

•        the issuance of up to 1,375,000 shares of Post-Combination Company Common Stock following the Closing to Bolt Threads’ former landlord and former vendor, which will be issued in connection with settlement agreements, and BTIG, which will be issued as partial compensation in lieu of deferred cash underwriting compensation otherwise due to BTIG at closing for underwriting GAMC’s IPO.

For further information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus.

Why GAMC Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Rule 5635(d) of the Nasdaq Listed Company Manual.

Under Rule 5635(d) of the Nasdaq Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance. The maximum aggregate number of shares of GAMC Class A Common Stock issuable pursuant to the Business Combination Agreement and related transactions represents greater than 20% of the number of shares of GAMC Class A Common Stock before such issuance. As a result, stockholder approval of the issuance of shares of GAMC Class A Common Stock issuable pursuant to the Business Combination Agreement is required under the Nasdaq regulations.

Stockholder approval of the Nasdaq Proposal is also a condition to the Closing under the Business Combination Agreement.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, we will issue up to 25,895,674 shares of Post-Combination Company Common Stock to the Bolt Threads Stockholders pursuant to the Business Combination Agreement. We will also issue an aggregate of up to 2,787,457 shares of GAMC Class A Common Stock to the PIPE Subscribers upon the consummation of the PIPE and up to 1,375,000 shares of Post-Combination Company Common Stock following the Closing to Bolt Threads’s former landlord and former vendor, which will be issued in connection with settlement agreements, and BTIG, which will be issued as partial compensation in lieu of deferred cash underwriting compensation otherwise due to BTIG at closing for underwriting GAMC’s IPO.

The issuance of the shares of Post-Combination Company Common Stock and GAMC Class A Common Stock described above would result in significant dilution to GAMC stockholders and result in GAMC stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of GAMC.

Vote Required for Approval

Approval of the Nasdaq Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of GAMC Common Stock present and entitled to vote at the special meeting.

The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.

Recommendation of the GAMC Board

the GAMC BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
THE APPROVAL THE NASDAQ PROPOSAL.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow the GAMC Board to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to GAMC’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting or Public Stockholders have elected to convert an amount of Public Shares such that the minimum available cash condition to the obligation to Closing of the Business Combination would not be satisfied. In no event will the GAMC Board adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under GAMC’s Existing Certificate of Incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by GAMC’s stockholders, the GAMC Board may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or Public Stockholders have elected to convert an amount of Public Shares such that the minimum available cash condition to the obligation to Closing of the Business Combination would not be satisfied.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of holders of a majority of the outstanding shares of GAMC Common Stock present and entitled to vote at the special meeting.

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the GAMC Board

the gamc board UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT BOLT THREADS

Mission

Bolt Threads was created out of a strong passion and purpose: to pioneer sustainable materials and lead the way to a brighter future, benefiting both humanity and the planet we call home.

It started with two visionary synthetic biology PhDs, driven by a deep fascination with nature’s billions of years of invention, especially the intricate world of spider webs. They believed in the potential to replace harmful materials within the consumer goods industry with sustainable alternatives — one material at a time.

Drawing on 3.8 billion years of life on earth, we established a company rooted in the power of biology. to discover multiple new biomaterials, addressing pressing challenges for both our customers and the world. In short: way better materials, for a way better world.

Overview

Bolt Threads is built on a biomaterials platform that aims to disrupt and transform high-volume consumer goods industries. We are a pioneer in the consumer biomaterials space. Our key product, b-silk, is a fully biodegradable, non-toxic, and versatile ingredient for the beauty industry that has been on the market since 2019. Our portfolio is anchored by 52 granted patents and 176 pending patent applications. We have more than 13 years of development behind it and more than $300 million invested in the platform’s research and product development. Going forward, our belief is that with thoughtful selection of early products, supply chain structure, and business structure, we can create significant benefits from a cost perspective that accrue to our business’ performance. This would allow for investing in additional products to achieve our mission of a thriving sustainable materials platform serving high volume consumer goods brands.

Introduction to b-silk

Inspired by nature and engineered in the lab, b-silk is made by yeast from sugar and water, drawing from the structure of silks. We believe this proprietary polypeptide has the potential to replace silicone elastomers in a variety of formulations as a fully biodegradable and non-toxic alternative.

The Silicone Elastomer Market

The global silicone market has grown exponentially amid changes in regulatory environments around the world. According to Global Market Insights, Silicone’s global market is estimated between $16.7 billion and $19.9 billion, and more specifically the silicone elastomers subsector represents a $6.3 billion to $10.0 billion global market. Furthermore, according to Grandview Research and Global Market Insights, the silicone market is poised to register around 6% compound annual growth rate from 2022 to 2030.

Silicone elastomers are synthetic chemistries that come in the form of oils and gels, and tend to be identifiable as words that end with -cone, -conol, -silane or -siloxane. These products are highly prevalent in the personal care and household goods industries, making up 5% to 40% of the volume of many popular skin care, personal care and household cleaning products, based on management’s estimates of industry reports.

In hair care products, silicones, especially dimethicone, are commonly found in shampoos, conditioners, and hair serums. They give a smooth and shiny finish to the hair, help in detangling, and protect hair from heat damage. For skin care, silicones like cyclomethicone and dimethicone are used in formulations for their smoothing and barrier formation properties. They help in providing a silky texture to products, making them spread easily on the skin. This is especially valuable in products like moisturizers, sunscreens, and primers. In makeup, silicones play a vital role in the formulation of products, including foundations, primers, mascaras, and more. They help in providing longevity, water resistance, and a smooth application. For anti-aging products, silicones can assist in filling fine lines and giving a plump appearance to the skin, making them a popular choice for formulations. When used in deodorants and antiperspirants, silicones help in improving the texture of these products and can aid in providing a smooth glide during application.

The Challenges of Silicone Elastomers

Silicone elastomers leave behind a persistent film even after being washed off. Just as this chemistry can clog pores on human skin, the same microscopic plastics can clog drains and accrete in the water system. Silicone elastomers washed down drains add to the accumulating masses of non-biodegradable materials flushed into our environment. This concern has driven manufacturers to search for alternatives and has created political pressure for regulations limiting the use of silicone elastomers. In the face of this, the industry has struggled to find substitute ingredients that perform comparably, leaving manufacturers to continue relying on silicone elastomers. The Global Silicones Council has indicated that a total of 390,000 tons of silicone products are sold each year in the personal care and consumer products sector. Collectively, based industry reports, we estimate that silicone elastomers represent an over $3.3 billion dollar ingredient in beauty and personal care.

The b-silk Solution

We believe our b-silk product has the potential to substantially replace silicone elastomers with a more sustainable alternative, while outperforming them on several key attributes and providing additional active benefits. Because b-silk is made with a few simple biological ingredients, it is highly biodegradable. However, b-silk matches or outperforms silicone elastomers across various metrics in blind trials even at reduced loading levels. Loading levels refer to the percentage of a specific ingredient within a complete formula.

We believe this is an attractive combination of features for manufacturers and that b-silk has ability to replace the problematic, biopersistent chemistry of silicone elastomers. In addition, we believe consumer product formulators find b-silk easy to work with as a stable, robust ingredient that does not react negatively with other common ingredients. Finally, formulators’ feedback to us has confirmed the versatility of the material in a variety of formulas, whether hair, skin or color, and the ease of mixing it with existing chemical combinations, which unleashes b-silk’s 20+ clinically proven active benefits for a broader range of products.

The key to b-silk’s active benefits is its affinity for water; it is a hydrophilic molecule. When it touches water, it creates pillow-shaped droplets that can coat skin and hair. This has the potential to allow formulators to enhance the sensory benefits of their products by creating a lightweight but firm film upon application. This film has the potential to provide several benefits including helping create the appearance of firmer and more elastic skin and hair, potentially mitigating signs of aging, contributing to more persistent curls and enabling a silk-like soft feel after washing. Relatively lightweight formulations could have the ability to maintain these effects while minimizing build-up and allowing for even spreadability and quick absorption.

Our product has been used in formulations sold to consumers since 2019. Since that time, we have built clinical proof of more than twenty active benefits, with the potential to add more over time, and substantially reduced the cost of manufacturing b-silk through process optimization.

Environmental Attributes

b-silk has several attributes that make it environmentally friendly. It is a silk polypeptide powder with a distinct microstructure that facilitates versatile performance and biocompatibility. b-silk is biobased and biodegradable. b-silk has a favorable proportion of strong and flexible peptide segments that naturally crosslink into a hydrophilic powder with silicone elastomeric properties, but unlike silicone elastomers, b-silk does not biopersist at wash off.

Testing and Certification

b-silk has achieved the following certifications: USDA-Certified Biobased Product, “Vegan Verified” by Eurofins Scientific, and “Microbiome Friendly” by Aktiengesellschaft. In addition to seeking external certification, we have subjected b-silk to multiple trials and tests. We value these types of certifications and believe they are important to consumers, as well, as they instill confidence that the products have been rigorously tested and verified.

Hair Care:    In one such trial, hair was treated with a leave-in hair styling serum and then curled. The hair was then exposed to 50°C and 70% humidity for 8 hours. The b-silk sample exhibited 35% more curl retention than the silicone elastomer sample. This test was performed twice over four samples of human hair swatches.

Sun Care:    In this test b-silk performed favorably in comparison to silicone elastomers in sun care testing. Sunscreens have a reputation for being occlusive, heavy, and very oily on the skin. When b-silk was added to a SPF formulations, a blind trial over nine subjects found that it decreased the film feel and oiliness while absorbing quickly and leaving a soft dry down compared to formulas using silicone.

Mascara:    When b-silk was added to mascara formulations, the material possessed the ability to give the appearance of longer and more voluminous lashes. The trials showed smooth, creamy application with no tugging on the lashes. With a single swipe application of b-silk a feathered panorama appearance and intense pigment was achieved. This enabled existing formulas to be layered without clumping, creating the sense of weightless lashes that were soft with excellent length and volume coverage.

EMPTY
CONTROL
CONTROL + 10% B-SILK™
ILIA LENGTHENING
URBAN DECAY VOLUMIZING
BARE
BARE

Color Cosmetics:    b-silk has outperformed silicone elastomers in color cosmetics testing. The product creates a clean cosmetic formulation that delivers vibrant, long-lasting color that has a matte, non-greasy finish. In a consumer perception panel (n=75), b-silk matched silicone elastomer performance at decreased loading levels for afterfeel, matte finish, color payoff, and long-lasting wear under Credo and Sephora performance standard comparison measurement method.

b-silk Customer Landscape

We believe we can support the world’s largest beauty and cosmetic manufacturers, which sell billions of dollars of products each year, with our b-silk product. As mentioned, b-silk supports lower loading levels compared to silicone elastomers. Ingredients that are efficacious at lower loading levels can help formulators lower their costs of goods without affecting product performance. We believe formulators’ consistent focus on cost efficiencies will encourage expansion of the use of b-silk. To support further b-silk adoption into the mass market, we will continue our efforts to reduce our cost of goods, driven by process development improvements and economies of scale. Additionally, we intend to introduce new b-silk derived products and production strains to offer further lower cost options (under R&D work).

Production Strategy

While discovering b-silk was a complex and challenging endeavor, we aim to reduce complexity and use of capital with our go-to-market strategy. We focus on research, development, scaling, technical transfers, branding and commercialization, while leaving manufacturing to a network of third-party fermentation specialists. We believe that this strategy will eventually help to facilitate a higher margin financial profile while limiting total required capital investment and that it will provide capacity flexibility and supply chain agility to respond to market fluctuations.

Research and Development

We have spent over a decade researching, testing and developing materials that can replace the status quo of ingredients and processes found in the manufacturing of high-volume consumer goods. Our research and development process begins with researching and sourcing organisms and exemplar materials that are readily available within nature. From there, we narrow species and genotype, identifies genetics and engineers microorganisms for future production. We then begin product prototyping, material testing and product application development with customers for new products within existing industries. Finally, we engineer biological processes and chemistry to be compatible with contract manufacturing at commercial scale.

We developed b-silk through extensive and deep R&D. We comprehensively studied silk and other structural proteins to arrive at this material made from natural peptides. b-silk is protected by 35 granted patents and four trademarks that cover areas from the DNA sequence through manufacturing and product applications. We have know-how in the team and protected trade secrets accrued in developing and manufacturing the product. We have taken steps to protect the intellectual property behind b-silk because we believe it could replace a critical part of the beauty and personal care industry’s supply chain. .

Go-to-Market Strategy

As currently formulated, we believe b-silk enjoys a large, multi-billion market opportunity in skincare, haircare, color cosmetics and a number of adjacent markets. We intend to focus our initial efforts on selling our product to the prestige and masstige market segments. We believe further efforts to reduce cost of goods and the development of b-silk derived products have the potential to expand b-silk into mass markets and to unlock both the household care and healthcare market segments. We believe this can drive substantial b-silk unit volume growth over time. As we build volume, we anticipate our strategy of cost of goods optimization will be accelerated by economies of scale.

Beyond b-silk

Our long-term goal is to become a leader in synthetic biomaterials. We have developed significant intellectual property over the past thirteen years. Although b-silk and its derivatives are our current commercial focus, it is not the only product in our pipeline with commercialization potential. We have a portfolio of other materials, ready for scalability assessment, as well as commercially ready materials. These include Mylo, a leather alternative made from mycelium, the root structure of mushrooms.

Manufacturing and Supply

We are in the process of diversifying and strengthening our manufacturing network to bolster the production capacity of b-silk and enhance supply chain resilience, since at this time we rely on just one strategic partner, Laurus Bio Private Limited (“Laurus Bio”), to produce b-silk. Pursuant to our master services agreement with Laurus Bio, which is set to expire in August 2024, we may submit periodic purchase orders for the production of b-silk. The terms governing price and quantity are set by each purchase order. We believe that utilizing a third-party manufacturing partner enables us to focus on our core competencies and maintain a capital efficient business model while leveraging this third party’s state of the art facilities, up-to-date and certified compliance with regulatory entities and economies of scale. We have not experienced any significant difficulty obtaining the quantities of b-silk necessary to meet demand. During 2023 we sold over 1,700 kilograms produced by Laurus Bio. Furthermore Laurus Bio is undergoing capacity expansion, which is expected to add an additional 1 million kg/year to its current capacity by the first half of 2025.

As demand for b-silk increases, we expect to validate multiple alternative sources to ensure agile response to changes in demand. Currently, we are in the process of validating a second supplier, and evaluating a third supplier. For a discussion of risks related to third-party contract manufacturers and suppliers, some of which are single source, see “Risk Factors — Risks Related to Products and Operations — We currently rely on a single manufacturing partner and manufacturing facility for the production of b-silk and in the future intend to rely on a small number of manufacturing partners and manufacturing facilities both in the U.S. and internationally.”

Intellectual Property

Our success depends in part upon our ability to obtain and maintain proprietary protection for its products and technologies and to operate without infringing on the proprietary rights of others. Our policy is to protect our proprietary position by, among other methods, filing for patent applications on inventions that are important to the development and conduct of its business with the U.S. Patent and Trademark Office and its foreign counterparts. We seek to avoid infringement by monitoring patents and publications in our product areas and technologies to be aware of developments that may affect our business, and to the extent we identify such developments, evaluate and take appropriate courses of action.

As of December 31, 2023, we had 52 granted U.S. and foreign patents, which relate largely to relate largely to b-silk and its method of manufacture and use, mycelium materials and methods of production, and resilin compositions and methods of use, and 176 pending U.S. and foreign patent applications. In particular, b-silk is protected by a total of 35 granted U.S. and foreign patents, including by patents relating to the composition of b-silk itself, as well as materials and methods relating to the production of b-silk and its end product uses, and 98 pending U.S. and foreign patent applications. Our current patents have expiration dates ranging from 2034 to 2040 and any patents resulting from pending patent applications are expected to have expiries between 2034 and 2044. In addition to the United States, we have issued patents in 15 countries and pending patent applications in 15 countries. We do not have any material patents that will be expiring in the next five years. The actual protection afforded by patents, which can vary from country to country, depends on the type of patent, the scope of its coverage and the availability of legal remedies in the country.

We also use other forms of protection (such as trademark and trade secret) to protect our intellectual property, particularly where we do not believe patent protection is appropriate or obtainable. We aim to take advantage of all of the intellectual property rights that are available to us and believe that this comprehensive approach provides us with a strong proprietary position.

We further protect its proprietary information by requiring our employees, consultants, contractors, and other advisers to execute nondisclosure and assignment of invention agreements upon commencement of its respective employment or engagement. Agreements with our employees also prevent them from bringing the proprietary rights of third parties to us. We also require confidentiality or material transfer agreements from third parties that receive our confidential data or materials.

Competition

We develop and sell b-silk, a silicone elastomer replacement for consumer products in the beauty & personal care market. The silicone elastomer and specialty ingredients space within the beauty & personal care market is competitive. Competition is based on several key criteria, including product performance and quality, product price, product availability and security of supply, responsiveness of product development in cooperation with customers, customer service, industry knowledge, technical capability, as well as a newer critical element: sustainability.

Certain key competitors are significantly larger than us and have greater financial resources, leading to greater operating and financial flexibility. While we believe that the market is shifting towards the replacement of silicone elastomers with a sustainable ingredient and b-silk is positioned to capture this market shift, silicone elastomer is expected to remain the primary ingredient for the foreseeable future. We expect that b-silk will compete with products produced from traditional silicone elastomer producers as well as from alternative production methods that established enterprises and new companies have developed and commercialized and are seeking to develop and commercialize. We view our main competition to be from silicone elastomers produced by traditional chemistries or derived from non-sustainable sources that we are working to replace with b-silk.

Government Regulation

Our products and operations, and those of our customers, are subject to various federal, state and international laws and regulations, including regulation in the United States by the Food and Drug Administration (“FDA”), the Federal Trade Commission (the “FTC”), and comparable regulators in other jurisdictions in which it operates. These laws and regulations principally relate to the advertising, promotion, product manufacturing, testing, storage, handling, distribution and disposal of its products. In particular, we supply certain ingredients to customers for use in their cosmetic products. In the United States, the Federal Food, Drug and Cosmetic Act (the “FDCA”), defines cosmetics as articles or components of articles intended for application to the human body to cleanse, beautify, promote attractiveness, or alter the appearance, with the exception of soap. The labeling of cosmetic products is subject to the requirements of the FDCA, the Fair Packaging and Labeling Act, the Poison Prevention Packaging Act and other laws and regulations, including regulations of the FDA. Cosmetics are not subject to pre-market approval by the FDA. However, certain ingredients, such as color additives, must be pre-approved for the specific intended use of the product and are subject to certain restrictions on their use. The FDA may, by regulation, require warning statements on certain cosmetic products for specified hazards associated with such products. FDA regulations also prohibit or otherwise restrict the use of certain ingredients in cosmetic products.

In addition, the FDA requires that cosmetic labeling and claims be truthful and not misleading. Moreover, cosmetics may not be marketed or labeled for their use in treating, preventing, mitigating, or curing disease or other conditions, or in affecting the structure or function of the body, as such claims would render the products to be a drug and subject to regulation as a drug. The FDA has issued warning letters to cosmetic companies alleging improper drug claims regarding their cosmetic products. In addition to FDA requirements, the FTC as well as state consumer protection laws and regulations can subject a cosmetics company to a range of requirements and theories of liability, including similar standards regarding false and misleading product claims, under which FTC or state enforcement or class-action lawsuits may be brought.

Manufacturing of cosmetics is also subject FDA requirements. In the United States, the FDCA prohibits the introduction, or delivery for introduction, into interstate commerce of cosmetics that are adulterated or misbranded. The FDA has historically recommended (but not required) certain voluntary good manufacturing practices (“GMPs”) designed to reduce the risk of violating this prohibition. However, recent legislation expanded the FDA’s authority to regulate cosmetics, including their manufacturing. Specifically, in December 2022, President Biden signed into law the Consolidated Appropriations Act, 2023, which included the Modernization of Cosmetics Regulation Act of 2022 (“MoCRA”). MoCRA established, among other things, new FDA authority over cosmetic products, including requirements to register manufacturing facilities and list cosmetic products and ingredients, report serious adverse events, substantiate safety of the cosmetic, label cosmetics with certain information, and maintain certain records. The FDA now also has authority to enforce, and is required to issue, regulations governing GMPs for cosmetics, including a proposed rule that must be issued by December 2024. The FDA’s draft guidance on cosmetic GMPs, last updated in June 2013, provides most recent recommendations related to, among other things process documentation, recordkeeping, building and facility design, equipment maintenance and personnel. Until cosmetic GMPs are promulgated, adherence to such recommended GMPs may reduce the risk that the FDA finds such products have been rendered adulterated or misbranded in violation of applicable law. Many of MoCRA’s provisions apply directly to finished cosmetics manufacturing, but these requirements may be applied via contract to ingredient suppliers.

In addition, the FDA monitors compliance of cosmetic products through market surveillance and inspection of cosmetic manufacturers and distributors to ensure that the products are not manufactured under unsanitary conditions, or labeled in a false or misleading manner. Inspections also may arise from consumer or competitor complaints filed with the FDA. In the event the FDA identifies unsanitary conditions, false or misleading labeling, or any other violation of the FDA’s laws or regulations, the FDA may request or require, or a manufacturer may independently decide, to conduct a recall or market withdrawal of cosmetic products. Failures to comply with applicable FDA regulations also may lead to, among other things, customer complaints, adverse events, warning letters, untitled letters, product seizures or detentions, and other criminal and civil fines and penalties.

Employees and Human Capital Resources

As of December 31, 2023, we had 11 full-time employees in the United States, one full-time employee in Canada, eight consultants in the United States and one consultant in the Netherlands. None of our employees are subject to a collective bargaining agreement and we believe we have a good relationship with its employees and consultants.

Our human capital objectives are focused on attracting, developing, and retaining talent. Cash compensation and bonus plans, benefits and, both before and after the Business Combination, equity grants are designed to attract, retain and to motivate employees, directors, and select consultants to achieve our corporate objectives.

Legal Proceedings

From time to time, we may be a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We do not currently have any outstanding material litigation.

BOLT THREADS’ EXECUTIVE AND DIRECTOR COMPENSATION

Throughout this section, unless otherwise noted, “the company,” “we,” “us,” “our” and similar terms refer to Bolt Threads, Inc. (“Bolt Threads”) prior to the Business Combination.

This section discusses the material components of the executive compensation program for Bolt Threads’ executive officers who are named in the “2023 Summary Compensation Table” below. In 2023, Bolt Threads’ “named executive officers” and their positions were as follows:

•        Daniel Widmaier, Chief Executive Officer;

•        David Breslauer, Chief Technology Officer;

•        Cintia Nardi, President and Former Chief Operating Officer; and

•        Randy Befumo, Interim Chief Financial Officer.

Ms. Nardi served as Chief Operating Officer of Bolt Threads through November 14, 2023 and ceased to serve as Chief Operating Officer and began serving as President of Bolt Threads effective as of November 14, 2023. Mr. Befumo served as Chief Financial Officer of Bolt Threads through April 21, 2023, the date on which his employment with Bolt Threads terminated, and he has served as a consultant to Bolt Threads and as Bolt Threads’ interim Chief Financial Officer since his termination.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Post-Combination Company adopts following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

2023 Summary Compensation Table

The following table sets forth information concerning the compensation of Bolt Threads’ named executive officers for the year ended December 31, 2023.

Name and Principal Position	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Daniel Widmaier	340,000		55,250	915,000	5,288	1,315,538
Chief Executive Officer
Daniel Breslauer	286,760		47,125	—	1,933	335,818
Chief Technology Officer
Cintia Nardi(4)	267,669		41,520	2,728,151	11,173	3,048,513
President and Former Chief Operating Officer
Randy Befumo	238,161	(5)	—	1,714,837	170,185	2,121,706
Interim Chief Financial Officer

____________

(1)      Amounts represent retention bonuses paid in fiscal year 2023. See “Narrative to Summary Compensation Table — Retention Bonuses” for additional information.

(2)      Amounts reflect the full grant-date fair value of restricted stock units granted during 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. Assumptions used to calculate the value of all restricted stock unit awards made to executive officers are included in Note 3 to Bolt Threads’ consolidated financial statements included with this proxy statement/prospectus.

(3)      The amounts in this column include the following: (i) for Mr. Widmaier, employer matching contributions under Bolt Threads’ 401(k) plan; (ii) for Mr. Breslauer, employer matching contributions under Bolt Threads’ 401(k) plan; (iii) for Ms. Nardi, employer matching contributions under Bolt Threads’ registered retirement savings plan, and (iv) for Mr. Befumo, $3,606 in employer matching contributions under Bolt Threads’ 401(k) plan, and severance consisting of (a) a cash payment of $133,846 and (b) 12 months’ company-subsidized COBRA continuation (valued at $32,733 in the aggregate).

(4)      The amounts for Cintia Nardi originally denoted in local currency (CAD) have been converted to USD using an exchange rate as of December 29, 2023 of 1 USD to 1.3247 CAD.

(5)      Amount represents $90,160 in salary paid to Mr. Befumo during his employment with Bolt Threads through April 21, 2023, and $148,001 in consulting fees paid pursuant to Mr. Befumo’s consulting agreement with Bolt Threads from April 23, 2023 through December 31, 2023.

NARRATIVE TO SUMMARY COMPENSATION TABLE

2023 Salaries

The named executive officers receive a base salary to compensate them for services rendered to Bolt Threads. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. During 2023, Bolt Threads’ named executive officers’ annual base salaries were as follows: Mr. Widmaier: $340,000; Mr. Breslauer: $290,000; Ms. Nardi: $290,000 and Mr. Befumo: $290,000. Upon Mr. Befumo’s transition from an employee to a consultant in April 2023, Mr. Befumo entered into a consulting agreement with Bolt Threads pursuant to which he became entitled to consulting fees of $200 per hour. The Summary Compensation Table above shows the actual base salaries (and, for Mr. Befumo, consulting fees) paid to each named executive officer in fiscal year 2023.

Cash Incentive Compensation

Retention Bonuses

During 2023, each of Mr. Widmaier, Mr. Breslauer and Ms. Nardi received cash retention bonuses, which were paid monthly (commencing in April 2023 and continuing through December 2023). The retention bonuses paid in April 2023 were equal to 15% of each executive’s monthly base salary, and the retention bonuses paid in each subsequent calendar month were equal to 30% of the applicable executive’s monthly base salary. Payment of any retention bonus was subject to the executive’s continued employment in good standing through each applicable payment date, except that if the applicable executive’s employment was terminated without “cause,” then, subject to his or her timely execution of a release of claims in favor of Bolt Threads, the executive would be entitled to receive a pro-rated portion of the retention bonus that would otherwise be payable to him or her in the month in which his or her employment terminated. The actual retention bonuses paid to each named executive officer during 2023 are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Plan Incentive Compensation”.

Transaction Bonuses

Additionally, upon the closing of the Business Combination, we intend to pay transaction bonuses to each of Messrs. Widmaier and Breslauer in the amount of $200,000 per executive.

Equity Compensation

We have historically granted awards of stock options and restricted stock units to Bolt Threads’ named executive officers under Bolt Threads’ 2009 Equity Incentive Plan and 2019 Equity Incentive Plan (together, the “Incentive Plans”). On January 31, 2023, we granted two awards of restricted stock units covering, in the aggregate, 500,000 shares of our common stock to Mr. Widmaier. On September 18, 2023, we granted an award of restricted stock units covering 770,000 of shares of our common stock to Ms. Nardi and an award of restricted stock units covering 484,000 shares of our common stock to Mr. Befumo. Mr. Breslauer did not receive any award of restricted stock units or any other equity awards during 2023.

Mr. Widmaier’s awards are subject to both a service-based vesting condition and a liquidity-based vesting condition. The service-based vesting condition is satisfied as to 1/16th of the restricted stock units subject to the award on each three-month anniversary of the vesting commencement date, subject to the applicable executive’s continued service through the applicable service-vesting date. The liquidity-based vesting condition is satisfied upon the first to occur, on or prior to the seventh anniversary of the applicable grant date, of the following: (a) the consummation of an “acquisition” of Bolt Threads (as such term is defined in Bolt Threads’ 2019 Equity Incentive Plan); (b) the earlier of (i) 180 days following effective date of an initial public offering of Bolt Threads’ securities or (ii) March 15th of the calendar year following the calendar year in which the initial public offering was declared effective by the Securities and Exchange Commission.

Ms. Nardi’s and Mr. Befumo’s awards are subject to both a service-based vesting condition and a liquidity-based vesting condition. With respect to two-thirds of the restricted stock units subject to each executive’s award, the service-based vesting condition is satisfied as to 1/6th of such restricted stock units on each three-month anniversary of the vesting commencement date, subject to the applicable executive’s continued service through the applicable service-vesting date. With respect to the remaining one-third of the restricted stock units subject to each executive’s award, the service-based vesting condition is satisfied upon the first to occur of the following: (a) the consummation of an “acquisition” of Bolt Threads (as such term is defined in Bolt Threads’ 2019 Equity Incentive Plan); (b) the earlier of (i) 180 days following effective date of an initial public offering of Bolt Threads’ securities or (ii) March 15th of the calendar year following the calendar year in which the initial public offering was declared effective by the Securities and Exchange Commission, and (c) the date on which Bolt Threads’ common stock (or the equity securities of its successor or any parent entity) become publicly traded due to a merger with a special purpose acquisition, blank check or similar company (an “Initial Liquidity Event”), subject to the applicable executive’s continued service through the applicable service-vesting date. The liquidity-based vesting condition is satisfied with respect to all restricted stock units subject to the executive’s awards upon the occurrence of an Initial Liquidity Event that occurs on or prior to the seventh anniversary of the applicable grant date.

The equity awards held by our named executive officers are subject to accelerated vesting upon certain qualifying terminations of employment, as described below under “Severance and Change in Control Arrangements”.

In connection with the Business Combination, Post-Combination Company intends to adopt a 2024 Incentive Award Plan, referred to below as the 2024 Plan, as well as an Employee Stock Purchase Plan, referred to below as the ESPP. For additional information about the 2024 Plan and ESPP, please see the sections titled “Proposal No. 5 — The Incentive Plan Proposal” and “Proposal No. 6 — The ESPP Proposal” below. Upon the effectiveness of the 2024 Plan, no additional awards will be granted under the Incentive Plans.

Other Elements of Compensation

Retirement Plans

Bolt Threads’ U.S. employees, including its U.S.-based named executive officers, are (or, for Mr. Befumo, was during his employment) eligible to participate in a defined contribution 401(k) plan, subject to satisfaction of certain eligibility requirements. Bolt Threads’ named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Bolt Threads believes that providing a vehicle for tax-deferred retirement savings though these plans adds to the overall desirability of its executive compensation package and further incentivizes our employees, including its named executive officers, in accordance with its compensation policies. Ms. Nardi does not participate in Bolt Threads’ 401(k) plan; however, she and the Company make contributions to a Canadian defined contribution registered retirement savings plan.

Employee Benefits and Perquisites

All of Bolt Threads’ full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•        medical, dental and vision insurance;

•        a medical health saving account;

•        for U.S. employees only, dependent care and medical flexible spending accounts;

•        short-term and long-term disability insurance; and

•        life insurance.

We believe these benefits are appropriate and provide a competitive compensation package to our named executive officers. We do not currently, and we did not during 2023, provide perquisites to any of our named executive officers.

No Tax Gross-Ups

Bolt Threads does not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2023.

			Option Awards								Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel Widmaier	3/27/2015	3/1/2015	125,000	(2)					1.29	3/26/2025
	4/1/2016	1/26/2016	75,000	(3)					3.33	3/30/2026
	4/21/2017	3/24/2017	125,000	(4)					3.58	4/20/2027
	7/27/2018	4/26/2018	125,000	(2)					6.34	7/23/2028
	7/24/2020	7/20/2020	279,021	(2)	182,808	(2)			6.15	7/23/2030
	7/24/2020	7/24/2020	115,457	(5)					6.15	7/23/2030
	7/24/2020	7/24/2020					230,915	(6)	6.15	7/23/2030
	1/31/2023	N/A									5,801	(7)	22,566
	1/31/2023	1/1/2022									250,000	(8)	972,500
	1/31/2023	1/1/2023									250,000	(8)	972,500
David Breslauer	3/27/2015	3/1/2015	75,000	(2)					1.29	3/26/2025
	4/21/2017	3/24/2017	50,000	(4)					3.58	4/20/2027
	4/3/2018	2/1/2018	25,000	(9)					6.34	3/30/2018
	9/28/2020	7/24/2020	24,166	(2)	15,834	(2)			6.15	9/27/2030
	7/20/2021	7/20/2021									69,215	(8)	269,246
	1/31/2023	N/A									7,675	(7)	29,856
Cintia Nardi	9/18/2023	9/18/2023									770,000	(10)	2,995,300
Randy Befumo	7/24/2020	4/30/2020	307,885	(11)	269,401	(11)			6.15	7/23/2020
	7/20/2021	7/20/2021									61,983	(8)	241,114
	1/31/2023	N/A									7,675	(7)	29,856
	9/18/2023	9/18/2023									484,000	(10)	1,882,760

____________

(1)      Amount calculated based on the fair market value of our common stock on December 31, 2023, which was $3.89 per share.

(2)      Represents an option vesting with respect to 1/48th of the shares subject to the option on each one-month anniversary of the vesting commencement date, subject to the applicable executive’s continued service through the applicable vesting date.

(3)      Represents an option vesting with respect 1/60th of the shares subject to the option on each one-month anniversary of the vesting commencement date, subject to the applicable executive’s continued service through the applicable vesting date.

(4)      Represents an option vesting (i) with respect to 30% of the shares subject thereto, in equal monthly installments on each monthly anniversary of the vesting commencement date to occur during the twenty-four month period following the vesting commencement date, and (ii) with respect to 70% of the shares subject thereto, in equal monthly installments on each monthly anniversary of the vesting commencement date to occur during the period commencing on the second anniversary of the vesting commencement date and ending on the fifth anniversary of the vesting commencement date, in each case, subject to the applicable executive’s continued service through the applicable vesting date.

(5)      Represents an option that vested in full upon Bolt Threads’ successful production of at least 50 square feet of Mylo per week that is accepted by at least two of Bolt Threads’ four Mylo consortium partners.

(6)      Represents an option vesting in full upon Bolt Threads’ generation of aggregate revenue of at least $15 million during any single calendar year from Bolt Threads’ sale of Mylo and b-silk materials, subject to the applicable executive’s continued service through the applicable vesting date.

(7)      Represents restricted stock units awarded in payment of all or a portion of the applicable executive’s 2022 annual bonus. Such restricted stock units vest in full upon the earlier of: (a) the consummation of an “acquisition” (as such term is defined in the applicable award agreement) of Bolt Threads; or (b) the earlier of (i) 180 days following effective date of an initial public offering of Bolt Threads’ securities or (ii) March 15th of the calendar year following the calendar year in which the initial public offering was declared effective by the Securities and Exchange Commission, in any case, that occurs on or prior to the seventh anniversary of the grant date of such restricted stock units.

(8)      Represents restricted stock units that are subject to both a service-based vesting condition and a liquidity-based vesting condition. The service-based vesting condition is satisfied as to 1/16th of the restricted stock units on each three-month anniversary of the vesting commencement date, subject to the applicable executive’s continued service through the applicable service-vesting date. The liquidity-based vesting condition is satisfied upon the first to occur of: (a) an “acquisition” of Bolt Threads (as such term is defined in the applicable incentive plan); or (b) the earlier of (i) 180 days following effective date of an initial public offering of Bolt Threads’ securities or (ii) March 15th of the calendar year following the calendar year in which the initial public offering was declared effective by the Securities and Exchange Commission, in any case, provided that such event occurs on or prior to the seventh anniversary of the applicable grant date.

(9)      Represents an option vesting (i) with respect to 30% of the shares subject thereto, in equal monthly installments on each monthly anniversary of the vesting commencement date to occur during over the twenty-four month period following the vesting commencement date, and (ii) with respect to 70% of the shares subject thereto, in equal monthly installments on each monthly anniversary of the vesting commencement date to occur during the period commencing on the second anniversary of the vesting commencement date and ending on the fourth anniversary of the vesting commencement date, in each case, subject to the applicable executive’s continued service through the applicable vesting date.

(10)    Represents restricted stock units subject to both a service-based vesting condition and a liquidity-based vesting condition. With respect to two-thirds of the restricted stock units subject to the award, the service-based vesting condition is satisfied as to 1/6th of such restricted stock units on each three-month anniversary of the vesting commencement date, subject to the applicable executive’s continued service through the applicable service-vesting date. With respect to the remaining one-third of the restricted stock units subject to each executive’s award, the service-based vesting condition is satisfied upon an Initial Liquidity Event, subject to the applicable executive’s continued service through the applicable Initial Liquidity Event. The liquidity-based vesting condition is satisfied with respect to all restricted stock units subject to the award upon an Initial Liquidity Event, provided that such Initial Liquidity Event occurs on or prior to the seventh anniversary of the applicable grant date.

(11)    Represents an option vesting with respect to 1/5th of the shares subject to the option on the first-year anniversary of the vesting commencement date, and with respect to 1/60th of the shares subject to the option on each one-month anniversary of the vesting commencement date thereafter, in each case, subject to the applicable executive’s continued service through the applicable vesting date.

Executive Compensation Arrangements

Employment and Consulting Arrangements

Employment Arrangements

Offer Letter for Ms. Nardi

Bolt Threads is party to an offer letter with Ms. Nardi, which sets forth the terms and conditions of employment for Ms. Nardi, including her initial base salary, initial restricted stock unit grant, and eligibility to participate in our employee benefit plans.

Offer Letter and Consulting Agreement for Mr. Befumo

During the portion of fiscal year 2023 during which Mr. Befumo was an employee of Bolt Threads, Bolt Threads was party to an offer letter with Mr. Befumo. The offer letter set forth the terms and conditions of employment for Mr. Befumo, including his initial base salary, initial stock option grants, and eligibility to participate in our employee benefit plans. Following Mr. Befumo’s termination of employment with Bolt Threads on April 21, 2023, Bolt Threads and Mr. Befumo entered into a consulting agreement pursuant to which Mr. Befumo has served as Bolt Threads’ interim Chief Financial Officer since April 23, 2023.

Bolt Threads was not, during fiscal year 2023, party to an employment arrangement or offer letter with Messrs. Widmaier or Breslauer.

Consulting Arrangement

On April 23, 2023, Bolt Threads entered into a consulting agreement with Mr. Befumo pursuant to which Mr. Befumo provides services as Bolt Threads’ Interim Chief Financial Officer at a rate of $200 per hour. The term of the consulting agreement with Mr. Befumo ends on March 31, 2024, unless earlier terminated or extended by Bolt Threads and Mr. Befumo.

Severance and Change in Control Arrangements

Bolt Threads maintains a Change in Control and Severance Policy (the “Severance Policy”), pursuant to which employees selected by Bolt Threads’ board of directors to participate in the Severance Policy are eligible to receive certain severance payments and benefits upon a termination of the applicable employee’s employment by Bolt Threads without “cause” or by the employee for “good reason”, in either case, within 12 months following a “change in control” of Bolt Threads (each such term as defined in the Severance Policy) (a “qualifying termination”). The Severance Policy will expire on June 9, 2024 or, if earlier, the date on which a “change in control” of Bolt Threads occurs. Messrs. Widmaier and Breslauer and Ms. Nardi participate in the Severance Policy and, during the portion of fiscal year 2023 during which he was an employee, Mr. Befumo participated in the Severance Policy.

Under the Severance Policy, upon the applicable named executive officer’s qualifying termination, he or she is (or was, in the case of Mr. Befumo) entitled to receive: (i) 6 months (or 12 months, for Mr. Widmaier) of base salary (payable in a lump sum), (ii) company subsidized healthcare continuation for up to 6 months (or 12 months, for Mr. Widmaier) months following termination, and (iii) accelerated vesting of 100% (or 50%, for Ms. Nardi) of such executive officer’s then-outstanding equity awards (with vesting of awards subject to performance based on actual performance through the date of termination or, if performance has not yet been determined, at target level). The applicable executive officer’s receipt of these amounts is subject to his timely execution and non-revocation of a release of claims in favor of Bolt Threads. The Severance Policy provides that, to the extent that any payment or benefit received by a participant pursuant to the Severance Policy or otherwise would be subject to an excise tax under Code Section 4999, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the participant than receiving the full amount of such payments.

Severance Paid to Mr. Befumo

In connection with Mr. Befumo’s termination of employment with Bolt Threads in April 2023, he became entitled to receive the following severance payments and benefits, subject to his execution of a release of claims in favor of Bolt Threads: (i) an amount in cash equal to 24 weeks’ base salary (totaling $133,846) and (ii) 12 months’ company-subsidized COBRA continuation following termination.

Director Compensation

We have not historically maintained a formal non-employee director compensation program but have made cash payments and granted stock options to our non-employee directors when deemed appropriate. Messrs. Widmaier and Breslauer do not receive any additional compensation for their services as directors, and the compensation provided to them as employees is set forth in the 2023 Summary Compensation Table above.

We are party to a consulting agreement with Ms. Brunelle pursuant to which Ms. Brunelle is entitled to receive quarterly cash payments of $100,000 and a one-time cash bonus of $200,000 upon the closing of a transaction or series of transactions in which Bolt Threads raises more than $15,000,000.

2023 Director Compensation Table

The following table sets forth information concerning the compensation of our non-employee directors for the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)		Total ($)
Anna Brunelle	—	170,000	(1)	170,000
Jerry Fiddler	—	—		—

____________

(1)      Represents consulting fees earned by Ms. Brunelle pursuant to the terms of her consulting agreement with Bolt Threads.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) held as of December 31, 2023 by each non-employee director who served during 2023.

Name	Options Outstanding at Fiscal Year End
Anna Brunelle	135,372

Director Compensation Program

In connection with the Business Combination, we intend to adopt a compensation program for non-employee directors of the Post-Combination Board (the “Director Compensation Program”), which we expect to take effect upon the Closing. Pursuant to the Director Compensation Program, we expect that the non-employee directors of the Post-Combination Board will be eligible to receive cash and equity compensation for their services on the Post-Combination Board. The material terms of the Director Compensation Program, as currently contemplated, are summarized below; however, the Director Compensation Program had not yet been adopted and its terms may change.

Cash Compensation

Under the Director Compensation Program, non-employee directors serving on the Post-Combination Board are expected to be entitled to cash compensation in the following amounts:

• Annual cash retainer	$40,000
• Additional annual retainer for the non-executive chairman	$30,000
• Annual cash retainer for service as the chairperson of a Committee of the Post-Combination Board:
• Audit Committee	$15,000
• Compensation Committee	$12,000
• Nominating and Governance Committee	$8,000
• Annual cash retainer for service as a member (non-chairperson) of the Audit Committee of the Post-Combination Board	$8,000

Non-employee directors serving as members (non-chairpersons) of the Compensation Committee and the Nominating and Governance Committee of the Post-Combination Board are not eligible for additional cash retainers for such service.

Annual cash retainers are expected to be paid quarterly in arrears and pro-rated for any partial calendar quarter of service.

Equity Compensation

Initial Awards.    Under the Director Compensation Program, each non-employee director who is initially elected or appointed to serve on the Post-Combination Board after the Closing will automatically be granted an award of restricted stock units (“RSUs”) with covering 13,650 shares of Post-Combination Company Common Stock (an “Initial Award”). Each Initial Award will vest as to one-third of the RSUs subject thereto on each of the first three anniversaries of the applicable grant date, subject to the applicable director’s continued service on the Post-Combination Board through the applicable vesting date. If a member of the Post-Combination Board is an employee of the Post-Combination Company or a subsidiary thereof who subsequently terminates employment with the Post-Combination Company but remains on the Post-Combination Board as a non-employee director, such individual will not be eligible to receive an Initial Award.

Annual Awards.    Each non-employee director who has served on the Post-Combination Board as of the date of an annual meeting of stockholders that occurs after Closing and will continue to serve as a non-employee director immediately following such meeting will automatically be granted an award of RSUs covering 15,000 shares of Post-Combination Company Common Stock (an “Annual Award”). Each Annual Award will vest in full on the earlier of the first anniversary of the applicable grant date and the date of the next annual meeting of Post-Combination Company shareholders following the grant date, subject to the applicable director’s continued service on the Post-Combination Board through the applicable vesting date.

Pro-Rated Annual Awards.    Each non-employee director who is initially elected or appointed to serve on the Post-Combination Board after the Closing, other than on the date of an annual meeting of stockholders, will automatically be granted a pro-rated Annual Award (a “Pro-Rated Annual Award”) covering a number of shares of Post-Combination Company Common Stock equal to 15,000, multiplied by a fraction, the numerator of which equals 365 minus the number of days (capped at 365) elapsed from the immediately preceding annual meeting date (or Closing date, if there was no preceding annual meeting) through the date on which the non-employee director was elected or appointed to the Post-Combination Board, and the denominator of which equals 365. Each Pro-Rated Annual Award will vest in full on the earlier of the first anniversary of the applicable grant date and the date of the next annual meeting of Post-Combination Company shareholders following the grant date, subject to the applicable director’s continued service on the Post-Combination Board through the applicable vesting date.

In addition, Initial Awards and Annual Awards granted under the Director Compensation Program are expected to vest in full upon a “change in control” of the Post-Combination Company (as defined in the 2024 Incentive Plan, or any similar term as defined in the then-applicable plan) if the non-employee will not be or become a member of the Post-Combination Board or the board of directors of the Post-Combination Company’s successor (or any parent thereof) following such change in control.

Compensation under the Director Compensation Program will be subject to the annual limits on non-employee director compensation set forth in the 2024 Incentive Plan (or any successor plan).

* * * * *

BOLT THREADS MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Bolt Threads’ management believes is relevant to an assessment and understanding of Bolt Threads’ consolidated results of operations and financial condition. The discussion should be read together with the historical audited annual consolidated financial statements as of and for the years ended December 31, 2022 and 2021 and unaudited interim condensed consolidated financial statements as of September 30, 2023 and for the nine month periods ended September 30, 2023 and 2022, and the related respective notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the unaudited pro forma financial information for the year ended December 31, 2022 and the nine months ended September 30, 2023. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon Bolt Threads’ current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “we,” “our,” “us” or “Bolt Threads” refer to the business of Bolt Threads, Inc., a Delaware corporation, and its subsidiaries prior to the consummation of the Business Combination, which will be the business of the Post-Combination Company and its subsidiaries following the consummation of the Business Combination.

Overview

Bolt Threads is primarily a producer of b-silk powder, which is a biodegradable protein polymer and replacement for silicone elastomer in beauty and personal care. We began commercializing b-silk in direct-to-consumer products in 2019 and in business-to-business products in 2020. We were incorporated in the state of Delaware in August 2009 and are headquartered in California.

Recent Developments

Business Combination

On October 4, 2023, Bolt Threads entered into the Business Combination Agreement with GAMC and Merger Sub pursuant to which, among other things, Merger Sub will merge with and into Bolt Threads, with Bolt Threads surviving the merger and becoming a wholly-owned direct subsidiary of GAMC. Thereafter, Merger Sub will cease to exist and GAMC will be renamed “Bolt Project Holdings, Inc.”

The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, GAMC will be treated as the acquired company for financial statement reporting purposes. Bolt Threads will be deemed the accounting predecessor, and the Post-Combination Company will be the successor SEC registrant, which means that Bolt Threads consolidated financial statements for previous periods will be disclosed in the Post-Combination Company’s future periodic reports filed with the SEC.

Related Financings

In connection with the signing of the Business Combination Agreement, Bolt Threads and the PIPE Subscribers entered into the Note Purchase Agreement, pursuant to which Bolt Threads has issued $7.0 million in Convertible Notes to the PIPE Subscribers, the proceeds of which Bolt Threads intends to use for working capital purposes. The Convertible Notes issued under the Note Purchase Agreement bear interest at a rate of 8% per annum from the date of issuance until the date of repayment, paid in kind on a quarterly basis. The Convertible Notes will convert automatically into shares of Bolt Threads common stock immediately prior to the consummation of the Business Combination Agreement and in turn be converted into the right to receive shares of GAMC common stock as a result of the Business Combination, as part of the aggregate consideration of $250.0 million to be paid to Bolt Threads’ security holders under the Business Combination Agreement.

GAMC and the PIPE Subscribers also entered into subscription agreements pursuant to which the PIPE Subscribers have committed to purchase in the PIPE Transaction up to 2,787,457 shares of GAMC Class A common stock at a purchase price of $10.00 per share. The purchase of such shares in the PIPE Transaction is conditioned upon, among other things, the consummation of the Business Combination occurring on or before July 4, 2024, and will be consummated immediately prior to or substantially concurrently with the consummation of the Business Combination. As part of the PIPE Transaction, the Sponsor has agreed to purchase 800,000 shares of GAMC Class A common stock at a purchase price of $10.00 per share. However, the number of shares to be purchased in the PIPE Transaction by the Sponsor will be reduced by the number of shares of GAMC Class A common stock that are not redeemed in connection with the consummation of the Business Combination and are held by certain individuals mutually agreed upon by GAMC and Bolt Threads at any time up to immediately prior to the expiration of such redemption period.

Public Company Costs

Upon closing of the Business Combination, the Post-Combination Company is expected to be listed on NASDAQ and trade under the ticker symbol “BSLK.” As a majority of Bolt Threads’ current management team and business operations will comprise the Post-Combination Company’s management and operations, the Post-Combination Company will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect the Post-Combination Company will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Modification of Ginkgo Debt

On December 29, 2023, we entered into an amendment (the “Ginkgo Note Purchase Agreement Amendment”) to our note purchase agreement, dated October 14, 2022 (the “Ginkgo Note Purchase Agreement”) with Ginkgo Bioworks, Inc. (“Ginkgo”) to modify our outstanding senior secured notes (the “Senior Secured Notes”) held by Ginkgo. Under the terms of the modification, $10.0 million of outstanding principal was exchanged for a convertible note with the same terms as the convertible notes issued pursuant to the Note Purchase Agreement entered into by the PIPE Subscribers. The remaining $20.0 million of outstanding principal was exchanged for Senior Secured Notes of $11.8 million and a nonexclusive right to license certain of our intellectual property. The interest rate of the remaining Senior Secured Notes will be amended, from the existing rate of treasury rate plus 6.00% per annum, to 12.00% per annum, and the maturity date of the remaining Senior Secured Notes will be extended, from the existing maturity date of October 14, 2024, to December 31, 2027.

Joint Venture

During the fourth quarter of 2023, we entered into a nonbinding term sheet with a joint venture partner through which we have the opportunity to monetize our intellectual property, equipment, and inventory related to Mylo. The final terms of the joint venture are still being negotiated.

Impact of Macroeconomic Trends

Unfavorable conditions in the economy in the United States and abroad may negatively affect the growth of our business and our results of operations. For example, macroeconomic events, including rising inflation, the U.S. Federal Reserve raising interest rates, and recent and potential future disruptions in access to bank deposits and lending commitments due to bank failures, have led to economic uncertainty and volatility globally. The effect of macroeconomic conditions may not be fully reflected in our results of operations until future periods. Moreover, negative macroeconomic conditions could adversely impact our ability to obtain financing in the future on terms acceptable to us, or at all. In addition, the geopolitical instability and related sanctions could continue to have significant ramifications on global financial markets, including volatility in the U.S. and global financial markets. While the macroeconomic trends discussed above are not currently having a material adverse impact on our business or results of operations, if economic uncertainty increases or the global economy worsens, our business, financial condition and results of operations may be harmed.

Key Factors Affecting Our Results and Performance

We believe that our future performance and success depends on, to a substantial extent, our ability to capitalize on the following opportunities, which in turn is subject to significant risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors.”

Product Dependency

To date, substantially all of our revenue has been derived, and we expect substantially all of our revenue in the foreseeable future to continue to be derived, from sales of b-silk. Customer awareness of, and experience with, b-silk has been and is currently limited. As a result, b-silk has limited product and brand recognition within the beauty and personal care market as a substitute for silicone elastomers. We do not have a long history operating as a commercial company, and the novelty of b-silk, together with our limited commercialization experience, makes it difficult to evaluate our current business and predict our future prospects with precision. Furthermore, our ability to increase revenues by identifying additional commercial opportunities and our ability to obtain new customers depends on a number of factors, including our ability to offer higher quality products at competitive prices, the strength of our competitors, and the capabilities of our sales and marketing departments. If we are not able to continue to increase sales of our products to existing customers or to obtain new customers in the future, we may not be able to increase our revenues.

In early 2023, we made a decision to shift our strategic focus away from Mylo, a leather alternative made from mycelium, the root structure of mushrooms, to focus exclusively on the commercialization of b-silk. During the fourth quarter of 2023, we entered into a nonbinding term sheet with a joint venture partner through which we have the opportunity to monetize our intellectual property, equipment, and inventory related to Mylo. The final terms of the joint venture are still being negotiated.

Manufacturing b-silk

Currently, we rely on a single manufacturing partner, Laurus Bio, to produce b-silk. Adverse changes or developments affecting our relationship with Laurus Bio could impair our ability to produce b-silk. To the extent that we are dependent on any manufacturing partner, we are subject to the risks faced by that partner to the extent that such risks impede the partner’s ability to stay in business and produce b-silk in a timely manner to us. During 2023 we sold over 1,700 kilograms produced by Laurus Bio.

Research and Development

Our future plans include investments in research and development and related product opportunities. We believe that we must continue to dedicate resources to research and development efforts to maintain a competitive position. However, if we do not receive significant revenue from these investments, if the investments don’t yield expected benefits or if we don’t have the needed funding to invest in the technology, our results of operations could be adversely impacted.

Components of Results of Operations

Revenue

We derive revenue principally from the sale of our b-silk biometric product (b-silk powder). We recognize revenue when the b-silk powder is shipped to customers, since at that time control is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for the material.

Cost of revenue and gross profit (loss)

Cost of revenue consists of all the costs to manufacture, warehouse, and ship b-silk powder. These costs include contract manufacturers and inbound freight, internal and external quality assessments of work-in-process and finished goods inventory, warehousing, and packing and shipping supplies, and inventory impairment.

Our gross profit (loss) is equal to total revenue less total cost of revenue.

Operating expenses

Research and development

Our research and development expenses primarily consist of personnel-related costs, including salaries, employee benefits, stock-based compensation, both external research and development costs and external product and operations costs incurred under agreements with contract research and other professional services organizations, lab supplies, software and maintenance, and allocated depreciation of property and equipment and lease expenses for both pilot plant and factory facilities.

Sales and marketing

Our sales and marketing expenses primarily consist of personnel-related costs, including salaries, employee benefits, and stock-based compensation, marketing expenses, advertising expenses, and allocated lease expenses for facilities. We expect the Post-Combination Company will incur additional sales and marketing expenses as we expect to increase our focus on b-silk by hiring additional sales and marketing personnel and expanding operations to increase sales of b-silk.

General and administrative

Our general and administrative expenses primarily consist of personnel-related costs, including salaries, employee benefits, and stock-based compensation, professional services fees, software, and allocated depreciation of property and equipment and lease expenses for facilities. We expect the Post-Combination Company will incur additional annual general and administrative expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees. In addition, we expect the Post-Combination Company will incur additional general and administrative expenses as we will need to hire personnel due to the reduction in workforce during 2023, to scale and expand operations to support the planned increased sales of b-silk.

Other income (expense)

Gain on extinguishment of convertible debt

Gain on extinguishment of convertible debt relates to a gain recognized on the settlement of our convertible promissory notes due to the modification of their conversion terms upon the closing of our Series E convertible preferred stock issuance in September 2021. Refer to Note 6 to our audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus for additional information.

Impairment expense

Impairment expense relates to impairment charges recognized on our long-lived assets, consisting of property, equipment, and right-of-use assets, when it is determined that the fair value of the assets is less than their carrying value.

Interest expense

Interest expense is associated with our outstanding debt, including amortization of debt discounts and issuance costs.

Remeasurement of preferred stock warrant liability

Certain financial instruments issued by us prior to the Business Combination are recognized as liabilities and carried at fair value on our balance sheet. Changes in the fair value of those instruments are captured in our results of operations. The warrant liability fair value adjustment consists of unrealized gains and losses as a result of marking our liability classified warrants to fair value at the end of each reporting period. We will continue to recognize changes in the fair value of such warrants until each respective warrant is exercised, expired, or qualifies for equity classification. For additional information on securities carried at fair value and fair value measurement please refer to Note 4 in our consolidated financial statements included elsewhere in this proxy statement/prospectus.

Other income (expense), net

Other income (expense), net consists primarily of realized and unrealized gain and losses on foreign currency transactions, realized gain and losses on the sale of assets, interest income, and sublease income.

Income tax expense (benefit)

Income tax expense (benefit) primarily consists of income taxes in certain foreign and state jurisdictions in which we conduct business.

Results of Operations for the Nine Months Ended September 30, 2023 and 2022

The results of operations presented below should be reviewed in conjunction with the unaudited condensed consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. The following table sets forth our results of operations data for the periods presented:

	Nine Months Ended September 30,		Dollar Change	Percentage Change
	2023	2022
	(in thousands)
Revenue	$2,032	$232	$1,800	776%
Cost of revenue	3,698	515	3,183	618%
Gross profit (loss)	(1,666)	(283)	(1,383)	489%
Operating expenses:
Research and development	6,213	11,889	(5,676)	(48)%
Sales and marketing	236	1,275	(1,039)	(81)%
General and administrative	16,321	26,320	(9,999)	(38)%
Restructuring costs	3,927	—	3,927	100%
Total operating expenses	26,697	39,484	(12,787)	(32)%
Income/(Loss) from operations	(28,363)	(39,767)	11,404	(29)%
Property and equipment impairment	(19,289)	—	(19,289)	(100)%
Loss on lease termination	(319)	—	(319)	(100)%
Leases impairment	(2,278)	—	(2,278)	(100)%
Interest expense	(2,626)	(67)	(2,559)	3819%
Remeasurement of preferred stock warrant liability	126	538	(412)	(77)%
Other income (expense), net	2,699	1,867	832	45%
Total other income, net	(21,687)	2,338	(24,025)	(1028)%
Income/(Loss) before income taxes	(50,050)	(37,429)	(12,621)	34%
Income tax expense (benefit)	—	—	—	0%
Net income/(loss)	$(50,050)	$(37,429)	$(12,621)	34%

Comparison of the Nine Months Ended September 30, 2023 and 2022

Revenue

Revenue increased by $1.8 million, or 776%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, which was primarily attributable to increased sales of b-silk to our primary customer base.

Cost of revenue and gross profit (loss)

Cost of revenue increased by $3.2 million, or 618%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, which was primarily attributable to the increase of manufacturing costs relative to the increased commercialization of our b-silk product.

Gross loss increased by $1.4 million, or 489%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, which was primarily attributable to increased cost of revenue, partially offset by increased revenue.

Operating expenses

Research and development

Research and development expenses decreased by $5.7 million, or 48%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, which was primarily attributable to a decrease in spend on research and development, as we shifted our focus from Mylo to b-silk, which requires less research support.

Sales and marketing

Sales and marketing expenses decreased by $1.0 million, or 81%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, which was primarily attributable to decreased sales and marketing spend as we adjusted our strategic focus towards b-silk, in addition to temporarily suspending our sales and marketing efforts until we could raise additional capital.

General and administrative

General and administrative expenses decreased by $10.0 million, or 38%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, which was primarily attributable to decreased general and administrative spend as we adjusted our strategic focus towards b-silk, in addition to pausing our general and administrative costs until we could raise additional capital, partially offset by employee costs incurred related to our reduction in workforce during 2023.

Restructuring costs

Restructuring costs increased by $3.9 million, or 100%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, which was attributable to employee costs incurred related to our reduction in workforce during 2023.

Property and equipment impairment

Property and equipment impairment increased by $19.3 million, or 100%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, which is entirely a result of the impairment of property and equipment that was used previously in the manufacture of a product that we de-emphasized in order to adjust our strategic focus towards b-silk in early 2023.

Loss on lease termination

Loss on lease termination increased by $0.3 million, or 100%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, which was entirely attributable to the termination of our Berkeley lease.

Lease impairment

Lease impairment increased by $2.3 million, or 100%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, which was entirely attributable to the ROU Assets related our leases in the Netherlands becoming impaired due to Mylo production being shut down in 2023.

Interest expense

Interest expenses increased by $2.6 million, or 3,819%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, which was primarily attributable to interest related to the Ginkgo Note Purchase Agreement that we entered in to during the fourth quarter of 2022.

Remeasurement of preferred stock warrant liability

Remeasurement of preferred stock warrant liability decreased by $0.4 million, or 77%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The change in the preferred stock warrant liability is a direct result of the assumptions used in the option pricing model used to calculate the fair value as of each balance sheet date, including the expected timing of a liquidity event, our estimated equity value at such time, and estimated volatility.

Other income (expense), net

Other income (expense), net increased by $0.8 million, or 45%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, due to a Federal Employee retention credit of $1.8 million, and $0.3 million related to a gain on the sale of property and equipment, partially offset by a payment of $0.3 million related to an exit fee for a lease.

Results of Operations for the Years Ended December 31, 2022 and 2021

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. The following table sets forth our results of operations data for the periods presented:

	Year Ended December 31,		Dollar Change	Percentage Change
	2022	2021
	(in thousands)
Revenue	$346	$305	$41	13%
Cost of revenue	734	880	(146)	(17)%
Gross profit (loss)	(388)	(575)	187	(33)%
Operating expenses:
Research and development	15,857	23,572	(7,715)	(33)%
Sales and marketing	1,699	3,323	(1,624)	(49)%
General and administrative	35,105	13,767	21,338	155%
Total operating expenses	52,661	40,662	11,999	30%
Loss from operations	(53,049)	(41,237)	(11,812)	29%
Gain on extinguishment of convertible debt	—	8,812	(8,812)	(100)%
Interest expense	(914)	(6,581)	5,667	(86)%
Remeasurement of preferred stock warrant liability	1,032	(436)	1,468	(337)%
Other income (expense), net	1,230	939	291	31%
Total other income, net	1,348	2,734	(1,386)	(51)%
Loss before income taxes	(51,701)	(38,503)	(13,198)	34%
Income tax expense (benefit)	—	—	—	—%
Net loss	$(51,701)	$(38,503)	$(13,198)	34%

Comparison of the Years Ended December 31, 2022 and 2021

Revenue

Revenue increased by a negligible amount for the year ended December 31, 2022 compared to the year ended December 31, 2021, which was primarily attributable to increased sales of b-silk to our primary customer base.

Cost of revenue and gross profit (loss)

Cost of revenue decreased by $0.1 million, or 17%, for the year ended December 31, 2022 compared to the year ended December 31, 2021, which was primarily attributable to an inventory impairment charge during 2021 not repeated in 2022, partially offset by increased manufacturing costs during 2022.

Gross loss decreased by $0.2 million, or 33%, for the year ended December 31, 2022 compared to the year ended December 31, 2021, which was primarily attributable to decreased cost of revenue.

Operating expenses

Research and development

Research and development expenses decreased by $7.7 million, or 33%, for the year ended December 31, 2022 compared to the year ended December 31, 2021, which was primarily attributable to a decrease in spend on research and development, as we shifted our focus from development toward the production of Mylo.

Sales and marketing

Sales and marketing expenses decreased by $1.6 million, or 49%, for the year ended December 31, 2022 compared to the year ended December 31, 2021, which was primarily attributable to decreased marketing efforts, including decreased personnel costs and external consultant costs, during 2022.

General and administrative

General and administrative expenses increased by $21.3 million, or 155%, for the year ended December 31, 2022 compared to the year ended December 31, 2021, which was primarily attributable to increased personnel costs, including salaries, stock-based compensation, and other employee benefits, increased lease costs related to new and amended leases during 2022, and increased fees related to external consultants assisting us with various transactions.

Gain on extinguishment of convertible debt

Gain on extinguishment of convertible debt decreased by $8.8 million, or 100%, for the year ended December 31, 2022 compared to the year ended December 31, 2021, which is entirely a result of the extinguishment transaction occurring during the year ended December 31, 2021, with no comparable transaction occurring during the year ended December 31, 2022.

Interest expense

Interest expenses decreased by $5.7 million, or 86%, for the year ended December 31, 2022 compared to the year ended December 31, 2021, which was primarily attributable to non-cash interest expense on convertible notes issued in 2019 and 2020 that had a bifurcated derivative liability and were extinguished in 2021 and a lower average debt balance during 2022 as a result of payoffs and conversions of various debt instruments, including the debt conversion in 2021 discussed above.

Remeasurement of preferred stock warrant liability

Remeasurement of preferred stock warrant liability increased by $1.5 million, or 337%, for the year ended December 31, 2022 compared to the year ended December 31, 2021. The change in the preferred stock warrant liability is a direct result of the assumptions used in the option pricing model used to calculate the fair value as of each balance sheet date, including the expected timing of a liquidity event, our estimated equity value at such time, and estimated volatility.

Other income (expense), net

Other income (expense), net increased by $0.3 million, or 31%, for the year ended December 31, 2022 compared to the year ended December 31, 2021, due to the recognition of income from the release of a $2.0 million customer deposit related to a terminated agreement, partially offset by decreased sublease income and a loss on disposal of fixed assets during 2022.

Liquidity and Capital Resources

Capital Requirements

We have incurred losses and negative cash flows from operations since our inception and have historically funded our operations primarily with the proceeds from sales of our convertible preferred stock, convertible notes, and Senior Secured Notes. As of September 30, 2023, we had cash and cash equivalents totaling $0.3 million and an accumulated deficit of $388.7 million. As described above, in the fourth quarter of 2023, we issued and sold $7.0 million in Convertible Notes to the PIPE Subscribers, in addition to the $10.0 million in Convertible Notes issued to Ginkgo in exchange for outstanding Senior Secured Notes as described below.

We will need substantial capital to support our product development and operations. Based upon our current operating plan, we estimate that our cash and cash equivalents as of the date of this proxy statement/prospectus are insufficient to fund operating, investing, and financing cash flow needs for the following twelve months.

These uncertainties raise substantial doubt regarding our ability to continue as a going concern for a period of twelve months subsequent to the date of this proxy statement/prospectus. Certain elements of the operating plan to alleviate the conditions that raise substantial doubt, including but not limited to, our ability to complete the Business Combination and our ability to restructure our current debt, are ultimately outside of our control. Accordingly, we cannot conclude that management’s plans will be effectively implemented within one year. These factors raise substantial doubt about our ability to continue as a going concern for one year following the date of this proxy statement/prospectus. However, we expect that the proceeds to us from the Business Combination and related transactions will be sufficient to fund our operating, investing, and financing cash flow needs for the twelve months following the Closing.

Because we are in the growth stage of our business, we plan to make capital expenditures following the Business Combination and related transactions and may incur significant capital expenditures in the future as we expand our research and business. In addition, cash requirements relate primarily to working capital needed to operate and grow our business, including funding operating expenses, growth in working capital requirements to support increased revenue, continued expansion of our markets, continued development and expansion of our products, expanding fermentation capacity with our manufacturing partners, and the possible repayment or refinancing of any long-term debt that may be incurred. Following the Business Combination, we may still require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions, or unforeseen circumstances and may determine to engage in equity or debt financings or enter into credit facilities for other reasons. Any equity securities issued subsequent to the Business Combination may provide for rights, preferences or privileges senior to those of holders of common stock in the Post-Combination Company. If we raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of holders of common stock in the Post-Combination Company. The terms of debt securities or borrowings could impose significant restrictions on our operations. Additionally, the credit market and financial services industry have experienced recent periods of volatility and uncertainty that could impact the availability and cost of equity and debt financing. We cannot guarantee that any necessary additional financing will be available on terms favorable to us, or at all. Additionally, even if we raise sufficient capital through additional equity or debt financings, strategic alternatives or otherwise, there can be no assurance that the revenue or capital infusion will be sufficient to enable us to develop our business to a level where it will be profitable or generate positive cash flow. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

Senior Secured Notes

On October 14, 2022, we entered into the Ginkgo Note Purchase Agreement to sell Ginkgo $30.0 million in Senior Secured Notes. As of both September 30, 2023 and December 31, 2022, the total outstanding principal balance under the Senior Secured Notes was $30 million.

On December 29, 2023, we entered into the Ginkgo Note Purchase Agreement Amendment to modify our Senior Secured Notes. Under the terms of the modification, $10.0 million of outstanding principal was exchanged for an equal amount of Convertible Notes with the same terms as the convertible notes issued pursuant to the Note Purchase Agreement entered into by the PIPE Subscribers. The remaining $20.0 million of outstanding principal was exchanged for Senior Secured Notes of $11.8 million and a nonexclusive right to license certain of our intellectual property. The interest rate of the remaining Senior Secured Notes was amended, from the existing rate of treasury rate plus 6.00% per annum, to 12.00% per annum, and the maturity date of the remaining Senior Secured Notes was extended, from the existing maturity date of October 14, 2024, to December 31, 2027. The Senior Secured Notes contain customary representations and warranties and include customary events of default and covenants.

Under the Ginkgo Note Purchase Agreement relating to the Senior Secured Notes, we are required to provide audited financial statements to the lender within a certain time after the end of each fiscal year. We failed to meet that requirement in 2023 and as such, Ginkgo had the right to require immediate repayment of the full balance of principal and accrued interest. However, we subsequently received waivers from Ginkgo. Accordingly, we are in compliance with this requirement as of the date of this proxy statement/prospectus.

Cash Flow Summary — Nine Months Ended September 30, 2023 and 2022

The following table summarizes our cash flows for the periods presented:

	Nine Months Ended, September 30,
	2023	2022
	(in thousands)
Cash used in operating activities	$(24,120)	$(33,319)
Cash used in investing activities	(669)	(6,700)
Cash provided by financing activities	—	108
Exchange rate effect on cash, cash equivalents and restricted cash	(65)	45
Net (decrease) increase in cash and cash equivalents and restricted cash	(24,854)	(39,866)

Operating Activities

Net cash used in operating activities was $24.1 million for the nine months ended September 30, 2023, a decrease of $9.2 million compared to the nine months ended September 30, 2022. The decrease in net cash used in operating activities was primarily attributable to the decrease in cash operating expenses and the timing of settling receivables and payables, being partially offset by a higher gross loss.

Investing Activities

Net cash used in investing activities was $0.7 million for the nine months ended September 30, 2023 and consisted entirely of purchase of property and equipment. Net cash used in investing activities was $6.7 million for the nine months ended September 30, 2022 and consisted of entirely of purchase of property and equipment.

Financing Activities

We had no financing activities for the nine months ended September 30, 2023. Net cash provided by financing activities was $0.1 million for the nine months ended September 30, 2022 and consisted of $2.8 million of proceeds from the issuance of Series E convertible preferred stock, and $0.2 million of proceeds from the exercise of stock options, partially offset by $2.8 million of debt repayments.

Cash Flow Summary — Year Ended December 31, 2022 and 2021

The following table summarizes our cash flows for the periods presented:

	Year Ended, December 31,
	2022	2021
	(in thousands)
Cash used in operating activities	$(55,879)	$(36,110)
Cash (used in) provided by investing activities	(8,087)	8,516
Cash provided by financing activities	29,827	69,408
Exchange rate effect on cash, cash equivalents and restricted cash	43	—
Net (decrease) increase in cash and cash equivalents and restricted cash	$(34,096)	$41,814

Operating Activities

Net cash used in operating activities was $55.9 million for the year ended December 31, 2022, an increase of $19.8 million compared to the year ended December 31, 2021. The increase in net cash used in operating activities was primarily attributable to the increase in cash operating expenses and the timing of settling receivables and payables.

Investing Activities

Net cash used in investing activities was $8.1 million for the year ended December 31, 2022 and consisted entirely of purchase of property and equipment. Net cash provided by investing activities was $8.5 million for the year ended December 31, 2021 and consisted of $21.6 million of proceeds from maturities of marketable securities and $0.2 million of proceeds from disposals of property and equipment, partially offset by $0.9 million of purchases of marketable securities and $12.4 million of purchases of property and equipment.

Financing Activities

Net cash provided by financing activities was $29.8 million for the year ended December 31, 2022 and consisted of $29.7 million of net proceeds from Senior Secured Notes, $2.8 million of proceeds from the issuance of Series E convertible preferred stock, and $0.2 million of proceeds from the exercise of stock options, partially offset by $2.8 million of debt repayments. Net cash provided by financing activities was $69.4 million for the year ended December 31, 2021 and consisted of $70.5 million of proceeds from the issuance of Series E convertible preferred stock and $1.1 million of proceeds from the exercise of stock options, partially offset by $2.2 million of debt repayments.

Off-Balance Sheet Arrangements and Contractual Obligations

As of September 30, 2023 and through the date of this proxy statement/prospectus, we do not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include manufacturing arrangements, leases, and debt arrangements.

Recent Accounting Pronouncements

See Note 3 to our consolidated financial statements as of and for the years ended December 31, 2022 and 2021 and as of and for the nine months ended September 30, 2023 and 2022 included elsewhere in this proxy statement/prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the dates of the statement of financial position included in this proxy statement/prospectus.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of these consolidated financial statements requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, and expenses, and related disclosure in the notes of the consolidated financial statements. Bolt Threads evaluates its accounting policies, estimates, and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

While the significant accounting policies are described in more detail in Note 3 in the consolidated financial statements as of and for the years ended December 31, 2022 and 2021 appearing elsewhere in this proxy statement/prospectus, management believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Our revenue contracts represent a single performance obligation to sell our products to customers. Sales are recorded at the time control of the product is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for the goods sold. Control is the ability of customers to “direct the use of” and “obtain” the benefit from our products. In evaluating the timing of the transfer of control of products to customers, we consider several control indicators, including significant risks and rewards of products, our right to payment and the legal title of the products. Based on the assessment of control indicators, sales are generally recognized when products are shipped to customers.

Impairment of Long-lived Assets

We evaluate the recoverability of our long-lived assets, such as property and equipment and operating lease right-of-use assets, for impairment whenever events or circumstances indicate that the carrying amounts of such assets may not be recoverable. In determining the recoverability of the asset value, we perform an analysis at the asset group level, since this is the lowest level of identifiable cash flows, and primarily perform an assessment of historical and projected future cash flows and other relevant factors and circumstances, including changes in the economic environment and future operating plans of the business. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, we recognize an impairment loss for the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Projecting undiscounted future cash flows requires the use of estimates and assumptions that are largely unobservable, and classified as Level 3 inputs in the fair value hierarchy. If actual performance does not align with or exceed such projections, we may be required to recognize impairment charges in futures periods and such charges could be material.

Stock-Based Compensation

We grant restricted stock units (“RSUs”) to employees and non-employee consultants, which vest upon the satisfaction of both the service-based condition or performance milestone-based condition(s) and a liquidity event condition. The fair value of restricted stock units is determined based on our estimated fair value of common stock at the date of grant. As of September 30, 2023, we had not recorded any stock-based compensation expense for the RSUs.

We also grant stock options to employees and non-employees with an exercise price equal to the fair value of the shares at the date of grant. All stock option grants are accounted for using the fair value method and compensation is recognized as the underlying options vest. We use the Black-Scholes option pricing model to determine the fair value of stock option awards. The Black-Scholes model considers several variables and assumptions in estimating the fair value of the stock-based awards. These variables include the fair market value of common stock, stock-price volatility, expected term, expected dividends, risk-free interest rates, and forfeitures.

•        Fair Value of Common Stock — Given the absence of a public trading market, we considered numerous objective and subjective factors to determine the fair market value of common stock. These factors included but were not limited to (i) contemporaneous third-party valuations of common stock; (ii) the rights and preferences of preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) developments in the business; and (v) the likelihood of achieving a liquidity event, such as an initial public offering or sale of Bolt Threads, given prevailing market conditions.

In valuing our common stock at various dates, the third-party valuation specialists determined the equity value of our business using a mix of the income and market approaches. The income approach focuses on the income-producing capability of the business, while the market approach measures the value of the business through an analysis of recent sales or offerings of comparable investments.

Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock. The estimates will not be necessary to determine the fair value of new awards once the underlying shares begin trading.

•        Expected Volatility — Expected volatility is estimated based on historical volatilities of comparable public companies operating in our industry.

•        Expected Term — The expected term of the options represents the period the options are expected to be outstanding and is estimated using the simplified method. We believe it is appropriate to use the simplified method in determining the expected life of options because we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options.

•        Dividend Yield — We have historically not issued dividends and do not expect to in the future.

•        Risk-free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

•        Forfeitures — Forfeitures are recognized as they occur.

We use the same inputs to estimate the fair value of awards granted to non-employees.

Following the Business Combination, the Post-Combination Board will determine the fair value of the Post-Combination Company Common Stock based on the closing price on the date of grant, as reported on the principal exchange on which the common stock is listed for trading.

Convertible Preferred Stock Warrants

We record convertible preferred stock warrants issued as freestanding warrants as liabilities in the consolidated balance sheets at their estimated fair value at the time of initial recognition based on an option pricing model. Liability-classified warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized in the consolidated statements of operations and comprehensive loss. We will continue to remeasure the liability-classified warrants until the earlier of the exercise or expiration, the completion of a deemed liquidation event, the conversion of preferred stock into common stock, or until holders of the preferred stock can no longer trigger a deemed liquidation event. On expiration, the preferred stock warrants will automatically net exercise, unless the warrant holder provides written notice that it does not wish to exercise its warrants. Upon exercise, the related preferred stock warrant liability will be reclassified to preferred stock.

Emerging Growth Company and Smaller Reporting Company Status

We are an emerging growth company under the JOBS Act. The JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We expect that we will be an emerging growth company after the Business Combination and will continue not to opt out of the extended transition period.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis), or (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period up to December 31, 2026, the last day of our fiscal year following the fifth anniversary of GAMC’s initial public offering, or such earlier time as when (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited consolidated financial statements.

INFORMATION ABOUT GAMC

As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “GAMC” refer to Golden Arrow Merger Corp.

Overview

We are a blank check company formed under the laws of the State of Delaware on December 31, 2020. We were formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as a “target business.” We may pursue a business combination opportunity in any business or industry we choose, we initially focused our search on identifying a prospective target business in the healthcare or healthcare-related infrastructure industries in the United States and other developed countries, but remained open to evaluating other potential targets.

Initial Public Offering

In January 2021, our Sponsor purchased 7,187,500 Founder Shares for a capital contribution of $25,000. In February 2021, our Sponsor transferred 35,000 Founder Shares to each of our three independent directors.

The registration statement on Form S-1 (File No. 333-253465) for our IPO was declared effective by the SEC on March 16, 2021. On March 19, 2021, we consummated our IPO of 25,000,000 GAMC Units, generating gross proceeds of $250,000,000. Each GAMC Units consists of one share of GAMC Class A common stock and one-third of one redeemable GAMC Warrant, with each whole warrant entitling the holder thereof to purchase one share of GAMC Class A common stock at an exercise price of $11.50 per share. Simultaneously with the consummation of our IPO, we consummated the private placement of 4,500,000 Private Placement Warrants to our Sponsor at a price of $1.50 per Private Placement Warrant, generating total gross proceeds of $6,750,000.

On May 6, 2021, the underwriters exercised their over-allotment option in full, resulting in our issuance of an additional 3,750,000 GAMC Units at a public offering price of $10.00 per unit. In addition, we consummated the sale of an additional 500,000 Private Placement Warrants at $1.50 per Private Placement Warrant, generating gross proceeds of $750,000. After giving effect to the exercise and close of the option, an aggregate of 28,750,000 GAMC Units were issued in the IPO, with aggregate gross proceeds of $287,500,000.

The GAMC Units began trading on March 18, 2021 on Nasdaq under the symbol “GAMCU.” Commencing on May 7, 2021, the shares of GAMC Class A common stock and GAMC Warrants comprising the GAMC Units began separate trading on Nasdaq under the symbols “GAMC” and “GAMCW,” respectively. Those GAMC Units not separated continue to trade on Nasdaq under the symbol “GAMCU.”

Offering Proceeds Held in Trust

A total of $287,500,000 (or $10.00 per unit sold in our IPO) of the net proceeds from our IPO and the private placement was placed in the Trust Account, with Continental Stock Transfer & Trust Company acting as trustee. Until March 2023, the funds in the Trust Account had, since our IPO, been invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of our initial business combination within the required time period and (ii) the distribution of the Trust Account, except that interest earned on the Trust Account can be released to pay our taxes payable and for dissolution expenses up to $100,000, as applicable. Following the First Extension (described below), we instructed the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of a Business Combination or our liquidation.

The First Extension

On March 15, 2023, GAMC’s stockholders approved an amendment to the amended and restated certificate of incorporation and an amendment to the Investment Management Trust Agreement, dated as of March 16, 2021 (the “Trust Agreement”), by and between the GAMC and Continental Stock Transfer & Trust Company.

The amendments enabled us to extend the period of time we had to consummate our initial business combination from March 19, 2023 to up to December 19, 2023, by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time after the First Termination Date, until December 19, 2023 or a total of up to nine months after the First Termination Date, or such earlier date as determined by our Board, unless the closing of the GAMC’s initial business combination shall have occurred, provided that the Sponsor (or its affiliates or permitted designees) had to deposit into the Trust Account an amount determined by multiplying $0.03 by the number of public shares then outstanding, up to a maximum of $105,000 for each such one-month extension unless the closing of the GAMC’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.

In connection with the votes to approve the First Extension, the holders of 26,649,519 shares of GAMC Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.16 per share, for an aggregate redemption amount of approximately $270.8 million, leaving approximately $21.3 million in the Trust Account immediately following redemptions.

The Second Extension

On December 12, 2023, GAMC’s stockholders approved an amendment to the amended and restated certificate of incorporation to extend the period of time we have to consummate our initial business combination from December 19, 2023 to up to September 19, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time after December 19, 2023, until September 19, 2024 or a total of up to nine months after December 19, 2023, or such earlier date as determined by our Board, unless the closing of the GAMC’s initial business combination shall have occurred, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.02 by the number of Public Shares then outstanding, up to a maximum of $20,000 for each such one-month extension unless the closing of the GAMC’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.

In connection with the votes to approve the Second Extension, the holders of 1,522,544 shares of GAMC Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.71 per share, for an aggregate redemption amount of approximately $16.3 million, leaving approximately $6.2 million in the Trust Account immediately following redemptions.

Initial Business Combination

The target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting commissions held in trust and taxes payable) at the time of the execution of a definitive agreement for our initial business combination, although we may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. The GAMC Board determined that this test was met in connection with the Business Combination with Bolt Threads as described in the section entitled “The Business Combination Proposal” above.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing the Public Stockholders with the right to have their Public Shares converted into cash upon consummation of the Business Combination. Public Stockholders electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such stockholders follow the specific procedures for conversion set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. The Public Stockholders are not required to vote for or against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

Voting Restrictions in Connection with Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, the Sponsor and all of our officers and directors have agreed to vote their Founder Shares and any Public Shares held by them in favor of such proposed business combination.

No directors or officers of GAMC have purchased any securities of GAMC in any open market transactions. However, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding GAMC or its securities, the Sponsor, our directors, officers, advisors and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of approval of the Business Combination Proposal and other proposals and to reduce redemptions. Any shares purchased by the Sponsor or GAMC’s directors, officers, advisors or their affiliates would be purchased at a price no higher than the per share pro rata portion of the Trust Account. Any shares so purchased would not be voted in favor of the Business Combination Proposal at the special meeting and would not be redeemable by the Sponsor or GAMC’s directors, officers, advisors or their affiliates. GAMC will file a Current Report on Form 8-K to disclose arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of shares or warrants purchased, the purchase price, the purpose of the purchase, the impact that such purposes would have on the likelihood that the Business Combination Proposal will be approved, the identity (if not purchased in the open market) or nature of the security holders who sold to the Sponsor or GAMC’s directors, officers, advisors or their affiliates, and the number of Public Shares then redeemed. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Redemption Rights for Public Stockholders

We will provide the Public Stockholders with the right to convert their Public Shares into a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the IPO, calculated as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor and each of our officers and directors have agreed to waive their redemption rights with respect to their Founder Shares, Private Shares and any Public Shares that they may have acquired during or after the IPO, in connection with the completion of GAMC’s initial business combination. These shares will be excluded from the pro rata calculation used to determine the per share conversion price. For illustrative purposes, based on funds in the Trust Account of approximately $6.2 million on December 12, 2023, the estimated per share conversion price would have been approximately $10.71. This is greater than the $10.00 IPO price of GAMC Units. Additionally, Public Shares properly tendered for conversion will only be converted if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest shall be net of taxes payable by GAMC), in connection with the liquidation of the Trust Account.

Redemption of Public Shares and Liquidation if No Initial Business Combination

Our amended and restated certificate of incorporation provides that we will have until the Extended Date to complete an initial business combination. If, as a result of the termination of the Business Combination Agreement or otherwise, GAMC is unable to complete a business combination by the Extended Date or obtain the approval of GAMC stockholders to extend the deadline for GAMC to consummate an initial business combination, GAMC’s amended and restated certificate of incorporation provides that GAMC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to GAMC but net of taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of GAMC’s remaining stockholders and the GAMC Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the GAMC Warrants, which will expire worthless if we fail to complete our initial business combination within the required timeframe.

Prior to the IPO, the Sponsor, and our officers and directors waived their rights to participate in any liquidation distribution with respect to their Founder Shares. The Sponsor, officers and directors did not receive any consideration in exchange for such waiver. As a consequence of such waivers, a liquidating distribution will be made only with respect to the Public Shares. There will be no distribution from the Trust Account with respect to our warrants, which will expire worthless in the event we wind up.

To protect amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (1) $10.00 per Public Share; or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of GAMC and, therefore, our Sponsor may not be able to satisfy those obligations. We have not asked our Sponsor to reserve for such obligations. As a result, if we liquidate, the per-share distribution from the Trust Account could be less than $10.00 due to claims or potential claims of creditors. We will distribute to all of the Public Stockholders, in proportion to their respective equity interests, an aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses).

Employees

We have one executive officer. This individual is not obligated to devote any specific number of hours to our matters and intend to devote only as much time as he deems necessary to our affairs. The amount of time he will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once a suitable target business to acquire has been located, management may spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time on our affairs) than had been spent prior to locating a suitable target business. We presently expect our executive officer to devote such amount of time as he reasonably believes is necessary to our business. We do not intend to have any full-time employees prior to the consummation of a business combination.

Corporate Information

We currently maintain our principal executive offices at 10 E. 53rd Street, 13th Floor, New York, NY 10022. at 1350 Avenue of the Americas, New York, New York 10019. We consider our current office space, combined with the other office space otherwise available to our executive officer, adequate for our current operations. Upon consummation of the Business Combination, the principal executive offices of the Post-Combination Company will be those of Bolt Threads. Our corporate website address is www.goldenarrowspac.com. The information contained on, or accessible through our corporate website or any other website that we may maintain is not incorporated by reference into this proxy statement/prospectus. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to these reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, are available on our website, free of charge, as soon as reasonably practicable after such reports are filed with, or furnished to, the SEC. Alternatively, you may access these reports at the SEC’s website at www.sec.gov.

Directors and Executive Officer

Our current directors and executive officer are listed below.

Name	Age	Position
Timothy Babich	47	Chief Executive Officer and Chief Financial Officer
Jacob Doft	54	Chairman of the Board of Directors
Lance Hirt	56	Director
Andrew Rechtschaffen	46	Director
Brett Barth	52	Independent Director
Lloyd Dean	73	Independent Director
Jack Hidary	55	Independent Director
Steven Klosk	66	Independent Director

Timothy Babich has served as our Chief Executive Officer and Chief Financial Officer since our inception. In 2018, Mr. Babich founded, and he continues to manage, Nexxus Holdings, an investment firm primarily dedicated to managing his investments. In addition, Mr. Babich was the founder and chairman of FCM Bank, a European based, online challenger bank. FCM Bank was founded in 2012 and sold in 2017 to a private European payments platform. Mr. Babich also is the co-founder of the RUNX1 Research Program, a medical foundation dedicated to finding a cure for an inherited predisposition to leukemia. In 2006, Mr. Babich founded Fortelus Capital Management, a London-based, multi-billion dollar investment manager focused on European special situation investments, where he currently serves as CEO and director. Prior to founding Fortelus in 2006, Mr. Babich was a Member of the General Partner at Silver Point Capital, a Greenwich, CT-based special situations fund. He joined Silver Point’s founder in early 2001 after the founder retired as head of Goldman Sachs’ Global Special Situations Group. Mr. Babich graduated from the University of Pennsylvania in 1999, summa cum laude, with undergraduate degrees from Wharton and Engineering (Computer Sciences) as part of the Management & Technology (M&T) dual degree program, along with an MBA from Wharton. He currently serves as Chairman of the Board for the M&T program.

Jacob Doft has served as Chairman of our board of directors since our inception. In 1995, Mr. Doft co-founded Highline Capital Management, L.P., a New York-based investment management firm, where he currently serves as Chief Executive Officer. Before co-founding Highline, Mr. Doft worked at Gleacher and Co., Inc. where his time was predominantly spent helping firms consider strategic mergers, acquisitions, and restructurings. Mr. Doft received a B.S. from Wharton School and an M.B.A. from Harvard Business School. He currently serves as a member of the Wharton Undergraduate Executive Board.

Lance Hirt has served as one of our directors since our inception. Since 2016, Mr. Hirt has served as a Managing Partner at Stonecourt Capital LP, a New York based private investment firm. Previously, from 2003 to 2016, he was a partner at Lindsay Goldberg LLC, a private equity firm, during which time the firm invested $10 billion of equity capital across 35 portfolio companies. Prior to that, he was a Managing Director in the M&A department at Morgan Stanley, where he also served as the Operating Officer for the global M&A Division. Mr. Hirt began his career as a management consultant at Touche Ross & Co. and subsequently practiced law at Sullivan & Cromwell. Mr. Hirt has served on the board of directors of 21 portfolio companies during his 19-year private equity career. His investment experience spans a broad set of industries and geographies. Mr. Hirt graduated from Yeshiva College with a B.A. in Economics and received an M.B.A. from Harvard Business School and a Juris Doctorate from Harvard Law School. Mr. Hirt currently serves as a Trustee of Yeshiva University.

Andrew Rechtschaffen has served as one of our directors since our inception. Since 2017, Mr. Rechtschaffen serves as Founder and Chief Executive Officer of AREX Capital Management, LP, an equities-focused investment firm. Prior to AREX, Mr. Rechtschaffen was a Partner at Greenlight Capital where he was a member of the investment team from 2002 to 2005 and 2011 to 2017, becoming a Partner in 2005 and again in 2014. Between these periods, he was a Managing Director at Citadel Investment Group managing a multi-billion-dollar portfolio in the Principal Strategies Group and the founder of Obrem Capital Management. He began his career as an Associate in Morgan Stanley’s Investment Banking Division. Mr. Rechtschaffen has served as director of Fiesta Restaurant Group, Inc. (Nasdaq: FRGI) since 2020 and currently serves as a director of the Wharton Alumni Executive Board. Mr. Rechtschaffen was awarded the Alan C. Greenberg Young Leadership Award by UJA-Federation of New York, Wall Street & Financial Services Division. Mr. Rechtschaffen graduated from the Wharton School at the University of Pennsylvania, summa cum laude, with a Bachelor of Science degree and an MBA.

Brett Barth has served on our board of directors since March 2021. Mr. Barth co-founded BBR Partners in 2000 and is a Co-Chief Executive Officer, co-managing the firm and overseeing BBR’s investment approach and implementation. He has extensive experience vetting investment opportunities across the asset class spectrum and through a range of market environments, working with both traditional and alternative investment managers. Mr. Barth is also a member of BBR’s Executive Committee and Co-Chair of its Investment Committee. Prior to founding BBR, Mr. Barth was in the Equities Division of Goldman Sachs. Previously, he served in Goldman’s Equity Capital Markets groups in New York and Hong Kong. He began his career in Goldman Sachs’ Corporate Finance Department. Mr. Barth previously served as a director of Cowen Inc. He is also a Member of the Investment Advisory Counsel for Waycrosse, Inc., a premier multi-generational, single-family office based in Minneapolis, MN. Mr. Barth is a trustee of the University of Pennsylvania as well as a member of the Board of Advisors of the Graduate School of Education. He previously served as both the Chair of the Penn Fund, the University of Pennsylvania’s undergraduate annual giving program, and as the Inaugural Chair of the Undergraduate Financial Aid Leadership Council. Mr. Barth is a member of the board of the UJA-Federation of New York and chairs the endowment’s Investment Committee. Mr. Barth was awarded the Alan C. Greenberg Young Leadership Award by UJA-Federation of New York, Wall Street & Financial Services Division. Mr. Barth graduated summa cum laude with concentrations in Finance and Accounting from the Wharton School of the University of Pennsylvania.

Lloyd Dean has served on our board of directors since March 2021. Mr. Dean has served as Chief Executive Officer of CommonSpirit Health, one of the nation’s largest non-profit healthcare systems, since February 2019 when CommonSpirit Health merged with Dignity Health, where Mr. Dean served Chief Executive Officer since June 2000. Prior to that, Mr. Dean served as Chief Operating Officer of Advocate Health Care, a healthcare organization, from 1997 to 2000. Mr. Dean has served on the board of directors of McDonald’s Corporation since 2015 and previously served on the boards of Navigant Consulting, Inc., Wells Fargo & Company, the Bar Area Council, the Catholic Health Association of the U.S., Mercy Housing California, and Cytori Therapeutics. Mr. Dean is Co-Chair of the California Future Health Workforce Commission, an organization composed of senior leaders from California’s leading health philanthropies. In 2019, California Governor Gavin Newsom appointed Mr. Dean to his Task Force on Business and Jobs Recovery, and he is the Board Chair for the Committee on Jobs, an organization that brings employment to the San Francisco Bay Area.

Jack Hidary has served on our board of directors since March 2021. Mr. Hidary is a serial technology entrepreneur and author. Mr. Hidary established the Hidary Foundation, which supports breakthroughs in oncology, and was recognized as a Global Leader of Tomorrow at the World Economic Forum in Davos. He served as Chairman and Co-Founder of Vista Research, an independent financial research company, from 2001 until its acquisition in 2005 by Standard & Poor’s. In 1995, Mr. Hidary co-founded the IT portal EarthWeb, and served as its Chairman and Chief Executive Officer through its initial public offering in 1998. Mr. Hidary serves on several private company boards, including as Chairman of Radimmune, a biotech company, and XPrize.org. Mr. Hidary studied at Columbia University and received the Stanley Fellowship in Clinical Neuroscience at The National Institutes of Health, where he worked on the application of neural networks to medical imaging.

Steven Klosk has served on our board of directors since March 2021. Mr. Klosk served as a director of Cambrex Corporation (formerly NYSE: CBM), a leading global small molecule contract development and manufacturing organization (“Cambrex”), from 2008 until June 2020, and served as its President and Chief Executive Officer from 2008 until its acquisition by Permira in December 2019. Having joined Cambrex in 1992, Mr. Klosk held positions of increasing responsibility, including Executive Vice President, Administration, through 2005, when he assumed direct responsibility for the leadership of the Biopharmaceutical Business Unit as Chief Operating Officer. In August 2006, Mr. Klosk assumed the responsibility of the Pharma business as Executive Vice President and Chief Operating Officer — Biopharma & Pharma, and in February 2007, was appointed to Executive Vice President, Chief Operating Officer and President, Pharmaceutical Products and Services, the last role he held prior to being appointed President and Chief Executive Officer. Earlier in his career Mr. Klosk served as Vice President, Administration for The Genlyte Group, Inc., a publicly traded producer of lighting fixtures. Mr. Klosk earned a B.S. from Cornell University and a J.D. from New York Law School. Mr. Klosk has served on the board of directors of Lisata Therapeutics. (Nasdaq: LSTA) since 2014. He also currently serves on the board of directors of Recipharm and BIOVECTRA, each a pharmaceutical contract development and manufacturing organization (“CDMO”), NJ Biopharmaceuticals LLC, a pharmaceutical contract research organization and BioIVT, a global provider of biologic specimens for pharma/biotech research. Mr. Klosk also serves as Chairman of the board of directors of Formulated Solutions, a topicals CDMO.

Number and Terms of Office of Directors

We have seven directors. The GAMC Board is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Jacob Doft, Brett Barth, Lloyd Dean expired at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Lance Hirt and Steven Klosk, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Andrew Rechtschaffen and Jack Hidary, will expire at the third annual meeting.

Committees of the Board of Directors

We have two standing committees: an audit committee and a compensation committee. Each such committee is composed of solely independent directors.

Director Independence

Currently Brett Barth, Lloyd Dean, Jack Hidary and Steven Klosk would each be considered an “independent director” under the Nasdaq listing rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our independent directors have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our board of directors will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

Audit Committee

Upon completion of the IPO, we established an audit committee of the board of directors, which consists of Brett Barth, Lloyd Dean and Steven Klosk, each of whom is an independent director under the Nasdaq’s listing standards. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm;

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm have with us in order to evaluate their continued independence;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Financial Experts on Audit Committee

The audit committee is composed exclusively of “independent directors” who are “financially sophisticated” as defined under the Nasdaq’s listing standards. Nasdaq’s standards define “financially sophisticated” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the board of directors has determined that Steven Klosk qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC, which generally is any person who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Compensation Committee

Upon the completion of the IPO, we established a compensation committee of the board of directors, which consists of Brett Barth, Lloyd Dean and Steven Klosk, each of whom is an independent director under the Nasdaq’s listing standards. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

During the fiscal year ended December 31, 2022, our compensation committee did not hold any meetings.

Code of Ethics

Upon completion of the IPO, we adopted a code of ethics that applies to all of our executive officers, directors, and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business. We will provide, without charge, upon request, copies of our code of ethics. Requests for copies of our code of ethics should be sent in writing to 10 E. 53rd Street, 13th Floor, New York, NY 10022.

Executive Officer and Director Compensation

None of our officers or directors have received any compensation for services rendered to us. Our Sponsor, officers, directors and their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, officers, directors or our or any of their respective affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other compensation from the combined company.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team.

GAMC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Information About GAMC” and the audited financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” the “Company” or “GAMC” refer to Golden Arrow Merger Corp.

Overview

We are a blank check company formed under the laws of the State of Delaware on December 31, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. We intend to effectuate our initial business combination using cash from the proceeds of the IPO and the sale of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

The Second Extension

On December 12, 2023, GAMC’s stockholders approved an amendment to the amended and restated certificate of incorporation to extend the period of time we have to consummate our initial business combination from December 19, 2023 to up to September 19, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time after December 19, 2023, until September 19, 2024 or a total of up to nine months after December 19, 2023, or such earlier date as determined by the GAMC Board, unless the closing of GAMC’s initial business combination shall have occurred, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account an amount determined by multiplying $0.02 by the number of Public Shares then outstanding, up to a maximum of $20,000 for each such one-month extension unless the closing of GAMC’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.

Recent Developments

Proposed Business Combination

See “The Business Combination” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.

The Business Combination Agreement

See “The Business Combination Agreement” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.

Subscription Agreements

See “Certain Agreements Related to the Business Combination — Subscription Agreements” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from December 31, 2020 (inception) through December 31, 2022 were organizational activities, those necessary to prepare for the initial public offering, described below, and, subsequent to the initial public offering, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account (defined below). We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2023, we had a net loss of $881,650, which consisted of interest earned on marketable securities held in the Trust Account of $210,282, and interest income bank in $2,489, offset by the change in fair value of warrant liability of $145,833, formation and operational costs of $914,406 and provision for income taxes of $34,182.

For the nine months ended September 30, 2023, we had a net income of $257,309, which consisted of interest earned on marketable securities held in the Trust Account of $2,981,638 and interest income bank in $6,981, offset by the change in fair value of warrant liability of $437,500, formation and operational costs of $1,697,700 and provision for income taxes of $596,110.

For the three months ended September 30, 2022, we had a net income of $1,482,941, which consisted of the change in fair value of warrant liability of $237,941, change in fair value of convertible notes of $477,730, interest earned on marketable securities held in the Trust Account of $1,440,695, offset by formation and operational costs of $411,972 and provision for income taxes of $261,453.

For the nine months ended September 30, 2022, we had a net income of $7,495,141, which consisted of the change in fair value of warrant liability of $6,412,286, change in fair value of convertible notes of $681,130, interest earned on marketable securities held in the Trust Account of $1,578,062, offset by formation and operational costs of $914,884 and provision for income taxes of $261,453.

For the year ended December 31, 2022, we had a net income of $9,846,711, which consisted of the change in fair value of warrant liabilities of $7,138,542, change in fair value of convertible notes of $811,150, interest earned on investment held in the Trust Account of $4,000,465, offset by operational costs of $1,343,799 and provision for income taxes of $759,647.

For the year ended December 31, 2021, we had a net income of $5,268,961, which consisted of the change in fair value of warrant liabilities of $6,756,458 and interest earned on investment held in the Trust Account of $17,003, offset by formation and operational costs of $1,022,676 and transaction costs related to the IPO of $481,824.

Liquidity and Capital Resources

On March 19, 2021, we consummated the IPO of 25,000,000 GAMC Units at $10.00 per unit, generating gross proceeds of $250,000,000. Simultaneously with the closing of the IPO, we consummated the sale of 4,500,000 Private Placement Warrants at a price of $1.50 per warrant in a private placement to the Sponsor generating gross proceeds of $6,750,000.

Following the IPO and the sale of the Private Placement Warrants, a total of $250,000,000 was placed in the Trust Account. We incurred $14,246,969 in IPO-related costs, including $5,000,000 of underwriting fees, $8,750,000 of deferred underwriting fees and $496,969 of other offering costs.

On May 6, 2021, in connection with the underwriters’ exercise of their over-allotment option in full, we consummated the sale of an additional 3,750,000 units at a price of $10.00 per unit, generating total gross proceeds of $37,500,000. In addition, we also consummated the sale of an additional 500,000 Private Placement Warrants at $1.50 per Private Placement Warrant, generating gross proceeds of $750,000. A total of $37,500,000 of the net proceeds from the sale of the additional units and Private Placement Warrants was placed in the Trust Account, bringing the aggregate proceeds held in the Trust Account to $287,500,000.

On February 2, 2024, the underwriters and GAMC entered into an amendment to the underwriting agreement, pursuant to which $500,000 will be deposited and held in the Trust Account and payable in cash directly from the Trust Account, without accrued interest, to BTIG for its own account upon consummation of GAMC’s initial Business Combination. Additionally, upon consummation of GAMC’s initial Business Combination, BTIG will receive shares of Post-Combination Company Common Stock equivalent to the greater of: (i) 500,000 shares of Post-Combination Company Common Stock, or (ii) the number of shares calculated by dividing (x) $5,000,000 by (y) the VWAP of the Post-Combination Company Common Stock over the three trading days immediately preceding the initial filing of the resale registration statement, provided that clause (y) will not be less than $8.00.

In connection with the votes to approve the First Extension, the holders of 26,649,519 shares of GAMC Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.16 per share, for an aggregate redemption amount of approximately $270,869,315, leaving approximately $21,349,572 in the Trust Account. Upon implementation of the First Extension, the remaining trust funds were deposited in an interest-bearing demand deposit account at a bank.

In connection with the votes to approve the Second Extension, the holders of 1,522,544 shares of GAMC Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.71 per share, for an aggregate redemption amount of approximately $16.3 million, leaving approximately $6.2 million in the Trust Account.

For the nine months ended September 30, 2023, cash used in operating activities was $1,376,750. Net income of $257,309 was affected by change in fair value of warrant liability of $437,500, interest earned on marketable securities held in the Trust Account of $2,981,638. Changes in operating assets and liabilities provided $910,079 of cash for operating activities.

For the nine months ended September 30, 2022, cash used in operating activities was $911,068. Net income of $7,495,141 was affected by change in fair value of warrant liability of $6,412,286, change in fair value of convertible notes of $681,130, interest earned on marketable securities held in the Trust Account of $1,578,062. Changes in operating assets and liabilities used $265,269 of cash for operating activities.

For the year ended December 31, 2022, cash used in operating activities was $1,647,496. Net income of $9,846,711 was affected by change in fair value of warrant liabilities of $7,138,542, change in fair value of convertible notes of $811,150, interest earned on investment held in the Trust Account of $4,000,465. Changes in operating assets and liabilities provided $455,950 of cash for operating activities.

For the year ended December 31, 2021, cash used in operating activities was $1,052,786. Net income of $5,268,961 was affected by non-cash changes in fair value of warrant liabilities of $6,756,458, interest earned on investment held in Trust Account of $17,003 and transaction costs associated with the initial public offering of $481,824. Other changes in operating assets and liabilities used $30,110 of cash for operating activities.

As of September 30, 2023, we held investments in the Trust Account in the amount of $22,275,986. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through September 30, 2023, we withdrew $271,793,225 from the Trust Account for the redemption payment and to be used towards tax payments. On October 3, 2022, we withdrew $360,000 of interest earned from the Trust Account to be used towards Delaware franchise tax obligations.

As of December 31, 2022, we held investments in the Trust Account in the amount of $290,646,467. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through December 31, 2022, we have withdrawn $871,000 of interest earned from the Trust Account to be used toward Delaware franchise tax and income tax obligations.

Following redemptions in connection with the Second Extension, as of December 12, 2023, we held investments in the Trust Account in the amount of approximately $6.2 million.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2023 and December 31, 2022, we had cash of $80,462 and $348,749, respectively. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside The Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at the option of the lender. The warrants would be identical to the Private Placement Warrants.

On February 25, 2022 and August 26, 2022, we issued two promissory notes to our Sponsor (the “2022 Convertible Promissory Notes”) pursuant to which we may borrow up to an aggregate principal amount of $500,000 and $400,000, respectively. The 2022 Convertible Promissory Notes are non-interest bearing and payable upon consummation of our initial business combination. At our Sponsor’s discretion, the 2022 Convertible Promissory Notes may be converted into warrants of the post-business combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.

On March 8, 2023, we issued a third convertible promissory note to our Sponsor (the “2023 Convertible Promissory Note” and, collectively with the 2022 Convertible Promissory Notes, the “Convertible Promissory Notes”) pursuant to which we may borrow up to an aggregate principal amount of $750,000. The 2023 Convertible Promissory Note is non-interest bearing and payable upon the consummation of a business combination. At the Sponsor’s discretion, the 2023 Convertible Promissory Note may be converted into warrants of the post-business combination entity at a price of $1.50 per warrant, provided that the aggregate of such warrants together with any warrants issued upon conversions pursuant to the 2022 Convertible Promissory Notes do not exceed 1,000,000 warrants. The warrants would be identical to the Private Placement Warrants.

As of September 30, 2023, there was an aggregate $1,300,000 balance outstanding under the three Convertible Promissory Notes. The Convertible Promissory Notes were valued at par value. As of December 31, 2022, there was a $900,000 balance outstanding under the 2022 Convertible Promissory Notes. The 2022 Convertible Promissory Notes were valued using the fair value method. The fair value of the notes as of December 31, 2022, was $88,850, which resulted in a change in fair value of the convertible promissory note of $811,150 for the year ended December 31, 2022 recorded in the statement of operations.

In connection with the First Extension, on March 17, 2023, we issued an unsecured promissory note to our Sponsor in the aggregate amount of $567,130 (the “First Extension Note”). In connection with the Second Extension, on December 12, 2023, we issued an unsecured promissory note to our Sponsor in the aggregate amount of $104,029 (the “Second Extension Note” and, together with the First Extension Note, the “Extension Notes”). The Extension Notes bear no interest and the respective principal balances are payable on the date of the consummation our initial business combination. The Extension Notes are not convertible into Private Placement Warrants and the respective principal balances may be prepaid at any time.

On January 8, 2021, we issued a non-interest bearing, unsecured promissory note to the Sponsor, pursuant to which we may borrow up to an aggregate principal amount of $200,000, which was originally due on March 19, 2021. On March 18, 2022, we amended and restated the promissory note to extend the due date of amounts outstanding under the promissory note to the earlier of December 31, 2022 and the date of consummation of our initial business combination. As of September 30, 2023 and December 31, 2022, there were no amounts outstanding under the promissory note, respectively. As of December 31, 2022 and 2021, there were amounts of $0 and $141,367 outstanding under the promissory note, respectively.

If our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

Going Concern

As a result of the Second Extension, we have up to an additional nine months, from December 19, 2023 to up to September 19, 2024 to consummate a business combination, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account the Extension Payments in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. It is uncertain that we will be able to consummate a Business Combination by the Extended Date. If we are unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by this date, there will be a mandatory liquidation and subsequent dissolution. Management has determined that the possible liquidity condition as we continue to incur costs and the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern. Management plans to consummate a business combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after September 19, 2024.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

The underwriters were entitled to a deferred fee of $0.35 per unit, or $10,062,500 in the aggregate pursuant to the underwriting agreement. On February 2, 2024, the underwriters and GAMC entered into an amendment to the underwriting agreement, pursuant to which $500,000 will be deposited and held in the Trust Account and payable in cash directly from the Trust Account, without accrued interest, to BTIG for its own account upon consummation of GAMC’s initial Business Combination. Additionally, upon consummation of GAMC’s initial Business Combination, BTIG will receive shares of Post-Combination Company Common Stock equivalent to the greater of: (i) 500,000 shares of Post-Combination Company Common Stock, or (ii) the number of shares calculated by dividing (x) $5,000,000 by (y) the VWAP of the Post-Combination Company Common Stock over the three trading days immediately preceding the initial filing of the resale registration statement, provided that clause (y) will not be less than $8.00. The deferred fee will become payable to the underwriters solely in the event that we complete the Business Combination, subject to the terms of the underwriting agreement, as amended.

We entered into an agreement with Jones International Group for consulting services related to a search for a target business. For the three and nine months ended September 30, 2023, we incurred $20,500 of consulting fees. On February 20, 2023, GAMC terminated this agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting estimates:

Warrant Liabilities

We account for the warrants in accordance with the guidance contained in Accounting Standards Codification (“ASC”) 815-40-15 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The Private Placement Warrants and the warrants included as part of the units in the Initial Public Offering (the “Public Warrants” and together with the Private Placement Warrants, the “warrants”) for periods where no observable traded price was available are valued using a lattice model, specifically a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible conversion in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of our balance sheets.

Net (Loss) Income Per Common Share

Net (loss) income per common share is computed by dividing net income by the weighted average number of common stock outstanding for the period. We have two classes of shares which are referred to as GAMC Class A Common Stock and GAMC Class B Common stock. Income is shared pro rata between the two classes of shares. Net (loss) income per common share is calculated by dividing the net (loss) income by the weighted average shares of common stock outstanding for the respective period. Accretion associated with the redeemable shares of GAMC Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The impact of the adoption of ASU 2020-06 is being assessed by the company, however no significant impact on the financial statements is anticipated.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Following the consummation of our IPO, the net proceeds of our IPO, including amounts in the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain GAMC Relationships and Related Transactions

In January 2021, our Sponsor purchased 7,187,500 founder shares for a capital contribution of $25,000. In February 2021, our Sponsor transferred 35,000 Founder Shares to each of our independent directors. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of GAMC Common Stock upon completion of the IPO. Up to 937,500 Founder Shares were subject to forfeiture by our Initial Stockholders depending on the extent to which the underwriters’ over-allotment option was exercised. The over-allotment option was exercised in full on May 6, 2021; thus, these shares are no longer subject to forfeiture.

As a result of redemptions in connection with the Extensions, as of the date of this proxy statement/prospectus, the Founder Shares represent approximately 92.6% of our outstanding shares of GAMC Common Stock.

Simultaneous with the closing of our IPO, our Sponsor purchased 4,500,000 Private Placement Warrants for a purchase price of $1.50 per warrant in a private placement, generating total proceeds of $6,750,000.

On May 6, 2021, the underwriters exercised their over-allotment option in full and we consummated the sale of an additional 500,000 Private Placement Warrants to our Sponsor at $1.50 per Private Placement Warrant, generating gross proceeds of $750,000.

Our Sponsor, officers and directors or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, officers, directors or our or any of their respective affiliates and determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

On January 8, 2021, our Sponsor agreed to loan us up to $200,000 to be used for a portion of the expenses of our initial public offering, pursuant to a promissory note issued by us to the Sponsor. These loans were non-interest bearing, unsecured and were originally due at the earlier of June 30, 2021 and the closing of our initial public offering. On March 18, 2022, we amended and restated the promissory note originally issued to our Sponsor on January 8, 2021, to extend the due date of amounts outstanding under the promissory note to the earlier of December 31, 2022 and the date of consummation of our initial business combination. As of December 31, 2022 and 2021, there was $0 and $141,367 outstanding under the promissory note, respectively.

On February 25, 2022 and August 26, 2022, we issued the 2022 Convertible Promissory Notes to our Sponsor pursuant to which we may borrow up to an aggregate principal amount of $500,000 and $400,000, respectively. The 2022 Convertible Promissory Notes are non-interest bearing, unsecured and payable upon consummation of our initial business combination. At our Sponsor’s discretion, the 2022 Convertible Promissory Notes may be converted into warrants of the post-business combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022, there was a $900,000 balance outstanding under the 2022 Convertible Promissory Notes.

On March 8, 2023, we issued the 2023 Convertible Promissory Note to our Sponsor pursuant to which we may borrow up to an aggregate principal amount of $750,000. The 2023 Convertible Promissory Note is non-interest bearing and payable upon the consummation of a business combination. At the Sponsor’s discretion, the 2023 Convertible Promissory Note may be converted into warrants of the post-business combination entity at a price of $1.50 per warrant, provided that the aggregate of such warrants together with any warrants issued upon conversions pursuant to the 2022 Convertible Promissory Notes do not exceed 1,000,000 warrants. The warrants would be identical to the Private Placement Warrants.

In connection with the First Extension, on March 17, 2023, we issued the First Extension Note to our Sponsor, in the aggregate amount of $567,130. In connection with the Second Extension, on December 12, 2023, we issued the Second Extension Note to our Sponsor, in the aggregate amount of $104,029. The Extension Notes bear no interest and the respective principal balances are payable on the date of the consummation our initial business combination. The Extension Notes are not convertible into Private Placement Warrants and the respective principal balances may be prepaid at any time.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our Sponsor, an affiliate of our Sponsor or our officers and directors may, but are not obligated to, loan us additional funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans (including the Convertible Promissory Notes) may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Prior to the completion of our business combination, we do not expect to seek loans from parties other than our Sponsor, an affiliate of our Sponsor or our officers and directors, if any, as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

After our initial business combination, members of our management team who remain with us, if any, may be paid consulting, management or other fees from the combined company.

We have entered into a registration rights agreement with the Sponsor, and our directors and officers, with respect to the founder shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans and the shares of Class A common stock issuable upon exercise of the foregoing and upon conversion of the founder shares. The Business Combination Agreement contemplates that, prior to or concurrently with the Closing, the Post-Combination Company, certain stockholders of Bolt Threads, independent directors of GAMC and Sponsor will enter into the Registration Rights and Lock-up Agreement, pursuant to which the Post-Combination Company will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Post-Combination Company Common Stock and other equity securities of the Post-Combination Company that are held by the parties thereto from time to time, subject to the restrictions on transfer therein. The stockholders who are party to the Registration Rights and Lock-up Agreement will also have customary demand and piggyback registration rights for so long as their securities of the Post-Combination Company constitute “registrable securities” for purposes of the agreement. The Post-Combination Company will bear the expenses incurred in connection with the filing of any such registration statements and any offering conducted pursuant to the terms of the Registration Rights and Lock-up Agreement, except that the stockholders will pay their own brokerage and underwriting commissions.

Additionally, pursuant to the Registration Rights and Lock-up Agreement, certain Bolt Threads stockholders and the Sponsor will be subject to certain restrictions on transfer with respect to the shares of Post-Combination Company Common Stock issued as part of the transaction consideration and certain shares of Post-Combination Company Common Stock held by the Sponsor and certain stockholders of GAMC (the “Lock-Up Shares”). Such restrictions begin at Closing and end on the date that is 180 days after the Closing, subject to certain exceptions, including that the Sponsor will be permitted to sell up to $2,875,000 of Post-Combination Company Common Stock during such period to cover any excise tax liability of GAMC for 2023 under Section 4501 of the Internal Revenue Code arising from redemptions of shares of GAMC Class A Common Stock by GAMC’s stockholders.

The Registration Rights and Lock-up Agreement will result in the termination of the Legacy Registration Rights Agreement.

In connection with the Business Combination, on October 4, 2023, the Sponsor entered into a Subscription Agreement whereby the Sponsor agreed to purchase 800,000 shares of GAMC Class A Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $8,000,000. However, the number of subscribed shares to be purchased thereunder by the Sponsor will be reduced by the number of shares of GAMC Class A Common Stock that have not been elected for redemption as of the expiration of the redemption period related to the Closing and that are held by certain individuals mutually agreed upon by GAMC and Bolt Threads at any time from the date of the execution of the agreement up to immediately prior to the expiration of such redemption period.

Related Party Policy

We have not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

Our Code of Ethics requires us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving GAMC. We filed our Code of Ethics as an exhibit to the registration statement for our initial public offering.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee constitutes a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our Sponsor, officers or directors unless we, or a committee of independent and disinterested directors, have obtained an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm that our initial business combination is fair to our company from a financial point of view. Furthermore, no finder’s fees, reimbursements or cash payments will be made by us to our Sponsor, officers or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination, other than the following payments, none of which will be made from the proceeds of our initial public offering held in the Trust Account prior to the completion of our initial business combination:

•        repayment of an aggregate of up to $200,000 in loans made to us by our Sponsor to cover offering-related and organizational expenses;

•        reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•        repayment of loans which may be made by our Sponsor, an affiliate of our Sponsor or our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender.

Director Independence

Nasdaq rules require that a majority of the GAMC Board be independent within one year of our initial public offering. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have three “independent directors” as defined in the Nasdaq rules and applicable SEC rules prior to completion of this offering. The GAMC Board has determined that each of Brett Barth, Lloyd Dean, Jack Hidary and Steven Klosk is an independent director under applicable SEC and Nasdaq rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Certain Bolt Threads Relationships and Related Transactions

Note Purchase Agreement

In connection with the signing of the Business Combination Agreement, on October 4, 2023, Bolt Threads and certain investors in the PIPE entered into that certain Note Purchase Agreement (the “Note Purchase Agreement”), pursuant to which Bolt Threads issued bridge notes (the “Bridge Notes”) to the PIPE Subscribers in an aggregate principal amount of $7.0 million, which accrue interest at a rate of 8% per annum, compounded quarterly, along with warrants to purchase Bolt Threads common stock at an exercise price of $0.001 per share (the “Bridge Warrants”). The Bridge Warrants give the holder the right to purchase two shares of Bolt Threads Common Stock with an exercise price per warrant equal to $0.001. Proceeds from the sale of the Bridge Notes are being used to satisfy working capital requirements of Bolt Threads prior to the completion of the Business Combination.

Immediately prior to the consummation of the Business Combination, the outstanding principal and unpaid accrued interest due on the Bridge Notes will convert into Bolt Threads Common Stock at a conversion price equal to $200 million divided by Bolt Threads’ fully diluted shares and the Bridge Warrants will be automatically exercised, and such shares of Bolt Threads Common Stock will be exchanged for shares of Post-Combination Company Common Stock pursuant to the terms of the Business Combination Agreement.

The following table summarizes the aggregate purchases made by the Sponsor and the Bolt Threads Related Investors pursuant to the Note Purchase Agreement.

Participants(1)	Bolt Threads Common Stock Underlying Bridge Warrants	Aggregate Purchase Price of Bridge Warrants and Bridge Notes
Golden Arrow Sponsor, LLC	—	$2,000,000
Bolt Threads Related Investors
Entities affiliated with Foundation Capital(2)	—	$251,804
Anderson Investments Pte. Ltd.	—	$1,163,569
Scottish Mortgage Investment Trust PLC	—	$1,368,050
Formation8 Partners Fund I, L.P.	—	$401,568
Entities affiliated with Top Tier(3)	3,375,460	$500,000
Jerry Fiddler(4)	695,397	$100,000

____________

(1)      Additional details regarding these stockholders and their equity holdings are provided in the section titled “Security Ownership of Certain Beneficial Owners.”

(2)      Consists of (i) $249,022 funded by Foundation Capital VI, L.P. and (ii) $2,782 funded by Foundation Capital VI Principals Fund, LLC.

(3)      Consists of (i) $450,000 funded by Top Tier Venture Capital VII Holdings, which includes (a) a $146,208 Note and (b) 3,037,914 shares of Bolt Threads Common Stock underlying its Bridge Warrant, and (ii) $50,000 funded by Top Tier Venture Velocity Fund, L.P., which includes (a) a $16,245 Note and (b) 337,546 shares of Bolt Threads Common Stock underlying its Bridge Warrant.

(4)      Includes (i) $11,169 funded by JAZEM I Family Partners, LP and (ii) $88,831 funded by Zygote Ventures LLC, which includes (a) a $19,292 Note and (b) 695,397 shares of Bolt Threads Common Stock underlying its Bridge Warrant.

Series E Financing

In September 2021, Bolt Threads issued and sold an aggregate of 3,801,828 shares of its Series E convertible preferred stock, including a total of 3,677,177 shares to the holders identified below.

Participants(1)	Series E Convertible Preferred Stock	Aggregate Purchase Price
Anderson Investments Pte. Ltd.	1,968,704	$35,454,517
Scottish Mortgage Investment Trust PLC	1,708,473	$30,513,684

____________

(1)      Additional details regarding these stockholders and their equity holdings are provided in the section titled “Security Ownership of Certain Beneficial Owners.”

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, the board of directors of the Post-Combination Company will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “related person transaction” is, subject to certain exceptions, a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Post-Combination Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000 (or such other amount as may be applicable while the Post-Combination Company qualifies as a “smaller reporting company”), and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•        any person who is, or at any time during the applicable period was, one of the Post-Combination Company’s executive officers or one of the Post-Combination Company’s directors or director nominees;

•        any person who is known by the post-combination company to be the beneficial owner of more than 5% of the Post-Combination Company’s voting stock; and

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such director, director nominee, executive officer or beneficial owner and any person (other than a tenant or employee) sharing the household of such director, director nominee, executive officer or beneficial owner.

The Post-Combination Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time.

MANAGEMENT OF THE POST-COMBINATION COMPANY FOLLOWING
THE BUSINESS COMBINATION

In this section, “we”, “our” or “Post-Combination Company” generally refers to the Post-Combination Company from and after the Business Combination.

Board of Directors and Management

The following is a list of the persons who are anticipated to be the Post-Combination Company’s directors and executive officers following the Business Combination and their ages as of December 31, 2023 and anticipated positions following the Business Combination.

Name	Age	Position
Executive Officers:
Daniel Widmaier	42	Chief Executive Officer and Director Nominee
David Breslauer	40	Chief Technology Officer and Director Nominee
Randy Befumo	52	Interim Chief Financial Officer
Cintia Nardi	50	President
Paul Slattery	37	Interim General Counsel

Non-Employee Directors:

Executive Officers

Daniel Widmaier is a co-founder of Bolt Threads and has served as its Chief Executive Officer and a member of its board of directors since August 2009. Mr. Widmaier holds a B.S. in Biochemistry from the University of Washington and a Ph.D. in Chemistry and Chemical Biology from University of California, San Francisco. We believe that Mr. Widmaier is qualified to serve on our board of directors following the Business Combination because of his historical knowledge, operational expertise, leadership, and continuity that he brings to our board of directors as Bolt Threads co-founder and Chief Executive Officer.

David Breslauer is a co-founder of Bolt Threads and has served as its Chief Technology Officer and a member of its board of directors since August 2009. Mr. Breslauer currently serves as the advisor to multiple biotechnology companies that focus on creating sustainable products. Mr. Breslauer holds a B.S. in Bioengineering from University of California, San Diego and a Ph.D. in Bioengineering from University of California, Berkeley and University of California, San Francisco. We believe Mr. Breslauer is qualified to serve on our board of directors following the Business Combination because of his experience in the biotechnology industry, his deep knowledge of bioengineering and sustainable materials, and continuity that he brings to our board of directors as Bolt Threads co-founder and Chief Technology Officer.

Randy Befumo has served as Interim Chief Financial Officer of Bolt Threads since April 2023. Prior to this, he served as Bolt Threads’ Chief Financial Officer from April 2020 to April 2023. Since May 2023, Mr. Befumo has also served as the Interim CFO for Protecht, Inc., a company that provides online check-out software. He previously served as the Chief Financial Officer of Eventbrite, a global self-service ticketing platform for live experiences from November 2016 to September 2019, when he transitioned into the role of Chief Strategy Officer until December 2019. He currently serves as an advisor for several private software and pharmaceutical companies. Previously, Mr. Befumo served as Director of Research, analyst, and portfolio manager at Legg Mason Capital Management for 15 years. Mr. Befumo holds a B.A. in Interdisciplinary Study from the College of William & Mary.

Cintia Nardi has served as Chief Operating Officer of Bolt Threads from February 2022 until her promotion to President in November 2023. Ms. Nardi previously served as the Chief Operating Officer and a member of the board of directors of Cosmetica Laboratories Inc., a color cosmetics and skincare development and manufacturing company, from July 2017 to January 2022, and as the Executive Director of Quality Assurance and Operations of Estée Lauder Companies Inc., a leading manufacturer and marketer of cosmetics, skincare, fragrance, and hair care products, from September 2002 to July 2017. Ms. Nardi holds a bachelor’s degree in Industrial Engineering from Catholic University of Argentina.

Paul Slattery has served as Interim General Counsel of Bolt Threads since August 2023. Mr. Slattery previously served as General Counsel and Outside General Counsel for Eleusis Holdings, LTC, a pharmaceutical company focused on therapeutic uses for psychedelics, from December 2020 to August 2023, and as an Associate at Quinn Emanuel Urquhart & Sullivan LLP, the world’s largest litigation-only firm, from October 2012 to December 2020. Mr. Slattery holds a J.D. from Yale Law School and a B.S. and A.B. in Economics and Literature from Duke University.

Non-Employee Directors

There are no family relationships between or among any of Post-Combination Company’s directors or executive officers.

Corporate Governance

Composition of the Board of Directors

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Post-Combination Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Post-Combination Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

In accordance with our amended and restated certificate of incorporation that will be in effect upon the closing of the Business Combination, our board of directors will be divided into three classes with staggered three year terms. At each annual meeting of stockholders after the initial classification, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Assuming each of the director nominees are elected to the Post-Combination Board as described in Proposal 4 in this proxy statement/prospectus, our directors will be divided among three classes as follows:

•        the Class I directors will be            ,            and            , and their terms will expire at the annual meeting of stockholders to be held in 2025;

•        the Class II directors will be            and            , and their terms will expire at the annual meeting of stockholders to be held in 2026; and

•        the Class III directors will be            and            , and their terms will expire at the annual meeting of stockholders to be held in 2027.

This classification of the Post-Combination Company board of directors may have the effect of delaying or preventing changes in control of the company.

Director Independence

As a result of the Post-Combination Company Common Stock being listed on the Nasdaq following consummation of the Business Combination, the Post-Combination Company will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of            ,            and            qualifies as “independent” as defined under the applicable the Nasdaq rules.

Committees of the Post-Combination Board

The Post-Combination Board will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. The Post-Combination Board will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the Post-Combination Board when the Post-Combination Board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of the Post-Combination Board’s committee charters will be posted on its website, https://boltthreads.com/investors, as required by applicable SEC and the Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Upon the Closing, the Post-Combination Board will appoint            ,            and            .            to the Post-Combination audit committee. Each of these individuals will meet the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of the Nasdaq. Each member of the Post-Combination audit committee will meet the requirements for financial literacy under the applicable Nasdaq rules. The Post-Combination Board will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The Post-Combination Board will identify at least one member that qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, the Post-Combination Board will consider the member’s formal education and previous and current experience in financial and accounting roles. Both the Post-Combination Company’s independent registered public accounting firm and management periodically will meet privately with the Post-Combination Company audit committee.

The audit committee’s responsibilities will include, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing the Post-Combination Company’s independent registered public accounting firm;

•        discussing with the Post-Combination Company’s independent registered public accounting firm their independence from management;

•        reviewing with the Post-Combination Company’s independent registered public accounting firm the scope and results of their audit;

•        pre-approving all audit and permissible non-audit services to be performed by the Post-Combination Company’s independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and the Post-Combination Company’s independent registered public accounting firm the interim and annual financial statements that the Post-Combination Company files with the SEC;

•        reviewing and monitoring the Post-Combination Company’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Upon the Closing, the Post-Combination Board will appoint            and            to the Post-Combination Company compensation committee. Each member of the Post-Combination Company compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and “independent” as defined under the applicable the Nasdaq listing standards, including the standards specific to members of a compensation committee.

The compensation committee’s responsibilities include, among other things:

•        reviewing and approving corporate goals and objectives relevant to the compensation of the Post-Combination Company’s Chief Executive Officer, evaluating the performance of the Post-Combination Company’s Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Post-Combination Board regarding the compensation of the Post-Combination Company’s Chief Executive Officer;

•        reviewing and setting or making recommendations to the Post-Combination Board regarding the compensation of the Post-Combination Company’s other executive officers;

•        making recommendations to the Post-Combination Board regarding the compensation of the Post-Combination Company directors;

•        reviewing and approving or making recommendations to the Post-Combination Board regarding the Post-Combination Company’s incentive compensation and equity-based plans and arrangements; and

•        appointing and overseeing any compensation consultants. We believe that the composition and functioning of the Post-Combination Company’s compensation committee meets the requirements for independence under the current the Nasdaq listing standards.

Nominating and Corporate Governance Committee

Upon the Closing, the Post-Combination Board will appoint            and            to the Post-Combination Company nominating and corporate governance committee. Each member of the Post-Combination Company nominating and corporate governance committee will be “independent” as defined under the applicable listing standards of the Nasdaq and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities include, among other things:

•        identifying individuals qualified to become members of the Post-Combination Board, consistent with criteria approved by the Post-Combination Board;

•        recommending to the Post-Combination Board the nominees for election to the Post-Combination Board at annual meetings of Post-Combination Company stockholders;

•        overseeing an evaluation of the Post-Combination Board and its committees; and

•        developing and recommending to the Post-Combination Board a set of corporate governance guidelines. We believe that the composition and functioning of the Post-Combination Company’s nominating and corporate governance committee meets the requirements for independence under the current the Nasdaq listing standards.

The Post-Combination Board may from time to time establish other committees.

Code of Ethics

The Post-Combination Company will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on the Post-Combination Company’s website, https://boltthreads.com/investors. The Post-Combination Company intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of the Post-Combination Company’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than GAMC, that has one or more executive officers serving as a member of the Post-Combination Board.

DESCRIPTION OF THE POST-COMBINATION COMPANY’S SECURITIES

In connection with the Business Combination, the Post-Combination Company will amend and restate its charter and bylaws. The following is a description of the material terms of, and is qualified in its entirety by, the Proposed Certificate of Incorporation and the Amended and Restated Bylaws, each of which will be in effect upon the consummation of the Business Combination, the forms of which are attached as Annex B and Annex C to this proxy statement/prospectus, respectively, and the GAMC Warrant Agreement filed as Exhibit 4.4 to the Registration Statement.

General Purpose and Authorized Capital Stock

The Post-Combination Company’s purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of the Business Combination, the Post-Combination Company’s authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.0001 per share, (“Post-Combination Company Common Stock”) and 50,000,000 shares of preferred stock, par value $0.0001 per share (“Post-Combination Company Preferred Stock”). No shares of Post-Combination Company Preferred Stock will be issued or outstanding immediately after the Business Combination. Unless the Post-Combination Company’s board of directors determines otherwise, the Post-Combination Company will issue all shares of its capital stock in uncertificated form.

The authorized but unissued shares of Post-Combination Company Common Stock and Post-Combination Company Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Post-Combination Company Common Stock and Post-Combination Company Preferred Stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Common Stock

Voting Rights

Holders of shares of Post-Combination Company Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Post-Combination Company Common Stock will not have cumulative voting rights in the election of directors.

Liquidation, Dissolution and Winding Up

Upon the Post-Combination Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of common stock will be entitled to receive pro rata the Post-Combination Company’s remaining assets available for distribution. Holders of Post-Combination Company Common Stock do not have preemptive, subscription, redemption or redemption rights. There will be no redemption or sinking fund provisions applicable to the Post-Combination Company Common Stock. All shares of Post-Combination Company Common Stock that will be outstanding at the time of the completion of the Business Combination will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of the Post-Combination Company Common Stock will be subject to those of the holders of any shares of Post-Combination Company preferred stock that the board of directors may authorize and issue in the future.

Dividends

Declaration and payment of any dividend will be subject to the discretion of the Post-Combination Company’s board of directors. The time and amount of dividends will be dependent upon, among other things, the Post-Combination Company’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Post-Combination Company’s board of directors may regard as relevant.

The Post-Combination Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on Post-Combination Company Common Stock in the foreseeable future.

Preferred Stock

Upon the consummation of the Business Combination and pursuant to the Proposed Certificate of Incorporation that will become effective at the consummation of the Business Combination, the total of the Post-Combination Company authorized shares of Post-Combination Company Preferred Stock will be 50,000,000 shares. Upon the consummation of the Business Combination, we will have no shares of Post-Combination Company Preferred Stock outstanding.

Under the terms of the Proposed Certificate of Incorporation, the Post-Combination Company’s board of directors may authorize the issuance of shares of Post-Combination Company Preferred Stock in one or more series without stockholder approval. The board of directors will have the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, redemption rights, redemption privileges and liquidation preferences, of each series of Post-Combination Company Preferred Stock.

The purpose of authorizing the Post-Combination Company’s board of directors to issue Post-Combination Company Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Post-Combination Company Preferred Stock while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of Post-Combination Company Preferred Stock may adversely affect the holders of Post-Combination Company Common Stock by restricting dividends on the Post-Combination Company Common Stock, diluting the voting power of the common stock or subordinating the liquidation rights of the Post-Combination Company Common Stock. As a result of these or other factors, the issuance of Post-Combination Company Preferred Stock could have an adverse impact on the market price of the Post-Combination Company Common Stock.

Anti-Takeover Provisions

The Proposed Certificate of Incorporation and the Amended and Restated Bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Post-Combination Company’s board of directors, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Post-Combination Company’s board of directors the power to discourage acquisitions that some stockholders may favor.

Classified Board of Directors

The Proposed Certificate of Incorporation provides that the Post-Combination Company’s board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term after re-election. As a result, approximately one-third of the Post-Combination Company’s board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Post-Combination Company’s board of directors.

Stockholder Action; Special Meetings of Stockholders

The Proposed Certificate of Incorporation will provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder or group of holders controlling a majority of Post-Combination Company capital stock would not be able to amend the Amended and Restated Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Amended and Restated Bylaws. Further, the Proposed Certificate of Incorporation will provide that only the chairperson of Post-Combination Company’s board of directors, a majority of the board of directors, the Chief Executive Officer of the Post-Combination Company or the President of the Post-Combination Company may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Post-Combination Company capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the Amended and Restated Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of the Post-Combination Company’s board of directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in the Amended and Restated Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by the Amended and Restated Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the Post-Combination Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting is first made (such notice within such time periods, “Timely Notice”). Additionally, any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Post-Combination Company’s board of directors.

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Post-Combination Company’s board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Post-Combination Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Supermajority Approvals

The Proposed Certificate of Incorporation provides that the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of all then outstanding shares of stock of the Post-Combination Company, voting as a single class, will be required to amend, alter, repeal or rescind certain provisions of the Proposed Certificate of Incorporation, including provisions relating to Post-Combination Company Preferred Stock, the size and classifications of the board of directors, special meetings, director and officer indemnification, forum selection, and amendments to the Proposed Certificate of Incorporation. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of voting stock of the Post-Combination Company, voting as a single class, will be required to amend or repeal the Proposed Bylaws, although the Proposed Bylaws may also be amended by the Post-Combination Company’s board of directors.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation and Amended and Restated Bylaws will provide indemnification and advancement of expenses for the Post-Combination Company’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Post-Combination Company has entered into, or will enter into, indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Certificate of Incorporation and the

Amended and Restated Bylaws will include provisions that eliminate the personal liability of directors and officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer. The effect of this provision is to restrict the Post-Combination Company’s rights and the rights of the Post-Combination Company’s stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Post-Combination Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Post-Combination Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Post-Combination Company’s stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Post-Combination Company’s shares at the time of the transaction to which the action relates.

Forum Selection

The Proposed Certificate of Incorporation will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Post-Combination Company, (ii) any claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers, stockholders or employees, (iii) any claim against the Post-Combination Company arising under its charter, bylaws or the DGCL or (iv) any claim against the Post-Combination Company governed by the internal affairs doctrine.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Proposed Certificate of Incorporation provides that the exclusive forum provision will not apply to suits brought to enforce any cause of action arising by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe these provisions would benefit us by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, these provisions may have the effect of discouraging lawsuits against our directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for the Post-Combination Company Common Stock is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

We have applied to list the Post-Combination Company Common Stock on Nasdaq under the symbol “BSLK.”

Warrants

GAMC Warrants

Each whole GAMC Warrant entitles the registered holder to purchase one share of Post-Combination Company Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, except as described below. Pursuant to the Warrant Agreement, a holder may exercise its GAMC Warrants only for a whole number of shares of Post-Combination Company Common Stock. This means only a whole GAMC Warrant may be exercised at a given time by a GAMC Warrant holder. The GAMC Warrants will expire on the five-year anniversary of the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Post-Combination Company Common Stock pursuant to the exercise of a GAMC Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Post-Combination Company Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Post-Combination Company Common Stock is available, subject to our satisfying our obligations described below with respect to registration. No GAMC Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their GAMC Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

GAMC did not register the shares of common stock issuable upon exercise of the GAMC Warrants at the time of the IPO. However, the Warrant Agreement obligates us as soon as practicable after the closing of the Business Combination, but in no event later than 20 business days after the closing of the Business Combination, to use our commercially reasonable efforts to file with the SEC, and within 60 business days following the Business Combination to have declared effective, a registration statement covering the issuance of the shares of Post-Combination Company Common Stock issuable upon exercise of the GAMC Warrants and to maintain a current prospectus relating to those shares of Post-Combination Company Common Stock until the GAMC Warrants expire or are redeemed. Notwithstanding the above, if the Post-Combination Company Common Stock is at the time of any exercise of a GAMC Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of GAMC Warrants who exercise their GAMC Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. To exercise GAMC Warrants on a cashless basis, each holder would pay the exercise price by surrendering the GAMC Warrants in exchange for a number of shares of Post-Combination Company Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of (a) the number of shares of Post-Combination Company Common Stock underlying the warrants and (b) the excess of the “fair market value” of our Post-Combination Company Common Stock (defined below) over the exercise price of the GAMC Warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume-weighted average last reported sale price of the Post-Combination Company Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent.

Redemption of GAMC Warrants when the price per share of Post-Combination Company Common Stock equals or exceeds $18.00

Once the GAMC Warrants become exercisable, we may redeem the outstanding GAMC Warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per GAMC Warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each GAMC Warrant holder; and

•        if, and only if, the last reported sale price of our Post-Combination Company Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the GAMC Warrant holders.

If and when the GAMC Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem GAMC Warrants even if the holders are otherwise unable to exercise their GAMC Warrants.

If the foregoing conditions are satisfied and we issue a notice of redemption of the GAMC Warrants, each GAMC Warrant holder will be entitled to exercise its GAMC Warrant prior to the scheduled redemption date. However, the price of the Post-Combination Company Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 GAMC Warrant exercise price after the redemption notice is issued.

Redemption of GAMC Warrants when the price per share of Post-Combination Company Common Stock equals or exceeds $10.00

Once the GAMC Warrants become exercisable, we may redeem the outstanding GAMC Warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.10 per GAMC Warrant provided that holders will be able to exercise their GAMC Warrants on a cashless basis prior to redemption and receive that number of shares of Post-Combination Company Common Stock determined by reference to the table below, based on the redemption date and the “fair market value” of our Post-Combination Company Common Stock (as defined below) except as otherwise described below;

•        upon a minimum of 30 days’ prior written notice of redemption;

•        if, and only if, the last reported sale price of our Post-Combination Company Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the GAMC Warrant holders;

•        if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding GAMC Warrants, as described above; and

•        if, and only if, there is an effective registration statement covering the issuance of the shares of Post-Combination Company Common Stock issuable upon exercise of the GAMC Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of Post-Combination Company Common Stock that a GAMC Warrant holder will receive upon cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Post-Combination Company Common Stock on the corresponding redemption date (assuming holders elect to exercise their GAMC Warrants and such GAMC Warrants are not redeemed for $0.10 per GAMC Warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of GAMC Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the GAMC Warrants, each as set forth in the table below.

Pursuant to the GAMC Warrant Agreement, references above to Post-Combination Company Common Stock shall include a security other than Post-Combination Company Common Stock into which the Post-Combination Company Common Stock has been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the tables below will not be adjusted solely as a result of us not being the surviving entity following our initial business combination.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a GAMC Warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a GAMC Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a GAMC Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a GAMC Warrant.

Redemption Date (period to expiration of GAMC Warrants)	Fair Market Value of Post-Combination Company Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Post-Combination Company Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Post-Combination Company Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the GAMC Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the GAMC Warrants, holders may choose to, in connection with this redemption feature, exercise their GAMC Warrants for 0.277 shares of Post-Combination Company Common Stock for each whole GAMC Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Post-Combination Company Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the GAMC Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the GAMC Warrants, holders may choose to, in connection with this redemption feature, exercise their GAMC Warrants for 0.298 shares of Post-Combination Company Common Stock for each whole GAMC Warrant. In no event will the GAMC Warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Post-Combination Company Common Stock per GAMC Warrant (subject to adjustment). Finally, as reflected in the table above, if the GAMC Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Post-Combination Company Common Stock.

This redemption feature is structured to allow for all of the outstanding GAMC Warrants (other than the Private Placement Warrants) to be redeemed when the Post-Combination Company Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Post-Combination Company Common Stock is below the exercise price of the GAMC Warrants. This redemption feature provide us with the flexibility to redeem the GAMC Warrants without the GAMC Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of GAMC Warrants when the price per share of Post-Combination Company Common Stock equals or exceeds $18.00.” Holders choosing to exercise their GAMC Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their GAMC Warrants based on an option pricing model with a fixed volatility input as of March 16, 2021. This redemption right provides us an additional mechanism by which to redeem all of the outstanding GAMC Warrants, and therefore have certainty as to our capital structure as the GAMC Warrants would no longer be outstanding and would have been exercised or redeemed, and we will effectively be required to pay the redemption price to GAMC Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the GAMC Warrants if we determine it is in our best interest to do so. As such, we expect we would redeem the GAMC Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the GAMC Warrants and pay the redemption price to the GAMC Warrant holders.

As stated above, we can redeem the GAMC Warrants when the Post-Combination Company Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing GAMC Warrant holders with the opportunity to exercise their GAMC Warrants on a cashless basis for the applicable number of shares of Post-Combination Company Common Stock. If we choose to redeem the GAMC Warrants when the Post-Combination Company Common Stock is trading at a price below the exercise price of the GAMC Warrants, this could result in the GAMC Warrant holders receiving fewer shares of Post-Combination Company Common Stock than they would have received if they had chosen to wait to exercise their GAMC Warrants for shares of Post-Combination Company Common Stock if and when shares of Post-Combination Company Common Stock were trading at a price higher than the exercise price of $11.50 per share.

No fractional shares of Post-Combination Company Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Post-Combination Company Common Stock to be issued to the holder. If, at the time of redemption, the GAMC Warrants are exercisable for a security other than the shares of Post-Combination Company Common Stock pursuant to the GAMC Warrant Agreement (for instance, if we are not the surviving company in our initial business combination), the GAMC Warrants may be exercised for such security.

Redemption Procedures and Cashless Exercise

If we call the GAMC Warrants for redemption as described above under “— Redemption of GAMC Warrants when the price per share of Post-Combination Company Common Stock equals or exceeds $18.00,” our management will have the option to require all holders that wish to exercise GAMC Warrants to do so on a “cashless basis” (such option, the “Cashless Exercise Option”). In determining whether to require all holders to exercise their GAMC Warrants on a “cashless basis,” our management may consider, among other factors, our cash position, the number of GAMC Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Post-Combination Company Common Stock issuable upon the exercise of our GAMC Warrants. To exercise GAMC Warrants on a cashless basis, each holder would pay the exercise price by surrendering the GAMC Warrants in exchange for a number of shares of Post-Combination Company Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of (a) the number of shares of Post-Combination Company Common Stock underlying the GAMC Warrants and (b) the excess of the “fair market value” (defined below) over the exercise price of the GAMC Warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the average last reported sale price of the Post-Combination Company Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to Continental Stock Transfer & Trust Company, as warrant agent. If our management takes advantage of this Cashless Exercise Option, the notice of redemption will contain the information necessary to calculate the number of shares of Post-Combination Company Common Stock to be received upon exercise of the GAMC Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a GAMC Warrant redemption. The Cashless Exercise Option feature may be an attractive option to us if we do not need the cash from the exercise of the GAMC Warrants after the Business Combination. If we call our GAMC Warrants for redemption and our management does not take advantage of this Cashless Exercise Option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other GAMC Warrant holders would have been required to use had all GAMC Warrant holders been required to take advantage of this Cashless Exercise Option, as described in more detail below.

A holder of a GAMC Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such GAMC Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Post-Combination Company Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Post-Combination Company Common Stock is increased by a stock dividend payable in shares of Post-Combination Company Common Stock, or by a split-up of shares of Post-Combination Company Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Post-Combination Company Common Stock issuable on exercise of each GAMC Warrant will be increased in proportion to such increase in the outstanding shares of Post-Combination Company Common Stock. A rights offering to holders of Post-Combination Company Common Stock entitling holders to purchase shares of Post-Combination Company Common Stock at a price less than the “fair market value” will be deemed a stock dividend of a number of shares of Post-Combination Company Common Stock equal to the product of (1) the number of shares of Post-Combination Company Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Post-Combination Company Common Stock) multiplied by (2) one minus the quotient of (x) the price per share of Post-Combination Company Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Post-Combination Company Common Stock, in determining the price payable for Post-Combination Company Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Post-Combination Company Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Post-Combination Company Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the GAMC Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Post-Combination Company Common Stock on account of such shares of Post-Combination Company Common Stock (or other shares of our capital stock into which the GAMC Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Post-Combination Company Common Stock in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of Post-Combination Company Common Stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemptions in connection with the Business Combination or to redeem 100% of our Post-Combination Company Common Stock if we do not complete the Business Combination by the date by which GAMC is required by the terms of its certificate of incorporation to consummate an initial business or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the GAMC Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Post-Combination Company Common Stock in respect of such event.

If the number of outstanding shares of our Post-Combination Company Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Post-Combination Company Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Post-Combination Company Common Stock issuable on exercise of each GAMC Warrant will be decreased in proportion to such decrease in outstanding shares of Post-Combination Company Common Stock.

Whenever the number of shares of Post-Combination Company Common Stock purchasable upon the exercise of the GAMC Warrants is adjusted, as described above, the GAMC Warrant exercise price will be adjusted by multiplying the GAMC Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Post-Combination Company Common Stock purchasable upon the exercise of the GAMC Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Post-Combination Company Common Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of Post-Combination Company Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at a newly issued price of less than $9.20 per share of Post-Combination Company Common Stock, (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the completion of our initial business combination (net of redemptions), and (z) the Market Value of our Post-Combination Company Common Stock is below $9.20 per share, the exercise price of the GAMC Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the newly issued price, and the $10.00 and $18.00 per share redemption trigger price described above under “— Redemption of GAMC Warrants when the price per share of our Post-Combination Company Common Stock equals or exceeds $10.00” and “— Redemption of GAMC Warrants when the price per share of Post-Combination Company Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the newly issued price, respectively.

In case of any reclassification or reorganization of the outstanding shares of Post-Combination Company Common Stock (other than those described above or that solely affects the par value of such shares of Post-Combination Company Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Post-Combination Company Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the GAMC Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the GAMC Warrants and in lieu of the shares of our Post-Combination Company Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the GAMC Warrants would have received if such holder had exercised their GAMC Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each GAMC Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the redemption of shares of Post-Combination Company Common Stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act)

of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Post-Combination Company Common Stock, the holder of a GAMC Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such GAMC Warrant holder had exercised the GAMC Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Post-Combination Company Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the GAMC Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Post-Combination Company Common Stock in such a transaction is payable in the form of Post-Combination Company Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the GAMC Warrant properly exercises the GAMC Warrant within thirty days following public disclosure of such transaction, the GAMC Warrant exercise price will be reduced as specified in the GAMC Warrant Agreement based on the per share consideration minus Black-Scholes GAMC Warrant Value (as defined in the GAMC Warrant Agreement) of the GAMC Warrant.

The GAMC Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Warrant Agreement, which is included as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a description of the terms and conditions applicable to the GAMC Warrants. The Warrant Agreement provides that the terms of the GAMC Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding GAMC Warrants to make any change that adversely affects the interests of the registered holders of GAMC Warrants.

The GAMC Warrant holders do not have the rights or privileges of holders of Post-Combination Company Common Stock and any voting rights until they exercise their GAMC Warrants and receive shares of Post-Combination Company Common Stock. After the issuance of shares of Post-Combination Company Common Stock upon exercise of the GAMC Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional GAMC Warrants will be issued upon separation of the units and only whole GAMC Warrants will trade.

Private Placement Warrants

The Private Placement Warrants (including the warrants that may be issued upon conversion of working capital loans and the Post-Combination Company Common Stock issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination except under limited circumstances, and they will not be redeemable by us so long as they are held the Sponsor or its permitted transferees except under limited circumstances. The Sponsor, or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis and the Sponsor or its permitted transferees will also have certain registration rights related to the Private Placement Warrants (including the shares of Post-Combination Company Common Stock issuable upon exercise of the Private Placement Warrants), as described below. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the GAMC Warrants, including as to exercise price, exercisability and exercise period. If any Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, such Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the GAMC Warrants. Each of the warrants that may be issued upon conversion of working capital loans shall be identical to the Private Placement Warrants.

If holders of the Private Placement Warrants elect to exercise the underlying warrants on a cashless basis, they would pay the exercise price by surrendering warrants for that number of shares of Post-Combination Company Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Post-Combination Company Common Stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value.

The “Sponsor fair market value” shall mean the average last reported sale price of the Post-Combination Company Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent.

In order to fund working capital deficiencies, finance transaction costs in connection with the Business Combination, or make Extension Payments, as of December 31, 2023, the Sponsor loaned GAMC an aggregate of $1,878,689 in unsecured promissory notes. If we complete the Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

GAMC is incorporated under the laws of the State of Delaware and the rights of GAMC stockholders are governed by the laws of the State of Delaware, including the DGCL, the Existing Certificate of Incorporation and GAMC’s current bylaws. Bolt Threads is incorporated under the laws of the State of Delaware, and the rights of Bolt Threads Stockholders are governed by the laws of the State of Delaware, including the DGCL, Bolt Threads’ current certificate of incorporation (the “Bolt Threads Charter”) and the current bylaws of Bolt Threads (the “Bolt Threads Bylaws”). As a result of the Business Combination, GAMC stockholders who do not elect to redeem their shares of GAMC Class A Common Stock and Bolt Threads Stockholders who receive shares of the Post-Combination Company Common Stock will each become Post-Combination Company stockholders. The Post-Combination Company will be incorporated under the laws of the State of Delaware and the rights of the Post-Combination Company stockholders will be governed by the laws of the State of Delaware, including the DGCL, and, assuming the adoption of the Charter Amendment Proposal, the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws. Thus, following the Business Combination, the rights of GAMC stockholders and Bolt Threads Stockholders who become the Post-Combination Company stockholders will continue to be governed by Delaware law but will no longer be governed by the Existing Certificate of Incorporation or GAMC’s current bylaws (with respect to GAMC stockholders) or the Bolt Threads Charter or Bolt Threads Bylaws (with respect to Bolt Threads Stockholders) and instead will be governed by the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of GAMC stockholders under the Existing Certificate of Incorporation and GAMC’s current bylaws (left column), and the rights of the Post-Combination Company stockholders under the forms of the Proposed Certificate of Incorporation and the Post-Combination Company Bylaws (right column), which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of the DGCL.

GAMC	The Post-Combination Company
Authorized Capital Stock

The total number of authorized shares of all classes of capital stock which GAMC is authorized to issue is 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, par value $0.0001 per share, including (i) 200,000,000 shares of Class A common stock and (ii) 20,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock par value $0.0001 per share.

The total number of authorized shares of all classes of capital stock which the Post-Combination Company is authorized to issue is 550,000,000 shares, consisting of (a) 500,000,000 shares of common stock, $0.0001 par value per share, and (b) 50,000,000 shares of preferred stock, $0.0001 par value per share.

Upon the filing of the Proposed Certificate of Incorporation, each outstanding share of GAMC Class A common stock and GAMC Class B common stock will be redesignated as the Post-Combination Company common stock.

Rights of Preferred Stock

Subject to certain requirements relating to an initial business combination set forth in the Existing Certificate of Incorporation, the GAMC Board is expressly authorized to provide out of the unissued shares of the preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications,

The Proposed Certificate of Incorporation authorizes the board of directors, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of preferred stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and

GAMC	The Post-Combination Company

limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the GAMC Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL.

relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.

Voting Rights

Except as otherwise required by law or the Existing Certificate of Incorporation (including any preferred stock designation), the holders of shares of GAMC Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the GAMC Common Stock are entitled to vote.

Each outstanding share of the Post-Combination Company common stock will entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Post-Combination Company for their vote; provided, however, that, except as otherwise required by law, holders of the Post-Combination Company common stock will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock).

Cumulative Voting

Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation. However, the Existing Certificate of Incorporation does not authorize cumulative voting.

Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Proposed Certificate of Incorporation does not authorize cumulative voting.

Number of Directors and Structure of Board

The Existing Certificate of Incorporation provides that the number of directors of GAMC shall be fixed exclusively by resolution of the GAMC Board. The Existing Certificate of Incorporation divides the GAMC Board into three classes of directors, as nearly equal in number as possible, with each class being elected to a staggered three-year term. Each director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation or removal.

The Proposed Certificate of Incorporation provides that, subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the total number of authorized directors (the “Whole Board”) will be fixed from time to time exclusively by resolution adopted from time to time by the Whole Board. The Proposed Certificate of Incorporation divides the board of directors into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term. Each director will hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

GAMC	The Post-Combination Company
Election of Directors

Subject to the rights of the holders of any series of the preferred stock to elect directors, the Existing Certificate of Incorporation and GAMC’s current bylaws require that the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

The Post-Combination Company Bylaws require that directors be elected by a plurality of the votes cast at the meeting.
Manner of Acting by Board

GAMC’s current bylaws provide that a majority of the GAMC Board shall constitute a quorum for the transaction of business at any meeting of the board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board, except as may be otherwise specifically provided by applicable law, the Existing Certificate of Incorporation or GAMC’s current bylaws.

The Post-Combination Company Bylaws provide that a majority of the Whole Board will constitute a quorum for the transaction of business, and the vote of a majority of the directors present at a meeting at which a quorum is present will be the act of the board.

Removal of Directors

The Existing Certificate of Incorporation provides that, subject to the rights of the holders of any series of preferred stock to elect directors, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The Proposed Certificate of Incorporation provides that, subject to the special rights of the holders of any series of preferred stock, no director may be removed from the board of directors except for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of then-outstanding shares of capital stock of the Post-Combination Company entitled to vote at an election of directors.

Vacancies on the Board

The Existing Certificate of Incorporation provides that, subject to the special rights of the holders of any series of preferred stock to elect directors, if any, newly created directorships resulting from an increase in the number of directors and any vacancies on the GAMC Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

The Proposed Certificate of Incorporation provides that, subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in the board of directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the Post-Combination Company stockholders.

Special Meetings of the Board

GAMC’s current bylaws provide that special meetings of the GAMC Board (a) may be called by the chairman of the board or president and (b) shall be called by the chairman of the board, president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request.

The Post-Combination Company Bylaws provide that special meetings of the board of directors may be called by the chairperson of the Post-Combination Board, the chief executive officer of the Post-Combination Company, the president or the secretary of the Post-Combination Company or a majority of the total number of directors constituting the Post-Combination Board.

GAMC	The Post-Combination Company
Amendments to Certificate of Incorporation

The Existing Certificate of Incorporation provides that GAMC reserves the right at any time and from time to time to amend, alter, change or repeal any provision of the Existing Certificate of Incorporation (including any preferred stock designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by the Existing Certificate of Incorporation and the DGCL. Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and a majority of the combined voting power of then-outstanding shares of voting stock, voting together as a single class, subject to certain higher thresholds for amendments to provisions related to GAMC’s status as a blank check company.

Notwithstanding anything to the contrary contained in the Existing Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no amendment to Article IX (Business Combination Requirements; Existence) of the Existing Certificate of Incorporation shall be effective prior to the consummation of GAMC’s initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then-outstanding shares of the GAMC Common Stock.

Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and a majority of the combined voting power of then-outstanding shares of voting stock, voting together as a single class.

Notwithstanding the foregoing, the Proposed Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds (2/3) of the total voting power of all of then-outstanding shares of stock of the Post-Combination Company entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind, in whole or in part, or adopt any provision inconsistent with, Part B of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, and Article X.

Amendments to Bylaws

The Existing Certificate of Incorporation provides that GAMC Board shall have the power to adopt, amend, alter or repeal the bylaws. The affirmative vote of a majority of the board shall be required to adopt, amend, alter or repeal the bylaws. GAMC’s current bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of GAMC required by law or the Existing Certificate of Incorporation (including any preferred stock designation), the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of GAMC entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the bylaws.

The Proposed Certificate of Incorporation provides that the Post-Combination Company Bylaws may be adopted, amended or repealed by the Post-Combination Board. The stockholders of the Post-Combination Company may also adopt, amend or repeal the Post-Combination Company Bylaws provided, however, that such action by stockholders shall require, in addition to any other vote required by the Proposed Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of then-outstanding shares of the voting stock of the Post-Combination Company with the power to vote generally in an election of directors, voting together as a single class.

Quorum for Stockholder Meeting

Except as otherwise provided by applicable law, the Existing Certificate of Incorporation, or GAMC’s current bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of GAMC representing a majority of the voting power of all outstanding shares of capital stock of GAMC entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a

Except as otherwise provided by applicable law, the Proposed Certificate of Incorporation or the Post-Combination Company Bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

GAMC	The Post-Combination Company

class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Stockholder Action by Written Consent

The Existing Certificate of Incorporation provides that, except as may be otherwise provided for or fixed relating to the rights of the holders of any outstanding series of preferred stock, any action required or permitted to be taken by GAMC stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the GAMC Class B Common Stock with respect to which action may be taken by written consent.

The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Post-Combination Company must be effected at an annual or special meeting of stockholders of the Post-Combination Company and shall not be taken by written consent in lieu of a meeting.

Special Stockholder Meetings

GAMC’s current bylaws provide that, subject to the rights of the holders of any outstanding series of preferred stock and to the requirement of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the chairman of the GAMC Board, the chief executive officer, or the board pursuant to a resolution adopted by a majority of the board, and may not be called by any other person.

The Proposed Certificate of Incorporation provides that, subject to the special rights of the holders of one or more series of preferred stock, special meetings of the stockholders of the Post-Combination Company may be called, for any purpose or purposes, at any time only by or at the direction of the Post-Combination Board, the chairperson of the Post-Combination Board, the chief executive officer or the president, and shall not be called by any other person or persons.

Manner of Acting by Stockholders

GAMC’s current bylaws provide that at all meetings of stockholders all matters other than the election of directors presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Existing Certificate of Incorporation, GAMC’s current bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

The Post-Combination Company Bylaws provide that every matter other than the election of directors will be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter, unless otherwise provided by applicable law, rule or regulation applicable to the Post-Combination Company or its securities, the rules or regulations of any stock exchange applicable to the Post-Combination Company, the Proposed Certificate of Incorporation or the Post-Combination Company Bylaws.

Notice of Stockholder Meetings

GAMC’s current bylaws provide that written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the permitted manners set forth in the bylaws to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by GAMC not less than 10 nor more than 60 days before the date of the meeting unless otherwise

The Post-Combination Company Bylaws provide that notice of all meetings of the Post-Combination Company stockholders will be given in writing or by electronic transmission not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

GAMC	The Post-Combination Company

required by the DGCL. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in GAMC’s notice of meeting (or any supplement thereto).

Advance Notice Provisions

Business other than nomination of persons for election as directors

Any proper business, including the election of directors, may be transacted at the annual meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. No business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in GAMC’s notice of meeting (or any supplement thereto) given by or at the direction of the GAMC Board, (b) otherwise properly brought before the annual meeting by or at the direction of the board or (c) otherwise properly brought before the annual meeting by any GAMC stockholder (i) who is a stockholder of record entitled to vote at such annual meeting and (ii) whose notice is timely.

To be timely, a stockholder’s notice must be received not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90th day before the meeting and (B) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by GAMC. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the bylaws.

Business other than nomination of persons for election as directors

The Post-Combination Company Bylaws provide that business proposals to be considered by the stockholders of the Post-Combination Company may be made at an annual meeting of stockholders only: (i) pursuant to the Post-Combination Company’s notice of such meeting (or any supplement thereto) or (ii) by any stockholder of the Post-Combination Company who was a stockholder of record at the time of giving of the notice (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in the Post-Combination Company Bylaws.

To be timely, a Record Stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Post-Combination Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a Record Stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting is first made by the Post-Combination Company; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a Record Stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Post-Combination Company (such notice within such time periods, “Timely Notice”).

GAMC	The Post-Combination Company

Stockholder nominations of persons for election as directors

Nominations of persons for election to the GAMC Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in GAMC’s notice of such special meeting, may be made (a) by or at the direction of the GAMC Board or (b) by any GAMC stockholder (1) who is a stockholder of record entitled to vote at the meeting, (2) who is a stockholder on the record date for the determination of stockholders entitled to vote at such meeting and (3) who complies with the notice procedures set forth in the bylaws.

For a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice must be received (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90th day before the meeting and (B) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by GAMC and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by GAMC. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the bylaws.

Stockholder nominations of persons for election as directors

The Post-Combination Company Bylaws provide that nominations of persons for election to the board of directors may be made at an annual meeting of stockholders only: (i) by or at the direction of the Post-Combination Board, including by any committee or persons authorized to do so by the Post-Combination Board or the Post-Combination Company Bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Post-Combination Company both at the time of giving the notice and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with the notice (including Timely Notice as defined above) and other procedures set forth in the Post-Combination Company Bylaws.

Limitation of Liability of Directors and Officers

The Existing Certificate of Incorporation provides that a director of GAMC shall not be personally liable to GAMC or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Proposed Certificate of Incorporation provides that no director or officer of the Post-Combination Company shall have any personal liability to the Post-Combination Company or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

GAMC	The Post-Combination Company
Indemnification of Directors, Officers, Employees and Agents

The Existing Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, GAMC shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of GAMC or, while a director or officer of GAMC, is or was serving at the request of GAMC as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding.

GAMC’s current bylaws also provide that GAMC must indemnify and advance expenses to its directors and officers to the fullest extent authorized by applicable law. GAMC also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for GAMC’s directors, officers and certain employees for some liabilities.

The DGCL generally permits a corporation to indemnify its directors, officers, employees and agents acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The Post-Combination Company Bylaws provide that the Post-Combination Company will indemnify and hold harmless each director or officer, or person who is or was serving at the request of the Corporation as a director, officer, employee or agent or trustee of another corporation, or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, who was or is a party to, or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative or any other type whatsoever, to the fullest extent permitted by the DGCL, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

Corporate Opportunity

The Existing Certificate of Incorporation provides that, to the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to GAMC or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of GAMC unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of GAMC and such opportunity is one GAMC is legally and contractually permitted to undertake and would otherwise be reasonable for GAMC to pursue and the director or officer is permitted to refer that opportunity to GAMC without violating any legal obligation.

The Post-Combination Company Bylaws do not provide for the doctrine of corporate opportunity.

GAMC	The Post-Combination Company
Exclusive Forum Selection

The Existing Certificate of Incorporation requires, unless GAMC consents in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on GAMC’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to GAMC or its stockholders, (iii) any action asserting a claim against GAMC, its directors, officers or employees arising pursuant to any provision of the DGCL or the Existing Certificate of Incorporation or GAMC’s current bylaws, or (iv) any action asserting a claim against GAMC, its directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel.

Notwithstanding the foregoing, the Existing Certificate of Incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act, the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction.

The Proposed Certificate of Incorporation provides that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on behalf of the Post-Combination Company; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Post-Combination Company to the Post-Combination Company or to the Post-Combination Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Post-Combination Company Bylaws or Proposed Certificate of Incorporation or (iv) any action, suit or proceeding asserting a claim against the Post-Combination Company governed by the internal affairs doctrine; and (b) subject to the preceding provisions, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) above and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

GAMC	The Post-Combination Company
Liquidation

The Existing Certificate of Incorporation provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock and certain provisions of the Existing Certificate of Incorporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of GAMC, after payment or provision for payment of the debts and other liabilities of GAMC, the holders of shares of GAMC Common Stock shall be entitled to receive all the remaining assets of GAMC available for distribution to its stockholders, ratably in proportion to the number of shares of GAMC Common Stock held by them.

Under the DGCL, unless the board of directors approves a proposal to dissolve, a dissolution of the Post-Combination Company must be approved by the written consent of stockholders holding 100% of the total voting power of the Post-Combination Company. If a dissolution is initially approved by the board of directors, it may be approved by the holders of a majority of the outstanding stock of the Post-Combination Company entitled to vote thereon.

Upon dissolution, after satisfaction of the claims of creditors, the assets of the Post-Combination Company would be distributed to stockholders in accordance with their respective interests, including any rights a holder of shares of preferred stock may have to preferred distributions upon dissolution or liquidation of the Post-Combination Company.

Redemption Rights

The Existing Certificate of Incorporation provides that, until the consummation of GAMC’s initial business combination (unless such provision is amended with the approval of holders of 65% of the GAMC Common Stock), GAMC shall provide all holders of the Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of an initial business combination pursuant to, and subject to certain limitations set forth in, the Existing Certificate of Incorporation for cash equal to the applicable redemption price per share.

The Proposed Certificate of Incorporation does not provide for redemption rights.

RESTRICTIONS ON RESALE OF COMMON STOCK

Overview

Upon completion of the Business Combination, the Post-Combination Company will have 500,000,000 shares of common stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to approximately 32,782,744 shares of common stock issued and outstanding, assuming no shares of GAMC Class A Common Stock are redeemed in connection with the Business Combination. All of the shares of GAMC Class A Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by Bolt Threads’ or the Post-Combination Company’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Post-Combination Company Common Stock in the public market could adversely affect prevailing market prices of the Post-Combination Company Common Stock.

As of the record date, there are [•] shares of GAMC Common Stock outstanding. Of these shares, the [•] Public Shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of GAMC’s affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining [•] shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are a total of 14,583,333 GAMC Warrants outstanding. Each warrant is exercisable for one share of GAMC Class A Common Stock, in accordance with the terms of the GAMC Warrant Agreement governing the GAMC Warrants. 9,583,333 of these GAMC Warrants are public warrants and are freely tradable, except for any warrants purchased by one of GAMC’s affiliates within the meaning of Rule 144 under the Securities Act. In addition, the Private Placement Warrants may not (including the GAMC Class A Common Stock issuable upon exercise of such Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders of such Private Placement Warrants until 30 days after the completion of GAMC’s initial business combination. GAMC has agreed to maintain an effective registration statement under the Securities Act covering the 5,000,000 shares of GAMC Class A Common Stock that may be issued upon the exercise of the Private Placement Warrants.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of the Post-Combination Company for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Post-Combination Company at the time of, or at any time during the three months preceding, a sale and (ii) the Post-Combination Company is subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of the Post-Combination Company for at least six months but who are affiliates of the Post-Combination Company at the time of, or at any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•        1% of the then-outstanding equity shares of the same class; or

•        the average weekly trading volume of the Post-Combination Company common stock of the same class or the Post-Combination Company warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of the Post-Combination Company under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about the Post-Combination Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, GAMC’s initial stockholders will be able to sell their Founder Shares and Private Placement Warrants (including the GAMC Class A Common Stock issuable upon exercise of such Private Placement Warrants), as applicable, pursuant to Rule 144 without registration approximately one year after GAMC has completed its initial business combination.

Following the Closing, the Post-Combination Company will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

Registration Rights and Lock-Up Agreement

In connection with the Business Combination, the Post-Combination Company, the Sponsor, certain stockholders of GAMC, and certain stockholders of Bolt Threads, will enter into the Registration Rights and Lock-Up Agreement at Closing.

The Registration Rights and Lock-Up Agreement provides for the securities of the Post-Combination Company held by the Holders to be locked-up for a period of six months following the Closing, subject to certain exceptions, including that the Sponsor will be permitted to sell up to $2,875,000 of the Post-Combination Company Common Stock during such period to cover any excise tax liability of GAMC for 2023 under Section 4501 of the Code arising from redemptions of shares of GAMC Class A Common Stock by GAMC’s stockholders.

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights and Lock-Up Agreement.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding (i) the actual beneficial ownership of GAMC Common Stock as of December 31, 2023 and (ii) expected beneficial ownership of the Post-Combination Company Common Stock immediately following the Closing, assuming that no Public Shares are converted, and alternatively that [•] Public Shares are converted, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of GAMC Common Stock or of the Post-Combination Company Common Stock;

•        each of GAMC’s current executive officers and directors;

•        each person who will become an executive officer or director of the Post-Combination Company; and

•        all executive officers and directors of GAMC as a group pre-Business Combination and all executive officers and directors of the Post-Combination Company post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, GAMC believes that all persons named in the table have sole voting and investment power with respect to all shares of GAMC Common Stock beneficially owned by them.

The beneficial ownership of shares of GAMC Common Stock pre-Business Combination is based on 7,765,437 shares of GAMC Common Stock (including 577,937 Public Shares and 7,187,500 Founder Shares) issued and outstanding as of December 31, 2023.

The expected beneficial ownership of shares of the Post-Combination Company Common Stock post-Business Combination assuming none of the Public Shares are redeemed has been determined based upon the following: (i) that no Public Stockholders exercise their redemption rights in connection with the Business Combination (“No Additional Redemptions Scenario”), (ii) that none of the investors set forth in the table below has purchased or purchases shares of GAMC Common Stock (pre-Business Combination) or the Post-Combination Company Common Stock (post-Business Combination), (iii) that 2,787,457 shares of GAMC Common Stock are issued to the PIPE Subscribers, including 800,000 to the Sponsor, (iv) that 23,029,850 shares of the Post-Combination Company Common Stock are issued to the Bolt Threads Stockholders at the Closing (based on an illustrative Exchange Ratio under the Business Combination Agreement of approximately 0.4825), and (v) there will be an aggregate of 32,782,744 shares of the Post-Combination Company Common Stock issued and outstanding at Closing. The actual Exchange Ratio will be calculated based on Bolt Threads’ outstanding capital stock as of immediately prior to the Effective Time.

The expected beneficial ownership of shares of the Post-Combination Company Common Stock post-Business Combination assuming the maximum number of Public Shares have been redeemed has been determined based on the following: (i) that holders of all Public Shares exercise their redemption rights in connection with the Business Combination (maximum conversion scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of GAMC Common Stock (pre-Business Combination) or the Post-Combination Company Common Stock (post-Business Combination), (iii) that 2,787,457 shares of GAMC Common Stock are issued to the PIPE Subscribers, including 800,000 to the Sponsor, (iv) that 23,029,850 shares of the Post-Combination Company Common Stock are issued to the Bolt Threads Stockholders at the Closing (based on an illustrative Exchange Ratio under the Business Combination Agreement of approximately 0.4825), and (v) there will be an aggregate of 32,204,807 shares of the Post-Combination Company Common Stock issued and outstanding at Closing. The actual Exchange Ratio will be calculated based on Bolt Threads’ outstanding capital stock as of immediately prior to the Effective Time.

			After the Business Combination
	Before the Business Combination		Assuming No Additional Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owner(1)	Number of shares of GAMC Common Stock(2)	%(3)	Number of shares of Post- Combination Company Common Stock	%	Number of shares of Post- Combination Company Common Stock	%
GAMC Directors and Executive Officers Pre-Business Combination
Timothy Babich(4)(5)	7,047,500	90.8%
Jacob Doft(4)(5)	7,047,500	90.8%
Lance Hirt(4)(5)	7,047,500	90.8%
Andrew Rechtschaffen(4)(5)	7,047,500	90.8%
Brett Barth(6)	35,000	*
Lloyd Dean(6)	35,000	*
Jack Hidary(6)	35,000	*
Steven Klosk(6)	35,000	*
All Directors and Executive Officers of GAMC as a group (eight individuals)	7,187,500	92.6%
GAMC Five Percent Holders Pre-Business Combination
Golden Arrow Sponsor, LLC(4)(5)	7,047,500	90.8%
Fir Tree Capital Management LP(7)(10)	2,051,217
The Goldman Sachs Group, Inc.(8)(10)	583,287
Jane Street Group, LLC(9)(10)	2,096,562
Directors and Executive Officers of Post-Combination Company Post-Business Combination
Daniel Widmaier(11)	—	—
David Breslauer(12)	—	—
Randy Befumo(13)	—	—
Cintia Nardi(14)	—	—
All Directors and Executive Officers of Post-Combination Company as a Group (five individuals)(15)
Five Percent Holders of Post-Combination Company Post-Business Combination:
Entities affiliated with Foundation Capital(16)	—	—
Anderson Investments Pte. Ltd.(17)	—	—
Scottish Mortgage Investment TrustPLC(18)	—	—
Formation8 Partners Fund I, L.P.(19)	—	—
Entities affiliated with Top Tier Capital Partners(20)	—	—
Golden Arrow Sponsor, LLC(4)(5)	7,047,500	75.9%
Fir Tree Capital Management LP(7)(10)	2,051,217
Jane Street Group, LLC(9)(10)	2,096,562

____________

*        Less than 1%

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Golden Arrow Merger Corp., 10 E. 53rd Street, 13th Floor, New York, NY 10022.

(2)      Interests shown consist solely of Founder Shares consisting of 7,047,500 shares of GAMC Class A Common Stock and 140,000 shares of GAMC Class B Common Stock. Shares of GAMC Class B Common Stock will automatically convert into shares of GAMC Class A Common Stock at the time of our initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment.

(3)      Based on 7,765,437 shares of GAMC Common Stock outstanding at [•], 2024, of which 7,625,437 were GAMC Class A Common Stock and 140,000 were GAMC Class B Common Stock.

(4)      Golden Arrow Sponsor, LLC, the Sponsor, is the record holder of the Founder Shares reported herein. According to a Schedule 13G filed on February 14, 2022, the Sponsor is controlled by Messrs. Babich, Doft, Hirt and Rechtschaffen. Accordingly, Messrs. Babich, Doft, Hirt and Rechtschaffen share voting and dispositive power over the Founder Shares held by the Sponsor and may be deemed to beneficially own such shares.

(5)      Interests shown consist solely of GAMC Class A Common Stock.

(6)      Interests shown consist solely of GAMC Class B Common Stock.

(7)      According to a Schedule 13G filed with the SEC on February 14, 2022 by Fir Tree Capital Management LP, an investment adviser. The business address of Fir Tree Capital Management LP is 55 West 46th Street, 29th Floor, New York, NY 10036.

(8)      According to a Schedule 13G filed with the SEC on February 7, 2023 by The Goldman Sachs Group, Inc., an investment adviser, and Goldman Sachs & Co. LLC. The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC. share voting and investment power over the shares. The business address of each of The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC is 200 West Street, New York, NY 10282.

(9)      According to a Schedule 13G filed with the SEC on February 14, 2023 by Jane Street Group, LLC, Jane Street Capital, LLC Jane Street Global Trading, LLC, share voting power and investment with respect to 2,096,562, 1,338,591 and 757,971 of the shares, respectively. The business address of the foregoing persons is 250 Vesey Street, 6th Floor, New York, NY 10281.

(10)    Number and percentage of shares beneficially owned does not include the impact of any redemptions or dispositions that occurred subsequent to the Schedule 13G filing. As such, the shares and percentages may not represent the current voting interest in GAMC.

(11)    Consists of (i)            shares of Post-Combination Company Common Stock that will be held following the Business Combination, (ii)            shares of Post-Combination Company Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of            and (iii)            shares of Post-Combination Company Common Stock that would be issuable upon the vesting of restricted stock units as of or within 60 days of            .

(12)    Consists of (i)            shares of Post-Combination Company Common Stock that will be held following the Business Combination, (ii)            shares of Post-Combination Company Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of            and (iii)            shares of Post-Combination Company Common Stock that would be issuable upon the vesting of restricted stock units as of or within 60 days of            .

(13)    Consists of (i)            shares of Post-Combination Company Common Stock that will be held following the Business Combination, (ii)            shares of Post-Combination Company Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of            and (iii)            shares of Post-Combination Company Common Stock that would be issuable upon the vesting of restricted stock units as of or within 60 days of            .

(14)    Consists of (i)            shares of Post-Combination Company Common Stock that will be held following the Business Combination, (ii)            shares of Post-Combination Company Common Stock that would be issuable upon exercise of options exercisable as of or within 60 days of            and (iii)            shares of Post-Combination Company Common Stock that would be issuable upon the vesting of restricted stock units as of or within 60 days of            .

(15)    Includes (i)            shares of Post-Combination Company Common Stock subject to options held by all executive officers and directors that are exercisable within 60 days of            , and (ii)            shares of Post-Combination Company Common Stock subject the vesting of restricted stock units within 60 days of            .

(16)    Consists of (i) _____ shares held of record by Foundation Capital VI, L.P. and (ii) ______ shares held of record by Foundation Capital VI Principals Fund, LLC. Foundation Capital Management Co. VI, LLC is the general partner of each of Foundation Capital VI, L.P. and Foundation Capital VI Principals Fund, LLC. William Elmore, Ashu Garg, Paul Holland, Charles Moldow, Mike Schuh, Steve Vassallo, and Warren Weiss are the managing members of Foundation Capital Management Co. VI, LLC and may be deemed to share voting and investment power over the shares held by Foundation Capital VI, L.P. and Foundation Capital VI Principals Fund, LLC. The address of each of these entities is 550 High Street, 3rd Floor, Palo Alto, CA 94301.

(17)    Anderson Investments Pte. Ltd. is a direct wholly owned subsidiary of Thomson Capital Pte. Ltd., which in turn is a direct wholly owned subsidiary of Tembusu Capital Pte. Ltd., which in turn is a direct wholly owned subsidiary of Temasek Holdings (Private) Limited and may be deemed to share voting and investment power over the shares held by Anderson Investments Pte.Ltd. The address of each of these entities is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

(18)    All shares of Post-Combination Common Stock are held by Baillie Gifford & Co. and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients. Securities representing more than 5% of the class are held on behalf of Scottish Mortgage

Investment Trust PLC, a close-ended investment trust which is managed by Baillie Gifford & Co. Limited, a wholly owned subsidiary of Baillie Gifford & Co. The address for these stockholders is c/o Baillie Gifford & Co, Calton Square 1 Greenside Row. Edinburgh Scotland, UK EH1 3AN.

(19)    Formation8 GP, LLC has sole voting and dispositive power with regard to the shares held by Formation8 Fund I, L.P. The managing members of Formation8 GP, LLC, are James Kim, Brian Koo, and Joe Lonsdale. The managing members of Formation8 GP, LLC, disclaim beneficial ownership of the shares held by Formation8 Fund I, L.P., except to the extent of their pecuniary interests therein. The address for Formation8 Fund I, L.P. is 4962 El Camino Real, Suite 212, Los Altos, CA 94022.

(20)    Represents shares held by Top Tier Venture Capital VII Holdings, Top Tier Venture Velocity Fund, L.P., TTBSP, L.P. — Opportunity Series and TTCP Co-Invest Overage Fund IX, L.P. (the “TTCP Funds”). Top Tier Capital Partners, LLC is the ultimate Manager of each of the TTCP Funds and may be deemed to beneficially own the shares held directly by each of the TTCP Funds. Each of Jessica Archibald, Sean Engel, Eric Fitzgerald, Garth Timoll, Sr. and David York make investment decisions for Top Tier Capital Partners, LLC and may be deemed to beneficially own the shares held directly by each of the TTCP Funds. Each of them disclaims beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The address for the TTCP Funds is 600 Montgomery Street, Suite 480, San Francisco, CA 94111.

Market Price and Dividend Information

GAMC

Market Price of GAMC Class A Common Stock, Warrants and Units

The GAMC Class A Common Stock, GAMC Warrants and GAMC Units are currently listed on the Nasdaq under the symbols “GAMC,” “GAMCW” and “GAMCU,” respectively. GAMC has applied to list the shares of common stock of the Post-Combination Company on Nasdaq under the symbol “BSLK” upon the Closing. All outstanding GAMC Units will be separated into their component securities immediately prior to the Closing. Accordingly, GAMC will not have any units following consummation of the Business Combination, and therefore there will be no Nasdaq listing of the GAMC Units following the consummation of the Business Combination.

The closing price of the GAMC Class A Common Stock, GAMC Warrants and GAMC Units on October 3, 2023, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.52, $[•] and $10.41, respectively. As of [•], 2024, the record date for the special meeting, the closing price for the GAMC Class A Common Stock, GAMC Warrants and GAMC Units was $[•], $[•] and $[•], respectively.

Holders

As of [•], 2024, the record date for the special meeting, there were [•] holders of record GAMC Units, [•] holders of record of GAMC Class A Common Stock, [•] holders of record of GAMC Class B Common Stock and [•] holders of record of GAMC Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose GAMC Units, GAMC Class A Common Stock and GAMC Warrants are held of record by banks, brokers and other financial institutions.

Dividends

GAMC has not paid any cash dividends on the GAMC Class A Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Post-Combination Board at such time. The Post-Combination Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Bolt Threads

Historical market price information regarding Bolt Threads is not provided because there is no public market for its securities. See “Bolt Threads Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

ADDITIONAL INFORMATION

Other Matters

The GAMC Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

As of the date of this proxy statement/prospectus, the GAMC Board does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

Legal Matters

The validity of the shares of GAMC Class A Common Stock to be issued in connection with the Business Combination will be passed upon by Greenberg Traurig, LLP.

Experts

The consolidated financial statements of Bolt Threads, Inc. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in this Registration Statement, have been audited by Elliott Davis PLLC, independent registered public accounting firm, as stated in their report thereon which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern, appearing herein and elsewhere in the Registration Statement. Such financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Golden Arrow Merger Corp. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in this proxy statement/prospectus, have been audited by WithumSmith+Brown, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, which report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, GAMC and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, GAMC will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Stockholders may notify GAMC of their requests by calling or writing GAMC at its principal executive offices at (212) 430-2214 and 10 E. 53rd Street, 13th Floor, New York, NY 10022.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the GAMC Class A Common Stock and the warrant agent for the GAMC Warrants is Continental Stock Transfer & Trust Company. GAMC has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

GAMC files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read GAMC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact GAMC by telephone or in writing:

Golden Arrow Merger Acquisition Corp.
10 E. 53rd Street, 13th Floor New York, New York 10022
Telephone: (212) 430-2214
Attention: Secretary

You may also obtain these documents by requesting them in writing or by telephone from GAMC’s proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Telephone: (800) 662-5200
Banks and brokers can call collect at: (203) 658-9400
Email: [•]

If you are a stockholder of GAMC and would like to request documents, please do so by one week prior to the meeting date to receive them before the GAMC special meeting of stockholders. If you request any documents from GAMC, we will mail them to you by first class mail, or another equally prompt means. You will not be charged for any of the documents you request.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of GAMC with respect to the shares of GAMC Common Stock to be issued if the Business Combination is consummated in addition to being a proxy statement of GAMC for its special meeting of stockholders. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to GAMC has been supplied by GAMC, and all such information relating to Bolt Threads has been supplied by Bolt Threads. Information provided by either GAMC or Bolt Threads does not constitute any representation, estimate or projection of any other party.

Neither GAMC or Bolt Threads has authorized anyone to give any information or make any representation about the Business Combination or their respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
GOLDEN ARROW MERGER CORP. FINANCIAL STATEMENTS
Audited Financial Statements of Golden Arrow Merger Corp.:
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2022, and 2021	F-3
Statements of Operations for the years ended December 31, 2022 and 2021	F-4
Statements of Changes in Stockholders’ Deficit for the years ended December 31, 2022 and 2021	F-5
Statements of Cash Flows for the years ended December 31, 2022 and 2021	F-6
Notes to Financial Statements	F-7

Unaudited Financial Statements of Golden Arrow Merger Corp.:
Consolidated Condensed Balance Sheets as of September 30, 2023 (unaudited) and December 31, 2022	F-25
Unaudited Consolidated Condensed Statements of Operations for the Three and Nine Months Ended September 30, 2023 and 2022	F-26
Unaudited Consolidated Condensed Statements of Stockholders’ Deficit for the Three and Nine Months Ended September 30, 2023 and 2022	F-27
Unaudited Consolidated Condensed Statements of Cash Flows for Nine Months Ended September 30, 2023 and 2022	F-28
Notes to Unaudited Consolidated Condensed Financial Statements	F-29

BOLT THREADS INC. FINANCIAL STATEMENTS
Audited Financial Statements of Bolt Threads, Inc.:
Report of Independent Registered Public Accounting Firm	F-49
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-50
Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2022 and 2021	F-51
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2022 and 2021	F-52
Consolidated Statements of Cash Flows for the years ended December 31, 2022 and 2021	F-53
Notes to Consolidated Financial Statements	F-55

Unaudited Financial Statements of Bolt Threads, Inc.:
Condensed Consolidated Balance Sheets as of September 30, 2023 (Unaudited) and December 31, 2022	F-86
Condensed Consolidated Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2023 and 2022 (Unaudited)	F-87
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit for the nine months ended September 30, 2023 and 2022 (Unaudited)	F-88
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2023 and 2022 (Unaudited)	F-89
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-90

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Golden Arrow Merger Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Golden Arrow Merger Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by December 19, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
March 30, 2023
PCAOB ID Number 100

GOLDEN ARROW MERGER CORP.
BALANCE SHEETS

	December 31, 2022	December 31, 2021

ASSETS
Current Assets
Cash	$348,749	$366,612
Prepaid expenses	72,297	352,184
Total Current Assets	421,046	718,796

Investments held in Trust Account	290,646,467	287,517,003
TOTAL ASSETS	$291,067,513	$288,235,799

LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$249,489	$322,074
Promissory note – related party	—	141,367
Convertible notes – related party	88,850	—
Income taxes payable	248,647	—
Total Current Liabilities	586,986	463,441

Deferred underwriting fee payable	10,062,500	10,062,500
Warrant liabilities	145,833	7,284,375
TOTAL LIABILITIES	10,795,319	17,810,316

Commitments and Contingencies
Class A common stock subject to possible redemption, $0.0001 par value, 200,000,000 shares authorized, 28,750,000 shares at a redemption value of $10.10 per share at December 31, 2022 and $10.00 per share at December 31, 2021	290,357,770	287,500,000

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2022 and 2021	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; no shares issued and outstanding (excluding 28,750,000 shares subject to possible redemption) at December 31, 2022 and 2021	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,187,500 shares issued and outstanding at December 31, 2022 and 2021	719	719
Additional paid-in capital	—	—
Accumulated deficit	(10,086,295)	(17,075,236)
TOTAL STOCKHOLDERS’ DEFICIT	(10,085,576)	(17,074,517)
TOTAL LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ DEFICIT	$291,067,513	$288,235,799

The accompanying notes are an integral part of the financial statements.

GOLDEN ARROW MERGER CORP.
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2022	2021
Formation and operational costs	$1,343,799	$1,022,676
Loss from operations	(1,343,799)	(1,022,676)

Other income (expense):
Transaction costs allocated from initial public offering	—	(481,824)
Change in fair value of warrant liabilities	7,138,542	6,756,458
Change in fair value of convertible notes	811,150	—
Interest earned on investment held in Trust Account	4,000,465	17,003
Total other income (expense), net	$11,950,157	$6,291,637

Income before provision for income taxes	10,606,358	5,268,961
Provision for income taxes	(759,647)	—

Net income	$9,846,711	$5,268,961

Basic and diluted weighted average shares outstanding, Class A common stock	28,750,000	22,191,781

Basic and diluted net income per share, Class A common stock	$0.27	$0.18

Basic weighted average shares outstanding, Class B common stock	7,187,500	6,866,438

Basic net income per share, Class B common stock	$0.27	$0.18

Diluted weighted average shares outstanding, Class B common stock	7,187,500	7,187,500

Diluted net income per share, Class B common stock	$0.27	$0.18

The accompanying notes are an integral part of the financial statements.

GOLDEN ARROW MERGER CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Accretion for Class A common stock subject to redemption amount	—	—	—	—	(2,679,281)	(22,344,197)	(25,023,478)
Cash paid in excess of fair value of private warrants	—	—	—	—	2,655,000	—	2,655,000
Net income	—	—	—	—	—	5,268,961	5,268,961
Balance – December 31, 2021	—	—	7,187,500	719	—	(17,075,236)	(17,074,517)
Accretion for Class A common stock subject to redemption amount	—	—	—	—	—	(2,857,770)	(2,857,770)
Net income	—	—	—	—	—	9,846,711	9,846,711
Balance – December 31, 2022	—	$—	7,187,500	$719	$—	$(10,086,295)	$(10,085,576)

The accompanying notes are an integral part of the financial statements.

GOLDEN ARROW MERGER CORP.
STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$9,846,711	$5,268,961
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of convertible notes	(811,150)	—
Change in fair value of warrant liabilities	(7,138,542)	(6,756,458)
Transaction costs allocated from initial public offering	—	481,824
Interest earned on investment held in Trust Account	(4,000,465)	(17,003)
Changes in operating assets and liabilities:
Prepaid expenses	279,888	(352,184)
Accounts payable and accrued expenses	(72,585)	322,074
Income taxes payable	248,647	—
Net cash used in operating activities	(1,647,496)	(1,052,786)

Cash Flows from Investing Activities:
Investment of cash into trust Account	—	(287,500,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	871,000	—
Net cash provided by (used in) investing activities	871,000	(287,500,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	281,750,000
Proceeds from sale of Private Placements Warrants	—	7,500,000
Proceeds from promissory note – related party	—	141,367
Repayment of promissory note – related party	(141,367)	(10,123)
Proceeds from convertible promissory notes – related party	900,000	—
Payment of offering costs	—	(486,846)
Net cash provided by financing activities	758,633	288,919,398

Net Change in Cash	(17,863)	366,612
Cash – Beginning of year	366,612	—
Cash – End of year	$348,749	$366,612

Non-Cash Investing and Financing Activities:
Offering costs paid through promissory note	$—	$10,123
Deferred underwriting fee payable	$—	$10,062,500

The accompanying notes are an integral part of the financial statements.

GOLDEN ARROW MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Golden Arrow Merger Corp. (the “Company”) is a blank check company incorporated in Delaware on December 31, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity through December 31, 2022 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on March 16, 2021. On March 19, 2021, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250,000,000 which is described in Note 3. On May 6, 2021, the Company sold 3,750,000 additional Units (the “Additional Units”) at $10.00 per Additional Unit, generating additional gross proceeds of $37,500,000, which is also described in Note 3. The Additional Units were identical to the Units sold pursuant to the Initial Public Offering.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,500,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Golden Arrow Sponsor, LLC (the “Sponsor”), generating gross proceeds of $6,750,000, which is described in Note 4.

Transaction costs amounted to $16,309,469, consisting of $5,750,000 in cash underwriting fees, $10,062,500 of deferred underwriting fees and $496,969 of other offering costs.

Following the closing of the Initial Public Offering on March 19, 2021, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding any deferred underwriting fees and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

GOLDEN ARROW MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if when the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until December 19, 2023 (“The Extended Date”) to complete a Business Combination, unless the Extension is approved by the Company’s stockholders (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to

GOLDEN ARROW MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

As of December 31, 2022, the Company had cash of $348,749 and working capital deficit of $165,940. The Company intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

As of December 31, 2022, the Company withdrew $871,000 of interest income from the Trust Account to be used toward Delaware franchise tax and income tax obligations.

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. If the Company is unable to complete the Business Combination because it does not have sufficient funds available,

GOLDEN ARROW MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the Company will be forced to cease operations and liquidate the Trust Account. These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued.

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by the Extended Date, then the Company will cease all operations except for the purpose of liquidating. The possible liquidity issues as the Company continues to incur costs and the date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate a business combination prior to the Extended Date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 19, 2023.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

GOLDEN ARROW MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Investments held in Trust Account

At December 31, 2022 and 2021, all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, the 28,750,000 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period.

At December 31, 2022 and 2021, the Class A common stock reflected in the balance sheets is reconciled in the following table:
Gross proceeds	$287,500,000
Less:
Proceeds allocated to Public Warrants	(9,195,833)
Class A common stock issuance costs	(15,827,645)
Plus:
Accretion of carrying value to redemption value	25,023,478
Class A common stock subject to possible redemption, December 31, 2021	287,500,000
Plus:
Accretion of carrying value to redemption value	2,857,770
Class A common stock subject to possible redemption, December 31, 2022	$290,357,770

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs associated with the Class A common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption

GOLDEN ARROW MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

upon the completion of the Initial Public Offering. Offering costs amounting to $15,827,645 were charged against their carrying value upon the completion of the Initial Public Offering, and $481,824 of the offering costs was related to the warrant liabilities and charged to the statement of operations as of December 31, 2021.

Warrant Liabilities

The Company accounts for the warrants in accordance with the guidance contained in ASC 815-40-15 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The Private Placement Warrants and the public warrants (the “Public Warrants”) for periods where no observable traded price was available are valued using a lattice model, specifically a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has been subject to income tax examinations by major taxing authorities since inception.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The provision for income taxes for the year ended December 31, 2022 was $759,647. The provision for income taxes was deemed to be immaterial for the year ended December 31, 2021.

Net Income per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per common share is computed by dividing net income by the weighted average number of common stock outstanding for the period. The Company has two classes of shares which are referred to as Class A common stock and Class B Common stock. Income is shared pro rata between the two classes of shares.

GOLDEN ARROW MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

This presentation assumes a business combination as the most likely outcome. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 14,583,333 Class A common stock in the aggregate. As of December 31, 2022 and 2021, the Company had dilutive securities that are Public Warrants and Private Placement Warrants that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. The warrants are not exercisable until 30 days after the completion of a Business Combination. As a result, diluted net income per common share is the same as basic net income per common share for the periods presented.

The following table reflects the calculation of basic and diluted net income per common share (in dollars, except per share amounts):
	For the Years Ended December 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic net income per common share
Numerator:
Allocation of net income	$7,877,369	$1,969,342	$4,023,674	$1,245,052
Denominator:
Basic weighted average shares outstanding	28,750,000	7,187,500	22,191,781	6,866,438

Basic net income per common share	$0.27	$0.27	$0.18	$0.18
	For the Years Ended December 31,
	2022		2021
	Class A	Class B	Class A	Class B
Diluted net income per common share
Numerator:
Allocation of net income	$7,877,369	$1,969,342	$3,979,935	$1,289,026
Denominator:
Diluted weighted average shares outstanding	28,750,000	7,187,500	22,191,781	7,187,500

Diluted net income per common share	$0.27	$0.27	$0.18	$0.18

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has significant cash balances at financial institutions which throughout the year regularly exceed the federally insured limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows. The Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risks on such account.

GOLDEN ARROW MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature, other than derivative warrant liabilities and convertible note (see Note 10).

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The impact of the adoption of ASU 2020-06 is being assessed by the Company; however, no significant impact on the financial statements is anticipated.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8). On May 6, 2021, the Company sold 3,750,000 Additional Units at $10.00 per Additional Unit. The Additional Units were identical to the Units sold pursuant to the Initial Public Offering.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,500,000 Private Placement Warrants, at a price of $1.50 per warrant, or $6,750,000 in the aggregate. On May 6, 2021, simultaneously with the sale of the Additional Units, the Company consummated the sale of an additional 500,000 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, or $750,000 in the aggregate, if the over-allotment option is exercised in full or in part by the underwriters. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In January 2021, the Sponsor paid $25,000 to cover certain of the Company’s offering costs in consideration for the issuance of 7,187,500 shares of the Company’s Class B common stock (the “Founder Shares”). The Founder Shares included an aggregate of up to 937,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would equal, on an

GOLDEN ARROW MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

as-converted basis, approximately 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. As a result of the underwriters’ full exercise of their over-allotment option on May 6, 2021, no shares remain subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On January 8, 2021, the Company issued a non-interest bearing, unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $200,000. As of December 31, 2022 and 2021, there were amounts of $0 and $141,367 outstanding under the Promissory Note, respectively, which were originally due on March 19, 2021. On March 18, 2022, the Company amended and restated the Promissory Note to extend the due date of amounts outstanding under the promissory note to the earlier of December 31, 2022 and the date of consummation of a Business Combination.

Working Capital Loans and Convertible Notes

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022 and 2021, there was no amount outstanding.

On February 25, 2022, the Company issued a promissory note to the Sponsor pursuant to which it may borrow up to an aggregate principal amount of $500,000. The promissory note is non-interest bearing and payable upon the consummation of a Business Combination. At the Sponsor’s discretion, the promissory note may be converted into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. On August 26, 2022 the Company issued a second promissory note to the Sponsor pursuant to which it may borrow up to an aggregate principal amount of $400,000. The promissory note is non-interest bearing and payable upon the consummation of a Business Combination. At the Sponsor’s discretion, the promissory note may be converted into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022 and 2021, there were amounts of $900,000 and $0 outstanding under the two promissory notes, respectively (together, the “Convertible Promissory Notes”). The Convertible Promissory Notes were valued using the fair value method. The fair value of the Convertible Promissory Notes as of December 31, 2022, was $88,850, which resulted in a change in fair value of the convertible promissory note of $811,150 for the year ended December 31, 2022 recorded in the statements of operations (see Note 10).

GOLDEN ARROW MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Registration Rights

Pursuant to a registration rights agreement entered into on March 16, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) have registration rights to require the Company to register a sale of any of the securities held by them. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

GOLDEN ARROW MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $10,062,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Side Letter Agreements

Pursuant to side letter agreements entered into with each of Propoenent LLC and Siddhartha Mukherjee, as compensation for the introduction of the Company to a target company, not previously known to the Company and with which the Company ultimately consummates its initial Business Combination, the Sponsor will either issue a membership interest in the Sponsor representing an economic interest in 100,000 of the Founder Shares or transfer 100,000 of the Founders Shares. As of December 31, 2022, this compensation was deemed to not have been earned.

Consulting Agreement

The Company entered into an agreement with Jones International Group for consulting services related to a search for a target business. For the year ended December 31, 2022, the Company incurred $210,000 in these consulting fees.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no shares of preferred stock issued and outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 28,750,000 shares of Class A common stock issued and outstanding and all of which are subject to possible redemption and presented as temporary equity.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2022 and 2021, there were 7,187,500 shares of common stock issued and outstanding.

Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as otherwise required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Proposed Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

GOLDEN ARROW MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 8. WARRANTS

Warrants — As of December 31, 2022 and 2021, there were 9,583,333 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, or 30 day redemption period, to each warrant holder; and

•        if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

GOLDEN ARROW MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 8. WARRANTS (cont.)

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00. Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.10 per warrant provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock based on the redemption date and the fair market value of the Class A common stock;

•        upon a minimum of 30 days’ prior written notice of redemption;

•        if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•        if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•        if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s Business Combination on the date of the completion of such Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $10.00 and $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

GOLDEN ARROW MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 8. WARRANTS (cont.)

As of December 31, 2022 and 2021, there were 5,000,000 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or its permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. INCOME TAX

The Company’s net deferred tax assets as of December 31, 2022 and 2021 are as follows:

	December 31, 2022	December 31, 2021

Deferred tax assets
Net operating loss carryforward	$—	$38,440
Start-up/organization expenses	412,939	172,751
Total deferred tax assets	412,939	211,191
Valuation allowance	(412,939)	(211,191)
Deferred tax assets, net of allowance	$—	$—

The income tax provision for the years ended December 31, 2022 and 2021 consists of the following:

	FOR THE YEARS ENDED
	December 31, 2022	December 31, 2021

Federal
Current	$759,647	$—
Deferred	(201,748)	(211,191)

State
Current	—	—
Deferred	—	—
Change in valuation allowance	201,748	211,191
Income tax provision	$759,647	$—

As of December 31, 2022 and 2021, the Company had $0 and $183,047 in U.S. federal and state net operating loss carryovers available to offset future taxable income, respectively.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2022 and 2021, the change in the valuation allowance was $201,748 and $211,191, respectively.

GOLDEN ARROW MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 9. INCOME TAX (cont.)

A reconciliation of the federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2022 and 2021 is as follows:

	FOR THE YEARS ENDED
	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in fair value of warrants	(14.1)%	(26.9)%
Transaction costs associated with the Initial Public Offering	0.0%	1.9%
Change in fair value of convertible promissory note – related party	(1.7)%	0.0%
Change in valuation allowance	1.9%	4.0%
Income tax provision	7.1%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 10. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2022, assets held in the Trust Account were comprised of $290,646,467 in money market funds which are primarily invested in U.S. Treasury securities. During the year ended December 31, 2022, the Company withdrew $871,000 in interest income from the Trust Account.

At December 31, 2021, assets held in the Trust Account were comprised of $287,517,003 in money market funds which are primarily invested in U.S. Treasury securities. During the year ended December 31, 2021, the Company did not withdraw any interest income from the Trust Account.

GOLDEN ARROW MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its money market investments held in the Trust Account.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022 and 2021 indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2022	December 31, 2021
Assets:
Investments held in Trust Account	1	$290,646,467	$287,517,003

Liabilities:
Warrant Liabilities – Public Warrants	1	$—	$4,786,875
Warrant Liabilities – Public Warrants	2	$95,833	$—
Warrant Liabilities – Private Placement Warrants	3	$50,000	$2,497,500
Convertible promissory notes – related party	3	$88,850	$—

Warrant Liabilities

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations. For the Public Warrants, the Company initially utilized a binomial lattice model consistent with the Private Warrants discussed below. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units are classified as Level 1 due to the use of an observable market quote in an active market. As of December 31, 2022, the Public Warrants were transferred from Level 1 to Level 2 due to the lack of trading activity on the last trading day of the quarter.

For the Private Placement Warrants, the Company utilizes a lattice model, specifically a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology, to value the warrants at each reporting period, with changes in fair value recognized in the statements of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its shares of common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The key inputs for the binomial lattice model as of December 31, 2022 and 2021 were as follows:

Input	As of December 31, 2022	As of December 31, 2021
Stock price	$10.02	$9.68
Strike price	$11.50	$11.50
Effective expiration date	September 17, 2023	August 3, 2026
Volatility	7.0%	11.3%
Risk-free rate	4.69%	1.20%
Dividend yield	0.0%	0.0%

GOLDEN ARROW MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of warrant liabilities classified as Level 3 in the fair value hierarchy for the year ended December 31, 2022:

Private Placement
Fair value as of January 1, 2022	$2,497,500
Change in valuation inputs or other assumptions	(2,447,500)
Fair value as of December 31, 2022	$50,000

The following table presents the changes in the fair value of warrant liabilities classified as Level 3 in the fair value hierarchy for the year ended December 31, 2021:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on March 19, 2021	4,500,000	8,333,333	12,833,333
Initial measurement, over-allotment	345,000	862,500	1,207,500
Change in valuation inputs or other assumptions	(2,347,500)	(1,241,666)	(3,589,166)
Transfers to Level 1	—	(7,954,167)	(7,954,167)
Fair value as of December 31, 2021	$2,497,500	$—	$2,497,500

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy that occurred during the year ended December 31, 2022. The Public Warrants were transferred from Level 1 to Level 2 on December 31, 2022 due to the lack of trading activity on December 31, 2022. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the year ended December 31, 2021 was $7,954,167 the Public Warrants were able to be separately traded.

Convertible Promissory Notes — Related Party

The fair value of the option to convert the convertible promissory notes into Private Warrants was valued by utilizing a discounted cash flow method to value the debt component and a Black-Scholes model to value the debt conversion option to derive the fair value of the convertible notes.

The estimated fair value of the convertible promissory notes was based on the following significant inputs:

Input	February 25, 2022 (Initial Measurement)	August 26, 2022 (Initial Measurement)	September 8, 2022 (Initial Measurement)	As of December 31, 2022
Stock price	$9.70	$9.80	$9.81	$10.02
Strike price	$11.50	$11.50	$11.50	$11.50
Expiration date of warrants	September 19, 2027	June 17, 2024	June 17, 2024	September 17, 2023
Volatility	8.4%	7.2	6.6%	7.0%
Risk-free rate	1.88%	3.34%	3.48%	4.69%
Dividend yield	0.0%	0.0%	0.0%	0.0%

GOLDEN ARROW MERGER CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of the Level 3 convertible promissory notes:

Fair value as of January 1, 2022	$—
Proceeds received through Convertible Promissory Note	900,000
Change in fair value	(811,150)
Fair value as of December 31, 2022	$88,850

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the year ended December 31, 2022 for the convertible promissory notes.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 3, 2023, the Company filed a Preliminary Proxy Statement on Schedule 14A relating to a special meeting in lieu of annual meeting of stockholders to approve an amendment to the Company’s amended and restated certificate of incorporation which would, if implemented, allow the Company to extend the date by which it has to consummate a Business Combination (the “Extension”) for an additional 12 months, from March 19, 2023 to March 19, 2024, or such earlier date as determined by the board of directors (such later date, the “Extended Date”). The Company will also seek stockholder approval to amend the Trust Agreement to change the date on which the trustee must commence liquidation of the Trust Account to the Extended Date.

On March 15, 2023, the Company’s stockholders approved an amendment to its amended and restated certificate of incorporation (as amended, the “charter”) (the “Charter Amendment”). The Charter Amendment extended the date by which the Company has to consummate a business combination for an additional nine months, from March 19, 2023 (the “Termination Date”) to up to December 19, 2023 by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time after the Termination Date, until December 19, 2023 or a total of up to nine months after the Termination Date, or such earlier date as determined by the Company’s board of directors, unless the closing of the initial business combination shall have occurred, which is referred to as the “Extension,” and such later date, the “Extended Date”, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the trust account an amount determined by multiplying $0.03 by the number of public shares then outstanding, up to a maximum of $105,000 for each such one-month extension unless the closing of the Company’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.

In connection with the votes to approve the Extension, the holders of 26,649,519 shares of Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.16 per share, for an aggregate redemption amount of approximately $270,869,315, leaving approximately $21,349,573 in the trust account.

On March 16, 2023, the Sponsor voluntarily converted the 7,047,500 shares of Class B common stock it held into 7,047,500 shares of Class A common stock in accordance with the Company’s charter (the “Conversion”). Following the implementation of the Extension and the Conversion, the Company had 9,147,981 shares of Class A common stock outstanding and 140,000 shares of Class B common stock outstanding. As of the date of this Annual Report, the founder shares held by the initial stockholders represent approximately 77.4% of the outstanding shares of common stock.

GOLDEN ARROW MERGER CORP.
CONSOLIDATED CONDENSED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current Assets
Cash	$80,462	$348,749
Prepaid expenses	87,344	72,297
Total Current Assets	167,806	421,046

Investments held in Trust Account	22,275,986	290,646,467
Total Assets	$22,443,792	$291,067,513

LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$1,026,855	$249,489
Promissory note – related party	126,030	—
Convertible notes – related party	1,300,000	88,850
Income taxes payable	396,408	248,647
Total Current Liabilities	2,849,293	586,986

Deferred underwriting fee payable	10,062,500	10,062,500
Warrant liabilities	583,333	145,833
Total Liabilities	13,495,126	10,795,319

Commitments and Contingencies
Class A common stock subject to possible redemption, $0.0001 par value, 200,000,000 shares authorized, 2,100,481 and 28,750,000 shares at a redemption value of $10.60 per share at September 30, 2023 and $10.10 per share at December 31, 2022, respectively	22,264,717	290,357,770

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at September 30, 2023 and December 31, 2022	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 7,047,500 and no shares issued or outstanding (excluding 2,100,481 and 28,750,000 shares subject to possible redemption) at September 30, 2023 and December 31, 2022, respectively	705	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 140,000 shares and 7,187,500 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	14	719
Additional paid-in capital	—	—
Accumulated deficit	(13,316,770)	(10,086,295)
Total Stockholders’ Deficit	(13,316,051)	(10,085,576)
TOTAL LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ DEFICIT	$22,443,792	$291,067,513

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

GOLDEN ARROW MERGER CORP.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Formation and operational costs	$914,406	$411,972	$1,697,700	$914,884
Loss from operations	(914,406)	(411,972)	(1,697,700)	(914,884)

Other income:
Change in fair value of warrant liabilities	(145,833)	237,941	(437,500)	6,412,286
Change in fair value of convertible notes	—	477,730	—	681,130
Interest income – bank	2,489	—	6,981	—
Interest earned on investments held in Trust Account	210,282	1,440,695	2,981,638	1,578,062
Total other income (expense), net	66,938	2,156,366	2,551,119	8,671,478

(Loss) income before provision for income taxes	(847,468)	1,744,394	853,419	7,756,594
Provision for income taxes	(34,182)	(261,453)	(596,110)	(261,453)
Net (loss) income	$(881,650)	$1,482,941	$257,309	$7,495,141

Basic and diluted weighted average shares outstanding, Class A common stock redeemable shares	2,100,481	28,750,000	2,100,481	28,750,000

Basic and diluted net (loss) income per share, Class A common stock redeemable shares	$(0.09)	$0.04	$0.02	$0.21

Basic and diluted weighted average shares outstanding, Class A common stock non-redeemable shares	7,047,500	28,750,000	6,303,233	28,750,000

Basic and diluted net (loss) income per share, Class A common stock non-redeemable shares	$(0.09)	$0.04	$0.02	$0.21

Diluted weighted average shares outstanding, Class B common stock	140,000	7,187,500	1,975,557	7,187,500

Basic and diluted net (loss) income per share, Class B common stock	$(0.09)	$0.04	$0.02	$0.21

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

GOLDEN ARROW MERGER CORP.
CONSOLIDATED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2023	—	$—	7,187,500	$719	$—	$(10,086,295)	$(10,085,576)
Accretion for Class A common stock subject to redemption amount	—	—	—	—	—	(1,994,334)	(1,994,334)
Adjustment related to convertible promissory note	—	—	—	—	—	(811,150)	(811,150)
Class B common stock converted to class A common stock	7,047,500	705	(7,047,500)	(705)	—	—	—
Net income	—	—	—	—	—	891,866	891,866
Balance – March 31, 2023 (unaudited)	7,047,500	705	140,000	14	—	(11,999,913)	(11,999,194)
Accretion for Class A common stock subject to redemption amount	—	—	—	—	—	(367,155)	(367,155)
Net income	—	—	—	—	—	247,093	247,093
Balance – June 30, 2023 (unaudited)	7,047,500	705	140,000	14	—	(12,119,975)	(12,119,256)
Accretion for Class A common stock subject to redemption amount	—	—	—	—	—	(315,145)	(315,145)
Net loss	—	—	—	—	—	(881,650)	(881,650)
Balance – September 30, 2023 (unaudited)	7,047,500	$705	140,000	$14	$—	$(13,316,770)	$(13,316,051)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	—	$—	7,187,500	$719	$—	$(17,075,236)	$(17,074,517)
Net income	—	—	—	—	—	3,666,959	3,666,959
Balance – March 31, 2022 (unaudited)	—	$—	7,187,500	$719	$—	$(13,408,277)	$(13,407,558)
Net income	—	—	—	—	—	2,345,241	2,345,241
Balance – June 30, 2022 (unaudited)	—	$—	7,187,500	$719	$—	$(11,063,036)	$(11,062,317)
Accretion for Class A common stock subject to redemption amount	—	—	—	—	—	(983,612)	(983,612)
Net income	—	—	—	—	—	1,482,941	1,482,941
Balance – September 30, 2022 (unaudited)	—	$—	7,187,500	$719	$—	$(10,563,707)	$(10,562,988)

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

GOLDEN ARROW MERGER CORP.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$257,309	$7,495,141
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of convertible notes	—	(681,130)
Change in fair value of warrant liabilities	437,500	(6,412,286)
Interest earned on investments held in Trust Account	(2,981,638)	(1,578,062)
Changes in operating assets and liabilities:
Prepaid expenses	(15,047)	190,899
Accounts payable and accrued expenses	777,365	(187,083)
Income taxes payable	147,761	261,453
Net cash used in operating activities	(1,376,750)	(911,068)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(441,105)	—
Cash withdrawn from Trust Account to pay franchise and income taxes	1,023,538	—
Cash withdrawn from Trust Account in connection with redemption	270,769,687	—
Net cash provided by investing activities	271,352,120	—

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	126,030	—
Proceeds from convertible promissory note – related party	400,000	900,000
Redemption of common stock	(270,769,687)	—
Net cash (used in) provided by financing activities	(270,243,657)	900,000

Net Change in Cash	(268,287)	(11,068)
Cash – Beginning of period	348,749	366,612
Cash – End of period	$80,462	$355,544

Supplementary cash flow information:
Cash paid for income taxes	$448,349	—

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Golden Arrow Merger Corp. (the “Company”) is a blank check company incorporated in Delaware on December 31, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2023, the Company had not commenced any operations. All activity through September 30, 2023 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on March 16, 2021. On March 19, 2021, the Company consummated the Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250,000,000 which is described in Note 3. On May 6, 2021, the Company sold 3,750,000 additional Units (the “Additional Units”) at $10.00 per Additional Unit, generating additional gross proceeds of $37,500,000, which is also described in Note 3. The Additional Units were identical to the Units sold pursuant to the Initial Public Offering.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,500,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Golden Arrow Sponsor, LLC (the “Sponsor”), generating gross proceeds of $6,750,000, which is described in Note 4.

Transaction costs amounted to $16,309,469, consisting of $5,750,000 in cash underwriting fees, $10,062,500 of deferred underwriting fees and $496,969 of other offering costs.

Following the closing of the Initial Public Offering on March 19, 2021, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding any deferred underwriting fees and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if when the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until December 19, 2023 (the “Extended Date”) to complete a Business Combination, unless the Extension is approved by the Company’s stockholders (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

As of September 30, 2023, the Company had cash of $80,462 and working capital deficit of $2,681,487. The Company intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

As of September 30, 2023, the Company withdrew an aggregate of $272 million from the Trust Account to be used for redemption payments in connection with the Extension, Delaware franchise tax, and income tax obligations.

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. If the Company

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these consolidated condensed financial statements are issued.

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by the Extended Date, then the Company will cease all operations except for the purpose of liquidating. The possible liquidity issues as the Company continues to incur costs and the date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate a business combination prior to the Extended Date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 19, 2023.

Extension

On March 15, 2023, the Company’s stockholders approved an amendment to its amended and restated certificate of incorporation (as amended, the “charter”) (the “Charter Amendment”). The Charter Amendment extended the date by which the Company has to consummate a business combination for an additional nine months, from March 19, 2023 (the “Termination Date”) to up to December 19, 2023 by electing to extend the date to consummate an initial business combination on a monthly basis for up to nine times by an additional one month each time after the Termination Date, until December 19, 2023 or a total of up to nine months after the Termination Date, or such earlier date as determined by the Company’s board of directors, unless the closing of the initial business combination shall have occurred, which is referred to as the “Extension,” and such later date, the “Extended Date”, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the trust account an amount determined by multiplying $0.03 by the number of public shares then outstanding, up to a maximum of $105,000 for each such one-month extension unless the closing of the Company’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination.

In connection with the votes to approve the Extension, the holders of 26,649,519 shares of Class A common stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.16 per share, for an aggregate redemption amount of $270,769,687, leaving $21,467,825 in the Trust Account.

On March 16, 2023, the Sponsor voluntarily converted the 7,047,500 shares of Class B common stock it held into 7,047,500 shares of Class A common stock in accordance with the Company’s charter (the “Conversion”). Following the implementation of the Extension and the Conversion, the Company had 9,147,981 shares of Class A common stock outstanding and 140,000 shares of Class B common stock outstanding. As of the date of this Annual Report, the founder shares held by the initial stockholders represent approximately 77.4% of the outstanding shares of common stock.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited consolidated condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited consolidated condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2023. The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited consolidated condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited consolidated condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2023 and December 31, 2022.

Investments Held in Trust Account

At September 30, 2023 and December 31, 2022, all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2023 and December 31, 2022, the 2,100,481 and 28,750,000 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s consolidated condensed balance sheets, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period.

At September 30, 2023 and December 31, 2022, the Class A common stock reflected in the consolidated condensed balance sheets is reconciled in the following table:
Gross proceeds	$287,500,000
Less:
Proceeds allocated to Public Warrants	(9,195,833)
Class A common stock issuance costs	(15,827,645)
Plus:
Accretion of carrying value to redemption value	27,881,248
Class A common stock subject to possible redemption, December 31, 2022	290,357,770
Less:
Redemption	(270,769,687)
Plus:
Accretion of carrying value to redemption value	2,676,634
Class A common stock subject to possible redemption, September 30, 2023 (unaudited)	$22,264,717

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs associated with the Class A common stock issued were initially charged to temporary equity and then accreted to common stock subject to redemption

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

upon the completion of the Initial Public Offering. Offering costs amounting to $15,827,645 were charged against their carrying value upon the completion of the Initial Public Offering, and $481,824 of the offering costs was related to the warrant liabilities and charged to the unaudited consolidated condensed statements of operations.

Warrant Liabilities

The Company accounts for the warrants in accordance with the guidance contained in ASC 815-40-15 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the unaudited consolidated condensed statements of operations. The Private Placement Warrants and the public warrants (the “Public Warrants”) for periods where no observable traded price was available are valued using a lattice model, specifically a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited consolidated condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of September 30, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it. The Company’s effective tax rate was (4.03)% and 18.14% for the three months ended September 30, 2023 and 2022, respectively, 69.85% and 3.51% for the nine months ended September 30, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2023 and 2022, due to changes in fair value in warrant liability, changes in fair value in the convertible promissory note, and the valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company has been subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net (Loss) Income per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net (loss) income per common share is computed by dividing net (loss) income by the weighted average number of common stock outstanding for the period. The Company has two classes of shares which are referred to as Class A common stock and Class B Common stock. (Loss) income is shared pro rata between the two classes of shares. This presentation assumes a business combination as the most likely outcome. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted (loss) income per common share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 14,583,333 Class A common stock in the aggregate. As of September 30, 2023 and 2022, the Company had dilutive securities that are Public Warrants and Private Placement Warrants that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. The warrants are not exercisable until 30 days after the completion of a Business Combination. As a result, diluted net (loss) income per common share is the same as basic net (loss) income per common share for the periods presented.

The following table reflects the calculation of basic and diluted net (loss) income per common share (in dollars, except per share amounts):
	For the Three Months Ended September 30,					For the Nine Months Ended September 30,
	2023			2022		2023			2022
	Class A	Class A	Class B	Class A	Class B	Class A	Class A	Class B	Class A	Class B
	Redeemable	Non-Redeemable				Redeemable	Non-Redeemable
Basic and diluted net (loss) income per common share
Numerator:
Allocation of net (loss) income,	$(199,386)	$(668,975)	$(13,289)	$1,186,353	$296,588	$52,072	$156,261	$48,975	$5,996,113	$1,499,028
Denominator:
Basic and diluted weighted average shares outstanding	2,100,481	7,047,500	140,000	28,750,000	7,187,500	2,100,481	6,303,233	1,975,557	28,750,000	7,187,500

Basic and diluted net (loss) income per common share	$(0.09)	$(0.09)	$(0.09)	$0.04	$0.04	$0.02	$0.02	$0.02	$0.21	$0.21

Concentration of Credit Risk

The Company has significant cash balances at financial institutions which throughout the year regularly exceed the federally insured limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated condensed balance sheets, primarily due to their short-term nature, other than derivative warrant liabilities (see Note 9).

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Standards

In August 2020, the FASB issued ASU 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The impact of the adoption of ASU 2020-06 is being assessed by the Company, however no significant impact on the unaudited consolidated condensed financial statements is anticipated.

In June 2016, the FASB issued ASU 2016-13 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectibility of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its unaudited consolidated condensed financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited consolidated condensed financial statements.

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 9). On May 6, 2021, the Company sold 3,750,000 Additional Units at $10.00 per Additional Unit. The Additional Units were identical to the Units sold pursuant to the Initial Public Offering.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,500,000 Private Placement Warrants, at a price of $1.50 per warrant, or $6,750,000 in the aggregate. On May 6, 2021, simultaneously with the sale of the Additional Units, the Company consummated the sale of an additional 500,000 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, or $750,000 in the aggregate, if the over-allotment option is exercised in full or in part by the underwriters. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 9). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In January 2021, the Sponsor paid $25,000 to cover certain of the Company’s offering costs in consideration for the issuance of 7,187,500 shares of the Company’s Class B common stock (the “Founder Shares”). The Founder Shares included an aggregate of up to 937,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. As a result of the underwriters’ full exercise of their over-allotment option on May 6, 2021, no shares remain subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On January 8, 2021, the Company issued a non-interest bearing, unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $200,000. As of September 30, 2023 and December 31, 2022, there were $126,030 and $0, respectively, outstanding under the Promissory Note, respectively, which were originally due on March 19, 2021. On March 18, 2022, the Company amended and restated the Promissory Note to extend the due date of amounts outstanding under the promissory note to the earlier of December 31, 2022 and the date of consummation of a Business Combination.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity. The warrants would be identical to the Private Placement Warrants.

On February 25, 2022, the Company issued a promissory note to the Sponsor pursuant to which it may borrow up to an aggregate principal amount of $500,000. The promissory note is non-interest bearing and payable upon the consummation of a Business Combination. At the Sponsor’s discretion, the promissory note may be converted into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. On August 26, 2022, the Company issued a second promissory note to the Sponsor pursuant to which it may borrow up to an aggregate principal amount of $400,000. The promissory note is non-interest bearing and payable upon the consummation of a Business Combination. At the Sponsor’s discretion, the promissory note may be converted into warrants of the post-Business Combination entity at a

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. On March 8, 2023, the Company issued a third promissory note to which it may borrow up to an aggregate principal amount of $750,000. The promissory note is non-interest bearing and payable upon the consummation of a Business Combination. At the Sponsor’s discretion, the promissory note may be converted into warrants of the post-Business Combination entity at a price of $1.50 per warrant, provided that the aggregate of such warrants, together with any warrants issued upon conversions pursuant to the promissory notes dated February 25, 2022 and August 26, 2022, do not exceed 1,000,000 warrants. The warrants would be identical to the Private Placement Warrants.

As of September 30, 2023 and December 31, 2022, there was an aggregate of $1,300,000 and $88,850 outstanding under the three promissory notes (together, the “Convertible Promissory Notes”), respectively. The Convertible Promissory Notes were valued at par value.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited consolidated condensed financial statements. The unaudited consolidated condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited consolidated condensed financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited consolidated condensed financial statements.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Registration Rights

Pursuant to a registration rights agreement entered into on March 16, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) have registration rights to require the Company to register a sale of any of the securities held by them. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $10,062,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Side Letter Agreements

Pursuant to side letter agreements entered into with each of Propoenent LLC and Siddhartha Mukherjee, as compensation for the introduction of the Company to a target company, not previously known to the Company and with which the Company ultimately consummates its initial Business Combination, the Sponsor will either issue a membership interest in the Sponsor representing an economic interest in 100,000 of the Founder Shares or transfer 100,000 of the Founders Shares. As of September 30, 2023 and December 31, 2022, this compensation was deemed to not have been earned.

Consulting Agreement

On June 20, 2022, the Company entered into an agreement with Jones International Group for consulting services related to a search for a target business. For the three and nine months ended September 30, 2023, the Company incurred $20,500 in these consulting fees. On February 20, 2023, the Company terminated this agreement.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At September 30, 2023 and December 31, 2022, there were 2,100,481 shares and 28,750,000 shares of Class A common stock issued and outstanding and all of which are subject to possible redemption and presented as temporary equity, respectively.

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At September 30, 2023 and December 31, 2022, there were 140,000 shares and 7,187,500 shares of common stock issued and outstanding, respectively.

Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as otherwise required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Proposed Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

NOTE 8. WARRANTS

Warrants — As of September 30, 2023 and December 31, 2022, there were 9,583,333 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 8. WARRANTS (cont.)

so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.    Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption, or 30 day redemption period, to each warrant holder; and

•        if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00.    Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.10 per warrant provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock based on the redemption date and the fair market value of the Class A common stock;

•        upon a minimum of 30 days’ prior written notice of redemption;

•        if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•        if, and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•        if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 8. WARRANTS (cont.)

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s Business Combination on the date of the completion of such Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $10.00 and $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

As of September 30, 2023 and December 31, 2022, there were 5,000,000 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or its permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

At September 30, 2023, assets held in the Trust Account were comprised of $22,275,986 in money market funds which are primarily invested in U.S. Treasury securities. During the nine months ended September 30, 2023, the Company withdrew an aggregate of $271,793,225 from the Trust Account be used for redemption payments in connection with the Extension, Delaware franchise tax, and income tax obligations.

At December 31, 2022, assets held in the Trust Account were comprised of $290,646,467 in money market funds which are primarily invested in U.S. Treasury securities. During the year ended December 31, 2022, the Company withdrew $871,000 in interest income from the Trust Account.

The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its money market investments held in the Trust Account.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2023		December 31, 2022
Assets:
Investments held in Trust Account	1		$22,275,986	$290,646,467
Liabilities:
Warrant Liabilities – Public Warrants	2		$383,333	$95,833
Warrant Liabilities – Private Placement Warrants	3		$200,000	$50,000
Convertible promissory notes – related party (Note 2)	3	$	n/a	$88,850

Warrant Liabilities

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s accompanying consolidated condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated condensed statements of operations. For the Public Warrants, the Company initially utilized a binomial lattice model consistent with the Private Warrants discussed below. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units are classified as Level 1 due to the use of an observable market quote in an active market.

For the Private Placement Warrants, the Company utilizes a lattice model, specifically a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology, to value the warrants at each reporting period, with changes in fair value recognized in the unaudited consolidated condensed statements of operations. The estimated

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

fair value of the warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its shares of common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The key inputs for the binomial lattice model as of September 30, 2023 and December 31, 2022 were as follows:

Input	As of September 30, 2023	As of December 31, 2022
Stock price	$10.55	$10.02
Strike price	$11.50	$11.50
Effective expiration date	September 17, 2024	September 17, 2023
Volatility	Immaterial	7.0%
Risk-free rate	5.47%	4.69%
Dividend yield	0.0%	0.0%

The following tables present the changes in the fair value of warrant liabilities classified as Level 3 in the fair value hierarchy as of September 30, 2023 and 2022:

Private Placement
Fair value as of January 1, 2023	$50,000
Change in valuation inputs or other assumptions	200,000
Fair value as of March 31, 2023	250,000
Change in valuation inputs or other assumptions	(100,000)
Fair value as of June 30, 2023	150,000
Change in valuation inputs or other assumptions	50,000
Fair value as of September 30, 2023	$200,000
Private Placement
Fair value as of January 1, 2022	$2,497,500
Change in valuation inputs or other assumptions	(1,300,208)
Fair value as of March 31, 2022	1,197,292
Change in valuation inputs or other assumptions	(816,710)
Fair value as of June 30, 2022	380,582
Change in valuation inputs or other assumptions	(81,580)
Fair value as of September 30, 2022	$299,002

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy that occurred during the three and nine months ended September 30, 2023 and 2022. The Public Warrants were transferred from Level 1 to Level 2 at December 31, 2022 due to the lack of trading activity.

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

Convertible Promissory Notes — Related Party

The fair value of the option to convert the convertible promissory notes into Private Warrants was valued by utilizing a discounted cash flow method to value the debt component and a Black-Scholes model to value the debt conversion option to derive the fair value of the convertible notes.

The estimated fair value of the convertible promissory notes was based on the following significant inputs:

Input	As of December 31, 2022
Stock price	$10.02
Strike price	$11.50
Expiration date of warrants	September 17, 2023
Volatility	7.0%
Risk-free rate	4.69%
Dividend yield	0.0%

The following tables present the changes in the fair value of the Level 3 convertible promissory notes:

Fair value as of January 1, 2023	$88,850
Restatement of Convertible Promissory Note (Note 2)	(88,850)
Fair value as of March 31, 2023	$—
Fair value as of January 1, 2022	$—
Proceeds received through Convertible Promissory Note	500,000
Change in fair value	(132,300)
Fair value as of March 31, 2022	367,700
Change in fair value	(71,100)
Fair value as of June 30, 2022	296,600
Proceeds received through Convertible Promissory Note	400,000
Change in fair value	(477,730)
Fair value as of September 30, 2022	$218,870

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the three and nine months ended September 30, 2023 and 2022 for the convertible promissory notes.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the consolidated condensed balance sheet date up to the date that the unaudited consolidated condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than below, that would have required adjustment or disclosure in the unaudited consolidated condensed financial statements.

Proposed Business Combination

On October 4, 2023, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Beam Merger Sub, Inc., incorporated on September 19, 2023, a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”) and Bolt Threads, Inc., a Delaware corporation (“Bolt Threads”).

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 10. SUBSEQUENT EVENTS (cont.)

Pursuant to the Business Combination Agreement, the parties will consummate a business combination transaction pursuant to which Merger Sub will merge with and into Bolt Threads, with Bolt Threads surviving the merger as a wholly-owned subsidiary of the Company (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination” and the closing of the Business Combination, the “Closing”). In connection with the Closing, the Company will be renamed “Bolt Projects Holdings, Inc.” and is referred to herein as “New GAMC” as of the time following such change of name.

The proposed Business Combination is expected to be consummated after receipt of the required approvals by the stockholders of the Company and Bolt Threads and the satisfaction or waiver of certain other customary conditions.

The aggregate equity consideration to be paid to Bolt Threads’ stockholders and optionholders in the Business Combination will be equal to the quotient of (i) $250,000,000 (the “Equity Value”) divided by (ii) $10.00.

The Business Combination Agreement provides that, in connection with the Closing, New GAMC, certain stockholders of Bolt Threads, the Sponsor and certain stockholders of the Company will enter into an amended and restated registration rights and lock-up agreement (the “Registration Rights and Lock-up Agreement”), pursuant to which New GAMC will agree to register for resale certain shares of common stock of New GAMC (“New GAMC common stock”) and other equity securities that are held by the parties thereto from time to time.

Concurrently with the execution of the Business Combination Agreement, certain investors (the “PIPE Investors”), including the Sponsor, entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase in a private placement up to 2,734,433 shares of Class A Common Stock (the “PIPE Shares”) at a purchase price of $10.00 per share and an aggregate purchase price of up to $27,344,330 (the “PIPE Investment”). The purchase of the PIPE Shares is conditioned upon, among other things, the consummation of the Business Combination and will be consummated immediately prior to or substantially concurrently with the Closing. The shares of Class A Common Stock to be issued pursuant to the PIPE Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance on the availability of an exemption from such registration.

Pursuant to the PIPE Subscription Agreement executed by the Sponsor, the Sponsor has agreed to purchase 800,000 shares of Class A common stock at a purchase price of $10.00 per share for an aggregate purchase price of $8,000,000. However, the number of subscribed shares to be purchased thereunder by the Sponsor will be reduced by the number of shares of Class A common stock that have not been elected for redemption as of the expiration of the redemption period related to the Closing and that are held by certain individuals mutually agreed upon by the Company and Bolt Threads at any time from the date of the execution of the agreement up to immediately prior to the expiration of such redemption period.

In connection with the execution of the Business Combination Agreement, the Company entered into a sponsor support agreement (the “Sponsor Support Agreement”) with the Sponsor and Bolt Threads. Pursuant to the Sponsor Support Agreement, the Sponsor has, among other things, agreed to vote all of its shares of the Company’s capital stock in favor of the approval of the Transactions. In addition, the Sponsor has agreed that 1,437,500 shares of New GAMC common stock issued in connection with the IPO (the “Sponsor Shares”) will be unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, (i) the volume weighted average price of New GAMC common stock equals or exceeds $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty trading days within a period of thirty consecutive trading days or (ii) there is a change of control of the Company. Any Sponsor Shares that remain unvested after the fifth anniversary of the Closing will be forfeited. The Sponsor Support Agreement will terminate upon the earliest of (i) the effective time of the Merger, (ii) the termination of the Business Combination Agreement if the Closing does not occur, and (iii) the written agreement of the parties terminating the Sponsor Support Agreement.

GOLDEN ARROW MERGER CORP.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(Unaudited)

NOTE 10. SUBSEQUENT EVENTS (cont.)

In connection with the execution of the Business Combination Agreement, the Company entered into a support agreement (the “Stockholder Support Agreement”) with Bolt Threads and certain stockholders of Bolt Threads pursuant to which such stockholders have, among other things, agreed to vote to adopt and approve, upon the registration statement on Form S-4 being declared effective, the Business Combination Agreement and all other documents and transactions contemplated thereby and to subject their shares to certain transfer restrictions. The Stockholder Support Agreement will terminate upon the earliest of (i) the effective time of the Merger, (ii) the termination of the Business Combination Agreement if the Closing does not occur, and (iii) the written agreement of the parties terminating the Stockholder Support Agreement.

Proposed Second Extension

On November 2, 2023, the Company filed a Preliminary Proxy Statement on Schedule 14A relating to a special meeting of stockholders that is anticipated to be held in December 2023 to approve an amendment to the Company’s amended and restated certificate of incorporation, as amended (the “Charter Amendment”) which would, if implemented, allow the Company to extend the date by which it has to consummate a Business Combination (the “Proposed Second Extension”) for an additional nine months, from December 19, 2023 to September 19, 2024, or such earlier date as determined by the Board (such later date, the “Extended Date”, and such proposal, the “Charter Amendment Proposal”).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Bolt Threads, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Bolt Threads, Inc. and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Elliott Davis, PLLC

We have served as the Company’s auditor since 2023.

PCAOB ID 000149

Charlotte, North Carolina

February 2, 2024

BOLT THREADS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, except share and per share amounts)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$22,932	$57,039
Sub-lease income receivable	—	1,799
Prepaid expenses and other current assets	3,185	3,723
Total current assets	26,117	62,561

Property and equipment, net	19,417	14,058
Restricted cash, non-current	2,342	2,331
Operating lease right-of-use assets	20,518	25,465
Other non-current assets	9,443	443
Total assets	$77,837	$104,858

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$969	$1,264
Accrued expenses and other current liabilities	1,001	2,738
Operating lease liabilities, current	3,567	1,178
Long-term debt – current	—	2,847
Total current liabilities	5,537	8,027

Customer deposits, non-current	—	2,000
Operating lease liabilities, non-current	21,414	25,078
Long-term debt – non-current, net of debt issuance costs	29,745	—
Convertible preferred stock warrant liability	330	1,227
Total liabilities	57,026	36,332

Commitments and contingencies (Note 12)

Convertible preferred stock: $0.0001 par value, 42,559,738 shares authorized as of December 31, 2022 and 2021, respectively; 35,711,306 and 35,563,520 shares issued and outstanding as of December 31 2022 and 2021, respectively; and aggregate liquidation preference of $344,712 and $341,912 as of December 31 2022 and 2021, respectively	339,233	336,568

Stockholders’ Deficit:
Common stock: $0.0001 par value, 63,950,000 shares authorized as of December 31, 2022, and 2021, respectively; 10,470,533 and 10,318,633 shares issued and outstanding as of December 31 2022 and 2021, respectively	1	1
Additional paid-in capital	20,258	18,944
Accumulated other comprehensive income	7	—
Accumulated deficit	(338,688)	(286,987)
Total stockholders’ deficit	(318,422)	(268,042)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$77,837	$104,858

The accompanying notes are an integral part of these consolidated financial statements

BOLT THREADS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For THE years ended December 31, 2022 and 2021
(IN THOUSANDS, EXCEPT Share and per share amounts)

	Year Ended December 31,
	2022	2021
Revenue	$346	$305
Cost of revenue	734	880
Gross loss	(388)	(575)

Operating expenses:
Research and development	15,857	23,572
Sales and marketing	1,699	3,323
General and administrative	35,105	13,767
Total operating expenses	52,661	40,662
Loss from operations	(53,049)	(41,237)

Other income (expense):
Gain on extinguishment of convertible debt	—	8,812
Interest expense	(914)	(6,581)
Remeasurement of convertible preferred stock warrant liability	1,032	(436)
Other income (expense), net	1,230	939
Total other income (expense), net	1,348	2,734
Loss before income taxes	(51,701)	(38,503)
Income tax provision	—	—
Net loss	$(51,701)	$(38,503)

Other comprehensive income:
Reporting currency translation	7	—
Comprehensive loss	$(51,694)	$(38,503)

Weighted-average common shares outstanding:
Basic	10,439,510	10,168,667
Diluted	10,511,817	10,168,667
Net loss per share:
Basic	$(4.95)	$(3.79)
Diluted	$(4.97)	$(3.79)

The accompanying notes are an integral part of these consolidated financial statements

BOLT THREADS, INC.
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS’ DEFICIT
for the years ended December 31, 2022 and 2021
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficit

	Shares	Amount	Shares	Amount
Balances as of January 1, 2021	28,917,572	$212,157	10,034,615	$1	$14,778	$(248,484)	$—	$(233,705)
Proceeds from issuance of Series E convertible preferred stock, net of issuance costs of $1,505	3,801,828	70,526	—	—	—	—	—	—
Issuance of Series E convertible preferred stock upon extinguishment of convertible notes	2,844,120	53,885	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	284,018	—	1,118	—	—	1,118
Stock-based compensation expense	—	—	—	—	1,669	—	—	1,669
Compensation expense related to stock sales in secondary market	—	—	—	—	1,379	—	—	1,379
Net loss	—	—	—	—	—	(38,503)	—	(38,503)
Balances as of December 31, 2021	35,563,520	$336,568	10,318,633	$1	$18,944	$(286,987)	$—	$(268,042)
Proceeds from issuance of Series E convertible preferred stock, net of warrant issuance of $135	147,786	2,665	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	151,900	—	155	—	—	155
Stock-based compensation expense	—	—	—	—	1,159	—	—	1,159
Reporting currency translation adjustments	—	—	—	—	—	—	7	7
Net loss	—	—	—	—	—	(51,701)	—	(51,701)
Balances as of December 31, 2022	35,711,306	$339,233	10,470,533	$1	$20,258	$(338,688)	$7	$(318,422)

The accompanying notes are an integral part of these consolidated financial statements

BOLT THREADS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS For THE years ended
December 31, 2022 and 2021
(IN THOUSANDS)

	Year Ended December 31,
	2022	2021
Operating activities:
Net loss	$(51,701)	$(38,503)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,645	2,467
Stock-based compensation	1,159	1,669
Compensation expense related to stock sales in secondary market	—	1,379
Gain on extinguishment of convertible debt	—	(8,812)
Impairment of inventory	—	625
Remeasurement of convertible preferred stock warrant liability	(1,032)	436
Amortization of right-of-use of assets	2,149	1,837
Non-cash interest expense	27	6,352
Accretion of interest income	—	63
Loss on disposal of fixed assets	868	102
Gain on extinguishment of customer deposits	(2,000)	—
Changes in operating assets and liabilities:
Sublease income receivable	1,799	(1,799)
Prepaid expenses and other current assets	526	(1,275)
Other non-current assets	(9,007)	386
Accounts payable	(128)	34
Accrued expenses and other current liabilities	(1,707)	1,095
Customer deposits	—	(1,000)
Other non-current liabilities	—	(120)
Operating lease liabilities	1,523	(1,046)
Net cash used in operating activities	(55,879)	(36,110)

Investing activities:
Proceeds from the disposal of property and equipment	—	216
Purchases of property and equipment	(8,087)	(12,411)
Purchases of marketable securities	—	(899)
Proceeds from maturities of marketable securities	—	21,610
Net cash (used in) provided by investing activities	(8,087)	8,516

Financing activities:
Proceeds from issuance of Series E convertible preferred stock, net of issuance costs	2,800	70,526
Proceeds from Senior Secured Notes, net of issuance costs of $282	29,718	—
Principal payments on loan facilities	(2,847)	(2,236)
Proceeds from exercise of stock options	156	1,118
Net cash provided by financing activities	29,827	69,408
Exchange rate effect on cash, cash equivalents and restricted cash	43	—
Net change in cash, cash equivalents and restricted cash	(34,096)	41,814
Cash, cash equivalents and restricted cash at beginning of year	59,370	17,556
Cash, cash equivalents and restricted cash at end of year	$25,274	$59,370

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

BOLT THREADS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS For THE years ended
December 31, 2022 and 2021 — (Continued)
(IN THOUSANDS)

	Year Ended December 31,
	2022	2021
Cash, cash equivalents, and restricted cash information:
Cash and cash equivalents, beginning of year	$57,039	$17,307
Restricted cash, beginning of year	2,331	249
Cash, cash equivalents, and restricted cash, beginning of year	$59,370	$17,556

Cash and cash equivalents, end of year	$22,932	$57,039
Restricted cash, end of year	2,342	2,331
Cash, cash equivalents, and restricted cash, end of year	$25,274	$59,370

Supplemental cash flow disclosures:
Cash paid for taxes	$—	$8
Cash paid for interest	$742	$230

Supplemental disclosures of non-cash investing and financing activities:
Property and equipment in accounts payable and accrued expenses	$26	$167
Conversion of convertible notes to Series E convertible preferred stock	$—	$53,885
Fair value of convertible preferred stock warrant liability recognized in connection with Series E convertible preferred stock issuance	$135	$—
Right-of use assets obtained in exchange for operating lease liabilities	$—	$27,302
Decrease of operating lease right-of-use assets and liabilities due to remeasurement in connection with lease amendments	$2,648	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

1.      ORGANIZATION AND DESCRIPTION OF bUSINESS

Bolt Threads, Inc. (the “Company”) is a producer of biomaterials products. Its flagship product, b-silk, is a biodegradable protein polymer and replacement for silicone elastomer in beauty and personal care. Bolt Threads has a portfolio of other materials, including Mylo, a leather alternative made from mycelium, the root structure of mushrooms. The Company was incorporated in the state of Delaware in August 2009 and is headquartered in California.

2.      LIQUIDITY AND GOING CONCERN

The Company has not historically been profitable and has had negative cash flow from operations since inception. During the year ended December 31, 2022, the Company incurred a net loss of $51.7 million and used $55.9 million of cash in operations. As of December 31, 2022, the Company had an accumulated deficit of $338.7 million and cash and cash equivalents of $22.9 million.

The Company will need substantial capital to support its product development and operations. Based upon the Company’s current operating plan, it estimates that its cash and cash equivalents as of the issuance date of the consolidated financial statements included in this report are insufficient for the Company to fund operating, investing, and financing cash flow needs for the 12 months subsequent to the issuance date of these consolidated financial statements. To obtain the capital necessary to fund operations, the Company expects to obtain funds through public or private equity offerings, debt financing transactions, and refinancing or restructuring its current debt obligations.

These uncertainties raise substantial doubt regarding the Company’s ability to continue as a going concern for a period of 12 months subsequent to the issuance date of the consolidated financial statements included in this report. Certain elements of the operating plan to alleviate the conditions that raise substantial doubt, including but not limited to the Company’s ability to complete the Business Combination with the Sponsor (see Note 15 — Subsequent Events), is outside of the Company’s control. Accordingly, the Company cannot conclude that management’s plans will be effectively implemented within one year from the date the consolidated financial statements are issued. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date the consolidated financial statements are issued. The consolidated financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

3.      SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation and Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts and operations of the Company and its wholly-owned subsidiary. All intercompany transactions and balances have been eliminated in consolidation.

Unconsolidated Variable Interest Entity

In December 2020, the Company entered into a contract manufacturing agreement with a third-party supplier to manufacture Mylo. There are no required minimum purchase commitments under the contract manufacturing agreement. In March 2021, the Company entered into a project development agreement (“Development Agreement”) with this same third-party supplier to meet the Company’s expected demand for larger facilities with enhanced finishing processing. Under the Development Agreement, the Company had agreed pay this party up to €2 million for the facility’s construction costs. During the years ended December 31, 2022 and 2021, the Company paid construction costs of zero and $1.8 million, respectively. The Development Agreement expired in July 2021, and as of such date the Company has no further funding commitments to this third-party supplier.

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company determined that the third-party supplier is a variable interest entity (“VIE”) and that the Company is not the primary beneficiary as the Company has no ability to direct the activities that most significantly impact the entity’s economic performance. As a result, the Company does not consolidate this entity into its consolidated financial statements. There are no amounts of assets or liabilities related to this entity reflected in the Company’s consolidated financial statements for any periods presented. For the years ended December 31, 2022 and 2021, the Company incurred operating expenses of $0.2 million and $2.1 million, respectively, related to the contract manufacturing agreement. Given the minimal activity related to the manufacturing of Mylo, the Company had immaterial purchase orders outstanding as of December 31, 2022 and 2021.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates and assumptions made by management include, but are not limited to, the estimated fair value of convertible preferred stock and convertible preferred stock warrants, the estimated fair value of the convertible note derivative liability, stock-based compensation, the valuation of common stock, estimating the useful lives of fixed assets, incremental borrowing rates, and accounting for income taxes. Actual results could differ materially from those estimates.

Segment Information

Operating segments are defined as components of an entity for which discrete financial information is available that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates as one operating segment. Total assets outside of the U.S. were 18.3% and 4.1% of total assets as of December 31, 2022 and 2021, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid marketable securities with an original maturity of three months or less at the time of purchase to be cash equivalents. As of December 31, 2022 and 2021, cash and cash equivalents consisted of cash deposited with banks and money market funds for which their cost approximates their fair value. Money market funds held by the Company earn interest, which is recorded within other income (expense), net on the consolidated statements of operations and comprehensive loss.

Restricted Cash

Restricted cash represents funds that are not readily available for general purpose cash needs due to contractual and/or legal limitations. Restricted cash is classified as a current or non-current asset based on the timing and nature of when or how the cash is expected to be used or when the restrictions are expected to lapse. As of December 31, 2022 and 2021, restricted cash mainly consists of escrow under an irrevocable letter of credit established concurrent with the Company’s execution of a 2021 facility lease agreement (see Note 11 — Leases).

Risks and Uncertainties

The Company’s future results of operations involve risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, rapid technological change, continued demand for the Company’s services, the retention of significant client, stability of global financial markets, cybersecurity breaches and other disruptions that could compromise

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

the Company’s information or results, business disruptions that are caused by natural disasters or pandemic events, competition from substitute products and larger companies, government regulations and oversight, patent and other types of litigation, ability to protect proprietary technology, and dependence on key individuals.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash, cash equivalents, restricted cash and accounts receivable. The Company’s cash and cash equivalents are held at financial institutions where account balances may at times exceed federally insured limits. Management believes the Company is not exposed to significant credit risk due to the financial strength of the depository institution in which the cash is held. The Company has no financial instruments with off-balance sheet risk of loss.

The Company is dependent on a sole supplier for certain manufacturing activities for b-silk. An interruption in the supply of these materials could impact the Company’s ability to commercialize and manufacture inventory.

During the years ended December 31, 2022 and 2021, a single customer represented 96% and 100%, respectively, of the Company’s total revenue, which the Company attributes primarily to the fact that its commercial sales were in their early stages and total revenue for each of the years ended December 31, 2022 and 2021 was $0.3 million, respectively. As of December 31, 2022 and 2021, there were no outstanding customer accounts receivable. The Company’s balance of outstanding customer accounts receivable was immaterial as of January 1, 2021.

Inventory

Inventory consists of finished b-silk powder. Inventory is recorded at the lower of the weighted average cost and net realizable value using the specific identification method based on contractual selling price. Write-downs of b-silk inventory are recognized as a charge to cost of revenue. b-silk inventory was impaired by $0.6 million during the year ended December 31, 2021. No impairment was recognized during the year ended December 31, 2022. The inventory balance at December 31, 2022 and 2021, of zero and $0.1 million, respectively, was included within prepaid and other current assets in the consolidated balance sheets.

Customer Deposits

Customer deposits consist of commitment fees related to an agreement to be credited towards future purchases of biomaterials products from certain customers. As of December 31, 2021, $2.0 million of non-current customer deposits were outstanding related to performance obligations that would be satisfied subsequent to December 31, 2022. The Company’s balance of current and non-current customer deposits as of January 1, 2021 totaled $1.0 million and $2.0 million, respectively. During the year ended December 31, 2022, the related agreement expired and was not renewed. The customers did not request a refund for the deposits within the allotted time in accordance with the agreement. As the Company no longer has any obligation related to customer deposits, the Company derecognized the $2.0 million of customer deposits during the year ended December 31, 2022 and recorded a gain on extinguishment of customer deposits within other income (expense), net on the consolidated statements of operations and comprehensive loss.

Property and Equipment, net

Property and equipment, net, are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives, as follows:

Useful life
Leasehold improvements	Shorter of remaining useful life or lease term
Equipment	10 years
Furniture and fixtures	7 years

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Expenditures for repairs and maintenance are charged to expense as incurred and expenditures associated with upgrades and enhancements that improve, add functionality, or otherwise extend the life of property and equipment are capitalized. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected as other income (expense), net in the consolidated statements of operations and comprehensive loss.

Long-Lived Assets and Impairment Assessment

The Company reviews its depreciable long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss may be recognized when the undiscounted cash flows expected to be generated by a long-lived asset (or asset group) are less than its carrying value. Any required impairment loss would be measured as the amount by which the asset’s (or asset group’s) carrying value exceeds its fair value and would be recorded as a reduction in the carrying value of the related asset and reflected in the consolidated statements of operations and comprehensive loss. No impairment charges were recorded on any long-lived assets during the years ended December 31, 2022 and 2021.

Embedded Derivative Evaluation

The Company evaluates the terms of its debt instruments to determine if any identified embedded features, including embedded conversion options, are required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where a host instrument contains more than one embedded derivative instrument, including a conversion option, that is required to be bifurcated, the bifurcated derivative instruments would be accounted for as a single, compound derivative instrument. Any identified embedded derivatives are initially recorded at fair value and are revalued at each reporting date with changes in the fair value reported as non-operating income or expense. If the debt instrument contains embedded derivative features that are required to be bifurcated and accounted for separately, the total proceeds allocated to the host instruments are first allocated to the fair value of all the bifurcated embedded derivative features. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

Leases

The Company adopted Accounting Standards Update (“ASU”) 2016-02, Accounting Standards Codification Topic 842: Leases (Topic 842) (“ASC 842”) and its related amendments as of January 1, 2021, using the modified retrospective method. The Company elected the package of practical expedients permitted under the transition guidance within ASC 842, which allows a lessee to carry forward its population of existing leases, the classification of each lease, as well as the treatment of initial direct costs as of the period of adoption. In addition, the Company elected the practical expedient related to lease and non-lease components, as an accounting policy election for all asset classes, which allows a lessee to not separate non-lease from lease components and instead account for consideration paid in a contract as a single lease component. As such, base rent along with any additional fixed costs paid to the landlord are capitalized as part of the right-of-use (“ROU”) asset. The Company did not elect the practical expedient related to hindsight analysis which allows a lessee to use hindsight in determining the lease term and in assessing impairment of the entity’s ROU assets.

Upon adoption of ASC 842, the Company recognized $1.7 million in ROU assets that represent the Company’s right to use the underlying assets for the lease term and $2.3 million in lease obligations that represent the Company’s obligation to make lease payments arising from the lease. The ROU assets recognized upon adoption of ASC 842 included the reclassification of $0.6 million of deferred rent.

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company has made an accounting policy election not to recognize ROU assets and lease obligations for its short-term leases, which are defined as leases with an initial term of 12 months or less. However, the Company will recognize these lease payments in the consolidated statement of operations on a straight-line basis over the lease term and variable lease payments in the period in which the obligation is incurred. Lease payments for month-to-month leases are recognized as incurred.

All of the Company’s material leases are operating leases. The Company primarily rents real estate properties and equipment under non-cancelable operating lease agreements. The Company recognizes an ROU asset representing its right to use the underlying asset for the lease term on the consolidated balance sheets along with related lease liabilities representing its obligation to make lease payments arising from the lease. Operating lease ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Because the rate implicit in each lease is not readily determinable, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future lease payments. The operating lease ROU assets also include lease incentives receivable, deferred rent, and prepaid rent when applicable. The lease term used to calculate the lease liability and operating lease asset includes options to extend or terminate the lease if it is reasonably certain the Company will exercise that option. Lease expenses for operating leases are recognized on a straight-line basis over the lease term and are reflected in research and development and general and administrative expenses on the consolidated statements of operations and comprehensive loss. Payments under lease arrangements are primarily fixed, however, most lease agreements also contain variable payments. Variable lease payments are expensed as incurred and not included in the operating lease ROU assets and lease liabilities. These amounts include payments for taxes, parking, and common area maintenance.

Convertible Preferred Stock

The Company records convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The convertible preferred stock was recorded outside of stockholders’ deficit because the preferred shares contain liquidation features outside of the Company’s control.

The carrying values of the historical convertible preferred stock are adjusted to their liquidation preferences if and when it becomes probable that such a liquidation event will occur. The Company did not adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because it is uncertain whether or when an event would occur that would obligate the Company to pay the liquidation preferences to holders of shares of convertible preferred stock.

The Company also evaluates the features of its convertible preferred stock to determine if the features require bifurcation from the underlying shares by evaluating whether they are clearly and closely related to the underlying shares and if they do, or do not, meet the definition of a derivative.

Convertible Preferred Stock Warrants

The Company records convertible preferred stock warrants issued as freestanding warrants as non-current liabilities in the consolidated balance sheets at their estimated fair value. At initial recognition, the warrants were recorded at their estimated fair value calculated using an option model (see Note 7 — Convertible Preferred Stock Warrant Liability). The warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized in the remeasurement of convertible preferred stock warrant liability on the consolidated statements of operations and comprehensive loss. The Company will continue to remeasure the warrants until the earlier of the exercise or expiration, the completion of a deemed liquidation event, the conversion of preferred stock into common stock, or until holders of the preferred stock can no longer trigger a deemed liquidation event. On expiration, the convertible preferred stock warrants will automatically net exercise, unless the warrant holder provides written notice that it does not wish to exercise its warrants. Upon exercise, the related convertible preferred stock warrant liability will be reclassified to preferred stock.

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The Company determines fair value based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, as determined by either the principal market or the most advantageous market. The Company uses available market information and other valuation methodologies in assessing the fair value of financial instruments. Judgment is required in interpreting market data to develop the estimates of fair value and, accordingly, changes in assumptions or the estimation methodologies may affect the fair value estimates. Inputs used in the valuation techniques to derive fair values are classified based on a three-level hierarchy. These levels are:

Level 1 —	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.
Level 2 —

Observable inputs other than quoted prices included within Level 1, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and inputs other than quoted prices that are observable or are derived principally from, or corroborated by, observable market data by correlation or other means.

Level 3 —	Unobservable inputs are used when little or no market data is available.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

Financial assets and liabilities held by the Company measured at fair value on a recurring basis as of December 31, 2022 and 2021 include cash equivalents and convertible preferred stock warrant liability (see Note 4 — Fair Value Measurements).

The Company’s debt is classified within Level 2 of the fair value hierarchy and the carrying value approximates the fair values as the interest rate on the term loans are based on a variable rate and reflects terms similar to those the Company could currently secure in the open market (see Note 6 — Borrowings).

For certain other financial assets and liabilities, including cash, cash equivalents, restricted cash, prepaid and other current assets, accounts payable, accrued expenses and other current liabilities, the carrying value approximates fair value due to the relatively short maturity period of these balances.

Revenue Recognition

The Company’s revenue contracts represent a single performance obligation to sell its products to customers. Sales are recorded at the time control of the product is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for the goods sold. Control is the ability of customers to “direct the use of” and “obtain” the benefit from the Company’s products. In evaluating the timing of the transfer of control of products to customers, the Company considers several control indicators, including significant risks and rewards of products, the Company’s right to payment and the legal title of the products. Based on the assessment of control indicators, sales are generally recognized when products are shipped to customers.

Cost of Revenue

Cost of revenue consists of all the costs to manufacture, warehouse, and ship b-silk powder. These costs include contract manufacturers and inbound freight, internal and external quality assessments of work-in-process and finished goods inventory, warehousing, packing and shipping supplies, and inventory impairment. These costs exclude depreciation expense as the Company does not hold any material property and equipment that is directly used to support the manufacturing of the goods sold.

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Research and Development

Research and development costs consist primarily of personnel-related costs, including salaries, employee benefits, stock-based compensation, both external research and development costs and external product and operations costs incurred under agreements with contract research and other professional services organizations, lab supplies, software and maintenance, and allocated depreciation of property and equipment and lease expenses for both pilot plant and factory facilities.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related costs, including salaries, employee benefits, and stock-based compensation, marketing expenses, and allocated lease expenses for facilities.

General and Administrative

General and administrative expenses consist primarily of personnel-related costs, including salaries, employee benefits, and stock-based compensation, professional services fees, software, and allocated depreciation of property and equipment and lease expenses for facilities.

Stock-Based Compensation

The Company recognizes the cost of employee, non-employee consultants and non-employee directors’ services received in exchange for awards of stock options (both service-vested and performance milestone-vested) based on the fair value of those awards at the date of grant over the requisite service period. The fair value of the stock option is determined using the Black-Scholes-Merton (“Black-Scholes”) option-pricing model using various inputs, including Company estimates of expected stock price volatility, term, risk-free rate and future dividends.

The Company also grants restricted stock units (“RSUs”) to employees and non-employee consultants, which vest upon the satisfaction of both the service-based condition or performance milestone-based condition(s) and a liquidity event condition. The fair value of restricted stock units is determined based on the of the Company’s estimated fair value of common stock at the date of grant. As of December 31, 2022, the Company did not record any stock-based compensation expense for the RSUs. The Company elects to account for forfeitures as they occur and, upon forfeiture of an award prior to vesting, the Company reverses any previously recognized compensation expense related to that award.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in its consolidated financial statements or tax returns. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and research and development credit carryforwards. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that can be realized, it will adjust the valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

The Company applies the authoritative accounting guidance prescribing a threshold and measurement attribute for the financial recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires the Company to estimate and measure the tax benefit as the largest amount that is more likely than not to be realized upon ultimate settlement.

Foreign Currency Translation

Functional and reporting currency

Items included in the financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”).

The reporting currency for these consolidated financial statements is the U.S. dollar.

Change in functional currency

Prior to January 1, 2022, the Company’s functional currency is the U.S. dollar, including for the Company’s foreign subsidiary. The Company re-assessed its functional currency and determined that on January 1, 2022, the functional currency for the Company’s foreign subsidiary, Bolt Europe BV, changed from the U.S. dollar to the Euro based on significant changes in economic facts and circumstances in the Company. The change in functional currency was accounted for prospectively from January 1, 2022 and prior-period consolidated financial statements were not restated for the change in functional currency. For both monetary and non-monetary assets and liabilities, translated balances as of January 1, 2022 became the new accounting basis. The exchange rate on the date of change became the historical rate at which non-monetary assets and liabilities were translated in subsequent periods. There was no effect on the cumulative adjustment on the consolidated basis.

Transactions in foreign currency

Transactions made in a currency other than the functional currency are remeasured to the functional currency at the exchange rates on the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are remeasured to the functional currency at the exchange rate on that date and non-monetary assets and liabilities are remeasured at historical rates. Foreign exchange gains and losses are recorded within other income (expense), net on the consolidated statements of operations and comprehensive loss.

Translation to reporting currency

For the subsidiary whose functional currency is not the U.S. dollar, assets and liabilities are translated at exchange rates in effect as of the balance sheet date. Revenues and expenses are translated at average exchange rates in effect during the year. Reporting currency translation adjustments are recorded within accumulated other comprehensive income, a separate component of stockholders’ deficit.

Net Loss Per Share Attributable to Common Stockholders

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period, without consideration for potential dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and common share equivalents of potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, convertible preferred stock, warrants, and common stock options are considered to be potentially dilutive securities.

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

In April 2021, the Financial Accounting Standards Board (the “FASB”) has issued Accounting Standards Update (“ASU”) 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40). ASU 2021-04 provides guidance that an entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as an exchange of the original instrument for a new instrument. The standard also provides guidance on how an entity should measure and recognize the effect of a modification or an exchange of a freestanding equity-classified written call option that remains equity classified. The amendments in this ASU are effective for fiscal years beginning after December 15, 2021. Early adoption is permitted for all entities, including adoption in an interim period. The Company adopted this ASU 2021-04 effective January 1, 2021 and it did not have a material impact on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments. Under this ASU, the embedded conversion features will no longer be separated from the host contract for convertible instruments with conversion features that are not required to be accounted for as derivatives or that do not result in substantial premiums accounted for as paid-in capital. Consequently, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost and a convertible preferred stock will be accounted for as a single equity instrument measured at its historical cost, as long as no other features require bifurcation and recognition as derivatives. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception. The ASU will be effective for annual and interim periods beginning after December 15, 2023, and early adoption is permitted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company adopted this ASU 2020-06 effective January 1, 2021 and it did not have a material impact on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The new standard removes certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. The standard is effective for fiscal years beginning after December 15, 2021. The Company adopted this ASU 2019-12 effective January 1, 2022 and it did not have a material impact on its consolidated financial statements and related disclosures.

The FASB previously issued five ASUs related to related to financial instrument credit losses. The ASUs issued were: (1) in June 2016, ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” (2) in November 2018, ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments — Credit Losses,” (3) in April 2019, ASU No. 2019-04, “Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments,” (4) in May 2019, ASU No. 2019-05, “Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief” and (5) in November 2019, ASU No. 2019-11, “Codification Improvements to Topic 326, Financial Instruments — Credit Losses.” Additionally, in February and March 2020, the FASB issued ASU No. 2020-02, “Financial Instruments — Credit Losses (Topic 326) and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842)” and ASU No. 2020-03, “Codification Improvements to Financial Instruments,” respectively, which include amendments to Topic 326.

ASU No. 2016-13 is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. ASU No. 2018-19 clarifies that receivables arising from operating leases are not within the scope of the credit losses standard, but

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

rather, should be accounted for in accordance with the leasing standard. ASU No. 2019-04 clarifies and improves areas of guidance related to the recently issued standards on financial instruments — credit losses, derivatives and hedging, and financial instruments. ASU No. 2019-05 provides entities that have certain instruments within the scope of Subtopic 326-20, Financial Instruments — Credit Losses — Measured at Amortized Cost, with an option to irrevocably elect the fair value option in Subtopic 825-10, Financial Instruments — Overall. ASU No. 2019-11 clarifies guidance around how to report expected recoveries and reinforces existing guidance that prohibits organizations from recording negative allowances for available-for-sale debt securities, among other narrow scope and technical improvements. ASU 2020-03 makes narrow-scope improvements to various aspects of the financial instrument guidance as part of the FASB’s ongoing Codification improvement project aimed at clarifying specific areas of accounting guidance to help avoid unintended application. The Company adopted the applicable guidance ASU No. 2016-13, ASU No. 2018-19, ASU No. 2019-04, ASU No. 2019-05, ASU No. 2019-11and ASU No. 2020-03 on January 1, 2021. The adoption did not have a material impact on its consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which introduce key amendments to enhance disclosures for public entities’ reportable segments. The amendments require disclosure of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items to reconcile to segment profit or loss, and the title and position of the entity’s CODM. The amendments also expand the interim segment disclosure requirements. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted and requires retrospective application to all prior periods presented in the financial statements. The Company is currently in the process of reviewing the guidance and evaluating its impact on its consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which provides qualitative and quantitative updates to the rate reconciliation and income taxes paid disclosures, among others, in order to enhance the transparency of income tax disclosures, including consistent categories and greater disaggregation of information in the rate reconciliation and disaggregation by jurisdiction of income taxes paid. The amendments in ASU 2023-09 are effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments should be applied prospectively; however, retrospective application is also permitted. The Company is currently in the process of reviewing the guidance and evaluating its impact on its consolidated financial statements.

4.      FAIR VALUE MEASUREMENTS

Fair value accounting is applied for all financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis.

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis aggregated by the level in the fair value hierarchy as of December 31, 2022 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalent:
Money market funds	$19,762	$—	$—	$19,762
Total cash equivalent	$19,762	$—	$—	$19,762

Liabilities:
Convertible preferred stock warrant liability	$—	$—	$330	$330
Total liabilities	$—	$—	$330	$330

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

4.      FAIR VALUE MEASUREMENTS (cont.)

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis aggregated by the level in the fair value hierarchy as of December 31, 2021 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalent:
Money market funds	$55,033	$—	$—	$55,033
Total cash equivalent	$55,033	$—	$—	$55,033

Liabilities:
Convertible preferred stock warrant liability	$—	$—	$1,227	$1,227
Total liabilities	$—	$—	$1,227	$1,227

The Company’s money market funds are classified as Level 1 because they are valued using quoted market prices. The convertible preferred stock warrant liability is classified as Level 3 in the fair value hierarchy as the valuations are based on unobservable inputs, which reflect the Company’s own assumptions incorporated in valuation techniques used to determine fair value; further discussion of these assumptions is set forth below. There were no transfers into or out of Level 3 of the fair value hierarchy during the periods presented.

Changes in the fair value measurement of Level 3 liabilities are related mainly to unrealized gains (losses) resulting from remeasurement each period and are reflected in the consolidated statements of operations and comprehensive loss.

Convertible Preferred Stock Warrant Liability

The fair value of the convertible preferred stock warrant liability as of December 31, 2022 was determined using a hybrid method, which combines elements of the option pricing model (“OPM”) and the probability weighted expected return method (“PWERM”). Weighting allocations are assigned to the OPM and PWERM methods factoring in a possible future dissolution event. The fair value of the convertible preferred stock warrant liability as of December 31, 2021 was determined using the OPM.

The significant inputs to this valuation methodology included rights and preferences of each class of Company’s shares (see Note 8 — Convertible Preferred Stock), the Company’s assumptions related to the expected timing of a liquidation event, lack of marketability and the Company’s estimated equity value and volatility on the valuation date, which are based on management’s analysis of comparable publicly traded peer companies. The aggregate value of the Company was then used to allocate the total equity value of the Company to different classes of equity according to their rights and preferences.

Derivative Liability

The fair value of the derivative liability is related to the convertible promissory notes, which were issued in December 2019. In September 2021, a Qualified Financing event occurred, at which time the convertible promissory notes and all accrued interest were extinguished (see Note 6 — Borrowings). As such, there was no balance for the derivative liability as of December 31, 2022.

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

4.      FAIR VALUE MEASUREMENTS (cont.)

The change in the fair value of the Level 3 liabilities during the years ended December 31, 2022 and 2021 was as follows (in thousands):

	Convertible Preferred Stock Warrant Liability	Derivative Liability	Total
Balance at January 1, 2021	$791	$36,508	$37,299
Change in estimated fair value	436	(1,442)	(1,006)
Extinguishment of liability	—	(35,066)	(35,066)
Balance at December 31, 2021	$1,227	$—	$1,227
Change in estimated fair value	(1,032)	—	(1,032)
Convertible preferred stock warrants issued	135	—	135
Balance at December 31, 2022	$330	$—	$330

The annual change in fair value of the warrants is recognized in the consolidated statements of operations and comprehensive loss as the remeasurement of the convertible preferred stock warrant liability totaling a gain of $1.0 million and a loss of $0.4 million for the years ended December 31, 2022 and 2021, respectively.

5.      SIGNIFICANT BALANCE SHEET COMPONENTS

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets as of December 31, 2022 and 2021, consisted of the following (in thousands):

	2022	2021
Prepaid expenses	$1,446	$1,413
Deposits	799	550
Other receivables	940	1,697
Inventory	—	63
Total prepaid expenses and other current assets	$3,185	$3,723

Property and Equipment, net

Property and equipment, net as of December 31, 2022 and 2021, consisted of the following (in thousands):

	2022	2021
Leasehold improvements	$13,914	$13,461
Equipment	7,970	2,556
Furniture and fixtures	17	77
Construction in process	10,175	9,528
Total property and equipment	$32,076	$25,622
Less accumulated depreciation	(12,659)	(11,564)
Total property and equipment, net	$19,417	$14,058

Depreciation expense for the years ended December 31, 2022 and 2021, was $1.6 million and $2.5 million, respectively, and is presented within operating expenses on the consolidated statements of operations and comprehensive loss. Depreciation expense is excluded from cost of revenue. Construction in process primarily includes leasehold improvements and payments made for assets not yet in service and/or available for their intended use.

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

5.      SIGNIFICANT BALANCE SHEET COMPONENTS (cont.)

Other Non-Current Assets

Other non-current assets as of December 31, 2022 and 2021, consisted of the following (in thousands):

	2022	2021
Deposits, long-term	$—	$195
Note receivable, long-term	—	248
Prepaid expenses, non-current	9,443	—
Total other non-current assets	$9,443	$443

The prepaid expenses, non-current balance as of December 31, 2022 represents the remaining balance of the upfront payment made by the Company in October 2022 for future technical services to be provided by Ginkgo Bioworks, Inc. (“Ginkgo”) (see Note 6 — Borrowings).

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of December 31, 2022 and 2021, consisted of the following (in thousands):

	2022	2021
Accrued Series E convertible preferred stock issuance costs	$—	$1,425
Accrued professional services	407	638
Accrued payroll and benefits	581	523
Accrued other	13	152
Total accrued expenses and other current liabilities	$1,001	$2,738

6.      BORROWINGS

Convertible Notes

Prior to 2021, the Company issued and sold an aggregate of $43.7 million in convertible promissory notes (“Convertible Notes”). The Convertible Notes had a thirty-six (36) month term and a stated simple interest rate equal to the lower of the Highest Lawful Rate, defined as the maximum non-usurious rate of interest under applicable law, or three percent (3%) per annum. All of the outstanding principal and accrued interest of the Convertible Notes was subject to automatic conversion upon (i) the next equity financings, at a price defined as the lower of either 85% of the price of the new financing or the amount determined by dividing a specified valuation amount per the agreement by the total number of common stock equivalents immediately prior to the financing, (ii) an initial public offering (“IPO”) whereby the Convertible Notes are converted into common stock of the Company at a price equal to 85% of the IPO price or the amount determined by dividing a specified valuation amount by the total number of common stock equivalents immediately prior to the IPO or (iii), if not converted by the maturity date through other means, into Series D convertible preferred stock at the stated Series D Preferred price, adjusted for stock splits, stock combinations, and the like prior to the maturity date. Upon a change of control (defined as a deemed liquidation event as defined by the Company’s Certificate of Incorporation or a transaction or series of transactions other than the next financing round involving the sale of voting securities that results in the stockholders ceasing to hold more than 50% of the Company’s outstanding voting securities immediately following the transaction) the note holders were entitled to payment of 1.5 times the principal balance in exchange for the outstanding balance of principal and interest. Upon the occurrence of any event of default, all accrued but unpaid interest and principal was due and payable. The Convertible Note did not contain prepayment provisions.

The variable conversion features within the terms of the Convertible Notes were evaluated and determined to be an in-substance redemption feature requiring bifurcation and recognition within the consolidated balance sheets as a derivative liability and corresponding discount to the outstanding Convertible Note at the date of issuance. The

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

6.      BORROWINGS (cont.)

derivative liability was subject to remeasurement to fair value at each reporting period. The discount associated with the derivative was amortized to interest expense through the stated maturity date using the effective interest method. There were no other embedded derivatives that are required to be bifurcated.

During September 2021, a Qualified Financing event occurred, at which time the $43.7 million Convertible Notes and all accrued interest of $2.1 million were extinguished, and 2,844,120 shares of Series E convertible preferred stock were issued (see Note 8 — Convertible Preferred Stock) with a carrying value of $53.9 million. Immediately before the Qualified Financing, the redemption put derivative liability was remeasured at a fair value of $35.1 million, resulting in a $1.4 million gain on remeasurement of derivative liability. The redemption of the Convertible Notes was accounted for as a debt extinguishment per FASB ASC 470-50, Debt — Modifications and Extinguishments, resulting in a gain on extinguishment of $7.4 million in the consolidated statements of operations and comprehensive loss in for the difference between the fair value of the Series E convertible preferred stock and the net carrying amount of the extinguished Convertible Notes, accrued interest and derivative liability.

Term Loans

In August 2020, the Company entered into a Loan and Security Agreement (“Loan and Security Agreement”) with Silicon Valley Bank (“SVB”), under which the Company was permitted to borrow up to a maximum of $5.0 million, through individual advances in a minimum amount equal to the lesser of $1.0 million or the amount remaining under the Loan and Security Agreement, up until November 30, 2020, with any outstanding balances due on May 1, 2023. Under the terms of the agreement, interest on any advances accrued interest at a floating per annum rate equal to the greater of (i) 1.50% above prime rate or (ii) 5.75%, and include interest only payments through November 30, 2020, followed by thirty consecutive equal monthly payments of principal and interest, through the maturity date of May 1, 2023. Advances under the Loan and Security Agreement were collateralized by substantially all the Company’s assets. The Loan and Security Agreement included no financial covenants. In connection with the execution of the Loan and Security Agreement, the Company amended existing 2013 Series A and 2015 Series B convertible preferred stock warrant agreements with SVB. The amendments extended the expiration date of the respective warrant agreement for the Series A and Series B outstanding warrants to January 2028 and June 2030, respectively. The liability associated with these warrants is subject to remeasurement at each balance sheet date. The debt issuance costs paid in executing the Loan and Security Agreement were immaterial and, therefore, expensed. During the year ended December 31, 2021, the Company made principal payments totaling $2.0 million. As of December 31, 2021, the total outstanding balance under the Loan and Security Agreement was $2.8 million and had an effective interest rate of 5.75% and is included in long-term debt, current, in the consolidated balance sheets. During the year ended December 31, 2022, the Company repaid the entire outstanding balance of $2.8 million in June 2022.

Senior Secured Notes

In October 2022, the Company and Ginkgo executed several concurrent agreements including a Senior Secured Note Purchase Agreement (the “Ginkgo Note Purchase Agreement”), an amendment to the 2021 Technical Development Agreement (“2021 TDA”), a 2022 Technical Development Agreement (“2022 TDA”), a Pledge and Security Agreement, and Trademark and Patent Security Agreements (see Note 12 — Commitments and Contingencies).

Under the terms of the Ginkgo Note Purchase Agreement, the Company issued and sold to Ginkgo and Ginkgo agreed to purchase senior secured notes (the “Senior Secured Notes”) on October 14, 2022 (the “Notes Issuance Date”), in the aggregate original stated principal amount of $30.0 million. Upon its execution, the Ginkgo Note Purchase Agreement required the Company to pay Ginkgo $10.0 million as an upfront payment for future technical services to be provided by Ginkgo under the 2022 TDA. The remainder of the proceeds from the Senior Secured Notes issuance may be used by the Company for working capital and general corporate purposes. The Senior Secured Notes mature on October 14, 2024 (the “Maturity Date”) or earlier upon an event of default as defined by the Ginkgo Note Purchase Agreement.

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

6.      BORROWINGS (cont.)

The Ginkgo Note Purchase Agreement requires quarterly interest payments on the outstanding principal amount of the Notes, from the Notes Issuance Date until and including the Maturity Date, at a rate equal to the three-month United States Treasury Security Rate on the date three business days prior to the applicable quarterly payment date (defined as (i) the last business day of each fiscal quarter beginning on the first such date prior to issuance of the Senior Secured Notes and (ii) the maturity date), plus six percent. The Senior Secured Notes carry a default rate of interest, due upon the occurrence and during events of default, as defined in the Ginkgo Note Purchase Agreement, of an incremental three percent. For the year ended December 31, 2022, interest expense recognized on the Senior Secured Notes was $0.7 million.

Principal payments are due quarterly, starting in the first quarter subsequent to a qualified equity issuance, as defined in the Ginkgo Note Purchase Agreement, for cash proceeds greater than or equal to $50.0 million (defined as the “Amortization Date”), through the Maturity Date. The amount of quarterly principal payments is determined through a calculation which fully amortizes the outstanding principal balance due over the period from the Amortization Date through and including the Maturity Date. If the aforementioned qualified equity issuance does not occur, the principal amount of the Senior Secured Notes is due at the Maturity Date. As of December 31, 2022, no principal payments have been made under the Ginkgo Note Purchase Agreement. Senior Secured Notes issued under the Ginkgo Note Purchase Agreement, once repaid or prepaid, may not be reborrowed. The Senior Secured Notes may be prepaid at any time without penalty or premium.

The Senior Secured Notes are collateralized by substantially all of the Company’s assets, and each of its legal subsidiaries’ tangible and intangible assets. The Senior Secured Notes contain customary covenants and events of default. Additionally, the Senior Secured Notes contains subjective acceleration clauses to accelerate the maturity date of the Senior Secured Notes in the event that a material adverse change has occurred within the business, operations, or financial condition of the Company. As of December 31, 2022, the Company believes that the likelihood of the acceleration of the maturity date due to the subjective acceleration clauses is remote.

As of December 31, 2022, the total outstanding balance under the Senior Secured Notes, was $29.7 million and had an effective interest rate of 10.9% and is included in long-term debt, non-current, in the consolidated balance sheets.

The following table summarizes the Company’s stated debt maturities and future scheduled principal repayments as of December 31, 2022 (in thousands):

Year Ended December 31,	Amount
2023	$—
2024	30,000
2025	—
2026	—
2027	—
Thereafter	—
Total debt principal payments	$30,000
Less: unamortized debt issuance costs	(255)
Debt, non-current	$29,745

On March 10, 2023, the Company entered into a Limited Waiver to Senior Secured Note Purchase Agreement (the “Initial Waiver”) to: (i) provide a waiver for the violation in which the Company failed to deliver the audited financial statements of the Company and its subsidiary for the year ended December 31, 2022, and (ii) provide a waiver for the violation in which the Company failed to deliver the compliance certificate for the year ended December 31, 2022 during the period commencing as of June 30, 2023 and ending September 30, 2023. On November 2, 2023, the Company entered into a Limited Waiver to Senior Secured Note Purchase Agreement (the “Second Waiver”) to extend the waiver period of the Initial Waiver until December 31, 2023. On January 30, 2023,

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

6.      BORROWINGS (cont.)

the Company entered into a Limited Waiver to Senior Secured Note Purchase Agreement (the “Third Waiver”) to extend the waiver period of the Second Waiver through February 29, 2024. As of December 31, 2022, the Company was not aware of any other violations of the covenants.

7.      CONVERTIBLE PREFERRED STOCK WARRANT LIABILITY

In connection with the Company’s various historical debt and equity financing arrangements, the Company issued convertible preferred stock warrants to purchase shares of its various Series of convertible preferred stock.

The convertible preferred stock warrants are classified as liabilities, with changes in fair value recorded through earnings, as the underlying convertible preferred shares can be redeemed by the holders of these shares upon the occurrence of certain events that are outside of the control of the Company.

The following assumptions were used to calculate the fair value of the warrant liability during the years ended December 31, 2022 and 2021, respectively:

	2022	2021
Fair value of Common Stock	$1.83	$8.01
Expected dividend yield(1)	—	—
Risk-free interest rate(2)	2.98% – 4.41%	0.34%
Expected volatility(3)	70.0%	50.0%
Expected life (in years)(4)	2.00	2.50

____________

(1)      The Company has no history or expectation of paying cash dividends on its common stock and, thus, has assumed a zero-dividend rate.

(2)      The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the warrants in effect at the time of issuance.

(3)      To determine the expected volatility used above, the Company used the average volatility of a peer group of representative public companies.

(4)      The expected life or term represents the period of time that warrants granted are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term).

The following table represents the warrants on convertible preferred stock outstanding as of December 31, 2022:

	Issued Date	Exercise Price	Number of shares	Expiration Date
Series A	January 2013	$0.9342	42,817	January 2028
Series B	June 2015	3.39105	29,490	June 2030
Series C	July 2017	8.4716	19,889	July 2024
Series D	September 2017	16.03926	149,632	September 2024
Series E	July 2022	18.94618	52,781	July 2029
Total			294,609

The following table represents the warrants on convertible preferred stock outstanding as of December 31, 2021:

	Issued Date	Exercise Price	Number of shares	Expiration Date
Series A	January 2013	$0.9342	42,817	January 2028
Series B	June 2015	3.39105	29,490	June 2030
Series C	July 2017	8.47160	19,889	July 2024
Series D	September 2017	16.03926	149,632	September 2024
Total			241,828

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

8.      CONVERTIBLE PREFERRED STOCK

In September 2021, the Company raised $72.0 million in gross proceeds through issuance of shares of its Series E convertible preferred stock. The issuance included 3,801,828 shares of Series E convertible preferred stock, par value $0.0001 per share, at $18.94618. The Convertible Notes entered into in December 2019 were converted into 2,844,120 shares Series E convertible preferred stock at $16.10425 per share at a 15% discount upon closing of the Series E convertible preferred stock issuance (see Note 6 — Borrowings).

In July 2022, the Company issued a total of 147,786 shares of Series E convertible preferred stock for aggregate gross proceeds of $2.8 million at an original issue price of $18.94618, in a basket transaction together with Series E convertible preferred stock warrants. Upon issuance, the Company estimated the fair value of Series E convertible preferred stock warrants to be $0.1 million using the methodology described in Note 4 — Fair Value Measurements. Since the Series E convertible preferred stock warrants are to be measured at fair value and were issued in conjunction with the Series E convertible preferred stock, the estimated fair value of the warrants issued was recorded as a reduction to the carrying value of the Series E convertible preferred stock upon issuance.

As of December 31, 2022, the authorized, issued, and outstanding convertible preferred stock consisted of the following (in thousands, except share and per share amounts):

	Shares authorized	Shares issued and outstanding	Original Issue Price	Net proceeds	Aggregate liquidation preference
Series A(1)	5,531,643	5,488,826	$0.9342	$5,064	$5,128
Series B	9,613,604	9,584,114	3.39105	32,399	32,500
Series C	5,793,003	5,773,114	8.4716	48,762	48,908
Series D	8,221,150	8,071,518	16.03926	125,932	129,461
Series E(2)	13,400,338	6,793,734	18.94618	127,076	128,715
	42,559,738	35,711,306		$339,233	$344,712

As of December 31, 2021, the authorized, issued, and outstanding convertible preferred stock consisted of the following (in thousands, except share and per share amounts):

	Shares authorized	Shares issued and outstanding	Original Issue Price	Net proceeds	Aggregate liquidation preference
Series A(1)	5,531,643	5,488,826	$0.9342	$5,064	$5,128
Series B	9,613,604	9,584,114	3.39105	32,399	32,500
Series C	5,793,003	5,773,114	8.4716	48,762	48,908
Series D	8,221,150	8,071,518	16.03926	125,932	129,461
Series E(2)	13,400,338	6,645,948	18.94618	124,411	125,915
	42,559,738	35,563,520		$336,568	$341,912

____________

(1)      Includes 190,175 shares of Series A convertible preferred stock issued at a price of $0.88749 per share, representing a 5% discount from the original issuance price, from simultaneous extinguishment of convertible notes.

(2)      Includes 2,844,120 shares of Series E convertible preferred stock issued at a price of $16.10425 per share, representing a 15% discount from the original issuance price, from simultaneous extinguishment of convertible notes.

The holders of shares of convertible preferred stock have various rights and preferences as follows:

Dividend Rights

Holders are entitled to receive noncumulative dividends, prior and in preference to any declaration of dividends on common stock (other than dividends on shares of common stock payable in shares of common stock), at the per annum rate of 8% of the original issuance price per series when and if declared by the Board of Directors.

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

8.      CONVERTIBLE PREFERRED STOCK (cont.)

The holders of convertible preferred stock are also entitled to participate in dividends on common stock, when and if declared by the Board of Directors, based on the number of shares of common stock that would be held on an as-if converted basis, except for dividends on common stock payable solely in common stock. No dividends on convertible preferred stock or common stock have been declared by the Board of Directors from inception through December 31, 2022.

Liquidation Preference

In the event of any liquidation as defined by the Company’s Certificate of Incorporation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation Event”), the holders of convertible preferred stock shall be entitled, on a pari passu basis among each other, to be paid out of the assets of the Company legally available for distribution for each share of convertible preferred stock, an amount per share of convertible preferred stock equal to the greater of i) the original issuance price plus any declared and unpaid dividends on such convertible preferred stock, or ii) the amount per share that would have been payable had all shares of such convertible preferred stock been converted into common stock immediately prior to such Liquidation Event. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of the convertible preferred stock, then the assets shall be distributed among the holders of convertible preferred stock on a pari passu basis, in proportion to the full amounts to which they would otherwise be respectively entitled. After the payment of the full liquidation preference to convertible preferred stock, the remaining assets of the corporation legally available for distribution to stockholders will be distributed ratably to the holders of common stock.

Conversion Rights

Each share of convertible preferred stock is convertible, at the option of the holder, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original issuance price for a share by the conversion price at the time in effect for such share; as of December 31, 2022 and 2021, each share of Series A, Series B, Series C, Series D, and Series E convertible preferred stock would convert into common stock on a one-for-one basis. Each share of Series A, Series B and Series C automatically converts into the number of shares of common stock into which such shares are convertible at the then-effective conversion ratio upon the earlier of (i) closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 (“Securities Act”) in which the gross proceeds to the Company is at least $35,000,000 or (ii) the consent of the holders of at least a majority of the outstanding shares of Series A, Series B and Series C, voting together as a single class. Each share of Series D automatically converts into the number of shares of common stock into which such shares are convertible at the then-effective conversion ratio upon the earlier of (i) closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act at an offering price of at least $16.03926 per share (as such number may be adjusted for stock splits, stock combinations, stock dividends and similar events) resulting in gross proceeds to the Company of at least $50,000,000 or (ii) the consent of the holders of a majority of the outstanding shares of Series D, voting together as a single class. Each share of Series E automatically converts into the number of shares of common stock into which such shares are convertible at the then-effective conversion ratio upon the earlier of (i) closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act at an offering price of at least $18.94618 per share (as such number may be adjusted for stock splits, stock combinations, stock dividends and similar events) resulting in gross proceeds to the Company of at least $50,000,000 or (ii) the consent of the holders of a majority of the outstanding shares of Series E, voting together as a single class.

Voting Rights

The holder of each share of convertible preferred stock has voting rights equal to the number of shares of common stock into which it is convertible and votes together as one class with the common stock. Each share of common stock is entitled to one vote. As long as at least 2,000,000 shares (as adjusted for any stock splits, combinations of shares, or dividends paid in shares of such stock) of Series A, Series B and Series C convertible

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

8.      CONVERTIBLE PREFERRED STOCK (cont.)

preferred stock, in the aggregate, remain outstanding, the holders of such Series A, Series B and Series C convertible preferred stock shall be entitled to elect (voting as a single class on an as-converted basis) one director of the Company. The holders of outstanding common stock (voting together as a separate class) shall be entitled to elect two directors. The holders of outstanding common stock and all other series of voting stock (including convertible preferred stock) (voting together as a separate class) shall be entitled to elect the remaining directors.

So long as at least 3,000,000 shares of convertible preferred stock issued remain outstanding, the Company must obtain approval from a majority of the then outstanding shares of convertible preferred stock in order to (i) alter or change the rights, powers or preferences of convertible preferred stock; (ii) increase or decrease the authorized number of shares of convertible preferred stock; (iii) authorize or create any new class or series of capital stock having rights, powers or preferences that are senior to or on parity with any series of convertible preferred stock; (iv) redeem or repurchase outstanding shares of convertible preferred stock or common stock, subject to certain exceptions; (v) pay or declare any dividend on any shares of common stock or convertible preferred stock; (vi) consummate a liquidation event or effect any other dissolution or winding-up of the business and affairs of the Company; (vii) amend, alter, restate or repeal any provision of the Company’s restated certificate of incorporation or bylaws; and (viii) incur any indebtedness for borrowed money in an amount in excess of $500,000 in the aggregate.

Redemption

The holders of the convertible preferred stock have no rights to cause the redemption of their shares outside of a Liquidation Event, which is outside of the Company’s control as of December 31, 2022 and 2021.

Classification

The Company has classified its convertible preferred stock as mezzanine equity on the consolidated balance sheets as the stock is contingently redeemable. Upon the occurrence of certain liquidation events that are outside the Company’s control, including liquidation, sale or transfer of the Company, holders of the convertible preferred stock can cause redemption for cash. During the years ended December 31, 2022 and 2021, the Company did not adjust the carrying value of the convertible preferred stock to the aggregate liquidation preference of such shares as a deemed liquidation event was not probable of occurring.

9.      COMMON STOCK AND STOCK-BASED COMPENSATION PLANS

At December 31, 2022 and 2021, there were 63,950,000 shares of common stock authorized, 10,470,533 and 10,318,633 shares issued and outstanding, respectively. Holders of common stock are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the priority rights of holders of all series of convertible preferred stock outstanding. Holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders.

Common stock reserved for issuance as of December 31, 2022 and 2021, is as follows:

	2022	2021
Series A convertible preferred stock	5,488,826	5,488,826
Series B convertible preferred stock	9,584,114	9,584,114
Series C convertible preferred stock	5,773,114	5,773,114
Series D convertible preferred stock	8,071,518	8,071,518
Series E convertible preferred stock	6,793,734	6,645,948
Warrants outstanding for future issuance of convertible preferred stock	294,609	241,828
Stock options and restricted stock units	5,753,456	5,609,871
Stock options available for future issuance	2,119,580	2,415,065
Total shares of common stock reserved	43,878,951	43,830,284

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

9.      COMMON STOCK AND STOCK-BASED COMPENSATION PLANS (cont.)

Equity Incentive Plan

The Company has an equity incentive plan for officers, employees, and non-employee consultants of the Company and its subsidiary.

In 2009, the Company’s Board of Directors approved the adoption of the 2009 Equity Incentive Plan (the “2009 Plan”). In August 2019, the Company replaced its 2009 Plan given its imminent expiration and formed the 2019 Equity Incentive Plan (the “2019 Plan”) with substantially the same terms as the 2009 Plan, (collectively, “the Plans”). The 2019 Plan provides for the grant of stock options (both service-based and performance milestone-based) to employees and non-statutory stock options, restricted share awards (“RSAs”) and restricted stock units (“RSUs”) to employees, officers, and non-employee directors and consultants of the Company. Under the Plans, stock options may be immediately exercisable subject to repurchase or may be exercisable as determined by the Board of Directors. The Company has not allowed for early exercises of options under the Plans. Additionally, to date, the Company has not issued RSAs under the 2019 Plan.

The Company recognizes compensation costs for service-based option awards on a straight-line basis over the expected requisite service period of the employee or non-employee, which is the award’s vesting term, generally, over four years. The performance milestone-vested option awards vest upon the achievement of a single award specific performance condition. At the grant date, the Company estimates the implicit requisite service period based on the expected achievement of the performance condition. This implicit requisite service period is reviewed at each reporting date as the achievement of the performance condition might occur at a point in time different than originally estimated. The Company recognizes compensation costs for the performance option awards ratably over the implicit service period when it is deemed probable that the performance condition will be met. The options expire ten years from the date of grant.

The exercise price for stock options granted under the 2019 Plan must generally be equal to at least 100% of the Company’s estimated fair value of common stock at the date of grant, as determined by the Board of Directors. The exercise price of an incentive stock option granted under the Plan to a ten percent stockholder must be at least equal to 110% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors.

The Company also grants restricted stock units (“RSUs”), which vest upon the satisfaction of both the service-based condition or performance milestone-based awards condition(s) and a liquidity event condition. The liquidity event condition for both types of RSUs is satisfied upon the occurrence of a qualifying event, defined specifically in the equity documents, and generally refer to the earlier of a specified period of time subsequent to an initial public offering or an acquisition, in all cases prior to the expiration date of the award. Additionally, for all terminated RSU grants, all RSUs which have satisfied a portion or all of the service-based condition or performance milestone-based condition(s) as of the termination date remain with the stockholder and do not return to the pool of shares available for issuance until the earlier of the satisfaction of the liquidity event (at which time those RSUs vest) or the expiration date of the award. The RSUs expire seven years from the date of grant. The fair value of RSUs is determined based on the Company’s estimated fair value of common stock at the date of grant, as determined by the Board of Directors.

As of December 31, 2022 and 2021, there were options outstanding to purchase a total of 3,646,187 and 4,348,754 shares of common stock under the Plans, respectively, and 2,107,269 and 1,141,892 unvested RSUs, respectively. As of December 31, 2022 and 2021, 2,119,580 and 2,415,065 shares of common stock were available for issuance for either option or RSU grants under the 2019 Plan, respectively.

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

9.      COMMON STOCK AND STOCK-BASED COMPENSATION PLANS (cont.)

Service-based Stock Options

Option award activity for service-based stock options granted as of December 31, 2022, was as follows:

	Number of options outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Balances as of January 1, 2021	4,023,479	$4.67	7.1	$4,261
Granted	406,116	8.01	—	—
Exercised	(284,018)	3.94	—	—
Expired	(111,211)	4.08	—	—
Forfeited	(101,984)	6.17	—	—
Outstanding as of December 31, 2021	3,932,382	$5.04	6.7	$11,671
Granted	5,000	8.01	—	—
Exercised	(151,900)	1.02	—	—
Expired	(370,517)	4.49	—	—
Forfeited	(125,150)	6.32	—	—
Outstanding as of December 31, 2022	3,289,815	$5.24	6.1	$2,561

Options vested and exercisable at December 31, 2022	2,399,663	$4.69	5.4	$2,561

The aggregate intrinsic value of service-based options exercised during the years ended December 31, 2022 and 2021, was $0.9 million and $0.7 million, respectively. The intrinsic value is the difference between the estimated fair value of the Company’s common stock at the date of exercise and the exercise price for in-the-money options.

The weighted-average grant-date fair value of options granted during the years ended December 31, 2022 and 2021, was $1.34 and $3.37 per share, respectively. The total grant date fair value of options that vested during the years ended December 31, 2022 and 2021, was $1.2 million and $1.6 million, respectively.

As of December 31, 2022, there was $2.1 million of total unrecognized compensation cost related to unvested service-based options granted, which is expected to be recognized over the weighted-average period of 2.0 years.

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

9.      COMMON STOCK AND STOCK-BASED COMPENSATION PLANS (cont.)

Performance Milestone-based Stock Options

Option award activity for performance milestone-based stock options granted as of December 31, 2022, was as follows:

	Number of options outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Balances as of January 1, 2021	416,372	$6.15	9.6	$631
Granted	—	—	—	—
Exercised	—	—	—	—
Expired	—	—	—	—
Forfeited	—	—	—	—
Outstanding as of December 31, 2021	416,372	$6.15	8.6	$631
Granted	—	—	—	—
Exercised	—	—	—	—
Expired	(45,000)	—	—	—
Forfeited	(15,000)	—	—	—
Outstanding as of December 31, 2022	356,372	$6.15	5.6	$463

Options vested and exercisable at December 31, 2022	125,457	$6.15	1.6	$131

As reflected in the table above, no performance milestone-based options were granted or exercised in the years ended December 31, 2022 and 2021. The total grant date fair value of performance milestone-based options that vested during the year ended December 31, 2022 was immaterial and the total grant date fair value of performance milestone-based options that vested during the year ended December 31, 2021 was $0.2 million. There were 230,915 performance milestone-based unvested options with no unrecognized compensation costs at December 31, 2022.

Restricted Stock Units

A summary of the Company’s RSU activity and related information is as follows:

	Awards	Weighted-average grant date fair value (per share)
Nonvested as of January 1, 2021	72,500	$5.00
Issued	1,173,001	6.56
Vested	—	—
Forfeited	(103,609)	4.88
Nonvested as of December 31, 2021	1,141,892	$6.20
Issued	1,241,954	5.77
Vested	—	—
Forfeited	(276,577)	6.64
Nonvested as of December 31, 2022	2,107,269	$6.52

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

9.      COMMON STOCK AND STOCK-BASED COMPENSATION PLANS (cont.)

The RSUs have both a service-based condition or a performance milestone-based condition(s) and a liquidity event condition. The liquidity event condition is only satisfied 180 days after the consummation of the liquidity event, such as an IPO, which is currently not determinable or probable. As the satisfaction of the liquidity event condition for all RSUs is neither determinable nor probable as of December 31, 2022, no stock-based compensation expense was recognized as of December 31, 2022. The probability will be evaluated each reporting period. As of December 31, 2022, there was $13.7 million of total unrecognized compensation expense related to outstanding RSU equity awards, of which $2.9 million would have been recognized if all conditions of the liquidity event condition had also been satisfied on that date with the remaining $10.8 million still requiring satisfaction of the service or performance condition. Since the RSUs only vest on the consummation of a liquidity event which is currently not determinable or probable, the Company is unable to determine the weighted-average period over which the unrecognized cost will be recognized (see Note 3 — Significant Accounting Policies).

Stock-Based Compensation

The Company recorded stock-based compensation expense during the years ended December 31, 2022 and 2021, was as follows (in thousands):

	2022	2021
Research and development	$31	$236
Sales and marketing	43	208
General and administrative	1,085	1,225
Total	$1,159	$1,669

The Company uses the Black-Scholes option-pricing model to determine the grant-date fair value of stock options. The determination of the fair value of stock options on the grant date is affected by the estimated underlying common stock price, as well as assumptions regarding a number of complex and subjective variables. These variables include expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates, and expected dividends.

No performance milestone-based options were issued during the years ended December 31, 2022 and 2021. The following assumptions were used to calculate the fair value of employee service-based option grants made during the years ended December 31, 2022 and 2021, respectively:

	2022	2021
Expected dividend yield(1)	—	—
Risk-free interest rate(2)	3.39%	1.14%
Expected volatility(3)	44.9%	43.1%
Expected life (in years)(4)	5.00	5.94
Fair value of common stock	$1.34	$3.37

____________

(1)      The Company has no history or expectation of paying cash dividends on its common stock and, thus, has assumed a zero-dividend rate.

(2)      The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

(3)      To determine the expected volatility used above, the Company used the average volatility of a peer group of representative public companies.

(4)      The expected life or term of the options represents the period of time that options granted are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term).

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

9.      COMMON STOCK AND STOCK-BASED COMPENSATION PLANS (cont.)

Secondary Sales of Company Stock

In 2021, several former employees sold an aggregate of 161,791 shares of the Company’s common stock for a total of $2.3 million to existing and new investors. The purchase price was in excess of the fair value of such shares. As a result, during the year ended December 31, 2021, the Company recorded the excess of the purchase price above fair value of $1.4 million as compensation expense, with a corresponding increase to additional paid-in capital. There were no secondary sales of the Company’s stock during 2022 that resulted in the recognition of compensation expense.

10.    INCOME TAXES

The components of loss before income taxes for the years ended December 31, 2022 and 2021, are as follows (in thousands):

	2022	2021
Federal	$(51,843)	$(38,429)
Foreign	142	(74)
Total loss before taxes	$(51,701)	$(38,503)

The Company’s income tax provision was zero for the years ended December 31, 2022 and 2021, respectively. The differences between the Company’s statutory federal income tax rate and the effective tax rates are summarized as follows:

	2022	2021
Statutory federal tax rate	21.00%	21.00%
Increase (decrease) resulting from
State taxes	7.01%	6.94%
Other items	(0.21)%	1.99%
Valuation allowance	(27.80)%	(29.93)%
Effective tax rate	0.00%	0.00%

The components of net deferred tax assets as of December 31, 2022 and 2021 consisted of the following (in thousands):

	2022	2021
Deferred income tax assets:
Net operating loss carryforwards	$74,616	$62,392
Accruals, deferrals, and reserves	3	59
Stock-based compensation	548	252
Fixed assets and intangibles	3,857	2,734
Lease liability	6,261	6,678
Credits and carryforwards	4,707	4,707
Other	—	52
Total deferred income tax assets	89,992	76,874

Deferred income tax liabilities:
Other	(124)	—
ROU asset	(5,098)	(6,474)
Total deferred income tax liabilities	(5,222)	(6,474)

Net deferred income assets before valuation allowance	$84,770	$70,400
Less: valuation allowance	(84,770)	(70,400)
Net deferred income tax assets	$—	$—

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

10.    INCOME TAXES (cont.)

For the years ended December 31, 2022 and 2021, the Company has recognized a valuation allowance against its U.S. federal and state net deferred tax assets. The Company evaluated the realizability of its net deferred tax assets based on all available evidence, both positive and negative, which existed as of the end of calendar years 2022 and 2021. The Company’s conclusion to maintain a valuation allowance against its net deferred tax assets is based upon its ability to generate sufficient future taxable income in future periods. The Company considered the four possible sources of taxable income that are available under the tax law to realize a tax benefit for deductible temporary differences: 1. Future reversals of deferred tax liabilities; 2. Future forecasts of income; 3. Taxable income in prior carryback year(s) if carryback is permitted under the tax law; and 4. Tax-planning strategies.

To the extent that the four sources of income are not sufficient to realize the deferred tax asset, the Company will recognize a valuation allowance to reduce such deferred tax asset to the amount that is more-likely-than-not to be realized in the future. Based upon the positive and negative evidence that exists, as well as the sources of future taxable income, the Company believes it is appropriate to recognize a valuation allowance of $84.8 million against the U.S. federal and state net deferred tax assets for the year ended December 31, 2022. The increase of $14.4 million in the valuation allowance in the year ended December 31, 2022 relates primarily to net operating loss, right of use assets, lease liabilities, and fixed assets.

As of December 31, 2022, the Company had federal NOL carryforwards of $289.1 million of which $73.3 million will begin to expire in 2030 and $215.8 million of which can be carried forward indefinitely. As of December 31, 2022, the Company had state NOL carryforwards of $207.1 million (post apportionment) which begin to expire in various amounts in 2030. If not utilized, these federal and state NOL carryforwards will begin to expire in the year ending December 31, 2030; with the federal NOLs generated after the year ended December 31, 2017 carried forward indefinitely. The Tax Reform Act of 1986 and similar California legislation impose substantial restrictions on the utilization of net operating losses and tax credits in the event of an “ownership change” of a corporation. Accordingly, the Company’s ability to utilize net operating losses and credit carryforwards may be limited as the result of such an “ownership change.” The Company conducted a Section 382 analysis on its NOL up to 2023. As a result of the Section 382 analysis, while the Company experienced various ownership changes triggering the application of Section 382, the Company does not expect any of its tax attributes to expire before utilization based on the applicable Section 382 limitation.

As of December 31, 2022, the Company had federal and state R&D credit carryforwards of $3.5 million respectively, as reported on its tax returns available to reduce future taxable income, if any. If not utilized, these federal R&D credit carryforwards will begin to expire in the year ending December 31, 2032. The state R&D credit carryforwards are carried forward indefinitely.

The Company has applied an ASC 740-10 reserve of $1.6 million via an offset to the gross deferred tax asset in connection with its R&D credits for the years ended December 31, 2022 and 2021.

The Company conducts business within the U.S. and files income tax returns with the U.S. federal jurisdiction, as well as California, Kentucky, New York, New York City, Portland, and Oregon. The 2018 through 2022 tax years remain subject to examination by U.S. federal tax authorities and the 2017 through 2022 tax years by state tax authorities. The Company is not currently under audit with either the IRS or any state or local jurisdiction, nor has it been notified of any other potential future state income tax audit. The Company’s NOL and credit carryforwards from all years may be subject to adjustment when utilized. The Company does not anticipate that any potential tax adjustment will have a significant impact on its financial position or results of operations. It is the Company’s practice to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2022, the Company had no material accrued interest and penalties related to uncertain tax positions.

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

11.    LEASES

The Company leases and subleases certain office spaces, warehouses, manufacturing facility spaces and equipment under long-term, non-cancelable operating leases. A number of the leases include one or more options to renew the lease terms or terminate the lease. The exercise of these options is at the Company’s discretion and is therefore included in the determination of the lease term when it is reasonably certain the Company will exercise such options. As the Company’s leases typically do not contain a readily determinable implicit rate, the Company determines the present value of the lease liability using its incremental borrowing rate at the lease commencement date. Substantially all of the Company’s leases are operating leases. Finance leases were not material as of December 31, 2022 and 2021.

During December 2020, the Company entered into a sublease agreement with Ginkgo to sublease part of its Emeryville Headquarters. Under this sublease agreement, the Company is the landlord and Ginkgo is the tenant. The Company assessed the related ROU asset for impairment and concluded that the ROU asset was not impaired as of the date the Company entered into the sublease agreement. The 15 month sublease agreement commenced on January 1, 2021 and ended on March 31, 2022. The Company recognized $0.3 and $1.5 million in net sublease income within the consolidated statements of operations and comprehensive loss for the years ended December 31, 2022 and 2021, respectively. On April 1, 2022, the Company entered into a revised sublease agreement with Ginkgo to sublease the same part of its Emeryville headquarters from Ginkgo starting upon expiration of the original 15-month sublease lease term on March 31, 2022. Under this revised sublease agreement, Ginkgo is now the landlord and the Company is the tenant. This revised sublease agreement is a month-to-month lease with 60-day notice of cancellation and therefore the lease payments for this lease are recognized as incurred. The Company ended this lease agreement in February 2023.

In February 2022, the Company amended a facility lease in Portland, Oregon, to extend the lease term from August 1, 2022 until July 31, 2023, with all other material terms remaining the same. The Company remeasured the ROU asset, lease liability, and straight-line rent expense to reflect the impact of this amendment.

In April 2022, the Company decided to abandon one of its office leases in the Netherlands by the end of June 2022. The Company did not have the practical ability to sublease this space and therefore the amortization of the ROU asset was accelerated to derecognize the ROU asset in a straight-line manner over the remainder of the lease. The lease cost is no longer a straight-line expense as a result of this update (it is the cost of the straight-line lease amortization each month plus the accretion of interest to the lease liability each month, which changes from month to month). The accounting for the lease liability is unchanged and variable lease payments are still expensed as incurred.

In November 2022, the Company amended a 2021 facility lease in Berkeley, California, to shift the contractual lease term by three months and extend the lease term by one month, resulting in a new contractual lease commencement date of July 1, 2022 and a new lease end date of January 31, 2031, with all other material terms remaining the same. The Company remeasured the ROU asset, lease liability, and straight-line rent expense to reflect the impact of this amendment.

As of December 31, 2022 and 2021, there was $2.3 million held in escrow under an irrevocable letter of credit established concurrent with the Company’s execution of a 2021 facility lease agreement, which is included in restricted cash, non-current within the consolidated balance sheet. The letter of credit expires no less than sixty days after the expiration of the lease, which is subject to possible extension along with the letter of credit per the lease terms. Upon the occurrence of an event of default as defined by the lease agreement, funds held in escrow can be made available to the landlord up to the total $2.3 million held.

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

11.    LEASES (cont.)

As of December 31, 2022, future payments associated with the Company’s operating lease liabilities were as follows (in thousands):

Year Ended December 31,	Amount
2023	$3,737
2024	4,128
2025	4,237
2026	4,366
2027	4,504
Thereafter	15,389
Total minimum lease payment	$36,361
Less: amount representing interest	(11,380)
Present value of operating lease obligations	$24,981

Operating lease liabilities, current	3,567
Operating lease liabilities, non-current	21,414
Total operating lease liabilities	$24,981

The components of the net lease costs reflected in the Company’s consolidated statements of operations and comprehensive loss for the years ended December 31, 2022 and 2021 were as follows (in thousands):

	2022	2021
Operating lease costs	$4,382	$2,373
Variable lease costs	1,660	1,517
Short-term lease costs	1,849	98
Total lease costs	$7,891	$3,988

Sublease income – net	$348	$1,455

Short-term lease costs represent the Company’s costs with respect to leases with a duration of 12 months or less and are not reflected on the Company’s consolidated balance sheets. Variable lease costs are comprised of costs, such as the Company’s proportionate share of actual costs for utilities, common area maintenance, property taxes and insurance, that are not included in the measurement of the lease liability and are recognized in the period in which they are incurred.

The weighted average remaining lease term and weighted average discount rate related to the Company’s ROU assets and lease liabilities for its operating leases were as follows as of December 31, 2022 and 2021:

	2022	2021
Weighted-average remaining lease term (in years)	8.26	8.78
Weighted-average discount rate	9.4%	6.7%

Supplemental information concerning the cash flow impact arising from the Company’s leases recorded in the Company’s consolidated statements of cash flows is detailed in the following table for the years ended December 31, 2022 and 2021 (in thousands):

	2022	2021
Cash paid for amounts included in the measurement of lease liabilities	$713	$1,879

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

12.    COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company may become involved in various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Management believes that the ultimate resolution of any such matters will not have a material adverse effect on the financial position or results of operations of the Company.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Technical Development Agreement

During the year ended December 31, 2021, the Company entered into the 2021 TDA with Ginkgo. Under the 2021 TDA, the Company and Ginkgo will collaborate on certain projects that will use Ginkgo’s expertise in strain engineering and lab-scale fermentation processes, referred to as “technical services.” Ginkgo provided the Company with a credit of $5.0 million to apply against technical services under the 2021 TDA. During the years ended December 31, 2022 and 2021, the Company applied this $5.0 million credit against $1.3 million and $0.6 million of invoice charges received from Ginkgo for technical services provided, respectively. As of December 31, 2022, the Company had $3.1 million in credit remaining to be applied against future technical services under the 2021 TDA.

As disclosed in Note 6 — Borrowings, in October 2022, the Company and Ginkgo executed several concurrent agreements including the Ginkgo Note Purchase Agreement, the amendment to the 2021 TDA, the 2022 TDA, a Pledge and Security Agreement, and Trademark and Patent Security Agreements.

Under the 2022 TDA and the amendment to the 2021 TDA, (collectively the “TDAs”), the Company and Ginkgo will continue to collaborate on certain projects using Ginkgo’s expertise in specialized engineering and lab-scale fermentation processes, for both b-silk and Mylo products. The TDAs include a royalty payment obligation based on future net sales if and when the first commercial sale of the products developed and improved under the TDAs occurs. Royalty payments, due in cash, are based on defined royalty rates for each country or jurisdiction in which the sale is made. In certain instances, a lump sum royalty payment may be due for a particular product, in which case no further royalty payments are required. As of December 31, 2022, the Company has not accrued a liability for royalty payment as no payment obligation or commercial sale of the products developed and improved under the TDAs has occurred.

Upon its execution, the Ginkgo Note Purchase Agreement required the Company to pay Ginkgo $10.0 million as an upfront payment for future technical services to be provided by Ginkgo under the 2022 TDA. As of December 31, 2022, the Company had $9.9 million remaining to be applied against future technical services under the 2022 TDA, which is recorded within prepaid expenses and other current assets.

Supply Agreement

In August 2022, the Company entered into an Amended and Restated Manufacturing and Supply Agreement, referred to as the “Supply Agreement” with a supplier, Mycelium Materials Europe B.V. (“MME”), to procure appropriate raw materials, including pasteurized plant-based organic substrate. Under this Supply Agreement, the supplier rented an additional farm in the Netherlands beginning in 2023. During the test and commissioning phase of this farm, the Company has agreed to pay the supplier a fixed amount of $0.1 million per week for compensation of startup costs. These startup funding payments are capped at $1.1 million in the aggregate. During the year ended December 31, 2022, the Company paid $0.3 million related to this agreement.

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

13.    BASIC AND DILUTED NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share amounts):

	Years Ended December 31,
	2022	2021
Numerator:
Net Loss	$(51,694)	$(38,503)
Less: Warrants, series with dilutive impact only	(500)	—
Net loss attributable to common stockholders	$(52,194)	$(38,503)
Denominator:
Weighted-average common shares outstanding, basic	10,439,510	10,168,667
Add: Warrants, series with dilutive impact only	72,307	—
Weighted-average shares outstanding, dilutive	10,511,817	10,168,667

The following securities were excluded due to their anti-dilutive effect on net loss per share attributable to common stockholders recorded in each of the years:

	As of December 31,
	2022	2021
Convertible preferred stock on an as-converted basis	35,711,306	35,563,520
Warrants to purchase common stock on an as-converted basis	222,302	241,828
Stock options outstanding	4,353,754	4,348,754
Restricted stock units outstanding	2,324,292	1,179,968
Total	42,611,654	41,334,070

14.    EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) savings plan (the “Savings Plan”). All employees are eligible to participate in the Savings Plan after meeting certain eligibility requirements. Participants may elect to have a portion of their salary deferred and contributed to the Savings Plan up to the limit allowed by the applicable income tax regulations. The Company’s current policy is to match employee contributions up to certain overall limits. The Company made matching contributions of $0.4 million and $0.3 million during the years ended December 31, 2022 and 2021, respectively.

15.    SUBSEQUENT EVENTS

The Company has evaluated subsequent events through February 2, 2024, which is the date the consolidated financial statements were available to be issued.

On January 24, 2023, the Company’s Board of Directors approved a reduction in force of the Company’s workforce, effective on February 3, 2023. The Company has incurred $3.9 million consisting of employee related costs, including severance and benefits and equity compensation, contract termination costs, and other costs. Of the total costs, $0.1 million are non-cash expenses related to the extension of post termination exercise periods of stock options.

In March 2023, Silicon Valley Bank, a division of First Citizens Bank (“SVB”) failed and Federal Deposit Insurance Corporation (“FDIC”) took control of SVB. The Company maintains a significant amount of cash, cash equivalents, and restricted cash in SVB, and the Company’s deposits at this institution exceed the insured limits. The Federal Reserve subsequently announced that account holders would be made whole and the Company was able to access all of the cash held at SVB. There is no guarantee that the Federal Reserve Board, the U.S. Treasury

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

15.    SUBSEQUENT EVENTS (cont.)

Department and the FDIC will provide access to uninsured funds in the future in the event of the closure of any other banks or financial institutions in a timely fashion or at all. Any inability to access or delay in accessing these funds could adversely affect the Company’s business, financial position, and liquidity.

In April 2023, the Company discontinued the production of Mylo due to the failure of several financing initiatives. As the Company had no alternative use for the Mylo-related assets and expected no resale value, the Company fully impaired these assets. Accordingly, the Company recorded $10.2 million of impairment expense of fixed assets, and $2.3 million of ROU assets relating to this event during the second quarter of 2023.

In May 2023, the Company temporarily discontinued its research and development operations in California due to continuing projected negative cash flows and a lack of alternative sources of financing. The overall assets of the Company were no longer considered to provide future cash flows (with the exception of ROU assets intended to be subleased), and the resale value of the Company’s assets was not considered material. Accordingly, the Company fully impaired its fixed assets. The Company recorded $9.1 million of impairment expense of long-lived assets relating to this event during the second quarter of 2023.

During September 2023, the Company negotiated a contingent lease termination agreement with its landlord for the Berkeley lease facility. If the Company issues 600,000 shares of the new public company to its landlord after the closing of the merger transaction with GAMC, the Berkeley lease facility will be considered terminated as of September 10, 2023 pursuant to the lease termination agreement.

On October 4, 2023, the Company and Golden Arrow Merger Corp. (“GAMC”), a Delaware corporation, entered into a Business Combination Agreement (the “Merger Agreement”) with Beam Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of GAMC (the “Merger Sub”). Pursuant to the Merger Agreement, (i) on the Closing Date, the Merger Sub will merge with and into the Company (the “Merger” and together with the other transactions contemplated by the Merger Agreement, the “Business Combination”), with the Merger Sub ceasing to exist and the Company surviving as a wholly owned subsidiary of GAMC (ii) Golden Arrow will change its name to Bolt Projects Holdings, Inc. (“Bolt Projects”).

On October 4, 2023, concurrently with the execution of the Merger Agreement, certain investors (the “PIPE Subscribers”), including the Sponsor (which refers to Golden Arrow Sponsor, LLC), entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Subscribers have committed to purchase in a private placement up to 2,787,457 shares of GAMC Class A common stock (the “PIPE Shares”) at a purchase price of $10.00 per share at an aggregate purchase price of up to $27.9 million. The purchase of the PIPE Shares is conditioned upon, among other things, the consummation of the Business Combination and will be consummated immediately prior to or substantially concurrently with the closing date. Pursuant to the PIPE Subscription Agreement executed by the Sponsor, the Sponsor has agreed to purchase 800,000 shares of GAMC Class A common stock at a purchase price of $10.00 per share for an aggregate purchase price of $8.0 million. However, the number of subscribed shares to be purchased thereunder by the Sponsor will be reduced by the number of shares of GAMC Class A common stock that have not been elected for redemption as of the expiration of the redemption period related to the Closing and that are held by certain individuals mutually agreed upon by GAMC and Bolt Threads at any time from the date of the execution of the agreement up to immediately prior to the expiration of such redemption period.

In connection with their entries into PIPE Subscription Agreements, each of the PIPE Subscribers entered into a Note Purchase Agreement with the Company. Pursuant to the Note Purchase Agreement, the Company issued each PIPE Subscriber a convertible promissory note (each, a “Note”) equal to the note commitment funded by such party concurrently with such party signing the Note Purchase Agreement (the “Note Commitment”). Upon the date of the Business Combination, the outstanding principal and unpaid accrued interest of each Note shall be automatically and without requiring any PIPE Subscriber’s prior consent or approval converted into Common Stock of the Company calculated by dividing the outstanding principal and unpaid accrued interest due on a Note by the Conversion Price. The Conversion Price is calculated by dividing 80% of the Company’s Equity Value by the fully-diluted shares

BOLT THREADS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

15.    SUBSEQUENT EVENTS (cont.)

immediately prior to the conversion. Furthermore, the Company, for no additional consideration, issued to each PIPE Subscriber who was also a holder of the Company’s issued and outstanding convertible preferred stock and whose total PIPE investment and Note Commitment was in excess of such PIPE Subscriber’s Pro Rata Share (“Excess Amount”), a warrant to purchase shares of Common Stock exercisable for two shares of Common Stock for each dollar of Excess Amount for such PIPE Subscriber at an exercise price per share equal to $0.001 (each, a “Warrant”); provided that no Warrants were issuable to a PIPE Subscriber if such Warrant would be exercisable for less than 100 shares of Common Stock. The number of Warrants issued in connection with the Note Purchase Agreement was 4,534,468.

On October 4, 2023, in connection with the execution of the Merger Agreement, GAMC entered into a sponsor support agreement (the “Sponsor Support Agreement”) with the Sponsor and Bolt Threads. Pursuant to the Sponsor Support Agreement, the Sponsor has, among other things, agreed to vote all their shares of GAMC capital stock in favor of the approval of the Transaction. In addition, the Sponsor has agreed that 1,437,500 shares of New GAMC common stock issued in connection with the initial public offering (“IPO”) (the “Sponsor Shares”) will be unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, (i) the volume weighted average price of New GAMC common stock equals or exceeds $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty trading days within a period of thirty consecutive trading days or (ii) there is a change of control of GAMC. Any Sponsor Shares that remain unvested after the fifth anniversary of the Closing will be forfeited. The Sponsor Support Agreement will terminate upon the earliest of (i) the Effective Time of the Merger, (ii) the termination of the Merger Agreement if the Closing does not occur, and (iii) the written agreement of the parties terminating the Sponsor Support Agreement.

On October 19, 2023, the Company entered into a settlement agreement with MME. If the Company pays MME $1.0 million and issues 150,000 shares of the new public company to MME after the closing of the merger transaction with GAMC, the Supply Agreement will be considered terminated as of July 13, 2023 pursuant to the settlement agreement.

During the fourth quarter of 2023, the Company entered into a nonbinding term sheet with a joint venture partner through which the Company has the opportunity to monetize its intellectual property, equipment, and inventory related to Mylo. The final terms of the joint venture are still being negotiated.

On December 29, 2023, the Company entered into an amendment (the “Ginkgo Note Purchase Agreement Amendment”) to the Ginkgo Note Purchase Agreement, dated October 14, 2022, to modify the Senior Secured Notes held by Ginkgo. Under the terms of the modification, $10.0 million of outstanding principal was exchanged for a convertible note with the same terms as the convertible notes issued pursuant to the Note Purchase Agreement entered into by the PIPE Subscribers. The remaining $20.0 million of outstanding principal was exchanged for Amended Senior Secured Notes of $11.8 million, a reduction of Bolt Threads’ prepaid services with Ginkgo of $4.6 million, and a nonexclusive right to license certain of the Company’s intellectual property. The interest rate of the Amended Senior Secured Notes will be amended, from the existing treasury rate plus 6.00% per annum, to 12.00% per annum, and the maturity date will be extended, from the existing maturity date of October 14, 2024, to December 31, 2027.

In connection with the Amended Senior Secured Notes, the Company entered into a Non-Exclusive License Agreement with Ginkgo under which the Company has granted a non-exclusive license to Ginkgo under certain intellectual property.

BOLT THREADS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, except share and per share amounts)

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$339	$22,932
Restricted cash, current	81	—
Prepaid expenses and other current assets	3,505	3,185
Total current assets	3,925	26,117

Property and equipment, net	—	19,417
Restricted cash, non-current	—	2,342
Operating lease right-of-use assets	—	20,518
Other non-current assets	8,686	9,443
Total assets	$12,611	$77,837

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,608	$969
Accrued expenses and other current liabilities	2,361	1,001
Operating lease liabilities, current	365	3,567
Share-based lease termination liability	4,842	—
Total current liabilities	9,176	5,537

Operating lease liabilities, non-current	2,060	21,414
Long-term debt, non-current	29,843	29,745
Convertible preferred stock warrant liability	204	330
Total liabilities	41,283	57,026

Commitments and contingencies (Note 13)

Convertible preferred stock: $0.0001 par value, 42,559,738 shares authorized as of September 30, 2023 and December 31, 2022; 35,711,306 shares issued and outstanding as of September 30, 2023 and December 31, 2022; and aggregate liquidation preference of $344,712 as of September 30, 2023 and December 31, 2022	339,233	339,233

Stockholders’ Deficit:
Common stock: $0.0001 par value, 63,950,000 shares authorized as of September 30, 2023 and December 31, 2022; 10,470,533 shares issued and outstanding as of September 30, 2023 and December 31, 2022	1	1
Additional paid-in capital	20,803	20,258
Accumulated other comprehensive income (loss)	29	7
Accumulated deficit	(388,738)	(338,688)
Total stockholders’ deficit	(367,905)	(318,422)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$12,611	$77,837

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

BOLT THREADS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For THE nine months ended september 30, 2023 and 2022 (unaudited)
(IN THOUSANDS, EXCEPT Share and per share amounts)

	Nine Months Ended September 30,
	2023	2022
Revenue	$2,032	$232
Cost of revenue	3,698	515
Gross loss	(1,666)	(283)

Operating expenses:
Research and development	6,213	11,889
Sales and marketing	236	1,275
General and administrative	16,321	26,320
Restructuring costs	3,927	—
Total operating expenses	26,697	39,484
Loss from operations	(28,363)	(39,767)

Other income (expense)
Property and equipment impairment	(19,289)	—
Loss on lease termination	(319)	—
Lease impairment	(2,278)	—
Interest expense	(2,626)	(67)
Remeasurement of convertible preferred stock warrant liability	126	538
Other income (expense), net	2,699	1,867
Total other income (expense), net	(21,687)	2,338
Loss before income taxes	(50,050)	(37,429)
Income tax expense (benefit)	—	—
Net loss	$(50,050)	$(37,429)

Other comprehensive income (loss):
Reporting currency translation	22	(7)
Comprehensive loss	$(50,028)	$(37,436)

Weighted-average common shares outstanding:
Basic	10,470,533	10,429,055
Diluted	10,470,533	10,501,362
Net loss per share:
Basic	$(4.78)	$(3.59)
Diluted	$(4.78)	$(3.59)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

BOLT THREADS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
for the NINE MONTHS ended september 30, 2023 and 2022 (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

					Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount

Balances as of January 1, 2022	35,563,520	$336,568	10,318,633	$1	$18,944	$(286,987)	$—	$(268,042)
Proceeds from issuance of Series E convertible preferred stock, net of warrant issuance of $135	147,786	2,665	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	151,900	—	155	—	—	155
Stock-based compensation expense	—	—	—	—	876	—	—	876
Reporting currency translation adjustments	—	—			—	—	(7)	(7)
Net loss	—	—	—	—	—	(37,429)	—	(37,429)
Balances as of September 30, 2022	35,711,306	$339,233	10,470,533	$1	$19,975	$(324,416)	$(7)	$(304,447)

Balance as of January 1, 2023	35,711,306	$339,233	10,470,533	$1	$20,258	$(338,688)	$7	$(318,422)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	545	—	—	545
Reporting currency translation adjustments	—	—	—	—	—	—	22	22
Net loss	—	—	—	—	—	(50,050)	—	(50,050)
Balances as of September 30, 2023	35,711,306	$339,233	10,470,533	$1	$20,803	$(388,738)	$29	$(367,905)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For THE nine months ended september 30, 2023 and 2022 (UNAUDITED)
(IN THOUSANDS)

	Nine Months Ended September 30,
	2023	2022
Operating activities:
Net loss	$(50,050)	$(37,429)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,088	1,355
Stock-based compensation	545	876
Remeasurement of convertible preferred stock warrant liability	(126)	(538)
Amortization of right-of-use assets	1,050	1,746
Non-cash interest expense	98	—
Property and equipment impairment	19,289	—
Gain on sale of property and equipment	(284)	—
Loss on lease termination	319	—
Lease impairment	2,278	—
Gain on extinguishment of customers deposit	—	(2,000)
Changes in operating assets and liabilities:
Sublease income receivable	—	1,799
Prepaid expenses and other current assets	(328)	1,324
Other non-current assets	757	248
Accounts payable	668	418
Accrued expenses and other current liabilities	1,361	(2,178)
Share-based lease termination liability	4,842	—
Operating lease liabilities	(5,627)	1,060
Net cash used in operating activities	(24,120)	(33,319)

Investing activities:
Cash proceeds from sale of property and equipment	284	—
Purchases of property and equipment	(953)	(6,700)
Net cash used in investing activities	(669)	(6,700)

Financing activities:
Proceeds from issuance of Series E convertible preferred stock	—	2,800
Principal payments on loan facilities	—	(2,847)
Proceeds from exercise of stock options	—	155
Net cash provided by financing activities	—	108
Exchange rate effect on cash, cash equivalents and restricted cash	(65)	45
Net change in cash, cash equivalents and restricted cash	(24,854)	(39,866)
Cash, cash equivalents and restricted cash at beginning of period	25,274	59,370
Cash, cash equivalents and restricted cash at end of period	$420	$19,504

Cash, cash equivalents, and restricted cash information:
Cash and cash equivalents, beginning of period	$22,932	$57,039
Restricted cash, beginning of period	2,342	2,331
Cash, cash equivalents, and restricted cash, beginning of period	$25,274	$59,370
Cash and cash equivalents, end of period	$339	$17,173
Restricted cash, end of period	81	2,331
Cash, cash equivalents, and restricted cash, end of period	$420	$19,504

Supplemental cash flow disclosures:
Cash paid for taxes	$—	$—
Cash paid for interest	$1,563	$65

Supplemental disclosures of non-cash investing and financing activities:
Property and equipment in accounts payable and accrued expenses	$—	$362
Fair value of warrant liabilities recognized in connection with Series E convertible preferred stock issuance	$—	$135
Decrease of operating lease right of use assets and liabilities due to remeasurement in connection with lease amendments	$456	$2,655
Decrease of operating lease liabilities due to lease termination	$21,286	$—
Decrease of operating lease right-of-use assets due to lease termination	$16,763	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

BOLT THREADS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.      ORGANIZATION AND DESCRIPTION OF BUSINESS

Bolt Threads, Inc. (the “Company”) is a producer of biomaterials products. Its flagship product, b-silk, is a biodegradable protein polymer and replacement for silicone elastomer in beauty and personal care. Bolt Threads has a portfolio of other materials, including Mylo, a leather alternative made from mycelium, the root structure of mushrooms. The Company was incorporated in the state of Delaware in August 2009 and is headquartered in California.

2.      LIQUIDITY AND GOING CONCERN

The Company has not historically been profitable and has had negative cash flow from operations since inception. During the nine months ended September 30, 2023, the Company incurred a net loss of $50.1 million and used $24.1 million of cash in operations. As of September 30, 2023 the Company had an accumulated deficit of $388.7 million and cash and cash equivalents of $0.3 million.

The Company will need substantial capital to support the product development and operations. Based upon the Company’s current operating plan, it estimates that its cash and cash equivalents as of the issuance date of the consolidated financial statements included in this report are insufficient for the Company to fund operating, investing, and financing cash flow needs for the twelve months subsequent to the issuance date of these consolidated financial statements. To obtain the capital necessary to fund the operations, the Company expects to obtain funds through public or private equity offerings, debt financing transactions, and refinancing or restructuring its current debt obligations.

These uncertainties raise substantial doubt regarding the Company’s ability to continue as a going concern for a period of twelve months subsequent to the issuance date of the consolidated financial statements included in this report. Certain elements of the operating plan to alleviate the conditions that raise substantial doubt, including but not limited to the Company’s ability to complete the Business Combination with the Sponsor (see Note 15 — Subsequent Events) and the ability to restructure its current debt, are outside of the Company’s control. Accordingly, the Company cannot conclude that management’s plans will be effectively implemented within one year from the date the consolidated financial statements are issued. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date the consolidated financial statements are issued. The consolidated financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

3.      SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation and Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts and operations of the Company and its wholly-owned subsidiary. All intercompany transactions and balances have been eliminated in consolidation.

Unaudited Interim Condensed Consolidated Financial Statements

The accompanying interim condensed consolidated balance sheet as of September 30, 2023, the interim condensed consolidated statements of operations and comprehensive loss, condensed consolidated statements of convertible preferred stock and stockholders’ deficit and condensed consolidated statements of cash flows for the nine months ended September 30, 2023 and 2022, and amounts relating to the interim periods included in the accompanying notes to the interim condensed consolidated financial statements are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited consolidated financial statements, and in management’s opinion, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the Company’s consolidated balance. Operating results for the interim periods presented are not necessarily indicative of results to be expected for the year ending December 31, 2023 or for any other interim period.

BOLT THREADS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

These interim condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes for the years ended December 31, 2022 and 2021.

Unconsolidated Variable Interest Entity

In December 2020, the Company entered into a contract manufacturing agreement with a third-party supplier to manufacture Mylo. There are no required minimum purchase commitments under the contract manufacturing agreement.

The Company determined that the third-party supplier entity is a variable interest entity (“VIE”) and that the Company is not the primary beneficiary as the Company has no ability to direct the activities that most significantly impact the entity’s economic performance. As a result, the Company does not consolidate this entity into its consolidated financial statements. There are no amounts of assets or liabilities related to this entity reflected in the Company’s consolidated financial statements for any periods presented. For the nine months ended September 30, 2023 and 2022, given the minimal activity related to the manufacturing of Mylo, the Company incurred operating expenses of $0.1 million, respectively, related to the contract manufacturing agreement. The Company also had immaterial purchase orders outstanding as of September 30, 2023 and 2022.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates and assumptions made by management include, but are not limited to, the estimated fair value of convertible preferred stock and convertible preferred stock warrants, the estimated fair value of the convertible note derivative liability, stock-based compensation, the valuation of common stock, estimating the useful lives of fixed assets, incremental borrowing rates, and accounting for income taxes. Actual results could differ materially from those estimates.

Risks and Uncertainties

The Company’s future results of operations involve risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, rapid technological change, continued demand for the Company’s services, the retention of significant client, stability of global financial markets, cybersecurity breaches and other disruptions that could compromise the Company’s information or results, business disruptions that are caused by natural disasters or pandemic events, competition from substitute products and larger companies, government regulations and oversight, patent and other types of litigation, ability to protect proprietary technology, and dependence on key individuals.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash, cash equivalents, restricted cash and accounts receivable. The Company’s cash and cash equivalents are held at financial institutions where account balances may at times exceed federally insured limits. Management believes the Company is not exposed to significant credit risk due to the financial strength of the depository institution in which the cash is held. The Company has no financial instruments with off-balance sheet risk of loss.

In March 2023, Silicon Valley Bank, a division of First Citizens Bank (“SVB”) failed and Federal Deposit Insurance Corporation (“FDIC”) took control of SVB. The Company maintains a significant amount of cash, cash equivalents, and restricted cash in SVB, and the Company’s deposits at this institution exceeds the insured limits. The Federal Reserve subsequently announced that account holders would be made whole and the Company was able to access all of the cash held at SVB. There is no guarantee that the Federal Reserve Board, the U.S. Treasury

BOLT THREADS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

Department and the FDIC will provide access to uninsured funds in the future in the event of the closure of any other banks or financial institutions in a timely fashion or at all. Any inability to access or delay in accessing these funds could adversely affect the Company’s business, financial position, and liquidity.

The Company is dependent on a sole supplier for certain manufacturing activities for each of b-silk. An interruption in the supply of these materials could impact the Company’s ability to commercialize and manufacture inventory.

Total assets outside of the U.S. were 18.0% and 18.3% of total assets as of September 30, 2023 and December 31, 2022, respectively.

During the nine months ended September 30, 2023 and 2022, a single customer represented 100% and 97%, respectively, of total revenue, which the Company attributes primarily to the fact that its commercial sales were in their early stages and total revenue for each of the nine months ended September 30, 2023 and 2022 was $2.0 million and 0.2 million, respectively. As of September 30, 2023 and 2022, total customer outstanding accounts receivable was $0.0 million and $0.2 million, respectively, and is included in prepaid expenses and other current assets in the condensed consolidated balance sheets.

Customer Deposits

Customer deposits consist of commitment fees related to an agreement to be credited towards future purchases of biomaterials products from certain customers. During the nine months ended September 30, 2022, the agreement expired and was not renewed. The customers did not request a refund for the deposits within the allotted time in accordance with the agreement. As the Company no longer has any obligation related to customer deposits, the Company derecognized the $2.0 million from customer deposits during the nine months ended September 30, 2022 and recorded a gain on extinguishment of customer deposits within other income (expense), net on the condensed consolidated statements of operations and comprehensive loss.

Employee Retention Credits

The Company has accounted for Employee Retention Credits (ERC) as a government grant which analogizes with International Accounting Standards (IAS) 20, Accounting for Government Grants and Disclosure of Government Assistance. IAS 20 indicates that income is recognized when it is considered that there is reasonable assurance the grant will be received and all necessary qualifying conditions, as stated under the ERC program, are met. Under IAS 20, income is recognized on a systematic basis over the periods in which the entity recognizes as expenses the related costs for which the grant is intended to compensate. The Company has elected to account for the credits on a gross basis within the condensed consolidated statements of operations and comprehensive loss.

Long-Lived Assets and Impairment Assessment

The Company reviews its depreciable long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss may be recognized when the undiscounted cash flows expected to be generated by a long-lived asset (or asset group) are less than its carrying value. Any required impairment loss would be measured as the amount by which the asset’s (or asset group’s) carrying value exceeds its fair value and would be recorded as a reduction in the carrying value of the related asset and reflected in the condensed consolidated statements of operations and comprehensive loss. No impairment charges were recorded on any long-lived assets during the nine months ended September 30, 2022.

In April 2023, the Company discontinued the production of Mylo due to the failure of several financing initiatives. As the Company had no alternative use for the Mylo-related assets and expected no resale value, the Company fully impaired these assets. Accordingly, the Company recorded $10.2 million of impairment expense of fixed assets relating to this event during the second quarter of 2023.

BOLT THREADS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

In May 2023, the Company temporarily discontinued its research and development operations in California due to continuing projected negative cash flows and a lack of alternative sources of financing. The overall assets of the Company were no longer considered to provide future cash flows (with the exception of ROU assets intended to be subleased), and the resale value of the Company’s assets was not considered material. Accordingly, the Company fully impaired its fixed assets. The Company recorded $9.1 million of impairment expense of long-lived assets relating to this event during the second quarter of 2023.

Fair Value of Financial Instruments

The Company determines fair value based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, as determined by either the principal market or the most advantageous market. The Company uses available market information and other valuation methodologies in assessing the fair value of financial instruments. Judgment is required in interpreting market data to develop the estimates of fair value and, accordingly, changes in assumptions or the estimation methodologies may affect the fair value estimates. Inputs used in the valuation techniques to derive fair values are classified based on a three-level hierarchy. These levels are:

Level 1 —	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.
Level 2 —

Observable inputs other than quoted prices included within Level 1, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and inputs other than quoted prices that are observable or are derived principally from, or corroborated by, observable market data by correlation or other means.

Level 3 —	Unobservable inputs are used when little or no market data is available.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.

Financial assets and liabilities held by the Company measured at fair value on a recurring basis as of September 30, 2023 and December 31, 2022 include cash equivalents, share-based lease termination liability, and convertible preferred stock warrant liability (see Note 4 — Fair Value Measurements).

The Company’s debt is classified within Level 2 of the fair value hierarchy and the carrying value approximates the fair values as the interest rate on the term loans are based on a variable rate and reflects terms similar to those the Company could currently secure in the open market (see Note 7 — Borrowings).

For certain other financial assets and liabilities, including cash, cash equivalents, restricted cash, prepaid and other current assets, accounts payable, accrued expenses and other current liabilities, the carrying value approximates fair value due to the relatively short maturity period of these balances.

Revenue Recognition

The Company’s revenue contracts represent a single performance obligation to sell its products to customers. Sales are recorded at the time control of the product is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for the goods sold. Control is the ability of customers to “direct the use of” and “obtain” the benefit from the Company’s products. In evaluating the timing of the transfer of control of products to customers, the Company considers several control indicators, including significant risks and rewards of products, the Company’s right to payment and the legal title of the products. Based on the assessment of control indicators, sales are generally recognized when products are shipped to customers.

BOLT THREADS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

In arrangements where another party is involved in providing products to a customer, the Company evaluates whether it acts as a principal or agent in the transaction. To the extent the Company acts as the principal, revenue is reported on a gross basis. To the extent the Company acts as the agent, revenue is reported on a net basis. In this evaluation, the Company considers if the Company obtains control of the specified goods or services before they are transferred to the customer, as well as other indicators such as the party primarily responsible for fulfillment, inventory risk, and discretion in establishing price. For the nine months ended September 30, 2023 and 2022, the Company has determined it is acting as the principal in its revenue arrangements due to the Company being primarily responsible for fulfillment of the arrangement and having discretion in establishing the price.

The timing of revenue recognition may differ from the timing of invoicing to customers, and these timing differences result in receivables (billed or unbilled), contract assets, or contract liabilities (deferred revenue) on the Company’s condensed consolidated balance sheets. The Company records a contract asset when revenue is recognized prior to the right to invoice, or deferred revenue when revenue is recognized subsequent to invoicing. The Company had zero contract assets as of January 1, 2022 and December 31, 2022. The Company had a contract asset of $0.2 million as of September 30, 2023, which is included within prepaid expenses and other current assets in the condensed consolidated balance sheets.

Recent Accounting Pronouncements

Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which introduce key amendments to enhance disclosures for public entities’ reportable segments. The amendments require disclosure of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items to reconcile to segment profit or loss, and the title and position of the entity’s CODM. The amendments also expand the interim segment disclosure requirements. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted and requires retrospective application to all prior periods presented in the financial statements. The Company is currently in the process of reviewing the guidance and evaluating its impact on its consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which provides qualitative and quantitative updates to the rate reconciliation and income taxes paid disclosures, among others, in order to enhance the transparency of income tax disclosures, including consistent categories and greater disaggregation of information in the rate reconciliation and disaggregation by jurisdiction of income taxes paid. The amendments in ASU 2023-09 are effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments should be applied prospectively; however, retrospective application is also permitted. The Company is currently in the process of reviewing the guidance and evaluating its impact on its consolidated financial statements.

BOLT THREADS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

4.      FAIR VALUE MEASUREMENTS

Fair value accounting is applied for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis aggregated by the level in the fair value hierarchy as of September 30, 2023 (in thousands):

	Level 1	Level 2	Level 3	Total
Liabilities:
Share-based lease termination liability	$—	$—	$4,842	$4,842
Convertible preferred stock warrant liability	—	—	204	204
Total liabilities	$—	$—	$5,046	$5,046

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis aggregated by the level in the fair value hierarchy as of December 31, 2022 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalent:
Money market funds	$19,762	$—	$—	$19,762
Total cash equivalent	$19,762	$—	$—	$19,762

Liabilities:
Convertible preferred stock warrant liability	$—	$—	$330	$330
Total liabilities	$—	$—	$330	$330

The Company’s money market funds are classified as Level 1 because they are valued using quoted market prices. The convertible preferred stock warrant liabilities are classified as Level 3 in the fair value hierarchy as the valuations are based on unobservable inputs, which reflect the Company’s own assumptions incorporated in valuation techniques used to determine fair value; further discussion of these assumptions is set forth below. There were no transfers into or out of Level 3 of the fair value hierarchy during the periods presented.

Changes in the fair value measurement of Level 3 liabilities are related mainly to unrealized gains (losses) resulting from remeasurement each period and are reflected in the condensed consolidated statements of operations and comprehensive loss.

Share-based lease termination liability

The fair value of the share-based lease termination liability as of September 30, 2023 was determined based on the expected exchange fair value of the Company’s common stock using the probability weighted expected return method (“PWERM”). The PWERM method is a scenario-based methodology that estimates the fair value of equity securities based upon an analysis of future values of the Company, assuming various outcomes. The significant inputs to the PWERM methodology included rights and preferences of each class of Company’s shares, the Company’s assumptions related to the expected timing of a liquidation event, lack of marketability and the Company’s estimated equity value and volatility on the valuation date, which are based on management’s analysis of comparable publicly traded peer companies.

Convertible preferred stock warrant liability

The fair value of the convertible preferred stock warrant liability as of September 30, 2023 was determined using the PWERM. The fair value of the convertible preferred stock warrant liability as of December 31, 2022 was determined using a hybrid method, which combines elements of the option pricing model (“OPM”) and the PWERM. Weighting allocations are assigned to the OPM and PWERM methods factoring in a possible future dissolution event. The aggregate value of the Company was then used to allocate the total equity value of the Company to different classes of equity according to their rights and preferences.

BOLT THREADS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

4.      FAIR VALUE MEASUREMENTS (cont.)

The change in the fair value of the Level 3 liabilities during the nine months ended September 30, 2023 and 2022 was as follows (in thousands):

Convertible preferred stock warrants
Balance at January 1, 2022	$1,227
Change in estimated fair value	(538)
Convertible preferred stock warrants issued	135
Balance at September 30, 2022	$824
	Share-based lease termination	Convertible preferred stock warrants
Balance at January 1, 2023	$—	$330
Change in estimated fair value	—	(126)
Addition during the period	4,842	—
Balance at September 30, 2023	$4,842	$204

The change in fair value of the warrants is recognized in the consolidated statements of operations and comprehensive loss as the remeasurement of the convertible preferred stock warrant liability totaling gains of $0.1 million and $0.5 million for the nine months ended September 30, 2023 and 2022.

5.      SIGNIFICANT BALANCE SHEET COMPONENTS

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets as of September 30, 2023 and December 31, 2022, consisted of the following (in thousands):

	September 30, 2023	December 31, 2022
Prepaid expenses	$1,091	$1,446
Deposits	208	799
Other current assets	2,053	940
Inventory	153	—
Total prepaid expenses and other current assets	$3,505	$3,185

The Company has recorded $1.8 million and zero of Employee Retention Credits (“ERC”) as other current assets, which are included in prepaid expenses and other current assets in the condensed consolidated balance sheets as of September 30, 2023 and December 31, 2022, respectively; and $1.8 million and zero in other income (expense), net in the condensed consolidated statements of operation and comprehensive loss for the nine months ended September 30, 2023 and 2022, respectively. Under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the ERC is a refundable payroll tax credit for businesses and tax-exempt organizations that were affected during the COVID-19 pandemic. Eligible businesses, both for-profit and not-for-profit, that experienced a “significant” decline in gross receipts in any quarter (more than 50% decrease in 2020 from 2019, and more than 20% in 2021) could receive a quarterly refundable payroll tax credit. The Company, with reasonably assured qualification, submitted for refunds under the ERC program.

BOLT THREADS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

5.      SIGNIFICANT BALANCE SHEET COMPONENTS (cont.)

Property and Equipment, net

Property and equipment, net as of September 30, 2023 and December 31, 2022, consisted of the following (in thousands):

	September 30, 2023	December 31, 2022
Leasehold improvements	$—	$13,914
Equipment	—	7,970
Furniture and fixtures	—	17
Construction in process	—	10,175
Total property and equipment	$—	$32,076
Less accumulated depreciation	—	(12,659)
Total property and equipment, net	$—	$19,417

Depreciation expense for the nine months ended September 30, 2023 and 2022, was $1.1 million and $1.4 million, respectively, and is presented within operating expenses. Depreciation expense is excluded from cost of revenue. Construction in process primarily included leasehold improvements and payments made for assets not yet in service and/or available for their intended uses.

Other Non-Current Assets

Other non-current assets as of September 30, 2023 and December 31, 2022, consisted of the following (in thousands):

	September 30, 2023	December 31, 2022
Prepaid expenses, non-current	$8,686	$9,443
Total other non-current assets	$8,686	$9,443

The prepaid expenses, non-current balance as of September 30, 2023 and December 31, 2022 represents the remaining balance of the upfront payment made by the Company in October 2022 for future technical services to be provided by Ginkgo Bioworks, Inc. (“Ginkgo”) (see Note 7 — Borrowings).

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of September 30, 2023 and December 31, 2022, consisted of the following (in thousands):

	September 30, 2023	December 31, 2022
Accrued professional services	$783	$407
Accrued payroll and benefits	483	581
Accrued interest expense	869	—
Accrued other	226	13
Total accrued expenses and other current liabilities	$2,361	$1,001

6.      SHARE-BASED LEASE TERMINATION LIABILITY

During September 2023, the Company negotiated a contingent lease termination agreement with its landlord for the Berkeley facility lease (see Note 12 — Leases). If the Company issues 600,000 shares of the new public company to its landlord after the closing of the merger transaction with GAMC, the Berkeley lease facility will be considered terminated as of September 10, 2023 pursuant to the lease termination agreement.

BOLT THREADS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6.      SHARE-BASED LEASE TERMINATION LIABILITY (cont.)

The share-based lease termination is classified as a liability, with changes in fair value recorded through earnings, as the new public company shares are not considered to be indexed to the Company’s own shares at the time the termination occurred.

The following assumptions were used to calculate the fair value of the share-based lease termination liability during the nine months ended September 30, 2023:

September 30, 2023
Fair value of common stock(1)	$3.89
Discount rate(2)	15%
Probability(3)	10% – 90%
Exchange ratio(4)	0.4820

____________

(1)      The fair value of Common Stock was determined by the Company’s valuation specialist.

(2)      The discount rate was the expected rate of return and was determined by the Company’s valuation specialist.

(3)      Scenario probability based on timing expectations of management that a qualified offering occurring as of September 30, 2023 was estimated at 90% and no qualified offering occurred was estimated at 10%.

(4)      The exchange ratio, as defined in the Company’s business combination agreement, represents the number of new public company shares to be provided in exchange for the shares owned by existing Company shareholders. The exchange ratio is calculated based on the number of shares of the new public company divided by the number of fully diluted shares of the Company.

7.      BORROWINGS

Term Loans

In August 2020, the Company entered into a Loan and Security Agreement (“Loan and Security Agreement”) with Silicon Valley Bank (“SVB”), under which the Company may borrow up to a maximum of $5.0 million, through individual advances in a minimum amount equal to the lesser of $1.0 million or the amount remaining under the Loan and Security Agreement, up until November 30, 2020, with any outstanding balances due on May 1, 2023. During the nine months ended September 30, 2022, the Company repaid the entire outstanding balance of $2.8 million in June 2022.

Senior Secured Notes

In October 2022, the Company and Ginkgo executed several concurrent agreements including a Senior Secured Note Purchase Agreement (the “Ginkgo Note Purchase Agreement”), an amendment to the 2021 Technical Development Agreement (“2021 TDA”), a 2022 Technical Development Agreement (“2022 TDA”), a Pledge and Security Agreement, and Trademark and Patent Security Agreements (see Note 13 — Commitments and Contingencies).

Under the terms of the Ginkgo Note Purchase Agreement, the Company issued and sold to Ginkgo and Ginkgo agreed to purchase senior secured notes (the “Senior Secured Notes”) on October 14, 2022 (the “Notes Issuance Date”), in the aggregate original stated principal amount of $30 million. Upon its execution, the Ginkgo Note Purchase Agreement required the Company to pay Ginkgo $10.0 million as an upfront payment for future technical services to be provided by Ginkgo under the 2022 TDA. The remainder of the proceeds from the Senior Secured Notes issuance may be used by the Company for working capital and general corporate purposes. The Senior Secured Notes mature on October 14, 2024 (the “Maturity Date”) or earlier upon an event of default as defined by the Ginkgo Note Purchase Agreement.

The Ginkgo Note Purchase Agreement requires quarterly interest payments on the outstanding principal amount of the Notes, from the Notes Issuance Date until and including the Maturity Date, at a rate equal to the three-month United States Treasury Security Rate on the date three business days prior to the applicable quarterly payment date (defined as (i) the last business day of each fiscal quarter beginning on the first such date prior

BOLT THREADS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

7.      BORROWINGS (cont.)

to issuance of the Senior Secured Notes and (ii) the maturity date), plus six percent. The Senior Secured Notes carry a default rate of interest, due upon the occurrence and during events of default, as defined in the Ginkgo Note Purchase Agreement, of an incremental three percent. For the nine months ended September 30, 2023, interest expense recognized on the Senior Secured Notes was $2.6 million.

Principal payments are due quarterly, starting in the first quarter subsequent to a qualified equity issuance, as defined in the Ginkgo Note Purchase Agreement, for cash proceeds greater than or equal to $50.0 million (defined as the “Amortization Date”), through the Maturity Date. The amount of quarterly principal payments is determined through a calculation which fully amortizes the outstanding principal balance due over the period from the Amortization Date through and including the Maturity Date. If the aforementioned qualified equity issuance does not occur, the principal amount of the Senior Secured Notes is due at the Maturity Date. As of September 30, 2023, no principal payments have been made under the Ginkgo Note Purchase Agreement. Senior Secured Notes issued under the Ginkgo Note Purchase Agreement, once repaid or prepaid, may not be reborrowed. The Senior Secured Notes may be prepaid at any time without penalty or premium.

The Senior Secured Notes are collateralized by substantially all of the Company’s assets, and each of its legal subsidiaries’ tangible and intangible assets. The Senior Secured Notes contain customary covenants and events of default. Additionally, the Senior Secured Notes contains subjective acceleration clauses to accelerate the maturity date of the Senior Secured Notes in the event that a material adverse change has occurred within the business, operations, or financial condition of the Company. As of September 30, 2022, the Company believes that the likelihood of the acceleration of the maturity date due to the subjective acceleration clauses is remote.

As of December 31, 2022, the total outstanding balance under the Senior Secured Notes, was $29.7 million and had an effective interest rate of 10.9% and is included in long-term debt, non-current, in the condensed consolidated balance sheets.

As of September 30, 2023, the total outstanding balance under the Senior Secured Notes, was $29.8 million and had an effective interest rate of 12% and is included in long-term debt, non-current, in the condensed consolidated balance sheets. As of September 30, 2023, there was $0.9 million accrued interest and is included in the accrued expenses and other current liabilities in the condensed consolidated balance.

The following table summarizes the Company’s stated debt maturities and future scheduled principal repayments as of September 30, 2023 (in thousands):

For the remainder of the year ending December 31,	Amount
2023	$—
2024	30,000
2025	—
2026	—
2027	—
Thereafter	—
Total debt principal payments	$30,000
Unamortized debt issuance costs	(157)
Debt, non-current	$29,843

On March 10, 2023, the Company entered into a Limited Waiver to Senior Secured Note Purchase Agreement (the “Initial Waiver”) to: (i) provide a waiver for the violation in which the Company failed to deliver the audited financial statements of the Company and its subsidiary for the year ended December 31, 2022, and (ii) provide a waiver for the violation in which the Company failed to deliver the compliance certificate for the year ended December 31, 2022 during the period commencing as of June 30, 2023 and ending September 30, 2023. On November 2, 2023, the Company entered into a Limited Waiver to Senior Secured Note Purchase Agreement (the “Second Waiver”) to extend the waiver period of the Initial Waiver through December 31, 2023. On January 30, 2023, the Company entered into a Limited Waiver to Senior Secured Note Purchase Agreement (the “Third Waiver”) to extend the waiver period of the Second Waiver through February 29, 2024. As of September 30, 2023 and December 31, 2022, the Company was not aware of any other violations of the covenants.

BOLT THREADS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

8.      CONVERTIBLE PREFERRED STOCK WARRANT LIABILITY

In connection with the Company’s various historical debt and equity financing arrangements, the Company issued convertible preferred stock warrants to purchase shares of its various Series of convertible preferred stock.

The convertible preferred stock warrants are classified as liabilities, with changes in fair value recorded through earnings, as the underlying convertible preferred shares can be redeemed by the holders of these shares upon the occurrence of certain events that are outside of the control of the Company.

The following assumptions were used to calculate the fair value of the convertible preferred stock warrant liability during the nine months ended September 30, 2023 under PWERM:

September 30, 2023
Fair value of common stock(1)	$3.89
Discount rate(2)	15%
Probability(3)	10% – 90%
Exercise Price(4)	$0.00 – $4.27
Expected term (in years)(5)	0.49 years

____________

(1)      The fair value of Common Stock was determined by the Company’s valuation specialist.

(2)      The discount rate was the expected rate of return and was determined by the Company’s valuation specialist.

(3)      Scenario probability based on timing expectations of management that a qualified offering occurring as of September 30, 2023 was estimated at 90% and no qualified offering occurred was estimated at 10%.

(4)      The warrants have varying exercise prices, with certain warrants having an exercise price higher than the value of the Company’s common shares at the time of valuation.

(5)      The expected term represents the period of time that warrants granted are expected to be outstanding.

The following assumptions were used to calculate the fair value of the convertible preferred stock warrant liability during year ended December 31, 2022 under the hybrid method:

December 31, 2022
Fair value of Common Stock(1)	$1.83
Expected dividend yield(2)	—
Risk-free interest rate(3)	2.98% – 4.41%
Expected volatility(4)	70.0%
Expected term (in years)(5)	2.00

____________

(1)      The fair value of Common Stock was determined by the Company’s valuation specialist.

(2)      The Company has no history or expectation of paying cash dividends on its common stock and, thus, has assumed a zero-dividend rate.

(3)      The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the warrants in effect at the time of issuance.

(4)      To determine the expected volatility used above, the Company used the average volatility of a peer group of representative public companies.

(5)      The expected term represents the period of time that warrants granted are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term).

BOLT THREADS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

8.      CONVERTIBLE PREFERRED STOCK WARRANT LIABILITY (cont.)

The following table represents the warrants on convertible preferred stock outstanding as of September 30, 2023 and December 31, 2022:

	Issued Date	Exercise Price	Number of shares	Expiration Date
Series A	January 2013	$0.9342	42,817	January 2028
Series B	June 2015	3.39105	29,490	June 2030
Series C	July 2017	8.4716	19,889	July 2024
Series D	September 2017	16.03926	149,632	September 2024
Series E	July 2022	18.94618	52,781	July 2029
Total			294,609

9.      CONVERTIBLE PREFERRED STOCK

In July 2022, the Company issued a total of 147,786 shares of Series E convertible preferred stock for aggregate gross proceeds of $2.8 million at an original issue price of $18.94618, in a basket transaction together with Series E convertible preferred stock warrants. Upon issuance, the Company estimated the fair value of Series E convertible preferred stock warrants to be $0.1 million using the methodology described in Note 4 — Fair Value Measurements. Since the Series E convertible preferred stock warrants are to be measured at fair value and were issued in conjunction with the Series E convertible preferred stock, the estimated fair value of the warrants issued was recorded as a reduction to the carrying value of the Series E convertible preferred stock upon issuance.

As of September 30, 2023 and December 31, 2022, the authorized, issued, and outstanding convertible preferred stock (collectively, the “Convertible Preferred Stock”) consisted of the following (in thousands, except share and per share amounts):

	Shares authorized	Shares issued and outstanding	Original Issue Price	Net proceeds	Aggregate liquidation preference
Series A(1)	5,531,643	5,488,826	$0.9342	$5,064	$5,128
Series B	9,613,604	9,584,114	3.39105	32,399	32,500
Series C	5,793,003	5,773,114	8.4716	48,762	48,908
Series D	8,221,150	8,071,518	16.03926	125,932	129,461
Series E(2)	13,400,338	6,793,734	18.94618	127,076	128,715
	42,559,738	35,711,306		$339,233	$344,712

____________

(1)      Includes 190,175 shares of Series A convertible preferred stock issued at a price of $0.88749 per share, representing a 5% discount from the original issuance price, from simultaneous extinguishment of convertible notes.

(2)      Includes 2,844,120 shares of Series E convertible preferred stock issued at a price of $16.10425 per share, representing a 15% discount from the original issuance price, from simultaneous extinguishment of convertible notes.

The Company has classified its convertible preferred stock as mezzanine equity on the condensed consolidated balance sheets as the stock is contingently redeemable. Upon the occurrence of certain liquidation events that are outside the Company’s control, including liquidation, sale or transfer of the Company, holders of the convertible preferred stock can cause redemption for cash. During the nine months ended September 30, 2023 and 2022, the Company did not adjust the carrying value of the convertible preferred stock to the aggregate liquidation preference of such shares as a deemed liquidation event was not probable of occurring.

BOLT THREADS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

10.    STOCK-BASED COMPENSATION

Equity Incentive Plan

Under both the 2009 Equity Incentive Plan (the “2009 Plan”) and the 2019 Equity Incentive Plan (the “2019 Plan” and together with the 2009 Plan, “the Plans”), the Company may grant stock options (both service-based and performance milestone-based) to employees and non-statutory stock options, restricted share awards (“RSAs”) and restricted stock units (“RSUs”) to employees, officers, and non-employee directors and consultants of the Company. Under the Plans, stock options may be immediately exercisable subject to repurchase or may be exercisable as determined by the Board of Directors. The Company has not allowed for early exercises of options under the Plans. Additionally, to date, the Company has not issued RSAs under the 2019 Plan. As of September 30, 2023 and December 31, 2022, 2,335,734 and 2,119,580 shares of common stock were available for issuance for either option or RSU grants under the 2019 Plan, respectively.

Service-based Stock Options

Option award activity for service-based stock options granted as of September 30, 2023, was as follows:

	Number of options outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousand)
Balances as of January 1, 2023	3,289,815	$5.24	6.1	$2,561
Granted	—	—	—	—
Exercised	—	—	—	—
Expired	(1,265,725)	4.74	—	—
Forfeited	(520,057)	6.74	—	—
Balances as of September 30, 2023	1,504,033	$5.15	4.9	$125
Vested and exercisable – September 30, 2023	1,337,438	$4.94	4.6	$125

Stock options that vested during the nine months ended September 30, 2023, had a weighted-average grant date fair value of $2.31. As reflected in the table above, no service-based options were granted or exercised during the nine months ended September 30, 2023. There were 166,595 of service-based unvested options during the nine months ended September 30, 2023 and $0.4 million of remaining unrecognized stock-based compensation expense, which is expected to be recognized over the weighted-average period of 1.2 years.

Performance Milestone-based Stock Options

Option award activity for performance milestone-based stock options granted as of September 30, 2023, was as follows:

	Number of options outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Balances as of January 1, 2023	356,372	$6.15	5.6	$463
Granted	—	—	—	—
Exercised	—	—	—	—
Expired	—	—	—	—
Forfeited	(10,000)	—	—	—
Balances as of September 30, 2023	346,372	$6.15	4.7	$431
Vested and exercisable at September 30, 2023	115,457	$6.15	1.1	$99

BOLT THREADS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

10.    STOCK-BASED COMPENSATION (cont.)

As reflected in the table above, no performance milestone-based options were granted or exercised during the nine months ended September 30, 2023. The total grant date fair value of performance milestone-based options that vested during the nine months ended September 30, 2023 was immaterial. There were 230,915 of performance milestone-based unvested options and total unrecognized compensation costs were immaterial at September 30, 2023.

Restricted Stock Units

A summary of the Company’s RSU activity and related information is as follows:

	Number of RSUs Outstanding	Weighted-Average Grant Date Fair Value Per Share
Balances as of January 1, 2023	2,107,269	$6.52
Granted	3,326,535	1.83
Vested	—	—
Forfeited	(1,706,333)	4.54
Balances as of September 30, 2023	3,727,471	$4.14

The RSUs have both a service-based condition or a performance milestone-based condition(s) and a liquidity event condition. The liquidity event condition is only satisfied 180 days after the consummation of the liquidity event, such as an IPO, which is currently not determinable or probable. As the satisfaction of the liquidity event condition for all RSUs is neither determinable nor probable as of September 30, 2023, no stock-based compensation expense was recognized as of September 30, 2023.

As of September 30, 2023, the Company had $15.4 million of remaining unrecognized stock-based compensation expense for RSUs, of which $8.5 million would have been recognized if all requirements of the liquidity event condition had also been satisfied on that date with the remaining $6.9 million still requiring satisfaction of the service or performance condition. Since the RSUs only vest 180 days after the consummation of a liquidity event which is currently not determinable or probable, the Company is unable to determine the weighted-average period over which the unrecognized cost will be recognized.

Stock-Based Compensation

The following table summarizes stock-based compensation expense recorded in each component of operating expenses in the Company’s condense consolidated statements of operations and comprehensive loss (in thousands):

	Nine Months Ended September 30,
	2023	2022
Research and development	$4	$264
Sales and marketing	1	28
General and administrative	540	584
Total stock-based compensation expense	$545	$876

11.    INCOME TAXES

The Company calculated the year-to-date income tax provision by applying the estimated annual effective tax rate to the year-to-date pre-tax income for each applicable jurisdiction and adjusted for discrete tax items in the period. The Company’s income tax expense was zero for the nine months ended September 30, 2023 and 2022, respectively.

For the periods presented, the difference between the U.S. statutory rate and the Company’s effective tax rate is primarily due to the full valuation allowance on its U.S. tax assets. The effective tax rate is also impacted by earnings realized in foreign jurisdictions.

BOLT THREADS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

12.    LEASES

The Company leases and subleases certain office spaces, warehouses, manufacturing facility spaces and equipment under long-term, non-cancelable operating leases with various expiration dates through 2031. Finance leases were not material as of September 30, 2023 and December 31, 2022.

As of December 31, 2022, there was $2.3 million held in escrow under an irrevocable letter of credit established concurrent with the Company’s execution of a 2021 facility lease (“Berkeley facility lease”) agreement, which is included in restricted cash, non-current within the condensed consolidated balance sheet. The letter of credit expires no less than sixty days after the expiration of the lease, which is subject to possible extension along with the letter of credit per the lease terms. Upon the occurrence of an event of default as defined by the lease agreement, funds held in escrow can be made available to the landlord up to the total $2.3 million held. As of September 30, 2023, the amount remaining in escrow was immaterial.

During September 2023, the Company negotiated a contingent lease termination agreement with its landlord for the Berkeley facility lease. If the Company issues 600,000 shares of the new public company to its landlord after the closing of the merger transaction with GAMC, the Berkeley lease facility will be considered terminated as of September 10, 2023 pursuant to the lease termination agreement. The Company recognized $4.8 million as a liability owed by the Company to its landlord in exchange for terminating its lease agreement early. The Company also recognized a loss on lease termination of $0.3 million, which is included in the condensed consolidated statements of operations and comprehensive loss.

As of September 30, 2023, future payments associated with the Company’s operating lease liabilities were as follows (in thousands):

For the remainder of the year ending December 31,	Amount
2023	$90
2024	354
2025	354
2026	354
2027	354
Thereafter	1,711
Total minimum lease payment	$3,217
Less: amount representing interest	(792)
Present value of operating lease obligations	$2,425
Operating lease liabilities, current	365
Operating lease liabilities, non-current	2,060
Total operating lease liabilities	$2,425

The components of the net lease costs reflected in the Company’s condensed consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2023 and 2022 were as follows (in thousands):

	Nine Months Ended September 30,
	2023	2022
Operating lease costs	$2,628	$4,478
Variable lease costs	1,222	881
Short-term lease costs	115	157
Total lease costs	$3,965	$5,516
Sublease income – net	$—	$348

BOLT THREADS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

12.    LEASES (cont.)

The weighted average remaining lease term and weighted average discount rate related to the Company’s ROU assets and lease liabilities for its operating leases as of September 30, 2023 and December 31, 2022, were as follows:

	September 30, 2023	December 31, 2022
Weighted-average remaining lease term (in years)	8.89	8.26
Weighted-average discount rate	6.8%	9.4%

Supplemental information concerning the cash flow impact arising from the Company’s leases recorded in the Company’s condensed consolidated statements of cash flows is detailed in the following table for the nine months ended September 30, 2023 and 2022 (in thousands):

	Nine Months Ended September 30,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities	$2,365	$658

13.    COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company may become involved in various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Management believes that the ultimate resolution of any such matters will not have a material adverse effect on the financial position or results of operations of the Company.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Technical Development Agreement

During the year ended December 31, 2021, the Company entered into a 2021 TDA with Ginkgo. Under the 2021 TDA, the Company and Ginkgo will collaborate on certain projects that will use Ginkgo’s expertise in strain engineering and lab-scale fermentation processes, referred to as “technical services”. Ginkgo provided the Company with a credit of $5 million to apply against technical services under the 2021 TDA. During the nine months ended September 30, 2023, the Company applied $0.9 million of invoice charges received from Ginkgo for technical services provided. As of September 30, 2023, the Company had $2.2 million in credit remaining to be applied against future technical services under the 2021 TDA.

As disclosed in Note 7 — Borrowings, in October 2022, the Company and Ginkgo executed several concurrent agreements including the Ginkgo Note Purchase Agreement, the amendment to the 2021 TDA, the 2022 TDA, a Pledge and Security Agreement, and Trademark and Patent Security Agreements.

Under the 2022 TDA and the amendment to the 2021 TDA, (collectively the “TDAs”), the Company and Ginkgo will continue to collaborate on certain projects using Ginkgo’s expertise in specialized engineering and lab-scale fermentation processes, for both b-silk and Mylo products. The TDAs include a royalty payment obligation based on future net sales if and when the first commercial sale of the products developed and improved under the TDAs occurs. Royalty payments, due in cash, are based on defined royalty rates for each country or jurisdiction in which the sale is made. In certain instances, a lump sum royalty payment may be due for a particular product, in which case no further royalty payments is required. As of September 30, 2023, the Company has not accrued a liability for royalty payment as no payment obligation or commercial sale of the products developed and improved under the TDAs has occurred.

BOLT THREADS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

13.    COMMITMENTS AND CONTINGENCIES (cont.)

Upon its execution, the Ginkgo Note Purchase Agreement required the Company to pay Ginkgo $10.0 million as an upfront payment for future technical services to be provided by Ginkgo under the 2022 TDA. As of September 30, 2023, the Company had $9.4 million in credit remaining to be applied against future technical services under the 2022 TDA, which is recorded within prepaid expenses and other current assets.

Cost Reduction Plan

On January 24, 2023, the Company’s Board of Directors approved a reduction in force of the Company’s workforce (“Cost Reduction Plan”), effective on February 3, 2023. Employees affected by the Cost Reduction Plan obtained involuntary termination benefits that are provided pursuant to a one-time benefit arrangement.

During the nine months ended September 30, 2023, the Company has incurred $3.9 million consisting of employee related costs, including severance, benefits, equity compensation, contract termination costs, and other costs. Of the total costs, $0.1 million are non-cash expenses related to the extension of post termination exercise periods of stock options.

The following table summarizes the Company’s restructuring liability as of September 30, 2023:

Restructuring liability
Balance at January 1, 2023	$—
Employee termination benefits charges incurred during the period	3,927
Amounts paid or otherwise settled during the period	(3,350)
Balance at September 30, 2023	$577

As of September 30, 2023, the restructuring liability is included in accounts payable and accrued expenses and other current liabilities on the condensed consolidated balance sheets of $0.1 million and $0.5 million, respectively.

Supply Agreement

In August 2022, the Company entered into an Amended and Restated Manufacturing and Supply Agreement, referred to as the “Supply Agreement” with a supplier to procure appropriate raw materials, including pasteurized plant-based organic substrate. Under this Supply Agreement, the supplier rented an additional farm in the Netherlands beginning in 2023. During the test and commissioning phase of this farm, the Company has agreed to pay the supplier a fixed amount of $0.1 million per week for compensation of startup costs. These startup funding payments are capped at $1.1 million in the aggregate. During the nine months ended September 30, 2023, the Company did not pay any amount related to this agreement.

On October 19, 2023, the Company entered into a settlement agreement with MME. If the Company pays MME $1.0 million and issues 150,000 shares of the new public company to MME after the closing of the merger transaction with GAMC, the Supply Agreement will be considered terminated as of July 13, 2023 pursuant to the settlement agreement.

BOLT THREADS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

14.    BASIC AND DILUTED NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share amounts):

	Nine Months Ended September 30,
	2023	2022
Numerator:
Net Loss	$(50,050)	$(37,429)
Less: Warrants, series with dilutive impact only	—	(297)
Net loss attributable to common stockholders	$(50,050)	$(37,726)
Denominator:
Weighted-average common shares outstanding, basic	10,470,533	10,429,055
Add: Warrants, series with dilutive impact only	—	72,307
Weighted-average shares outstanding, dilutive	10,470,533	10,501,362

The following securities were excluded due to their anti-dilutive effect on net loss per share attributable to common stockholders recorded in each of the periods:

	As of September 30,
	2023	2022
Convertible preferred stock on an as-converted basis	35,711,306	35,711,306
Warrants to purchase common stock on an as-converted basis	294,609	222,302
Stock options outstanding	4,353,754	4,353,754
Restricted stock units outstanding	2,962,752	2,341,935
Total	43,322,421	42,629,297

15.    SUBSEQUENT EVENTS

The Company has evaluated subsequent events through February 2, 2024, which is the date the condensed consolidated financial statements were available to be issued.

On October 4, 2023, the Company and Golden Arrow Merger Corp. (“GAMC”), a Delaware corporation, entered into a Business Combination Agreement (the “Business Combination Agreement”) with Beam Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of GAMC (the “Merger Sub”). Pursuant to the Business Combination Agreement, (i) on the Closing Date, the Merger Sub will merge with and into the Company (the “Merger” and together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with the Merger Sub ceasing to exist and the Company surviving as a wholly owned subsidiary of GAMC (ii) Golden Arrow will change its name to Bolt Projects Holdings, Inc. (“Bolt Projects”).

On October 4, 2023, concurrently with the execution of the Business Combination Agreement, certain investors (the “PIPE Subscribers”), including the Sponsor (which refers to Golden Arrow Sponsor, LLC), entered into subscription agreements (the “Subscription Agreements”) pursuant to which the PIPE Subscribers have committed to purchase in a private placement up to 2,787,457 shares of GAMC Class A common stock (the “PIPE Shares”) at a purchase price of $10.00 per share at an aggregate purchase price of up to $27.9 million. The purchase of the PIPE Shares is conditioned upon, among other things, the consummation of the Business Combination and will be consummated immediately prior to or substantially concurrently with the closing date. Pursuant to the PIPE Subscription Agreement executed by the Sponsor, the Sponsor has agreed to purchase 800,000 shares of GAMC Class A common stock at a purchase price of $10.00 per share for an aggregate purchase price of $8.0 million. However, the number of subscribed shares to be purchased thereunder by the Sponsor will be reduced by the number of shares of GAMC Class A common stock that have not been elected for redemption as of the expiration

BOLT THREADS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

15.    SUBSEQUENT EVENTS (cont.)

of the redemption period related to the Closing and that are held by certain individuals mutually agreed upon by GAMC and Bolt Threads at any time from the date of the execution of the agreement up to immediately prior to the expiration of such redemption period.

In connection with their entries into Subscription Agreements, each of the PIPE Subscribers entered into a Note Purchase Agreement with the Company. Pursuant to the Note Purchase Agreement, the Company issued each PIPE Subscriber a convertible promissory note (each, a “Note”) equal to the note commitment funded by such party concurrently with such party signing the Note Purchase Agreement (the “Note Commitment”). Upon the date of the Business Combination, the outstanding principal and unpaid accrued interest of each Note shall be automatically and without requiring any PIPE Subscriber’s prior consent or approval converted into Common Stock of the Company calculated by dividing the outstanding principal and unpaid accrued interest due on a Note by the Conversion Price. The Conversion Price is calculated by dividing 80% of the Company’s Equity Value by the fully-diluted shares immediately prior to the conversion. Furthermore, the Company, for no additional consideration, issued to each PIPE Subscriber who was also a holder of the Company’s issued and outstanding convertible preferred stock and whose total PIPE investment and Note Commitment was in excess of such PIPE Subscriber’s Pro Rata Share (“Excess Amount”), a warrant to purchase shares of Common Stock exercisable for two shares of Common Stock for each dollar of Excess Amount for such PIPE Subscriber at an exercise price per share equal to $0.001 (each, a “Warrant”); provided that no Warrants were issuable to a PIPE Subscriber if such Warrant would be exercisable for less than 100 shares of Common Stock. The number of Warrants issued in connection with the Note Purchase Agreement was 4,534,468.

On October 4, 2023, in connection with the execution of the Merger Agreement, GAMC entered into a sponsor support agreement (the “Sponsor Support Agreement”) with the Sponsor and Bolt Threads. Pursuant to the Sponsor Support Agreement, the Sponsor has, among other things, agreed to vote all their shares of GAMC capital stock in favor of the approval of the Transaction. In addition, the Sponsor has agreed that 1,437,500 shares of New GAMC common stock issued in connection with the initial public offering (“IPO”) (the “Sponsor Shares”) will be unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, (i) the volume weighted average price of New GAMC common stock equals or exceeds $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty trading days within a period of thirty consecutive trading days or (ii) there is a change of control of GAMC. Any Sponsor Shares that remain unvested after the fifth anniversary of the Closing will be forfeited. The Sponsor Support Agreement will terminate upon the earliest of (i) the Effective Time of the Merger, (ii) the termination of the Merger Agreement if the Closing does not occur, and (iii) the written agreement of the parties terminating the Sponsor Support Agreement.

During the fourth quarter of 2023, the Company entered into a nonbinding term sheet with a joint venture partner through which the Company has the opportunity to monetize its intellectual property, equipment, and inventory related to Mylo. The final terms of the joint venture are still being negotiated.

On December 29, 2023, the Company entered into an amendment (the “Ginkgo Note Purchase Agreement Amendment”) to the Ginkgo Note Purchase Agreement, dated October 14, 2022, to modify the Senior Secured Notes held by Ginkgo. Under the terms of the modification, $10.0 million of outstanding principal was exchanged for a convertible note with the same terms as the convertible notes issued pursuant to the Note Purchase Agreement entered into by the PIPE Subscribers. The remaining $20.0 million of outstanding principal was exchanged for Amended Senior Secured Notes of $11.8 million, a reduction of Bolt Threads’ prepaid services with Ginkgo of $4.6 million, and a nonexclusive right to license certain of the Company’s intellectual property. The interest rate of the Amended Senior Secured Notes will be amended, from the existing treasury rate plus 6.00% per annum, to 12.00% per annum, and the maturity date will be extended, from the existing maturity date of October 14, 2024, to December 31, 2027.

In connection with the Amended Senior Secured Notes, the Company entered into a Non-Exclusive License Agreement with Ginkgo under which the Company has granted a non-exclusive license to Ginkgo under certain intellectual property.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

Golden Arrow Merger Corp.,

Beam Merger Sub, Inc.,

and

Bolt Threads, Inc.

Dated as of October 4, 2023

Annex A-i

Annex A-ii

EXHIBIT A	Form of Registration Rights and Lock-Up Agreement
EXHIBIT B-1	Form of GAMC Second Amended and Restated Certificate of Incorporation
EXHIBIT B-2	Form of GAMC Amended and Restated Bylaws
EXHIBIT C	Form of Certificate of Incorporation of the Surviving Corporation
EXHIBIT D	Form of Regulated Stockholder PIPE Subscription Agreement
SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Key Company Stockholders

Annex A-iii

BUSINESS COMBINATION AGREEMENT, dated as of October 4, 2023 (this “Agreement”), by and among Golden Arrow Merger Corp., a Delaware corporation (“GAMC”), Beam Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Bolt Threads, Inc., a Delaware corporation (the “Company”).

WHEREAS, GAMC is a blank check company and was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a wholly-owned direct subsidiary of GAMC;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (i) GAMC and the Company shall enter into a business combination, pursuant to which Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of GAMC; and (ii) GAMC will change its name to “Bolt Projects Holdings, Inc.”;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Transactions, including the Merger, and (b) has recommended the approval and adoption of this Agreement and the Transactions, including the Merger, by the stockholders of the Company;

WHEREAS, the Board of Directors of GAMC (the “GAMC Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Transaction Consideration to the stockholders of the Company pursuant to this Agreement and the other Transactions, and (b) has recommended the approval and adoption of this Agreement and the Transactions by the stockholders of GAMC;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub and GAMC (the sole stockholder of Merger Sub) and has approved and adopted this Agreement and declared its advisability and approved the Transactions, including the Merger, and (b) has recommended the approval and adoption of this Agreement and the Transactions, including the Merger, by GAMC, as the sole stockholder of Merger Sub;

WHEREAS, GAMC, the Company and the Key Company Stockholders, concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders have agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the Transactions, including the Merger, promptly (and in any event within two (2) Business Days) following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to stockholders;

WHEREAS, the Company, GAMC and the Sponsor, concurrently with the execution and delivery of this Agreement, are entering into the Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), providing that, among other things, the Sponsor shall (a) vote all of its shares of GAMC Common Stock to adopt and approve this Agreement and the other documents contemplated hereby and the Transactions, including the Merger, (b) waive its anti-dilution protection with respect to its shares of GAMC Common Stock, (c) not redeem its shares of GAMC Common Stock, and (d) subject a certain number of its shares of New GAMC Common Stock to an “earnout”, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, in connection with the Closing, GAMC, certain stockholders of the Company, Sponsor and certain stockholders of GAMC shall enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”), substantially in the form attached hereto as Exhibit A;

WHEREAS, concurrently with the execution of this Agreement or otherwise pursuant to Section 7.20 of this Agreement (with respect to any Regulated Stockholder (as defined in the Company Certificate of Incorporation)), certain investors (collectively, the “PIPE Investors”) are entering into subscription agreements (each, a “PIPE Subscription Agreement”), pursuant to which, among other things, each PIPE Investor shall agree to subscribe for and purchase on the Closing Date, and GAMC shall agree to issue and sell to each such PIPE Investor on

Annex A-1

the Closing Date, the number of GAMC Class A Common Stock or securities or indebtedness exercisable or exchangeable for, or convertible into, GAMC Class A Common Stock, as applicable, set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all PIPE Subscription Agreements, collectively, the “PIPE Financing Amount,” and the equity financing under all PIPE Subscription Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, certain investors (collectively, the “Bridge Investors”) are entering into a note purchase agreement (the “Bridge Financing Agreement”), pursuant to which, among other things, each Bridge Investor (a) has agreed to purchase for cash from the Company on the date hereof a convertible promissory note issued by the Company in the principal amount set forth in the Bridge Financing Agreement (the aggregate principal amounts under the Bridge Financing Agreement, collectively, the “Bridge Financing Amount” and the bridge financing under the Bridge Financing Agreement, collectively, the “Bridge Financing”) on the terms and subject to the conditions set forth therein, and (b) such convertible promissory note shall be a “Company Convertible Note” (as defined below), which shall be converted into shares of Company Common Stock prior to the Effective Time pursuant to their respective terms and condition as part of the Company Convertible Note Conversion (as defined below);

WHEREAS, immediately prior to the Effective Time, all of the outstanding principal and accrued interest under the Company Convertible Notes will be converted into shares of Company Common Stock pursuant to their respective terms and conditions (the “Company Convertible Note Conversion”);

WHEREAS, immediately prior to the Effective Time, all shares of Company Preferred Stock (as defined below) will be converted into shares of Company Common Stock pursuant to the terms of the Company Certificate of Incorporation (as defined below) (“the “Company Preferred Stock Conversion”);

WHEREAS, prior to the Closing, in connection with the Transactions, GAMC and/or the Company and certain employees of the Company may enter into employment agreements, effective as of the Closing, in form and substance acceptable to GAMC and the Company; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and GAMC are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code (collectively, the “Merger Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Fully Diluted Company Common Stock” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Convertible Note Conversion and Company Preferred Stock Conversion) and (ii) issuable upon the exercise or settlement of Company Options, Company RSUs and Company Warrants, including the Company Warrants that will be issued to the Bridge Investors in connection with the Bridge Financing (in each case, whether or not vested or currently exercisable), that are outstanding immediately prior to the Effective Time; minus (b) the Treasury Shares as of immediately prior to the Effective Time; minus (c) a number of shares equal to (x) the aggregate exercise price of the Company Options described in clause (a)(ii) above divided by (y) the Per Share Transaction Consideration Value (provided that any Company Option with an exercise price equal to or greater than the Per Share Transaction Consideration Value shall not be counted under clauses (a)(ii) or (c)(x) for purposes

Annex A-2

of determining the number of Aggregate Fully Diluted Company Common Stock); minus (d) a number of shares equal to (x) the aggregate exercise price of the Company Warrants described in clause (a)(ii) above divided by (y) the Per Share Transaction Consideration Value (provided that any Company Warrant with an exercise price equal to or greater than the Per Share Transaction Consideration Value shall not be counted under classes (a)(ii) or (d)(x) for purposes of determining the number of Aggregate Fully Diluted Company Common Stock).

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights and Lock-Up Agreement, the PIPE Subscription Agreements, the Bridge Financing Agreement, and all other agreements, certificates and instruments executed and delivered by GAMC, Merger Sub and/or the Company in connection with the Transactions and expressly contemplated by this Agreement.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the provisions of any other applicable domestic or foreign anti-corruption laws.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the SEC or banks are not required to be closed in New York, New York.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Class B Conversion Ratio” means the ratio at which the shares of GAMC Class B Common Stock are automatically convertible into shares of GAMC Class A Common Stock pursuant to Section 4.3(b) of the GAMC Certificate of Incorporation.

“Company Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than GAMC, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the assets of the Company and the Company Subsidiaries, taken as a whole (based on the fair market value thereof, as determined by the Company Board in good faith), or (b) acquisition of beneficial ownership of 20% or more of the total voting power of the equity securities of the Company, whether by way of merger, asset purchase, equity purchase or otherwise.

“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.

“Company Certificate of Incorporation” means the certificate of incorporation of the Company, October 3, 2023, as such may have been amended, supplemented or modified from time to time.

“Company Common Stock” means shares of common stock of the Company, par value of $0.0001 per share.

“Company Convertible Notes” means, collectively, the convertible notes issued by the Company to the holders identified therein as set forth on Section 1.01 of the Company Disclosure Schedule.

“Company Equity Plans” means the (a) 2009 Equity Incentive Plan and (b) Company 2019 Equity Incentive Plan, as such may have been amended, supplemented or modified from time to time.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company and/or the Company Subsidiaries or to which the Company and/or the Company Subsidiaries otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by the Company and the Company Subsidiaries of their respective obligations under this Agreement or the consummation of the Merger and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken

Annex A-3

into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic, or acts of God; (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement; (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (including the impact thereof on relationships with customers, Suppliers, employees or Governmental Authorities); (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions taken, or failures to take action, or such other changed or events, in each case, which GAMC has requested in writing or to which it has consented in writing or which actions are expressly contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company is disproportionately affected thereby as compared to other participants in the industries in which the Company operates.

“Company Option” means an option to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, granted under the Company Equity Plans or otherwise, that is outstanding immediately prior to the Closing.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means the shares of the Company’s preferred stock, including Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock, and Company Series E Preferred Stock.

“Company RSU” means a restricted stock unit relating to a share of Company Common Stock, granted under the Company Equity Plans or otherwise, that is outstanding immediately prior to the Closing.

“Company Series A Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series A Preferred Stock in the Company Certificate of Incorporation.

“Company Series B Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series B Preferred Stock in the Company Certificate of Incorporation.

“Company Series C Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series C Preferred Stock in the Company Certificate of Incorporation.

“Company Series D Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series D Preferred Stock in the Company Certificate of Incorporation.

“Company Series E Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series E Preferred Stock in the Company Certificate of Incorporation.

“Company Series A Preferred Stock Warrant” means warrants to purchase shares of Company Class A Preferred Stock.

“Company Series B Preferred Stock Warrant” means warrants to purchase shares of Company Class B Preferred Stock.

“Company Series C Preferred Stock Warrant” means warrants to purchase shares of Company Class C Preferred Stock.

“Company Series D Preferred Stock Warrant” means warrants to purchase shares of Company Class D Preferred Stock.

Annex A-4

“Company Series E Preferred Stock Warrant” means warrants to purchase shares of Company Class E Preferred Stock.

“Company Share Awards” means all outstanding Company Options, Company RSUs and Company Warrants.

“Company Transaction Expenses” means all out-of-pocket fees and expenses payable by the Company, any Company Subsidiary, or their respective affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) any change in control bonus, transaction bonus, retention bonus, termination or severance payment, in any case, payable by the Company or any Company Subsidiary to any current or former employee, independent contractor, director or officer of the Company, or any Company Subsidiary, which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions (excluding any payments tied to any subsequent event or condition, such as a termination of service), plus any employer portion of any payroll Taxes required to be paid thereon; (c) Transfer Taxes; (d) fifty percent (50%) of any and all filing fees paid to Governmental Authorities in connection with the Transactions, including fees towards filings to be made pursuant to the HSR Act; (e) fifty percent (50%) of the costs for the preparation, filing and mailing of the Proxy Statement and Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of any other party’s outside counsels, financial advisors, consultants and other advisors); and (f) the premium and other costs and expenses associated with the Company D&O Tail Policy.

“Company Value” means an amount equal to two hundred fifty million dollars ($250,000,000).

“Company Warrants” means the Company Series A Preferred Stock Warrant, Company Series B Preferred Stock Warrant, Company Series C Preferred Stock Warrant, Company Series D Preferred Stock Warrant and Company Series E Preferred Stock Warrant.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or any Suppliers or customers of the Company or the Company Subsidiaries or GAMC or its subsidiaries (as applicable) that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Data Security Breach” means (a) the unauthorized or unlawful destruction, loss, alteration, disclosure of, or access to, Personal Information; or (b) a “breach,” “data breach,” “personal data breach” as defined by Privacy/Data Security Laws.

“Deferred Underwriting Commission” means the deferred underwriting commission payable upon the consummation of the Transactions from the Trust Account to the underwriters of GAMC’s initial public offering.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Environmental Laws” means any United States federal, state or local or non-United States laws, rulings, regulations, or orders from a Governmental Authority relating to public health and safety, worker health and safety, and pollution or protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any Hazardous Substances, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, per- and poly-fluoroakyl substances, mold or radiation, as previously, now or hereafter in effect relating to the protection of the environment, natural resources or human health or safety in connection

Annex A-5

with environmental protection, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to the Company or any Company Subsidiary, each entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included at the relevant time the Company or any Company Subsidiary, or that is a member of the same “controlled group” as the Company or any Company Subsidiary pursuant to Section 4001(a)(14) of ERISA.

“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares of New GAMC Common Stock constituting the Transaction Consideration, by (b) the number of shares of Aggregate Fully Diluted Company Common Stock.

“Export Control Laws” means (a) the U.S. Export Control Reform Act of 2018, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations administered by the U.S. State Department, U.S. Commerce Department, and (b) other similar non-U.S. export control Laws or restrictions applicable to the Company, its subsidiaries, and their operations from time to time, except to the extent inconsistent with U.S. law.

“GAMC Certificate of Incorporation” means the Amended and Restated GAMC Certificate of Incorporation, dated March 16, 2021, as amended on March 15, 2023.

“GAMC Class A Common Stock” means GAMC’s Class A common stock, par value $0.0001 per share.

“GAMC Class B Common Stock” means GAMC’s Class B common stock, par value $0.0001 per share.

“GAMC Common Stock” means GAMC Class A Common Stock and GAMC Class B Common Stock.

“GAMC Extension Expenses” means, without duplication, (a) any out-of-pocket fees and expenses paid or payable by GAMC or its affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of a GAMC Extension (including (i) submitting a proposal to GAMC’s stockholders pursuant to a definitive proxy statement filed by GAMC with the SEC and (ii) providing such definitive proxy statement to GAMC’s stockholders) and (b) any cash deposits made or to be made into the Trust Account by GAMC, the Sponsor or its affiliates or permitted designees for the purpose of extending the time period for GAMC to consummate a business combination, as approved by GAMC’s stockholders.

“GAMC Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of GAMC; or (b) would prevent, materially delay or materially impede the performance by GAMC or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an GAMC Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which GAMC operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural

Annex A-6

disaster, epidemic, disease outbreak, pandemic, or acts of God; (vi) any actions taken or not taken by GAMC as required by this Agreement or any Ancillary Agreement; (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (viii) any actions taken, or failures to take action, or such other changed or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, or (ix) any event, circumstance, change or effect arising from or related to the GAMC Share Redemption or the Redemption Rights, except in the cases of clauses (i) through (iii), to the extent that GAMC is disproportionately affected thereby as compared to other participants in the industry in which GAMC operates.

“GAMC Organizational Documents” means the GAMC Certificate of Incorporation, by-laws, and Trust Agreement of GAMC, in each case as amended, modified or supplemented from time to time.

“GAMC Private Placement Warrants” means GAMC Warrants sold by GAMC at a price of $1.50 per warrant in a private placement to the Sponsor.

“GAMC Share Redemption” means the election of an eligible (as determined in accordance with the GAMC Organizational Documents) holder of GAMC Class A Common Stock to redeem all or a portion of the shares of GAMC Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with the GAMC Organizational Documents) in connection with the GAMC Proposals.

“GAMC Stockholder Approval” means the approval, as determined in accordance with the GAMC Organizational Documents, the DGCL and the rules of Nasdaq, as applicable, of (1) the GAMC Proposal identified in clause (A) of Section 7.02(a)(ii) by the affirmative vote of the holders of (i) at least a majority of the outstanding shares of GAMC Class A Common Stock and GAMC Class B Common Stock, voting together as a single class, (ii) a majority in voting power of the holders of Class A Common Stock, voting separately as a single class and (iii) a majority in voting power of the holders of Class B Common Stock, voting separately as a single class (as also required by Section 4.3(b)(iii) of the GAMC Certification of Incorporation), at a stockholders’ meeting duly called by the Board of Directors of GAMC and held for such purpose, (2) those GAMC Proposals identified in clauses (B), (C), (D) and, if necessary, (G), of Section 7.02(a)(ii), in each case, by an affirmative vote of a majority of the votes cast by the holders of GAMC Common Stock present in person (or virtually) or represented by proxy and entitled to vote thereon, and (3), those GAMC Proposals identified in clause (E) and (F) of Section 7.02(a)(ii) by the applicable requisite votes, in each case, at a stockholders’ meeting duly called by the Board of Directors of GAMC and held for such purpose. The vote at the GAMC Stockholders’ Meeting on any other matter than those described in the first sentence of this definition, including a vote on any separate or unbundled advisory proposals, shall not affect whether the GAMC Stockholder Approval shall have been obtained.

“GAMC Transaction Expenses” means any out-of-pocket fees and expenses payable by GAMC or Merger Sub (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions (including the Deferred Underwriting Commission), finders’ fees and disbursements of financial advisors, underwriters, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) fifty percent (50%) of any and all filing fees paid to Governmental Authorities in connection with the Transactions, including fees towards filings to be made pursuant to the HSR Act, (c) fifty percent (50%) of the costs for the preparation, filing and mailing of the Proxy Statement and Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of any other party’s outside counsels, financial advisors, consultants and other advisors), (d) the aggregate amount owed by GAMC to Sponsor under any GAMC Working Capital Loans (for the avoidance of doubt, excluding such amounts elected to be converted into GAMC Warrants in connection with the Closing pursuant to the terms of the GAMC Working Capital Loans); (e) fees and expenses incurred in connection with obtaining approval of Nasdaq (or such other national securities exchange mutually acceptable to GAMC and the Company) pursuant to Section 7.11, (f) fees and expenses incurred in connection with obtaining the GAMC Stockholder Approval and any GAMC Extension Expenses; and (g) the premium and other costs and expenses associated with the GAMC D&O Tail Policy.

“GAMC Units” means one share of GAMC Class A Common Stock and one-third of one GAMC Warrant.

Annex A-7

“GAMC Warrant Agreement” means that certain warrant agreement dated March 16, 2021, by and between GAMC and Continental Stock Transfer & Trust Company.

“GAMC Warrants” means warrants to purchase shares of GAMC Class A Common Stock as contemplated under the GAMC Warrant Agreement, with each warrant exercisable for one share of GAMC Class A Common Stock at an exercise price of $11.50 per share.

“GAMC Working Capital Loans” means the working capital loans as described in GAMC’s final prospectus filed with the SEC on March 18, 2021, in connection with GAMC’s initial public offering.

“Government Official” means any officer or employee of a government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity or on behalf of any such government, department, agency or instrumentality or for, or on the behalf of, such public international organization, including but not limited to directors, officers, managers, employees and other agents of any enterprise owned directly or indirectly by a government or public international organization.

“Hazardous Substance(s)” means any materials, substances, pollutants, or contaminants, including any hazardous, toxic, dangerous, flammable, explosive, infectious or radioactive substances or wastes that are regulated by, defined, declared, or controlled in or under, or may give rise to standards of conduct or liability pursuant to, any Environmental Laws or order from a Governmental Authority, including, without limitation, any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls or related waste, per- and poly-fluoroakyl substances, mold, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (“Patents”); (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith (“Trademarks”); (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“Copyrights”) and other works of authorship (whether or not copyrightable) and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases and database rights; (e) Internet domain names and social media accounts; (f) all other intellectual property or proprietary rights of any kind or description; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (f), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person means, in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable investigation, and in the case of GAMC, the actual knowledge of Timothy Babich after reasonable investigation.

“Leased Real Property” means the real property leased by the Company or any Company Subsidiary as tenant, together with, to the extent leased by the Company or any Company Subsidiary, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any Company Subsidiary relating to the foregoing.

“Lien” means any lien, security interest, mortgage, deeds of trust, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws, and not including any license of Intellectual Property).

“Merger Sub Organizational Documents” means the certificate of incorporation and by-laws of Merger Sub, as amended, modified or supplemented from time to time.

Annex A-8

“New GAMC Common Stock” means the common stock of GAMC, par value $0.0001 per share, as set forth in the Second Amended and Restated Certificate of Incorporation of GAMC.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions, Liens and other similar charges or encumbrances that do not, individually or in the aggregate, materially impair the current use, value or occupancy of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, for which deposits to obtain the release of such Liens have been made in accordance with GAAP; (c) Liens for Taxes (i) not yet due and payable, or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities which do not, individually or in the aggregate, materially impair the current use, value or occupancy of the Company’s or any Company Subsidiary’s assets that are subject thereto; (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company granted in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not individually or in the aggregate, materially interfere with the present use, value or occupancy of such real property; (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest for which a commercially reasonable non-disturbance agreement has been obtained; (h) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable; and (i) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security.

“Per Share Transaction Consideration Value” means the Exchange Ratio multiplied by $10.00.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) information that can reasonably identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) “personal data,” “personal information,” “personally identifiable information” as defined by applicable Privacy/Data Security Laws.

“Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and each other equity or equity-based, incentive, bonus, commission, deferred compensation, retirement, profit sharing, employment, individual consulting, severance, termination, retention, change of control, health, welfare, vacation, paid time off, fringe or other benefit or compensation plan, program, contract, policy, agreement or arrangement providing compensation or other benefits to any current or former director, individual consultant, or employee of the Company or any Company Subsidiary, in each case that is maintained, sponsored or contributed to by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has any current or contingent liability, but excluding any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information.

“Products” mean any products or services, licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiaries, from which the Company or any Company Subsidiaries has derived previously or is currently deriving revenue from the sale or provision thereof, including products currently under development by the Company or any Company Subsidiaries.

Annex A-9

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the GAMC Certificate of Incorporation.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.

“Requisite Approval” means the affirmative vote or written consent of (a) the holders of at least a majority of the voting power of the outstanding shares of Company Capital Stock voting together as a single class; (b) the holders of at least a majority of the outstanding shares of Company Series A Preferred Stock on an as-converted basis; (c) the holders of at least a majority of the outstanding shares of Company Series B Preferred Stock on an as-converted basis; (d) the holders of at least a majority of the outstanding shares of Company Series C Preferred Stock on an as-converted basis; (e) the holders of at least a majority of the outstanding shares of Company Series D Preferred Stock on an as-converted basis; (f) the holders of at least a majority of the outstanding shares of Company Series E Preferred Stock on an as-converted basis; and (g) the holders of at least a majority of the voting power of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis, in each case, pursuant to the terms and subject to the conditions of the governing documents of the Company and applicable Law.

“Sanctioned Country” means any country or territory that is the subject or target of comprehensive Sanctions (at the time of this agreement, the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means any person that has been or is designated on OFAC’s List of Specially Designated Nationals and Blocked Persons, Sectoral Sanctions Identification List, or Foreign Sanctions Evader List, or any other similar list of designated persons established pursuant to Sanctions.

“Sanctions” means economic sanctions laws, regulations, and executive orders of the United States (including those administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Sponsor” means Golden Arrow Sponsor, LLC, a Delaware limited liability company.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, GAMC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

“Transaction Consideration” means a number of shares of New GAMC Common Stock equal to the quotient of (i) the Company Value divided by (ii) $10.00.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by GAMC, Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

Annex A-10

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2023 Balance Sheet	§ 4.07(b)
Action	§ 4.09
Agreement	Preamble
Antitrust Laws	§ 7.12(a)
Blue Sky Laws	§ 4.05(b)
Bridge Financing Agreement	Recitals
Bridge Financing Amount	Recitals
Business Combination Proposal	§ 7.14
Certificate of Merger	§ 2.02(a)
Certificates	§ 3.02(b)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Code	§ 3.02(h)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article IV
Company D&O Tail Policy	§ 7.06(b)
Company Permits	§ 4.06
Company Stockholder Approval	§ 4.19
Company Subsidiary	§ 4.01(a)
Company Unaudited Financials	§ 7.13
Company Waiving Parties	§ 10.11(b)
Confidentiality Agreement	§ 7.03(b)
Continuing Employees	§ 7.05(a)
Converted Warrant	§ 3.01(d)(i)
Conversion Effective Time	§ 3.01(b)
Data/Privacy Security Requirements	§ 4.14(a)
DGCL	Recitals
Dissenting Shares	§ 3.05(a)
Effective Time	§ 2.02(a)
Equity Incentive Plan	§ 7.16
Environmental Permits	§ 4.16(e)
ESPP	§ 7.17
Exchange Act	§ 4.23
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Financial Statements	§ 4.07(a)
GAMC	Preamble
GAMC Amended Bylaws	§ 5.07(a)
GAMC Board	Recitals
GAMC Business Combination Deadline	§ 7.21(a)
GAMC D&O Tail Policy	§ 7.06(b)
GAMC Disclosure Schedule	§ 6.02
GAMC Extension Proxy Statement	§ 7.21(a)
GAMC Preferred Stock	§ 5.03(a)
GAMC Proposals	§ 7.01(a)

Annex A-11

Defined Term	Location of Definition
GAMC SEC Reports	§ 5.07(a)
GAMC Second Amended and Restated Certificate of Incorporation	§ 5.07(a)
GAMC Stockholders’ Meeting	§ 7.01(a)
GAMC Waiving Parties	§ 10.11(a)
Ginkgo	§ 4.07(g)
Governmental Authority	§ 4.05(b)
IRS	§ 4.10(b)
Law	§ 4.05(a)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter of Transmittal	§ 3.02(b)
Material Contracts	§ 4.17(a)
Merger	Recitals
Merger Intended Tax Treatment	Preamble
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
Nasdaq	§ 5.07(d)
Outside Date	§ 9.01(b)
Payment Spreadsheet	§ 3.01(a)
PCAOB Audited Financials	§ 7.13
PIPE Financing	Recitals
PIPE Financing Amount	Recitals
PIPE Investors	Recitals
PIPE Subscription Agreements	Recitals
PPACA	§ 4.10(k)
Privacy Policies	§ 4.14(a)
Proxy Statement	§ 7.01(a)
Registered IP	§ 4.13(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 7.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.03(a)
Required Financials	§ 7.13
Rollover Options	§ 3.01(d)(i)
Rollover RSU	§ 3.01(d)(ii)
SEC	§ 5.07(a)
Securities Act	§ 5.07(a)
Sponsor Support Agreement	Recitals
Stockholder Support Agreement	Recitals
Surviving Corporation	§ 2.01
Tax	§ 4.15(o)
Tax Return	§ 4.15(o)
Terminating Company Breach	§ 9.01(e)
Terminating GAMC Breach	§ 9.01(h)
Transfer Taxes	§ 7.10(b)
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13

Annex A-12

Defined Term	Location of Definition
Trustee	§ 5.13
Unpaid Company Transaction Expenses	§ 3.04(a)
Unpaid GAMC Transaction Expenses	§ 3.04(b)
Written Consent	Recitals

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (x) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States, and (xi) the word “shall” and the word “will” indicate a mandatory obligation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II.

AGREEMENT AND PLAN OF MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence under the DGCL as the surviving corporation of the Merger (the “Surviving Corporation”) and become a wholly-owned subsidiary of GAMC.

Section 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by the due execution, acknowledgement and filing with the Secretary of State of the State of Delaware of a certificate of merger in the form required by Section 251 of the DGCL (the “Certificate of Merger”), with the Merger becoming effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such other subsequent date and time as GAMC and the Company agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

(b) Immediately prior to such filing of the Certificate of Merger in accordance with Section 2.02(a), the closing of the Transactions (the “Closing”) shall be effected remotely by the exchange of documents and signatures in PDF format by electronic mail for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

Annex A-13

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall (as applicable) be vested in and become the property of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement and any other Transaction Documents to which Merger Sub or the Company is a party.

Section 2.04 Certificate of Incorporation; By-laws.

(a) The Company Certificate of Incorporation as in effect immediately prior to the Effective Time shall, at the Effective Time, be amended and restated to read in its entirety as set forth in Exhibit C attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by applicable Law and such certificate of incorporation.

(b) At the Effective Time, the Company’s bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as those of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by applicable Law, the certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.

(c) At the Effective Time, GAMC shall amend and restate, effective as of the Effective Time, (i) the GAMC Certificate of Incorporation in the form as set forth on Exhibit B-1 (the “GAMC Second Amended and Restated Certificate of Incorporation”) and (ii) the bylaws of GAMC in the form as set forth on Exhibit B-2 (the “GAMC Amended Bylaws”) (which such changes as may be agreed in writing by GAMC and the Company), until thereafter amended as provided therein and under the DGCL.

Section 2.05 Directors and Officers.

(a) Immediately after the Effective Time, the board of directors and officers of the Surviving Corporation shall be those individuals as the Company may determine, each to hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) GAMC shall take all lawful actions so that, at the Effective Time, (i) the directors of GAMC shall consist of a total of seven (7) directors, of which (A) two (2) directors shall be designated by the Company, who shall be the founders of the Company, (B) one (1) director shall be designated by Sponsor, who shall be reasonably acceptable to the Company, and (C) four (4) directors shall qualify as an “independent director” as such term is defined in Nasdaq Listing Rule 5605(a)(2) and shall be designated by the Chief Executive Officer of the Company in good faith consultation with GAMC, and (ii) the officers of GAMC shall be those individuals that are designated by the Company in good faith consultation with GAMC, in each case, each to hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal in accordance with the GAMC Second Amended and Restated Certificate of Incorporation and the GAMC Amended Bylaws.

Article III.

CONVERSION OF SECURITIES; Exchange of certificates

Section 3.01 Conversion of Securities.

(a) Payment Spreadsheet. Not less than five (5) Business Days prior to the Effective Time, the Company shall deliver to GAMC a schedule (the “Payment Spreadsheet”) setting forth (i) the calculation of the Transaction Consideration and the Exchange Ratio, (ii) the allocation of the Transaction Consideration among the holders of Company Common Stock, (iii) the portion of Transaction Consideration payable to each holder of Company Common Stock, and (iv) the number of shares of New GAMC Common Stock that will be subject to each Rollover Option, Rollover RSU, and Converted Warrants, which shall be determined in accordance with Section 3.01(d), in each case, prepared in good faith by the Company and in a form and substance reasonably satisfactory to GAMC and accompanied by documentation reasonably satisfactory to GAMC. The Company shall provide GAMC with reasonable access to the relevant books, records, and personnel of the Company to enable GAMC to review the Payment Spreadsheet. The Company shall consider all reasonable comments of GAMC and its representatives in

Annex A-14

good faith and the parties shall make such amendment to the Payment Spreadsheet as the parties may mutually and in good faith agree. The allocations and calculations set forth in the Payment Spreadsheet (as may be amended in accordance with the preceding sentence) shall, to the fullest extent permitted by applicable Law, be binding on all parties hereto and be used by GAMC for purposes of issuing all consideration in accordance with this Agreement, absent manifest error. In issuing all consideration pursuant to this Article III, GAMC and Merger Sub shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error.

(b) Immediately prior to the Effective Time, the Company Convertible Note Conversion and Company Preferred Stock Conversion shall have been consummated (the “Conversion Effective Time”).

(c) At the Effective Time, by virtue of the Merger and without any action on the part of GAMC, Merger Sub, the Company or the holders of any of the following securities:

(i) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and following the Conversion Effective Time (excluding (i) Dissenting Shares; (ii) Treasury Shares; and (iii) any shares of Company Capital Stock subject to Company Share Awards (which shall be subject to Section 3.01(d))) shall be canceled and converted into the right to receive, in accordance with the Payment Spreadsheet, the number of shares of New GAMC Common Stock equal to the Exchange Ratio set forth in the Payment Spreadsheet; each holder of Company Common Stock shall receive the right to receive the number of shares of New GAMC Common Stock opposite such holder’s name as set forth on the Payment Spreadsheet;

(ii) Treasury. All shares of Company Capital Stock held in the treasury of the Company (“Treasury Shares”) shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii) Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation; and

(iv) GAMC Class B Share Conversion. Each share of GAMC Class B Common Stock issued and outstanding immediately prior to the Effective Time will automatically be converted into and exchanged for a number of validly issued, fully paid and nonassessable shares of GAMC Class A Common Stock equal to the Class B Conversion Ratio (for the avoidance of doubt, after taking into account the Sponsor Support Agreement and the waiver of Section 4.3(b)(ii) of the GAMC Certificate of Incorporation contained therein).

(d) Treatment of Company Options, Company RSUs and Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of GAMC, Merger Sub, the Company or the holders of any of the following securities:

(i) Company Options. Each Company Option shall automatically be converted into an option to purchase a number of shares of New GAMC Common Stock set forth in the Payment Spreadsheet (each, a “Rollover Option”) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded down to the nearest whole share), with an exercise price per share equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (rounded up to the nearest full cent). Each holder of Company Options shall receive Rollover Options to purchase the number of shares of New GAMC Common Stock set forth opposite such holder’s name on the Payment Spreadsheet. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, subject to the adjustments required by this Section 3.01(d)(i). Such assumption and conversion shall occur in a manner intended to comply with any applicable requirements of Section 409A of the Code; provided that, in the case of any Company Option to which Section 422 of the Code applies, such assumption and conversion shall occur in a manner intended to satisfy the requirements of Section 424(a) of the Code;

(ii) Company RSUs. Each award of Company RSUs shall automatically be converted into an award of restricted stock units covering the number of shares of New GAMC Common Stock set forth in the Payment Spreadsheet (each, an award of “Rollover RSUs”) equal to the number of shares of Company Common Stock

Annex A-15

underlying such award of Company RSUs immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded down to the nearest whole share). Each holder of Company RSUs shall receive Rollover RSUs covering a number of shares of New GAMC Common Stock set forth opposite such holder’s name on the Payment Spreadsheet. Each award of Rollover RSUs shall be subject to the same terms and conditions (including applicable vesting and forfeiture provisions) that applied to the corresponding award of Company RSUs immediately prior to the Effective Time, subject to the adjustments required by this Section 3.01(d)(ii); and

(iii) Company Warrants. Unless otherwise exercised into Company Capital Stock prior to the Effective Time, each Company Warrant issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, be assumed by GAMC, and shall automatically be converted into a warrant to purchase shares of New GAMC Common Stock as set forth in the Payment Spreadsheet, equal to the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded down to the nearest whole share) (each, a “Converted Warrant”) with each holder of Company Warrants to receive warrants to purchase the number of shares of New GAMC Common Stock set forth opposite such holder’s name on the Payment Spreadsheet with an exercise price per share equal to the exercise price per share of such Company Warrant in effect immediately prior to the Effective Time, divided by the Exchange Ratio (rounded up to the nearest full cent). Each Converted Warrant shall continue to have and be subject to the same terms and conditions as were applicable to such Company Warrant immediately before the Effective Time (including expiration date and exercise provisions).

(iv) Company Actions. The Company shall take all necessary actions to effect the treatment of Company Options, Company RSUs and Company Warrants pursuant to Section 3.01(d) in accordance with the Company Option, Company RSU and Company Warrant award agreements. Effective as of the Effective Time, all Company Options, Company RSUs and Company Warrants shall no longer be outstanding (and the corresponding Rollover Options, Rollover RSUs and Converted Warrants shall be outstanding) and each holder of Company Options, Company RSUs, and Company Warrants, as applicable, shall cease to have any rights with respect to such Company Options, Company RSUs, and Company Warrants, except as set forth in this Section 3.01(d).

Section 3.02 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date, GAMC shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by GAMC and is reasonably satisfactory to the Company (the “Exchange Agent”), it being agreed that Continental Stock Transfer & Trust Company is satisfactory to all parties, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article III, the number of shares of New GAMC Common Stock sufficient to deliver the Transaction Consideration payable pursuant to this Agreement (such certificates for shares of New GAMC Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). GAMC shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Transaction Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Closing, GAMC shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock entitled to receive the Transaction Consideration pursuant to Section 3.01, a letter of transmittal, which shall be in a form reasonably acceptable to GAMC and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company’s transfer agent; and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and GAMC shall cause the Exchange Agent to deliver, the Transaction Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as

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contemplated by this Section 3.02, each Certificate entitled to receive the Transaction Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Transaction Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(c) Distributions with Respect to Unexchanged Shares of New GAMC Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the New GAMC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of New GAMC Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, GAMC shall pay or cause to be paid to the holder of such Certificate, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of New GAMC Common Stock evidenced by such Certificate, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of New GAMC Common Stock evidenced by such Certificate.

(d) No Further Rights in Company Common Stock. The Transaction Consideration payable upon conversion of the Company Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(e) Adjustments to Transaction Consideration. The Transaction Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to GAMC Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to GAMC, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to GAMC for the Transaction Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the fullest extent permitted by applicable Law, become the property of GAMC free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, GAMC or the Surviving Corporation shall, to the fullest extent permitted by applicable law, be liable to any holder of Company Common Stock for any such Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h) Withholding Rights. Each of the Surviving Corporation and GAMC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax Law; provided, that GAMC shall use commercially reasonable efforts to provide the Company with at least ten (10) days’ prior written notice of any amounts that it intends to withhold in connection with the payment of the Transaction Consideration and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that amounts are so withheld by the Surviving Corporation or GAMC, as the case may be, and remitted to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Transaction Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

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Section 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Capital Stock or Company Share Awards thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Capital Stock or Company Share Awards outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Capital Stock or Company Share Awards, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or GAMC for any reason shall be converted into the Transaction Consideration in accordance with the provisions of Section 3.01.

Section 3.04 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to GAMC a written report setting forth a list of Company Transaction Expenses, together with written invoices and wire transfer instructions for the payment thereof, solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (such fees and expenses, the “Unpaid Company Transaction Expenses”). On the Closing Date, GAMC shall pay or cause to be paid by wire transfer of immediately available funds all such Unpaid Company Transaction Expenses. For the avoidance of doubt, the Unpaid Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, GAMC shall provide to the Company a written report setting forth a list of GAMC Transaction Expenses, together with written invoices and wire transfer instructions for the payment thereof, solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (such fees and expenses, the “Unpaid GAMC Transaction Expenses”). On the Closing Date, GAMC shall pay or cause to be paid by wire transfer of immediately available funds all such Unpaid GAMC Transaction Expenses.

(c) GAMC shall not pay or cause to be paid any Unpaid GAMC Transaction Expenses or Unpaid Company Transaction Expenses other than in accordance with this Section 3.04.

Section 3.05 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and following the Conversion Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall be cancelled, cease to exist, represent the right to receive only those rights provided by Section 262 of the DGCL and not be converted into, and such stockholders shall have no right to receive, the Transaction Consideration. Any holder of Dissenting Shares who, after the Effective Time, fails to perfect or effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted his, her or its shares of Company Common Stock, as of the Effective Time, into the right to receive the Transaction Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.01(c), of the Certificate or Certificates that formerly evidenced such shares.

(b) Prior to the Closing, the Company shall give GAMC (i) prompt notice (and in any event within two (2) Business Days) of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of GAMC (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

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Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to GAMC and Merger Sub as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each subsidiary of the Company (each a “Company Subsidiary”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule, which has been prepared by the Company and delivered by the Company to GAMC and Merger Sub prior to the execution and delivery of this Agreement. Except as disclosed in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity.

Section 4.02 Certificate of Incorporation and By-laws. The Company has, prior to the date of this Agreement, made available to GAMC a complete and correct copy of the certificate of incorporation and by-laws, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, by-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation or by-laws, except any such violations that would not have or reasonably be expected to have a Company Material Adverse Effect.

Section 4.03 Capitalization.

(a) The Company’s authorized and outstanding capital stock, together with outstanding Company Options, Company RSUs, Company Warrants and Company Convertible Notes, is as set forth on Section 4.03(a)(i) of the Company Disclosure Schedule. Except as set forth in this Section 4.03, or the Company Certificate of Incorporation, and other than the Company Warrants, Company RSUs, Company Options, and Company Convertible Notes, there are no options, warrants, preemptive rights, calls, convertible notes or other convertible securities relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Other than the Company Share Awards, neither the Company nor any Company Subsidiary has granted any equity appreciation rights, participations, phantom equity or similar rights, in any case, that remain outstanding as of the date hereof. Except as set forth in Section 4.03(a)(ii) of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the shares of stock of the Company or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any person, other than the Company Subsidiaries.

(b) Section 4.03(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Share Award: (i) the name of the Company Share Award holder; (ii) the number of shares of Company Common Stock subject to such Company Share Award; (iii) the exercise or purchase price of such Company Share Award, if applicable; (iv) the date on which such Company Share Award was granted; (v) the vesting schedule applicable to such Company Share Award; (vi) whether the Company Share Award is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code and (vii) the date on which such

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Company Share Award expires, if applicable. The Company has made available to GAMC accurate and complete copies of the Company Equity Plans pursuant to which the Company has granted any Company Share Awards that are currently outstanding and all standard forms of award agreements evidencing Company Share Awards. No Company Option, Company RSU or Company Warrant, in any case, held by a U.S. taxpayer, is subject to (and not exempt from) Section 409A of the Code. All shares of the Company subject to Company Share Awards, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, options and rights of first refusal on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(c) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(d) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award solely as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company and all outstanding Company Share Awards under the Company Equity Plans have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company is a party.

(e) The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company).

Section 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform all of its respective obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company, the execution and delivery at Closing by the Company of each of the other Transaction Documents to which it is a party, and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or such other Transaction Documents or to consummate the Transactions (other than, (a) with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy and (b) the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been and, at the Closing, each of the other Transaction Documents to which the Company is a party will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by GAMC and Merger Sub, constitutes, or will at the Closing constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. No other state takeover statute is applicable to the Merger or the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and each of the other Transaction Documents by the Company does not, and subject to receipt of Company Stockholder Approval, the filing and recordation of appropriate merger documents as required by the DGCL and the receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement and each of the other Transaction Documents by the Company will not (i) conflict with or violate the certificate of incorporation or by-laws of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree treaty, convention, government directive or other order of any Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or

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affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement and each of the other Transaction Documents by the Company does not and will not, and the performance of this Agreement and each of the other Transaction Documents by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such defaults, breaches or violations that would not individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.07 Financial Statements.

(a) The Company has made available to GAMC true, correct and complete copies of the unaudited condensed balance sheet of the Company as of December 31, 2021, and December 31, 2022, and the related unaudited condensed statements of operations and cash flows of the Company for each of the years then ended (collectively, the “Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Financial Statements (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and the absence of notes.

(b) The Company has made available to GAMC a true, correct and complete copies of the unaudited condensed balance sheets of the Company as of June 30, 2023 (the “2023 Balance Sheet”), and the related unaudited condensed statements of operations and cash flows of the Company for the six-month period then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule. Such unaudited financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c) Except as and to the extent set forth on the Financial Statements or the 2023 Balance Sheet, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2023 Balance Sheet, (ii) obligations for future performance under any contract to which the Company is a party or (iii) liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole.

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(d) Since January 1, 2021, (i) neither the Company not, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) The Required Financials, when delivered by the Company, shall (i) be true, correct and complete, (ii) be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company or persons acquired by the Company, as the case may be, as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(f) Except as disclosed in Section 4.07(f) of the Company Disclosure Schedule, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2021, except as disclosed in Section 4.07(f) of the Company Disclosure Schedule, the Company has not identified and have not been advised by the Company’s auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls over financial reporting.

(g) The Company has used reasonable best efforts to restructure its outstanding indebtedness with Ginkgo Bioworks, Inc. (“Ginkgo”).

Section 4.08 Absence of Certain Changes or Events. Since the date of the 2023 Balance Sheet, except as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants or require the consent of GAMC pursuant to Section 6.01(b).

Section 4.09 Absence of Litigation. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole, there is no litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority or any other person (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority or any other person. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Plans (excluding individual employment, consulting, Company Option and Company RSU agreements, in each case, that are on substantially the forms set forth on Section 4.10(a) of the Company Disclosure Schedule).

(b) With respect to each Plan, the Company has made available to GAMC, if applicable (i) a true and complete copy of the current plan document (or a written summary thereof if such Plan is not reduced to writing) and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the

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two (2) most recent plan years, and (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years with respect to which any material liability remains outstanding.

(c) Neither the Company nor any Company Subsidiary nor any ERISA Affiliate currently sponsors, maintains or contributes to, nor has, within the past six (6) years, sponsored, maintained or been required to contribute to, nor has any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan within the meaning of Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(d) Except as set forth on Section 4.10(d) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) would reasonably be expected to (i) result in any compensatory payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, director or individual independent contractor of the Company or any Company Subsidiary, or (ii) accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any current or former employee, director or individual independent contractor of the Company or any Company Subsidiary. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to provide for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code to any current or former employee, director and/or individual independent contractor of the Company or any Company Subsidiary.

(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide, retiree medical or similar benefits (whether insured or not) to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after their termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any similar applicable state Law.

(f) Each Plan is in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that would reasonably be expected to result in the loss of the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan that would reasonably be expected to result in material liability to the Company or any Company Subsidiary.

(i) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole, all contributions, premiums or payments required to be made with respect to any Plan have, been timely made to the extent due or, to the extent not yet due, properly accrued on the consolidated financial statements of the Company to the extent required by applicable accounting standards.

(j) The Company and each Company Subsidiary and each ERISA Affiliate have each complied in all material respects with the applicable notice and continuation coverage requirements, and all other applicable requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company, each Company Subsidiary and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA is in compliance, in all material respects, with the Patient Protection and Affordable

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Care Act of 2010 (“PPACA”), and, to the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company or any Company Subsidiary to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Company Option granted to a U.S. taxpayer has been granted with an exercise price that is no less than the fair market value of the underlying shares of Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code. Each Company Option and each Company RSU that, in each case, was granted under a Company Equity Plan was granted in accordance with the terms of the applicable Company Equity Plan.

(m) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

Section 4.11 Labor and Employment Matters.

(a) (i) In the past three (3) years, there have been, and are, no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of its current or former employees, (ii) neither the Company nor any Company Subsidiary is, or has been in the past three (3) years, a party to, or bound by, any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor is the Company presently negotiating any such agreement, nor, to the knowledge of the Company, are there any pending activities or proceedings of any labor union to organize any such employees; (iii) there are, and in the past three (3) years there have been, no material unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any Governmental Authority; and (iv) in the past three (3) years, there has not been any pending, nor, to the knowledge of the Company, threatened, strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor disruption or material labor against the Company or any Company Subsidiary.

(b) The Company and the Company Subsidiaries are and, in the past three (3) years, have been in material compliance with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours and collective bargaining.

(c) In the past three (3) years, neither the Company nor any Company Subsidiary has been a party to a settlement agreement with a current or former officer, director, employee or independent contractor, that relates primarily to material allegations of sexual harassment. In the past three (3) years, no allegation of sexual harassment has been made against any officer, director, employee, or independent contractor of the Company or any Company Subsidiary.

(d) Each person who is a current or former employee, independent contractor, consultant or service provider of the Company or any Company Subsidiary has been, in the past three (3) years, in all material respects properly classified: (i) as either an employee or independent contractor; and (ii) for employees, exempt or non-exempt under applicable Law.

Section 4.12 Real Property; Title to Assets.

(a) The Company does not own any real property. The Company is not a party to any agreement or option to purchase or sell any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to GAMC. There are no leases, subleases, concessions or other contracts

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granting to any person other than the Company or any Company Subsidiary the right to use or occupy any real property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company. Neither the Company nor any Company Subsidiary has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property. No owner of any Leased Real Property is an affiliate of the Company or a Company Subsidiary.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole. There are no latent defects or adverse physical conditions affecting the Leased Real Property, or the improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole. As of the Closing: (i) no security deposit or portion thereof deposited with respect to the Leases has been applied in respect of a breach or default under such Lease which has not been redeposited in full, (ii) neither the Company nor any Company Subsidiary owes, nor will owe in the future, any brokerage commissions or finder’s fees with respect to any Lease, and (iii) neither the Company nor any Company Subsidiary has collaterally assigned or granted any security interest in any Lease or any interest therein.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or sub-leasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned or purported to be owned, used or held for use by the Company and/or the Company Subsidiaries (“Registered IP”) (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar and any actions that must be taken within ninety (90) days of the Closing Date with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates). The Company IP constitutes all material Intellectual Property rights used in the operation of the business of the Company and/or the Company Subsidiaries necessary for the conduct of the business as currently conducted.

(b) The Company or one of the Company Subsidiaries exclusively owns, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. The execution and delivery of this Agreement by the Company and consummation of the transactions contemplated hereunder will not (i) result in the loss, termination or material impairment of any rights of the Company or any of the Company Subsidiaries in any Company-Owned IP; or (ii) require the payment of any royalties, fees, or other payments with respect to any use or exploitation of any Company-Licensed IP.

(c) The Company and each of its applicable Company Subsidiaries has taken and takes commercially reasonable actions to maintain and protect the secrecy of any trade secrets and other Confidential Information in its possession or control. Neither the Company nor any Company Subsidiaries have disclosed any such trade secrets or Confidential Information that is material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such trade secrets and other Confidential Information.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole, in the past three (3) years, (i) there have been no claims filed with a Governmental

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Authority and served on the Company and/or any of the Company Subsidiaries, or threatened in writing (including email) to be filed, against the Company and/or any of the Company Subsidiaries with any Governmental Authority, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Registered IP, or (B) alleging any infringement or misappropriation of any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (ii) to the knowledge of the Company, the operation of the business of the Company or any of the Company Subsidiaries (including the current Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the knowledge of the Company, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries have received any formal written opinions of counsel regarding any of the foregoing.

(e) All current and past founders, officers, management, employees, and contractors who have contributed to, developed or conceived any material Company-Owned IP have executed valid, written agreements with Company or a Company Subsidiary, pursuant to which such persons assigned to the Company or a Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or a Company Subsidiary.

(f) Neither the Company nor any Company Subsidiary received any funding from any university or other educational or research center or Governmental Authority for the development of any material Company-Owned IP in a manner that grants an exclusive license or ownership interest in such material Company-Owned IP to a university, educational or research center, or Governmental Authority.

(g) The Company and the Company Subsidiaries own, lease, license, or otherwise have a valid right to use all Business Systems used by the Company and the Company Subsidiaries, and such Business Systems are reasonably sufficient for the needs of the business of the Company as currently conducted. The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and in the past three (3) years, there has not been any material failure with respect to any Business Systems that has not been remedied or replaced in all material respects. To the knowledge of the Company, no person has inserted any Disabling Device in any of the Business Systems.

Section 4.14 Data Protection.

(a) The Company and each of the Company Subsidiaries currently and in the past three (3) years has complied with in all material respects: (i) all applicable Privacy/Data Security Laws, (ii) binding industry standards relating to the access, use, processing, and security of Personal Information applicable to the Company, (iii) all publicly published privacy policies of the Company relating to its processing of Personal Information (collectively, the “Privacy Policies”), and (iv) all contractual commitments that the Company and each of the Company Subsidiaries has entered into with respect to privacy and/or data security of Personal Information held or processed by the Company (collectively, the “Data/Privacy Security Requirements”). In the past three (3) years, the Company and each of the Company Subsidiaries have implemented commercially reasonable data security safeguards, commensurate to the sensitivity of the Personal Information, that are designed to protect the security and availability of its Business Systems, any Personal Information held or processed by the Company or the Company Subsidiaries, including implementing commercially reasonable procedures designed to prevent a Data Security Breach.

(b) In the past three (3) years, neither the Company nor any Company Subsidiary, and to the knowledge of the Company, no third party processing Personal Information on behalf of the Company or any Company Subsidiary, has experienced any Data Security Breach involving Personal Information transmitted, stored or otherwise processed for the operation of the business of the Company or any of the Company Subsidiaries, that would be required to be reported under applicable Privacy/Data Security Laws.

(c) In the past three (3) years, neither the Company nor any Company Subsidiary has received written notice of any proceedings, inquiries, or investigations by any Governmental Authority, or received any material claims or complaints regarding the violation of any applicable Privacy/Data Security Laws.

(d) To the knowledge of the Company, neither the Company nor any Company Subsidiary is subject to any contractual requirements or Privacy Policies that would prohibit Merger Sub or GAMC from receiving or using Personal Information held or processed by the Company, in a materially similar manner from which the Company receives and uses such Personal Information prior to the Closing Date.

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Section 4.15 Taxes.

(a) The Company and each Company Subsidiary: (i) has filed (taking into account any validly obtained extension of time within which to file) all income and other material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are true, complete and accurate in all material respects; (ii) has paid all income and other material Taxes payable by the Company or any Company Subsidiary (whether or not shown on any Tax Return), except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.15(a) of the Company Disclosure Schedule and for which adequate reserves have been made in accordance with U.S. GAAP; (iii) has not waived any statute of limitations with respect to income or other material Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency in respect of income Taxes or any other material amounts of Taxes; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of income or other material amounts of Taxes or other material Tax matters pending or proposed or threatened in writing, in each case which has not been paid or fully resolved.

(b) Neither the Company nor any Company Subsidiary is a party to, bound by, or has obligation under any material Tax sharing agreement, Tax indemnification agreement, or Tax allocation agreement, or similar agreement, other than commercial agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes.

(c) No claim has been made in writing by any taxing authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(d) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or incorrect method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) any agreement with any Governmental Authority relating to Taxes, including any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale made on or prior to the Closing Date; (iv) any prepaid amount or advance payment received or deferred revenue arising on or prior to the Closing Date; or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any analogous provision of state, local or foreign Tax law) entered into or in existence prior to the Closing. Neither the Company nor any Company Subsidiary will be required to pay any Taxes after the Closing as a result of application of Section 965 of the Code.

(e) The Company and each Company Subsidiary has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(f) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return, except for any group consisting only of the Company and/or the Company Subsidiaries.

(g) Neither the Company nor any Company Subsidiary has material liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise by contract (other than commercial agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) or operation of Law.

(h) Neither the Company nor any Company Subsidiary has request for a ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

(i) Neither the Company nor any Company Subsidiary has within the last two (2) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

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(k) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing any deficiency or claim for any material Taxes that has not been fully resolved.

(l) There are no material Tax Liens upon any assets of the Company or any Company Subsidiary except for Permitted Liens.

(m) Neither the Company nor any Company Subsidiary has liability for a material amount of unpaid Taxes that has not been accrued for or reserved on the Company’s or any Company Subsidiary’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Company or the Company Subsidiaries in the ordinary course of business.

(n) Neither the Company nor any Company Subsidiary has taken any action, nor to the knowledge of the Company are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying for the Merger Intended Tax Treatment.

(o) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as any schedules or attachments thereto and amendments thereof) required to be supplied or supplied to a Tax authority relating to Taxes.

Section 4.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole:

(a) neither the Company nor any Company Subsidiary is, or has been in the past three (3) years, in violation in any material respect of any applicable Environmental Law;

(b) to the knowledge of the Company, neither the Company nor any Company Subsidiary has released or caused any release of Hazardous Substances on, under or emanating from any property currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) in violation of any Environmental Law or in a manner or quantity which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws;

(c) to the knowledge of the Company, neither the Company nor any Company Subsidiary has received from any person or Governmental Authority, any written notice of a potential claim arising out of or relating to Environmental Law as of the Closing Date.

(d) neither the Company nor any Company Subsidiary has manufactured, treated, stored, handled, distributed, transported or disposed of, or arranged for the transportation or disposal of, Hazardous Substances at any real property operated or leased by the Company or any Company Subsidiary, in violation of any Environmental Law or otherwise in a manner or quantity that has resulted or would reasonably be expected to result in a material liability to the Company under any Environmental Law;

(e) the Company and the Company Subsidiaries have all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”);

(f) the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of its Environmental Permits;

(g) the Company and the Company Subsidiaries have not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any liability of any other person under any Environmental Law or order by a Governmental Authority; and

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(h) the Company and each of the Company Subsidiaries has delivered to GAMC true, correct and complete copies of any environmental Phase I reports and other material investigations, studies, audits, tests, records, sampling data, reviews or other analyses commenced or conducted by or on behalf of the Company (or by a third-party of which the Company has knowledge) in relation to the current or prior business of the Company or any Company Subsidiary or any real property presently or formerly owned, leased, or operated by the Company or any Company Subsidiary (or its or their predecessors) that are in possession, custody or control of the Company or any Company Subsidiary.

Section 4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all of the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, (A) any purchase orders submitted by customers and (B) any Plan, (such contracts and agreements as are required to be set forth on Section 4.17(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to or by the Company or any Company Subsidiary of more than $200,000, in the aggregate, over the 12-month period ending June 30, 2023;

(ii) each contract and agreement with Suppliers to the Company or any Company Subsidiary for expenditures paid or payable by the Company or any Company Subsidiary of more than $200,000, in the aggregate, over the 12-month period ending June 30, 2023;

(iii) each contract and agreement with customers of the Company or any Company Subsidiary that involves consideration payable to the Company or any Company Subsidiary of more than $200,000, in the aggregate, over the 12-month period ending June 30, 2023;

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that are material to the business of the Company or any Company Subsidiary;

(v) all contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vi) all contracts and agreements evidencing indebtedness (or any guaranty therefor for borrowed money), has the right to draw upon credit that has been extended for indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any indebtedness, in each case, in an amount greater than $200,000, excluding any such contracts or agreements pursuant to which there are no material obligations of the Company ongoing;

(vii) all contracts and agreements that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by the Company in the past three (3) years, of any person or of any business entity or division or business of any person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such person or by any other manner), excluding any such contracts or agreements in which the applicable acquisition or disposition has been consummated and there are no material obligations of the Company ongoing;

(viii) all partnership, joint venture or similar agreements that are material to the business of the Company or any Company Subsidiary;

(ix) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(x) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time or to hire or retain any person, excluding customary confidentiality agreements;

(xi) all leases or master leases of personal property that would result in annual payments of $200,000 or more in a 12-month period;

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(xii) all contracts and agreements with outstanding obligations for the sale, purchase or dispositions of any assets or real property having a value individually, with respect to all sales or purchases thereunder, in excess of $200,000 over the 12-month period ending June 30, 2023, in each case, other than any sale, purchase or disposition in the ordinary course of business;

(xiii) contracts and agreements which involve (A) a license or grant of material Intellectual Property rights by a third party to the Company or any Company Subsidiary (other than licenses of commercially available, off-the-shelf Software) with annual fees or a replacement cost of more than $100,000, and (B) the license or grant of rights to material Company-Owned IP by the Company, but excluding in each case of (A) and (B), any (y) non-exclusive licenses (or sublicenses) of Intellectual Property rights granted by or to Suppliers, manufacturers and research organizations in the ordinary course of business consistent with past practice involving payments of less than $50,000, and (z) non-disclosure and confidentiality agreements, employee confidentiality agreements and invention assignment agreements;

(xiv) any contract that (A) grants to any person any preferred pricing, “most favored nation” or similar rights or (B) grant exclusivity to any person in respect of any geographic location, any customer or any product or service;

(xv) any contract or agreement not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.17(a) and expected to result in revenue or require expenditures in excess of $200,000 in the calendar year ending December 31, 2023;

(xvi) any other contract that is material to the Company or any Company Subsidiary, taken as a whole; and

(xvii) any commitment to enter into any contract or agreement of the type described in clauses (i) through (xvi) of this Section 4.17(a).

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole, (i) each Material Contract is a legal, valid and binding obligation of the Company or any Company Subsidiary and, to the knowledge of the Company, the other parties thereto, and is enforceable in accordance with its terms and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) neither the Company nor any Company Subsidiary has received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company and each Company Subsidiary has furnished or made available to GAMC or its legal advisors true, correct and complete copies of all Material Contracts without redaction, including all material modifications, amendments and supplements thereto.

Section 4.18 Insurance.

(a) As of the date hereof, the Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and the Company Subsidiaries. True, correct and complete copies in all material respects of such insurance policies as in effect as of the date of this Agreement have been made available to GAMC.

(b) With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (i) the policy is legal, valid, binding and enforceable against the Company or the applicable Company Subsidiary in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) no such action has been threatened; and (iv) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

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Section 4.19 Company Stockholder Approval; Board Approval; Vote Required. The Company Board (including any required committee or subgroup of such board), by resolutions unanimously adopted at a meeting duly called, noticed and held and not subsequently rescinded or modified in any way, or by unanimous written consent in lieu of a meeting if permitted by applicable Law, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement and the Merger and declared their advisability and approved the Merger and the other Transactions, (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and (d) directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The adoption of this Agreement and the Transactions by way of Requisite Approval (the “Company Stockholder Approval”), is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, when executed and delivered, will qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company will be necessary to adopt this Agreement and approve the Transactions.

Section 4.20 Anti-Corruption Compliance; Certain Business Practices. The Company and each of the Company Subsidiaries, each of their respective directors and officers, and, to the Company’s knowledge, each of their employees, agents, and representatives, have at all times during the past five (5) years complied in all respects with the provisions of Anti-Corruption Laws. None of the Company, any Company Subsidiary, any directors or officers, or to the Company’s knowledge, any agents or employees of the Company or any Company Subsidiary, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Anti-Corruption Laws; or (c) made any payment that would constitute a bribe, kickback or illegal or improper payment to assist the Company or any Company Subsidiary in obtaining or retaining business for, or with, or directing business to, any person, or in securing any improper advantage. There have been no false or fictitious entries made in the books or records of the Company or any Company Subsidiary relating to any illegal payment or secret or unrecorded fund and the Company has not established or maintained a secret or unrecorded fund.

Section 4.21 Sanctions and Export Control Compliance.

(a) The Company and the Company Subsidiaries, and their respective officers and directors, and to the Company’s knowledge, their respective employees, agents, and representatives have at all times during the past five (5) years complied in all material respects with all applicable Sanctions. During the past five (5) years, none of the Company or its subsidiaries, nor any of their respective directors or officers, nor, and, to the Company’s knowledge, any of their respective employees, agents, representatives or beneficial owners (when acting for or on behalf of the Company or a Company Subsidiary): (i) has been or is a Sanctioned Person; (ii) has been or is owned or controlled by a Sanctioned Person; (iii) has been operating or resident in any Sanctioned Country; (iv) has participated in any transaction or business dealing with any Sanctioned Person or in any Sanctioned Country, in violation of applicable Sanctions; (v) has received from any Governmental Authority or any other person any notice, inquiry, or internal or external allegation regarding an actual or alleged violation of Sanctions; or (vi) made any voluntary or involuntary disclosure to a Governmental Authority regarding an actual or alleged violation of Sanctions.

(b) The Company and each of its subsidiaries, and each of their respective directors and officers, and, to the Company’s knowledge, its employees, agents, and representatives have at all times during the past five (5) years complied in all material respects with Export Control Laws. During the past five (5) years, none of the Company, its subsidiaries, or their respective directors or officers, nor to the Company’s knowledge, any of its agents, employees, or representatives (when acting for or on behalf of the Company or a Company Subsidiary): (i) has received from any Governmental Authority or any other person any notice, inquiry, or internal or external allegation regarding an actual or alleged violation of Export Control Laws; or (ii) made any voluntary or involuntary disclosure to a Governmental Authority regarding an actual or alleged violation of Export Control Laws.

Section 4.22 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell;

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(b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.17(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements and customary employment-related agreements and arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22. Neither the Company nor any Company Subsidiary has, in the past three (3) years, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any Company Subsidiary, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.23 Exchange Act. Neither the Company nor any Company Subsidiary are currently (or has not previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.24 Brokers. Except for BTIG, LLC, no broker, finder, investment banker or other person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.25 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company or any Company Subsidiary, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to GAMC, its affiliates or any of their respective Representatives by, or on behalf of, the Company or any Company Subsidiary, and any such representations or warranties are expressly disclaimed and none of GAMC or Merger Sub shall have any claim with respect to their purported use of, or reliance on, any such representations and warranties, except those representations or warranties set forth in this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company or any Company Subsidiary nor any other person on behalf of the Company or any Company Subsidiary has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to GAMC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any Company Subsidiary (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to GAMC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

Article V.

REPRESENTATIONS AND WARRANTIES OF GAMC AND MERGER SUB

Except as set forth in the GAMC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such GAMC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing in disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement), GAMC hereby represents and warrants to the Company as follows:

Section 5.01 Corporate Organization.

(a) Each of GAMC and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

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(b) Merger Sub is the only subsidiary of GAMC. Except for Merger Sub, GAMC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02 Certificate of Incorporation and By-laws. Each of GAMC and Merger Sub has heretofore furnished to the Company complete and correct copies of the GAMC Organizational Documents and the Merger Sub Organizational Documents. The GAMC Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither GAMC nor Merger Sub is in material violation of any of the provisions of the GAMC Organizational Documents and the Merger Sub Organizational Documents.

Section 5.03 Capitalization.

(a) The authorized capital stock of GAMC consists of (i) 200,000,000 shares of GAMC Class A Common Stock, (ii) 20,000,000 shares of GAMC Class B Common Stock, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“GAMC Preferred Stock”). As of the date of this Agreement (i) 9,147,981 shares of GAMC Class A Common Stock are issued and outstanding, of which 2,100,481 shares are subject to Redemption Rights and all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights; (ii) 140,000 shares of GAMC Class B Common Stock are issued and outstanding and all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights; (iii) no shares of GAMC Common Stock are held in the treasury of GAMC; (iv) 9,583,333 GAMC Warrants and 5,000,000 GAMC Private Placement Warrants are issued and outstanding; (v) 9,583,333 shares of GAMC Common Stock are reserved for future issuance pursuant to the GAMC Warrants; and (vi) 5,000,000 shares of GAMC Common Stock are reserved for future issuance pursuant to the GAMC Private Placement Warrants. As of the date of this Agreement, there are no shares of GAMC Preferred Stock issued and outstanding.

(b) As of the date of this Agreement, the total authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by GAMC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding GAMC Units, shares of GAMC Common Stock, GAMC Preferred Stock and GAMC Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the GAMC Organizational Documents.

(d) The Transaction Consideration being delivered by GAMC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the GAMC Organizational Documents. The Transaction Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for (i) securities issued pursuant to the PIPE Subscription Agreements, (ii) securities to be issued in connection with the GAMC Working Capital Loans, (ii) securities issued by GAMC as permitted by this Agreement and (iii) the GAMC Warrants, GAMC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of GAMC or obligating GAMC to issue or sell any shares of capital stock of, or other equity interests in, GAMC. All shares of GAMC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither GAMC nor any subsidiary of GAMC is a party to, or otherwise bound by, and neither GAMC nor any subsidiary of GAMC has granted, any equity appreciation rights, participations, phantom equity or similar rights. GAMC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of GAMC Common Stock or any of the equity interests or other securities of GAMC or any of its subsidiaries. There are no outstanding contractual obligations of GAMC to repurchase, redeem or otherwise acquire any shares of GAMC Common Stock. There are no outstanding contractual obligations of GAMC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

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Section 5.04 Authority Relative to This Agreement. Each of GAMC and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of GAMC and Merger Sub and the consummation by each of GAMC and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of GAMC or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of the GAMC Proposals by the stockholders of GAMC at the GAMC Stockholders’ Meeting and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by GAMC and Merger Sub and, assuming due authorization, execution and delivery by the Company or any Company Subsidiary, constitutes a legal, valid and binding obligation of GAMC or Merger Sub, enforceable against GAMC or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of GAMC and Merger Sub do not, and the performance of this Agreement by each of GAMC and Merger Sub will not, (i) conflict with or violate the GAMC Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of GAMC or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of GAMC or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of GAMC or Merger Sub is a party or by which each of GAMC or Merger Sub or any of their properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have an GAMC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of GAMC and Merger Sub do not, and the performance of this Agreement by each of GAMC and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent GAMC or Merger Sub from performing its material obligations under this Agreement.

Section 5.06 Compliance. Neither GAMC nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to GAMC or Merger Sub or by which any property or asset of GAMC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which GAMC or Merger Sub is a party or by which GAMC or Merger Sub or any property or asset of GAMC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have an GAMC Material Adverse Effect. Each of GAMC and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for GAMC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) GAMC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since March 16, 2021, together with any amendments, restatements or supplements thereto (collectively, the “GAMC SEC Reports”). GAMC has heretofore furnished to the Company true and correct copies of all amendments and modifications that

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have not been filed by GAMC with the SEC to all agreements, documents and other instruments that previously had been filed by GAMC with the SEC and are currently in effect. As of their respective dates, the GAMC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of GAMC has filed with the SEC on a timely basis all documents required with respect to GAMC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the GAMC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of GAMC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). GAMC has no off-balance sheet arrangements that are not disclosed in the GAMC SEC Reports. No financial statements other than those of GAMC are required by GAAP to be included in the consolidated financial statements of GAMC.

(c) Except as and to the extent set forth in the GAMC SEC Reports, neither GAMC nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of GAMC’s and Merger Sub’s business.

(d) GAMC is in compliance in all material respects with the applicable corporate governance rules and regulations of the Nasdaq Stock Exchange LLC (the “Nasdaq”).

(e) GAMC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to GAMC and other material information required to be disclosed by GAMC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to GAMC’s co-principal executive officers and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting GAMC’s co-principal executive officers and principal financial officer to material information required to be included in GAMC’s periodic reports required under the Exchange Act.

(f) GAMC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that GAMC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. GAMC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of GAMC.

(g) There are no outstanding loans or other extensions of credit made by GAMC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of GAMC. GAMC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

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(h) Neither GAMC (including any employee thereof) nor GAMC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by GAMC, (ii) any fraud, whether or not material, that involves GAMC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by GAMC or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the GAMC SEC Reports. To the knowledge of GAMC, none of the GAMC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since March 16, 2021, except as expressly contemplated by this Agreement, (a) GAMC has conducted its business in the ordinary course and in a manner consistent with past practice, (b) there has not been any GAMC Material Adverse Effect and (c) GAMC has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

Section 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of GAMC, threatened against GAMC, or any property or asset of GAMC, before any Governmental Authority or any other person. Neither GAMC nor any material property or asset of GAMC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of GAMC, continuing investigation by, any Governmental Authority or any other person.

Section 5.10 Board Approval; Vote Required.

(a) The GAMC Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of GAMC and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the stockholders of GAMC approve and adopt this Agreement and the Transactions, and directed that this Agreement and the Transactions, be submitted for consideration by the stockholders of GAMC at the GAMC Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of GAMC necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of GAMC Common Stock, except as required to amend, alter or repeal any provisions of the GAMC Certificate of Incorporation, for which a vote or written consent of the holders of a majority of the shares of GAMC Class B Common Stock then outstanding shall be required, according to Section 4.3(b)(iii) of the GAMC Certificate of Incorporation.

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

(e) GAMC, as the sole stockholder and of Merger Sub, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to, and in the best interests of, Merger Sub and GAMC and (ii) approved and adopted this Agreement and the Merger.

Section 5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement. Except as contemplated by this Agreement, Merger Sub will have no material assets, liabilities or obligations at all times prior to the Effective Time.

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Section 5.12 Brokers. Except for BTIG, LLC, no broker, finder, underwriter or investment banker is entitled to any brokerage, finder’s, underwriter’s fee or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of GAMC or Merger Sub.

Section 5.13 GAMC Trust Fund. As of the date of this Agreement, GAMC has no less than $21,916,659 in the trust fund established by GAMC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of March 16, 2021, as amended on March 15, 2023, between GAMC and the Trustee, as amended (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions, and no termination, repudiation, rescission, amendment, supplement or modification is contemplated. GAMC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by GAMC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (a) between GAMC and the Trustee that would cause the description of the Trust Agreement in the GAMC SEC Reports to be inaccurate in any material respect; or (b) to the knowledge of GAMC, that would entitle any person (other than (i) stockholders of GAMC who shall have elected to redeem their shares of GAMC Common Stock pursuant to the GAMC Organizational Documents, or (ii) the underwriters of GAMC’s initial public offering who would be entitled to the Deferred Underwriting Commission upon consummation of the Transactions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the GAMC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of GAMC, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, GAMC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to GAMC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of GAMC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of GAMC who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to GAMC in connection with its efforts to effect the Merger (including the Deferred Underwriting Commission). As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, GAMC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to GAMC at the Effective Time.

Section 5.14 Employees. Other than any officers and directors as described in the GAMC SEC Reports or as engaged as transaction counsel or diligence advisors in connection with the Transactions, GAMC and Merger Sub do not currently employ or engage any employees, managers, directors, individual independent contractors or individual consultants that would reasonably be expected to have outstanding amounts over $100,000 payable by GAMC at the Closing. Other than reimbursement of any out-of-pocket expenses incurred by GAMC’s officers and directors in connection with activities on GAMC’s behalf in an aggregate amount not in excess of the amount of cash held by GAMC outside of the Trust Account, GAMC has no unsatisfied liability with respect to any employee, officer or director. GAMC and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct or indirect liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan (whether or not subject to Section 409A of the Code), bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other compensation and/or benefit plans, programs, agreements, contracts, policies or arrangements (collectively, “GAMC Benefit Plans”), nor does GAMC or Merger Sub have any obligation or commitment to create or adopt any such GAMC Benefit Plan (other than the Equity Incentive Plan and ESPP contemplated hereby). Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (either alone

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or in combination with any other event, whether or not contingent) (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of GAMC, (ii) result in the acceleration of the funding, time of payment or vesting of any compensation or benefits, or (iii) result in any amount paid or payable by GAMC, Merger Sub or any of their respective affiliates being classified as an “excess parachute payment” under Section 280G of the Code. There is no contract, agreement, plan or arrangement to which GAMC or Merger Sub is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 5.15 Taxes.

(a) GAMC and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all income and other material Taxes that are shown as due on such filed Tax Returns and any other material Taxes that GAMC or Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) have not waived any statute of limitations with respect to income or other material Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency in respect of income Taxes or any other material amounts of Taxes; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of GAMC, for any material Taxes of GAMC that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither GAMC nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, or Tax allocation agreement or similar agreement other than commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes and which is not entered into with any affiliate or direct or indirect owner of GAMC.

(c) None of GAMC or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting prior to the Closing for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) any agreement with any Governmental Authority relating to Taxes, including any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale made on or prior to the Closing Date (iv) any prepaid amount or advance payment received or deferred revenue arising on or prior to the Closing Date; or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any analogous provision of state, local or foreign Tax law) entered into or in existence prior to the Closing. Neither GAMC nor Merger Sub will be required to pay any Taxes after the Closing as a result of application of Section 965 of the Code.

(d) No claim has been made in writing (nor to the GAMC’s knowledge has any claim been made) by any taxing authority in a jurisdiction in which the GAMC or Merger Sub does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(e) Neither GAMC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return except for any group consisting only of the GAMC and Merger Sub.

(f) Neither GAMC nor Merger Sub has any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (other than commercial agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes), or operation of law.

(g) Neither GAMC nor Merger Sub has any request for a material ruling in respect of Taxes pending between GAMC and/or Merger Sub, on the one hand, and any Tax authority, on the other hand.

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(h) Neither GAMC nor Merger Sub has within the last two (2) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Neither GAMC nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) GAMC and Merger Sub are each classified as a corporation for U.S. federal income tax purposes.

(k) GAMC and Merger Sub have not taken any action, nor to the knowledge of GAMC or Merger Sub are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying for the Merger Intended Tax Treatment.

Section 5.16 Listing. The issued and outstanding GAMC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “GAMCU” The issued and outstanding shares of GAMC Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “GAMC”. The issued and outstanding GAMC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “GAMCW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of GAMC, threatened in writing against GAMC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the GAMC Units, the shares of GAMC Common Stock, or GAMC Warrants or terminate the listing of GAMC on the Nasdaq. None of GAMC or any of its affiliates has taken any action in an attempt to terminate the registration of the GAMC Units, the shares of GAMC Common Stock, or the GAMC Warrants under the Exchange Act.

Section 5.17 GAMC’s and Merger Sub’s Investigation and Reliance. Each of GAMC and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by GAMC and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. GAMC, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither GAMC nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to GAMC, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to GAMC or Merger Sub or any of their Representatives, whether orally or in writing, in any Confidential Information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and the Company Subsidiaries.

Section 5.18 Certain Business Practices. Since March 16, 2021, none of GAMC, Merger Sub, nor, to the GAMC’s knowledge, any directors or officers, agents or employees of GAMC or Merger Sub has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 5.19 Investment Company Act. Neither GAMC nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.20 Takeover Statutes and Charter Provisions. The GAMC Board has taken all action necessary so that the restrictions on business combination set forth in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Transactions, including the Merger and the issuance of GAMC Common Stock. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to GAMC or

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Merger Sub in connection with this Agreement, the Merger, the issuance of New GAMC Common Stock or any of the other Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which GAMC or Merger Sub is subject, party or otherwise bound.

Article VI.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01(a) of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless GAMC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company and each Company Subsidiary shall conduct its business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company and each Company Subsidiary shall use its commercially reasonable efforts to preserve substantially intact the current business organization of the Company and each Company Subsidiary, to keep available the services of the current officers and key employees of the Company and each Company Subsidiary and to preserve substantially intact the current relationships of the Company and each Company Subsidiary with customers, Suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 6.01(b) of the Company Disclosure Schedule, or (3) required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of GAMC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change the Company Certificate of Incorporation or the Company’s by-laws or equivalent organizational documents;

(ii) form or create any subsidiaries;

(iii) other than in connection with the conversion of the Company Convertible Notes pursuant to Section 7.19, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary; provided that none of the exercise or settlement of any Company Options or Company RSUs in accordance with their terms shall be subject to the limitations of this Section 6.01(b), nor shall grants of Company Options, Company RSUs or Company Warrants as set forth on Section 6.01(b) of the Company Disclosure Schedule be subject to the limitations of this Section 6.01(b), or (B) any material assets of the Company;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees, directors or contractors upon the terms set forth in the appliable Company Equity Plan and/or underlying agreements governing such equity securities or other equity interests;

(vi) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof; or (B) incur any indebtedness for borrowed money, other than in the ordinary course of business, or
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issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business;

(vii) except as required by Law or pursuant to the terms of any Plan or agreement in effect on the date of this Agreement, (A) grant any material increase in the compensation or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, other than increases in compensation and/or benefits that do not exceed, in the aggregate, $200,000, (B) enter into any new, or materially amend any existing, severance or termination agreement with or grant any change of control or retention payments or benefits to, in each case, any current employee of the Company or any Company Subsidiary holding a position of Vice President or greater, (C) take any action that will result in the acceleration of vesting or payment timing, or acceleration of the requirement for funding, of any compensation or benefits to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary or (D) hire, engage or terminate (other than for cause or due to death or disability) any director, officer, employee, or consultant, other than individuals with annual compensation that does not exceed $200,000 or employees with positions below Vice President;

(viii) voluntarily recognize a labor union or similar organization or enter into a collective bargaining agreement or other labor union contract;

(ix) adopt, amend and/or terminate any Plan (or any arrangement that would be considered a Plan if in effect on the date hereof) except (x) as may be required by applicable Law or (y) in the event of annual renewals of health and welfare programs in the ordinary course and consistent with past practice;

(x) other than as required by Law, pursuant to the terms of a Plan or agreement in effect on the date of this Agreement or in the ordinary course of business, grant any severance or termination pay to any director, officer, or other employee of the Company or any Company Subsidiary;

(xi) except in the ordinary course of business, make any material tax election, amend any income Tax Return or other material Tax Return or settle or compromise any material United States federal, state, local or non-United States income tax liability, in each case, that could reasonably be expected to have an adverse and material impact on the Company or any Company Subsidiary;

(xii) materially amend, or materially modify or terminate (excluding any expiration in accordance with its terms) any Material Contract or amend, waive, modify or terminate (excluding any expiration in accordance with its terms) the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xiii) (x) permit any material item of Company IP to lapse or to be abandoned, invalidated, or permit to enter into the public domain any material trade secrets included in the Company IP, (y) fail to pay all required fees and taxes required to maintain and protect its interest in any material item of Company IP, or (z) sell, assign, license or sublicense (other than nonexclusive licenses and sublicenses of Company IP granted in the ordinary course of business) any material item of Company IP;

(xiv) if in place, modify any Privacy Policy, or the operation or security of any Business Systems, except as reasonably determined by the Company to be required by Privacy/Data Security Laws;

(xv) acquire any fee interest in real property;

(xvi) waive, release, compromise, settle or satisfy any pending or threatened material action or proceeding or compromise or settle any liability, other than in the ordinary course of business; or

(xvii) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.02 Conduct of Business by GAMC and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including, for the avoidance of doubt, as contemplated pursuant to the PIPE Subscription Agreements), set forth on Section 6.02 of GAMC’s disclosure schedule delivered by GAMC in connection with this Agreement (“GAMC Disclosure Schedule”), or required by applicable Law (including as may be requested or compelled by any Governmental Authority), GAMC

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agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company or Company Subsidiary shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of GAMC and Merger Sub shall be conducted in the ordinary course of business. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, as set forth on Section 6.02 of the GAMC Disclosure Schedule, or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither GAMC nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the GAMC Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of GAMC other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the GAMC Organizational Documents;

(c) other than in connection with the PIPE Subscription Agreements, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the GAMC Common Stock or GAMC Warrants except for redemptions from the Trust Fund that are required pursuant to the GAMC Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of GAMC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of GAMC or Merger Sub;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) other than the GAMC Working Capital Loans, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GAMC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(i) (A) enter into, adopt or amend any GAMC Benefit Plan (other than the adoption of the Equity Incentive Plan and ESPP expressly contemplated hereby), or enter into any collective bargaining or similar agreement, (B) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of GAMC or Merger Sub, or (C) hire or engage any employee or any other individual to provide services to GAMC or Merger Sub following the Closing;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of GAMC or Merger Sub;

(k) amend the Trust Agreement or any other agreement related to the Trust Account;

(l) enter into, renew or amend in any material respect any transaction, agreement arrangement or understanding with any (i) present or former executive officer or director of GAMC or Merger Sub or (ii) affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; or

(m) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

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Section 6.03 Claims Against Trust Account. The Company acknowledges that GAMC is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read the GAMC SEC Reports, the GAMC Organizational Documents and understands that GAMC has established the Trust Account described therein for the benefit of GAMC’s public stockholders that disbursement from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that GAMC’s sole assets consist of the cash proceeds of GAMC’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, the Company (on behalf of itself and its affiliates) agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and GAMC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company (on behalf of itself and its affiliates) hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund or any trustee of the Trust Account and GAMC for any reason whatsoever; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against GAMC, Merger Sub or any other person for legal relief against monies or other assets of GAMC or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, GAMC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event GAMC prevails in such action or proceeding. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by GAMC and its affiliates to induce GAMC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its affiliates under applicable law. This Section 6.03 shall survive the termination of this Agreement for any reason.

Article VII.

ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and receipt of the Required Financials, (i) GAMC and the Company shall jointly prepare and GAMC shall file with the SEC a proxy statement to be filed with the SEC as part of the Registration Statement and sent to GAMC stockholders relating to the GAMC Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (ii) GAMC and the Company shall jointly prepare, and GAMC shall file with the SEC, a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus (the “Prospectus”, and together with the Proxy Statement and the Registration Statement, the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of New GAMC Common Stock to be issued as Transaction Consideration pursuant to this Agreement.

(b) Each of the Company and GAMC shall furnish all information concerning itself as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement/Registration Statement in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of GAMC, Merger Sub, the Company or any Company Subsidiary to any regulatory authority (including Nasdaq) in connection with the Mergers and the other Transactions. GAMC and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement and the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing with the SEC and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, GAMC shall take all or any action required under any applicable federal or state securities

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laws in connection with the issuance of shares of New GAMC Common Stock, in each case to be issued or issuable to the stockholders of the Company in connection with this Agreement. GAMC will cause the Proxy Statement to be mailed to its stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(c) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by GAMC or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). GAMC and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the New GAMC Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of GAMC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(d) GAMC represents that the information supplied by GAMC for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of GAMC and the Company, (iii) the time of the GAMC Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to GAMC or Merger Sub, or their respective officers or directors, should be discovered by GAMC which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, GAMC shall promptly inform the Company. All documents that GAMC is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of GAMC and the Company, (iii) the time of the GAMC Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform GAMC. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(f) If, in connection with the preparation and filing of the Registration Statement (including the Proxy Statement contained therein) or the SEC’s review thereof, the SEC requests or requires that a Tax opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the parties shall deliver to counsel customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such Tax opinion. Notwithstanding anything to the contrary in this Agreement, none of GAMC, the Company or their respective Tax advisors are obligated to provide any opinion that the Transactions contemplated by this Agreement qualify for the Merger Intended Tax Treatment, other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Registration Statement (including the Proxy Statement contained therein) as may be required to satisfy applicable rules and regulations promulgated by the SEC, nor will a Tax opinion by any party’s advisors be a condition precedent to the Transactions.

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Section 7.02 GAMC Stockholder Approval; Merger Sub Stockholder’s Approval; Company Stockholder Approval.

(a) GAMC Stockholder Approval. GAMC shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement to be disseminated to GAMC’s stockholders in compliance with applicable Law; (B) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its stockholders (the “GAMC Stockholders’ Meeting”) in accordance with the GAMC Organizational Documents and Nasdaq Listing Rule 5620(b) for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective; and (C) solicit proxies from the holders of GAMC Common Stock to vote in favor of each of the GAMC Proposals; and (ii) provide its stockholders with the opportunity to elect to effect a GAMC Share Redemption. GAMC shall, through its Board of Directors, recommend to its stockholders the (A) amendment and restatement of GAMC’s Certificate of Incorporation, in the form attached as Exhibit B-1 to this Agreement (as may be subsequently amended by mutual written agreement of the Company and GAMC at any time before the effectiveness of the Registration Statement), including any separate or unbundled advisory proposals as are required to implement the foregoing and approval of the change of GAMC’s name to “Bolt Projects Holdings, Inc.”; (B) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations; (C) approval of the issuance of shares of New GAMC Common Stock in connection with the Merger and pursuant to the rules of Nasdaq as contemplated by the PIPE Subscription Agreements with the applicable PIPE Investors and the Bridge Financing Agreements with the applicable Bridge Investors; (D) approval of the adoption by GAMC of each of the Equity Incentive Plan and ESPP described in Section 7.16 and Section 7.17; (E) election of the directors to be designated pursuant to Section 2.05(b); (F) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto; (G) adoption and approval of any other proposals as reasonably agreed by GAMC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby; and (H) adjournment of the GAMC Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (H), together, the “GAMC Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of GAMC shall not withdraw, amend, qualify or modify its recommendation to the stockholders of GAMC that they vote in favor of the GAMC Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the stockholders of GAMC described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (i) GAMC’s obligations to establish a record date for, duly call, give notice of, convene and hold the GAMC Stockholders’ Meeting shall not be affected by any Modification in Recommendation; and (ii) GAMC agrees to establish a record date for, duly call, give notice of, convene and hold the GAMC Stockholders’ Meeting and submit for approval the GAMC Proposals. GAMC shall adjourn the GAMC Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the GAMC Stockholder Approval if the GAMC Stockholder Approval would not be obtained at the GAMC Stockholders’ Meeting if a vote was held; (ii) if a quorum is absent; or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that GAMC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by GAMC stockholders prior to the GAMC Stockholders’ Meeting; provided that the GAMC Stockholders’ Meeting will not be adjourned to a date that is (i) more than thirty (30) days after the date for which the GAMC Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law); or (ii) later than three (3) Business Days prior to the date on which the Outside Date occurs. GAMC agrees that it shall provide the holders of shares of GAMC Class A Common Stock issued in GAMC’s initial public offering the opportunity to elect redemption of such shares of GAMC Class A Common Stock in connection with the GAMC Stockholders’ Meeting, as required by the GAMC Organizational Documents.

(b) Merger Sub Stockholder’s Approval. Promptly following the execution of this Agreement, GAMC shall approve and adopt this Agreement and approve the Merger and the Transactions, as the sole stockholder of Merger Sub.

(c) Company Stockholder Approval. Upon the terms set forth in this Agreement, the Company shall: (i) use its reasonable best efforts to solicit and obtain the Company Stockholder Approval in the form of an irrevocable written consent (the “Written Consent”) promptly (and in any event within two (2) Business Days) following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders; and (ii) distribute the Proxy Statement/Registration Statement to the

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stockholders of the Company, accompanied by any such additional disclosure to the stockholders of the Company as the Company and its outside counsel determine is necessary or appropriate. In the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, as soon as reasonably practicable after the Registration Statement is declared effective. If such meeting of the stockholders of the Company is convened, the Company shall obtain the Company Stockholder Approval at such meeting of the stockholders of the Company and shall take all other action necessary or advisable to secure the Company Stockholder Approval as soon as reasonably practicable after the Registration Statement is declared effective. If the Company Stockholder Approval is obtained by the Written Consent, then as promptly as reasonably practicable following the receipt of the Written Consent, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) (if applicable) and 262 of the DGCL; provided that, GAMC shall be given a reasonable opportunity to review and comment on the contents of such notice before delivery to the applicable stockholders.

Section 7.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time or the earlier termination of this Agreement, the Company and GAMC shall (and shall cause their respective subsidiaries and instruct their respective Representatives to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof, provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or any Company Subsidiary without the prior written consent of the Company; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, but without limiting the Company’s obligations under Section 7.07, neither the Company nor GAMC shall be required to provide access to or disclose information to the extent such party has been advised by legal counsel that the access or disclosure would (x) violate its obligations of confidentiality or similar legal restrictions with respect to such information, (y) jeopardize the protection of attorney-client privilege or (z) contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such inconsistency, conflict, jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement, dated as of July 26, 2023, as amended, supplemented or modified from time to time (the “Confidentiality Agreement”), between GAMC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.04 Company Solicitation. From and after the date hereof and until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, the Company shall not and shall cause the Company Subsidiaries not to, and shall direct its Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of

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intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives or the Company Subsidiaries to take any such action. The Company shall and cause the Company Subsidiaries and shall instruct its Representatives and the Company Subsidiaries, to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date hereof.

Section 7.05 Employee Benefits Matters.

(a) GAMC shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide each of the employees of the Company or any Company Subsidiary who continues in employment with GAMC, the Surviving Corporation or their subsidiaries (including the Company and the Company Subsidiaries) immediately after the Effective Time (the “Continuing Employees”) with (i) base salaries or hourly wage rates and annual cash incentive opportunities, in each case, no less than those in effect for such Continuing Employees immediately prior to the Effective Time, and (ii) employee benefits which are no less favorable, in the aggregate, than those provided to such Continuing Employees immediately prior to the Effective Time.

(b) GAMC shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the Continuing Employees credit for all purposes (including for purposes of eligibility to participate, benefit accrual, vesting, and determining the level of benefits, as applicable) under any employee benefit plan, program or arrangement established or maintained by GAMC, the Surviving Corporation or any of its subsidiaries (including the Company and the Company Subsidiaries) (collectively, “New Plans”) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary (or any of their respective predecessors); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, GAMC shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the New Plans that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those Plans providing health and welfare benefits in which such Continuing Employee participates prior to the Closing to be taken into account under those New Plans providing health and welfare benefits in which such Continuing Employee participates or is eligible to participate subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, GAMC shall, and shall cause the Surviving Corporation and each of its subsidiaries to, honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(c) GAMC shall, or shall cause the Surviving Corporation and each of its subsidiaries to, assume, honor and fulfill all of the Plans in accordance with their terms as in effect immediately prior to the Closing Date, as such Plans may be modified or terminated from time to time in accordance with their terms.

(d) The provisions of this Section 7.05 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Plan or other employee benefit plan of the Company or any Company Subsidiary or shall require the Company, GAMC, the Surviving Corporation or any of its subsidiaries to continue any Plan, New Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

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Section 7.06 Directors’ and Officers’ Indemnification; D&O Tail.

(a) From and after the Effective Time, GAMC agrees that it shall indemnify and hold harmless each present and former director and officer of the (i) Company and each of the Company Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”); and (ii) GAMC and Merger Sub (the “GAMC Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, the Company Subsidiaries, GAMC or Merger Sub, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, GAMC shall, and shall cause Merger Sub to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in the GAMC Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of GAMC’s and Merger Sub’s former and current officers, directors, employees, and agents that are no less favorable to those persons than the provisions of the governing documents of the Company, the Company Subsidiaries, GAMC or Merger Sub, as applicable, in each case, as of the date of this Agreement; and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by Law. GAMC shall assume, and be liable for, each of the covenants in this Section 7.06.

(b) For a period of six (6) years from the Effective Time, GAMC shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by GAMC’s, Merger Sub’s, the Company’s or any Company Subsidiary’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage,; provided, that (i) each of GAMC and the Company shall, to the extent reasonably available, cause coverage to be extended under each of GAMC’s and the Company’s respective current directors’ and officers’ liability insurance by each obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of each of GAMC’s and the Company’s current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (such policies, with respect to GAMC, the “GAMC D&O Tail Policy” and with respect to the Company, the “Company D&O Tail Policy”); and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.06 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.06 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on GAMC and all successors and assigns of GAMC. In the event that GAMC or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, GAMC shall ensure that proper provision shall be made so that the successors and assigns of GAMC shall succeed to the obligations set forth in this Section 7.06.

(d) On the Closing Date, GAMC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and GAMC with the post-Closing directors and officers of GAMC, which indemnification agreements shall continue to be effective following the Closing.

Section 7.07 Notification of Certain Matters.

(a) The Company shall give prompt notice to GAMC, and GAMC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

(b) No notification given by the Company under this Section 7.07 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

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Section 7.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (and shall cause each of its affiliates to) use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws, including the proposed rules issued by the SEC on March 30, 2022 relating to certain aspects of initial public offerings by special purpose acquisition companies and their subsequent business combinations if such proposed rules are adopted by the SEC, as so adopted, or otherwise to consummate and make effective the Transactions, as promptly as practicable, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall (and shall cause each of its affiliates to) keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) At the reasonable request of GAMC with reasonable prior notice, the Company shall use commercially reasonable efforts to make members of its management available to participate in management presentations, “road shows,” rating agency presentations, meetings with financing sources and similar events in connection with obtaining the approval of the stockholders of GAMC, the GAMC’s “share recycling” efforts and/or the obtaining of any debt or equity financing or the obtaining of ratings or Governmental Authority and other third-party approvals; provided that such participation does not affect such management members’ ability to conduct the business of the Company in the ordinary course.

(d) Notwithstanding anything in this Section 7.08(d) or this Agreement to the contrary, the parties agree that Section 7.12 sets forth the sole obligations with respect to filings under the HSR Act or any other Antitrust Law of GAMC, Merger Sub, Sponsor and their affiliates (to the extent any such obligations exist), which shall be governed solely by Section 7.12.

Section 7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of GAMC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise required by applicable Law or the rules of the Nasdaq, each of GAMC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party; provided, however, that each of GAMC and the Company may make any such announcement or other communication (a) if such announcement or other communication is required by applicable Law or the rules of Nasdaq, in which case the disclosing party shall, to the fullest extent permitted by applicable Law, first allow the other party to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith, (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in

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accordance with this Section 7.09, and (c) to Governmental Authorities in connection with any consents, approvals and authorizations required to be made under this Agreement or in connection with the Transactions. Furthermore, nothing contained in this Section 7.09 shall prevent GAMC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors or PIPE Investors.

Section 7.10 Tax Matters.

(a) GAMC and the Company intend that, for United States federal income tax purposes, the Merger will qualify for the Merger Intended Tax Treatment. None of the Company or GAMC has taken or will take any action, if such action or failure would be reasonably expected to cause the Merger to fail to qualify for the Merger Intended Tax Treatment. The Merger shall be reported by the parties for all Tax purposes in accordance with the Merger Intended Tax Treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. GAMC and the Company shall cooperate with each other and their respective counsel to document and support the Merger Intended Tax Treatment, including providing factual support letters.

(b) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (collectively, “Transfer Taxes”) shall be paid by the Company following the Closing.

(c) At or prior to the Closing, the Company shall deliver to GAMC a properly executed certification that the Company is not a United States real property holding corporation within the meaning of Code Section 897(c)(2) and shares of Company Common Stock and Company Preferred Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by the Company with the IRS at or following the Closing in accordance with applicable Treasury Regulations) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations, each in form and substance reasonably acceptable to GAMC.

Section 7.11 Stock Exchange Listing. GAMC will use its reasonable best efforts to cause the New GAMC Common Stock comprising the Transaction Consideration issued in connection with the Transactions to be approved for listing on the Nasdaq, or such other national securities exchange mutually acceptable to GAMC and the Company, at Closing. During the period from the date hereof until the Closing, GAMC shall use its reasonable best efforts to keep the GAMC Units, GAMC Class A Common Stock and GAMC Warrants listed for trading on the Nasdaq.

Section 7.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly (and no later than fifteen (15) Business Days from the date of this Agreement), (i) file with the United States Federal Trade Commission and the United States Department of Justice, any notification form required pursuant to the HSR Act, in connection with the Transactions and (ii) no later than ten (10) Business Days from the date of this Agreement, make any required filing or application under other Antitrust Laws listed on Section 7.12 of the Company Disclosure Schedule, as applicable. The parties hereto agree to use reasonable best efforts to supply, as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to use reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act, provided that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.12 or any other provision of this Agreement shall require GAMC, Merger Sub, Sponsor or any of their affiliates or subsidiaries (including, for purposes of this sentence, the Sponsor and any investment funds or investment vehicles affiliated with, or managed or advised by, the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of any such investment fund or investment vehicle), to, and the Company shall not, without the prior written consent of GAMC, agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain,

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any businesses, Products, rights, services, licenses, or assets of GAMC, the Company, or any of their respective subsidiaries or affiliates, or any interests therein.

(b) Each party shall, in connection with its efforts to obtain all Requisite Approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any material communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any material communication given by it to, and consult with each other in advance of any substantive meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority, provided, however, that any information or materials provided to or received by any party under this Section 7.12 or any other section of this Agreement may be redacted (i) to remove references concerning the valuation of the Company and the Company Subsidiaries or other competitively sensitive material, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, and that the parties may, as each deems advisable, reasonably designate any material or information provided to or received by any party under this Section 7.12 as “outside counsel only material.” Materials designated “outside counsel only” under this Section 7.12 shall be given only to the designated legal counsel of the recipient and shall not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

Section 7.13 Required Financials. The Company shall (A) as promptly as possible following the date of this Agreement, deliver true, correct and complete copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of income and cash flows of the Company for such years, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified audit report thereon from the Company’s independent public accountants (collectively, the “PCAOB Audited Financials”), (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2023 and 2022 and as of the last day of each subsequent fiscal quarter of the Company ending at least forty-five (45) days prior to the filing of the Registration Statement or any amendment thereto or as otherwise required by the rules and regulations of the SEC governing the Registration Statement (the “Company Unaudited Financials”) and (iii) any unaudited pro forma financial statements required by Regulation S-X of the SEC to be included in the Registration Statement (the “Pro Forma Financials” and, together with the PCAOB Audited Financials, and the Company Unaudited Financials, the “Required Financials”), and (B) as promptly as reasonably practicable, make any necessary amendments, restatements or revisions to the Required Financials such that they remain compliant with the applicable rules and regulations of the SEC governing the Registration Statement as required in order to consummate the Transactions.

Section 7.14 Exclusivity. From and after the date hereof and until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, GAMC shall not take, nor shall it permit any of its affiliates or Representatives to (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information, whether publicly or otherwise, any inquiries with respect to, or the making of, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”), (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Business Combination Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Business Combination Proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of GAMC, (v) approve, endorse

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or recommend, or propose publicly to approve, endorse or recommend, any Business Combination Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Business Combination Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. GAMC shall instruct its Representatives to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Business Combination Proposal.

Section 7.15 Trust Account. As of the Effective Time, the obligations of GAMC to dissolve or liquidate within a specified time period as contained in GAMC’s Certificate of Incorporation will be terminated and GAMC shall have no obligation whatsoever to dissolve and liquidate the assets of GAMC by reason of the consummation of the Merger or otherwise, and no stockholder of GAMC shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Effective Time, GAMC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to GAMC (to be held as available cash on the balance sheet of GAMC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.16 Equity Incentive Plan. GAMC shall, prior to the Effective Time, approve and adopt a new equity incentive plan (the “Equity Incentive Plan”) to be effective as of the Effective Time, which shall be in such form as mutually agreed by GAMC and the Company and which shall provide for (a) an initial aggregate share reserve thereunder equal to fifteen percent (15%) of the number of shares of New GAMC Common Stock outstanding on a fully diluted basis at the Closing; and (b) an annual increase on the first day of each calendar year during the term of the Equity Incentive Plan equal to the lesser of (i) a number equal to five percent (5%) of the aggregate number of shares of New GAMC Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares of New GAMC Common Stock as is determined by the GAMC Board.

Section 7.17 Employee Stock Purchase Plan. GAMC shall, prior to the Effective Time, approve and adopt a new employee stock purchase plan (the “ESPP”) to be effective as of the Effective Time, which shall be in such form as mutually agreed by GAMC and the Company and which shall provide for (a) an initial aggregate share reserve thereunder equal to two percent (2%) of the number of shares of New GAMC Common Stock outstanding on a fully diluted basis at the Closing; and (b) an annual increase on the first day of each calendar year during the term of the ESPP equal to the lesser of (i) a number equal to one percent (1%) of the aggregate number of shares of New GAMC Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares of New GAMC Common Stock as is determined by the GAMC Board.

Section 7.18 Form S-8 Registration Statement. Within two (2) Business Days following the expiration of the 60-day period following the date on which GAMC has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company (or such longer period as may be required by rule or regulation of the SEC), GAMC shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the New GAMC Common Stock issuable under the Equity Incentive Plan and the ESPP and the New GAMC Common Stock issuable upon exercise or settlement of the Rollover Options and Rollover RSUs, and GAMC shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Equity Incentive Plan and ESPP and any Rollover Options and Rollover RSUs remain outstanding.

Section 7.19 Company Convertible Notes. The Company shall use reasonable best efforts to enforce its rights under the Company Convertible Notes and take all other actions reasonably necessary to effect the conversion of all Company Convertible Notes into shares of Company Common Stock prior to the Effective Time pursuant to the terms and conditions of the Company Convertible Notes.

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Section 7.20 PIPE Investment. Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms:

(a) The Company and GAMC shall use their commercially reasonable efforts to (i) obtain the PIPE Financing, enforce the obligations of the PIPE Investors under the PIPE Subscription Agreements, and consummate the purchases contemplated by the PIPE Subscription Agreements on the terms and subject to the conditions set forth in the PIPE Subscription Agreements, (ii) satisfy all conditions to the PIPE Financing set forth in the PIPE Subscription Agreements that are within their control and (iii) satisfy and comply with their respective obligations under the PIPE Subscription Agreements. GAMC shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its respective Representatives to, cooperate with the Company and their Representatives in connection with the matters specified in this Section 7.20. If reasonably requested by the Company, GAMC shall, to the extent it has such rights under any PIPE Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement of such PIPE Subscription Agreement by the applicable PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Financing set forth in the PIPE Subscription Agreements and solely for the purpose of consummating the Closing, provided that (x) any such waiver may be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of the PIPE Financing, (y) subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of the PIPE Financing, the Company or GAMC, as applicable, also waives any such breach to the extent the Company is a third-party beneficiary of the provision that was so breached and (z) any such waiver shall be subject to the rights of the placement agent, as applicable, under such PIPE Subscription Agreement with respect to such waiver.

(b) GAMC shall not amend, modify or waive any provisions of any PIPE Subscription Agreement without the prior written consent of the Company; provided that any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent of the Company, so long as GAMC has provided to the Company no less than two (2) Business Days’ prior written notice of such amendment, modification or waiver (including the form thereof), it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (i) reduces or is reasonably expected to reduce the amount of the PIPE Financing available under any PIPE Subscription Agreement, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the PIPE Financing or (iii) prevents, impedes or delays or is expected to prevent, impede or delay the consummation of the Transactions.

(c) GAMC shall (i) promptly notify the Company upon having knowledge of any material breach or default under, or termination of, any PIPE Subscription Agreement (including any refusal or repudiation by any PIPE Investor with respect to its obligation and/or ability to provide the full financing contemplated by the applicable PIPE Subscription Agreement), (ii) at least 24 hours prior to delivering any written notice (or any other material notice) to a PIPE Investor with respect to any PIPE Subscription Agreement, deliver such notice to the Company and GAMC for their prior review and consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (iii) promptly, and in any event, within two (2) Business Days following the Company’s or GAMC’s reasonable request, deliver the Closing Notice (as such term (or similar term) will be defined in the PIPE Subscription Agreement) to the PIPE Investors if conditions to the delivery of such notice under the PIPE Subscription Agreement have been satisfied or waived in accordance with the terms hereof and thereof and all of the conditions to the Closing set forth in Article IX have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but that would, as of such date, reasonably be expected to be satisfied if the Closing were to occur).

(d) Upon the request of the Company following the date hereof and prior to the Closing, GAMC shall deliver to the Company any additional PIPE Subscription Agreements executed by GAMC and any Regulated Stockholders, in a form substantially similar to the form for Regulated Stockholders attached hereto as Exhibit D, pursuant to which the Regulated Stockholder(s) shall commit to purchase, and GAMC shall commit to sell, on the terms and conditions set forth therein, shares of GAMC Class A Common Stock.

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Section 7.21 GAMC Extension.

(a) The Company acknowledges that GAMC filed a proxy statement (as amended, the “GAMC Extension Proxy Statement”) and on March 15, 2023, received approval from GAMC’s stockholders of an amendment to the GAMC Organizational Documents, including its certificate of incorporation, pursuant to which the deadline by which GAMC must complete its initial business combination (the “GAMC Business Combination Deadline”) was extended for up to an additional nine one-month periods, from March 19, 2023 to up to December 19, 2023, and upon the exercise of each such extension of the GAMC Business Combination Deadline, GAMC will deposit into the Trust Account an amount set forth in the GAMC Extension Proxy Statement for each share of GAMC Common Stock that remains outstanding.

(b) Unless the Closing has occurred or this Agreement shall have otherwise been terminated in accordance with the provisions set forth in Section 9.01, (i) prior to December 19, 2023, GAMC shall use commercially reasonable efforts to make, or cause Sponsor to make, the deposits into the Trust Account necessary to extend the GAMC Business Combination Deadline to December 19, 2023 as set forth in the GAMC Extension Proxy Statement and the GAMC Organizational Documents and (ii) GAMC shall use commercially reasonable efforts to take any and all actions necessary, including filing a proxy statement, amending the GAMC Organizational Documents and obtaining the necessary approval from GAMC’s stockholders, to extend the GAMC Business Combination Deadline (each extension in clause (i) and (ii), a “GAMC Extension”) until the Outside Date or another date mutually agreed in writing between GAMC and the Company.

Section 7.22 GAMC Public Filings. From the date hereof through the Effective Time, GAMC shall use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.23 Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the knowledge of GAMC, threatened in writing, against GAMC or the Board of Directors of GAMC by any of GAMC’s stockholders prior to the Closing, GAMC shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. GAMC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement) the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.24 Ginkgo Indebtedness. Between the date of this Agreement and the Effective Time, the Company shall use reasonable best efforts to restructure its outstanding indebtedness with Ginkgo prior to the Closing on terms as least as favorable to the Company as those made available to GAMC prior to the date hereof.

Article VIII.

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, GAMC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible), at or prior to the Closing of the following conditions:

(a) GAMC Stockholder Approval. The GAMC Stockholder Approval shall have been obtained.

(b) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(c) No Order. There shall not (i) be in force any Law, regulation, judgment, decree, executive order or award entered by any Governmental Authority enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Law, regulation, judgement, decree, executive order or award has jurisdiction over the parties hereto with respect to the Transactions, or (ii) have been adopted following the date hereof any Law that would result in the consummation of the Transactions, including the Merger, being illegal or otherwise prohibited.

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(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f) Stock Exchange Listing. The New GAMC Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the Nasdaq, or such other national securities exchange mutually acceptable to GAMC and the Company, subject only to official notice of issuance thereof.

Section 8.02 Conditions to the Obligations of GAMC and Merger Sub. The obligations of GAMC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority Relative to this Agreement), Section 4.08(b) (Absence of Certain Changes or Events) and Section 4.24 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.03 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to GAMC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing as of the Closing Date.

(e) Resignation. Other than those persons identified as continuing directors prior to Closing, all members of the Company Board shall have executed written resignations effective as of immediately prior to the Effective Time.

(f) Registration Rights and Lock-Up Agreement. All parties to the Registration Rights and Lock-Up Agreement (other than GAMC and the holders of equity securities of GAMC prior to the Closing contemplated to be party thereto) shall have delivered, or cause to be delivered, to GAMC a copy of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

(g) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to GAMC the certificate and notice provided for in Section 7.10(c) of this Agreement.

(h) Payment Spreadsheet. The Company shall have delivered to GAMC the Payment Spreadsheet in accordance with Section 3.01(a).

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Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of GAMC contained in Section 5.01 (Corporation Organization), Section 5.04 (Authority Relative to this Agreement), Section 5.08(b) (Absence of Certain Changes or Events) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of GAMC contained in Section 5.03 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of GAMC contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “GAMC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an GAMC Material Adverse Effect.

(b) Agreements and Covenants. GAMC and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. GAMC shall have delivered to the Company a certificate, dated as of the date of the Closing, signed by the President of GAMC, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(d) Material Adverse Effect. No GAMC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that is continuing as of the Closing Date.

(e) Registration Rights and Lock-Up Agreement. GAMC and the holders of equity securities of GAMC prior to the Closing contemplated to be party thereto shall have delivered a copy of the Registration Rights and Lock-Up Agreement duly executed by GAMC.

(f) Resignations. Other than those persons identified as continuing directors prior to Closing, the officers of GAMC and the members of the GAMC Board shall have executed written resignations effective as of immediately prior to the Effective Time.

Article IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any Requisite Approval and adoption of this Agreement and the Transactions by the stockholders of the Company or GAMC, as follows:

(a) by mutual written consent of GAMC and the Company; or

(b) by either GAMC or the Company, by written notice to the other party if the Effective Time shall not have occurred prior to July 4, 2024 (the “Outside Date”); provided, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party if such party’s breach of any of its obligations under this Agreement is the principal cause of the failure of the Effective Time to have occurred before the Outside Date; or

(c) by either GAMC or the Company, by written notice to the other party, if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Merger; provided, that the Governmental Authority issuing such injunction, order, decree or ruling has jurisdiction

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over the parties hereto with respect to the Transactions; provided, further, that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to a party if such party’s breach of any of its obligations under this Agreement is the principal cause of the existence or occurrence of any fact or circumstance but for the existence or occurrence of which the consummation of the Transactions, including the Merger, would not be illegal or otherwise prevented or prohibited; or

(d) by either GAMC or the Company, by written notice to the other party, if the (i) GAMC Stockholder Approval shall not have been obtained by reason of failure to obtain the requisite vote for approval at the GAMC Stockholders’ Meeting or any adjournment or postponement thereof or (ii) Company Stockholder Approval shall not have been obtained within five (5) Business Days after the Registration Statement is declared effective under the Securities Act; or

(e) by the Company, by written notice to GAMC, following a Modification in Recommendation; or

(f) by the Company, by written notice to GAMC, if a GAMC Extension is not effected in accordance with Section 7.21 and GAMC must liquidate in accordance with the GAMC Organizational Documents; or

(g) by GAMC, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that GAMC has not waived such Terminating Company Breach and GAMC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company, GAMC may not terminate this Agreement under this Section 9.01(g) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by GAMC to the Company; or

(h) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of GAMC and Merger Sub set forth in this Agreement, or if any representation or warranty of GAMC and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating GAMC Breach”); provided that the Company has not waived such Terminating GAMC Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating GAMC Breach is curable by GAMC and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(h) for so long as GAMC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to GAMC.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become null and void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02, Article X, any corresponding definitions set forth in Article I and the Confidentiality Agreement, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

Section 9.03 Expenses.

(a) If the Closing occurs, GAMC shall pay or cause to be paid the Unpaid Company Transaction Expenses and Unpaid GAMC Transaction Expenses in accordance with Section 3.04. If the Merger and the other Transactions shall not be consummated, except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses (including the fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers) incurred in connection with this Agreement and the Transactions; provided, that (i) all GAMC Transaction Expenses shall be borne by GAMC and (ii) all Company Transaction Expenses shall be borne by the Company. For the avoidance of doubt, any payments to be made (or to cause to be made) by GAMC pursuant to this Section 9.03 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time; provided, however, that any amendment to this Agreement made subsequent to the adoption of this Agreement by the stockholders of the Company shall not alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of shares of Company Capital Stock. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

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Section 9.05 Waiver. At any time prior to the Effective Time, (i) GAMC may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of GAMC or Merger Sub, (b) waive any inaccuracy in the representations and warranties of GAMC or Merger Sub contained herein or in any document delivered by GAMC and/or Merger Sub pursuant hereto and (c) waive compliance with any agreement of GAMC or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X.

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) electronically by email and physically by registered or certified mail (postage prepaid, return receipt requested) or delivery in person to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to GAMC or Merger Sub:

Golden Arrow Merger Corp.
10 E. 53rd Street, 13th Floor
New York, NY 10022
Attention: Timothy Babich
Email:

with a copy to:

Greenberg Traurig, LLP
One Vanderbilt Ave
New York, NY 10017
Attention: Alan Annex, Jason Simon and Adam Namoury
Email:

if to the Company:

Bolt Threads, Inc.
2222 Fifth Street
Berkeley, CA 94710
Attention: Dan Widmaier
Email:

with a copy to:

Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, CA 94111 Attention: Haim Zaltzman, Jim Morrone, Drew Capurro
Email:

Section 10.02 Nonsurvival of Representations, Warranties and Covenants. Except in the case of claims against a party in respect of such party’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article X and (c) any corresponding definitions set forth in Article I.

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Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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Section 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall, to the fullest extent permitted by applicable Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives, to the fullest extent permitted by applicable Law (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.11 Legal Representation.

(a) GAMC hereby agrees on behalf of its directors, members, partners, officers, employees and affiliates (including after the Closing, the Company and its subsidiaries), and each of their respective successors and assigns (all such parties, the “GAMC Waiving Parties”), that Latham & Watkins LLP may represent the Company or its subsidiaries or any of their respective directors, managers, members, partners, officers, employees or affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Company or its subsidiaries or other GAMC Waiving Parties, and each of GAMC and the Company on behalf of itself and the GAMC Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. GAMC and the Company acknowledge that the foregoing provision applies whether or not Latham & Watkins LLP provides legal services to any of the Company and its subsidiaries after the Closing Date.

(b) The Company hereby agrees on behalf of its directors, managers, members, partners, officers, employees and affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that Greenberg Traurig, LLP may represent Sponsor or any of their respective directors, members, partners, officers, employees or affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of GAMC or other Company Waiving Parties, and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company acknowledges that the foregoing provision applies whether or not Greenberg Traurig, LLP provides legal services to GAMC or Sponsor after the Closing Date.

Section 10.12 No Recourse. Except in the case of claims against a person in respect of such person’s actual fraud:

(a) Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party.

(b) Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, GAMC or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

(c) The provisions of this Section 10.12 are intended to be for the benefit of, and enforceable by the former, current and future direct or indirect equityholders, controlling persons, shareholders, optionholders, members, general or limited partners, affiliates, Representatives, and each of their respective successors and assigns of the parties hereto and each such person shall be a third-party beneficiary of this Section 10.12. This Section 10.12 shall be binding on all successors and assigns of parties hereto.

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Section 10.13 Company Disclosure Schedule and GAMC Disclosure Schedule. The Company Disclosure Schedule and the GAMC Disclosure Schedule (each, a “Disclosure Schedule”) (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedule and/or the GAMC Disclosure Schedule (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Schedule, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Schedule shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Schedule if it is reasonably apparent on the face of such disclosure (even if not expressly stated) that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Schedule. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

[Signature Page Follows.]

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IN WITNESS WHEREOF, GAMC, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GOLDEN ARROW MERGER CORP.
By	/s/ Timothy Babich
Name:	Timothy Babich
Title:	Chief Executive Officer
BEAM Merger Sub, INC.
By	/s/ Timothy Babich
Name:	Timothy Babich
Title:	President
Bolt Threads, Inc.
By	/s/ Daniel Widmaier
Name:	Daniel Widmaier
Title:	Chief Executive Officer

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EXHIBIT A

Form of Registration Rights and Lock-Up Agreement

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FORM OF AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 202[    ], is made and entered into by and among Bolt Projects Holdings, Inc., a Delaware corporation (the “Company”) (formerly known as Golden Arrow Merger Corp., a Delaware corporation)), Golden Arrow Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), the independent directors of the Company identified on the signature pages hereto (each, a “GAMC Independent Director” and, collectively, the “GAMC Independent Directors” and, together with any of their or the Sponsor’s respective Permitted Transferees, the “GAMC Holders” and each, a “GAMC Holder”), certain former securityholders of Bolt Threads, Inc., a Delaware corporation (“Bolt”) identified on the signature pages hereto (such holders, the “Bolt Holders” and, collectively with the Sponsor, the GAMC Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor and the GAMC Independent Directors are party to that certain Registration Rights Agreement, dated as of March 16, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of October 4, 2023 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Beam Merger Sub, Inc. and Bolt;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Bolt Holders will receive shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company;

WHEREAS, pursuant to Section 5.8 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is the Holder of at least a majority-in-interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

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“Board” shall mean the Board of Directors of the Company.

“Bolt” shall have the meaning given in the Preamble hereto.

“Bolt Holders” shall have the meaning given in the Preamble hereto.

“Change of Control” means any transaction or series of transactions (A) the result of which is that a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Company or any of its Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the then-outstanding equity securities of the Company, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board surviving the combination or (2) the voting securities of the Company immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination, or (C) the result of which is (i) a sale of all or substantially all of the assets of the Company (as appearing in its most recent balance sheet), or assets of the Company generating all or substantially all of the gross revenues or net income (as appearing in its most recent income statement), to any Person or (ii) that shares of Common Stock are delisted from the principal securities exchange or securities market on which such shares of Common Stock are then traded prior to the consummation of such transaction(s).

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Excise Tax Liability” means any excise tax liability of the Company for 2023 under Section 4501 of the Internal Revenue Code arising from redemptions of shares of Class A common stock by the Company’s stockholders.

“Excluded Shares” mean (a) any shares purchased pursuant to a PIPE Subscription Agreement and (b) any Common Stock acquired in the open market or otherwise from a Person other than a stockholder of Bolt immediately prior to the Closing.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“GAMC Holders” shall have the meaning given in the Preamble hereto.

“GAMC Independent Directors” shall have the meaning given in the Preamble hereto.

“GAMC Majority Holders” shall mean the GAMC Holders holding in the aggregate a majority of the Registrable Securities then held by all of the GAMC Holders.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

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“Immediate Family” means with respect to any Person, such Person’s spouse or partner (or former spouse or former partner), ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

“Independent Directors” means the independent directors of the Company prior to the Closing.

“Insider Trading Policy” means the insider trading policy or equivalent policy of the Company, as amended from time to time.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Period” shall mean (a) with respect to the Lock-up Shares, the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date and (b) with respect to the Warrants or any shares of Common Stock issued or issuable upon the conversion or exercise of the Warrants, thirty (30) days after the Closing Date. Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the Lock-up Period for any Lock-up Shares shall automatically terminate immediately prior to the consummation of such Change of Control. For the avoidance of doubt, no Lock-up Shares shall be subject to the lock-up restrictions in this Article V from and after the date that is six (6) months after the Closing Date.

“Lock-up Shares” shall mean, with respect to any Holder and such Holder’s Permitted Transferees, (A) the shares of Common Stock held by such Person immediately following the Closing and (B) the shares of Common Stock issuable to such Person upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of awards of Common Stock, in each case of the foregoing clauses (A) and (B), other than any Excluded Shares.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean (a) with respect to the Sponsor, the GAMC Independent Directors, the Bolt Holders and each of their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (b) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“PIPE Subscription Agreement” shall have the meaning given in the Merger Agreement.

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“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including the Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Warrants or any other equity security, including for the avoidance of doubt, the shares of Common Stock underlying shares of Class B Common Stock held by the Independent Directors, or any warrants or shares of Common Stock issuable upon conversion of any Working Capital Loans) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); (b) any outstanding shares of Common Stock or any other equity security (including the Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Warrants or any other equity security, including for the avoidance of doubt, the shares of Common Stock underlying shares of Class B Common Stock held by the Independent Directors, or any warrants or shares of Common Stock issuable upon conversion of any Working Capital Loans) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Stock; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization, exchange, or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to Permitted Transferees), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Section 4(a)(1) under the Securities (and without restriction under Rule 145 under the Securities Act) or pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations as to manner or timing of sale imposed on Holder pursuant to Rule 144(b)(2)); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance;

(F) in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses not to exceed $50,000 in the aggregate for each Registration of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders with the approval of the Company, which approval shall not be unreasonably withheld;

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(G) costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with any Registration and/or marketing of the Registrable Securities; and

(H) any other fees and disbursements customarily paid by the issuers of securities, excluding in any case, any underwriting fees payable to a third party in connection with such issuance.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of October 4, 2023, by and among the Sponsor, the Company and Bolt.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Trading Day” means any day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Warrants” means the outstanding warrants, each exercisable for one share of Common Stock, to purchase an aggregate of 5,000,000 shares of Common Stock, issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated March 16, 2021, by and between the Sponsor and the Company.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

“Working Capital Loans” means the working capital loans as described in the Company’s final prospectus filed with the Commission in connection with its initial public offering.

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ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the sixtieth (60th) calendar day following the filing date thereof, which shall be extended to the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the fifth (5th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act, including by filing a Subsequent Shelf Registration Statement pursuant to Section 2.1.2, until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to (i) convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf or (ii) file a Form S-3 Shelf as the case may be, in each case, as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the GAMC Majority Holders or a Bolt Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf

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Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year, once at the request of the GAMC Majority Holders, on the one hand, and once at the request of the Bolt Holders, collectively, on the other.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the GAMC Majority Holders or a Bolt Holder (any of the GAMC Majority Holders or a Bolt Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), and to agree to the pricing and other terms of such offering, subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The GAMC Majority Holders may collectively demand not more than two (2) Underwritten Shelf Takedowns and the Bolt Holders may collectively demand not more than two (2) Underwritten Shelf Takedowns, in each case, pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the underwriter in an Underwritten Shelf Takedown advises the Demanding Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Demanding Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting (such maximum number of such securities, the “Maximum Number of Securities”) shall be allocated among all participating Holders thereof, including the Demanding Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the GAMC Majority Holders or the Bolt Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the GAMC Majority Holders the Bolt Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the GAMC Majority Holders or the Bolt Holders elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the GAMC Majority Holders, the Bolt Holders, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

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2.1.7 New Registration Statement. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (ii) withdraw the Shelf Registration and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities to register a lesser amount of Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders. In the event the Company amends the Shelf Registration or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the Holders), or a Demanding Holder in accordance with Section 2.1.4 proposes to conduct a registered offer of, or conduct a registered offering of, any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreeing to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. Notwithstanding anything to the contrary, the Holders shall have no rights under this Section 2.2.1 if the registration statement the Company proposes to file is solely for purposes of a delayed or continuous offering pursuant to Rule 415 under the Securities Act and, at the time of the filing of such registration statement, the Company is in compliance with its obligations under Section 2.1.

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2.2.2 Reduction of Piggyback Registration. If the total amount of securities, including Registrable Securities, requested by holders of Registrable Securities to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders). For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is an executive officer, director or Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with an anticipated aggregate offering price of, either (x) at least $25 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such

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Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering. For the avoidance of doubt, nothing in this Agreement is intended to limit a Holder’s ability to engage in broker-initiated or similar trades that are not underwritten offerings.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Holder in the aggregate may demand no more than one (1) Block Trade or Other Coordinated Offering pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective, or file a Subsequent Shelf Registration Statement, until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including

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each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

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3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the Board, be seriously detrimental to the Company and its holders of capital stock, and it would therefore be essential to defer such filing, initial effectiveness or continued use at such time, the Company shall have the right, upon delivering prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), to delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 During the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, on not more than three (3) occasions during any twelve (12)-month period, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4 for not more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days in each case during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders upon request with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall use commercially reasonable efforts to take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Section 4(a)(1) of the Securities Act or Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, managers, employees, advisers and agents and each person or entity who controls (within the meaning of the Securities Act or the Exchange Act) such Holder and each affiliate (within the meaning of Rule 405 under the Securities Act) of the Holder, from and against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, any reasonable and documented outside attorneys’ fees) resulting from, based upon or arising out of any untrue or

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alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls (within the meaning of the Securities Act or the Exchange Act) the Company and each affiliate (within the meaning of Rule 405 under the Securities Act) of the Company against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein in the case of the Prospectus or preliminary Prospectus in the light of the circumstances under which they were made, or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person or entity of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under this Section 4 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things,

Annex A-77

whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 4.1.5 by any Holder, together with any amounts under Section 4.1.2, shall be limited in amount to the amount of net proceeds received by such Holder in such offering giving rise to such liability. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Agreement.

ARTICLE V

Lock-Up

5.1 Subject to the exclusions in Section 5.2, each Holder agrees not to Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

5.2 Each Holder or any of its Permitted Transferees may Transfer any Lock-up Shares it holds during the Lock-up Period (i) to any officers or directors, direct or indirect partners, members or equity holders of such Holder, any Affiliates or family members of any of the Company’s officers or directors, any Affiliates of such Holder or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates, or to any other Holder; (ii) by gift to a charitable organization; (iii) in the case of an individual, by gift to a member of the individual’s Immediate Family or to a trust, the primary beneficiaries of which are such individual and/or one or more members of the individual’s Immediate Family or an Affiliate of such Person, or, in the case of a trust, Transfer to the trustor or beneficiary of such trust or the estate of a beneficiary of such trust; (iv) in the case of an individual, by will or other testamentary document or device or by virtue of laws of descent and distribution upon death of the individual; (v) in the case of an individual, pursuant to a qualified domestic relations order; (vi) with the Company’s prior written consent; (vii) to a nominee or custodian of any Person to which a Transfer would be permissible under any of the preceding clauses (i) through (vi); (viii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (ix) to the Company; (x) forfeitures of Lock-up Shares to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (xi) in connection with a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date; (xii) distributions by virtue of the laws of the Holder’s jurisdiction or operating agreement upon dissolution, (xiii) to the extent required by any legal or regulatory order or (xiv) with respect to the Sponsor and GAMC Holders, in connection with sales of up to $2,875,000 in Lock-up Shares by the Sponsor or GAMC Holders to cover the Company’s Excise Tax Liability; provided that in each case of clauses (i)–(vii), if the transferee is not another Holder, such Transfer shall be subject to prior receipt by the Company of a duly executed joinder to this Agreement substantially in the form of Exhibit A hereto.

5.3 Each eligible Holder shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-up Period so long as no Transfers of such Holder’s shares of Common Stock in contravention of this Article V are effected prior to the expiration of the applicable Lock-up Period.

5.4 Each Holder also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the Transfer of any Lock-up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Holder’s Lock-up Shares describing the foregoing restrictions.

5.5 For the avoidance of doubt, each Holder shall retain all of its rights as a stockholder of the Company with respect to the Lock-up Shares during the Lock-up Period, including the right to vote any Lock-up Shares and any dividends declared on the Lock-up Shares.

Annex A-78

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Bolt Projects Holdings, Inc., 5858 Horton Street Suite 400, Emeryville, California, 94608, Attention: Paul Slattery, General Counsel, Email:            , and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the Bolt Holders, the Sponsor and the GAMC Independent Directors, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Bolt Holders shall be permitted to transfer its rights hereunder as the Bolt Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Bolt Holder (it being understood that no such transfer shall reduce any rights of such Bolt Holder or such transferees) and (y) the Sponsor and the GAMC Independent Directors shall be permitted to transfer their respective rights hereunder as the Sponsor and the GAMC Independent Directors to one or more of their respective affiliates or any direct or indirect partners, members or equity holders of the Sponsor or the GAMC Independent Directors (it being understood that no such transfer shall reduce any rights of the Sponsor or the GAMC Independent Directors or such transferees).

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any Persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Annex A-79

6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

6.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Other Registration Rights. Other than as provided in the Warrant Agreement, dated as of March 16, 2021, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8 Term. This Agreement shall terminate on the earlier of (a) the fifth anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Annex A-80

6.11 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including with respect to paragraph 7(a) of that certain Letter Agreement, dated as of March 16, 2021, by and among the Sponsor and the insiders party thereto and that certain Subscription Agreement for Founder Shares, dated as of January 8, 2021, by and between Acquirer and the Sponsor (the “Sponsor Subscription Agreement”). Upon the Closing, the Original RRA and the Sponsor Subscription Agreement shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

Annex A-81

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
BOLT PROJECTS HOLDINGS, INC.
a Delaware corporation
By:
Name:
Title:
SPONSOR:
GOLDEN ARROW SPONSOR, LLC
a Delaware limited liability company
By:
Name:	Andrew Rechtschaffen
Title:	Member
GAMC INDEPENDENT DIRECTORS:

Brett Barth

Lloyd Dean

Steven Klosk

Jack Hidary
BOLT HOLDERS:

[INDIVIDUAL BOLT HOLDERS]
[ENTITY BOLT HOLDERS]
a [•]
By:
Name:
Title:

Annex A-82

Exhibit A

FORM OF JOINDER TO REGISTRATION RIGHTS AGREEMENT

[•], 202[    ]

Reference is made to the Registration Rights Agreement, dated as of [•], 202[    ], by and among Bolt Projects Holdings, Inc. (the “Company”), the Sponsor and the other Holders (as defined therein) from time to time party thereto (as amended from time to time, the “Registration Rights Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Rights Agreement.

Each of the Company and each undersigned holder of shares of the Company (each, a “New Holder”) agrees that this Joinder to the Registration Rights Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

By executing and delivering this Joinder to the Registration Rights Agreement to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided however, that the undersigned and its permitted assigns (if any) shall not have any rights as a Holder, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [    ].

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

Annex A-83

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW HOLDER]
By:
Name:
Title
BOLT PROJECTS HOLDINGS, INC.
By:
Name:
Title:
GOLDEN ARROW SPONSOR, LLC
By:
	Name:	Andrew Rechtschaffen
	Title:	Member

Annex A-84

EXHIBIT B-1

Form of GAMC Second Amended and Restated Certificate of Incorporation

Annex A-85

Second AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GOLDEN ARROW MERGER CORP.

Golden Arrow Merger Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The present name of the Corporation is Golden Arrow Merger Corp. The Corporation was incorporated under the name Golden Arrow Merger Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 31, 2020 (the “Original Certificate”).

2. An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on March 16, 2021 (as amended, the “Existing Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4. The Existing Certificate is hereby amended and restated by this Second Amended and Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

5. This Second Amended and Restated Certificate shall become immediately effective upon its filing with the Secretary of State of the State of Delaware.

6. IN WITNESS WHEREOF, Golden Arrow Merger Corp. has caused this Second Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on [•], 202[    ].

GOLDEN ARROW MERGER CORP.
By:
Name:
Title:

Annex A-86

EXHIBIT A

ARTICLE I
NAME

The name of the corporation is Bolt Projects Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 3500 South Dupont Highway, in the City of Dover, County of Kent, State of Delaware, 19901, and the name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended and supplemented (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 550,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 500,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 50,000,000, having a par value of $0.0001 per share. Immediately upon the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), automatically and without further action on the part of holders of capital stock of the Corporation, each share of Class A Common Stock, par value $0.0001 per share, of the Corporation and each share of Class B Common Stock, par value $0.0001 per share, of the Corporation outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time (collectively, the “Old Common Stock”) shall be reclassified as, and converted into, one (1) validly issued, fully paid and non-assessable share of Common Stock (such reclassifications and conversions, together, the “Reclassification”). The Reclassification shall occur automatically as of the Effective Time without any further action by the Corporation or the holders of the shares affected thereby and whether or not any certificates representing such shares are surrendered to the Corporation. Upon the Effective Time, each certificate that as of immediately prior to the Effective Time represented shares of Old Common Stock shall be deemed to represent an equivalent number of shares of Common Stock. The Reclassification shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock of the Corporation and all references to the Old Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Common Stock shall be deemed to be references to the Common Stock or options or rights to purchase or acquire shares of Common Stock, as the case may be.

The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors of the Corporation (the “Board of Directors”). The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Annex A-87

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

              A.   COMMON STOCK.

1. General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board and outstanding from time to time.

2. Voting.

a.      Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by applicable law, the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

b.      Except as otherwise provided herein or expressly required by applicable law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

c.      Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by applicable law, at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

d.      Except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

              B.   PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such

Annex A-88

series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the fullest extent permitted by applicable law and this Second Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Second Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

B. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors and except as otherwise provided by applicable law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

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E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI
STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock then outstanding, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VII
LIABILITY

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Second Amended and Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a

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director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII
INDEMNIFICATION

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE IX
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Second Amended and Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article IX, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX. This Article IX is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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ARTICLE X
AMENDMENTS

A. Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, and this Article X.

B. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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EXHIBIT B-2

Form of GAMC Amended and Restated Bylaws

Amended and Restated Bylaws of

Bolt Projects Holdings, Inc.

(a Delaware corporation)

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Amended and Restated Bylaws of
Bolt Projects Holdings, Inc.

__________________________________

Article I — Corporate Offices

1.1 Registered Office.

The address of the registered office of Bolt Projects Holdings, Inc. (as such name may be changed in accordance with applicable law, the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business and affairs of the Corporation may require.

Article II — Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (as it now exists or may hereafter be amended, the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office, whether within or outside of the State of Delaware.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3 Special Meeting.

Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

2.4 Notice of Business to be Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the annual meeting in accordance with this Section 2.4. To be properly brought before an annual meeting, business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the Chairman of the Board or (iii) otherwise properly brought before the annual meeting by a stockholder present in person (as defined below) who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the annual meeting, (2) is entitled to vote at the annual meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business to be

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brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative (as defined below) of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.

(b) For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting is first made by the Corporation; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future; (C) the date or dates such shares were acquired; (D) the investment intent of such acquisition and (E) any pledge by such Proposing Person with respect to any such shares (the disclosures to be made pursuant to the foregoing clauses (A) through (E) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, (A) the material terms and conditions of any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) or a “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Exchange Act) or other derivative or synthetic arrangement in respect of any class or series of shares of the Corporation (“Synthetic Equity Position”) that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person, including, without limitation, (1) any option, warrant, convertible security, stock appreciation right, future or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, (2) any derivative or synthetic arrangement having the characteristics of a long position or a short position in any class or series of shares of the Corporation, including, without limitation, a stock loan transaction, a stock borrow transaction, or a share repurchase transaction or (3) any contract, derivative, swap or other transaction or series of transactions designed to (x) produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, (y) mitigate any loss relating to, reduce the economic risk (of ownership or otherwise) of, or manage the risk of share price decrease in, any class or series of shares of the Corporation, or (z) increase or

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decrease the voting power in respect of any class or series of shares of the Corporation of such Proposing Person, including, without limitation, due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the holder thereof may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the price or value of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be required to disclose any Synthetic Equity Position that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) any proportionate interest in shares of the Corporation or a Synthetic Equity Position held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such Proposing Person (1) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (2) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity; (G) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (H) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the

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annual meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d) The Board may request that any Proposing Person furnish such additional information as may be reasonably required by the Board. Such Proposing Person shall provide such additional information within ten (10) days after it has been requested by the Board.

(e) A Proposing Person shall update and supplement its notice to the Corporation of such Proposing Person’s intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the annual meeting and as of the date that is ten (10) business days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the annual meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the annual meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the annual meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the annual meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.4(e) or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(f) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the annual meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the annual meeting and any such business not properly brought before the annual meeting shall not be transacted.

(g) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(h) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Notice of Nominations for Election to the Board.

(a) Nominations of any person for election to the Board at an annual meeting or at a special meeting (but, in the case of a special meeting, only if the election of directors is a matter specified in the notice of such special meeting given by or at the direction of the person calling the special meeting) of the stockholders may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (ii) by a stockholder present in person (as defined below) (A) who was a

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record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the nomination be brought before the meeting of the Corporation, or a qualified representative (as defined below) of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting of the stockholders.

(b) (i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate or candidates for nomination as required to be set forth by this Section 2.5 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.

(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate or candidates for nomination as required by this Section 2.5 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for a nomination or nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv) In no event may a Nominating Person (as defined below) provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and provided that, in lieu of including the information set forth in Section 2.4(c)(ii)(G), the Nominating Person’s notice for purposes of this Section 2.5 shall include a representation as to whether the Nominating Person intends or is part of a group which intends to deliver a proxy statement and solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act;

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(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in a proxy statement and accompanying proxy card relating to the Corporation’s next meeting of stockholders at which directors are to be elected as a nominee and to serving as a director for a full term if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(g).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14) in such solicitation.

(d) The Board may request that any Nominating Person furnish such additional information as may be reasonably required by the Board. Such Nominating Person shall provide such additional information within ten (10) days after it has been requested by the Board.

(e) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.5(e) or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(f) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by applicable law, (i) no Nominating Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Nominating Person has complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder in a timely manner and (ii) if any Nominating Person (1) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (2) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, including the provision to the Corporation of notices required thereunder in a timely manner, or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence, then the nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any annual meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Nominating

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Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than seven (7) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(g) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in a form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(h) The Board may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation or to comply with the director qualification standards and additional criteria in accordance with the Corporation’s corporate governance guidelines.

(i) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(j) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

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(k) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5.

2.6 Notice of Stockholders’ Meetings.

Unless otherwise provided by applicable law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.8 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.8 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the DGCL. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.9 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making

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any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.10 Voting.

Except as may be otherwise provided by the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.11 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.12 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Securities and Exchange Act of 1934, as amended, filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

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Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

2.13 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.13 or to vote in person or by proxy at any meeting of stockholders.

2.14 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspector(s) shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.15 Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand

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(including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III — Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders or residents of the State of Delaware. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

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3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV — Committees

4.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all

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the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings; meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings; notice);

(iv) Section 3.9 (board action without a meeting); and

(v) Section 7.14 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.4 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V — Officers

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Chief Technology Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

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5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer appointed by the Board, by the Chief Executive Officer or any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided by these bylaws or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI — Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the Corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

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Article VII — General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

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7.5 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock.

Shares of the stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.12 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

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7.13 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII — Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)     if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)    if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)   if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

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Article IX — Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

In addition to the obligation to indemnify conferred in Section 9.1, the Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights.

The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity

Annex A-114

against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

9.9 Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (x) the Board pursuant to Article V or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X — Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

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Article XI — Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Bolt Project Holdings, Inc.

Certificate of Amendment and Restatement of Bylaws

_________________________

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Bolt Projects Holdings, Inc., a Delaware corporation (the “Corporation”), and that the attached Amended and Restated Bylaws are a true and correct copy of the Amended and Restated Bylaws of the Corporation in effect as of the date of this certificate.

IN WITNESS WHEREOF, the undersigned has hereunto set [his/her] hand this ___th day of            , 202[            ].

[Name]
[Full Title of Secretary]

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EXHIBIT C

Form of Certificate of Incorporation of the Surviving Corporation

Annex A-118

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

BOLT THREADS, INC.

The undersigned, on behalf of Bolt Threads, Inc. (the “Company”), hereby certifies that:

1.           The undersigned is the duly elected and acting Chief Executive Officer of Bolt Threads, Inc., a Delaware corporation.

2.           The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware on August 7, 2009, under the name Refactored Materials, Inc.

3.           The terms and provisions of this Amended and Restated Certificate of Incorporation have been fully approved by unanimous written consent of the Board of Directors of the Company and by written consent of the sole stockholder of the Company, pursuant to Sections 141(f), 228(a), 242 and 245 of the General Corporation Law of the State of Delaware. The text of the Amended and Restated Certificate of Incorporation shall read in full as follows:

Article I

The name of the corporation is Bolt Threads, Inc. (the “Company”).

Article II

The registered agent and the address of the registered office in the State of Delaware are:

Incorporating Services, Ltd.

3500 South Dupont Highway

Dover, DE 19901

County of Kent

Article III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV

The aggregate number of shares which the Company shall have authority to issue is one thousand (1,000) shares of capital stock, all of which shall be designated “Common Stock” and have a par value of $0.0001 per share.

Article V

In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Company is expressly authorized to make, amend or repeal Bylaws of the Company.

Article VI

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Company.

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Article VII

(A) To the fullest extent permitted by the General Corporation Law of Delaware, as it exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Company is authorized to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person was a director or officer of the Company or any predecessor of the Company, or serves or served at any other enterprise as a director or officer at the request of the Company or any predecessor to the Company.

(C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Company’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article VIII

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Article VIII.

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IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be duly executed on this ___ day of [•], 202[            ].

By:
Daniel Widmaier, Chief Executive Officer

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EXHIBIT D

Form of Regulated Stockholder PIPE Subscription Agreement

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on [•], 2023, by and between Golden Arrow Merger Corp., a Delaware corporation (the “Company”), and the undersigned subscriber (“Subscriber”).

WHEREAS, prior to the date hereof, the Company has entered into a definitive agreement with Bolt Threads, Inc., a Delaware corporation (“Bolt”), and the other parties thereto, providing for the acquisition of Bolt (the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement, the “Transaction”) and in connection with which the Company shall change its name to a name reasonably determined by the Company and Bolt, which such name shall include the word “Bolt”;

WHEREAS, prior to the execution of this Subscription Agreement, the Subscriber (a Regulated Stockholder (as defined in Bolt’s Restated Certificate of Incorporation)) entered into an Other Subscription Agreement (as defined below) pursuant to which Subscriber committed to purchase an aggregate of 547,221 shares of the Company’s Class A common stock, par value $0.0001 per share, of the Company (“Common Stock”) at a price per share of $10.00 (the “PIPE Per Share Price”);

WHEREAS, as contemplated by Section 8.19 of the Note Purchase Agreement (as defined below) and Section 7.20 of the Transaction Agreement, the Regulated Stockholder has been unable to purchase a Note (as defined in the Note Purchase Agreement) prior to the date hereof, and therefore Subscriber desires to subscribe for and purchase from the Company, immediately prior to or substantially concurrently with the consummation of the Transaction, that number of shares of Common Stock set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $7.80 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”) reflecting the discount such Regulated Stockholder would have received had they purchased a Note pursuant to the Note Purchase Agreement for their Note Commitment (as defined in the Note Purchase Agreement) and converted such amount and the estimated accrued interest pursuant to such Note through the estimated consummation of the Transaction at the applicable discount rate under the Note, and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and

WHEREAS, prior to the execution of this Subscription Agreement, (i) the Company entered into subscription agreements (the “Other Subscription Agreements”) substantially similar to this Subscription Agreement with certain other investors (the “Other Subscribers”), pursuant to which such Other Subscribers have agreed to purchase on the closing date of the Transaction shares of Common Stock at the PIPE Per Share Price (the aggregate gross proceeds thereof to the Company, inclusive of the Purchase Price hereunder, the “PIPE Proceeds”), and (ii) the Company entered into that certain note purchase agreement (the “Note Purchase Agreement”) with certain other investors (the “Note Purchasers”), pursuant to which such Note Purchasers purchased unsecured promissory notes (the aggregate gross proceeds thereof to the Company, the “Note Proceeds”, and together with the PIPE Proceeds, the “Financing Proceeds”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1 Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).

Section 2 Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transaction (the “Closing Date”), immediately prior to or substantially concurrently with the consummation of, and conditioned upon the effectiveness of, the Transaction.

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(b) At least ten (10) Business Days prior to the date the Company reasonably expects all conditions to the closing of the Transaction to be satisfied and the closing of the Transaction to actually occur (the “Anticipated Closing Date”), the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the Anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days prior to the Anticipated Closing Date or such other time agreed to in writing between the Company and the Subscriber, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing, and deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. The Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares (in book entry form) on and as of the Closing Date. [Notwithstanding the foregoing two sentences, if Subscriber informs the Company (1) that it is an investment company registered under the Investment Company Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in the foregoing two sentences, the following shall apply: Subscriber shall deliver at 8:00 a.m. New York City time on the Closing Date (or as soon as practicable following receipt of evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice against delivery by the Company to Subscriber of the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) and evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date.]1 In the event that the consummation of the Transaction does not occur within two (2) Business Days after the Anticipated Closing Date, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than one (1) Business Day after such two (2) Business Day period has lapsed) return the Purchase Price so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (1) to redeliver funds to the Company in accordance with this Section 2 following the Company’s delivery to Subscriber of a new Closing Notice and (2) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in either (A) the State of New York or (B) Edinburgh, United Kingdom.

(c) The Closing shall be subject to the satisfaction, or waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:

(i)     no suspension of the qualification of the Common Stock for offering or sale or trading in any jurisdiction and no suspension or removal from listing of the Common Stock on the Stock Exchange (as defined below) or notice, initiation or threatening of any proceedings for any of such purposes, shall have occurred, and the Subscribed Shares shall have been approved for listing on the Stock Exchange, subject to official notice of issuance;

____________

1       Note to Draft: Language to be included for mutual funds.

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(ii)    all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement shall have been satisfied or waived in accordance with the terms of the Transaction Agreement (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Transaction Agreement), and the closing of the Transaction shall be scheduled to occur substantially concurrently with or immediately following the Closing; and

(iii)   no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment or order, law, rule or regulation (whether temporary, preliminary or permanent), which is then in effect and has the effect of making the consummation of the Transaction or transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the Transaction or transactions contemplated hereby and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.

(d) In addition to the conditions set forth in Section 2(c), the obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i)     all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), in each case, without giving effect to consummation of the Transaction; and

(ii)    Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; except where the failure of such performance, satisfaction or compliance would not or would not reasonably be likely to prevent, materially delay, or materially impact the ability of the Company to consummate the Closing.

(e) In addition to the conditions set forth in Section 2(c), the obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or waiver in writing by Subscriber of the additional conditions that, on the Closing Date:

(i)     no amendment, modification or waiver of any provision of the Transaction Agreement shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement;

(ii)    the representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date);

(iii)   the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not be reasonably likely to prevent, materially delay, or materially impact the ability of the Subscriber to consummate the Closing;

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(iv)   there shall have been no amendment or modification of, or waiver under, any Other Subscription Agreement that materially benefits such Other Subscriber thereunder unless the Subscriber has been offered substantially the same benefits; and

(v)    the Financing Proceeds and the amount in the Company’s trust fund established by the Company for the benefit of its public stockholders maintained in a trust account at JP Morgan Chase Bank, N.A., in each case, to be received by the Company at or prior to the Closing shall be no less than $32,000,000 in the aggregate, less any amounts that the Company is entitled to withdraw from the Trust Account (as defined in Section 7) to pay tax obligations owed by the Company as of the Closing Date in excess of $140,000 in the aggregate.

(f) Prior to or at the Closing, Subscriber shall deliver all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber.

Section 3 Company Representations and Warranties. The Company represents and warrants to Subscriber, as of the date hereof and as of the Closing Date, that:

(a) The Company (i) is duly organized, validly existing as a corporation and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition, stockholders’ equity or results of operations of the Company, or a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares, or the Transaction.

(b) As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable, free and clear of any liens or other restrictions (other than those arising under applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date), by contract or the laws of its jurisdiction of incorporation.

(c) This Subscription Agreement, the Other Subscription Agreements and the Transaction Agreement (collectively, the “Transaction Documents”) have been duly authorized, validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by the applicable counterparties, each such Transaction Document shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally and by principles of equity, whether considered at law or equity.

(d) The execution and delivery of the Transaction Documents, and the performance of the Company under the Transaction Documents, including the execution and delivery of this Subscription Agreement and the issuance and sale of the Subscribed Shares hereunder and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

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(e) Assuming the accuracy of the representations and warranties of Subscriber in Section 4, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including The Nasdaq Stock Market LLC (the “Stock Exchange”)) or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as the term is defined in Section 5) with the United States Securities and Exchange Commission (the “Commission”) pursuant to Section 5 below, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), if applicable, (iv) those required by the Stock Exchange with respect to obtaining stockholder approval of the Transaction Agreement and related transactions contemplated thereby, (v) those required to consummate the Transaction as provided under the Transaction Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) any filing the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

(f) Except for such matters as would not reasonably be expected to have a Company Material Adverse Effect, there is no (i) suit, action, claim or other proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company or any of its subsidiaries.

(g) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.

(h) Neither the Company, nor, to the Company’s knowledge, any person acting on its behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Subscribed Shares pursuant to this Subscription Agreement under the Securities Act.

(i) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Subscribed Shares, and neither the Company nor, to the Company’s knowledge, any person acting on its behalf has offered any of the Subscribed Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(j) The Company has provided Subscriber an opportunity to ask questions regarding the Company and made available to Subscriber all of the information reasonably available to the Company that Subscriber has requested in the process of determining whether to acquire the Subscribed Shares.

(k) No broker, investment banker, finder or other person is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.

(l) As of the date of this Subscription Agreement, the authorized capital stock of the Company is 221,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, 9,147,981 of which are issued and outstanding as of the date of this Subscription Agreement, (ii) 20,000,000 shares of Class B common stock, par value $0.0001 per share, of the Company, of which 140,000 shares are issued and outstanding as of the date of this Subscription Agreement, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of the Company, of which no shares are issued and outstanding as of the date of this Subscription Agreement ((i), (ii) and (iii) collectively, the “Company Securities”). As of the date of this Subscription Agreement, 9,583,333 warrants to purchase one share of Common Stock at an exercise price $11.50 per share (the “Public Warrants”) and 5,000,000 warrants to purchase one share of Common Stock at an exercise price of $11.50 (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”) were issued and outstanding. All issued and outstanding Company Securities have been duly authorized and validly issued and are fully paid and non-assessable. No Warrants are exercisable on or prior to the Closing. All of the Company Securities and the Warrants (i) have been offered, sold and issued in compliance with applicable law, including federal and state securities laws, and with all requirements set forth in the Company’s Amended and Restated

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Certificate of Incorporation, as amended from time to time (the “Company Certificate”), and any other applicable contracts governing the issuance of such securities; and (ii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable law, the Company Certificate or any contract to which the Company is a party or otherwise bound. As of the date hereof, except as set forth above, as disclosed in the SEC Reports (as defined below) and pursuant to the Other Subscription Agreements, and the Transaction Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Company Securities, Warrants or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, other than Merger Sub (as defined in the Transaction Agreement), the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than (A) as set forth in the SEC Reports and (B) as contemplated by the Transaction Agreement and the Ancillary Agreements (as defined in the Transaction Agreement).

(m) There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares or (ii) the shares of Common Stock to be issued pursuant to any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.

(n) Other than the Other Subscription Agreements and the Transaction Agreement (or any other agreement expressly contemplated by the Transaction Agreement) or as disclosed in the SEC Reports as of the date hereof, the Company has not entered into any side letter or similar agreement with any Other Subscriber or other investor in connection with such Other Subscriber’s or other investor’s direct or indirect investment in the Company. The Other Subscription Agreements reflect the same PIPE Per Share Price and other terms that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement, other than that the Per Share Price under this Agreement is different than the PIPE Per Share Price and, for purposes of Section 2(e)(ii) hereof, have not been amended in any material respect following the date hereof.

(o) As of their respective dates or, if amended, as of the date of such amendment, all reports required to be filed by the Company with the Commission (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports (or, if amended, in such amendment) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Notwithstanding anything in this Section 3(o) to the contrary, no representation or warranty is made in this Subscription Agreement as to the historical accounting treatment of the Warrants, or as to any deficiencies in disclosure (including with respect to internal control over financial reporting or disclosure controls and procedures) arising from the treatment of such Warrants as equity rather than liabilities in the Company’s historical financial statements. There are no outstanding or unresolved comments in comment letters received by the Company from the Commission with respect to any SEC Report.

(p) The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Stock Exchange under the symbol “GAMC.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, any notice given or threatened against the Company by the Stock Exchange or the Commission with respect to any intention by such entity to deregister the shares of Common Stock or prohibit or terminate the listing of the shares of Common Stock on the Stock Exchange. The Company has taken no action that is designed to terminate the registration of the shares of Common Stock under the Exchange Act.

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(q) The Company is not, and is not controlled by or acting on behalf of (in connection with this Transaction), a Sanctioned Person. The Company is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. For purposes of this Agreement, “Sanctioned Person” means at any time any person or entity: (a) listed on any Sanctions-related list of designated or blocked or restricted persons; (b) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea or Syria); or (c) owned or controlled by or acting on behalf of any of the foregoing. “Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations and (d) the United Kingdom.

(r) The Company is not controlled by or acting on behalf of (in connection with this Transaction) a person or entity resident that: (i) has been designated as non-cooperative with international anti-money laundering or counter terrorist financing principles or procedures by the United States or by an intergovernmental group or organization, such as the Financial Action Task Force, of which the United States is a member; (ii) is the subject of an advisory issued by the Financial Crimes Enforcement Network of the U.S. Department of the Treasury; or (iii) has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns (any such country or territory, a “Non-cooperative Jurisdiction”), or an entity or individual that resides or has a place of business in, or is organized under the laws of, a Non-cooperative Jurisdiction.

(s) The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have a Company Material Adverse Effect.

(t) The Company is not, and immediately after receipt of payment for the Subscribed Shares of the Company will not be, subject to registration as an “investment company” under the Investment Company Act of 1940, as amended.

Section 4 Subscriber Representations and Warranties. Subscriber represents and warrants to the Company, as of the date hereof and as of the Closing Date, that:

(a) Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and (ii) has the requisite power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and principles of equity, whether considered at law or equity.

(c) The execution, delivery and performance by Subscriber of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change,

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development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d) Subscriber (i) is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and satisfies the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is an accredited investor and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.

(e) Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act and that the Company is not required to register the Subscribed Shares except as set forth in Section 5 of this Subscription Agreement. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including, without limitation, a private resale pursuant to so-called rule 4(a) 11-2 of the Securities Act), and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any certificates or account entries representing the Subscribed Shares shall contain the restrictive legend set forth in Section 4(r). Subscriber understands that the Subscribed Shares will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Subscriber may not be able to readily resell, transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), absent a change in law, receipt of regulatory no-action relief or an exemption, until at least one year from the filing of Bolt’s “Form 10” information with the Commission. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, Bolt, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company or by or on behalf of Bolt was based on projections prepared by Bolt, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

(g) Without limiting or altering the representations and warranties made by the Company herein, in making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and its subsidiaries, including Bolt (collectively, the “Acquired Companies”) and the Transaction, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber further acknowledges that the proxy statement/prospectus that the Company intends to file with the Commission
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will include substantial additional information about the Company and the Transaction. Subscriber acknowledges and agrees that other than the representations and warranties of the Company contained herein, none of the Acquired Companies or any of their respective affiliates, or any of such person’s or its affiliate’s control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”) has provided Subscriber with any advice with respect to the Subscribed Shares nor is such advice necessary or desired. None of the Acquired Companies, or any of their respective affiliates or Representatives has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares.

(h) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company and/or Bolt, or their respective representatives or affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general advertising or, to its knowledge, general solicitation and (ii) to its knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(i) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Neither the Company nor any of its affiliates has offered Subscriber any tax advice relating to Subscriber’s investment in the Subscribed Shares. Subscriber is a sophisticated investor, experienced in investing in transactions of this type and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities.

(j) Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(k) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(l) Subscriber is not, and is not owned or controlled by or acting on behalf of (in connection with this Transaction), a Sanctioned Person. Subscriber is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required by applicable law, it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Sanctions-related lists of blocked or restricted persons. Subscriber further represents and warrants that it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were derived from lawful activities.

(m) Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company or Bolt (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(n) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.

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(o) If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, Subscriber represents and warrants that (i) it has not relied on the Company, or any of its affiliates (the “Transaction Parties”) for investment advice or as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

(p) When required to deliver payment pursuant to Section 2, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2.

(q) No broker or finder is entitled to any brokerage or finder’s fee or commission to be paid by Subscriber solely in connection with the sale of the Subscribed Shares to Subscriber.

(r) Subscriber acknowledges and agrees that the certificate or book entry position representing the Subscribed Shares will bear or reflect, as applicable, a legend substantially similar to the following:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.”

Section 5 Registration Rights.

(a) The Company shall, within thirty (30) days after the Closing (the “Filing Deadline”), file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”), and use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the earlier of (A) the filing of the Registration Statement and (B) Filing Deadline and (ii) the 5th Business Day after the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Deadline”); provided, that (i) if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days on which the Commission remains closed. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of shares of Common Stock which is equal to the maximum number of shares as is permitted by the Commission. In such event, the number of Subscribed Shares and any other shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional shares under Rule 415 under the Securities Act, the Company shall file one or more new Registration Statement(s) (such new Registration Statement shall also be deemed to be “Registration Statement” hereunder) to register such additional

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Subscribed Shares and cause such Registration Statement(s) to become effective as promptly as practicable after the filing thereof, but in any event no later than thirty (30) calendar days after the filing of such Registration Statement (the “Additional Effectiveness Deadline”); provided, that the Additional Effectiveness Deadline shall be extended to ninety (90) calendar days after the filing of such Registration Statement if such Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further the Company shall have such Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review; provided, further that (i) if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Additional Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days on which the Commission remains closed. Any failure by the Company to file a Registration Statement by the Filing Deadline or to effect the Registration Statement by the Effectiveness Deadline or Additional Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect a Registration Statement as set forth in this Section 5. For purposes of this Section 5, the term “Company” shall refer to the Company and Bolt on a combined basis following the closing of the Transaction.

(b) The Company’s obligation to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations (other than a lock-up or other similar agreement restricting the ability of Subscriber to transfer the Subscribed Shares). The Company will provide a draft of the Registration Statement to Subscriber for review at least five (5) Business Days in advance of filing the Registration Statement and shall in good faith consider Subscriber’s reasonable comments thereto, if any. Unless required under applicable laws and Commission rules, in no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement; provided, that if the Subscriber is required to be so identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw its Subscribed Shares from the Registration Statement. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to, at its expense, cause such Registration Statement to remain effective with respect to Subscriber, keep any qualification, exemption or compliance under state securities laws which the Company determines to obtain continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of (i) three years from the issuance of the Subscribed Shares, (ii) the date on which all of the Subscribed Shares shall have been sold, or (iii) on the first date on which the undersigned can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to volume or manner of sale. If the filing, initial effectiveness or continued use of a Registration Statement at any time would (a) require the Company to make an adverse disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the board of directors of the Company, be seriously detrimental to the Company and its holders of capital stock, (such circumstance, a “Suspension Event”) and it would therefore be essential to defer such filing, initial effectiveness or continued use at such time, the Company shall have the right, upon delivering prompt written notice to the Subscriber of such action (which notice shall not specify the nature of the event giving rise to such delay or suspension), to delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 5(b), the Subscriber agrees to suspend, immediately upon its receipt of the notice referred to above, its use of the prospectus relating to any Registration Statement in connection with any sale or offer to sell Subscribed Shares until such Subscriber receives written notice from the Company that such sales or offers of Subscribed Shares may be resumed, and in each case maintain the confidentiality of such notice and its contents, subject to (A) disclosure to Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, and (B) disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential, and unless (x) such information is already known by Subscriber or publicly available or (y) Subscriber is otherwise required by law or subpoena to disclose such information.

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(c) The Subscriber may deliver written notice (an “Opt-Out Notice”) to the Company requesting that the Subscriber not receive notices from the Company otherwise required by Section 5(b); provided, however, that the Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Subscriber (unless subsequently revoked), (i) the Company shall not deliver any such notices to the Subscriber and the Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Subscriber’s intended use of an effective Registration Statement, the Subscriber will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 5(c)) and the related suspension period remains in effect, the Company will so notify the Subscriber within one (1) Business Day of the Subscriber’s notification to the Company by delivering to the Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide the Subscriber with the related notice of the conclusion of such Suspension Event promptly following its availability.

(d) In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. The Company shall advise Subscriber within five (5) Business Days:

(i)     when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii)    of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)   of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (i) through (iv) above may constitute material, nonpublic information regarding the Company.

(e) The Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable.

(f) Except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement as contemplated by this Subscription Agreement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g) The Company shall use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which the Common Stock have been listed.

(h) The Company shall use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Subscribed Shares required hereby.

(i) For purposes of this Section 5, “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Subscriber” shall include any affiliate of the undersigned Subscriber to which the rights under this Section 5 shall have been duly assigned.

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Section 6 Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of the parties hereto to terminate this Subscription Agreement; (c) if, on the Closing Date, any of the conditions to the Closing set forth in Section 2 are not satisfied or waived and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing; and (d) the failure of the Closing to occur on or prior to July 4, 2024; provided, that nothing herein will relieve any party from liability for any willful breach hereto prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall promptly notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof. Upon the termination of this Subscription Agreement in accordance with this Section 6, any monies paid by the Subscriber to the Company in connection herewith shall be promptly (and in any event within one Business Day after such termination) returned to the Subscriber.

Section 7 Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (c) will not seek recourse against the Trust Account for any reason whatsoever; provided, however, that nothing in this Section 7 shall (x) be deemed to limit any of Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Company acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Company, (y) serve to limit or prohibit Subscriber’s right to pursue a claim against the Company for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief or (z) serve to limit or prohibit any claims that Subscriber may have in the future against the Company’s assets or funds that are not held in the Trust Account.

Section 8 Indemnity.

(a) The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Subscriber, its officers, directors, employees, advisers and agents and each person or entity who controls (within the meaning of the Securities Act or the Exchange Act) such Subscriber and each affiliate (within the meaning of Rule 405 under the Securities Act) of the Subscriber, from and against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, any reasonable and documented outside attorneys’ fees) resulting from, based upon or arising out of any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances in which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by or on behalf of the Subscriber expressly for use therein.

(b) In connection with any Registration Statement in which a Subscriber is participating, such Subscriber shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls (within the meaning of the Securities Act or the Exchange Act) the Company and each affiliate (within the meaning of Rule 405 under the Securities Act) of the Company against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented

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outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein in the case of the prospectus or preliminary prospectus in the light of the circumstances under which they were made, or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Subscriber expressly for use therein; provided, however, that the obligation to indemnify shall be severally and not jointly with any Other Subscriber or other selling stockholder named in such Registration Statement, and the liability of each such Subscriber of Subscribed Shares shall be in proportion to and limited to the net proceeds received by such Subscriber from the sale of Subscribed Shares pursuant to such Registration Statement.

(c) Any person or entity entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (2) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person or entity of such indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.

(e) If the indemnification provided under this Section 8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Sections 8(a), 8(b) and 8(c) above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8(e) from any person or entity who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 8(e) by any seller of Subscribed Shares, together with any amounts under Section 8(b), shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Subscribed Shares pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.

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Section 9 Company’s Covenants.

(a) In connection with any sale, assignment, transfer or other disposition of the Subscribed Shares by a Subscriber pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the purchaser acquires freely tradable shares and upon compliance by the Subscriber with the requirements of this Agreement, if requested by the Subscriber by notice to the Company, the Company shall request, and take all commercially reasonable steps to facilitate, the transfer agent to remove any restrictive legends related to the book entry account holding such Subscribed Shares and make a new, unlegended entry for such book entry Subscribed Shares sold or disposed of without restrictive legends within five (5) Business Days of any such request therefor from such Subscriber, provided that the Company has timely received from the Subscriber customary representations and other documentation reasonably acceptable to the Company in connection therewith. The Company shall be responsible for the fees of its transfer agent, its legal counsel and all The Depository Trust Company (“DTC”) fees associated with such legend removal.

(b) Subject to receipt from the Subscriber by the Company and the transfer agent of customary representations and other documentation reasonably acceptable to the Company and the transfer agent in connection therewith, upon the earliest of such time as the Subscribed Shares (i) have been registered under the Securities Act pursuant to an effective registration statement, (ii) have been sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision, the Company shall, in accordance with the provisions of this Section 9(b) and promptly following any request therefor from a Subscriber accompanied by such customary and reasonably acceptable documentation referred to above, cause its counsel to deliver to the transfer agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act if required by the transfer agent to effect the removal of the legend in accordance with the provisions of this Agreement. With respect to clause (i), while the Registration Statement is effective, the Company shall cause its counsel, or counsel acceptable to the transfer agent, to issue to the transfer agent a “blanket” legal opinion to allow the legend on the Registrable Securities to be removed upon resale of such Subscribed Shares pursuant to the effective Registration Statement in accordance with this Section 9. Upon request, the Company shall provide a Subscriber with contact information for the person responsible for the Company’s account at the transfer agent to facilitate transfers made pursuant to this Section 9. Any Subscribed Shares subject to legend removal under this Section 9 may be transmitted by the transfer agent to the Subscriber by crediting the account of the Subscriber’s prime broker with the DTC System as directed by such Subscriber. The Company shall be responsible for the fees of its transfer agent, its legal counsel and all DTC fees associated with such issuance.

(c) With a view to making available to Subscriber the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit Subscriber to sell securities of the Company to the public without registration, the Company agrees, from the one-year anniversary of the filing of Bolt’s “Form 10” information with the Commission until the Subscribed Shares are sold by Subscriber, to (i) make and keep public information available, as those terms are understood and defined in Rule 144; (ii) file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and (iii) furnish to Subscriber so long as it owns the Subscribed Shares, as promptly as reasonably practicable upon request, (A) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, (B) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the Commission and (C) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.

Section 10 Miscellaneous.

(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by internationally recognized overnight delivery service, or (iii) when delivered by email (in each case in this clause (iii) solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 10(a).

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(b) Subscriber acknowledges that the Company will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

(c) The Company hereby agrees and acknowledges that Subscriber (together with its affiliates) invests in numerous companies, some of which may be deemed competitive with the Company’s business. The Company hereby agrees that, to the extent permitted under applicable law, Subscriber shall not be liable to the Company for any claim arising out of, or based upon, the investment by Subscriber in any entity competitive with the Company; provided, that nothing in this Section 10(c) shall limit Subscriber’s liability resulting from a breach of the Subscription Agreement.

(d) Each of the Company, Bolt and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e) Except as otherwise provided herein, each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(f) The Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at the Subscriber’s direction or pursuant to any understanding with the Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, of the Subscribed Shares until the consummation of the Transactions (or such earlier termination of this Subscription Agreement in accordance with its terms). This Section 10(f) shall not apply to any sale (including the exercise of any redemption right) of securities of the Company (i) held by the Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement in each case, provided that such action does not create any “put equivalent position,” as such term is defined in Rule 16a-1 under the Exchange Act, or short sale positions, with respect to the Subscribed Shares. In addition, notwithstanding the foregoing, (a) nothing herein shall prohibit other entities under common management with the Subscriber that have no knowledge of this Subscription Agreement or of the Subscriber’s participation in the Subscription (including the Subscriber’s controlled affiliates and/or affiliates) from entering into any “short sales” and (b) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.

(g) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates or to other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.

Annex A-137

(h) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transaction and remain in full force and effect.

(i) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber; provided that the Company agrees to keep any such information confidential except to the extent such information is already publicly available, such information is or becomes available to the Company on a non-confidential basis from a source other than Subscriber, or to the extent required to be disclosed by applicable law or reasonably necessary to register the Subscribed Shares for resale. Subscriber acknowledges that the Company may file a copy of the form of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or a registration statement of the Company.

(j) This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto and Bolt.

(k) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(l) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Notwithstanding the foregoing, the parties hereto agree that Bolt is an express third party beneficiary of the obligations of Subscriber under this Subscription Agreement.

(m) The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Transaction Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the Purchase Price and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 10(m) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(n) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(o) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

Annex A-138

(p) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(q) This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(r) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(s) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 10(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

(t) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(u) If, any change in the Common Stock shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Subscribed Shares issued to Subscriber shall be appropriately adjusted to reflect such change.

Annex A-139

(v) Except as otherwise provided in this Subscription Agreement, the Company shall not, without the prior written consent (including by e-mail) of Subscriber, (i) publicly disclose the name of Subscriber or any of its advisors or affiliates, or include the name of Subscriber or any of its advisors or affiliates in any press release, marketing or similar materials or (ii) publicly disclose the name of Subscriber or any of its advisors or affiliates, or include the name of Subscriber or any of its advisors or affiliates in any filing with the Commission or any regulatory agency or trading market, in any other documents or communications provided by the Company or Bolt to any governmental entity or to any securityholders of the Company or in any other form of public disclosure, in each case, except to the extent required by the federal securities laws, exchange rules, the Commission or any other securities authorities or any rules and regulations promulgated thereby, and if required, the Company may disclose the Subscriber’s identity and beneficial ownership of the Subscribed Shares and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or Bolt, a copy of this Agreement, all solely to the extent required by applicable law or any regulation or stock exchange listing requirement, in which case of any such disclosure under this Section 10(w), the Company shall provide to Subscriber a copy of any proposed disclosure relating to the Subscriber in advance of any publication thereof and shall include such revisions to such proposed disclosure as Subscriber shall reasonably request. Subscriber will promptly provide any information reasonably requested by the Company that is required in connection with any regulatory application or filing made or approval required in connection with the Transaction (including filings with the Commission) to the extent readily available and the Company agrees to keep such information confidential and to disclose only such information as is required with respect to such filings, except to the extent such information is already publicly available, such information is or becomes available to the Company on a non-confidential basis from a source other than Subscriber, or to the extent required to be disclosed by applicable law.

(w) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, Bolt or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group (within the meaning of Section 13(d) of the Exchange Act) with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[Signature pages follow.]

Annex A-140

IN WITNESS WHEREOF, each of the Company and the Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

GOLDEN ARROW MERGER CORP.
By:
Name:
Title:
Address for Notices:
with a copy (not to constitute notice) to: [•]

Annex A-141

[SUBSCRIBER]
By:
Name:
Title:
Address for Notices:

Email:
Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:	______________________________
Price Per Subscribed Share:	$7.80
Aggregate Purchase Price:	$[_____________________]

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

Annex A-142

Annex A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐      Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐      Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐      Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐      Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of the Company;

☐      Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000, excluding (i) primary residence, (ii) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability) and (iii) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐      Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐      Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

☐      Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; and

☐      Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐      An entity in which all of the equity owners are accredited investors; and

☐      Any entity of a type not listed above and not formed for the specific purpose of acquiring the securities offered that owns investments in excess of $5,000,000.

This page should be completed by Subscriber and constitutes a part of the Subscription Agreement.

Annex A-143

Annex B

Form of GAMC Second Amended and Restated Certificate of Incorporation

Annex B-1

Second AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GOLDEN ARROW MERGER CORP.

Golden Arrow Merger Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The present name of the Corporation is Golden Arrow Merger Corp. The Corporation was incorporated under the name Golden Arrow Merger Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 31, 2020 (the “Original Certificate”).

2. An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on March 16, 2021 (as amended, the “Existing Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4. The Existing Certificate is hereby amended and restated by this Second Amended and Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

5. This Second Amended and Restated Certificate shall become immediately effective upon its filing with the Secretary of State of the State of Delaware.

6. IN WITNESS WHEREOF, Golden Arrow Merger Corp. has caused this Second Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on [•], 202[    ].

GOLDEN ARROW MERGER CORP.
By:
Name:
Title:

Annex B-2

EXHIBIT A

ARTICLE I
NAME

The name of the corporation is Bolt Projects Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 3500 South Dupont Highway, in the City of Dover, County of Kent, State of Delaware, 19901, and the name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended and supplemented (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 550,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 500,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 50,000,000, having a par value of $0.0001 per share. Immediately upon the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), automatically and without further action on the part of holders of capital stock of the Corporation, each share of Class A Common Stock, par value $0.0001 per share, of the Corporation and each share of Class B Common Stock, par value $0.0001 per share, of the Corporation outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time (collectively, the “Old Common Stock”) shall be reclassified as, and converted into, one (1) validly issued, fully paid and non-assessable share of Common Stock (such reclassifications and conversions, together, the “Reclassification”). The Reclassification shall occur automatically as of the Effective Time without any further action by the Corporation or the holders of the shares affected thereby and whether or not any certificates representing such shares are surrendered to the Corporation. Upon the Effective Time, each certificate that as of immediately prior to the Effective Time represented shares of Old Common Stock shall be deemed to represent an equivalent number of shares of Common Stock. The Reclassification shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock of the Corporation and all references to the Old Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Common Stock shall be deemed to be references to the Common Stock or options or rights to purchase or acquire shares of Common Stock, as the case may be.

The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors of the Corporation (the “Board of Directors”). The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Annex B-3

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

              A.   COMMON STOCK.

1. General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board and outstanding from time to time.

2. Voting.

a.      Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by applicable law, the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

b.      Except as otherwise provided herein or expressly required by applicable law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

c.      Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by applicable law, at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

d.      Except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

              B.   PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such

Annex B-4

series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the fullest extent permitted by applicable law and this Second Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Second Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

B. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors and except as otherwise provided by applicable law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

Annex B-5

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI
STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock then outstanding, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VII
LIABILITY

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Second Amended and Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a

Annex B-6

director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII
INDEMNIFICATION

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE IX
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Second Amended and Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article IX, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX. This Article IX is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Annex B-7

ARTICLE X
AMENDMENTS

A. Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, and this Article X.

B. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Annex B-8

Annex C

Form of GAMC Amended and Restated Bylaws

Amended and Restated Bylaws of

Bolt Projects Holdings, Inc.

(a Delaware corporation)

Annex C Page No.
Article I — Corporate Offices		C-1

1.1	Registered Office	C-1
1.2	Other Offices	C-1

Article II — Meetings of Stockholders		C-1

2.1	Place of Meetings	C-1
2.2	Annual Meeting	C-1
2.3	Special Meeting	C-1
2.4	Notice of Business to be Brought before a Meeting	C-1
2.5	Notice of Nominations for Election to the Board	C-4
2.6	Notice of Stockholders’ Meetings	C-8
2.7	Quorum	C-8
2.8	Adjourned Meeting; Notice	C-8
2.9	Conduct of Business	C-8
2.10	Voting	C-9
2.11	Record Date for Stockholder Meetings and Other Purposes	C-9
2.12	Proxies	C-9
2.13	List of Stockholders Entitled to Vote	C-10
2.14	Inspectors of Election	C-10
2.15	Delivery to the Corporation	C-10

Article III — Directors		C-11

3.1	Powers	C-11
3.2	Number of Directors	C-11
3.3	Election, Qualification and Term of Office of Directors	C-11
3.4	Resignation and Vacancies	C-11
3.5	Place of Meetings; Meetings by Telephone	C-11
3.6	Regular Meetings	C-11
3.7	Special Meetings; Notice	C-12
3.8	Quorum	C-12
3.9	Board Action without a Meeting	C-12
3.10	Fees and Compensation of Directors	C-12

Article IV — Committees		C-12

4.1	Committees of Directors	C-12
4.2	Committee Minutes	C-13
4.3	Meetings and Actions of Committees	C-13
4.4	Subcommittees	C-13

Article V — Officers		C-13

5.1	Officers	C-13
5.2	Appointment of Officers	C-13
5.3	Subordinate Officers	C-14
5.4	Removal and Resignation of Officers	C-14
5.5	Vacancies in Offices	C-14
5.6	Representation of Shares of Other Corporations	C-14
5.7	Authority and Duties of Officers	C-14
5.8	Compensation	C-14

Annex C-i

Annex C Page No.
Article VI — Records		C-14

Article VII — General Matters		C-15

7.1	Execution of Corporate Contracts and Instruments	C-15
7.2	Stock Certificates	C-15
7.3	Special Designation of Certificates	C-15
7.4	Lost Certificates	C-15
7.5	Shares Without Certificates	C-16
7.6	Construction; Definitions	C-16
7.7	Dividends	C-16
7.8	Fiscal Year	C-16
7.9	Seal	C-16
7.10	Transfer of Stock	C-16
7.11	Stock Transfer Agreements	C-16
7.12	Registered Stockholders	C-16
7.13	Waiver of Notice	C-17

Article VIII — Notice		C-17

8.1	Delivery of Notice; Notice by Electronic Transmission	C-17

Article IX — Indemnification		C-18

9.1	Indemnification of Directors and Officers	C-18
9.2	Indemnification of Others	C-18
9.3	Prepayment of Expenses	C-18
9.4	Determination; Claim	C-18
9.5	Non-Exclusivity of Rights	C-18
9.6	Insurance	C-18
9.7	Other Indemnification	C-19
9.8	Continuation of Indemnification	C-19
9.9	Amendment or Repeal; Interpretation	C-19

Article X — Amendments		C-19

Article XI — Definitions		C-20

Annex C-ii

Amended and Restated Bylaws of
Bolt Projects Holdings, Inc.

__________________________________

Article I — Corporate Offices

1.1 Registered Office.

The address of the registered office of Bolt Projects Holdings, Inc. (as such name may be changed in accordance with applicable law, the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business and affairs of the Corporation may require.

Article II — Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (as it now exists or may hereafter be amended, the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office, whether within or outside of the State of Delaware.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3 Special Meeting.

Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

2.4 Notice of Business to be Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the annual meeting in accordance with this Section 2.4. To be properly brought before an annual meeting, business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the Chairman of the Board or (iii) otherwise properly brought before the annual meeting by a stockholder present in person (as defined below) who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the annual meeting, (2) is entitled to vote at the annual meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person

Annex C-1

calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative (as defined below) of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.

(b) For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting is first made by the Corporation; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future; (C) the date or dates such shares were acquired; (D) the investment intent of such acquisition and (E) any pledge by such Proposing Person with respect to any such shares (the disclosures to be made pursuant to the foregoing clauses (A) through (E) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, (A) the material terms and conditions of any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) or a “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Exchange Act) or other derivative or synthetic arrangement in respect of any class or series of shares of the Corporation (“Synthetic Equity Position”) that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person, including, without limitation, (1) any option, warrant, convertible security, stock appreciation right, future or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, (2) any derivative or synthetic arrangement having the characteristics of a long position or a short position in any class or series of shares of the Corporation, including, without limitation, a stock loan transaction, a stock borrow transaction, or a share repurchase transaction or (3) any contract, derivative, swap or other transaction or series of transactions designed to (x) produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, (y) mitigate any loss relating to, reduce the economic risk (of ownership or otherwise)

Annex C-2

of, or manage the risk of share price decrease in, any class or series of shares of the Corporation, or (z) increase or decrease the voting power in respect of any class or series of shares of the Corporation of such Proposing Person, including, without limitation, due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the holder thereof may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the price or value of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be required to disclose any Synthetic Equity Position that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) any proportionate interest in shares of the Corporation or a Synthetic Equity Position held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such Proposing Person (1) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (2) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity; (G) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (H) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required

Annex C-3

to be made in connection with solicitations of proxies in support of the business proposed to be brought before the annual meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d) The Board may request that any Proposing Person furnish such additional information as may be reasonably required by the Board. Such Proposing Person shall provide such additional information within ten (10) days after it has been requested by the Board.

(e) A Proposing Person shall update and supplement its notice to the Corporation of such Proposing Person’s intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the annual meeting and as of the date that is ten (10) business days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the annual meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the annual meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the annual meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the annual meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.4(e) or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(f) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the annual meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the annual meeting and any such business not properly brought before the annual meeting shall not be transacted.

(g) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(h) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Notice of Nominations for Election to the Board.

(a) Nominations of any person for election to the Board at an annual meeting or at a special meeting (but, in the case of a special meeting, only if the election of directors is a matter specified in the notice of such special meeting given by or at the direction of the person calling the special meeting) of the stockholders may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to

Annex C-4

do so by the Board or these bylaws, or (ii) by a stockholder present in person (as defined below) (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the nomination be brought before the meeting of the Corporation, or a qualified representative (as defined below) of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting of the stockholders.

(b) (i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate or candidates for nomination as required to be set forth by this Section 2.5 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.

(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate or candidates for nomination as required by this Section 2.5 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for a nomination or nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv) In no event may a Nominating Person (as defined below) provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and provided that, in lieu of including the information set forth in Section 2.4(c)(ii)(G), the Nominating Person’s notice for purposes of this Section 2.5 shall include a representation as to whether the Nominating Person intends or is part of a group which intends to deliver a proxy statement and solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act;

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(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in a proxy statement and accompanying proxy card relating to the Corporation’s next meeting of stockholders at which directors are to be elected as a nominee and to serving as a director for a full term if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(g).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14) in such solicitation.

(d) The Board may request that any Nominating Person furnish such additional information as may be reasonably required by the Board. Such Nominating Person shall provide such additional information within ten (10) days after it has been requested by the Board.

(e) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.5(e) or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(f) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by applicable law, (i) no Nominating Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Nominating Person has complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder in a timely manner and (ii) if any Nominating Person (1) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (2) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, including the provision to the Corporation of notices required thereunder in a timely manner, or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence, then the nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any annual meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Nominating

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Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than seven (7) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(g) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in a form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(h) The Board may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation or to comply with the director qualification standards and additional criteria in accordance with the Corporation’s corporate governance guidelines.

(i) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(j) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

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(k) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5.

2.6 Notice of Stockholders’ Meetings.

Unless otherwise provided by applicable law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.8 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.8 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the DGCL. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.9 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making

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any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.10 Voting.

Except as may be otherwise provided by the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.11 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.12 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Securities and Exchange Act of 1934, as amended, filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

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Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

2.13 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.13 or to vote in person or by proxy at any meeting of stockholders.

2.14 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspector(s) shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.15 Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand

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(including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III — Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders or residents of the State of Delaware. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

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3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV — Committees

4.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all

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the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings; meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings; notice);

(iv) Section 3.9 (board action without a meeting); and

(v) Section 7.14 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.4 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V — Officers

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Chief Technology Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

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5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer appointed by the Board, by the Chief Executive Officer or any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided by these bylaws or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI — Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the Corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

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Article VII — General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

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7.5 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock.

Shares of the stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.12 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

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7.13 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII — Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)     if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)    if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)   if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

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Article IX — Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

In addition to the obligation to indemnify conferred in Section 9.1, the Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights.

The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity

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against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

9.9 Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (x) the Board pursuant to Article V or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X — Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

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Article XI — Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Bolt Project Holdings, Inc.

Certificate of Amendment and Restatement of Bylaws

_________________________

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Bolt Projects Holdings, Inc., a Delaware corporation (the “Corporation”), and that the attached Amended and Restated Bylaws are a true and correct copy of the Amended and Restated Bylaws of the Corporation in effect as of the date of this certificate.

IN WITNESS WHEREOF, the undersigned has hereunto set [his/her] hand this ___th day of            , 202[            ].

[Name]
[Full Title of Secretary]

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Annex D

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on [•], 202[ ], by and between Golden Arrow Merger Corp., a Delaware corporation (the “Company”), and the undersigned subscriber (“Subscriber”).

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, the Company is entering into a definitive agreement with Bolt Threads Inc., a Delaware corporation (“Bolt”), and the other parties thereto, providing for the acquisition of Bolt (the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement, the “Transaction”) and in connection with which the Company shall change its name to a name reasonably determined by the Company and Bolt, which such name shall include the word “Bolt”;

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to or substantially concurrently with the consummation of the Transaction, that number of shares of the Company’s Class A common stock, par value $0.0001 per share, of the Company (“Common Stock”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company;

WHEREAS, concurrently with the execution of this Subscription Agreement, the Subscriber is purchasing an unsecured promissory note (the “Note”) from Bolt pursuant to that certain Note Purchase Agreement dated on or about the date hereof, by and between Bolt and the other parties thereto; and

WHEREAS, concurrently with (or pursuant to Section 7.20 of the Transaction Agreement, following) the execution of this Subscription Agreement, (i) the Company is entering into subscription agreements (the “Other Subscription Agreements”) substantially similar to this Subscription Agreement with certain other investors (the “Other Subscribers”), pursuant to which such Other Subscribers have agreed to purchase on the closing date of the Transaction shares of Common Stock at the Per Share Price (the aggregate gross proceeds thereof to the Company, inclusive of the Purchase Price hereunder, the “PIPE Proceeds”), and (ii) the Company is entering into note purchase agreements (the “Other Note Purchase Agreements”) substantially similar to the Note Purchase Agreement with certain other investors (the “Other Purchasers”), pursuant to which such Other Purchasers have agreed to purchase unsecured promissory notes (the aggregate gross proceeds thereof to the Company, inclusive of the proceeds from the Note, the “Note Proceeds”, and together with the PIPE Proceeds, the “Financing Proceeds”); provided that, if a Regulated Stockholder (as defined below) is unable to purchase a Note pursuant to the Note Purchase Agreement within 45 days after the date hereof, then such Regulated Stockholder may, in lieu of purchasing such notes, enter into an additional subscription agreement (the “Additional Subscription Agreement”) in accordance with Section 8.19 of the Note Purchase Agreement and Section 7.20 of the Transaction Agreement, pursuant to which such Regulated Stockholder shall commit to purchase additional shares of Common Stock in an amount equal to the full amount of the Note Commitment (as defined in the Note Purchase Agreement) for a price per share reflecting the discount such Regulated Stockholder would have received had they purchased notes under the Note Purchase Agreement for their Note Commitment amount and the estimated accrued interest under the Note had they been able to purchase the Note and hold it through the estimated closing date for the Transaction and, for purposes of this Agreement, such commitment shall be considered as part of the Financing Proceeds and such Additional Subscription Agreement shall be considered part of the “Other Subscription Agreements.” “Regulated Stockholder” has the meaning set forth in Bolt’s Restated Certificate of Incorporation.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1 Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).

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Section 2 Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transaction (the “Closing Date”), immediately prior to or substantially concurrently with the consummation of, and conditioned upon the effectiveness of, the Transaction.

(b) At least ten (10) Business Days prior to the date the Company reasonably expects all conditions to the closing of the Transaction to be satisfied and the closing of the Transaction to actually occur (the “Anticipated Closing Date”), the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the Anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days prior to the Anticipated Closing Date or such other time agreed to in writing between the Company and the Subscriber, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing, and deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. The Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares (in book entry form) on and as of the Closing Date. [Notwithstanding the foregoing two sentences, if Subscriber informs the Company (1) that it is an investment company registered under the Investment Company Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in the foregoing two sentences, the following shall apply: Subscriber shall deliver at 8:00 a.m. New York City time on the Closing Date (or as soon as practicable following receipt of evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice against delivery by the Company to Subscriber of the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) and evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date.]1 In the event that the consummation of the Transaction does not occur within two (2) Business Days after the Anticipated Closing Date, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than one (1) Business Day after such two (2) Business Day period has lapsed) return the Purchase Price so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (1) to redeliver funds to the Company in accordance with this Section 2 following the Company’s delivery to Subscriber of a new Closing Notice and (2) to consummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in either (A) the State of New York or (B) Edinburgh, United Kingdom.

(c) The Closing shall be subject to the satisfaction, or waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:

(i)     no suspension of the qualification of the Common Stock for offering or sale or trading in any jurisdiction and no suspension or removal from listing of the Common Stock on the Stock Exchange (as defined below) or notice, initiation or threatening of any proceedings for any of such purposes, shall have occurred, and the Subscribed Shares shall have been approved for listing on the Stock Exchange, subject to official notice of issuance;

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1       Note to Draft: Language to be included for mutual funds.

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(ii)    all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement shall have been satisfied or waived in accordance with the terms of the Transaction Agreement (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Transaction Agreement), and the closing of the Transaction shall be scheduled to occur substantially concurrently with or immediately following the Closing; and

(iii)   no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment or order, law, rule or regulation (whether temporary, preliminary or permanent), which is then in effect and has the effect of making the consummation of the Transaction or transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the Transaction or transactions contemplated hereby and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.

(d) In addition to the conditions set forth in Section 2(c), the obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i)     all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), in each case, without giving effect to consummation of the Transaction; and

(ii)    Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; except where the failure of such performance, satisfaction or compliance would not or would not reasonably be likely to prevent, materially delay, or materially impact the ability of the Company to consummate the Closing.

(e) In addition to the conditions set forth in Section 2(c), the obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or waiver in writing by Subscriber of the additional conditions that, on the Closing Date:

(i)     no amendment, modification or waiver of any provision of the Transaction Agreement shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement;

(ii)    the representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date);

(iii)   the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not be reasonably likely to prevent, materially delay, or materially impact the ability of the Subscriber to consummate the Closing;

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(iv)   there shall have been no amendment or modification of, or waiver under, any Other Subscription Agreement that materially benefits such Other Subscriber thereunder unless the Subscriber has been offered substantially the same benefits; and

(v)    the Financing Proceeds and the amount in the Company’s trust fund established by the Company for the benefit of its public stockholders maintained in a trust account at JP Morgan Chase Bank, N.A., in each case, to be received by the Company at or prior to the Closing shall be no less than $32,000,000 in the aggregate, less any amounts that the Company is entitled to withdraw from the Trust Account (as defined in Section 7) to pay tax obligations owed by the Company as of the Closing Date in excess of $140,000 in the aggregate.

(f) Prior to or at the Closing, Subscriber shall deliver all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber.

Section 3 Company Representations and Warranties. The Company represents and warrants to Subscriber, as of the date hereof and as of the Closing Date, that:

(a) The Company (i) is duly organized, validly existing as a corporation and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition, stockholders’ equity or results of operations of the Company, or a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares, or the Transaction.

(b) As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable, free and clear of any liens or other restrictions (other than those arising under applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date), by contract or the laws of its jurisdiction of incorporation.

(c) This Subscription Agreement, the Other Subscription Agreements and the Transaction Agreement (collectively, the “Transaction Documents”) have been duly authorized, validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by the applicable counterparties, each such Transaction Document shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally and by principles of equity, whether considered at law or equity.

(d) The execution and delivery of the Transaction Documents, and the performance of the Company under the Transaction Documents, including the execution and delivery of this Subscription Agreement and the issuance and sale of the Subscribed Shares hereunder and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

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(e) Assuming the accuracy of the representations and warranties of Subscriber in Section 4, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including The Nasdaq Stock Market LLC (the “Stock Exchange”)) or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement (as the term is defined in Section 5) with the United States Securities and Exchange Commission (the “Commission”) pursuant to Section 5 below, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), if applicable, (iv) those required by the Stock Exchange with respect to obtaining stockholder approval of the Transaction Agreement and related transactions contemplated thereby, (v) those required to consummate the Transaction as provided under the Transaction Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) any filing the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

(f) Except for such matters as would not reasonably be expected to have a Company Material Adverse Effect, there is no (i) suit, action, claim or other proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company or any of its subsidiaries.

(g) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.

(h) Neither the Company, nor, to the Company’s knowledge, any person acting on its behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Subscribed Shares pursuant to this Subscription Agreement under the Securities Act.

(i) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Subscribed Shares, and neither the Company nor, to the Company’s knowledge, any person acting on its behalf has offered any of the Subscribed Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(j) The Company has provided Subscriber an opportunity to ask questions regarding the Company and made available to Subscriber all of the information reasonably available to the Company that Subscriber has requested in the process of determining whether to acquire the Subscribed Shares.

(k) No broker, investment banker, finder or other person is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.

(l) As of the date of this Subscription Agreement, the authorized capital stock of the Company is 221,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, 9,147,981 of which are issued and outstanding as of the date of this Subscription Agreement, (ii) 20,000,000 shares of Class B common stock, par value $0.0001 per share, of the Company, of which 140,000 shares are issued and outstanding as of the date of this Subscription Agreement, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of the Company, of which no shares are issued and outstanding as of the date of this Subscription Agreement ((i), (ii) and (iii) collectively, the “Company Securities”). As of the date of this Subscription Agreement, 9,583,333 warrants to purchase one share of Common Stock at an exercise price $11.50 per share (the “Public Warrants”) and 5,000,000 warrants to purchase one share of Common Stock at an exercise price of $11.50 (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”) were issued and outstanding. All issued and outstanding Company Securities have been duly authorized and validly issued and are fully paid and non-assessable. No Warrants are exercisable on or prior to the Closing. All of the Company Securities and the Warrants (i) have been offered, sold and issued in compliance with applicable law, including federal and state securities laws, and with all requirements set forth in

Annex D-5

the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time (the “Company Certificate”), and any other applicable contracts governing the issuance of such securities; and (ii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable law, the Company Certificate or any contract to which the Company is a party or otherwise bound. As of the date hereof, except as set forth above, as disclosed in the SEC Reports (as defined below) and pursuant to the Other Subscription Agreements, and the Transaction Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Company Securities, Warrants or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, other than Merger Sub (as defined in the Transaction Agreement), the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than (A) as set forth in the SEC Reports and (B) as contemplated by the Transaction Agreement and the Ancillary Agreements (as defined in the Transaction Agreement).

(m) There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares or (ii) the shares of Common Stock to be issued pursuant to any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.

(n) Other than the Other Subscription Agreements and the Transaction Agreement (or any other agreement expressly contemplated by the Transaction Agreement) or as disclosed in the SEC Reports as of the date hereof, the Company has not entered into any side letter or similar agreement with any Other Subscriber or other investor in connection with such Other Subscriber’s or other investor’s direct or indirect investment in the Company. The Other Subscription Agreements, other than the Additional Subscription Agreement, reflect the same Per Share Price and other terms that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds, including with respect to any Regulated Stockholder in accordance with Section 8.19 of the Note Purchase Agreement and Section 7.20 of the Transaction Agreement, and, for purposes of Section 2(e)(ii) hereof, have not been amended in any material respect following the date hereof.

(o) As of their respective dates or, if amended, as of the date of such amendment, all reports required to be filed by the Company with the Commission (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports (or, if amended, in such amendment) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Notwithstanding anything in this Section 3(o) to the contrary, no representation or warranty is made in this Subscription Agreement as to the historical accounting treatment of the Warrants, or as to any deficiencies in disclosure (including with respect to internal control over financial reporting or disclosure controls and procedures) arising from the treatment of such Warrants as equity rather than liabilities in the Company’s historical financial statements. There are no outstanding or unresolved comments in comment letters received by the Company from the Commission with respect to any SEC Report.

(p) The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Stock Exchange under the symbol “GAMC.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, any notice given or threatened against the Company by the Stock Exchange or the Commission with respect to any intention by such entity to deregister the shares of Common Stock or prohibit or terminate the listing of the shares of Common Stock on the Stock Exchange. The Company has taken no action that is designed to terminate the registration of the shares of Common Stock under the Exchange Act.

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(q) The Company is not, and is not controlled by or acting on behalf of (in connection with this Transaction), a Sanctioned Person. The Company is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. For purposes of this Agreement, “Sanctioned Person” means at any time any person or entity: (a) listed on any Sanctions-related list of designated or blocked or restricted persons; (b) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea or Syria); or (c) owned or controlled by or acting on behalf of any of the foregoing. “Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations and (d) the United Kingdom.

(r) The Company is not controlled by or acting on behalf of (in connection with this Transaction) a person or entity resident that: (i) has been designated as non-cooperative with international anti-money laundering or counter terrorist financing principles or procedures by the United States or by an intergovernmental group or organization, such as the Financial Action Task Force, of which the United States is a member; (ii) is the subject of an advisory issued by the Financial Crimes Enforcement Network of the U.S. Department of the Treasury; or (iii) has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns (any such country or territory, a “Non-cooperative Jurisdiction”), or an entity or individual that resides or has a place of business in, or is organized under the laws of, a Non-cooperative Jurisdiction.

(s) The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have a Company Material Adverse Effect.

(t) The Company is not, and immediately after receipt of payment for the Subscribed Shares of the Company will not be, subject to registration as an “investment company” under the Investment Company Act of 1940, as amended.

Section 4 Subscriber Representations and Warranties. Subscriber represents and warrants to the Company, as of the date hereof and as of the Closing Date, that:

(a) Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and (ii) has the requisite power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and principles of equity, whether considered at law or equity.

(c) The execution, delivery and performance by Subscriber of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect.

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For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d) Subscriber (i) is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and satisfies the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is an accredited investor and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.

(e) Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act and that the Company is not required to register the Subscribed Shares except as set forth in Section 5 of this Subscription Agreement. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including, without limitation, a private resale pursuant to so-called rule 4(a) 11-2 of the Securities Act), and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any certificates or account entries representing the Subscribed Shares shall contain the restrictive legend set forth in Section 4(r). Subscriber understands that the Subscribed Shares will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Subscriber may not be able to readily resell, transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), absent a change in law, receipt of regulatory no-action relief or an exemption, until at least one year from the filing of Bolt’s “Form 10” information with the Commission. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

(f) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, Bolt, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company or by or on behalf of Bolt was based on projections prepared by Bolt, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

(g) Without limiting or altering the representations and warranties made by the Company herein, in making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and its subsidiaries, including Bolt (collectively, the “Acquired Companies”) and the Transaction, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the

Annex D-8

foregoing, the Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber further acknowledges that the proxy statement/prospectus that the Company intends to file with the Commission will include substantial additional information about the Company and the Transaction. Subscriber acknowledges and agrees that other than the representations and warranties of the Company contained herein, none of the Acquired Companies or any of their respective affiliates, or any of such person’s or its affiliate’s control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”) has provided Subscriber with any advice with respect to the Subscribed Shares nor is such advice necessary or desired. None of the Acquired Companies, or any of their respective affiliates or Representatives has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares.

(h) Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company and/or Bolt, or their respective representatives or affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general advertising or, to its knowledge, general solicitation and (ii) to its knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(i) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Neither the Company nor any of its affiliates has offered Subscriber any tax advice relating to Subscriber’s investment in the Subscribed Shares. Subscriber is a sophisticated investor, experienced in investing in transactions of this type and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities.

(j) Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(k) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(l) Subscriber is not, and is not owned or controlled by or acting on behalf of (in connection with this Transaction), a Sanctioned Person. Subscriber is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required by applicable law, it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Sanctions-related lists of blocked or restricted persons. Subscriber further represents and warrants that it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were derived from lawful activities.

(m) Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company or Bolt (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

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(n) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.

(o) If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, Subscriber represents and warrants that (i) it has not relied on the Company, or any of its affiliates (the “Transaction Parties”) for investment advice or as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

(p) When required to deliver payment pursuant to Section 2, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2.

(q) No broker or finder is entitled to any brokerage or finder’s fee or commission to be paid by Subscriber solely in connection with the sale of the Subscribed Shares to Subscriber.

(r) Subscriber acknowledges and agrees that the certificate or book entry position representing the Subscribed Shares will bear or reflect, as applicable, a legend substantially similar to the following:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.”

Section 5 Registration Rights.

(a) The Company shall, within thirty (30) days after the Closing (the “Filing Deadline”), file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”), and use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the earlier of (A) the filing of the Registration Statement and (B) Filing Deadline and (ii) the 5th Business Day after the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Deadline”); provided, that (i) if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days on which the Commission remains closed. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations

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on the use of Rule 415 of the Securities Act by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of shares of Common Stock which is equal to the maximum number of shares as is permitted by the Commission. In such event, the number of Subscribed Shares and any other shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional shares under Rule 415 under the Securities Act, the Company shall file one or more new Registration Statement(s) (such new Registration Statement shall also be deemed to be “Registration Statement” hereunder) to register such additional Subscribed Shares and cause such Registration Statement(s) to become effective as promptly as practicable after the filing thereof, but in any event no later than thirty (30) calendar days after the filing of such Registration Statement (the “Additional Effectiveness Deadline”); provided, that the Additional Effectiveness Deadline shall be extended to ninety (90) calendar days after the filing of such Registration Statement if such Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further the Company shall have such Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review; provided, further that (i) if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Additional Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days on which the Commission remains closed. Any failure by the Company to file a Registration Statement by the Filing Deadline or to effect the Registration Statement by the Effectiveness Deadline or Additional Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect a Registration Statement as set forth in this Section 5. For purposes of this Section 5, the term “Company” shall refer to the Company and Bolt on a combined basis following the closing of the Transaction.

(b) The Company’s obligation to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations (other than a lock-up or other similar agreement restricting the ability of Subscriber to transfer the Subscribed Shares). The Company will provide a draft of the Registration Statement to Subscriber for review at least five (5) Business Days in advance of filing the Registration Statement and shall in good faith consider Subscriber’s reasonable comments thereto, if any. Unless required under applicable laws and Commission rules, in no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement; provided, that if the Subscriber is required to be so identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw its Subscribed Shares from the Registration Statement. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to, at its expense, cause such Registration Statement to remain effective with respect to Subscriber, keep any qualification, exemption or compliance under state securities laws which the Company determines to obtain continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of (i) three years from the issuance of the Subscribed Shares, (ii) the date on which all of the Subscribed Shares shall have been sold, or (iii) on the first date on which the undersigned can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to volume or manner of sale. If the filing, initial effectiveness or continued use of a Registration Statement at any time would (a) require the Company to make an adverse disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the board of directors of the Company, be seriously detrimental to the Company and its holders of capital stock, (such circumstance, a “Suspension Event”) and it would therefore be essential to defer such filing, initial effectiveness or continued use at such time, the Company shall have the right, upon delivering prompt written notice to the Subscriber of such action (which notice shall not specify the nature of the event giving rise to such delay or suspension), to delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 5(b), the Subscriber agrees to suspend, immediately upon its receipt of the notice referred to above, its use of the prospectus relating to any Registration Statement in connection with any sale or offer to sell Subscribed Shares

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until such Subscriber receives written notice from the Company that such sales or offers of Subscribed Shares may be resumed, and in each case maintain the confidentiality of such notice and its contents, subject to (A) disclosure to Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, and (B) disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential, and unless (x) such information is already known by Subscriber or publicly available or (y) Subscriber is otherwise required by law or subpoena to disclose such information.

(c) The Subscriber may deliver written notice (an “Opt-Out Notice”) to the Company requesting that the Subscriber not receive notices from the Company otherwise required by Section 5(b); provided, however, that the Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Subscriber (unless subsequently revoked), (i) the Company shall not deliver any such notices to the Subscriber and the Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Subscriber’s intended use of an effective Registration Statement, the Subscriber will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 5(c)) and the related suspension period remains in effect, the Company will so notify the Subscriber within one (1) Business Day of the Subscriber’s notification to the Company by delivering to the Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide the Subscriber with the related notice of the conclusion of such Suspension Event promptly following its availability.

(d) In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. The Company shall advise Subscriber within five (5) Business Days:

(i)     when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii)    of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(iii)   of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (i) through (iv) above may constitute material, nonpublic information regarding the Company.

(e) The Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable.

(f) Except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement as contemplated by this Subscription Agreement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g) The Company shall use its commercially reasonable efforts to cause all Subscribed Shares to be listed on each securities exchange or market, if any, on which the Common Stock have been listed.

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(h) The Company shall use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Subscribed Shares required hereby.

(i) For purposes of this Section 5, “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Subscriber” shall include any affiliate of the undersigned Subscriber to which the rights under this Section 5 shall have been duly assigned.

Section 6 Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of the parties hereto to terminate this Subscription Agreement; (c) if, on the Closing Date, any of the conditions to the Closing set forth in Section 2 are not satisfied or waived and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing; and (d) the failure of the Closing to occur on or prior to July 4, 2024; provided, that nothing herein will relieve any party from liability for any willful breach hereto prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall promptly notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof. Upon the termination of this Subscription Agreement in accordance with this Section 6, any monies paid by the Subscriber to the Company in connection herewith shall be promptly (and in any event within one Business Day after such termination) returned to the Subscriber.

Section 7 Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (c) will not seek recourse against the Trust Account for any reason whatsoever; provided, however, that nothing in this Section 7 shall (x) be deemed to limit any of Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Company acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Company, (y) serve to limit or prohibit Subscriber’s right to pursue a claim against the Company for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief or (z) serve to limit or prohibit any claims that Subscriber may have in the future against the Company’s assets or funds that are not held in the Trust Account.

Section 8 Indemnity.

(a) The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Subscriber, its officers, directors, employees, advisers and agents and each person or entity who controls (within the meaning of the Securities Act or the Exchange Act) such Subscriber and each affiliate (within the meaning of Rule 405 under the Securities Act) of the Subscriber, from and against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, any reasonable and documented outside attorneys’ fees) resulting from, based upon or arising out of any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances in which they were made) not misleading, except insofar as the same are

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caused by or contained in any information or affidavit so furnished in writing to the Company by or on behalf of the Subscriber expressly for use therein.

(b) In connection with any Registration Statement in which a Subscriber is participating, such Subscriber shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls (within the meaning of the Securities Act or the Exchange Act) the Company and each affiliate (within the meaning of Rule 405 under the Securities Act) of the Company against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein in the case of the prospectus or preliminary prospectus in the light of the circumstances under which they were made, or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Subscriber expressly for use therein; provided, however, that the obligation to indemnify shall be severally and not jointly with any Other Subscriber or other selling stockholder named in such Registration Statement, and the liability of each such Subscriber of Subscribed Shares shall be in proportion to and limited to the net proceeds received by such Subscriber from the sale of Subscribed Shares pursuant to such Registration Statement.

(c) Any person or entity entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (2) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person or entity of such indemnified party and shall survive the transfer of the Subscribed Shares purchased pursuant to this Subscription Agreement.

(e) If the indemnification provided under this Section 8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and

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opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Sections 8(a), 8(b) and 8(c) above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8(e) from any person or entity who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 8(e) by any seller of Subscribed Shares, together with any amounts under Section 8(b), shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Subscribed Shares pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.

Section 9 Company’s Covenants.

(a) In connection with any sale, assignment, transfer or other disposition of the Subscribed Shares by a Subscriber pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the purchaser acquires freely tradable shares and upon compliance by the Subscriber with the requirements of this Agreement, if requested by the Subscriber by notice to the Company, the Company shall request, and take all commercially reasonable steps to facilitate, the transfer agent to remove any restrictive legends related to the book entry account holding such Subscribed Shares and make a new, unlegended entry for such book entry Subscribed Shares sold or disposed of without restrictive legends within five (5) Business Days of any such request therefor from such Subscriber, provided that the Company has timely received from the Subscriber customary representations and other documentation reasonably acceptable to the Company in connection therewith. The Company shall be responsible for the fees of its transfer agent, its legal counsel and all The Depository Trust Company (“DTC”) fees associated with such legend removal.

(b) Subject to receipt from the Subscriber by the Company and the transfer agent of customary representations and other documentation reasonably acceptable to the Company and the transfer agent in connection therewith, upon the earliest of such time as the Subscribed Shares (i) have been registered under the Securities Act pursuant to an effective registration statement, (ii) have been sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision, the Company shall, in accordance with the provisions of this Section 9(b) and promptly following any request therefor from a Subscriber accompanied by such customary and reasonably acceptable documentation referred to above, cause its counsel to deliver to the transfer agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act if required by the transfer agent to effect the removal of the legend in accordance with the provisions of this Agreement. With respect to clause (i), while the Registration Statement is effective, the Company shall cause its counsel, or counsel acceptable to the transfer agent, to issue to the transfer agent a “blanket” legal opinion to allow the legend on the Registrable Securities to be removed upon resale of such Subscribed Shares pursuant to the effective Registration Statement in accordance with this Section 9. Upon request, the Company shall provide a Subscriber with contact information for the person responsible for the Company’s account at the transfer agent to facilitate transfers made pursuant to this Section 9. Any Subscribed Shares subject to legend removal under this Section 9 may be transmitted by the transfer agent to the Subscriber by crediting the account of the Subscriber’s prime broker with the DTC System as directed by such Subscriber. The Company shall be responsible for the fees of its transfer agent, its legal counsel and all DTC fees associated with such issuance.

(c) With a view to making available to Subscriber the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit Subscriber to sell securities of the Company to the public without registration, the Company agrees, from the one-year anniversary of the filing of Bolt’s “Form 10” information with the Commission until the Subscribed Shares are sold by Subscriber, to (i) make and keep public information available, as those terms are understood and defined in Rule 144; (ii) file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and (iii) furnish to Subscriber so long as it owns the Subscribed Shares, as promptly as reasonably practicable upon request, (A) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, (B) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the Commission and (C) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.

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Section 10   Miscellaneous.

(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by internationally recognized overnight delivery service, or (iii) when delivered by email (in each case in this clause (iii) solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 10(a).

(b) Subscriber acknowledges that the Company will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

(c) The Company hereby agrees and acknowledges that Subscriber (together with its affiliates) invests in numerous companies, some of which may be deemed competitive with the Company’s business. The Company hereby agrees that, to the extent permitted under applicable law, Subscriber shall not be liable to the Company for any claim arising out of, or based upon, the investment by Subscriber in any entity competitive with the Company; provided, that nothing in this Section 10(c) shall limit Subscriber’s liability resulting from a breach of the Subscription Agreement.

(d) Each of the Company, Bolt and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e) Except as otherwise provided herein, each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(f) The Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at the Subscriber’s direction or pursuant to any understanding with the Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, of the Subscribed Shares until the consummation of the Transactions (or such earlier termination of this Subscription Agreement in accordance with its terms). This Section 10(f) shall not apply to any sale (including the exercise of any redemption right) of securities of the Company (i) held by the Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement in each case, provided that such action does not create any “put equivalent position,” as such term is defined in Rule 16a-1 under the Exchange Act, or short sale positions, with respect to the Subscribed Shares. In addition, notwithstanding the foregoing, (a) nothing herein shall prohibit other entities under common management with the Subscriber that have no knowledge of this Subscription Agreement or of the Subscriber’s participation in the Subscription (including the Subscriber’s controlled affiliates and/or affiliates) from entering into any “short sales” and (b) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement.

(g) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided,

Annex D-16

that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates or to other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.

(h) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transaction and remain in full force and effect.

(i) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber; provided that the Company agrees to keep any such information confidential except to the extent such information is already publicly available, such information is or becomes available to the Company on a non-confidential basis from a source other than Subscriber, or to the extent required to be disclosed by applicable law or reasonably necessary to register the Subscribed Shares for resale. Subscriber acknowledges that the Company may file a copy of the form of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or a registration statement of the Company.

(j) This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto and Bolt.

(k) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(l) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Notwithstanding the foregoing, the parties hereto agree that Bolt is an express third party beneficiary of the obligations of Subscriber under this Subscription Agreement.

(m) The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Transaction Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the Purchase Price and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 10(m) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(n) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

Annex D-17

(o) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(p) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(q) This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(r) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(s) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 10(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

(t) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto,

Annex D-18

or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(u) If, any change in the Common Stock shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Subscribed Shares issued to Subscriber shall be appropriately adjusted to reflect such change.

(v) Except as otherwise provided in this Subscription Agreement, the Company shall not, without the prior written consent (including by e-mail) of Subscriber, (i) publicly disclose the name of Subscriber or any of its advisors or affiliates, or include the name of Subscriber or any of its advisors or affiliates in any press release, marketing or similar materials or (ii) publicly disclose the name of Subscriber or any of its advisors or affiliates, or include the name of Subscriber or any of its advisors or affiliates in any filing with the Commission or any regulatory agency or trading market, in any other documents or communications provided by the Company or Bolt to any governmental entity or to any securityholders of the Company or in any other form of public disclosure, in each case, except to the extent required by the federal securities laws, exchange rules, the Commission or any other securities authorities or any rules and regulations promulgated thereby, and if required, the Company may disclose the Subscriber’s identity and beneficial ownership of the Subscribed Shares and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or Bolt, a copy of this Agreement, all solely to the extent required by applicable law or any regulation or stock exchange listing requirement, in which case of any such disclosure under this Section 10(w), the Company shall provide to Subscriber a copy of any proposed disclosure relating to the Subscriber in advance of any publication thereof and shall include such revisions to such proposed disclosure as Subscriber shall reasonably request. Subscriber will promptly provide any information reasonably requested by the Company that is required in connection with any regulatory application or filing made or approval required in connection with the Transaction (including filings with the Commission) to the extent readily available and the Company agrees to keep such information confidential and to disclose only such information as is required with respect to such filings, except to the extent such information is already publicly available, such information is or becomes available to the Company on a non-confidential basis from a source other than Subscriber, or to the extent required to be disclosed by applicable law.

(w) The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, Bolt or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group (within the meaning of Section 13(d) of the Exchange Act) with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[Signature pages follow.]

Annex D-19

IN WITNESS WHEREOF, each of the Company and the Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

GOLDEN ARROW MERGER CORP.
By:
Name:
Title:
Address for Notices:
with a copy (not to constitute notice) to: [•]

[Signature Page to Subscription Agreement]

Annex D-20

[SUBSCRIBER]
By:
Name:
Title:
Address for Notices:

Email:
Name in which shares are to be registered:

Number of Subscribed Shares subscribed for:	______________________________
Price Per Subscribed Share:	$10.00
Aggregate Purchase Price:	$_____________________

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

[The number of Subscribed Shares to be purchased hereunder shall be reduced by the number of shares of Common Stock that have not been elected for redemption as of the expiration of the redemption period related to the Closing and that are held by any persons identified on the Target Investor List at any time from the date hereof up to immediately prior to the expiration of such redemption period. “Target Investor List” shall mean any holders of Common Stock identified on a list provided to Bolt on the date hereof, which list may be supplemented or updated from time to time upon the prior written consent of Bolt, not to be unreasonably withheld, conditioned or delayed.]2

[Signature Page to Subscription Agreement]

____________

2       Note to Draft: Language to be included on the signature page to the Subscription Agreement executed by Golden Arrow Sponsor, LLC.

Annex D-21

Annex A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐      Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐      Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐      Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐      Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of the Company;

☐      Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000, excluding (i) primary residence, (ii) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability) and (iii) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐      Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐      Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

☐      Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; and

☐      Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐      An entity in which all of the equity owners are accredited investors; and

☐      Any entity of a type not listed above and not formed for the specific purpose of acquiring the securities offered that owns investments in excess of $5,000,000.

This page should be completed by Subscriber and constitutes a part of the Subscription Agreement.

Annex D-22

Annex E

Execution Version

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT, dated as of October 4, 2023 (this “Agreement”), by and among Golden Arrow Sponsor, LLC, a Delaware limited liability company (“Sponsor”), Golden Arrow Merger Corp., a Delaware corporation (“GAMC”) and Bolt Threads, Inc., a Delaware corporation (the “Company”).

WHEREAS, GAMC, Beam Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of GAMC (“Merger Sub”), and the Company propose to enter into, simultaneously herewith, a business combination agreement (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of GAMC; and

WHEREAS, as of the date hereof, Sponsor owns of record shares of GAMC Class A Common Stock (all such shares of GAMC Class A Common Stock and any other shares of GAMC Common Stock of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 11, Sponsor agrees that it shall appear at the GAMC Stockholders’ Meeting and at the GAMC Stockholders’ Meeting, and in connection with any written consent of the stockholders of GAMC, Sponsor shall vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of its Shares, (a) in favor of the approval and adoption of the BCA, the Transactions and any other proposal submitted for approval by the stockholders of GAMC in connection with the Transactions, and (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of GAMC under the BCA, or that would reasonably be expected to delay the consummation of the Transactions, increase the likelihood of the failure of the consummation of the Transactions or result in the failure of the Transactions from being consummated. Sponsor acknowledges receipt and review of a copy of the BCA.

2. Closing Date Deliverables. On the Closing Date, Sponsor shall deliver to GAMC and the Company a duly executed copy of that certain Amended and Restated Registration Rights and Lock-Up Agreement, by and among GAMC, the Company, Sponsor and certain of the Company’s stockholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit A to the BCA.

3. No Transfer of Shares. Subject to the earlier termination of this Agreement in accordance with Section 11, Sponsor agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), gift, convey, Lien, pledge, hypothecate, dispose of or otherwise encumber any of the Shares or grant any security interest in, or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer of Shares pursuant to the BCA or to another stockholder of GAMC and bound by the terms and obligations hereof, (b) grant or agree to grant any proxy, power of attorney or other right to vote any of the Shares, deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law), or other disposition of any Shares; provided that, the foregoing shall not prohibit the transfer of the Shares by Sponsor to an affiliate thereof, but only if such affiliate shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4. Waiver of Redemption Rights. Sponsor agrees not to (a) demand that GAMC redeem the Shares in connection with Transactions, (b) otherwise participate in any such redemption by tendering or submitting any of the Shares for redemption or (c) exercise any other redemption rights Sponsor may have in connection with the

Annex E-1

consummation of a business combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such business combination or in the context of a tender offer made by GAMC to purchase shares of GAMC Class A Common Stock. This Section 4 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

5. Sponsor Earn-out.

(a) Following the Closing, if, at any time during the period following the Closing and expiring on the fifth (5th) anniversary of the Closing Date (the “Earn-Out Period”), the price of the shares of New GAMC Common Stock equals or exceeds $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for twenty (20) Trading Days (as defined below) within any consecutive thirty (30) Trading Day period (the “Earn-Out Target”), 1,437,500 of the shares of New GAMC Common Stock held by Sponsor (the “Sponsor Earn-Out Shares”) shall no longer be subject to forfeiture pursuant to this Section 5. “Trading Day” means any day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

(b) Notwithstanding anything in this Agreement to the contrary, if a GAMC Change of Control occurs during an Earn-Out Period, then, immediately prior to the consummation of such GAMC Change of Control, the Earn-Out Target shall be deemed to be satisfied. For purposes of this Section 5, “GAMC Change of Control” means any transaction or series of transactions the result of which is: (i) the acquisition by any person or “group” (as defined in the Exchange Act) of persons of direct or indirect beneficial ownership of securities representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of GAMC; (ii) a merger, consolidation, reorganization or other business combination, however effected, resulting in any persons or “group” (as defined in the Exchange Act) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of GAMC or the surviving person outstanding immediately after such combination; or (iii) a sale of all or substantially all of the assets of GAMC.

(c) If the Earn-Out Target is achieved on or prior to the last day of the Earn-Out Period, then, following the achievement of the Earn-Out Target, Sponsor may, at its election, provide written notice to GAMC informing GAMC that the Earn-Out Target has been satisfied and that the Sponsor Earn-Out Shares are no longer subject to forfeiture.

(d) If the Earn-Out Target is not achieved on or prior to the end of the Earn-Out Period, then, within five (5) Business Days following the end of the Earn-Out Period, GAMC shall provide written notice to Sponsor certifying that the Earn-Out Target has not been achieved by the end of the Earn-Out Period and that the Sponsor Earn-Out Shares shall be forfeited and cancelled, and Sponsor shall surrender to GAMC for cancellation, the Sponsor Earn-Out Shares.

(e) The Sponsor Earn-Out Shares and the Earn-Out Target shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into New GAMC Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to New GAMC Common Stock, occurring on or after the date hereof.

(f) Until and unless the Sponsor Earn-Out Shares are forfeited, Sponsor will have full ownership rights to the Sponsor Earn-Out Shares, including the right to vote such shares and to receive dividends and distributions thereon.

(g) This Section 5 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

6. No Solicitation. Sponsor agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate, facilitate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any Business Combination Proposal or any proposal or offer that could reasonably be expected to lead to a Business Combination Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any person, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Business Combination Proposal. Sponsor shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Business Combination Proposal

Annex E-2

(other than the transactions contemplated by the BCA). Sponsor may respond to any unsolicited proposal regarding a Business Combination Proposal by indicating that GAMC is subject to an exclusivity agreement and Sponsor is unable to entertain any proposals or offers or engage in any negotiations or discussions concerning a Business Combination Proposal for as long as the BCA remains in effect.

Notwithstanding anything in this Agreement to the contrary, (i) Sponsor makes no representations or warranties with respect to the actions of GAMC or the GAMC Board (or any committee thereof) or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “GAMC Related Parties”), (ii) any breach by GAMC of its obligations under Section 7.14 of the BCA shall not be considered a breach of this Section 6 (it being understood for the avoidance of doubt that Sponsor shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a GAMC Related Party) of this Section 6) and (iii) to the extent GAMC complies with its obligations under Section 7.14 of the BCA and participates in discussions or negotiations with a person regarding a Business Combination Proposal, Sponsor and/or any of its Representatives may engage in discussions or negotiations with such person to the extent that GAMC can act under Section 7.14 of the BCA.

7. Further Assurances. In addition to the obligations set forth in this Agreement, the Sponsor shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the BCA on the terms and subject to the conditions set forth therein and herein.

8. No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

9. No Amendment to Insider Letter. Neither the Sponsor nor GAMC shall amend, terminate or otherwise modify that certain letter agreement, dated as of March 16, 2021, by and among GAMC, the Sponsor and certain insiders party thereto (the “Insider Letter”), without the Company’s prior written consent.

10. Representations and Warranties. Sponsor represents and warrants to GAMC and the Company as follows:

(a) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements), or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s governing documents.

(b) As of the date of this Agreement, Sponsor owns exclusively and has good and valid title to the Shares set forth on Exhibit A free and clear of any security interest, Lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws and (iii) the GAMC Organizational Documents. As of the date of this Agreement, Sponsor has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver the Shares, and Sponsor does not own, directly or indirectly, any other shares of GAMC Common Stock.

(c) Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Sponsor.

(d) The execution and delivery of this Sponsor Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any person (including under any Contract binding upon the Sponsor or the Sponsor’s Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Agreement.

Annex E-3

(e) There are no Actions pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Agreement.

(f) Other than as provided in the BCA, no broker, finder, investment banker or other person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the BCA based upon arrangements made by the Sponsor, for which GAMC or any of its Subsidiaries may become liable.

(g) The Sponsor understands and acknowledges that each of GAMC and the Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Sponsor Agreement.

11. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the parties under this Agreement (other than Section 5) shall automatically terminate upon the earliest of (a) the Effective Time, (b) the termination of the BCA in accordance with its terms, and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Any obligations of the parties under Section 5 of this Agreement shall automatically terminate upon the earlier of (i) the day after the last day of the Earn-Out Period and (ii) the termination of the BCA in accordance with its terms. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 11 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

12. Miscellaneous.

(a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) electronically by e-mail and physically by registered or certified mail (postage prepaid, return receipt requested) or delivery in person to the respective parties at the following addresses and e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 12(a):

If to GAMC prior to, or on the Closing Date, or Sponsor, to:

Golden Arrow Merger Corp.
Golden Arrow Sponsor, LLC
10 E. 53rd Street, 13th Floor,
New York, NY 10022
Attention: Timothy Babich
Email:

with a copy to:

Greenberg Traurig, LLP
333 S.E. 2nd Avenue, Suite 4400
Miami, FL 33131
Attention: Alan Annex, Jason Simon and Adam Namoury
Email:

If to the Company, to:

Bolt Threads, Inc.
2222 Fifth Street
Berkeley, CA 94710
Attention: Dan Widmaier
Email:
Annex E-4

with a copy to:

Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, CA 94111
Attention: Haim Zaltzman, Jim Morrone, Drew Capurro
Email:

(b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c) This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(d) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto.

(g) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(h) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Annex E-5

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k) This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by GAMC, Merger Sub and the Company.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 12(l).

[Signature pages follow]

Annex E-6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GOLDEN ARROW SPONSOR, LLC.
By:	/s/ Andrew Rechtschaffen
Name:	Andrew Rechtschaffen
Title:	Member

[Signature page to Sponsor Support Agreement]

Annex E-7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GOLDEN ARROW MERGER CORP.
By:	/s/ Timothy Babich
Name:	Timothy Babich
Title:	Chief Executive Officer

Annex E-8

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BOLT THREADS, INC.
By:	/s/ Daniel Widmaier
Name:	Daniel Widmaier
Title:	Chief Executive Officer

Annex E-9

EXHIBIT A

SPONSOR SHARES

Sponsor	Number of Shares of GAMC Class A Common Stock Owned	Number of Shares of GAMC Class B Common Stock Owned
Golden Arrow Sponsor, LLC	7,047,500	0

Annex E-10

Annex F

Execution Version

STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of October 4, 2023 (this “Agreement”), by and among Golden Arrow Merger Corp., a Delaware corporation (“GAMC”), Bolt Threads, Inc., a Delaware corporation (the “Company”), and certain of the stockholders of the Company whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, GAMC, Beam Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of GAMC (“Merger Sub”), and the Company propose to enter into, simultaneously herewith, a business combination agreement in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of GAMC;

WHEREAS, pursuant to their terms, upon consummation of the Merger, each of the following agreements will automatically terminate without any further action on the part of the parties thereto pursuant to their respective terms: (i) that certain Fifth Amended and Restated Investors’ Rights Agreement, dated as of October 4, 2023, by and among the Company and the Investors (as defined therein) (the “Investors’ Rights Agreement”); (ii) that certain Fifth Amended and Restated Voting Agreement, dated as of October 4, 2023, by and among the Company and the Stockholders (as defined therein) (the “Voting Agreement”); and (iii) that certain Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of October 4, 2023, by and among the Company, the Key Holders (as defined therein) and the Investors (as defined therein) (the “ROFR Agreement” and, together with the Investors’ Rights Agreement and the Voting Agreement, the “Investment Agreements”); and

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock and Company Preferred Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and Company Preferred Stock and any shares of Company Common Stock and Company Preferred Stock of which ownership of record or the power to vote is acquired after the date hereof by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 8, each Stockholder, severally and not jointly, hereby agrees to vote at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly (and in any event within two (2) Business Days) following the date that the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to the Company’s stockholders), all of the Stockholder’s Shares held by such Stockholder at such time (a) in favor of the approval and adoption of the BCA and approval of the Merger and the Transactions, (b) in favor of exercise of the drag-along rights set forth in Section 3 of the Voting Agreement, and (c) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Merger or the other Transactions from being consummated. Each Stockholder acknowledges receipt and review of a copy of the BCA.

2. Termination of Stockholders’ Rights under Applicable Agreements. Each Stockholder, by this Agreement, with respect to its Shares, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the Effective Time and provided that all Terminating Rights (as defined below) between the Company or any of its subsidiaries and any other holder of Company capital stock shall also terminate at such time, (a) the Investment Agreements and (b) if applicable to such Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, Company Board observer rights or rights to receive information delivered to the Company Board or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between such Stockholder and the Company, but excluding, for the avoidance

Annex F-1

of doubt, any rights such Stockholder may have that relate to any indemnification, commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.

3. No Transfer of Shares. Each Stockholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), gift, convey, Lien, pledge, hypothecate, dispose of or otherwise encumber any of the Shares or grant any security interest in, or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer of Shares pursuant to the BCA or to another Stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) grant or agree to grant any proxy, power of attorney or other right to vote any of the Shares, deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Shares; provided that, the foregoing shall not prohibit the transfer of the Shares by a Stockholder to an affiliate of such Stockholder under the following circumstances (collectively, “Permitted Transfers”): (i) to an affiliate of such Stockholder; (ii) as a bona fide gift or gifts, or to a charitable organization; (iii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin; (iv) if the Stockholder is an individual, by will or intestate succession upon the death of such Stockholder; (v) by operation of law, such as pursuant to a qualified domestic order or the dissolution of marriage or civil union (including, without limitation, a divorce settlement); and (vi) if the Stockholder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, to another corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the undersigned or its affiliates; provided, further, that for such transfer to be considered a Permitted Transfer, such transferee shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4. No Solicitation of Transactions. Each of the Stockholders, severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate, facilitate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any person, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Company Acquisition Proposal. Each Stockholder shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Company Acquisition Proposal (other than the transactions contemplated by the BCA). Each Stockholder may respond to any unsolicited proposal regarding a Company Acquisition Proposal by indicating that the Company is subject to an exclusivity agreement and such Stockholder is unable to provide any information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Acquisition Proposal for as long as the BCA remains in effect.

Notwithstanding anything in this Agreement to the contrary, (i) no Stockholder shall be responsible for the actions of the Company or the Company Board (or any committee thereof) or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 4, (ii) no Stockholder makes any representations or warranties with respect to the actions of any of the Company Related Parties, (iii) any breach by the Company of its obligations under Section 7.04 of the BCA shall not be considered a breach of this Section 4 (it being understood for the avoidance of doubt that each Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of this Section 4) and (iv) to the extent the Company complies with its obligations under Section 7.04 of the BCA and participates in discussions or negotiations with a person regarding an Company Acquisition Proposal, each Stockholder and/or any of its Representatives may engage in discussions or negotiations with such person to the extent that the Company can act under Section 7.04 of the BCA and this Section 4.

Annex F-2

5. Waiver of Appraisal Rights. Each Stockholder hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger or to oppose any reorganization or amendment designed to facilitate drag along rights pursuant to Section 1(b) or otherwise facilitate the BCA.

6. Further Assurances. In addition to the obligations set forth in this Agreement, each Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the BCA on the terms and subject to the conditions set forth therein and herein.

7. Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants to GAMC as follows:

(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA), or (iv) conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents, as applicable.

(b) As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite such Stockholder’s name on Exhibit A free and clear of any security interest, Lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the Company Certificate of Incorporation and bylaws and (iv) any applicable stockholder agreements, and as of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Stockholder does not own, directly or indirectly, any other shares.

(c) Such Stockholder, in each case except as provided in this Agreement, the Investment Agreements or the Company Certificate of Incorporation or the Company’s bylaws, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Stockholder’s Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Stockholder’s Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement or would reasonably be expected to prevent or delay the performance by such Stockholder of its obligations under this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(d) Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Stockholder.

(e) As of the date hereof, there is no action, proceeding or investigation pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that, in any manner, questions the beneficial or record ownership of the Stockholder’s Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Agreement.

(f) The Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of GAMC and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the BCA and has independently, based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that GAMC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

Annex F-3

(g) Such Stockholder understands and acknowledges that each of GAMC and the Company is entering into the BCA in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(h) Other than as provided in the BCA, no investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which GAMC or the Company is or could be liable in connection with the BCA or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by such Stockholder in his, her or its capacity as a stockholder or, to the knowledge of such Stockholder, on behalf of such Stockholder in his, her or its capacity as a stockholder.

8. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time, (b) the termination of the BCA in accordance with its terms and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that, nothing in this Section 8 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

9. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) electronically by e-mail and physically by registered or certified mail (postage prepaid, return receipt requested) or delivery in person to the respective parties at the following addresses and e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 9(b):

If to GAMC, to it at:

Golden Arrow Merger Corp.
10 E. 53rd Street, 13th Floor
New York, NY 10022
Attention: Timothy Babich
Email: tim.babich@nexxus-holdings.com

with a copy to:

Greenberg Traurig, LLP
One Vanderbilt Ave
New York, NY 10017
Attention: Alan Annex, Jason Simon and Adam Namoury
Email:

If to the Company, to it at:

Bolt Threads, Inc.
2222 Fifth Street
Berkeley, CA 94710
Attention: Dan Widmaier
Email:

Annex F-4

with a copy to:

Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, CA 94111
Attention: Haim Zaltzman, Jim Morrone, Drew Capurro
Email:

If to a Stockholder, to the address or email address set forth for such Stockholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement and any other Ancillary Agreement to which the Stockholder is a party constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto.

(g) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(h) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Annex F-5

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Each Stockholder hereby authorizes the Company and GAMC to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and GAMC have provided such Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and GAMC will consider in good faith.

(k) At the request of GAMC, in the case of any Stockholder, or at the request of the Stockholders, in the case of GAMC, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(l) This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, GAMC and Merger Sub.

(m) Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and, if applicable, this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of such Stockholder or any of its affiliates in his or her capacity as an officer or director of the Company.

(n) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 9(n).

[Signature pages follow]

Annex F-6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GOLDEN ARROW MERGER CORP.
By:	/s/ Timothy Babich
Name:	Timothy Babich
Title:	Chief Executive Officer

[Signature page to Stockholder Support Agreement]

Annex F-7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:
BOLT THREADS, INC.
By:	/s/ Daniel Widmaier
Name:	Daniel Widmaier
Title:	Chief Executive Officer

[Signature page to Stockholder Support Agreement]

Annex F-8

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STOCKHOLDER:
Daniel Widmaier
By:	/s/ Daniel Widmaier
Name:	Daniel Widmaier
Address and email address for purposes of Section 9(b):

[Signature page to Stockholder Support Agreement]

Annex F-9

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STOCKHOLDER:
Widmaier 2016 Irrevocable Family Trust
By:	/s/ Brendan Walker
Name:	Brendan Walker
Title:	Co-Trustee of Widmaier 2016 Irrevocable Family Trust
By:	/s/ Valerie Miller
Name:	Valerie Miller
Title:	Co-Trustee of Widmaier 2016 Irrevocable Family Trust
Address and email address for purposes of Section 9(b):
STOCKHOLDER:
Widmaier Family Trust
By:	/s/ Daniel Widmaier
Name:	Daniel Widmaier
Title:	Trustee
Address and email address for purposes of Section 9(b):
STOCKHOLDER:
Robert G. Widmaier
By:	/s/ Robert Widmaier
Name:	Robert Widmaier
Address and email address for purposes of Section 9(b):
STOCKHOLDER:
David Breslauer
By:	/s/ David Breslauer
Name:	David Breslauer
Address and email address for purposes of Section 9(b):
STOCKHOLDER:
Breslauer Family Trust
By:	/s/ George W. Breslauer
Name:	George W. Breslauer
Address and email address for purposes of Section 9(b):

Annex F-10

STOCKHOLDER:
David N. Breslauer 2016 Irrevocable Family Trust
By:	/s/ Michelle Breslauer
Name:	Michelle Breslauer
Title:	Trustee
Address and email address for purposes of Section 9(b):
STOCKHOLDER:
David N. Breslauer Family Trust
By:	/s/ David Breslauer
Name:	David Breslauer
Title:	Trustee
Address and email address for purposes of Section 9(b):
STOCKHOLDER:
Anna Brunelle
By:	/s/ Anna Brunelle
Name:	Anna Brunelle
Address and email address for purposes of Section 9(b):
STOCKHOLDER:
Jerry Fiddler
By:	/s/ Jerry L. Fiddler
Name:	Jerry L. Fiddler
Address and email address for purposes of Section 9(b):
STOCKHOLDER:
Jazem I Family Partners, LP
By:	/s/ Jerry L. Fiddler
Name:	Jerry L. Fiddler
Title:	GP
Address and email address for purposes of Section 9(b):
STOCKHOLDER:
Zygote Ventures LLC
By:	/s/ Jerry L. Fiddler
Name:	Jerry L. Fiddler
Title:	GP
Address and email address for purposes of Section 9(b):

Annex F-11

STOCKHOLDER:
Formation8 Partners Fund I, L.P
By:	Formation8 GP, LLC
Its:	General Partner
By:	/s/ Jim Kim
Name:	Jim Kim
Title:	Managing Partner
Address and email address for purposes of Section 9(b):
STOCKHOLDER:
Foundation Capital VI, LP
By:	Foundation Capital Management Co. VI, LLC
Its:	Manager
By:	/s/ Steve Vassallo
Name:	Steve Vassallo
Title:	Manager
Foundation Capital VI Principals Fund, LLC
By:	Foundation Capital Management Co. VI, LLC
Its:	Manager
By:	/s/ Steve Vassallo
Name:	Steve Vassallo
Title:	Manager
Address and email address for purposes of Section 9(b):
STOCKHOLDER:
Scottish Mortgage Investment Trust PLC, acting through its agent, Baillie Gifford & Co
By:	/s/ Tom Slater
Name:	Tom Slater
Title:	Partner, Baillie Gifford & Co
Address and email address for purposes of Section 9(b):
STOCKHOLDER:
Anderson Investment Pte. Ltd.
By:	/s/ Aftaab Mathur
Name:	Aftaab Mathur
Title:	Authorized Signatory
Address and email address for purposes of Section 9(b):

[Signature page to Stockholder Support Agreement]

Annex F-12

EXHIBIT A

LIST OF STOCKHOLDERS

	Name of Stockholder	Number of Shares of Company Common Stock Owned	Number of Shares of Company Preferred Stock Owned
1.	Daniel Widmaier	0	0
2.	Widmaier 2016 Irrevocable Family Trust	300,000	0
3.	Widmaier Family Trust	2,286,543	0
4.	Robert G. Widmaier	0	19,944
5.	David Breslauer	0	0
6.	Breslauer Family Trust	0	72,927
7.	David N. Breslauer 2016 Irrevocable Family Trust	200,000	0
8.	David N. Breslauer Family Trust	2,656,398	0
9.	Anna Brunelle	0	0
10.	Jerry Fiddler	0	0
11.	JAZEM I Family Partners, LP	0	162,192
12.	Zygote Ventures LLC	0	590,366
13.	Anderson Investments Pte. Ltd.	0	3,215,644
14.	Formation8 Partners Fund I, L.P.	0	3,830,460
15.	Foundation Capital VI, LP	0	6,641,153
16.	Foundation Capital VI Principals Fund, LLC	0	74,204
17.	Scottish Mortgage Investment Trust PLC	0	3,890,618

Annex F-13

EXHIBIT B

Business Combination Agreement

Annex F-14

Annex G

FORM OF AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 202[  ], is made and entered into by and among Bolt Projects Holdings, Inc., a Delaware corporation (the “Company”) (formerly known as Golden Arrow Merger Corp., a Delaware corporation)), Golden Arrow Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), the independent directors of the Company identified on the signature pages hereto (each, a “GAMC Independent Director” and, collectively, the “GAMC Independent Directors” and, together with any of their or the Sponsor’s respective Permitted Transferees, the “GAMC Holders” and each, a “GAMC Holder”), certain former securityholders of Bolt Threads, Inc., a Delaware corporation (“Bolt”) identified on the signature pages hereto (such holders, the “Bolt Holders” and, collectively with the Sponsor, the GAMC Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor and the GAMC Independent Directors are party to that certain Registration Rights Agreement, dated as of March 16, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of October 4, 2023 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Beam Merger Sub, Inc. and Bolt;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Bolt Holders will receive shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company;

WHEREAS, pursuant to Section 5.8 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is the Holder of at least a majority-in-interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1  Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” shall have the meaning given in the Preamble hereto.

Annex G-1

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Bolt” shall have the meaning given in the Preamble hereto.

“Bolt Holders” shall have the meaning given in the Preamble hereto.

“Change of Control” means any transaction or series of transactions (A) the result of which is that a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Company or any of its Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the then-outstanding equity securities of the Company, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board surviving the combination or (2) the voting securities of the Company immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination, or (C) the result of which is (i) a sale of all or substantially all of the assets of the Company (as appearing in its most recent balance sheet), or assets of the Company generating all or substantially all of the gross revenues or net income (as appearing in its most recent income statement), to any Person or (ii) that shares of Common Stock are delisted from the principal securities exchange or securities market on which such shares of Common Stock are then traded prior to the consummation of such transaction(s).

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Excise Tax Liability” means any excise tax liability of the Company for 2023 under Section 4501 of the Internal Revenue Code arising from redemptions of shares of Class A common stock by the Company’s stockholders.

“Excluded Shares” mean (a) any shares purchased pursuant to a PIPE Subscription Agreement and (b) any Common Stock acquired in the open market or otherwise from a Person other than a stockholder of Bolt immediately prior to the Closing.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“GAMC Holders” shall have the meaning given in the Preamble hereto.

“GAMC Independent Directors” shall have the meaning given in the Preamble hereto.

“GAMC Majority Holders” shall mean the GAMC Holders holding in the aggregate a majority of the Registrable Securities then held by all of the GAMC Holders.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

Annex G-2

“Immediate Family” means with respect to any Person, such Person’s spouse or partner (or former spouse or former partner), ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

“Independent Directors” means the independent directors of the Company prior to the Closing.

“Insider Trading Policy” means the insider trading policy or equivalent policy of the Company, as amended from time to time.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Period” shall mean (a) with respect to the Lock-up Shares, the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date and (b) with respect to the Warrants or any shares of Common Stock issued or issuable upon the conversion or exercise of the Warrants, thirty (30) days after the Closing Date. Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the Lock-up Period for any Lock-up Shares shall automatically terminate immediately prior to the consummation of such Change of Control. For the avoidance of doubt, no Lock-up Shares shall be subject to the lock-up restrictions in this Article V from and after the date that is six (6) months after the Closing Date.

“Lock-up Shares” shall mean, with respect to any Holder and such Holder’s Permitted Transferees, (A) the shares of Common Stock held by such Person immediately following the Closing and (B) the shares of Common Stock issuable to such Person upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of awards of Common Stock, in each case of the foregoing clauses (A) and (B), other than any Excluded Shares.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean (a) with respect to the Sponsor, the GAMC Independent Directors, the Bolt Holders and each of their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (b) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“PIPE Subscription Agreement” shall have the meaning given in the Merger Agreement.

Annex G-3

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including the Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Warrants or any other equity security, including for the avoidance of doubt, the shares of Common Stock underlying shares of Class B Common Stock held by the Independent Directors, or any warrants or shares of Common Stock issuable upon conversion of any Working Capital Loans) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); (b) any outstanding shares of Common Stock or any other equity security (including the Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Warrants or any other equity security, including for the avoidance of doubt, the shares of Common Stock underlying shares of Class B Common Stock held by the Independent Directors, or any warrants or shares of Common Stock issuable upon conversion of any Working Capital Loans) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Stock; and (d)  any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization, exchange, or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to Permitted Transferees), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Section 4(a)(1) under the Securities (and without restriction under Rule 145 under the Securities Act) or pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations as to manner or timing of sale imposed on Holder pursuant to Rule 144(b)(2)); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)  all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B)  fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)  printing, messenger, telephone and delivery expenses;

(D)  reasonable fees and disbursements of counsel for the Company;

(E)  reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance;

Annex G-4

(F)  in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses not to exceed $50,000 in the aggregate for each Registration of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders with the approval of the Company, which approval shall not be unreasonably withheld;

(G)  costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with any Registration and/or marketing of the Registrable Securities; and

(H) any other fees and disbursements customarily paid by the issuers of securities, excluding in any case, any underwriting fees payable to a third party in connection with such issuance.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of October 4, 2023, by and among the Sponsor, the Company and Bolt.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Trading Day” means any day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Warrants” means the outstanding warrants, each exercisable for one share of Common Stock, to purchase an aggregate of 5,000,000 shares of Common Stock, issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated March 16, 2021, by and between the Sponsor and the Company.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

“Working Capital Loans” means the working capital loans as described in the Company’s final prospectus filed with the Commission in connection with its initial public offering.

Annex G-5

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1  Shelf Registration.

2.1.1  Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the sixtieth (60th) calendar day following the filing date thereof, which shall be extended to the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the fifth (5th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act, including by filing a Subsequent Shelf Registration Statement pursuant to Section 2.1.2, until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to (i) convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf or (ii) file a Form S-3 Shelf as the case may be, in each case, as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2  Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3  Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the GAMC Majority Holders or a Bolt Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf

Annex G-6

Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year, once at the request of the GAMC Majority Holders, on the one hand, and once at the request of the Bolt Holders, collectively, on the other.

2.1.4  Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the GAMC Majority Holders or a Bolt Holder (any of the GAMC Majority Holders or a Bolt Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), and to agree to the pricing and other terms of such offering, subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The GAMC Majority Holders may collectively demand not more than two (2) Underwritten Shelf Takedowns and the Bolt Holders may collectively demand not more than two (2) Underwritten Shelf Takedowns, in each case, pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5  Reduction of Underwritten Offering. If the underwriter in an Underwritten Shelf Takedown advises the Demanding Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Demanding Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting (such maximum number of such securities, the “Maximum Number of Securities”) shall be allocated among all participating Holders thereof, including the Demanding Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

2.1.6  Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the GAMC Majority Holders or the Bolt Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the GAMC Majority Holders the Bolt Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the GAMC Majority Holders or the Bolt Holders elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the GAMC Majority Holders, the Bolt Holders, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

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2.1.7  New Registration Statement. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (ii) withdraw the Shelf Registration and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities to register a lesser amount of Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders. In the event the Company amends the Shelf Registration or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement.

2.2  Piggyback Registration.

2.2.1  Piggyback Rights. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the Holders), or a Demanding Holder in accordance with Section 2.1.4 proposes to conduct a registered offer of, or conduct a registered offering of, any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreeing to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. Notwithstanding anything to the contrary, the Holders shall have no rights under this Section 2.2.1 if the registration statement the Company proposes to file is solely for purposes of a delayed or continuous offering pursuant to Rule 415 under the Securities Act and, at the time of the filing of such registration statement, the Company is in compliance with its obligations under Section 2.1.

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2.2.2  Reduction of Piggyback Registration. If the total amount of securities, including Registrable Securities, requested by holders of Registrable Securities to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders). For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.

2.2.3  Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4  Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3  Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is an executive officer, director or Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4  Block Trades; Other Coordinated Offerings.

2.4.1  Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with an anticipated aggregate offering price of, either (x) at least $25 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such

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Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering. For the avoidance of doubt, nothing in this Agreement is intended to limit a Holder’s ability to engage in broker-initiated or similar trades that are not underwritten offerings.

2.4.2  Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3  Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4  The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5  A Holder in the aggregate may demand no more than one (1) Block Trade or Other Coordinated Offering pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1  General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1  prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective, or file a Subsequent Shelf Registration Statement, until all Registrable Securities have ceased to be Registrable Securities;

3.1.2  prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3  prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including

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each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4  prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5  cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6  provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7  advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8  at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9  notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10  in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

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3.1.11  obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12  in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13  in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14  make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15  with respect to an Underwritten Offering pursuant to Section 2.1.4, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16  otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2  Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3  Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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3.4  Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1  Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2  If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the Board, be seriously detrimental to the Company and its holders of capital stock, and it would therefore be essential to defer such filing, initial effectiveness or continued use at such time, the Company shall have the right, upon delivering prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), to delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3  During the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, on not more than three (3) occasions during any twelve (12)-month period, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4 for not more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days in each case during any twelve (12)-month period.

3.5  Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders upon request with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall use commercially reasonable efforts to take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Section 4(a)(1) of the Securities Act or Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1  Indemnification.

4.1.1  The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, managers, employees, advisers and agents and each person or entity who controls (within the meaning of the Securities Act or the Exchange Act) such Holder and each affiliate (within the meaning of Rule 405 under the Securities Act) of the Holder, from and against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation,

Annex G-13

any reasonable and documented outside attorneys’ fees) resulting from, based upon or arising out of any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2  In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls (within the meaning of the Securities Act or the Exchange Act) the Company and each affiliate (within the meaning of Rule 405 under the Securities Act) of the Company against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein in the case of the Prospectus or preliminary Prospectus in the light of the circumstances under which they were made, or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

4.1.3  Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person or entity of such indemnified party and shall survive the transfer of securities.

4.1.5  If the indemnification provided under this Section 4 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative

Annex G-14

fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 4.1.5 by any Holder, together with any amounts under Section 4.1.2, shall be limited in amount to the amount of net proceeds received by such Holder in such offering giving rise to such liability. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Agreement.

ARTICLE V

Lock-Up

5.1  Subject to the exclusions in Section 5.2, each Holder agrees not to Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

5.2  Each Holder or any of its Permitted Transferees may Transfer any Lock-up Shares it holds during the Lock-up Period (i) to any officers or directors, direct or indirect partners, members or equity holders of such Holder, any Affiliates or family members of any of the Company’s officers or directors, any Affiliates of such Holder or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates, or to any other Holder; (ii) by gift to a charitable organization; (iii) in the case of an individual, by gift to a member of the individual’s Immediate Family or to a trust, the primary beneficiaries of which are such individual and/or one or more members of the individual’s Immediate Family or an Affiliate of such Person, or, in the case of a trust, Transfer to the trustor or beneficiary of such trust or the estate of a beneficiary of such trust; (iv) in the case of an individual, by will or other testamentary document or device or by virtue of laws of descent and distribution upon death of the individual; (v) in the case of an individual, pursuant to a qualified domestic relations order; (vi) with the Company’s prior written consent; (vii) to a nominee or custodian of any Person to which a Transfer would be permissible under any of the preceding clauses (i) through (vi); (viii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (ix) to the Company; (x) forfeitures of Lock-up Shares to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (xi) in connection with a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date; (xii) distributions by virtue of the laws of the Holder’s jurisdiction or operating agreement upon dissolution, (xiii) to the extent required by any legal or regulatory order or (xiv) with respect to the Sponsor and GAMC Holders, in connection with sales of up to $2,875,000 in Lock-up Shares by the Sponsor or GAMC Holders to cover the Company’s Excise Tax Liability; provided that in each case of clauses (i)–(vii), if the transferee is not another Holder, such Transfer shall be subject to prior receipt by the Company of a duly executed joinder to this Agreement substantially in the form of Exhibit A hereto.

5.3  Each eligible Holder shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-up Period so long as no Transfers of such Holder’s shares of Common Stock in contravention of this Article V are effected prior to the expiration of the applicable Lock-up Period.

5.4  Each Holder also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the Transfer of any Lock-up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Holder’s Lock-up Shares describing the foregoing restrictions.

5.5  For the avoidance of doubt, each Holder shall retain all of its rights as a stockholder of the Company with respect to the Lock-up Shares during the Lock-up Period, including the right to vote any Lock-up Shares and any dividends declared on the Lock-up Shares.

Annex G-15

ARTICLE VI

MISCELLANEOUS

6.1  Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Bolt Projects Holdings, Inc., 5858 Horton Street Suite 400, Emeryville, California, 94608, Attention: Paul Slattery, General Counsel, Email:                      , and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2  Assignment; No Third Party Beneficiaries.

6.2.1  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2  Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the Bolt Holders, the Sponsor and the GAMC Independent Directors, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x)  each of the Bolt Holders shall be permitted to transfer its rights hereunder as the Bolt Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Bolt Holder (it being understood that no such transfer shall reduce any rights of such Bolt Holder or such transferees) and (y) the Sponsor and the GAMC Independent Directors shall be permitted to transfer their respective rights hereunder as the Sponsor and the GAMC Independent Directors to one or more of their respective affiliates or any direct or indirect partners, members or equity holders of the Sponsor or the GAMC Independent Directors (it being understood that no such transfer shall reduce any rights of the Sponsor or the GAMC Independent Directors or such transferees).

6.2.3  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4  This Agreement shall not confer any rights or benefits on any Persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.

6.2.5  No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3  Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Annex G-16

6.4  Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

6.5  TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6  Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7  Other Registration Rights. Other than as provided in the Warrant Agreement, dated as of March 16, 2021, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8  Term. This Agreement shall terminate on the earlier of (a) the fifth anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9  Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10  Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Annex G-17

6.11  Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including with respect to paragraph 7(a) of that certain Letter Agreement, dated as of March 16, 2021, by and among the Sponsor and the insiders party thereto and that certain Subscription Agreement for Founder Shares, dated as of January 8, 2021, by and between Acquirer and the Sponsor (the “Sponsor Subscription Agreement”). Upon the Closing, the Original RRA and the Sponsor Subscription Agreement shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

Annex G-18

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
BOLT PROJECTS HOLDINGS, INC.
a Delaware corporation
By:
Name:
Title:
SPONSOR:
GOLDEN ARROW SPONSOR, LLC
a Delaware limited liability company
By:
Name:	Andrew Rechtschaffen
Title:	Member
GAMC INDEPENDENT DIRECTORS:

Brett Barth

Lloyd Dean

Steven Klosk

Jack Hidary
BOLT HOLDERS:

[INDIVIDUAL BOLT HOLDERS]
[ENTITY BOLT HOLDERS]
a [•]
By:
Name:
Title:

Annex G-19

Exhibit A

FORM OF JOINDER TO REGISTRATION RIGHTS AGREEMENT

[•], 202[  ]

Reference is made to the Registration Rights Agreement, dated as of [•], 202[  ], by and among Bolt Projects Holdings, Inc. (the “Company”), the Sponsor and the other Holders (as defined therein) from time to time party thereto (as amended from time to time, the “Registration Rights Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Rights Agreement.

Each of the Company and each undersigned holder of shares of the Company (each, a “New Holder”) agrees that this Joinder to the Registration Rights Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

By executing and delivering this Joinder to the Registration Rights Agreement to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided however, that the undersigned and its permitted assigns (if any) shall not have any rights as a Holder, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [            ].

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

Annex G-20

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW HOLDER]
By:
Name:
Title
BOLT PROJECTS HOLDINGS, INC.
By:
Name:
Title:
GOLDEN ARROW SPONSOR, LLC
By:
	Name:	Andrew Rechtschaffen
	Title:	Member

Annex G-21

Annex H

BOLT PROJECT HOLDINGS, INC. 2024 INCENTIVE AWARD PLAN

ARTICLE I.
Purpose

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.
Eligibility

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.
Administration and Delegation

3.1         Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2         Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries; provided, that in no event shall any officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, individuals who are subject to Section 16 of the Exchange Act or officers of the Company (or non-employee Directors) to whom the authority to grant or amend Awards has been delegated hereunder. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such Committee or committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.
Stock Available for Awards

4.1         Number of Shares. Subject to adjustment under Article VIII and further subject to the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2         Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. In addition, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from

Annex H-1

the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (a) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (b) Shares purchased on the open market with the cash proceeds from the exercise of Options.

4.3         Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [_____] Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4         Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or equity securities, the Administrator may grant Awards in substitution for any options or other equity or equity-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has equity securities available under a pre-existing plan approved by equityholders and not adopted in contemplation of such acquisition or combination, the equity securities available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the equityholders of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.

4.5         Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time; provided that, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not, in the aggregate, exceed $350,000 (or, with respect to the first fiscal year of the Company during which a non-employee Director first serves as a non-employee Director, $500,000) (in either case, the “Non-Employee Director Limit”).

ARTICLE V.
Stock Options and Stock Appreciation Rights

5.1         General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose, and which amount shall be payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the applicable Award Agreement.

Annex H-2

5.2         Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Administrator, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.3         Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (a) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (b) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be automatically extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term (or any shorter maximum, if applicable) of the applicable Option or Stock Appreciation Right.

5.4         Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company (or its Agent) a written notice of exercise, in a form approved by the Administrator (which may be electronic and provided through the online platform maintained by an Agent), signed or submitted by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full of the required amount(s), in each case, as applicable, (a) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (b) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5         Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by online payment through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator (in its discretion), by:

(a)         cash, wire transfer of immediately available funds or check payable to the order of the Company, provided that the Administrator may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)         if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to pay the exercise price, or (ii) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c)         delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d)         surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e)         other than for Participants subject to Section 13(k) of the Exchange Act with respect to the Company or its Subsidiaries, delivery of a promissory note, in a form determined by or acceptable to the Administrator, or any other property that the Administrator determines is good and valuable consideration; or

(f)          any combination of the above payment forms.

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5.6         Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (a) two years from the grant date of the Option or (b) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including by becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

5.7         No Dividends or Dividend Equivalents. No dividends or Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

ARTICLE VI.
Restricted Stock; Restricted Stock Units

6.1         General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units to any Service Provider, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods that the Administrator establishes for such Award, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2         Restricted Stock.

(a)         Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b)         Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3              Restricted Stock Units.

(a)         Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A. Restricted Stock Units may be settled in cash or in Shares, as determined by the Administrator and set forth in the applicable Award Agreement.

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(b)         Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

(c)         Dividend Equivalents. For clarity, Dividend Equivalents with respect to an Award of Restricted Stock Units shall only be paid out to the Participant to the extent that the vesting conditions applicable to the underlying Award are satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable in accordance with the foregoing, unless otherwise determined by the Administrator or unless deferred in a manner intended to comply with Section 409A.

ARTICLE VII.
Other Stock or Cash Based Awards; DIVIDEND EQUIVALENTS

7.1         Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, or any combination of the foregoing, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s) (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. In addition, the Company may adopt subplans or programs under the Plan pursuant to which it makes Awards available in a manner consistent with the terms and conditions of the Plan.

7.2         Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no dividends or Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to the Participant to the extent that the vesting conditions applicable to the underlying Award are satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable in accordance with the foregoing, unless otherwise determined by the Administrator.

ARTICLE VIII.
Adjustments for Changes in Common Stock
and Certain Other Events

8.1         Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and/or making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2         Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities

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of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a)         To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b)         To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)         To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, or the equivalent value thereof in cash, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d)         To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e)         To replace such Award with other rights or property selected by the Administrator; and/or

(f)          To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3         Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, unless otherwise determined by the Board in its sole discretion, if a Change in Control occurs and a Participant’s Award is not continued, converted, assumed, or replaced with an award (which may include, without limitation, a cash-based award) with substantially the same value as, and vesting terms that are no less favorable than those applicable to, the underlying award, in each case, as of immediately prior to the Change in Control by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Award shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Award shall lapse, in which case, such Award shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Award and net of any applicable exercise price; provided that to the extent that any Award constitutes “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A (to the extent applicable to such Award) without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

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8.4         Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.5         General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (b) any merger, consolidation, dissolution or liquidation of the Company or sale of Company assets or (c) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.
General Provisions Applicable to Awards

9.1         Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, Options and Stock Appreciation Rights will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2         Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3         Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4         Termination of Status. The Administrator will determine how a Participant’s Disability, death, retirement or authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award (including whether and when a Termination of Service has occurred) and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5         Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company or one of its Subsidiaries may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Administrator after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company)

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or, solely with the consent of the Administrator, by (a) cash, wire transfer of immediately available funds or check made payable to the order of the Company, (b) delivery of Shares (in whole or in part), including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (c) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (d) any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (b) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America), and for clarity, may be less than such maximum individual statutory tax rate if so determined by the Administrator. If any tax withholding obligation will be satisfied under clause (b) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6          Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (a) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (b) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, (i) reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

9.7         Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (a) all Award conditions have been met or removed to the Company’s satisfaction, (b) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8         Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9         Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

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9.10       Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company and its Subsidiaries harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company, its Subsidiaries or their designee receives proceeds of such sale that exceed the amount owed, the Company or its Subsidiary will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company, its Subsidiaries and their designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company, its Subsidiaries or their designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE X.
Miscellaneous

10.1       No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate their respective relationships with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2       No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3       Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date on which the Closing occurs (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (a) the date the Board adopted the Plan or (b) the date the Company’s stockholders approved the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.

10.4       Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than (a) as permitted by the applicable Award Agreement, (b) as provided under Sections 10.6 and 10.15, or (c) an amendment to increase the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to increase the Non-Employee Director Limit or to the extent necessary to comply with Applicable Laws.

10.5       Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

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10.6       Section 409A.

(a)         General. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt this Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A. Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

(b)         Separation from Service. If an Award is subject to and constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)         Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award subject to Section 409A to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7       Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his, her or its capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8       Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

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10.9       Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security number, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company and its Subsidiaries hold regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents provided for in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents provided for in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10     Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11     Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in an Award Agreement or other written agreement which provides supplemental or additional terms not inconsistent with the Plan.

10.12     Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13     Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14     Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15     Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

Annex H-11

10.16     Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

10.17     Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.
Definitions

As used in the Plan, the following words and phrases will have the following meanings:

11.1       “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. Notwithstanding anything herein to the contrary, the Board shall conduct the general administration of the Plan with respect to Awards granted to non-employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall mean and refer to the Board.

11.2       “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or a Participant with regard to the Plan.

11.3       “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.4       “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.5       “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.6       “Board” means the Board of Directors of the Company.

11.7       “Cause” means, in respect of a Participant, either (a) the definition of “Cause” contained in the Participant’s Award Agreement or an effective, written service or employment agreement between the Participant and the Company or a Subsidiary of the Company; or (b) if no such agreement exists or such agreement does not define Cause, then Cause shall mean (i) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any of its Subsidiaries or any material breach of a written agreement between the Participant and the Company or any of its Subsidiaries, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (ii) the Participant’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by the Participant to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (iii) the Participant’s negligence or willful misconduct in the performance of the Participant’s duties or the Participant’s willful or repeated failure or refusal to substantially perform assigned duties; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the Participant against the Company or any of its Subsidiaries; or (v) any acts, omissions or statements by a Participant which the Company determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any of its Subsidiaries. The findings and decision of the Administrator with respect to any Cause determination will be final and binding for all purposes.

Annex H-12

11.8       “Change in Control” means and includes each of the following:

(a)         A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)         During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)         The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)          which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)         after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.9       “Closing” means the closing of the transactions contemplated by that certain Business Combination Agreement, dated October 4, 2023, by and among Golden Arrow Merger Corp., Beam Merger Sub, Inc. and Bolt Threads, Inc.

11.10     “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

Annex H-13

11.11     “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.12     “Common Stock” means the common stock of the Company.

11.13     “Company” means Bolt Project Holdings, Inc., a Delaware corporation, or any successor.

11.14      “Consultant” means any consultant or advisor engaged by the Company or any of its Subsidiaries to render services to such entity that qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statements.

11.15     “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.16     “Director” means a Board member.

11.17     “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

11.18     “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.19     “Employee” means any employee of the Company or its Subsidiaries.

11.20     “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.21     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.22     “Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.23     “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.24     “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.25     “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

Annex H-14

11.26      “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.27     “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.28     “Overall Share Limit” means the sum of (a) [_____] Shares; and (b) an annual increase on the first day of each calendar year beginning January 1, 2025 and ending on and including January 1, 2034, equal to the lesser of (i) a number of Shares equal to five percent (5%) of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.

11.29      “Participant” means a Service Provider who has been granted an Award.

11.30     “Performance Criteria” means the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include (but is not limited to) the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; operating efficiency; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships, collaborations and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition, licensing or divestiture activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be (a) based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, (b) based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies, (c) based on GAAP or non-GAAP metrics, and/or (d) adjusted to reflect the impact of unusual or non-recurring transactions, extraordinary events or otherwise as determined by the Administrator.

11.31     “Plan” means this 2024 Incentive Award Plan, as may be amended from time to time.

11.32     “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.33     “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.34     “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.35     “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

Annex H-15

11.36     “Securities Act” means the Securities Act of 1933, as amended.

11.37     “Service Provider” means an Employee, Consultant or Director.

11.38     “Shares” means shares of Common Stock.

11.39     “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.40     “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.41     “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.42     “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

Annex H-16

Annex I

BOLT PROJECT HOLDINGS, INC. 2024 EMPLOYEE STOCK PURCHASE PLAN

Article I.
PURPOSE

The purpose of this Plan is to assist Eligible Employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company.

The Plan consists of two components: (i) the Section 423 Component and (ii) the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The Non-Section 423 Component authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Rights granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and Designated Subsidiaries but shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise determined by the Administrator or provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component (as determined under Section 423 of the Code). Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.

Article II.
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

2.1         “Administrator” means the entity that conducts the general administration of the Plan as provided in Article XI.

2.2         “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.3         “Applicable Law” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.

2.4         “Board” means the Board of Directors of the Company.

2.5         “Closing” means the closing of the transactions contemplated by that certain Business Combination Agreement, dated October 4, 2023, by and among Golden Arrow Merger Corp., Beam Merger Sub, Inc. and Bolt Threads, Inc.

2.6         “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

Annex I-1

2.7         “Common Stock” means the common stock of the Company and such other securities of the Company that may be substituted therefore.

2.8         “Company” means Bolt Project Holdings, Inc., a Delaware corporation, or any successor.

2.9         “Compensation” of an Eligible Employee means, unless otherwise determined by the Administrator, the gross cash compensation paid by the Company or its Subsidiary (as applicable) to such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, including for clarity, any prior-week adjustments; commissions; cash incentive compensation and one-time bonuses (e.g., retention or sign on bonuses); overtime payments; or compensation paid by the Company or any Designated Subsidiary in respect of periods of absence from work; and excluding any education or tuition reimbursements; travel expenses; business and moving reimbursements; income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards; fringe benefits; other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established.

2.10       “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

2.11       “Designated Subsidiary” means any Subsidiary designated by the Administrator in accordance with Section 11.2(b), such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both.

2.12       “Effective Date” means the date on which the Closing occurs.

2.13       “Eligible Employee” means an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee. Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period under the Section 423 Component if: (a) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (b) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years); (c) such Employee’s customary employment is for 20 hours per week or less; (d) such Employee’s customary employment is for less than five months in any calendar year; and/or (e) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

Further notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence in this definition shall apply in determining who is an “Eligible Employee,” except (i) the Administrator may further limit eligibility within the Company or within a Designated Subsidiary so as to only designate certain Employees of the Company or of a Designated Subsidiary as “Eligible Employees”, and (ii) to the extent the restrictions in the first sentence in this definition are not consistent with any applicable local law, such applicable local law shall control.

2.14        “Employee” means any individual who renders services to the Company or any Designated Subsidiary in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee of the Company or any Designated Subsidiary within the meaning of Section 3401(c) of the Code. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes

Annex I-2

a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.

2.15       “Enrollment Date” means the first Trading Day of each Offering Period.

2.16       “Fair Market Value” means, as of any date, the value of Shares determined as follows: (a) if the Shares are listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Shares as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Shares are not traded on a stock exchange but are quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Shares, the Administrator will determine the Fair Market Value in its discretion.

2.17       “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that need not satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.18       “Offering” means an offer by the Company under the Plan to Eligible Employees of a right to purchase Shares that may be exercised during an Offering Period, as further described in Article IV hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treasury Regulation § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treasury Regulation § 1.423-2(a)(2) and (a)(3).

2.19       “Offering Document” has the meaning given to such term in Section 4.1.

2.20       “Offering Period” has the meaning given to such term in Section 4.1.

2.21       “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.22       “Participant” means any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Shares pursuant to the Plan.

2.23       “Plan” means this 2024 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.

2.24        “Purchase Date” means the last Trading Day of each Purchase Period or such other date as determined by the Administrator and set forth in the Offering Document.

2.25       “Purchase Period” shall refer to one or more specified periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, if no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

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2.26       “Purchase Price” means the purchase price designated by the Administrator in the applicable Offering Document (which purchase price, for purposes of the Section 423 Component, shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, if no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.27       “Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan or any Offering(s), in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that are intended to satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.28        “Securities Act” means the U.S. Securities Act of 1933, as amended.

2.29       “Share” means a share of Common Stock.

2.30       “Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or non-corporate entity in which the Company has a direct or indirect equity interest or significant business relationship.

2.31       “Trading Day” means a day on which national stock exchanges in the United States are open for trading.

Article III.
SHARES SUBJECT TO THE PLAN

3.1         Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be [_____] Shares. In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on January 1, 2025 and ending on and including January 1, 2034, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) one percent (1%) of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to the rights granted under the Section 423 Component of the Plan shall not exceed an aggregate of [_____] Shares, subject to Article VIII.

3.2         Shares Distributed. Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.

Article IV.
Offering Periods; Offering Documents; Purchase Dates

4.1         Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator from time to time, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall

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be incorporated by reference into and made part of the Plan. The Administrator shall establish in each Offering Document one or more Purchase Periods within such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out in accordance with such Offering Document and the Plan. The provisions of separate Offerings or Offering Periods under the Plan may be partially or wholly concurrent and need not be identical.

4.2         Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):

(a)         the length of the Offering Period, which period shall not exceed twenty-seven (27) months;

(b)         the length of the Purchase Period(s) within the Offering Period, which period(s), in the absence of a contrary designation by the Administrator, shall not exceed six (6) months;

(c)         in connection with each Offering Period that contains more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during each Purchase Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be 3,000 Shares (and which, for the Section 423 Component Offering Periods, shall be subject to the limitations described in Section 5.5 below);

(d)         the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be 12,000 Shares (and which, for the Section 423 Component Offering Periods, shall be subject to the limitations described in Section 5.5 below); and

(e)         such other provisions as the Administrator determines are appropriate, subject to the Plan.

Article V.
ELIGIBILITY AND PARTICIPATION

5.1         Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.

5.2         Enrollment in Plan.

(a)         Except as otherwise set forth herein or in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.

(b)         Except as otherwise determined by the Administrator, each subscription agreement shall designate either a whole percentage or a whole dollar amount of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. The percentage of Compensation designated as payroll deductions by an Eligible Employee may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which maximum percentage shall be 15% in the absence of any such designation); provided that, in no event shall the actual amount withheld on any payday hereunder exceed the net amount payable to the Eligible Employee on such payday after taxes and any other applicable deductions therefrom (and if amounts to be withheld hereunder would otherwise result in a negative payment to the Eligible Employee on such payday, the amount to be withheld hereunder shall instead be reduced by the least amount necessary to avoid a negative payment amount for the Eligible Employee on such payday, as determined by the Administrator). The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c)         Unless otherwise provided in the terms of an Offering Document, a Participant may decrease the percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, in any case, at any time during an Offering Period;

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provided, however, that the Administrator may limit or eliminate the type or number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed to decrease (but not increase) or suspend his or her payroll deduction elections, in either case, twice during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period starting at least five (5) business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). If a Participant suspends his or her payroll deductions during an Offering Period, such Participant’s cumulative unapplied payroll deductions prior to the suspension (if any) shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date. For clarity, if a Participant who suspends participation in an Offering Period ceases to be an Eligible Employee or he or she withdraws from participation in such Offering Period, in either case, prior to the Purchase Date next-following his or her suspension of participation in the Offering Period, in any case, such Participant’s cumulative unapplied payroll deductions shall be returned to him or her in accordance with Article VII.

(d)         Except as otherwise set forth in herein or in an Offering Document or as otherwise determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

5.3         Payroll Deductions. Except as otherwise provided herein or in the applicable Offering Document, payroll deductions for a Participant shall commence on the first payday following the Enrollment Date and shall end on the last payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively. Notwithstanding any other provisions of the Plan to the contrary, in any non-U.S. jurisdiction where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator shall take into consideration any limitations under Section 423 of the Code when applying an alternative method of contribution.

5.4         Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5         Limitation on Purchase of Shares. An Eligible Employee may be granted rights under the Section 423 Component only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6         Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash within 30 days after the Purchase Date.

5.7         Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms, rules and procedures applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to Eligible Employees who are residents

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of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern except as otherwise set forth therein. The adoption of any such appendix or sub-plan shall be pursuant to Section 11.2(f) and any other applicable provision herein. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.

5.8         Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, unless otherwise set forth in the terms of an Offering Document, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to the Participant’s authorized payroll deduction.

Article VI.
grant and Exercise of rights

6.1         Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the last day of the Offering Period, or if earlier, the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.

6.2         Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for herein or in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3         Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant without interest in one lump sum in cash as soon as reasonably practicable after the Purchase Date, or such earlier date as determined by the Administrator.

6.4         Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of

Annex I-7

the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation or Shares received pursuant to the Plan the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.

6.5         Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges, if any, on which the Shares are then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable; (d) the payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and (e) the lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

Article VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1         Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than two (2) weeks prior to the end of the then-applicable Purchase Period (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). All of the Participant’s payroll deductions credited to his or her account during such Purchase Period and not yet used to exercise rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal, such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period (including by virtue of a suspension as described in Section 5.2(c) above), payroll deductions shall not resume at the beginning of any subsequent Offering Period unless the Participant is an Eligible Employee and timely delivers to the Company a new subscription agreement by the applicable enrollment deadline for any such subsequent Offering Period, as determined by the Administrator.

7.2         Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in any subsequent Offering Period that commences on or after the Participant’s withdrawal from any Offering Period.

7.3         Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the then-current Purchase Period shall be paid to such Participant or, in the case of his or her death, to the Participant’s Designated Beneficiary, within 30 days following such Participant’s ceasing to be an Eligible Employee, and such Participant’s rights for the Offering Period shall be automatically terminated. For clarity, if a Participant transfers employment from the Company or any Designated Subsidiary participating in either the Section 423 Component or Non-Section 423 Component to any Designated Subsidiary that is neither participating in the Section 423 Component nor the Non-Section 423 Component, then, in any case, such transfer shall be treated as a termination of employment under the Plan and the Participant shall be deemed to have withdrawn from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the then-current Purchase Period shall be paid to such Participant or, in the case of his or her death, to the Participant’s Designated Beneficiary, within 30 days following such Participant’s transfer of employment, and such Participant’s participation in the Offering Period shall be automatically terminated. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment under the Plan, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the then-current Purchase Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for

Annex I-8

the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment under the Plan and shall remain a Participant in the Non-Section 423 Component until the earlier of (a) the end of the current Offering Period under the Non-Section 423 Component or (b) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between entities participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code or other Applicable Law.

Article VIII.
Adjustments upon Changes in SHARES

8.1         Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, redemption, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2         Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a)         To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b)         To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c)         To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d)         To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e)         To provide that all outstanding rights shall terminate without being exercised.

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8.3         No Adjustment Under Certain Circumstances. Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.

8.4         No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

Article IX.
Amendment, modification and termination

9.1         Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII) or as may otherwise be required under Section 423 of the Code.

9.2         Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and, with respect to the Section 423 Component of the Plan, to the extent permitted by Section 423 of the Code), the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3         Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a)         altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b)         shortening any Offering Period so that the Offering Period ends on a new or earlier Purchase Date, including an Offering Period underway at the time of the Administrator action;

(c)         allocating Shares; and

(d)         such other changes and modifications as the Administrator determines are necessary or appropriate.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

9.4         Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon, or if the Administrator so determines, the Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.

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Article X.
TERM OF PLAN

The Plan shall become effective on the Effective Date and shall continue until terminated by the Board in accordance with Section 9.1. No right may be granted under the Plan prior to the Effective Date. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

Article XI.
ADMINISTRATION

11.1       Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Board any authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

11.2       Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a)         To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).

(b)         To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.

(c)         To impose a mandatory holding period pursuant to which Participants may not dispose of or transfer Shares purchased under the Plan for a period of time determined by the Administrator in its discretion.

(d)         To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(e)         To amend, suspend or terminate the Plan as provided in Article IX.

(f)          Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.

(g)         The Administrator may adopt annexes or sub-plans applicable to particular Designated Subsidiaries or locations, which annexes or sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such annexes or sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3.1 hereof, but unless otherwise superseded by the terms of such annex or sub-plan, the provisions of this Plan shall govern the operation of such annex or sub-plan.

11.3       Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

Article XII.
MISCELLANEOUS

12.1       Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except in the case of a Participant’s death, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

Annex I-11

12.2       Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, no Participant or Designated Beneficiary shall be deemed to be a stockholder of the Company, and no Participant or Designated Beneficiary shall have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or the Designated Beneficiary following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

12.3       Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4       Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

12.5       Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under the Section 423 Component so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the Section 423 Component that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as other Eligible Employees participating in the Non-Section 423 Component or as Eligible Employees participating in the Section 423 Component.

12.6       Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.7       Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

12.8       No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to employment or service (or to remain in the employ or service) with the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment or service of any person (including any Eligible Employee or Participant) at any time, with or without cause.

12.9       Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Section 423 Component of the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.10     Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, Designated Beneficiary or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Offering Period, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary.  The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

Annex I-12

12.11     Data Privacy. As a condition for participation in the Plan, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan.  The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and participation details, to implement, manage and administer the Plan and any Offering Period(s) (the “Data”).  The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan and any Offering Period(s), and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management.  These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country.  By participating in any Offering Period under the Plan, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares.  The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan.  A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 12.12 in writing, without cost, by contacting the local human resources representative.  If the Participant refuses or withdraws the consents in this Section 12.12, and the Company may cancel Participant’s ability to participate in the Plan or any Offering Period(s).  For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

12.12     Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

12.13     Titles and Headings.  The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

12.14     Conformity to Securities Laws.  Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws.  Notwithstanding anything herein to the contrary, the Plan and all Offering Periods will be administered only in conformance with Applicable Laws.  To the extent Applicable Laws permit, the Plan and all Offering Periods will be deemed amended as necessary to conform to Applicable Laws.

12.15     Relationship to Other Benefits.  No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

12.16     Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

12.17     Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

Annex I-13

12.18     Section 409A. The Section 423 Component of the Plan and the rights to purchase Shares granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A of the Code and the U.S. Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Neither the Non-Section 423 Component nor any right to purchase Shares granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any right to purchase Shares granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause a right to purchase Shares granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

* * * * *
Annex I-14

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

In accordance with Section 102(b)(7) of the DGCL, GAMC’s amended and restated certificate of incorporation provides that no director shall be personally liable to be personally liable to GAMC or any of GAMC’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to GAMC or GAMC’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

GAMC’s amended and restated certificate of incorporation provides that GAMC will indemnify its current and former officers and directors and officers to the fully extent authorized or permitted by the DGCL and that such indemnification will not be exclusive of any other rights which any person covered by GAMC’s amended and restated certificate of incorporation may be entitled under law, GAMC’s amended and restated certificate of incorporation, GAMC’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

GAMC’s bylaws include provisions relating to advancement of expenses and indemnification rights consistent with those set forth in GAMC’s amended and restated certificate of incorporation. In addition, GAMC’s bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by GAMC within a specified period of time. GAMC’s bylaws also permit GAMC to purchase and maintain insurance, at its expense, to protect GAMC and/or any director, officer, employee or agent of GAMC or another entity, trust or other enterprise against any expense, liability or loss, whether or not GAMC would have the power to indemnify such person against such expense, liability or loss under the DGCL.

GAMC has entered into indemnification agreements with each of its current officers and directors. These agreements require GAMC to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to GAMC, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Post-Combination Company’s amended and restated certificate of incorporation will provide that directors will not be personally liable to the Post-Combination Company or its stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by law, and the Post-Combination Company’s bylaws will provide for indemnification of the Post-Combination Company’s directors and officers to the fullest extent authorized or permitted by the DGCL. The Post-Combination Company’s bylaws will also permit The Post-Combination Company to purchase and maintain insurance on behalf of any officer, director, employee or agent of the Post-Combination Company for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

In connection with the Business Combination, the Post-Combination Company is expected to enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that the Post-Combination Company will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

Item 21.Exhibits and Financial Statement Schedules.

Exhibit Index

Exhibit No.	Description
2.1†	Business Combination Agreement, dated as of October 4, 2023, by and among the Registrant, Beam Merger Sub, Inc. and Bolt Threads, Inc. (included as Annex A to the proxy statement/prospectus).
3.1

Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40223), filed with the SEC on March 22, 2021).

3.2	Certificate of Amendment, dated March 15, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40223), filed with the SEC on March 22, 2023).
3.3

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Golden Arrow Merger Corp., dated December 12, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40223), filed with the SEC on December 18, 2023).

3.4	Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-253465), filed with the SEC on February 24, 2021).
3.5	Form of Second Amended and Restated Certificate of Incorporation (included as Annex B to the proxy statement/prospectus).
3.6	Form of Amended and Restated Bylaws (included as Annex C to the proxy statement/prospectus).
4.1

Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-253465), filed with the SEC on March 5, 2021).

4.2

Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-253465), filed with the SEC on March 5, 2021).

4.3

Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-253465), filed with the SEC on March 5, 2021).

4.4

Warrant Agreement between the Registrant and Continental Stock Transfer & Trust Company, dated as of March 16, 2021 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40223), filed with the SEC on March 22, 2021).

5.1*	Opinion of Greenberg Traurig, LLP as to the validity of the securities being registered.

Exhibit No.	Description
8.1*	Opinion of Greenberg Traurig, LLP regarding tax matters.
10.1	Form of PIPE Subscription Agreement. (included as Annex D to the proxy statement/prospectus).
10.2	Sponsor Support Agreement, dated as of October 4, 2023, by and among Golden Arrow Sponsor, LLC, the Registrant and Bolt Threads, Inc. (included as Annex E to the proxy statement/prospectus).
10.3

Stockholder Support Agreement, dated as of October 4, 2023, by and among the Registrant, Bolt Threads, Inc. and certain other stockholder parties thereto (included as Annex F to the proxy statement/prospectus).

10.4	Form of Amended and Restated Registration Rights and Lock-Up Agreement (included as Annex G to the proxy statement/prospectus).
10.5

Letter Agreement among the Registrant, Golden Arrow Sponsor, LLC, and each of the officers and directors of the Registrant, dated as of March 16, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40223), filed with the SEC on March 22, 2021).

10.6

Investment Management Trust Agreement between the Registrant and Continental Stock Transfer & Trust Company, dated as of March 16, 2021 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-40223), filed with the SEC on March 22, 2021).

10.7

Amendment to Investment Management Trust Agreement between the Registrant and Continental Stock Transfer & Trust Company, dated as of March 15, 2023 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40223), filed with the SEC on March 22, 2023).

10.8

Registration Rights Agreement among the Registrant, Golden Arrow Sponsor, LLC and each of the executive officers and directors of the Registrant, dated as of March 16, 2021 (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 001-40223), filed with the SEC on March 22, 2021).

10.9

Private Placement Warrants Purchase Agreement between the Registrant and Golden Arrow Sponsor, LLC, dated as of March 16, 2021 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-40223), filed with the SEC on March 22, 2021).

10.10

Amended and Restated Promissory Note, dated as of March 18, 2022, issued to Golden Arrow Sponsor, LLC (incorporated by reference to Exhibit 10.8 to the Registrant’s Annual Report on Form 10-K (File No. 001-40223), filed with the SEC on March 31, 2022).

10.11

Promissory Note, dated as of February 25, 2022, issued to Golden Arrow Sponsor, LLC (incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K (File No. 001-40223), filed with the SEC on March 31, 2022).

10.12

Promissory Note, dated as of August 26, 2022, issued to Golden Arrow Sponsor, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40223), filed with the SEC on September 1, 2022).

10.13

Promissory Note, dated as of March 8, 2023, issued to Golden Arrow Sponsor, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40223), filed with the SEC on March 10, 2023).

10.14

Promissory Note, dated as of March 17, 2023, issued to Golden Arrow Sponsor, LLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-40223), filed with the SEC on March 22, 2023).

10.15

Promissory Note, dated as of December 18, 2023, issued to Golden Arrow Sponsor, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8 K (File No. 001-40223), filed with the SEC on December 18, 2023).

10.16#	Bolt Project Holdings, Inc. 2024 Incentive Award Plan (included as Annex H to the proxy statement/prospectus).
10.17#	Bolt Project Holdings, Inc. 2024 Employee Stock Purchase Plan (included as Annex I to the proxy statement/prospectus).
10.18#	Consulting Agreement, dated as of April 23, 2023, by and between Bolt Threads, Inc. and Randy Befumo.
10.19†	Amendment No. 1 to Senior Secured Note Purchase Agreement, dated as of December 29, 2023, by and between Bolt Threads, Inc. and Ginkgo Bioworks, Inc.
10.20†	Amended and Restated Note, dated as of December 29, 2023, by and between Bolt Threads, Inc. and Ginkgo Bioworks, Inc.

Exhibit No.	Description
10.21†	Convertible Note, dated as of December 29, 2023, by and between Bolt Threads, Inc. and Ginkgo Bioworks, Inc.
10.22†	Service Agreement, dated as of August 12, 2023, by and between Bolt Threads, Inc. and Laurus Bio Private Limited.
21.1	List of Subsidiaries of Bolt Threads, Inc.
23.1	Consent of WithumSmith+Brown, PC, independent registered accounting firm for the Registrant.
23.2	Consent of Elliott Davis PLLC, independent registered accounting firm for Bolt Threads, Inc.
23.3*	Consent of Greenberg Traurig, LLP (included as part of Exhibit 5.1 and Exhibit 8.1).
24.1	Power of Attorney (included on the signature page of this registration statement).
99.1*	Form of Preliminary Proxy Card to be used by the Registrant.
99.2	Consent of Daniel Widmaier to be named as a director nominee.
99.3	Consent of David Breslauer to be named as a director nominee.
101.INS	Inline XBRL Instance Document.*
101.SCH	Inline XBRL Taxonomy Extension Schema Document.*
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.*
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.*
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.*
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.*
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Calculation of Filing Fee Tables.

____________

#        Indicates management contract or compensatory plan or arrangement.

*        To be filed by amendment.

†        Certain of the schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted schedules to the SEC upon its request.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

A.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.     That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.      That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.      That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.     That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.       To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.       To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on February 2, 2024.

GOLDEN ARROW MERGER CORP.
By:	/s/ Timothy Babich
	Name:	Timothy Babich
	Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy Babich and Andrew Rechtschaffen, each acting alone, as his or her true and lawful attorney-in-fact and agent, with full power to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-4, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date
/s/ Timothy Babich	Chief Executive Officer and Chief Financial Officer	February 2, 2024
Timothy Babich	(Principal Executive, Financial and Accounting Officer)
/s/ Jacob Doft	Chairman	February 2, 2024
Jacob Doft
/s/ Lance Hirt	Director	February 2, 2024
Lance Hirt
/s/ Andrew Rechtschaffen	Director	February 2, 2024
Andrew Rechtschaffen
/s/ Brett Barth	Director	February 2, 2024
Brett Barth
/s/ Lloyd Dean	Director	February 2, 2024
Lloyd Dean
/s/ Jack Hidary	Director	February 2, 2024
Jack Hidary
/s/ Steven Klosk	Director	February 2, 2024
Steven Klosk